FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206677-03

$731,053,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-NXS5
(Central Index Key Number 0001662784)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)
as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Natixis Real Estate Capital LLC
(Central Index Key Number 0001542256)

Silverpeak Real Estate Finance LLC
(Central Index Key Number 0001624053)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-NXS5

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-NXS5 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class A-6FL, Class A-6FX, Class X-F, Class X-G, Class X-H, Class E, Class F, Class G, Class H, Class V and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2016-NXS5. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in March 2016. The rated final distribution date for the certificates is January 2059.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$33,080,000		1.5590%	Fixed(5)	September 2020
Class A-2	$121,907,000		2.7110%	Fixed (5)	January 2021
Class A-3	$35,827,000		3.5380%	Fixed (5)	February 2023
Class A-4	$65,000,000		3.3700%	Fixed (5)	December 2025
Class A-5	$85,000,000		3.3720%	Fixed (5)	January 2026
Class A-6	$164,769,000		3.6350%	Fixed (5)	January 2026
Class A-SB	$57,007,000		3.3820%	Fixed (5)	November 2025
Class A-S	$50,320,000		3.9880%	Fixed (5)	January 2026
Class X-A	$662,910,000	(6)	1.5814%	Variable(7)	NAP
Class X-B	$52,508,000	(8)	0.0330%	Variable(9)	NAP
Class B	$52,508,000		4.8500%	WAC–0.0330%(10)	January 2026
Class C	$39,381,000		4.8830%	WAC(11)	February 2026
Class D	$26,254,000		4.8830%	WAC (11)	February 2026

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page  55 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Natixis Securities Americas LLC, will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC is acting as lead manager and sole bookrunner with respect to 100% of each class of offered certificates. Citigroup Global Markets Inc. and Natixis Securities Americas LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 26, 2016. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately 109.80% of the aggregate certificate balance of the offered certificates, plus accrued interest from February 1, 2016, before deducting expenses payable to the depositor.

Wells Fargo Securities
Lead Manager and Sole Bookrunner
Citigroup		Natixis Securities Americas LLC
Co-Manager		Co-Manager
February 19, 2016

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Commercial Mortgage Pass-Through Certificates, Series 2016-NXS5

Washington
3 properties
$31,290,239
3.6% of total
Idaho
5 properties
$30,007,272
3.4% of total
Oklahoma
1 property
$3,309,549
0.4% of total
Arkansas
2 properties
$12,487,306
1.4% of total
Illinois
29 properties
$150,841,788
17.2% of total
Wisconsin
3 properties
$16,818,764
1.9% of total
Indiana
2 properties
$7,300,000
0.8% of total
Pennsylvania
5 properties
$31,586,304
3.6% of total
New York
5 properties
$135,896,368
15.5% of total
Massachusetts
3 properties
$58,125,453
6.6% of total
Connecticut
1 property
$3,983,493
0.5% of total
Oregon
2 properties
$9,027,241
1.0% of total
Ohio
3 properties
$16,514,051
1.9% of total
New Jersey
2 properties
$9,537,518
1.1% of total
District of Columbia
2 properties
$52,800,000
6.0% of total
Nevada
1 property
$6,675,000
0.8% of total
Maryland
3 properties
$11,132,118
1.3% of total
Virginia
1 property
$1,674,850
0.2% of total
California
11 properties
$94,862,697
10.8% of total
North Carolina
3 properties
$14,877,016
1.7% of total
Utah
1 property
$23,598,643
2.7% of total
South Carolina
5 properties
$26,127,508
3.0% of total
Texas
9 properties
$66,277,768
7.6% of total
Mississippi
3 properties
$5,938,205
0.7% of total
Alabama
2 properties
$25,870,564
3.0% of total
Georgia
3 properties
$11,258,397
1.3% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 10.0%
>10.0%
Louisiana
1 property
$3,104,959
0.4% of total
Tennessee
1 property
$2,644,000
0.3% of total
Florida
4 properties
$11,562,765
1.3% of total

SUMMARY OF CERTIFICATES

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$33,080,000		30.000%	1.5590%	Fixed(5)	September 2020	2.51	03/16 – 09/20
A-2	$121,907,000		30.000%	2.7110%	Fixed (5)	January 2021	4.63	09/20 - 01/21
A-3	$35,827,000		30.000%	3.5380%	Fixed (5)	February 2023	6.97	02/23 – 02/23
A-4	$65,000,000		30.000%	3.3700%	Fixed (5)	December 2025	9.77	11/25 – 12/25
A-5	$85,000,000		30.000%	3.3720%	Fixed (5)	January 2026	9.81	12/25 – 01/26
A-6	$164,769,000		30.000%	3.6350%	Fixed (5)	January 2026	9.89	01/26 – 01/26
A-SB	$57,007,000		30.000%	3.3820%	Fixed (5)	November 2025	7.37	01/21 – 11/25
A-S	$50,320,000		24.250%	3.9880%	Fixed (5)	January 2026	9.89	01/26 – 01/26
X-A	$662,910,000	(6)	NAP	1.5814%	Variable(7)	NAP	NAP	NAP
X-B	$52,508,000	(8)	NAP	0.0330%	Variable(9)	NAP	NAP	NAP
B	$52,508,000		18.250%	4.8500%	WAC–0.0330%(10)	January 2026	9.89	01/26 – 01/26
C	$39,381,000		13.750%	4.8830%	WAC(11)	February 2026	9.89	01/26 – 02/26
D	$26,254,000		10.750%	4.8830%	WAC(11)	February 2026	9.97	02/26 – 02/26
Non-Offered Certificates
A-6FL	$50,000,000	(12)	30.000%	LIBOR+1.5500%	Floating(13)	January 2026	9.89	01/26 – 01/26
A-6FX	$0	(12)	30.000%	3.6350%	Fixed(5)	January 2026	9.89	01/26 – 01/26
X-F	$22,185,000	(14)	NAP	2.0090%	Variable(15)	NAP	NAP	NAP
X-G	$9,539,000	(14)	NAP	2.0090%	Variable(15)	NAP	NAP	NAP
X-H	$41,568,836	(14)	NAP	2.0090%	Variable(15)	NAP	NAP	NAP
E	$20,784,000		8.375%	4.8830%	WAC(11)	February 2026	9.97	02/26 – 02/26
F	$22,185,000		5.840%	2.8740%	Fixed(5)	February 2026	9.97	02/26 – 02/26
G	$9,539,000		4.750%	2.8740%	Fixed(5)	February 2026	9.97	02/26 – 02/26
H	$41,568,836		0.000%	2.8740%	Fixed(5)	February 2026	9.97	02/26 – 02/26
V(16)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(17)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-6FL, Class A-6FX and Class A-SB certificates, are represented in the aggregate. No class of certificates will provide any credit support to the Class A-6FL certificates for any failure by the swap counterparty to make the payment under the swap contract.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-6FX, Class A-SB, Class A-S, Class F, Class G and Class H certificates and the Class A-6FX regular interest for any distribution date will, in each case, be a fixed rate per annum (described in the table as “Fixed”) equal to the pass-through rate set forth opposite such class in the table.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The pass-through rate for the Class B certificates for any distribution date will be a variable rate per annum (described in the table as “WAC-0.0330%”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus 0.0330%. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis

(11)	The pass through rates for the Class C, Class D and Class E certificates for any distribution date will, in each case, be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis

(12)	The aggregate certificate balance of the Class A-6FL and Class A-6FX certificates will at all times equal the certificate balance of the Class A-6FX regular interest. The certificate balance of the Class A-6FX certificates will initially be $0. The approximate initial certificate balance of the Class A-6FX regular interest is $50,000,000.

(13)	The pass-through rate for the Class A-6FL certificates will be a per annum rate equal to LIBOR plus 1.5500%; provided, however, that under certain circumstances, the pass-through rate on the Class A-6FL certificates may convert to the pass-through rate applicable to the Class A-6FX regular interest. The initial LIBOR rate will be determined two LIBOR business days prior to the closing date, and subsequent LIBOR rates for the Class A-6FL certificates will be determined two LIBOR business days before the start of the related interest accrual period.

(14)	The Class X-F, Class X-G and Class X-H certificates are notional amount certificates. The notional amount of the Class X-F, Class X-G and Class X-H certificates will be equal to the respective certificate balances of the Class F, Class G and Class H certificates outstanding from time to time. The Class X-F, Class X-G and Class X-H certificates will not be entitled to distributions of principal.

3

(15)	The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. The pass-through rate for the Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date. The pass-through rate for the Class X-H certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class H certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(16)	The Class V certificates will not have a certificate balance, notional amount, credit support or pass-through rate. The Class V certificates will only be entitled to distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan” in this prospectus.

(17)	The Class R certificates will not have a certificate balance, notional amount, credit support or pass-through rate. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class A-6FL, Class A-6FX, Class X-F, Class X-G, Class X-H, Class E, Class F, Class G, Class H, Class R and Class V certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

4

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	15
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	15
SUMMARY OF TERMS	23
RISK FACTORS	55
The Certificates May Not Be a Suitable Investment for You	55
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	55
Risks Related to Market Conditions and Other External Factors	55
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	55
Other Events May Affect the Value and Liquidity of Your Investment	56
Risks Relating to the Mortgage Loans	56
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	56
Risks of Commercial and Multifamily Lending Generally	57
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	58
General	58
A Tenant Concentration May Result in Increased Losses	59
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	60
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	60
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	60
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	61
Early Lease Termination Options May Reduce Cash Flow	62
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	63
Office Properties Have Special Risks	63
Retail Properties Have Special Risks	64
Hotel Properties Have Special Risks	66
Risks Relating to Affiliation with a Franchise or Hotel Management Company	67
Industrial Properties Have Special Risks	68
Cold Storage Properties Have Special Risks	70
Multifamily Properties Have Special Risks	71
Self Storage Properties Have Special Risks	73
Mixed Use Properties Have Special Risks	74
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	74
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	75
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	76
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	78
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	79
Risks Related to Zoning Non-Compliance and Use Restrictions	81
Risks Relating to Inspections of Properties	82
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	82

5

Insurance May Not Be Available or Adequate	82
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	83
Terrorism Insurance May Not Be Available for All Mortgaged Properties	84
Risks Associated with Blanket Insurance Policies or Self-Insurance	85
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	86
Limited Information Causes Uncertainty	86
Historical Information	86
Ongoing Information	86
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	87
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	87
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	88
Static Pool Data Would Not Be Indicative of the Performance of this Pool	89
Appraisals May Not Reflect Current or Future Market Value of Each Property	90
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	91
The Borrower’s Form of Entity May Cause Special Risks	91
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	94
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	95
Other Financings or Ability to Incur Other Indebtedness Entails Risk	96
Tenancies-in-Common May Hinder Recovery	97
Risks Relating to Enforceability of Cross-Collateralization	98
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	98
Risks Associated with One Action Rules	99
State Law Limitations on Assignments of Leases and Rents May Entail Risks	99
Various Other Laws Could Affect the Exercise of Lender’s Rights	99
Risks of Anticipated Repayment Date Loans	100
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	100
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	100
Risks Related to Ground Leases and Other Leasehold Interests	102
Increases in Real Estate Taxes May Reduce Available Funds	103
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	104
Risks Related to Conflicts of Interest	104
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	104
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	106
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	108
Potential Conflicts of Interest of the Operating Advisor	111
Potential Conflicts of Interest of the Asset Representations Reviewer	111

6

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	112
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	114
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	115
Other Potential Conflicts of Interest May Affect Your Investment	115
Other Risks Relating to the Certificates	116
The Certificates Are Limited Obligations	116
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	116
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	116
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	119
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	121
General	121
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	122
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	124
Losses and Shortfalls May Change Your Anticipated Yield	124
Risk of Early Termination	125
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	125
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	126
You Have Limited Voting Rights	126
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	126
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	128
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	129
Risks Relating to Modifications of the Mortgage Loans	130
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	131
Risks Relating to Interest on Advances and Special Servicing Compensation	132
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	132
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	133
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	134

7

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	134
Tax Considerations Relating to Foreclosure	134
REMIC Status	135
Material Federal Tax Considerations Regarding Original Issue Discount	135
DESCRIPTION OF THE MORTGAGE POOL	135
General	135
Certain Calculations and Definitions	136
Definitions	137
Mortgage Pool Characteristics	149
Overview	149
Property Types	151
Hotel Properties	151
Industrial Properties	154
Multifamily Properties	154
Self Storage Properties	155
Mixed Use Properties	155
Specialty Use Concentrations	155
Mortgage Loan Concentrations	156
Top Fifteen Mortgage Loans	156
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	157
Geographic Concentrations	159
Mortgaged Properties With Limited Prior Operating History	160
Tenancies-in-Common	160
Fee & Leasehold Estates; Ground Leases	160
Environmental Considerations	161
Redevelopment, Renovation and Expansion	164
Assessment of Property Value and Condition	165
Litigation and Other Considerations	166
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	167
Tenant Issues	169
Tenant Concentrations	169
Lease Expirations and Terminations	169
Expirations	169
Terminations	171
Purchase Options and Rights of First Refusal	172
Affiliated Leases	173
Insurance Considerations	173
Others	175
Use Restrictions	176
Appraised Value	177
Non-Recourse Carveout Limitations	177
Real Estate and Other Tax Considerations	178
Delinquency Information	178
Certain Terms of the Mortgage Loans	178
Amortization of Principal	178
Due Dates; Mortgage Rates; Calculations of Interest	179
ARD Loan	180
Prepayment Protections and Certain Involuntary Prepayments	181
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	182
Defeasance	183
Partial Releases	184
Escrows	188

8

Mortgaged Property Accounts	188
Exceptions to Underwriting Guidelines	190
Additional Indebtedness	193
General	193
Whole Loans	194
Mezzanine Indebtedness	194
Preferred Equity	196
Other Unsecured Indebtedness	197
The Whole Loans	198
General	198
The Non-Serviced Pari Passu Whole Loans	199
The One Court Square Whole Loan	199
The 10 South LaSalle Street Whole Loan	203
The Keurig Green Mountain Whole Loan	208
Additional Information	213
TRANSACTION PARTIES	214
The Sponsors and Mortgage Loan Sellers	214
Wells Fargo Bank, National Association	214
General	214
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	214
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	215
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	220
Compliance with Rule 15Ga-1 under the Exchange Act	222
Retained Interests in This Securitization	227
Natixis Real Estate Capital LLC	227
General	227
NREC’s Commercial Real Estate Securitization Program	228
Review of NREC Mortgage Loans	228
NREC’s Underwriting Standards	230
Compliance with Rule 15Ga-1 under the Exchange Act	234
Retained Interests in This Securitization	234
Silverpeak Real Estate Finance LLC	234
General	234
Silverpeak’s Securitization Program	235
Silverpeak’s Underwriting Standards and Processes	235
Review of Mortgage Loans for Which Silverpeak is the Sponsor	241
Compliance with Rule 15Ga-1 under the Exchange Act	243
Retained Interests in This Securitization	243
The Depositor	243
The Issuing Entity	244
The Trustee	245
The Certificate Administrator	246
The Master Servicer	248
The Special Servicer	252
The Operating Advisor and Asset Representations Reviewer	256
DESCRIPTION OF THE CERTIFICATES	257
General	257
Distributions	259
Method, Timing and Amount	259
Available Funds	260
Priority of Distributions	261
Pass-Through Rates	265

9

Interest Distribution Amount	268
Principal Distribution Amount	269
Certain Calculations with Respect to Individual Mortgage Loans	271
Excess Interest	272
Application Priority of Mortgage Loan Collections or Whole Loan Collections	272
Allocation of Yield Maintenance Charges and Prepayment Premiums	275
Assumed Final Distribution Date; Rated Final Distribution Date	276
Prepayment Interest Shortfalls	277
Subordination; Allocation of Realized Losses	279
Reports to Certificateholders; Certain Available Information	281
Certificate Administrator Reports	281
Information Available Electronically	288
Voting Rights	292
Delivery, Form, Transfer and Denomination	293
Book-Entry Registration	293
Definitive Certificates	296
Certificateholder Communication	297
Access to Certificateholders’ Names and Addresses	297
Requests to Communicate	297
List of Certificateholders	298
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	298
General	298
Dispute Resolution Provisions	307
Asset Review Obligations	307
POOLING AND SERVICING AGREEMENT	308
General	308
Assignment of the Mortgage Loans	308
Servicing Standard	309
Subservicing	310
Advances	311
P&I Advances	311
Servicing Advances	312
Nonrecoverable Advances	313
Recovery of Advances	314
Accounts	316
Withdrawals from the Collection Account	318
Servicing and Other Compensation and Payment of Expenses	320
General	320
Master Servicing Compensation	325
Special Servicing Compensation	328
Disclosable Special Servicer Fees	331
Certificate Administrator and Trustee Compensation	331
Operating Advisor Compensation	332
Asset Representations Reviewer Compensation	333
CREFC® Intellectual Property Royalty License Fee	333
Appraisal Reduction Amounts	334
Maintenance of Insurance	338
Modifications, Waivers and Amendments	341
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	344
Inspections	347
Collection of Operating Information	347
Special Servicing Transfer Event	348
Asset Status Report	350

10

Realization Upon Mortgage Loans	353
Sale of Defaulted Loans and REO Properties	355
The Directing Certificateholder	358
General	358
Major Decisions	360
Asset Status Report	362
Replacement of Special Servicer	362
Control Termination Event and Consultation Termination Event	363
Servicing Override	365
Rights of Holders of Companion Loans	365
Limitation on Liability of Directing Certificateholder	366
The Operating Advisor	367
General	367
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	367
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	368
Recommendation of the Replacement of Special Servicer	370
Eligibility of Operating Advisor	371
Other Obligations of Operating Advisor	371
Delegation of Operating Advisor’s Duties	372
Termination of the Operating Advisor With Cause	372
Rights Upon Operating Advisor Termination Event	373
Waiver of Operating Advisor Termination Event	374
Termination of the Operating Advisor Without Cause	374
Resignation of the Operating Advisor	375
Operating Advisor Compensation	375
The Asset Representations Reviewer	375
Asset Review	375
Asset Review Trigger	375
Asset Review Vote	377
Review Materials	377
Asset Review	378
Eligibility of Asset Representations Reviewer	380
Other Obligations of Asset Representations Reviewer	381
Delegation of Asset Representations Reviewer’s Duties	381
Asset Representations Reviewer Termination Events	382
Rights Upon Asset Representations Reviewer Termination Event	383
Termination of the Asset Representations Reviewer Without Cause	383
Resignation of Asset Representations Reviewer	383
Asset Representations Reviewer Compensation	384
Replacement of Special Servicer Without Cause	384
Termination of Master Servicer and Special Servicer for Cause	387
Servicer Termination Events	387
Rights Upon Servicer Termination Event	388
Waiver of Servicer Termination Event	389
Resignation of the Master Servicer and Special Servicer	390
Limitation on Liability; Indemnification	390
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	393
Dispute Resolution Provisions	394
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	394
Repurchase Request Delivered by a Party to the PSA	394

11

Resolution of a Repurchase Request	395
Mediation and Arbitration Provisions	397
Servicing of the Non-Serviced Mortgage Loans	398
Rating Agency Confirmations	406
Evidence as to Compliance	408
Limitation on Rights of Certificateholders to Institute a Proceeding	410
Termination; Retirement of Certificates	410
Amendment	411
Resignation and Removal of the Trustee and the Certificate Administrator	414
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	415
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	415
General	416
Types of Mortgage Instruments	416
Leases and Rents	416
Personalty	417
Foreclosure	417
General	417
Foreclosure Procedures Vary from State to State	417
Judicial Foreclosure	418
Equitable and Other Limitations on Enforceability of Certain Provisions	418
Nonjudicial Foreclosure/Power of Sale	418
Public Sale	419
Rights of Redemption	420
Anti-Deficiency Legislation	420
Leasehold Considerations	421
Cooperative Shares	421
State-Specific Aspects	422
Illinois	422
New York	422
California	423
Bankruptcy Laws	423
Environmental Considerations	430
General	430
Superlien Laws	430
CERCLA	430
Certain Other Federal and State Laws	431
Additional Considerations	431
Due-on-Sale and Due-on-Encumbrance Provisions	432
Subordinate Financing	432
Default Interest and Limitations on Prepayments	432
Applicability of Usury Laws	432
Americans with Disabilities Act	433
Servicemembers Civil Relief Act	433
Anti-Money Laundering, Economic Sanctions and Bribery	434
Potential Forfeiture of Assets	434
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	435
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	437
USE OF PROCEEDS	437
YIELD AND MATURITY CONSIDERATIONS	437
Yield Considerations	437
General	437
Rate and Timing of Principal Payments	437

12

Losses and Shortfalls	439
Certain Relevant Factors Affecting Loan Payments and Defaults	439
Delay in Payment of Distributions	440
Yield on the Certificates with Notional Amounts	441
Weighted Average Life	441
Pre-Tax Yield to Maturity Tables	447
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	451
General	451
Qualification as a REMIC	452
Status of Offered Certificates	454
Taxation of Regular Interests	455
General	455
Original Issue Discount	455
Acquisition Premium	457
Market Discount	457
Premium	458
Election To Treat All Interest Under the Constant Yield Method	459
Treatment of Losses	459
Yield Maintenance Charges and Prepayment Premiums	460
Sale or Exchange of Regular Interests	460
Taxes That May Be Imposed on a REMIC	461
Prohibited Transactions	461
Contributions to a REMIC After the Startup Day	462
Net Income from Foreclosure Property	462
Bipartisan Budget Act of 2015	462
Taxation of Certain Foreign Investors	463
FATCA	464
Backup Withholding	464
Information Reporting	464
3.8% Medicare Tax on “Net Investment Income”	465
Reporting Requirements	465
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	466
METHOD OF DISTRIBUTION (UNDERWRITER)	466
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	469
WHERE YOU CAN FIND MORE INFORMATION	469
FINANCIAL INFORMATION	470
CERTAIN ERISA CONSIDERATIONS	470
General	470
Plan Asset Regulations	471
Administrative Exemptions	471
Insurance Company General Accounts	473
LEGAL INVESTMENT	474
LEGAL MATTERS	475
RATINGS	475
INDEX OF DEFINED TERMS	478

13

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

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IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE SWAP COUNTERPARTY, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that

15

contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, commencing on page 23 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, commencing on page 55 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 478 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

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NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

17

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

18

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

19

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

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THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE

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OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Wells Fargo Commercial Mortgage Pass Through Certificates, Series 2016-NXS5.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2016-NXS5, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

• Wells Fargo Bank, National Association, a national banking association

• Natixis Real Estate Capital LLC, a Delaware limited liability company

• Silverpeak Real Estate Finance LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Wells Fargo Bank, National Association is also an affiliate of each of the depositor and Wells Fargo Securities, LLC, one of the underwriters and an initial purchaser of the non-offered certificates.

Natixis Real Estate Capital LLC is also an affiliate of Natixis Securities Americas LLC, one of the underwriters and an initial purchaser of the non-offered certificates.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

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Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	26	$427,920,664	48.9%
Natixis Real Estate Capital LLC	26	291,838,830	33.3
Silverpeak Real Estate Finance LLC	12	155,370,342	17.8
Total	64	$875,129,836	100.0%

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related pooling and servicing agreement indicated in the table titled “Non-Serviced Whole Loans” under the heading “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of the master servicer are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of the master servicer are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under the heading “—The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC will be the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to any non-serviced mortgage loan set forth in the table entitled “Non-Serviced Whole Loans” under the heading “—The Mortgage Pool—Whole Loans” below and the related companion loan. The special servicer will be responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing,

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evaluating and providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of the special servicer are located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer becomes a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Rialto Capital Advisors, LLC was appointed to be the special servicer by RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC), which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under heading “—The Mortgage Pool—Whole Loans” below. See “Transaction Parties—The Non-Serviced Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee - WFCM 2016-NXS5. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan). See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under heading “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under heading “—The Mortgage Pool—Whole Loans” below, as custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating

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Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Certificateholder”.

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class G and Class H certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided,

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however, that during such time as the Class G certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, funds and/or accounts managed by RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC) will purchase the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class V certificates, and that RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC) is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations and Relationships
The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Swap Counterparty	Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, will act as the swap counterparty. Wells Fargo Bank, National Association will provide an interest rate swap contract that will be assigned to the trust and held by the trustee for the

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benefit of the Class A-6FL certificates (which such certificates are not offered pursuant to this prospectus).

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in February 2016 (or, in the case of any mortgage loan that has its first due date in March 2016, the date that would have been its due date in February 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about February 26, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2016.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, New York, California or any of the jurisdictions in which the respective primary servicing offices of either master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection

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period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	September 2020
Class A-2	January 2021
Class A-3	February 2023
Class A-4	December 2025
Class A-5	January 2026
Class A-6	January 2026
Class A-SB	November 2025
Class A-S	January 2026
Class X-A	NAP
Class X-B	NAP
Class B	January 2026
Class C	February 2026
Class D	February 2026

The rated final distribution date will be the distribution date in January 2059.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

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The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-NXS5:

	•	Class A-1

	•	Class A-2

	•	Class A-3

	•	Class A-4

	•	Class A-5

	•	Class A-6

	•	Class A-SB

	•	Class A-S

	•	Class X-A

	•	Class X-B

	•	Class B

	•	Class C

	•	Class D

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class A-6FL, Class A-6FX, Class X-F, Class X-G, Class X-H, Class E, Class F, Class G, Class H, Class V and Class R.

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Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$33,080,000	3.780%	30.000%
Class A-2	$121,907,000	13.930%	30.000%
Class A-3	$35,827,000	4.094%	30.000%
Class A-4	$65,000,000	7.427%	30.000%
Class A-5	$85,000,000	9.713%	30.000%
Class A-6	$164,769,000	18.828%	30.000%
Class A-SB	$57,007,000	6.514%	30.000%
Class A-S	$50,320,000	5.750%	24.250%
Class X-A	$662,910,000	NAP	NAP
Class X-B	$52,508,000	NAP	NAP
Class B	$52,508,000	6.000%	18.250%
Class C	$39,381,000	4.500%	13.750%
Class D	$26,254,000	3.000%	10.750%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates) represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates) in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each Class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1	1.5590%
Class A-2	2.7110%
Class A-3	3.5380%
Class A-4	3.3700%
Class A-5	3.3720%
Class A-6 (and the Class A-6FX regular interest)	3.6350%
Class A-SB	3.3820%
Class A-S	3.9880%
Class X-A	1.5814%
Class X-B	0.0330%
Class B	4.8500%
Class C	4.8830%
Class D	4.8830%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest will, in each case, be a fixed rate per per annum rate equal to the pass-through rate set forth opposite such class in the table. The pass-through rate for

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the Class B certificates for any distribution date will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus 0.0330%. The pass-through rates for the Class C and Class D certificates for any distribution date will, in each case, be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-FX regular interest for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

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C. Servicing and
Administration Fees	The master servicer and the special servicer are entitled to a servicing fee or a special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only) and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) at the servicing fee rate equal to a per annum rate ranging from 0.0050% to 0.0250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.2500% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00690%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $210 per month.

The operating advisor will be entitled to a fee on each

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distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00210%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan, but excluding any companion loan) at a per annum rate equal to 0.00029%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under

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the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate
One Court Square	0.0025%	The greater of 0.15% per annum or such rate as would result in a special servicing fee of $3,500 for the related month
10 South LaSalle Street	0.0025%	The greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month
Keurig Green Mountain	0.0025%	The greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month

(1)	Included as part of the Servicing Fee Rate.

Distributions

A. Amount and Order
of Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributable to the Class V certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class X-A, Class X-B, Class X-F, Class X-G and Class X-H certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), in respect of interest, up to an amount equal to, and pro rata in

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accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates) as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates until the certificate balance of the Class A-5 certificates has been reduced to zero, (g) seventh, to principal on the Class A-6 certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), pro rata (based upon their respective certificate balances) until the certificate balances of the Class A-6 certificates and the Class A-6FX regular interest have been reduced to zero and (h) eighth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates) has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), to reimburse the

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Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the Class D certificates as follows: (a) to interest on the Class D Certificates, in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth

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in prior enumerated clauses set forth above), to principal on the Class D certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class D certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Eighth, to the Class E certificates as follows: (a) to interest on the Class E Certificates, in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class E certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class E certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Ninth, to the non-offered certificates (other than the Class A-6FL, Class A-6FX, Class E, Class X-F, Class X-G, Class X-H, Class R and Class V certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Tenth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class A-6FL, Class A-6FX, Class R and Class V certificates) and the Class A-6FX regular interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates and the Class A-6FX regular interest entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums

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with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,
Allocation of Losses and
Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class A-6FL, Class A-6FX, Class R and Class V certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-F, Class X-G, Class X-H, Class R or Class V certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-F, Class X-G and Class X-H certificates and, therefore, the amount of interest they accrue. Any mortgage loan losses and available funds shortfalls allocated to the Class A-6FX regular interest will result in corresponding losses and shortfalls being allocated to the Class A-6FL and Class A-6FX certificates as set forth in the pooling and servicing agreement.

(1) The Class A-6FX regular interest is entitled to receive fixed rate interest payments from the trust which are allocated between the Class A-6FL and Class A-6FX certificates as set forth in the pooling and servicing agreement.

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(2)	The Class X-A, X-B, X-F, X-G and X-H certificates are interest-only certificates.
(3)	The Class A-6FL, A-6FX, X-F, X-G and X-H certificates are non-offered certificates.
(4)	Other than the Class A-6FL, A-6FX, X-F, X-G, X-H, Class R and Class V certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

• shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

• shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

• shortfalls resulting from the application of appraisal reductions to reduce interest advances;

• shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing

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agreement;

•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class A-6FL, Class A-6FX and Class V certificates) and the Class A-6FX regular interest entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates and the Class A-6FX regular interest to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including each non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan).

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There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to the mortgage loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

• protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

• maintain the lien on the related mortgaged property; and/or

• enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under

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the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on property protection advances, and any accrued and unpaid interest on such advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan, to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 64 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 116 commercial or multifamily properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $875,129,836.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 64 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each of which is comprised of the

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related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”). The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio	Whole Loan LTV Ratio	Mortgage Loan Underwritten NCF DSCR	Whole Loan Underwritten NCF DSCR
One Court Square	$75,000,000	8.6%	$240,000,000	49.2%	49.2%	2.51x	2.51x
10 South LaSalle Street	$75,000,000	8.6%	$30,000,000	63.1%	63.1%	2.27x	2.27x
Keurig Green Mountain	$27,895,480	3.2%	$50,000,000	64.4%	64.4%	2.05x	2.05x

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate pooling and servicing agreement identified below entered into in connection with the securitization of a related companion loan and each is referred to in this prospectus as a “non-serviced whole loan” or collectively, as the “non-serviced whole loans”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” or collectively, as the “non-serviced mortgage loans” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
One Court Square	WFCM 2015-NXS3	8.6%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
10 South LaSalle Street	WFCM 2016-C32	8.6%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Keurig Green Mountain	WFCM 2015-NXS4	3.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
One Court Square	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Natixis Real Estate Capital LLC
10 South LaSalle Street	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Rialto CMBS VIII, LLC
Keurig Green Mountain	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III Debt AIV, LP

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For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$875,129,836
Number of mortgage loans	64
Number of mortgaged properties	116
Range of Cut-off Date Balances	$1,420,580 to $75,000,000
Average Cut-off Date Balance	$13,673,904
Range of Mortgage Rates	3.893% to 6.050%
Weighted average Mortgage Rate	4.898%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	109 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	345 months
Range of remaining amortization terms(3)	297 months to 360 months
Weighted average remaining amortization term(3)	344 months
Range of Cut-off Date LTV Ratios(4)(5)	42.1% to 75.2%
Weighted average Cut-off Date LTV Ratio(4)(5)	64.3%
Range of LTV Ratios as of the maturity date(2)(4)(5)	38.3% to 70.8%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	56.9%
Range of U/W NCF DSCRs(5)(6)	1.16x to 2.95x
Weighted average U/W NCF DSCR(5)(6)	1.65x
Range of U/W NOI Debt Yields(5)	6.7% to 16.6%
Weighted average U/W NOI Debt Yield(5)	10.5%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	38.7%
Interest-only, Amortizing Balloon	32.1%
Interest-only, Balloon	25.2%
Interest-only, ARD	3.2%
Amortizing Balloon, ARD	0.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of two (2) mortgage loans with anticipated repayment dates, identified as Keurig Green Mountain and Hy-Vee Milan on Annex A-1 to this prospectus, representing approximately 4.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the related anticipated repayment date.

(3)	Excludes seven (7) mortgage loans identified as One Court Square, 10 South LaSalle Street, Torrance Crossroads, Keurig Green Mountain, 1006 Madison Avenue, Springhill Self Storage, and El Paso and Yosemite Self Storage on Annex A-1 to this prospectus, representing approximately 28.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term or until the anticipated repayment date, as applicable.

(4)	In the case of three (3) mortgaged properties identified as Hampton Inn Milwaukee, Holiday Inn Express & Suites Allen and Shilo Inn The Dalles on Annex A-1 to this prospectus, securing or partially securing three (3) mortgage loans representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, the loan-to-value ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

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(5)	In the case of the three (3) mortgaged properties identified as One Court Square, 10 South LaSalle Street and Keurig Green Mountain on Annex A-1 to this prospectus, collectively representing approximately 20.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yield have been calculated including the related pari passu companion loans.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on
Limited Operating
History	With respect to eight (8) of the mortgaged properties, representing approximately 15.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—

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Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party materials requirements.

With respect to seven (7) mortgage loans representing approximately 26.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to the satisfaction of certain underwriting metrics (e.g., occupancy, minimum debt service coverage ratio, etc.). Furthermore, with respect to one (1) of those seven mortgage loans, representing approximately 1.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there were exceptions to the applicable mortgage loan seller’s underwriting guidelines with respect to (i) the lease extension of the largest tenant was subject to certain property improvements required to be made by the borrower and (ii) the manner of funding of certain reserves in connection with the origination of the related Mortgage Loan.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

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You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

“Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available
to Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

• Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc. and Thomson Reuters Corporation;

• The certificate administrator’s website initially located at www.ctslink.com; and

• The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

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The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates and the Class A-6FX regular interest are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans;
Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer

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from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to each non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of the Class A-6FX regular interest, the swap contract, the Class A-6FX regular interest distribution account, the interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portions of the issuing entity consisting of (i) the excess interest accrued on the mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates and (ii) the Class A-6FX regular interest, the swap contract and the Class A-6FX regular interest distribution account, beneficial ownership of which are represented by the Class A-6FL and Class A-6FX certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

• Each class of offered certificates will constitute REMIC “regular interests”.

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• The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

• You will be required to report income on your offered certificates using the accrual method of accounting.

It is anticipated that the Class X-A, Class X-B, Class C and Class D certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

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Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result,

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distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or

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warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

•	demographic factors;

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•	consumer confidence;

•	consumer tastes and preferences;

•	political factors;

•	environmental factors;

•	seismic activity risk;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which new rentals occur; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

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Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant

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if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming

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and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

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Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

•	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

•	if the related borrower fails to provide a designated number of parking spaces,

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

•	if a tenant’s use is not permitted by zoning or applicable law,

•	if the tenant is unable to exercise an expansion right,

•	if the landlord defaults on its obligations under the lease,

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

•	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

•	in the case of government sponsored tenants, at any time or for lack of appropriations, or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related

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tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

•	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

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Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for

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other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as

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well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel

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properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

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•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor, and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

•	reduced demand for industrial space because of a decline in a particular industry segment;

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•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

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Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”, including:

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature-controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end-markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end-users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost-effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling-clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

Substantially all of the customers at the related mortgaged property are in the food industry. The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties. In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

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Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial properties. See “—Industrial Properties Have Special Risks”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age of or income of the tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

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•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its

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tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

•	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

•	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

•	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

•	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

•	decreased demand;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	security concerns;

•	age of improvements; or

•	competition or other factors.

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Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, and “—Self Storage Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

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•	managing operating expenses; and

•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, industrial, multifamily and self storage. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural

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disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in Illinois, New York, California, Texas, Massachusetts and District of Columbia. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

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We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”; “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

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Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties

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which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

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•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a

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government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could

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include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged

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property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

•	a title insurer will have the ability to pay title insurance claims made upon it;

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•	the title insurer will maintain its present financial strength; or

•	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise

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effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

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Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 2 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

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We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool— Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on

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a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The

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Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor”; “—Natixis Real Estate Capital LLC.—Review of Mortgage Loans for Which NREC is the Sponsor” and “—Silverpeak Real Estate Finance LLC—Review of Mortgage Loans for Which Silverpeak is the Sponsor”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

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Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-complete” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations

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and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified). The “as-stabilized” value may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property

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or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

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Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies in Common; Crowd Funding” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups. Investments in the commercial real estate market through crowd funding investor groups

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are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies in Common; Crowd Funding” in this prospectus. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

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Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain

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mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the

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entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or

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in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge

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or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create

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delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on this mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could

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both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in

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collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy

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court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government

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“payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the swap counterparty and the certificate administrator, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

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Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party,

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participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities“) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are

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inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

One of the Underwriter Entities, Wells Fargo Securities, LLC, together with its affiliates, is playing several roles in this transaction. Wells Fargo Securities, LLC, is an affiliate of the depositor and Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller, the master servicer, the swap counterparty, the certificate administrator, the certificate registrar and the custodian under this securitization. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of Natixis Real Estate Capital LLC, a sponsor, a mortgage loan seller and an originator. Natixis Real Estate Capital LLC is also the current holder of the One Court Square pari passu companion loans, including the One Court Square controlling pari passu companion loan.

Furthermore, Wells Fargo Bank, National Association is the purchaser under a repurchase agreement with Silverpeak Real Estate Finance LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Silverpeak Real Estate Finance LLC and/or its affiliates.

In the case of the repurchase facility provided to Silverpeak Real Estate Finance LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Silverpeak Real Estate Finance LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by

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Silverpeak Real Estate Finance LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $148,377,461. Proceeds received by Silverpeak Real Estate Finance LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association each of the mortgage loans subject to that repurchase facility that are to be sold by Silverpeak Real Estate Finance LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

As a result of the matters discussed in the preceding paragraphs, this securitization transaction will reduce the economic exposure of Wells Fargo Bank, National Association to the mortgage loans that are to be transferred by Silverpeak Real Estate Finance LLC to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Silverpeak Real Estate Finance LLC, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Silverpeak Real Estate Finance LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Silverpeak Real Estate Finance LLC or such affiliates (subject, in some cases, to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Silverpeak Real Estate Finance LLC will transfer to the depositor.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that Silverpeak Real Estate Finance LLC will transfer to the depositor.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or the special servicer or an affiliate thereof from soliciting the refinance of any of the mortgage loans. In the event that the master servicer or the special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool,

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an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer“) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2016-NXS5 non-offered certificates.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service

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mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller, is also the master servicer, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters.

Wells Fargo Bank, National Association is the master servicer of the 10 South LaSalle Street whole loan, the One Court Square whole loan and the Keurig Green Mountain whole loan. In addition, Wells Fargo Bank, National Association is the certificate administrator, the custodian, the tax administrator (or equivalent entity) and the certificate registrar under each of the WFCM 2015-NXS3 pooling and servicing agreement, the WFCM 2015-NXS4 pooling and servicing agreement and the WFCM 2016-C32 pooling and servicing agreement, each of which governs the servicing and administration of the One Court Square whole loan, the Keurig Green Mountain whole loan and the 10 South LaSalle Street whole loan, respectively.

Rialto Capital Advisors, LLC is the special servicer under the WFCM 2015-NXS4 pooling and servicing agreement, which governs the servicing and administration of the Keurig Green Mountain whole loan. In addition, Rialto Capital Advisors, LLC is the special servicer under the WFCM 2016-C32 pooling and servicing agreement, which governs the servicing and administration of the 10 South LaSalle Street whole loan.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

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Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than a non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the

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existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC) will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) or the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each pari passu whole loan, the securitization trust or other entity holding the controlling note in such whole loan and the pooling and servicing agreement under which it is being serviced.

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Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Initial Directing Certificateholder
One Court Square	WFCM 2015-NXS3	Natixis Real Estate Capital LLC	N/A
10 South LaSalle Street	WFCM 2016-C32	WFCM 2016-C32	Rialto CMBS VIII, LLC
Keurig Green Mountain	WFCM 2015-NXS4	WFCM 2015-NXS4	RREF III Debt AIV, LP

Each applicable controlling noteholder or directing certificateholder indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related non-trust directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan). See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) or controlling noteholder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

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Rialto Capital Advisors, LLC, the special servicer, is an affiliate of the entity that (a) is expected to purchase the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class V Certificates on the Closing Date and (b) is expected to be appointed as the initial directing certificateholder. In addition, Rialto Capital Advisors, LLC is an affiliate of the entity that is the initial controlling class certificateholder and the initial directing certificateholder under the WFCM 2015-NXS4 pooling and servicing agreement, which governs the servicing and administration of the Keurig Green Mountain whole loan, and is an affiliate of the entity that is the initial controlling class certificateholder and the initial directing certificateholder under the WFCM 2016-C32 pooling and servicing agreement, which governs the servicing and administration of the 10 South LaSalle Street whole loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class G and Class H certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing

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agreement governing the servicing of related non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Consultation and Control”.

Because the incentives and actions of the b-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

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Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or

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legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, may not be less than 5%; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis.

National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm.

If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm.

Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU; and (ii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA insurance and reinsurance undertakings and by EEA undertakings for collective investment in transferable securities. On September 30, 2015, the European Commission published a proposal for a new regulation which, if adopted, would recast the Retention Requirement, the Due Diligence Requirement and Similar Requirements and which would, additionally, apply such requirements to investments in securitizations by EU occupational pension schemes.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, EEA-investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment

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and legal advisors regarding the suitability of the offered certificates for investment.

•	The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States requires that federal banking agencies amend their regulations to remove reference to or reliance on credit agency ratings, including, but not limited to, those found in the federal banking agencies’ risk-based capital regulations. New capital regulations were issued by the banking regulators in July 2013 and began phasing in on January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. As a result of these regulations, investments in commercial mortgage-backed securities like the certificates by institutions subject to the risk based capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of commercial mortgage-backed securities for their regulatory capital purposes.

•	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013 and became effective on April 1, 2014. Conformance with the Volcker Rule and its implementing regulations is required by July 21, 2015 (subject to the possibility of up to two one-year extensions). In the interim, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

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•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

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Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates.

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We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

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Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

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Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest
Class X-B	Class B certificates

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A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 certificates and the Class A-6FX regular interest remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 certificates and the Class A-6FX regular interest were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1 and the footnotes thereto. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement

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amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates and the Class R certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates or the Class A-6FX regular interest, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB or Class A-S certificates and the Class A-6FX regular interest will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class B certificates will result in a corresponding reduction of the certificate balance of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B, Class C and Class D certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B, Class C or Class D certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class X-A, Class X-B, Class X-F, Class X-G and Class X-H certificates and the Class A-6FX regular interest and, if your certificates are Class B, Class C or Class D certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C or Class D certificates, to those of the holders of the Class B certificates and, if your certificates are Class D certificates, to those of the holders of the Class C certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

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Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the pooling and servicing agreement governing the servicing of a non-serviced whole loan.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to the non-serviced mortgage loans, will have limited consultation rights) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the

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consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, or in the case of One Court Square whole loan, Natixis Real Estate Capital LLC, the holder of the related controlling note, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing, and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)          may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)         may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

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(iii)         does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)         may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)          will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders (as a collective whole as if the certificateholders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consist of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of

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appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances substantially similar but not necessarily identical to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace such special servicer solely with respect to the non-serviced whole loan under such pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this Prospectus”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or

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equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan, and in the case of One Court Square whole loan, Natixis Real Estate Capital LLC, the holder of the related controlling note, will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Servicing Mortgage Loan”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of

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certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity or that they will have sufficient assets to do so. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the

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related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or the special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

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The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

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The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local

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transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States internal revenue code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the issuing entity will consist of a pool of 64 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $875,129,836 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in February 2016 (or, in the case of any Mortgage Loan that has its first due date in March 2016, the date that would have been its due date in February 2016 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

With respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, on the Closing Date, the depositor will remit to the certificate administrator for deposit in the Interest Reserve Account a payment in an amount equal to the Interest Deposit Amount with respect to each applicable Mortgage Loan. The “Interest Deposit Amount” with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, means an amount equal to one day of interest at the related Net Mortgage Rate on the related Cut-off Date Balance of such Mortgage Loan (or the aggregate of such interest for all such Mortgage Loans, as the context may require).

Three (3) of the Mortgage Loans, representing approximately 20.3% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Companion Loans” or “Pari Passu Companion Loans” or each, a “Companion Loan” or “Pari Passu Companion Loan”, as applicable). Each such Mortgage Loan and any related Companion Loan is collectively

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referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the PSA (as defined in “Description of the Certificates—General” in this prospectus) for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Wells Fargo Bank, National Association	26	63	$427,920,664	48.9%
Natixis Real Estate Capital LLC	26	36	291,838,830	33.3
Silverpeak Real Estate Finance LLC	12	17	155,370,342	17.8
Total	64	116	$875,129,836	100.0%

Each of the Mortgage Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged

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Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 26, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

•	in the case of a Mortgage Loan that provides for interest-only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

•	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, 12 times the monthly payment of principal and interest payable during the amortization period. Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan. Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical”, or “as-renovated” value as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the

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re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to Mortgage Loans secured by portfolios of Mortgaged Properties, the Appraised Value may represent the “as-is”, “as-complete”, “as-renovated” or “as-stabilized” value for the related portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is”, “as-complete”, “as-renovated” or “as-stabilized” appraised values of the related individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on the “as-complete” or “as-stabilized” Appraised Value of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

•	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

•	“Total Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format

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from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of the Mortgage Loans shown in the table below, the “as-complete” or “as-stabilized value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Hampton Inn Milwaukee(1)	0.8%	66.9%	55.4%	$ 10,700,000	86.3%	71.4%	$ 8,300,000
Holiday Inn Express & Suites Allen(2)	0.8%	65.9%	60.9%	$ 10,400,000	78.7%	72.9%	$ 8,700,000
Shilo Inn The Dalles(3)	0.5%	68.7%	53.5%	$ 6,400,000	77.1%	60.1%	$ 5,700,000

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(1)	Reflects an appraisal on an “as-complete” basis, subject to an anticipated stabilization date of October 1, 2016.

(2)	Reflects an appraisal on an “as-complete” basis, based upon a projected completion date of November 2016 for the $1,100,000 of property improvement plan renovations and capital improvements which are anticipated to be performed at the related Mortgaged Property. The actual completion date of such renovations and capital improvements is expected to be in November 2016.

(3)	Reflects an appraisal on an “as-complete” basis, subject to an anticipated stabilization date of August 31, 2016.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, such LTV Ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio” “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash

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Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a split loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate

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market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

•	non-cash items such as depreciation and amortization,

•	capital expenditures, and

•	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units or pads, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rate at the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3 to this prospectus.

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“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

•	“D(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

•	“L(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

•	“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•	“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

•	“D or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

•	“D or GRTR of @% or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

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•	“GRTR of @% or YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been

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assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more

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than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached hereto, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and each related Pari Passu Companion Loan as of the Cut-off Date. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and each related Pari Passu Companion Loan as of the Cut-off Date.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” in this prospectus.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and each related Pari Passu Companion Loan as of the Cut-off Date. The Underwritten Net Operating Income Debt

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Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan as of the cut-off date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

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Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$875,129,836
Number of Mortgage Loans	64
Number of Mortgaged Properties	116
Range of Cut-off Date Balances	$1,420,580 to $75,000,000
Average Cut-off Date Balance	$13,673,904
Range of Mortgage Rates	3.893% to 6.050%
Weighted average Mortgage Rate	4.898%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	109 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	345 months
Range of remaining amortization terms(3)	297 months to 360 months
Weighted average remaining amortization term(3)	344 months
Range of Cut-off Date LTV Ratios(4)(5)	42.1% to 75.2%
Weighted average Cut-off Date LTV Ratio(4)(5)	64.3%
Range of LTV Ratios as of the maturity date(2)(4)(5)	38.3% to 70.8%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	56.9%
Range of U/W NCF DSCRs(5)(6)	1.16x to 2.95x
Weighted average U/W NCF DSCR(5)(6)	1.65x
Range of U/W NOI Debt Yields(5)	6.7% to 16.6%
Weighted average U/W NOI Debt Yield(5)	10.5%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	38.7%
Interest-only, Amortizing Balloon	32.1%
Interest-only, Balloon	25.2%
Interest-only, ARD	3.2%
Amortizing Balloon, ARD	0.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of two (2) mortgage loans with Anticipated Repayment Dates, identified as Keurig Green Mountain and Hy-Vee Milan on Annex A-1 to this prospectus, representing approximately 4.1% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.

(3)	Excludes seven (7) mortgage loans identified as One Court Square, 10 South LaSalle Street, Torrance Crossroads, Keurig Green Mountain, 1006 Madison Avenue, Springhill Self Storage and El Paso and Yosemite Self Storage on Annex A-1 to this prospectus, representing approximately 28.4% of the Initial Pool Balance, that are interest only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	In the case of three (3) mortgaged properties identified as Hampton Inn Milwaukee, Holiday Inn Express & Suites Allen and Shilo Inn The Dalles on Annex A-1 to this prospectus, securing or partially securing three (3) mortgage loans representing approximately 2.1% of the Initial Pool

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Balance by allocated loan amount, the loan-to-value ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” above. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Appraised Value” in this prospectus.

(5)	In the case of the three (3) mortgaged properties identified as One Court Square, 10 South LaSalle Street and Keurig Green Mountain on Annex A-1 to this prospectus, collectively representing approximately 20.3% of the Initial Pool Balance, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yield have been calculated including the related pari passu companion loans.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include twelve (12) Mortgage Loans, representing approximately 23.9% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

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Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	10	$255,349,444	29.2%
CBD	4	186,369,932	21.3
Suburban	4	58,508,144	6.7
Medical	2	10,471,368	1.2
Retail	35	234,082,275	26.7
Anchored	11	126,487,420	14.5
Single Tenant	14	57,103,633	6.5
Shadow Anchored	8	26,007,062	3.0
Unanchored	2	24,484,160	2.8
Hospitality	20	139,539,721	15.9
Limited Service	16	114,516,388	13.1
Full Service	4	25,023,333	2.9
Industrial	26	86,425,307	9.9
Flex	17	34,248,887	3.9
Cold Storage Facility	1	21,000,000	2.4
Warehouse	6	20,517,194	2.3
Manufacturing	2	10,659,226	1.2
Multifamily	10	76,854,613	8.8
Garden	8	60,257,501	6.9
High Rise	1	15,000,000	1.7
Student Housing	1	1,597,112	0.2
Self Storage	12	51,502,049	5.9
Self Storage	12	51,502,049	5.9
Mixed Use	3	31,376,427	3.6
Office/Retail	1	26,000,000	3.0
Self Storage/Office	1	3,845,733	0.4
Multifamily/Retail/Office	1	1,530,693	0.2
Total	116	$875,129,836	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus and the related footnotes.

Hotel Properties

With respect to the hotel properties set forth in the above chart:

•	With respect to twenty (20) Mortgaged Properties identified on Annex A-1 as Boise Hotel Portfolio - Holiday Inn Boise Airport, - Hampton Inn Boise Airport, - Fairfield Inn by Marriott Boise Airport, - La Quinta Inn & Suites Boise Airport, Homewood Suites by Hilton – Melville, Shilo Inn Ocean Shores & Nampa - Shilo Inn Ocean Shores, - Shilo Inn Nampa Suites, Hampton Inn & Suites Salinas, Hampton Inn Milwaukee, Hampton Inn & Suites – West Bend, Holiday Inn Express & Suites Allen, HIE Rochelle, Comfort Suites Charlotte, Comfort Inn York, Clarion Inn & Suites Greenville, Staybridge Suites – Columbus, Best Western - Winston Salem, Shilo Inn Warrenton, Shilo Inn The Dalles, Sleep Inn Hickory, securing approximately 15.9% of the Initial Pool Balance by allocated loan amount in the aggregate, such Mortgaged Properties are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement.

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The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Boise Hotel Portfolio - Holiday Inn Boise Airport	$10,780,000	1.2%	April 30, 2023	February 6, 2026
Boise Hotel Portfolio - Hampton Inn Boise Airport	$6,580,000	0.8%	November 30, 2028	February 6, 2026
Boise Hotel Portfolio - Fairfield Inn by Marriott Boise Airport	$5,390,000	0.6%	November 12, 2023	February 6, 2026
Boise Hotel Portfolio - La Quinta Inn & Suites Boise Airport	$4,130,000	0.5%	June 20, 2033	February 6, 2026
Homewood Suites by Hilton - Melville	$24,000,000	2.7%	April 11, 2023	January 6, 2026
Shilo Inn Ocean Shores & Nampa - Shilo Inn Ocean Shores(1)	$6,720,307	0.8%	December 31, 2030	November 5, 2025
Shilo Inn Ocean Shores & Nampa - Shilo Inn Nampa Suites(1)	$3,127,272	0.4%	December 31, 2030	November 5, 2025
Hampton Inn & Suites Salinas	$9,478,164	1.1%	June 30, 2031	December 11, 2025
Hampton Inn Milwaukee	$7,162,675	0.8%	November 30, 2030	December 5, 2025
Hampton Inn & Suites – West Bend	$6,992,881	0.8%	June 30, 2029	January 6, 2026
Holiday Inn Express & Suites Allen	$6,850,000	0.8%	December 28, 2025	January 11, 2021
HIE Rochelle	$6,556,151	0.7%	December 18, 2019	December 5, 2025
Comfort Suites Charlotte(2)	$6,294,791	0.7%	February 25, 2033	January 5, 2026
Comfort Inn York(3)	$6,087,190	0.7%	May 21, 2038	December 5, 2025
Clarion Inn & Suites Greenville(4)	$5,926,000	0.7%	May 18, 2029	February 5, 2026
Staybridge Suites - Columbus	$5,854,825	0.7%	November 17, 2030	December 6, 2020
Best Western – Winston Salem(5)	$4,992,883	0.6%	September 21, 2017	January 5, 2026
Shilo Inn Warrenton(1)	$4,631,487	0.5%	December 31, 2030	November 5, 2025
Shilo Inn The Dalles(1)	$4,395,754	0.5%	December 31, 2030	November 5, 2025
Sleep Inn Hickory(6)	$3,589,341	0.4%	December 31, 2033	December 5, 2025

(1)	The franchisor is related to the Borrower under the related Mortgage Loan.
(2)	The franchise agreement commenced February 25, 2013 and will terminate on February 25, 2033; however, each party has the right to terminate the franchise agreement, with or without cause, on the fifth, tenth and fifteenth anniversaries of the opening date of the hotel.
(3)	The franchise agreement commenced May 21, 2013 and will terminate 25 years after the date that the owner began to rent any portion of the rentable rooms; however, each party has the right to terminate the franchise agreement with or without cause on the fifth, tenth, fifteenth and twentieth anniversaries of the opening date of the hotel.
(4)	The franchise agreement commenced October 15, 2008 and will terminate on May 18, 2029; however each party has the right to terminate the franchise agreement, with or without cause, on the fifth, tenth and fifteenth anniversaries of the opening date of the hotel.
(5)	The franchise agreement will terminate on September 21, 2017; however, after that, it renews annually if the owner pays its annual dues in full for the additional 1-year renewal term by September 15 of the prior year. If the annual dues for an additional one-year renewal term are not paid in full in a timely manner, the owner will be required to obtain the approval of the majority of the board of Best Western International, Inc. in order to continue operating the Mortgaged Property under the

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flag. If, however, there are grounds for cancelling the membership agreement with Best Western International, Inc., Best Western International, Inc. would be permitted to terminate the membership agreement at any time after the renewal.
(6)	The franchise agreement commenced January 3, 2014 and will terminate 20 years after the date that the owner began to rent any portion of the rentable rooms; however, each party has the right to terminate the franchise agreement with or without cause on the tenth and fifteenth anniversaries of the opening date of the hotel.

•	With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as Shilo Inn Ocean Shores & Nampa - Shilo Inn Ocean Shores, representing approximately 0.8% of the Initial Pool Balance, the related Mortgaged Property derives a significant portion, approximately 34.1% of its revenue from food and beverage operations at the Mortgaged Property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express & Suites Allen, representing approximately 0.8% of the Initial Pool Balance, the related Mortgage Loan documents provide for PIP reserve funds equal to $1,100,000 (100% of budgeted amount inclusive of 10% contingency), together with 110% of any estimated costs to complete PIP Work as reasonably determined by lender. The License Agreement provides for final completion of PIP Work by December 1, 2016. The Mortgage Loan documents provide for springing full recourse to borrower and guarantors for termination of franchise agreement until replacement franchise agreement entered into satisfactory to lender. In addition, the Mortgage Loan documents provide that early termination of franchise agreement is a cash management trigger.

See “—Redevelopment, Renovation and Expansion” below.

•	Hospitality properties may be particularly affected by seasonality. The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Shilo Inn Ocean Shores & Nampa, Hampton Inn Milwaukee, Hampton Inn & Suites – West Bend, Holiday Inn Express & Suites Allen, Shilo Inn Warrenton and Shilo Inn The Dalles, securing Mortgage Loans representing approximately 4.6% of the Initial Pool Balance, require seasonality reserves that were deposited in connection with the origination of such Mortgage Loans and/or that are required to be funded on an ongoing basis.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Boise Hotel Portfolio, representing approximately 3.1% of the Initial Pool Balance, affiliates of the sponsors are developing a new Holiday Inn Express Hotel nearby the Holiday Inn Boise Airport Mortgaged Property, which is estimated to open on May 1, 2016. According to the appraisal, the property is expected to directly compete with the Holiday Inn Boise Airport Mortgaged Property. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment” in this prospectus.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Milwaukee, representing approximately 0.8% of the Cut-Off Date Balance, there are several hotels under construction in downtown Milwaukee, which additional supply is expected to limit overflow demand in the related market. However, the Mortgaged Property is located approximately ten to fifteen miles from that particular market, and has different demand drivers.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

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Industrial Properties

With respect to the industrial properties set forth in the above chart:

•	The Mortgaged Property identified on Annex A-1 to this prospectus as Preferred Freezer – Westfield, MA, securing a Mortgage Loan representing approximately 2.4% of the Initial Pool Balance, has a single tenant that operates its space for cold storage facility uses.

•	One (1) Mortgaged Property, identified on Annex A-1 to this prospectus as Chicago Industrial Portfolio II - 1501-1525 North Main Street, representing approximately 0.1% of the Initial Pool Balance in the aggregate by allocated loan amount, has a dry cleaners with on-site processing operations. See “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Conditions at the Mortgaged Properties May Subject the Trust Fund to Liability Under Federal and State Laws, Reducing the Value and Cash Flow of the Mortgaged Properties, Which May Result in Reduced Distributions on Your Offered Certificates” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties

With respect to the multifamily and similar mixed use properties set forth in the above chart:

•	With respect to the multifamily and mixed use properties identified on Annex A-1 to this prospectus as The Jackson Mixed-Use Portfolio - Greenbriar Apartments and - Southside Terrace Apartments, collectively representing approximately 0.6% of the Initial Pool Balance in the aggregate by allocated loan amount, each such Mortgaged Property has some or all of its rents subsidized under, or certain related tenants receive rental assistance through, the Section 8 tenant-based assistance program of the U.S. Department of Housing and Urban Development (“HUD”) or another federal, state or local tenant-based assistance program. We cannot assure you that any such program will be continued in its present form or that the level of assistance provided thereby will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related Mortgage Loan.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Chapel Hill, representing approximately 0.2% of the Initial Pool Balance, such Mortgaged Property is 20% or more occupied by student tenants.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Chapel Hill, which is a student housing property and representing approximately 0.2% of the Cut-Off Date Balance, according to the City of Tallahassee Planning Department, approximately 2,800 student-oriented beds are in the pipeline within the immediate area of the Mortgaged Property, of which approximately 1,100 were noted as being under construction with completion dates in the foreseeable future.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

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Self Storage Properties

With respect to the self storage properties and mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart:

•	Each such mixed use Mortgaged Property has one or more retail, office, manufactured housing community, self storage and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	10	14.2%
Bank branch(2)	3	7.5%
Cold storage facilities(3)	1	2.4%
Gym, fitness center or a health club(4)	3	2.2%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(5)	4	2.1%
School or educational facility(6)	1	0.9%
Theater(7)	1	0.6%
Government tenant(8)	1	1.1%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Torrance Crossroads, 901 7th Street NW, The Shoppes at Zion, Retail Portfolio South Carolina-Tennessee - Six Mile Commons, – Plaza on Pelham, -Myrtle Beach, Crossroads and Bernard Court Shopping Center - Bernard Court Shopping Center, West Carmel Shoppes & Kokomo Town Center Outlots – West Carmel Shoppes, - Kokomo Town Center Outlots and Portland Crossing.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as 901 7th Street NW, Chase Corporate Center and Hannaford Shopping Center.

(3)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Preferred Freezer - Westfield, MA.

(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Chicago Industrial Portfolio II - 1501-1525 North Main Street, Lightstone Retail Portfolio II - 25th Street Plaza and - Mountainville Shopping Plaza.

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(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Retail Portfolio South Carolina-Tennessee - Six Mile Commons, - Hixson Plaza, Mountainview Professional Plaza and 2 Empire Drive.

(6)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio I - Martintown Shopping Center.

(7)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio I - New Smyrna Shopping Center.

(8)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as The Tower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Additionally, the Mortgaged Property identified on Annex A-1 to this prospectus as Chicago Industrial Portfolio II - 1501-1525 North Main Street, which secures a Mortgage Loan representing approximately 0.1% of the Initial Pool Balance, includes one or more tenants that operate its space as a dry cleaner with on-site processing.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)		Cut-off Date LTV Ratio(1)	Property Type
One Court Square	$75,000,000	8.6%	$225	2.51	x	49.2%	Office
10 South LaSalle Street	$75,000,000	8.6%	$134	2.27	x	63.1%	Office
Chicago Industrial Portfolio II	$48,800,000	5.6%	$43	1.26	x	66.6%	Various
Walgreens - CVS Portfolio	$45,750,000	5.2%	$265	1.26	x	60.2%	Retail
Torrance Crossroads	$45,000,000	5.1%	$351	1.80	x	60.4%	Retail
Keurig Green Mountain	$27,895,480	3.2%	$278	2.05	x	64.4%	Office
Boise Hotel Portfolio	$26,880,000	3.1%	$88,713	1.55	x	70.0%	Hospitality
4400 Jenifer Street	$26,800,000	3.1%	$320	1.27	x	72.2%	Office
901 7th Street NW	$26,000,000	3.0%	$655	1.16	x	74.7%	Mixed Use
Homewood Suites by Hilton - Melville	$24,000,000	2.7%	$163,265	1.47	x	69.4%	Hospitality
The Shoppes at Zion	$23,598,643	2.7%	$198	1.27	x	69.7%	Retail
Chase Corporate Center	$23,200,000	2.7%	$110	1.53	x	64.4%	Office
Preferred Freezer - Westfield, MA	$21,000,000	2.4%	$142	1.34	x	74.2%	Industrial
Lightstone Retail Portfolio II	$18,643,055	2.1%	$75	1.36	x	66.8%	Retail
Lightstone Retail Portfolio I	$17,257,059	2.0%	$37	1.23	x	61.5%	Retail
Top 3 Total/Weighted Average	$198,800,000	22.7%		2.11	x	58.7%
Top 5 Total/Weighted Average	$289,550,000	33.1%		1.93	x	59.2%
Top 15 Total/Weighted Average	$524,824,237	60.0%		1.71	x	63.6%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the

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Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 1.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Each of the Mortgage Loans set forth in the table below, representing approximately 26.4% of the Initial Pool Balance, is secured by two or more properties. See the footnotes to the table below. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)
Mortgage Loan/Mortgaged Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Chicago Industrial Portfolio II	Multi-Property	$48,800,000	5.6%
Walgreens - CVS Portfolio	Multi-Property	45,750,000	5.2
Boise Hotel Portfolio	Multi-Property	26,880,000	3.1
Lightstone Retail Portfolio II	Multi-Property	18,643,055	2.1
Lightstone Retail Portfolio I	Multi-Property	17,257,059	2.0
Retail Portfolio South Carolina-Tennessee	Multi-Property	14,982,000	1.7
Crossroads and Bernard Court Shopping Center	Multi-Property	12,487,306	1.4
Triple Net Acquisitions Portfolio – Pool 2	Multi-Property	12,042,636	1.4
Shilo Inn Ocean Shores & Nampa	Multi-Property	9,847,578	1.1
Satellite Place	Multi-Property	7,412,664	0.8
West Carmel Shoppes & Kokomo Town Center Outlots	Multi-Property	7,300,000	0.8
The Jackson Mixed-Use Portfolio	Multi-Property	5,938,205	0.7
El Paso and Yosemite Self Storage	Multi-Property	4,100,000	0.5
Total		$231,440,504	26.4%

(1)	Total may not equal the sum of such amounts listed due to rounding.

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In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Seven (7) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 18.1% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 5.0% of the Initial Pool Balance.

The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Mortgage Loans(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
The Lake Apartments	1	$15,500,000	1.8%
Breckenridge Court Apartments	1	14,100,000	1.6
Alief Square Apartments	1	9,400,000	1.1
Quarters on Red Bluff	1	5,000,000	0.6
Total for Group 1:	4	$44,000,000	5.0%
Group 2:
Lightstone Retail Portfolio II	2	$18,643,055	2.1%
Lightstone Retail Portfolio I	4	17,257,059	2.0
Total for Group 2:	6	$35,900,114	4.1%

Group 3:
Security Public Storage – Bermuda Dunes	1	$9,938,743	1.1%
Security Public Storage – Sacramento I	1	3,845,644	0.4
Security Public Storage – Moreno Valley	1	3,356,199	0.4
Security Public Storage – Shaw	1	2,971,634	0.3
Security Public Storage – Blackstone	1	2,372,313	0.3
Total for Group 3:	5	$22,484,533	2.6%
Group 4:
Shilo Inn Ocean Shores & Nampa	2	$9,847,578	1.1%
Shilo Inn Warrenton	1	4,631,487	0.5
Shilo Inn The Dalles	1	4,395,754	0.5
Total for Group 4:	4	$18,874,820	2.2%
Group 5:
Comfort Suites Charlotte	1	$6,294,791	0.7%
Clarion Inn & Suites Greenville	1	5,926,000	0.7
Best Western – Winston Salem	1	4,992,883	0.6
Total for Group 5:	3	$17,213,674	2.0%
Group 6:
Wright Line HQ	1	$9,229,973	1.1%
Hy-Vee Milan	1	7,591,848	0.9
Total for Group 6:	2	$16,821,821	1.9%
Group 7:
Chapel Hill	1	$1,597,112	0.2%
Paoli Mixed Use	1	1,530,693	0.2
Total for Group 7:	2	$3,127,805	0.4%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

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Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Illinois	29	$150,841,788	17.2%
New York	5	$135,896,368	15.5%
California	11	$94,862,697	10.8%
Texas	9	$66,277,768	7.6%
Massachusetts	3	$58,125,453	6.6%
District of Columbia	2	$52,800,000	6.0%
Other States	57	$316,325,762	36.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout 23 other states, with no more than 3.6% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

•	Eighteen (18) Mortgaged Properties identified as Torrance Crossroads, The Lowell Emerson Apartments, Crossroads and Bernard Court Shopping Center - Bernard Court Shopping Center, - Crossroads Shopping Center, Security Public Storage - Bermuda Dunes, Shilo Inn Ocean Shores & Nampa - Shilo Inn Ocean Shores, - Shilo Inn Nampa Suites, Hampton Inn & Suites Salinas, A-1 Mini Storage, Mountainview Professional Plaza, Shilo Inn Warrenton, Springhill Self Storage, El Paso and Yosemite Self Storage - El Paso Self Storage, - Yosemite Self Storage, Security Public Storage – Sacramento I, Security Public Storage - Moreno Valley, Security Public Storage – Shaw and Security Public Storage – Blackstone on Annex A-1 to this Prosepectus securing approximately 16.4% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

•	Thirteen (13) Mortgaged Properties identified as One Court Square, Walgreens – CVS Portfolio - Walgreens – Baltimore, Walgreens – Brick, Walgreens – Edgewater , Walgreens - Glen Burnie, Keurig Green Mountain, Lightstone Retail Portfolio I - New Smyrna Shopping Center, 1006 Madison Avenue, Retail Portfolio South Carolina-Tennessee - Myrtle Beach, Royal Wildewood Manor Apartments, Fort Knox Self Storage, Portland Crossing and Value Self Storage on Annex A-1 to this prospectus, securing or partially securing ten (10) mortgage loans representing approximately 18.0% of the Initial Pool Balance by allocated loan amount, are within 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, which are more susceptible to hurricanes. See

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representation and warranty no. 18 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble in Annex D-1 to this prospectus).

Mortgaged Properties With Limited Prior Operating History

Eight (8) of the Mortgage Loans, representing approximately 15.9% of the Initial Pool Balance, are secured by Mortgaged Properties that were acquired within the 12-month period preceding the origination of the Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Four (4) Mortgage Loans identified as Preferred Freezer – Westfield, MA, Hannaford Shopping Center, Retail Portfolio South Carolina-Tennessee and Mountainview Professional Plaza on Annex A-1 to this Prospectus, representing approximately 6.7% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)
Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	107	$828,767,481	94.7%
Fee/Leasehold(3)	4	24,418,578	2.8
Leasehold	5	21,943,777	2.5
Total	116	$875,129,836	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-2.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and,

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except as noted below or in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” in this prospectus.

As regards ground leases, see representation and warranty no. 36 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 8 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Chicago Industrial Portfolio II, representing approximately 5.6% of the Initial Pool Balance, the Phase I environmental site assessments obtained at loan origination identified a recognized environmental condition at the 3883 Butterfield Road Mortgaged Property (having an allocated loan amount of $13,665,598) related to the existence of one 20,000 gallon underground storage tank. The tank is in compliance with the applicable environmental regulations, no leaks have been reported and the Phase I recommended no further action with respect to same. In addition controlled recognized environmental conditions at two of the 23 constituent properties, as follows: (i) at the 1501-1525 North Main Street Mortgaged Property (having an allocated loan amount of $885,517), a controlled recognized environmental condition was identified involving a 2005 dry cleaning solvent release from an on-site dry cleaning operation, and a no further action letter was issued by the Illinois

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Environmental Protection Agency (IEPA) in 2007 upon implementation of engineering controls to maintain the floor slab and institutional controls preventing groundwater wells from being installed on the property; and (ii) at the 619-631 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,158,496), a controlled recognized environmental condition was identified as a result of the abandonment in place of a 2000-gallon used oil underground storage tank, and the IEPA permitted the UST to remain in place and approved site-specific remediation objectives in November 1993, issuing a no further action letter in 1994. Further, the Phase I environmental site assessments identified potentially sensitive prior site activities (but no recognized environmental conditions) at six of the 23 constituent properties: (i) at each of the 601-617 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,111,890), the 619-631 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,158,496), the 641-655 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,424,818) and the 707-717 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,424,818), storage of chemical or petroleum products and usages, (ii) at the 2101-2111 West 21st Street Mortgaged Property (having an allocated loan amount of $3,046,047), hazardous halogen solvent material, and (iii) at the 900-926 South Westwood Avenue Mortgaged Property (having an allocated loan amount of $1,797,667), a triple trap oil/water separator. Although Phase II environmental site assessments were not recommended, the lender obtained a $8,000,000 lender environmental collateral protection and liability-type environmental insurance policy with $2,000,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10-year term (equal to the loan term) and a 3-year policy tail and having a $100,000 deductible. The policy premium was pre-paid at closing, and the loan documents required an up-front $100,000 reserve for the environmental policy deductible. Zurich North America has an S&P rating of “AA-”.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens - CVS Portfolio, representing approximately 5.2% of the Initial Pool Balance, the Phase I environmental site assessments obtained at loan origination identified recognized environmental conditions at four of the 12 constituent properties, as follows: (i) at the CVS - Baton Rouge, Mortgaged Property, a Phase II ESA was recommended due to prior on-site gas station uses; (ii) at the Walgreens - Elk City Mortgaged Property, a Phase II ESA was recommended due to prior on-site gas station and auto repair uses; (iii) at the Walgreens – Mechanicsville Mortgaged Property, continued investigation and remediation was recommended for closure related to prior removal of an underground storage tank; and (iv) at the Walgreens - West Hartford Mortgaged Property, review of closure documentation was recommended for a heating oil UST, or, if not obtained, a Phase II ESA. In lieu of a Phase II ESA, the lender obtained a $4 million lender environmental collateral protection and liability-type environmental insurance policy with $2 million sublimit per claim from Great American Insurance Co. with a 10 year term (equal to the loan term) and a 3 year policy tail and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American has an S & P rating of “A+“.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Keurig Green Mountain, representing approximately 3.2% of the Initial Pool Balance, such Mortgaged Property was previously used by Tyco Electronics, now TE Connectivity (NYSE: TEL; S&P “A-/Stable”), which is responsible for certain site remediation activities, including limited groundwater monitoring and placing in situ chemical oxidation injections into monitoring wells. The Phase I environmental site assessment concludes that the Mortgaged Property is deemed to have controlled

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recognized environmental conditions (CREC), and poses no risks to human health or environmental welfare so long as site conditions do not change and maintenance of sub-slab pressurization system continues. A use restriction agreement recorded in 2006 prohibits certain uses are prohibited on the subject property, including human habitation, hospital uses, day care centers and agriculture.

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as El Paso and Yosemite Self Storage - El Paso Self Storage, - Yosemite Self Storage, American Mini Storage - Hiram, GA, Security Public Storage - Sacramento I, Security Public Storage - Moreno Valley, Security Public Storage – Shaw, Portland Crossing, Security Public Storage – Blackstone, representing approximately 2.7% of the Initial Pool Balance in the aggregate, in lieu of obtaining a Phase I environmental site assessment, the lender obtained a $6,829,642 group lender environmental collateral protection and liability-type environmental insurance policy with $4,350,000 sublimit per claim from Zurich American Insurance Company of Illinois, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having a $0 deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio II, representing approximately 2.1% of the Initial Pool Balance, the related Phase I ESA concluded that historic dry cleaning at the Mortgaged Property known as Mountainville Shopping Plaza might have potentially resulted in impacts, and the ESA therefore recommended performing a subsurface investigation at estimated costs ranging from $7,500 to $10,000. Additionally, groundwater monitoring wells related to a spill at an adjacent third-party former gas station site are located on the Mortgaged Property, and the ESA recommended that continued access be provided to the responsible party for the gas station release. The ESA concluded that indoor vapor intrusion is not a significant concern. We cannot assure you that a subsurface investigation will be completed and will not exceed the cost estimate, or that no future circumstances would warrant any additional actions. The lender placed $372,000 into an escrow account at origination of the Mortgage Loan to investigate and, if necessary, remediate any issues associated with this matter. This amount is the worst-case remediation estimate provided by DECA Real Estate Advisors and it includes a 20% contingency buffer.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Lowell Emerson Apartments, representing approximately 1.7% of the Initial Pool Balance, the related ESA reported that Fire Marshal permits issued in 2004 and 2006 certified that two onsite heating oil underground storage tanks (“USTs”) were rinsed and then decommissioned in place. However, the ESA was not able to locate any decommissioning sampling reports and therefore recommended additional investigation to assess any potential impacts to the subsurface from the historic use of these USTs at an estimated cost range of $8,000 to $12,000. The lender purchased an environmental insurance policy at a one-time fee of $18,721, paid upon origination of the Mortgage Loan that can be used to remediate the environmental risk.

•	With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as West Carmel Shoppes & Kokomo Town Center Outlots – Kokomo Town Center Outlots, representing approximately 0.3% of the Initial Pool Balance, the Phase I environmental site assessment (“ESA”) for the Mortgaged Property reported that there is a potential that contamination migrating from an adjacent third-party leaking underground storage tank facility that might require

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remediation at the Mortgaged Property. The owner of the third-party property was identified as the responsible party for any required remediation. However, in the event that the responsible party is unable to fund the required remediation, the ESA prepared a worst case cost estimate of $85,000. Therefore, $127,500 (150% of the estimate) was reserved at origination of the Mortgage Loan for this matter.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Self Storage 1 Lincoln Park, representing approximately 0.7% of the Initial Pool Balance, the Phase I environmental site assessment identified controlled recognized environmental condition associated with the property’s prior use as tannery and manufacturing plant. Following issuance of a no further action letter in 2001, the Mortgaged Property was redeveloped as its current self-storage use with property use restrictions for commercial or industrial uses only.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as the Homewood Suites by Hilton - Melville, representing approximately 2.7% of the Initial Pool Balance, the borrower is in the process of completing Hilton’s “Take Flight” PIP at the Mortgaged Property. The PIP includes capital improvements, renovations of existing suites, and brand required upgrades to the infrastructure of the hotel. The total cost of the PIP is approximately $5.6 million. At origination, the borrower was required to reserve $4.3 million and is required to fund ongoing reserves to cover the costs of the PIP. The borrower is required to use commercially reasonable efforts to complete all of the PIP by the eighteen month anniversary of the origination date (such origination date being December 30, 2015) of the Mortgage Loan, subject to extensions which may be granted by the lender in the lender’s reasonable discretion so long as the borrower is diligently pursuing the completion of the PIP work. In the event that the PIP is not complete by the twenty-four month anniversary of the origination date of the Mortgage Loan (which date may be extended for an additional twelve months in the lender’s reasonable discretion), the lender is permitted to use funds on deposit in the Take Flight reserve to pay down the Mortgage Loan and the borrower is required to pay the related yield maintenance premium with respect to such prepayment.

•	With respect to the Mortgage Loan in part secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Boise Hotel Portfolio - Hampton Inn Boise Airport, representing approximately 0.8% of the Initial Pool Balance, the borrower is required to complete a PIP pursuant to the related franchise agreement which expires in November 2028. Upon origination of the Mortgage Loan, $933,405 was funded for the PIP, which includes upgrades to the exterior and guestrooms. The PIP must be completed within 48 months of origination.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Milwaukee, representing approximately 0.8% of the Initial Pool Balance, the related Mortgage Loan documents require an upfront reserve in the amount of $2,399,689 for PIP work. The reserve is to be released to the borrower upon proof of work completion, which is expected in or around November 2017.

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•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express & Suites Allen, representing approximately 0.8% of the Initial Pool Balance, the loan documents provide for PIP reserve funds equal to $1,100,000 (which represents 100% of the budgeted amount plus a 10% contingency), together with 110% of any estimated costs to complete PIP work as reasonably determined by lender. The franchise agreement provides for final completion of PIP Work by October 10, 2016. The Mortgage Loan documents provide for springing full recourse to borrower and guarantors for termination of franchise agreement until replacement franchise agreement entered into satisfactory to lender. In addition, the Mortgage Loan documents provide that early termination of franchise agreement will result in a cash trap event period.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as HIE Rochelle, representing approximately 0.7% of the Initial Pool Balance, the Mortgage Loan documents require an upfront reserve in the amount of $700,000, along with a cash flow sweep 18 months prior to the expiration of the franchise agreement, capped at $400,000, to fund PIP work at the Mortgaged Property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Comfort Inn York, representing approximately 0.7% of the Initial Pool Balance, the Mortgage Loan documents require an upfront reserve in the amount of $494,500 for PIP work. The reserve is to be released to the borrower upon proof of work completion, which is expected by June 2017.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Staybridge Suites – Columbus, which secures a Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, the borrower is required to complete a PIP pursuant to the related licensing agreement which expires in 2030. At origination of the Mortgage Loan, $191,400 was escrowed for the PIP, which includes upgrades to the exterior, common areas, the fitness center, guest rooms and pool. The PIP must be completed by November 30, 2016.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer

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would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties “and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 8 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 10 South LaSalle Street, representing approximately 8.6% of the Initial Pool Balance, the loan guarantor (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/shareholders alleging mismanagement of certain family businesses and trusts and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil on below-market terms. Additional claims include Mr. Feil’s misappropriation of insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. We cannot assure you that such litigation will not be adversely adjudicated, or that there will not be any material adverse effects on Mr. Feil’s business or on the operation of the Mortgaged Property as a result. Mr. Feil’s stated net worth/ liquidity as of December 31, 2014 was approximately $140.9 million/ $13.7 million. The loan documents include requirements for hard/ springing cash management (with triggers for any event of default and less than 7.5% debt yield) and minimum guarantor net worth/liquidity requirements of $100 million/ $10 million, among other things.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Keurig Green Mountain, representing approximately 3.2% of the Initial Pool Balance, the sponsor of the loan is Cole Corporate Income Operating Partnership II, LP. A sponsor affiliate, American Realty Capital Properties Inc. (“ARCP”, and currently renamed as VEREIT Inc.) reported an accounting error in its first quarter 2014 financial results that it said was intentionally concealed in the second quarter’s results. The report has led to criminal and civil investigations and the resignations of at least five executives. Also, there are related class actions, derivative actions, and individual actions under the federal securities laws and state common and

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corporate laws in both federal and state courts in New York and Maryland. A new chief executive officer of ARCP has been appointed. Since a merger in 2014 of various Cole entities (including the sponsor) with ARCP, all Cole non-traded REITs have operated separately from ARCP, maintaining separate audits, procedures and reporting functions. The sponsor’s operating partnership entity, Cole Corporate Income Operating Partnership II, LP, is carve-out guarantor for the mortgage loan. As of March 31, 2015, the guarantor had a stated net worth in excess of $226 million.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 901 7th Street NW, representing approximately 3.0% of the Initial Pool Balance, in September 2004, Douglas Jemal, his son Norman Jemal, who is the sponsor of the related Mortgage Loan, and one other Douglas Development Corporation (“DDC”) executive were charged in the United States District Court for the District of Columbia with multiple offenses including bribery, conspiracy, tax evasion and wire fraud. The charges stemmed from an investigation into the activities of the former deputy director of the District of Columbia’s office of property management and the government’s belief that DDC bribed this official in order to lease property to the District of Columbia. While Norman Jemal was acquitted of all seven charges and fully exonerated of any wrongdoing and Douglas Jemal was also exonerated of all of the bribery and related charges, Douglas Jemal was found guilty solely of wire fraud on a transaction unrelated to the initial basis for the investigation and was sentenced to five years of probation in 2007. In 2009, the judge granted his request for early termination of probation.

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Shilo Inn Ocean Shores & Nampa, Shilo Inn Warrenton and Shilo Inn The Dalles, collectively representing approximately 2.2% of the Initial Pool Balance, the related sponsor is involved in litigation related to the liquidation of a corporate jet previously owned by the sponsor. In or around 2009, the related creditor who financed the jet repossessed the jet, liquidated it and filed a claim for the residual balance in the amount of $1,900,000. A judgment in favor of such creditor was obtained and the sponsor is appealing the ruling.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

•	Fifty-three (53) of the Mortgage Loans, representing approximately 85.2% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

•	Eleven (11) of the Mortgage Loans, representing approximately 14.8% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed in lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

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•	With respect to twenty-five (25) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Keurig Green Mountain, Homewood Suites by Hilton – Melville, Lightstone Retail Portfolio II - 25th Street Plaza, - Mountainville Shopping Plaza, Lightstone Retail Portfolio I - Martintown Shopping Center, - New Smyrna Shopping Center, - Northside Mall – Home Depot, - Kings Fairground, 1006 Madison Avenue, The Lake Apartments, Retail Portfolio South Carolina-Tennessee - Six Mile Commons, – Plaza on Pelham, -Hixson Plaza, -Myrtle Beach, Breckenridge Court Apartments, Crossroads and Bernard Court Shopping Center - Bernard Court Shopping Center, - Crossroads Shopping Center, Triple Net Acquisitions Portfolio - Pool 2 - 5455 State Route 307 West, - 5003 Chive Drive, - 5450 Bishop Road, Shilo Inn Ocean Shores & Nampa – Shilo Inn Ocean Shores, - Shilo Inn Nampa Suites, The Tower, Alief Square Apartments, Wright Line HQ, Hy-Vee Milan, West Carmel Shoppes & Kokomo Town Center Outlots – West Carmel Shoppes, - Kokomo Town Center Outlots, Hampton Inn & Suites – West Bend, Royal Wildewood Manor Apartments, Mountainview Professional Plaza, Staybridge Suites – Columbus, Quarters on Red Bluff, Shilo Inn Warrenton, Shilo Inn The Dalles, American Mini Storage – Hiram, GA and Fort Knox Self Storage, collectively representing approximately 31.4% of the Initial Pool Balance by allocated loan amount, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed in lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed in lieu of foreclosure, as part of an REO transaction, as part of a discounted payoff, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Keurig Green Mountain, representing approximately 3.2% of the Initial Pool Balance, the sponsor of the loan is Cole Office & Industrial REIT, Inc. A sponsor affiliate, American Realty Capital Properties Inc. (“ARCP”, and currently renamed as VEREIT Inc.) reported an accounting error in its first quarter 2014 financial results that it said was intentionally concealed in the second quarter’s results. The report has led to criminal and civil investigations and the resignations of at least five executives. Also, there are related class actions, derivative actions, and individual actions under the federal securities laws and state common and corporate laws in both federal and state courts in New York and Maryland. A new chief executive officer of ARCP has been appointed. Since a merger in 2014 of various Cole entities (including the sponsor) with ARCP, all Cole non-traded REITs have operated separately from ARCP, maintaining separate audits, procedures and reporting functions. The sponsor’s operating partnership entity, Cole Corporate Income Operating Partnership II, LP, is carve-out guarantor for the Mortgage Loan. As of March 31, 2015, the guarantor had a stated net worth in excess of $226 million

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•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Homewood Suites by Hilton - Melville, representing approximately 2.7% of the Initial Pool Balance, the related sponsors were also the sponsors of a hotel property subject to a deed-in-lieu of foreclosure in 2010 and an office property subject to a deed-in-lieu of foreclosure in 2011.

•	With respect to the portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio II and Lightstone Retail Portfolio I, which secure Mortgage Loans representing, in the aggregate, approximately 4.1% of the Initial Pool Balance, the sponsor (David Lichtenstein) was previously involved with properties where either the related loan has defaulted or the property has been foreclosed upon, most notably relating to Lightstone Group’s acquisition of Extended Stay Hotels in June 2007. As a result of the economic downturn, the Extended Stay assets declined in revenue and the borrowing entity filed for bankruptcy in June 2009. In October 2010 the Extended Stay Hotels were purchased in a transaction approved by the bankruptcy court and the sponsor also paid $100 million pursuant to his guarantee under the related loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also “—Litigation and Other Considerations” above and representation and warranty no. 41 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Thirty (30) of the Mortgaged Properties, securing in whole or in part ten (10) Mortgage Loans, representing approximately 28.2% of the Initial Pool Balance by allocated loan amount are leased to a single tenant.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Court Square, representing approximately 8.6% of the Initial Pool Balance, the sole tenant at the Mortgaged Property, Citibank, N.A.’s lease expires on May 11, 2020, which is approximately four months prior to the maturity date of the Mortgage Loan on September 5, 2020.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the

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form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as One Court Square, 10 South LaSalle Street; 4400 Jenifer Street and 901 7th Street NW.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity or Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
One Court Square	8.6%	No	05/11/2020	09/05/2020
Chicago Industrial Portfolio II - 703 Foster Avenue	0.5%	No	10/31/2016	01/11/2026
Chicago Industrial Portfolio II - 6200 Regency West Drive	0.3%	No	12/31/2025	01/11/2026
Chicago Industrial Portfolio II - 2001 Parkes Drive	0.2%	No	03/31/2018	01/11/2026
Chicago Industrial Portfolio II - 764-768 Thomas Drive	0.1%	No	07/31/2022	01/11/2026
Chicago Industrial Portfolio II - 250 South Shaddle Avenue	0.1%	No	06/30/2017	01/11/2026
Chicago Industrial Portfolio II - 930 North Shore Drive	0.1%	No	02/28/2017	01/11/2026
Walgreens – CVS Portfolio - CVS - Baton Rouge	0.4%	No	09/08/2024	02/11/2026
Lightstone Retail Portfolio I - Northside Mall – Home Depot	0.3%	No	01/31/2024	01/05/2026
1006 Madison Avenue	1.9%	No	10/31/2025	01/05/2026
Triple Net Acquisitions Portfolio – Pool 2 - 5455 State Route 307 West	1.1%	No	02/15/2025	11/06/2025

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Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Triple Net Acquisitions Portfolio – Pool 2 - 5003 Chive Drive	0.2%	No	04/30/2024	11/06/2025
Triple Net Acquisitions Portfolio – Pool 2 - 5450 Bishop Road	0.1%	No	02/15/2025	11/06/2025
Wright Line HQ	1.1%	No	02/28/2021	12/11/2025
Hy-Vee Milan	0.9%	No	01/31/2026	01/11/2026(1)

(1)	The ARD Loan Maturity Date is 1/11/2036.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each Mortgaged Property or portfolio of Mortgaged Properties).

For more information related to tenant termination options see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as 10 South LaSalle Street, Chicago Industrial Portfolio II, Keurig Green Mountain and Chase Corporate Center.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have these types of risks.

Mortgage Loan Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Base Rent
The Tower	1.1%	United States Federal Bankruptcy Court	8.9%	14.8%
The Tower	1.1%	U.S. Drug Enforcement Administration(1)	5.5%	7.4%

(1)	The U.S. Drug Enforcement Administration has the right to terminate its lease at any time with 120 days’ prior written notice.

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See Annex A-1 to this prospectus and the accompanying footnotes for information regarding certain termination options held by the 5 largest tenants (by net rentable area leased) at each Mortgaged Property or portfolio of Mortgaged Properties. Prospective investors are also encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	Twenty-three (23) of the Mortgaged Properties securing in whole or in part the Mortgage Loans, identified on Annex A-1 to this prospectus as One Court Square, Chicago Industrial Portfolio II - 1601 North Main Street, - 2001 Parkes Drive, Walgreens – CVS Portfolio (each of the 12 properties in the portfolio), Preferred Freezer - Westfield, MA, Lightstone Retail Portfolio II - 25th Street Plaza, Wright Line HQ, West Carmel Shoppes & Kokomo Town Center Outlots - West Carmel Shoppes, - Kokomo Town Center Outlots; Holiday Inn Express & Suites Allen, El Paso and Yosemite Self Storage - El Paso Self Storage and - Yosemite Self Storage, collectively representing approximately 21.2% of the Initial Pool Balance in the aggregate by allocated loan amount, have certain tenants at the related Mortgaged Properties, hotel franchisors, homeowner’s associations, other condominium unit owners or other third parties that hold purchase options, rights of first refusal or rights of first offer to purchase their related pad site or, in some cases, the related Mortgaged Property. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

In addition, with respect to the 15 largest loans presented on Annex A-3 to this prospectus, we note the following:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Court Square, representing approximately 8.6% of the Initial Pool Balance, the sole tenant at the Mortgaged Property, Citibank, N.A., has a right of first offer to purchase the Mortgaged Property if during the initial term of the lease, the borrower desires to sell all or any portion of the Mortgaged Property, provided that certain conditions under the lease are satisfied. Citibank, N.A. may exercise (or refuse) such right of first offer within 30 days of receipt of a formal offer notice from the borrower and if Citibank, N.A. accepts such offer, it must provide the borrower with a written notice of acceptance and a 5% soft deposit.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Chicago Industrial Portfolio II, representing approximately 5.6% of the Initial Pool Balance, with respect to the Walgreens Co. at the 1601 North Main Street Mortgaged Property, having an allocated loan amount of $3,761,785, the single tenant has a right of first refusal (ROFR) to purchase its respective properties if bona fide offer is received as to related property only that the related borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof. With respect to the Strikeforce Bowling, LLC at the 2001 Parkes Drive Mortgaged Property, having an allocated loan amount of $1,464,766, the single tenant has a purchase option exercisable until September 30, 2017 to purchase the Mortgaged Property for $2,200,000 (equal to the current as-is appraised value) with closing to

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occur within 180 days of the option’s exercise. The purchase option is not extinguished by foreclosure, but the tenant has agreed that if the option is exercised, title shall not transfer until all related mortgage obligations have been satisfied.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens - CVS Portfolio, representing approximately 5.2% of the Initial Pool Balance, for each of 12 constituent properties, tenant (CVS as to the CVS - Baton Rouge Mortgaged Property and Walgreen Co. as to other 11 properties) has a right of first refusal (ROFR) to purchase the related Mortgaged Property if a bona fide offer is received that the borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Preferred Freezer - Westfield, MA, representing approximately 2.4% of the Initial Pool Balance, the single tenant (Preferred Freezer Services) has Right of First Offer (ROFO) to purchase the related Mortgaged Property if borrower decides to market such property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio II, representing approximately 2.1% of the Cut-Off Date Balance, two of the tenants at the Mortgaged Properties, McDonald’s and Lafayette Bank, have rights of first refusal with respect to an offer of sale of its premises only, provided that certain conditions are satisfied. Pursuant to a subordination, non-disturbance and attornment agreement, both of these tenants have agreed that the right of first refusal will not apply to the lender in the event of a foreclosure, deed in lieu of foreclosure or any other enforcement action by the lender or or its designee; however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain

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of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Eighteen (18) of the Mortgaged Properties, securing 16.4% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Arizona, Arkansas, Utah, Tennessee, Washington, Idaho, Missouri or Oregon. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

In the case of sixty-seven (67) Mortgaged Properties which secure in whole or in part thirty-two (32) Mortgage Loans, representing approximately 69.1% of the Initial Pool Balance by allocated loan amount, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as One Court Square, Walgreens-CVS Portfolio, Wright Line HQ, and Hy-Vee Milan, representing approximately 15.7% of the Initial Pool Balance, the related borrower may rely on the single tenant’s or a ground lease tenant’s insurance or self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. If the tenant fails to provide acceptable insurance coverage or self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the loan documents. See representation and warranty no. 18 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

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Others

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

•	Eight (8) of the Mortgaged Properties, identified on Annex A-1 to this prospectus as 10 South LaSalle Street, Chicago Industrial Portfolio II - 3883 Butterfield Road, - 6200 Regency West Drive, The Shoppes at Zion, Chase Corporate Center, 1006 Madison Avenue, The Tower and Satellite Place - 2425 Commerce Ave, collectively representing approximately 19.3% of the Initial Pool Balance in the aggregate by allocated loan amount, have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent or rent abatement and have not commenced payment of rent, have tenants that are entitled to free rent periods in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Shoppes at Zion, approximately 2.7% of the Initial Pool Balance, a $2,275,000 earn-out reserve was required at closing, the earn-out is subject to release on or before January 11, 2018 (the second anniversary of the loan origination) if certain conditions satisfied, including: (i) no borrower default has occurred or is continuing, (ii) post-disbursement debt yield is not less than 8.0%, and (iii) no existing or anticipated adverse change in rent roll or tenants’ financial condition since loan origination. Disbursements shall not be more frequent than once in any two calendar quarters, and, except for the final disbursement, shall be in amounts of $500,000 or greater. If the reserve has not been released by January 11, 2018, the lender may apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio II, representing approximately 2.1% of the Cut-Off Date Balance, Dollar Tree is the second largest tenant at the Mortgaged Property known as 25th Street Plaza. We are aware that in connection with the July 2015 completion of its acquisition of Family Dollar, Dollar Tree Inc. was required to sell 330 stores by the end of 2015. We cannot assure you that any such store closings will not have a material adverse effect on the Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio I, representing approximately 2.0% of the Cut-Off Date Balance, Office Depot, Inc. is the second largest tenant at the Mortgaged Property known as Martintown Shopping Center. We are aware

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that in May 2014, Office Depot, Inc. announced that it will be closing 400 locations (approximately 21% of all stores) by the end of 2016. We cannot assure you that any such store closings will not have a material adverse effect on the Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Crossroads and Bernard Court Shopping Center, representing approximately 1.4% of the Initial Pool Balance, OfficeMax is the largest tenant at the Mortgaged Property known as Crossroads Shopping Center, occupying approximately 15.8% of the total net rentable area. In 2013, OfficeMax merged with Office Depot, Inc. and in May 2014, Office Depot, Inc. announced that it will be closing 400 locations (approximately 21% of all stores) by the end of 2016. While we cannot assure you that the OfficeMax store at this Mortgaged Property will not be closed as a result of Office Depot’s closure announcement, the OfficeMax lease extends through January 2019.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non Compliance and Use Restrictions” and representation and warranty no. 8 and 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus.

In addition, certain Mortgaged Properties may be (or may in the future become) designated as historic or landmark properties. For example:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens - CVS Portfolio, representing approximately 5.2% of the Initial Pool Balance, various properties have material legal non-conforming improvements where the applicable zoning ordinance provisions do not permit full rebuild under all circumstances, and law and ordinance insurance is not required to be maintained in the event the tenant elects to self-insure as permitted by its lease (and the borrower’s obligations to provide required insurance are suspended in accordance with the loan documents): (i) for the Walgreens - Mechanicsville Mortgaged Property, current setbacks (approximately 70 feet and 101 feet along adjacent roadways) exceed the 10 foot maximum; and (ii) for the Walgreens - West Hartford Mortgaged Property, existing height exceeds current height limits (36.3 feet existing v. 25 feet permitted), and existing setbacks are less than current setback requirements

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(48.7 feet existing v. 50 feet required). Each of the affected Walgreens tenants is currently providing third party insurance which includes law and ordinance insurance.

•	With respect to the Mortgage Loans secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Keurig Green Mountain and Self Storage 1 Lincoln Park, representing approximately 3.9% of the Initial Pool Balance by allocated loan amount, such Mortgaged Properties are subject to environmental restrictive covenants as described under “—Environmental Considerations” above.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1006 Madison Avenue, representing approximately 1.9% of the Initial Pool Balance, the Mortgaged Property is located in the Special Madison Avenue Preservation District and the Upper East Side Historic District.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect both “as-complete” and/or “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table below. The “as-complete”, value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. The table below shows the LTV Ratio and appraised value for Mortgage Loans using “as-complete” values, as well as the corresponding LTV Ratio and appraised value for such Mortgage Loans using “as-is” values.

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Other than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Hampton Inn Milwaukee(1)	0.8%	66.9%	$10,700,000	86.3%	$8,300,000
Holiday Inn Express & Suites Allen(2)	0.8%	65.9%	$10,400,000	78.7%	$8,700,000
Shilo Inn The Dalles(3)	0.5%	68.7%	$6,400,000	77.1%	$5,700,000

(1)	Reflects an appraisal on an “as-complete” basis, subject to a stabilization date of October 1, 2016.

(2)	Reflects an appraisal on an “as-complete” basis, based upon a projected completion date of November 2016 for the $1,100,000 of property improvement plan renovations and capital improvements which are anticipated to be performed at the related Mortgaged Property. The actual completion date of such renovations and capital improvements is expected to be in November 2016.

(3)	Reflects an appraisal on an “as-complete” basis, subject to an anticipated stabilization date of August 31, 2016.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional

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limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty-nine (39) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans), representing approximately 38.7% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Seventeen (17) Mortgage Loans, representing approximately 32.1% of the Initial Pool Balance, provide for payments of interest-only for the first 18 to 66 months following the related origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Six (6) Mortgage Loans, representing approximately 25.2% of the Initial Pool Balance, provide for interest only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

One (1) Mortgage Loan, representing approximately 3.2% of the Initial Pool Balance, provides for interest-only payments prior to a specified Anticipated Repayment Date,

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occurring approximately five years following the related origination date, with no scheduled amortization prior to that date.

One (1) Mortgage Loan , representing approximately 0.9% of the Initial Pool Balance, provides for payments of interest and principal and then has an expected Balloon Balance at the Anticipated Repayment Date.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Amortizing Balloon	39	$338,335,508	38.7%
Interest-only, Amortizing Balloon	17	280,807,000	32.1
Interest-only, Balloon	6	220,500,000	25.2
Interest-only, ARD	1	27,895,480	3.2
Amortizing Balloon, ARD	1	7,591,848	0.9
Total:	64	$875,129,836	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates
Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	6	$50,380,013	5.8%
5	26	291,838,830	33.3
6	12	155,370,342	17.8
11	20	377,540,651	43.1
Total:	64	$875,129,836	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods
Grace Period (Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	58	$824,749,823	94.2%
5	6	50,380,013	5.8
Total:	64	$875,129,836	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

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All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan

Two (2) Mortgage Loans securing the Mortgaged Properties or portfolio of Mortgaged Properties, identified as Keurig Green Mountain and Hy-Vee Milan on Annex A-1 (each, an “ARD Loan”), collectively representing approximately 4.1% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid its ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loans.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Keurig Green Mountain, the loan documents require that (i) payment of principal and interest based on a 30-year amortization at the Revised Rate, which will be applied first to interest accrued at the Initial Rate and the balance will be applied to principal, (ii) notwithstanding the accrual of interest under such ARD Loan at the Revised Rate, the portion thereof accrued in excess of the Initial Rate (such interest so accrued, “Excess Interest”) will be deferred and become due and payable only after the outstanding principal balance of such ARD Loan has been paid in full, and (iii) all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of such ARD Loan documents and all escrows and property expenses required under such ARD Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium).

Additionally, an account was established at the origination, or is required to be established upon the occurrence of the Anticipated Repayment Date, of the ARD Loan into which the tenant(s) are to be directed to deposit rents or into which other revenues from the Mortgaged Property must be deposited. The related borrower is entitled to receive remittances periodically subject to certain terms and conditions.

The amortization term for an ARD Loan is significantly longer than the period up to the Anticipated Repayment Date; consequently, the repayment of the ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

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Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 10 to 1 months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

•	Fifty-two (52) of the Mortgage Loans, representing approximately 72.1% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable

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(or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

•	Nine (9) of the Mortgage Loans representing approximately 10.6% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

•	Two (2) of the Mortgage Loans representing approximately 8.8% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

•	One (1) of the Mortgage Loans, representing approximately 8.6% of the Initial Pool Balance, each permit voluntary principal prepayments upon the payment of a Yield Maintenance Charge or Prepayment Premium for a period and thereafter permit prepayment upon the payment of a Yield Maintenance Charge, a Prepayment Premium or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, a period and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
1-3	26	23.0%
4-6	32	71.7
7-10	6	5.2
Total	64	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of

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the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of sixty-two (62) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 91.2% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

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Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or Anticipated Repayment Date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Chicago Industrial Portfolio II, representing approximately 5.6% of the Initial Pool Balance, following the prepayment lockout period, the loan documents permit the partial release of any of properties (other than the 3883 Butterfield Road Mortgaged Property, having an allocated loan amount of $13,665,598), subject to certain conditions, including: (i) payment of a release price equal to the greater of (A) (1) 120% of the allocated loan amount for releases of the 764-768 Thomas Drive and 1601 North Main Street Mortgaged Properties, (2) 110% of the allocated loan amount for releases of the 7660 West Industrial Drive, 703 Foster Avenue, 902-924 Industrial Drive, 900-926 South Westwood Avenue, 1958 Brandon

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Court, 2001 Parkes Drive and 707-717 South Vermont Street Mortgaged Properties, and (3) 115% of the allocated loan amount for the remaining properties eligible for release, and (B) 100% of the net sales proceeds for such release parcel; provided that the release price shall not exceed the greater of (y) 125% of the allocated loan amount or (z) the amount necessary to satisfy clauses (ii), (iii) and (iv) hereafter; (ii) the post-release loan-to-value ratio for the remaining properties is no greater than the lesser of (A) 70% and (B) the pre-release loan-to-value ratio for all properties; (iii) the post-release combined debt service coverage ratio for remaining properties is not less than greater of (A) 1.25x and (B) the pre-release combined debt service coverage ratio for all properties; (iv) the post-release combined debt yield for remaining properties is not less than greater of (A) 8.0% and (B) the pre-release combined debt yield for all properties; (v) a rating agency confirmation; and (vi) lender’s confirmation that the partial release satisfies REMIC requirements, among other things.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens - CVS Portfolio, representing approximately 5.2% of the Initial Pool Balance, following defeasance lockout period, the loan documents permit the partial release of any of properties in connection with partial defeasance, subject to certain conditions, including: (i) defeasance of a portion of the loan in an amount equal to greatest of (A) net proceeds from the sale of any such release property, as reasonably determined by lender, (B) 125% of allocated loan amount; (C) an amount that would result in the post-release debt service coverage ratio yield for the remaining property being not less than the pre-release debt service coverage ratio; (D) an amount that would result in the post-release debt yield for the remaining property being not less than greater of (1) the pre-release debt yield and (2) 8.5%; and (E) an amount that would result in post-release loan-to-value ratio being not greater than the lesser of (1) the pre-release loan-to-value ratio and (2) 65%; (ii) a rating agency confirmation; and (iii) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial defeasance, among other things.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Boise Hotel Portfolio, representing approximately 3.1% of the Initial Pool Balance, provided no event of default under the Mortgage Loan is then continuing, on any date on or after the first due date following the earlier to occur of (a) the third anniversary of the origination date of the Mortgage Loan and (b) the second anniversary of the Closing Date, the borrower may obtain the release of a Mortgaged Property in connection with a bona fide third party sale, subject to the satisfaction of certain conditions as set forth in the related Mortgage Loan documents, including among others: (i) partial defeasance of the Mortgage Loan in an amount equal to the greater of (a) 100% of the net sales proceeds from the sale of the applicable portion of the Mortgaged Property being released, and (b) 125% of the allocated loan amount of the applicable portion of the Mortgaged Property being released; (ii) after giving effect to the release and defeasance, the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (a) 1.55x and (b) the debt service coverage ratio immediately prior to the release; (iii) after giving effect to the release, the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio immediately prior to the release and (b) 70%; (iv) delivery of a REMIC opinion; and (v) delivery of a Rating Agency Confirmation.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio II, representing approximately 2.1% of the Initial Pool Balance, the related Mortgage Loan documents

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permit the release of an individual property in the portfolio at the end of the lockout period, if, among other conditions: (i) no event of default has occurred and is continuing; (ii) such partial release is in connection with a bona fide third-party sale of the property to be released; (iii) the borrower defeases the Mortgage Loan in an amount equal to the greatest of (a) 120% of the allocated loan amount for such property; (b) 90% of the net sale proceeds; and (c) an amount such that, after giving effect to such partial defeasance, (x) the debt service coverage ratio for the remaining property is not less than the greater of (1) 1.36x and (2) the debt service coverage ratio immediately prior to the partial release and (y) the loan-to-value ratio for the remaining property does not exceed the lesser of (1) 66.9% and (2) the loan-to-value ratio immediately prior to the partial release; and (iv) an opinion of counsel that the defeasance will not adversely affect the status of any REMIC trust formed in connection with a secondary market transaction.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lightstone Retail Portfolio I, representing approximately 2.0% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of an individual property in the portfolio at the end of the lockout period, if, among other conditions: (i) no event of default has occurred and is continuing; (ii) such partial release is in connection with a bona fide third-party sale of the property to be released; (iii) the borrower defeases the Mortgage Loan in an amount equal to the greatest of (a) 120% of the allocated loan amount for such property; (b) 90% of the net sale proceeds; and (c) an amount such that, after giving effect to such partial defeasance, (x) the debt service coverage ratio for the remaining property is not less than the greater of (1) 1.27x and (2) the debt service coverage ratio immediately prior to the partial release and (y) the loan-to-value ratio for the remaining property does not exceed the lesser of (1) 61.4% and (2) the loan-to-value ratio immediately prior to the partial release; and (iv) an opinion of counsel that the defeasance will not adversely affect the status of any REMIC trust formed in connection with a secondary market transaction.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Retail Portfolio South Carolina-Tennessee, representing approximately 1.7% of the Initial Pool Balance, following the defeasance lockout period, the loan documents permit partial releases of any of the properties in connection with partial defeasance, subject to certain conditions, including: (i) defeasance of a portion of the loan in an amount equal to greatest of (A) net proceeds from the sale of any such release property, as reasonably determined by lender, (B) 120% of allocated loan amount; (C) an amount that would result in the post-release debt yield for the remaining property being not less than greater of (1) the pre-release debt yield and (2) 8.5%; and (D) an amount that would result in post-release loan-to-value ratio being not greater than the lesser of (1) the pre-release loan-to-value ratio and (2) 70%; (ii) a rating agency confirmation; and (iii) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial defeasance, among other things.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Crossroads and Bernard Court Shopping Center, representing approximately 1.4% of the Initial Balance, the related Mortgage Loan documents permit the release of an individual property in the portfolio at the end of the lockout period, if, among other conditions: (i) no event of default has occurred and is continuing; (ii) such partial release is in connection with a sale of the property to be released to any person who is not an affiliate of the borrower; (iii) the borrower

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defeases the Mortgage Loan in an amount equal to the greatest of (a) 115% of the allocated loan amount for such property; (b) 90% of the net sale proceeds; and (c) an amount such that, after giving effect to such partial defeasance, (x) the debt service coverage ratio for the remaining property is not less than the greater of (1) the debt service coverage ratio at loan closing and (2) the debt service coverage ratio immediately prior to the partial release and (y) the loan-to-value ratio for the remaining property does not exceed the lesser of (1) the loan-to-value ratio at loan closing and (2) the loan-to-value ratio immediately prior to the partial release; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the partial release.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Triple Net Acquisitions Portfolio - Pool 2, representing approximately 1.4% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to obtain the release of an individual Mortgaged Property that is collateral for the Mortgage Loan provided, among other conditions: (i) no event of default has occurred; (ii) the borrower partially defeases the Mortgage Loan in an amount equal to 120% of the allocated loan amount for the property to be released; (iii) after giving effect to such release (A) the debt service coverage ratio for the remaining properties is no less than the greater (x) the debt service coverage ratio immediately prior to such release and (y) 1.11x, (B) the debt yield for the remaining properties is no less than the greater of (x) the debt yield immediately prior to such release and (y) 10.2% and (C) the loan-to-value ratio for the remaining properties is not greater than the lesser of (x) the loan-to-value ratio immediately prior to such release and (y) 85.2%; and (iv) the delivery of a REMIC opinion.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as West Carmel Shoppes & Kokomo Town Center Outlots, representing approximately 0.8% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of an individual property in the portfolio at the end of the lockout period, if, among other conditions: (i) no event of default has occurred and is continuing; (ii) such partial release is in connection with a bona fide third-party sale of the property to be released; (iii) the borrower defeases the Mortgage Loan in an amount equal to the greatest of (a) 150% of the allocated loan amount for such property; (b) 100% of the net sale proceeds; and (c) an amount such that, after giving effect to such partial defeasance, (x) the debt yield for the remaining property is not less than the greater of (1) the debt yield at loan closing and (2) the debt yield immediately prior to the partial release, (y) the debt service coverage ratio for the remaining property is not less than the greater of (1) the debt service coverage ratio at loan closing and (2) the debt service coverage ratio immediately prior to the partial release and (z) the loan-to-value ratio for the remaining property does not exceed the lesser of (1) the loan-to-value ratio at loan closing and (2) the loan-to-value ratio immediately prior to the partial release; and (iv) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status as a result of such release.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Fifty-one (51) of the Mortgage Loans, representing approximately 71.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Fifty (50) of the Mortgage Loans, representing approximately 72.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-four (24) of the Mortgage Loans, representing approximately 50.2% of the Initial Pool Balance, are secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Forty-five (45) of the Mortgage Loans, representing approximately 49.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eight (8) of the Mortgage Loans, representing approximately 10.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	21	$356,186,437	40.7%
Springing	21	280,593,101	32.1
Hard/Upfront Cash Management	7	156,046,821	17.8
None	11	57,247,580	6.5
Soft/Springing Cash Management	4	25,055,897	2.9
Total:	64	$875,129,836	100.0%

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The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

•	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

•	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases,

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expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

•	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

•	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 to this prospectus for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”.

Seven (7) Mortgage Loans, representing approximately 26.1% of the Initial Pool Balance, were originated by Wells Fargo Bank, National Association and Natixis Real Estate Capital LLC and Silverpeak Real Estate Finance LLC with exceptions to the underwriting guidelines describe in following bullet points:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 10 South LaSalle Street, representing approximately 8.6% of the Initial Pool Balance, the new tenant Fire Fin Poke is not in occupancy and no gap rent reserve or outstanding landlord tenant improvements and leasing commissions reserves related to the new lease were collected at loan closing, which represents an exception to the underwriting guidelines for Wells Fargo Bank. Wells Fargo Bank’s decision to include the Mortgage Loan notwithstanding these exceptions was supported by the following: (a) Fire Fin Poke represents 0.1% of the net rentable area at the Mortgaged Property and is expected to take occupancy in February 2016; (b) the U/W

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LTV, U/W NCF DSCR and U/W NCF Debt Yield are 63.1%, 2.27x and 10.2%, respectively and excluding Fire Fin Poke, the U/W NCF DSCR and U/W NCF Debt Yield would be 2.25x and 10.1%, respectively; (c) as of November 20, 2015, the Mortgage Loan was 88.9% leased to 91 tenants, excluding Fire Fin Poke; (d) as of December 31, 2014, the sponsor and guarantor, Jeffrey Feil, had a stated net worth and liquidity of approximately $141.0 million and $13.7 million, respectively; and (e) the Mortgage Loan is refinancing existing debt and facilitating the buyout of additional ownership interest with the sponsor contributing $48.3 million to the transaction. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank approved inclusion of the Mortgage Loan into this transaction.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Chicago Industrial Portfolio II, representing approximately 5.6% of the Initial Pool Balance, the underwritten management fee (2.5%) is less than 3.0%, which represents an exception to the Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the 23 properties securing the Mortgaged Loan are cross-collateralized and cross-defaulted; (b) upfront tenant improvement and leasing commission reserves of $750,000 are required, in addition to ongoing monthly tenant improvement and leasing commission reserves of $32,742, which are capped at $1.6 million; (c) as of March and November 2015, the guarantors, George J. Cibula, Jr. and Matthew Lewandowski, have a combined net worth and liquidity of approximately $30.7 million and $3.5 million, respectively; (d) as of dates ranging from December, 1 2015 to February 1, 2016, the Mortgaged Property was 91.0% physically occupied; and (e) the current U/W NCF DSCR is 1.26x and if the Mortgage Loan utilized a 3.0% management fee for underwriting, the U/W NCF DSCR would be approximately 1.25x. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens-CVS Portfolio, representing approximately 5.2% of the Initial Pool Balance, the blended underwritten management fee (1.3%) is less than 3.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgaged Property comprises 12 cross-collateralized and cross-defaulted properties located across seven states; (b) if a 3.0% management fee were utilized, the U/W NCF DSCR would be approximately 1.23x; (c) 11 Mortgaged Properties are 100.0% occupied by Walgreens (rated Baa2/BBB by Moody’s/S&P, respectively) and one Mortgaged Property is occupied by CVS (rated Baa1/BBB+ by Moody’s/S&P, respectively); (d)(1) the 11 Walgreens leases mature between 2059 and 2081 (at least 33 years after loan maturity with the first termination option at any of the 11 properties occurring in 2030, with the exception of one lease that has a termination option occurring in 2019); and (2) the CVS lease matures in 2024 (three years after loan maturity) and includes seven, five-year lease extension options; and (e) as of December 31, 2014, David Wilstein, one of the guarantors, reported net worth and liquidity of approximately $78.3 million and $28.6 million, respectively. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

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•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 901 7th Street NW, representing approximately 3.0%,of the Initial Pool Balance, the Mortgage Loan deviates from the related loan seller’s underwriting criteria because it was originated with a debt service coverage ratio that was less than 1.20x. However, the Mortgaged Property is 100.0% leased to seven office and retail tenants and approximately 69.7% of the occupied area is leased into 2027, which is after the maturity date of the Mortgage Loan. In addition, the related sponsor and guarantor reported a net worth of $420,968,291 and liquidity of $4,910,000 as of July 31, 2015. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing and upon review of the Mortgaged Property and analysis of related factors, NREC approved inclusion of the Mortgage Loan into this transaction.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hannaford Shopping Center, representing approximately 1.8% of the Initial Pool Balance, the Mortgage Loan was originated with two exceptions from the related loan seller’s underwriting guidelines. First, the Mortgage Loan deviates from the related loan seller’s underwriting criteria because it was originated with a debt service coverage ratio that was less than 1.20x. Second, the lease extension of the largest tenant, Hannaford Brothers is subject to the condition that the landlord repaves the entire parking lot at an approximate cost of $295,000. The repaving is scheduled to be completed in early 2016. At origination of the Mortgage Loan, the lender escrowed $220,000, representing 75% of the cost of the pavement project (which is less than the minimum of 100% typically required). The remaining $75,000 will be paid directly by the borrowers to the contractor prior to any disbursement from the reserve account. After the $75,000 payment is made, the remaining amounts in the reserve account will be disbursed to the borrowers upon presentation of receipts of invoices from the contractor of amounts paid and due under the contract. The Mortgage Loan includes a recourse carve-out to the borrowers and the guarantors if the repaving is not completed by the required date. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Silverpeak approved inclusion of the Mortgage Loan into this transaction.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Wright Line HQ, representing approximately 1.1% of the Initial Pool Balance, the underwritten management fee (1.0%) is less than 3.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the single tenant, Eaton Corporation (formerly Wright Line HQ), has been in occupancy at the Mortgaged Property since it was built in 1954; (b) Eaton Corporation has a market cap of approximately $25.7 billion and is rated ‘BBB+’ by Fitch; (c) the Mortgage Loan represents a conservative 62.8% LTV; (d) the Mortgaged Property is tenant-managed with no active management agreement in-place; (e) the current U/W NCF DSCR is 1.32x and if the Mortgage Loan underwriting utilized a 3.0% management fee, the U/W NCF DSCR would be approximately 1.26x; and (f) as of November 13, 2015, the loan sponsor, Howard Ruskin, reported a net worth and liquidity of approximately $74.4 million and $4.0 million, respectively. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

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•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hy-Vee Milan, representing approximately 0.9% of the Initial Pool Balance, the underwritten management fee (1.0%) is less than 3.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the single tenant, Hy-Vee, is a regional supermarket chain that operates 235 stores in eight states across the Midwestern United States with annual sales of approximately $8.7 billion; (b) Hy-Vee has a low occupancy cost at the Mortgaged Property of approximately 1.8% based on anecdotal sales of approximately $520 per square foot; (c) the Mortgaged Property is tenant-managed with no active management agreement in-place; (d) the current U/W NCF DSCR is 1.25x and if the Mortgage Loan underwriting utilized a 3.0% management fee, the U/W NCF DSCR would be approximately 1.23x; (e) as of November 13, 2015, the loan sponsor, Howard Ruskin, reported a net worth and liquidity of approximately $74.4 million and $4.0 million, respectively; and (f) Hy-Vee’s corporate real estate department identified the location of the Mortgaged Property, built the store and subsequently entered into a sale-leaseback with the sponsor in 2006. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

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•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Chicago Industrial Portfolio II	$48,800,000	5.6%	$4,500,000	N/A	$53,300,000	5.699%	66.6%	72.7%	1.26x	1.09x
1006 Madison Avenue	$ 17,000,000	1.9%	$3,000,000	N/A	$20,000,000	5.822%	70.8%	83.3%	1.21x	0.96x
Triple Net Acquisitions Portfolio – Pool 2	$ 12,042,636	1.4%	$3,150,000	N/A	$15,192,636	6.750%	67.3%	84.9%	1.55x	1.04x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above secured by the Mortgage Loans identified on Annex A-1 as Chicago Industrial Portfolio II, 1006 Madison Avenue and Triple Net Acquisitions Portfolio – Pool 2, representing approximately 8.9% of the Initial Pool Balance, is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all

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payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
One Court Square	$ 75,000,000	N/A	75.0%	1.10x	N/A	Yes	No
901 7th Street NW	$ 26,000,000	N/A	80.0%	1.10x	N/A	Yes	Yes

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(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

•	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Triple Net Acquisitions Portfolio - Pool 2, which secures the Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, a preferred equity interest has been issued in an upper-tier owner of the borrower in the amount of $7,760,000. An additional advance of $2,700,000 is permitted if certain conditions are met. The Mortgage Loan documents prohibit any change of control of the borrower; however, the holder of such preferred equity interest has the right, following an event of default under the preferred equity agreement, to force the sale of any or all of the related Mortgaged Properties, subject to the terms of the related Mortgage Loan documents regarding property releases and prepayments. The preferred equity interest is cross-defaulted with the related

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mezzanine loan, such that an event of default under the mezzanine loan is an event of default under the preferred equity agreement. The preferred equity interest will be payable only out of excess cash flow. In addition, the holder of the preferred equity interest has consent rights over certain decisions including any sale (other than in connection with a foreclosure) or refinancing of any Mortgaged Property, the adoption of an annual budget and prepayment of the Mortgage Loan.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Satellite Place, representing approximately 0.8% of the Initial Pool Balance, certain members of the sole member (“Indirect Owner”) of the majority member of the related borrower are entitled to an approximately 15% annual preferred return on their capital contributions and, in the event of a default under the operating agreement pursuant to which such members made their capital contributions, are entitled to all voting rights in the Indirect Owner; provided, however, such voting rights may not be exercised to remove the managing member of the Indirect Owner during the term of the related Mortgage Loan. The managing member is controlled by the guarantors of the Mortgage Loan.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—’Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

In addition, the borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents. For example, with respect to the 15 largest loans presented on Annex A-3 to this prospectus:

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

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Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “One Court Square”, “10 South LaSalle Street” and “Keurig Green Mountain” is part of a related Whole Loan consisting of the Mortgage Loan and a related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of the related Companion Loan(s) (the “Companion Holder”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to each Whole Loan:

“Non-Serviced Certificate Administrator” means (i) with respect to the One Court Square Whole Loan, the certificate administrator under the WFCM 2015-NXS3 Pooling and Servicing Agreement, (ii) with respect to the 10 South LaSalle Street Whole Loan, the certificate administrator to be engaged under the WFCM 2016-C32 Pooling and Servicing Agreement and (iii) with respect to the Keurig Green Mountain Whole Loan, the certificate administrator under the WFCM 2015-NXS4 Pooling and Servicing Agreement.

“Non-Serviced Companion Loan” means each of the One Court Square Companion Loans, the 10 South LaSalle Street Companion Loan and the Keurig Green Mountain Companion Loan, each as defined in “The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

“Non-Serviced Directing Certificateholder” means (i) with respect to the One Court Square Whole Loan, the One Court Square Controlling Note Holder, (ii) with respect to the 10 South LaSalle Street Whole Loan, the directing certificateholder (or the equivalent) to be elected under the WFCM 2016-C32 Pooling and Servicing Agreement and (iii) with respect to the Keurig Green Mountain Whole Loan, the directing certificateholder (or equivalent) under the WFCM 2015-NXS4 Pooling and Servicing Agreement.

“Non-Serviced Master Servicer” means (i) with respect to the One Court Square Whole Loan, the applicable master servicer under the WFCM 2015-NXS3 Pooling and Servicing Agreement, (ii) with respect to the 10 South LaSalle Street Whole Loan, the applicable master servicer to be engaged under the WFCM 2016-C32 Pooling and Servicing Agreement and (iii) with respect to the Keurig Green Mountain Whole Loan, the master servicer under the WFCM 2015-NXS4 Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan” means each of the One Court Square Mortgage Loan, the 10 South LaSalle Street Mortgage Loan and the Keurig Green Mountain Mortgage Loan, each as defined in “The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

“Non-Serviced PSA” means (i) with respect to the One Court Square Whole Loan, the WFCM 2015-NXS3 Pooling and Servicing Agreement, (ii) with respect to the 10 South LaSalle Street Whole Loan, the WFCM 2016-C32 Pooling and Servicing Agreement and (iii) with respect to the Keurig Green Mountain Whole Loan, the WFCM 2015-NXS4 Pooling and Servicing Agreement.

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“Non-Serviced Special Servicer” means (i) with respect to the One Court Square Whole Loan, Midland Loan Services, a Division of PNC Bank, National Association, (ii) with respect to the 10 South LaSalle Street Whole Loan, the special servicer to be selected under the WFCM 2015-C32 Pooling and Servicing Agreement and (iii) with respect to the Keurig Green Mountain Whole Loan, the special servicer under the WFCM 2015-NXS4 Pooling and Servicing Agreement.

“Non-Serviced Trustee” means (i) with respect to the One Court Square Whole Loan, trustee under the WFCM 2015-NXS3 Pooling and Servicing Agreement, (ii) with respect to the 10 South LaSalle Street Whole Loan, the trustee to be engaged under the WFCM 2015-C32 Pooling and Servicing Agreement and (iii) with respect to the Keurig Green Mountain Whole Loan, the trustee under the WFCM 2015-NXS4 Pooling and Servicing Agreement.

“Non-Serviced Whole Loan” means each of the One Court Square Whole Loan, the 10 South LaSalle Street Whole Loan and the Keurig Green Mountain Whole Loan.

“One Court Square Controlling Note Holder” means Natixis Real Estate Capital LLC.

“Pari Passu Mortgage Loan” means any Non-Serviced Mortgage Loan.

“WFCM 2015-NXS3 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the One Court Square Non-Controlling Pari Passu Companion Loan.

“WFCM 2015-NXS4 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the Keurig Green Mountain Companion Loan.

“WFCM 2016-C32 Pooling and Servicing Agreement” means the pooling and servicing agreement to be entered into in relation to the securitization of the 10 South LaSalle Street Companion Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary
Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio	Whole Loan LTV Ratio	Mortgage Loan Underwritten NCF DSCR	Whole Loan Underwritten NCF DSCR
One Court Square	$ 75,000,000	8.6%	$ 240,000,000	49.2%	49.2%	2.51x	2.51x
10 South LaSalle Street	$ 75,000,000	8.6%	$30,000,000	63.1%	63.1%	2.27x	2.27x
Keurig Green Mountain	$27,895,480	3.2%	$50,000,000	64.4%	64.4%	2.05x	2.05x

The Non-Serviced Pari Passu Whole Loans

The One Court Square Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Court Square (the “One Court Square Mortgage Loan”), representing approximately 8.6% of the Initial Pool Balance, is part of a whole loan comprised of five promissory notes, each of which is secured by the same mortgage instrument on the same

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underlying Mortgaged Property (the “One Court Square Mortgaged Property”). The One Court Square Mortgage Loan is evidenced by Note A-2. The other four promissory notes are evidenced by: Note A-1 with an outstanding principal balance as of the Cut-Off Date of $50,000,000 (the “One Court Square Controlling Pari Passu Companion Loan”), Note A-3 with an outstanding principal balance as of the Cut-Off Date of $70,000,000, Note A-4 with an outstanding principal balance as of the Cut-Off Date of $80,000,000 and Note A-5 with an outstanding principal balance as of the Cut-Off Date of $40,000,000 (each, a “One Court Square Non-Controlling Pari Passu Companion Loan”). Note A-1 and Note A-5 are currently being held by Natixis Real Estate Capital LLC, a sponsor and a mortgage loan seller, Note A-4 is currently an asset of the WFCM 2015-NXS3 trust, Note A-3 is currently an asset of the WFCM 2015-NXS4 trust and each is pari passu in right of payment with the One Court Square Mortgage Loan. Each of the One Court Square Controlling Pari Passu Companion Loan and the One Court Square Non-Controlling Pari Passu Companion Loans is also referred to as a “One Court Square Pari Passu Companion Loan” and the One Court Square Pari Passu Companion Loans together with the One Court Square Mortgage Loan are referred to as the “One Court Square Whole Loan”. The One Court Square Pari Passu Companion Loans are not assets of the Trust.

The holders of the One Court Square Whole Loan (the “One Court Square Noteholders”) have entered into an intercreditor agreement, as amended and restated, that sets forth the respective rights of each One Court Square Noteholder (the “One Court Square Intercreditor Agreement”).

In addition, on October 13, 2015, pursuant to a REMIC declaration amended as recently as February 1, 2016, Natixis Real Estate Capital LLC made a REMIC election with respect to the One Court Square Whole Loan, which created a separate REMIC.  This REMIC issued three regular interests (the “A-1 Regular Interest”, the “A-2 Regular Interest” and the “A-3 Regular Interest”), with original principal balances of $50,000,000.00, $95,000,000.00 and $90,000,000.00, respectively, and a single residual interest.  Note A-2, which will be contributed to the Trust, represents 78.9474% ownership of the A-2 Regular Interest.

Servicing

The One Court Square Whole Loan is being serviced by Wells Fargo Bank, National Association (the “WFCM 2015-NXS3 Master Servicer”), and Midland Loan Services, a Division of PNC Bank, National Association (the “One Court Square Special Servicer”), pursuant to the terms of the pooling and servicing agreement entered into among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, the WFCM 2015-NXS3 Master Servicer, as a master servicer, the One Court Square Special Servicer, as the One Court Square special servicer, LNR Partners, LLC, as a special servicer, Wilmington Trust, National Association, as trustee (the “WFCM 2015-NXS3 Trustee”), Wells Fargo Bank, National Association, as certificate administrator, tax administrator and custodian, National Cooperative Bank, N.A., as NCB master servicer and NCB special servicer, and Pentalpha Surveillance LLC, as trust advisor in connection with the WFCM 2015-NXS3 securitization (the “WFCM 2015-NXS3 Pooling and Servicing Agreement”), and, subject to the terms of the One Court Square Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any One Court Square Noteholder will be effected in accordance with the WFCM 2015-NXS3 Pooling and Servicing Agreement and the One Court Square Intercreditor Agreement.

Advancing

The Master Servicer or the Trustee, as applicable, will be responsible for making advances of principal and interest on the One Court Square Mortgage Loan (but not on the

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One Court Square Pari Passu Companion Loans) pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the One Court Square Mortgage Loan.

The WFCM 2015-NXS3 Master Servicer, the One Court Square Special Servicer (with respect to servicing advances) or the WFCM 2015-NXS3 Trustee, as applicable, under the WFCM 2015-NXS3 Pooling and Servicing Agreement will be responsible for making (i) any required principal and interest advances on the Note A-4 as required under the terms of the WFCM 2015-NXS3 Pooling and Servicing Agreement (but not on the One Court Square Mortgage Loan) and (ii) any required Servicing Advances with respect to the One Court Square Whole Loan and the One Court Square Pari Passu Companion Loans other than Note A-4, in each case unless a determination of nonrecoverability is made under the WFCM 2015-NXS3 Pooling and Servicing Agreement.

Certain costs and expenses (such as a pro rata share of a servicing advance) allocable to the One Court Square Mortgage Loan may be paid or reimbursed out of general collections in the WFCM 2015-NXS3 securitization, subject to the WFCM 2015-NXS3 issuing entity’s right to reimbursement for such allocable share of costs and expenses from future payments and other collections on the One Court Square Mortgage Loan or from general collections on the Mortgage Pool.

Distributions

The One Court Square Intercreditor Agreement sets forth the respective rights of each of the One Court Square Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the One Court Square Whole Loan will be applied to the One Court Square Mortgage Loan and the One Court Square Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2015-NXS3 Master Servicer and the One Court Square Special Servicer in accordance with the terms of the WFCM 2015-NXS3 Pooling and Servicing Agreement and the One Court Square Intercreditor Agreement).

Consultation and Control

The controlling note holder under the One Court Square Intercreditor Agreement with respect to the One Court Square Whole Loan will be Natixis Real Estate Capital LLC, as the holder of the One Court Square Controlling Pari Passu Companion Loan (such party, the “One Court Square Controlling Note Holder”). Certain decisions to be made with respect to the One Court Square Whole Loan, including material actions and the implementation of any recommended actions outlined in an asset status report pursuant to the WFCM 2015-NXS3 Pooling and Servicing Agreement will require the approval of the One Court Square Controlling Note Holder.

Pursuant to the terms of the One Court Square Intercreditor Agreement, each holder of a One Court Square Non-Controlling Pari Passu Companion Loan (together with the Issuing Entity, the “One Court Square Non-Controlling Note Holders”), will have the right to (i) receive copies of all notices, information and reports that the One Court Square Special Servicer is required to provide to the One Court Square Controlling Note Holder within the same time frame it is required to provide such notices, information and reports to the One Court Square Controlling Note Holder and (ii) having received such notices, information and reports, to be consulted on a strictly non-binding basis with respect to certain major decisions as set forth in the One Court Square Intercreditor Agreement and the

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implementation of any recommended actions outlined in an asset status report. The rights of the One Court Square Noteholders of any Note contributed to a securitization trust (including the One Court Square Mortgage Loan) may be exercised by the “controlling class” or a duly appointed representative, as provided in the applicable pooling and servicing agreement. The consultation right of each One Court Square Non-Controlling Note Holder will expire ten (10) business days after the delivery by such special servicer of notice and information relating to the matter subject to consultation, whether or not such One Court Square Non-Controlling Note Holder has responded within such period; provided, that if a new course of action is proposed by the WFCM 2015-NXS3 Master Servicer or One Court Square Special Servicer that is materially different from the actions previously proposed, the ten (10) business-day consultation period will begin anew. In no event will the WFCM 2015-NXS3 Master Servicer or the One Court Square Special Servicer be obligated at any time to follow or take any alternative actions recommended by any of the One Court Square Non-Controlling Note Holders.

Notwithstanding the One Court Square Non-Controlling Note Holders’ consultation rights described above, the One Court Square Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the One Court Square Noteholders.

In addition to the consultation rights of the One Court Square Non-Controlling Note Holders described above, the One Court Square Non-Controlling Note Holders will have the right to attend annual conference calls with the WFCM 2015-NXS3 Master Servicer or the One Court Square Special Servicer, upon reasonable notice and at times reasonably acceptable to the WFCM 2015-NXS3 Master Servicer or the One Court Square Special Servicer, as applicable, in which servicing issues related to the One Court Square Whole Loan may be discussed.

Notwithstanding anything described above, no objection, direction or advice of the One Court Square Controlling Note Holder contemplated above may require or cause the WFCM 2015-NXS3 Master Servicer or the One Court Square Special Servicer, as applicable, to violate any provisions of the One Court Square Mortgage Loan documents, applicable law, the WFCM 2015-NXS3 Pooling and Servicing Agreement, the One Court Square Intercreditor Agreement, the REMIC provisions or the WFCM 2015-NXS3 Master Servicer’s or the One Court Square Special Servicer’s obligation to act in accordance with the Servicing Standard.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One Court Square Intercreditor Agreement, if the One Court Square Whole Loan becomes a defaulted mortgage loan, if the One Court Square Special Servicer determines to sell the defaulted mortgage loan, the One Court Square Special Servicer will be required to sell the One Court Square Mortgage Loan together with the One Court Square Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the WFCM 2015-NXS3 Trustee’s (or any third party hired by the WFCM 2015-NXS3 Trustee in accordance with the WFCM 2015-NXS3 Pooling and Servicing Agreement) obligation to review any offer from an Interested Person received for the One Court Square Mortgage Loan and the One Court Square Pari Passu Companion Loans.

Notwithstanding the foregoing, the One Court Square Special Servicer will not be permitted to sell the One Court Square Whole Loan if it becomes a defaulted mortgage loan without the written consent of the One Court Square Non-Controlling Note Holders unless

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the One Court Square Special Servicer has delivered to each such One Court Square Non-Controlling Note Holder: (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the One Court Square Whole Loan; (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the One Court Square Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the One Court Square Whole Loan, and any documents in the related servicing file reasonably requested by such One Court Square Non-Controlling Note Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the One Court Square Controlling Note Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2015-NXS3 Master Servicer or the One Court Square Special Servicer in connection with the proposed sale; provided, that any One Court Square Non-Controlling Note Holder may waive, as to itself, any of the delivery or timing requirements set forth in this sentence. Each related One Court Square Note Holder will be permitted to make an offer at any sale of the One Court Square Whole Loan unless such One Court Square Note Holder is the borrower or an agent or affiliate of the borrower.

Special Servicer Appointment Rights

Subject to the terms of the WFCM 2015-NXS3 Pooling and Servicing Agreement, the One Court Square Controlling Note Holder will have the right, with or without cause, to replace the special servicer for the One Court Square Whole Loan and appoint a replacement special servicer for the One Court Square Whole Loan in lieu thereof without the consent of the One Court Square Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as defined in the One Court Square Intercreditor Agreement, which definition excludes certain named special servicers) and satisfies the other conditions set forth in the WFCM 2015-NXS3 Pooling and Servicing Agreement.

The 10 South LaSalle Street Whole Loan

General

One (1) Mortgage Loan, secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “10 South LaSalle Street” (the “10 South LaSalle Street Mortgage Loan”), representing approximately 8.6% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 10 South LaSalle Street Mortgage Loan is evidenced by a promissory note with a Cut-off Date Balance of $75,000,000. The related Companion Loan (the “10 South LaSalle Street Companion Loan”) is evidenced by a promissory note with a Cut-off Date Balance of $30,000,000 that is not included in the issuing entity. The 10 South LaSalle Street Mortgage Loan and the 10 South LaSalle Street Companion Loan are collectively referred to in this prospectus as the “10 South LaSalle Street Whole Loan”. The 10 South LaSalle Street Companion Loan was contributed to the WFCM 2016-C32 securitization.

Servicing

The 10 South LaSalle Street Whole Loan and any related REO Property are serviced and administered pursuant to the WFCM 2016-C32 Pooling and Servicing Agreement, between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “WFCM 2016-C32 General

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Master Servicer”), Rialto Capital Advisors, LLC, as general special servicer (the “WFCM 2016-C32 General Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-C32 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “WFCM 2016-C32 Trustee”), Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “WFCM 2016-C32 Operating Advisor”) and as asset representations reviewer (in such capacity, the “WFCM 2016-C32 Asset Representations Reviewer”), and National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Intercreditor Agreement. In servicing the 10 South LaSalle Street Whole Loan, the servicing standard set forth in the WFCM 2016-C32 Pooling and Servicing Agreement requires the WFCM 2016-C32 General Master Servicer and the WFCM 2016-C32 General Special Servicer to take into account the interests of both the Certificateholders and the related Companion Holder as a collective whole.

Amounts payable to the issuing entity as holder of the 10 South LaSalle Street Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of the holder of the 10 South LaSalle Street Mortgage Loan and the holder of the 10 South LaSalle Street Companion Loan with respect to distributions of funds received in respect of the 10 South LaSalle Street Whole Loan, and provides, in general, that:

•	the 10 South LaSalle Street Mortgage Loan and 10 South LaSalle Street Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 10 South LaSalle Street Whole Loan or the related Mortgaged Property will be applied to the 10 South LaSalle Street Mortgage Loan and the 10 South LaSalle Street Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-C32 General Master Servicer, the WFCM 2016-C32 General Special Servicer, the WFCM 2016-C32 Operating Advisor, the WFCM 2016-C32 Asset Representations Reviewer, the WFCM 2016-C32 Certificate Administrator and the WFCM 2016-C32 Trustee) in accordance with the terms of the related Intercreditor Agreement and the WFCM 2016-C32 Pooling and Servicing Agreement; and

•	costs, fees, expenses, losses and shortfalls relating to the 10 South LaSalle Street Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the 10 South LaSalle Street Mortgage Loan and 10 South LaSalle Street Companion Loan in accordance with the terms of the related Intercreditor Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 10 South LaSalle Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 10 South LaSalle Street Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 10 South LaSalle Street Companion Loan.

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Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the 10 South LaSalle Street Companion Loan are expected to be paid or reimbursed out of payments and other collections on the mortgage loans in the WFCM 2016-C32 securitization, subject to the WFCM 2016-C32 issuing entity’s right to reimbursement from future payments and other collections on the 10 South LaSalle Street Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the controlling note holder with respect to the 10 South LaSalle Street Whole Loan, as of any date of determination, will be the WFCM 2016-C32 Trustee on behalf of the WFCM 2016-C32 issuing entity, as holder of the 10 South LaSalle Street Companion Loan; provided that, unless a control termination event exists under the WFCM 2016-C32 Pooling and Servicing Agreement or the 10 South LaSalle Street Whole Loan is an “excluded loan” under the WFCM 2016-C32 Pooling and Servicing Agreement, the directing certificateholder under the WFCM 2016-C32 Pooling and Servicing Agreement (the “WFCM 2016-C32 Directing Certificateholder”) will be entitled to exercise the rights of the controlling note holder with respect to the 10 South LaSalle Street Whole Loan. In such capacity, the WFCM 2016-C32 Directing Certificateholder will be entitled to exercise consent and/or consultation rights under the related Intercreditor Agreement and the WFCM 2016-C32 Pooling and Servicing Agreement with respect to the 10 South LaSalle Street Whole Loan, including consent and/or consultation rights regarding any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the 10 South LaSalle Street Whole Loan and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 10 South LaSalle Street Whole Loan (which consent, consultation and approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the WFCM 2016-C32 Pooling and Servicing Agreement, the WFCM 2016-C32 Directing Certificateholder will have the same consent and/or consultation rights with respect to the 10 South LaSalle Street Whole Loan as it does, and for so long as it does have similar rights, with respect to the other mortgage loans included in the WFCM 2016-C32 issuing entity (other than any “excluded loan” under the WFCM 2016-C32 Pooling and Servicing Agreement) that are serviced under the WFCM 2016-C32 Pooling and Servicing Agreement that do not have companion loans.

In addition, pursuant to the terms of the related Intercreditor Agreement, the issuing entity (or its representative), as holder of the 10 South LaSalle Street Mortgage Loan will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-C32 General Master Servicer or the WFCM 2016-C32 General Special Servicer, as applicable, is required to provide to the WFCM 2016-C32 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-C32 Directing Certificateholder under the WFCM 2016-C32 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the WFCM 2016-C32 Pooling and Servicing Agreement) with respect to certain “major decisions” under the WFCM 2016-C32 Pooling and Servicing Agreement to be taken with respect to the 10 South LaSalle Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 10 South LaSalle Street Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the 10 South LaSalle Street Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the 10 South LaSalle

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Street Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the WFCM 2016-C32 Directing Certificateholder; provided that if the WFCM 2016-C32 General Master Servicer (or the WFCM 2016-C32 General Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the issuing entity’s (or its representative’s) consultation rights described above, the WFCM 2016-C32 General Master Servicer or the WFCM 2016-C32 General Special Servicer, as applicable, is permitted to make such major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 10 South LaSalle Street Whole Loan. Neither the WFCM 2016-C32 General Master Servicer nor the WFCM 2016-C32 General Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative), as the holder of the 10 South LaSalle Street Mortgage Loan.

Neither the WFCM 2016-C32 General Master Servicer nor the WFCM 2016-C32 General Special Servicer may take or refrain from taking any action pursuant to instructions from the issuing entity (or its representative), as the holder of the 10 South LaSalle Street Mortgage Loan, the WFCM 2016-C32 Directing Certificateholder or any other party to the WFCM 2016-C32 Pooling and Servicing Agreement that would cause the WFCM 2016-C32 General Master Servicer or the WFCM 2016-C32 General Special Servicer, as applicable, to violate applicable law, the terms of the 10 South LaSalle Street Whole Loan, the related Intercreditor Agreement, the WFCM 2016-C32 Pooling and Servicing Agreement, including the servicing standard under the WFCM 2016-C32 Pooling and Servicing Agreement, or the REMIC provisions or materially expand the scope of the WFCM 2016-C32 General Master Servicer’s or the WFCM 2016-C32 General Special Servicer’s responsibilities.

In addition to the consultation rights of the issuing entity (or its representative), as holder of the 10 LaSalle Street Mortgage Loan, described above, pursuant to the terms of the related Intercreditor Agreement, such holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the WFCM 2016-C32 General Master Servicer or the WFCM 2016-C32 General Special Servicer, as applicable) with the WFCM 2016-C32 General Master Servicer or the WFCM 2016-C32 General Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-C32 General Master Servicer or the WFCM 2016-C32 General Special Servicer, as applicable, in which servicing issues related to the 10 South LaSalle Street Whole Loan are discussed.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that penalty charges paid on the 10 South LaSalle Street Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 10 South LaSalle Street Mortgage Loan and 10 South LaSalle Street Companion Loan by the amount necessary to pay the WFCM 2016-C32 General Master Servicer, the WFCM 2016-C32 Trustee or the WFCM 2016-C32 General Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2016-C32 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the 10 South LaSalle Street Mortgage Loan and the 10 South LaSalle Street

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Companion Loan by the amount necessary to pay the master servicer, the trustee, and the WFCM 2016-C32 General Master Servicer and the WFCM 2016-C32 Trustee, for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the WFCM 2016-C32 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the WFCM 2016-C32 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 10 South LaSalle Street Mortgage Loan and the 10 South LaSalle Street Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees under the WFCM 2016-C32 Pooling and Servicing Agreement) incurred with respect to 10 South LaSalle Street Whole Loan (as specified in the WFCM 2016-C32 Pooling and Servicing Agreement) and, finally,  in the case of the remaining amount of penalty charges allocable to the 10 South LaSalle Street Companion Loan, be paid to the WFCM 2016-C32 General Master Servicer and/or the WFCM 2016-C32 General Special Servicer as additional servicing compensation as provided in the WFCM 2016-C32 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the related Intercreditor Agreement, if the 10 South LaSalle Street Whole Loan becomes a defaulted mortgage loan under the WFCM 2016-C32 Pooling and Servicing Agreement, and if the WFCM 2016-C32 General Special Servicer determines to sell the 10 South LaSalle Street Companion Loan in accordance with the WFCM 2016-C32 Pooling and Servicing Agreement, then the WFCM 2016-C32 General Special Servicer will be required to sell the 10 South LaSalle Street Companion Loan together with the 10 South LaSalle Street Mortgage Loan as one whole loan in accordance with the procedures set forth under the WFCM 2016-C32 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the WFCM 2016-C32 General Special Servicer will not be permitted to sell the 10 South LaSalle Street Whole Loan if it becomes a defaulted mortgage loan under the WFCM 2016-C32 Pooling and Servicing Agreement without the written consent of the issuing entity (or its representative), as the holder of the 10 South LaSalle Street Mortgage Loan, unless the WFCM 2016-C32 General Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 10 South LaSalle Street Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WFCM 2016-C32 General Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 10 South LaSalle Street Whole Loan, and any documents in the servicing file reasonably requested by the holder of the 10 South LaSalle Street Mortgage Loan that are material to the price of the 10 South LaSalle Street Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-C32 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-C32 General Master Servicer or the WFCM 2016-C32 General Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the WFCM 2016-C32 Pooling and Servicing Agreement, the holder of the 10 South LaSalle Street Mortgage Loan (or its representative) will be permitted to sumbit an offer at any sale of the 10 South LaSalle Street Whole Loan unless such holder is the borrower or an agent or affiliate of the borrower.

See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

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Special Servicer Appointment Rights

Pursuant to the related Intercreditor Agreement and the WFCM 2016-C32 Pooling and Servicing Agreement, the directing certificateholder with respect to the 10 South LaSalle Street Whole Loan (which will be, prior to a control termination event under the WFCM 2016-C32 Pooling and Servicing Agreement, the WFCM 2016-C32 Directing Certificateholder) will have the right, at any time, with or without cause, to replace the WFCM 2016-C32 General Special Servicer then acting with respect to the 10 South LaSalle Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative), as holder of the 10 South LaSalle Street Mortgage Loan. Accordingly, the WFCM 2016-C32 Directing Certificateholder (prior to a control termination event under the WFCM 2016-C32 Pooling and Servicing Agreement and provided that the 10 South LaSalle Street Whole Loan is not an “excluded loan” under the WFCM 2016-C32 Pooling and Servicing Agreement), and the applicable WFCM 2016-C32 certificateholders with the requisite percentage of voting rights (after a control termination event under the WFCM 2016-C32 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the WFCM 2016-C32 General Special Servicer then acting with respect to the 10 South LaSalle Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the 10 South LaSalle Street Mortgage Loan. The issuing entity (or its representative), as holder of the 10 South LaSalle Street Mortgage Loan will be permitted to direct the WFCM 2016-C32 Trustee to terminate the WFCM 2016-C32 General Special Servicer (solely with respect to the 10 South LaSalle Street Whole Loan) upon a servicer termination event under the WFCM 2016-C32 Pooling and Servicing Agreement with respect to the WFCM 2016-C32 General Special Servicer that affects the holder of the 10 South LaSalle Street Mortgage Loan.

The Keurig Green Mountain Whole Loan

General

One (1) Mortgage Loan, secured by the Mortgaged Property identified on Annex A-1 to this prospectus as “Keurig Green Mountain” (the “Keurig Green Mountain Mortgage Loan ”), representing approximately 3.2% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Keurig Green Mortgage Loan is evidenced by a promissory note with a Cut off Date Balance of $27,895,480. The related Companion Loan (the “Keurig Green Mountain Companion Loan”) is evidenced by a promissory note with a Cut off Date Balance of $50,000,000 that is not included in the issuing entity. The Keurig Green Mountain Mortgage Loan and the Keurig Green Mountain Companion Loan are collectively referred to in this prospectus as the “Keurig Green Mountain Whole Loan”. The Keurig Green Mountain Companion Loan was contributed by Wells Fargo Bank, National Association to the WFCM 2015-NXS4 securitization.

Servicing

The Keurig Green Mountain Whole Loan and any related REO Property will be serviced and administered pursuant to the WFCM 2015-NXS4 Pooling and Servicing Agreement, between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2015-NXS4 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “WFCM 2015-NXS4 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2015-NXS4 Certificate Administrator”) and tax administrator,

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Wilmington Trust, National Association, as trustee (the “WFCM 2015-NXS4 Trustee”), Pentalpha Surveillance LLC, as trust advisor (in such capacity, the “WFCM 2015-NXS4 Trust Advisor”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Intercreditor Agreement. The servicing standard set forth in the WFCM 2015-NXS4 Pooling and Servicing Agreement requires the WFCM 2015-NXS4 Master Servicer and the WFCM 2015-NXS4 Special Servicer to take into account the interests of both the Certificateholders and the related Companion Holder as a collective whole in connection with the servicing of the Keurig Green Mountain Whole Loan.

Amounts payable to the issuing entity as holder of the Keurig Green Mountain Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of the holder of the Keurig Green Mountain Mortgage Loan and the holder of the Keurig Green Mountain Companion Loan with respect to distributions of funds received in respect of the Keurig Green Mountain Whole Loan, and provides, in general, that:

•	the Keurig Green Mountain Mortgage Loan and Keurig Green Mountain Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Keurig Green Mountain Whole Loan or the related Mortgaged Property will be applied to the Keurig Green Mountain Mortgage Loan and the Keurig Green Mountain Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2015-NXS4 Master Servicer, the WFCM 2015-NXS4 Special Servicer, the WFCM 2015-NXS4 Trust Advisor, the WFCM 2015-NXS4 Certificate Administrator and the WFCM 2015-NXS4 Trustee) in accordance with the terms of the related Intercreditor Agreement and the WFCM 2015-NXS4 Pooling and Servicing Agreement; and

•	costs, fees, expenses, losses and shortfalls relating to the Keurig Green Mountain Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the Keurig Green Mountain Mortgage Loan and Keurig Green Mountain Companion Loan in accordance with the terms of the related Intercreditor Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Keurig Green Mountain Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Keurig Green Mountain Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Keurig Green Mountain Companion Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the Keurig Green Mountain Companion Loan are expected to be paid or reimbursed out of payments and other collections on the mortgage loans in the WFCM 2015-NXS4 securitization, subject to the WFCM 2015-NXS4 issuing entity’s right to

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reimbursement from future payments and other collections on the Keurig Green Mountain Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the controlling note holder with respect to the Keurig Green Mountain Whole Loan, as of any date of determination, will be the WFCM 2015-NXS4 Trustee on behalf of the WFCM 2015-NXS4 issuing entity, as holder of the Keurig Green Mountain Companion Loan; provided that, unless a control termination event exists under the WFCM 2015-NXS4 Pooling and Servicing Agreement or the Keurig Green Mountain Whole Loan is an “excluded loan” under the WFCM 2015-NXS4 Pooling and Servicing Agreement, the directing certificateholder under the WFCM 2015-NXS4 Pooling and Servicing Agreement (the “WFCM 2015-NXS4 Directing Certificateholder”) will be entitled to exercise the rights of the controlling note holder with respect to the Keurig Green Mountain Whole Loan. In such capacity, the WFCM 2015-NXS4 Directing Certificateholder is expected to be entitled to exercise consent and/or consultation rights under the related Intercreditor Agreement and the WFCM 2015-NXS4 Pooling and Servicing Agreement with respect to the Keurig Green Mountain Whole Loan, including consent and/or consultation rights regarding any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the Keurig Green Mountain Whole Loan and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Keurig Green Mountain Whole Loan (which consent, consultation and approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the WFCM 2015-NXS4 Pooling and Servicing Agreement, the WFCM 2015-NXS4 Directing Certificateholder will have the same consent and/or consultation rights with respect to the Keurig Green Mountain Whole Loan as it does, and for so long as it does have similar rights, with respect to the other mortgage loans included in the WFCM 2015-NXS4 issuing entity (other than any “excluded loan” under the WFCM 2015-NXS4 Pooling and Servicing Agreement) that are serviced under the WFCM 2015-NXS4 Pooling and Servicing Agreement that do not have companion loans.

In addition, pursuant to the terms of the related Intercreditor Agreement, the issuing entity (or its representative), as holder of the Keurig Green Mountain Mortgage Loan will (i) have a right to receive copies of all notices, information and reports that the WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer, as applicable, is required to provide to the WFCM 2015-NXS4 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2015-NXS4 Directing Certificateholder under the WFCM 2015-NXS4 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the WFCM 2015-NXS4 Pooling and Servicing Agreement) with respect to certain “major decisions” under the WFCM 2015-NXS4 Pooling and Servicing Agreement to be taken with respect to the Keurig Green Mountain Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Keurig Green Mountain Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Keurig Green Mountain Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the Keurig Green Mountain Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the WFCM 2015-NXS4 Directing Certificateholder; provided that if the WFCM 2015-NXS4 Master Servicer (or the

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WFCM 2015-NXS4 Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the issuing entity’s (or its representative’s) consultation rights described above, the WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer, as applicable, is permitted to make such major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Keurig Green Mountain Whole Loan. Neither the WFCM 2015-NXS4 Master Servicer nor the WFCM 2015-NXS4 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative), as the holder of the Keurig Green Mountain Mortgage Loan.

Neither the WFCM 2015-NXS4 Master Servicer nor the WFCM 2015-NXS4 Special Servicer may take or refrain from taking any action pursuant to instructions from the issuing entity (or its representative), as the holder of the Keurig Green Mountain Mortgage Loan, the WFCM 2015-NXS4 Directing Certificateholder or any other party to the WFCM 2015-NXS4 Pooling and Servicing Agreement that would cause the WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer, as applicable, to violate applicable law, the terms of the Keurig Green Mountain Whole Loan, the related Intercreditor Agreement, the WFCM 2015-NXS4 Pooling and Servicing Agreement, including the servicing standard under the WFCM 2015-NXS4 Pooling and Servicing Agreement, or the REMIC provisions or materially expand the scope of the WFCM 2015-NXS4 Master Servicer’s or the WFCM 2015-NXS4 Special Servicer’s responsibilities.

In addition to the consultation rights of the issuing entity (or its representative), as holder of the 10 LaSalle Street Mortgage Loan, described above, pursuant to the terms of the related Intercreditor Agreement, such holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer, as applicable) with the WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer, as applicable, in which servicing issues related to the Keurig Green Mountain Whole Loan are discussed.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that penalty charges paid on the Keurig Green Mountain Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Keurig Green Mountain Mortgage Loan and Keurig Green Mountain Companion Loan by the amount necessary to pay the WFCM 2015-NXS4 Master Servicer, the WFCM 2015-NXS4 Trustee or the WFCM 2015-NXS4 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2015-NXS4 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Keurig Green Mountain Mortgage Loan and the Keurig Green Mountain Companion Loan by the amount necessary to pay the master servicer, the trustee, and the WFCM 2015-NXS4 Master Servicer and the WFCM 2015-NXS4 Trustee, for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the WFCM 2015-NXS4 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the WFCM 2015-NXS4 Pooling and Servicing Agreement, as

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applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Keurig Green Mountain Mortgage Loan and the Keurig Green Mountain Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees under the WFCM 2015-NXS4 Pooling and Servicing Agreement) incurred with respect to Keurig Green Mountain Whole Loan (as specified in the WFCM 2015-NXS4 Pooling and Servicing Agreement) and, finally, in the case of the remaining amount of penalty charges allocable to the Keurig Green Mountain Companion Loan, be paid to the WFCM 2015-NXS4 Master Servicer and/or the WFCM 2015-NXS4 Special Servicer as additional servicing compensation as provided in the WFCM 2015-NXS4 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the related Intercreditor Agreement, if the Keurig Green Mountain Whole Loan becomes a defaulted mortgage loan under the WFCM 2015-NXS4 Pooling and Servicing Agreement, and if the WFCM 2015-NXS4 Special Servicer determines to sell the Keurig Green Mountain Companion Loan in accordance with the WFCM 2015-NXS4 Pooling and Servicing Agreement, then the WFCM 2015-NXS4 Special Servicer will be required to sell the Keurig Green Mountain Companion Loan together with the Keurig Green Mountain Mortgage Loan as one whole loan in accordance with the procedures set forth under the WFCM 2015-NXS4 Pooling and Servicing Agreement.

Notwithstanding the foregoing, the WFCM 2015-NXS4 Special Servicer will not be permitted to sell the Keurig Green Mountain Whole Loan if it becomes a defaulted mortgage loan under the WFCM 2015-NXS4 Pooling and Servicing Agreement without the written consent of the issuing entity (or its representative), as the holder of the Keurig Green Mountain Mortgage Loan, unless the WFCM 2015-NXS4 Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Keurig Green Mountain Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WFCM 2015-NXS4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Keurig Green Mountain Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Keurig Green Mountain Mortgage Loan that are material to the price of the Keurig Green Mountain Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2015-NXS4 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the WFCM 2015-NXS4 Pooling and Servicing Agreement, the holder of the Keurig Green Mountain Mortgage Loan (or its representative) will be permitted to sumbit an offer at any sale of the Keurig Green Mountain Whole Loan unless such holder is the borrower or an agent or affiliate of the borrower.

See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Intercreditor Agreement and the WFCM 2015-NXS4 Pooling and Servicing Agreement, the directing certificateholder with respect to the Keurig Green

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Mountain Whole Loan (which will be, prior to the occurrence of the senior consultation period under the WFCM 2015-NXS4 Pooling and Servicing Agreement, the WFCM 2015-NXS4 Directing Certificateholder) will have the right, at any time, with or without cause, to replace the WFCM 2015-NXS4 Special Servicer then acting with respect to the Keurig Green Mountain Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative), as holder of the Keurig Green Mountain Mortgage Loan. Accordingly, the WFCM 2015-NXS4 Directing Certificateholder (prior to the occurrence of the senior consultation period under the WFCM 2015-NXS4 Pooling and Servicing Agreement and provided that the Keurig Green Mountain Whole Loan is not an “excluded loan” under the WFCM 2015-NXS4 Pooling and Servicing Agreement), and the applicable WFCM 2015-NXS4 certificateholders with the requisite percentage of voting rights (after the occurrence of the senior consultation period under the WFCM 2015-NXS4 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the WFCM 2015-NXS4 Special Servicer then acting with respect to the Keurig Green Mountain Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the Keurig Green Mountain Mortgage Loan. The issuing entity (or its representative), as holder of the Keurig Green Mountain Mortgage Loan will be permitted to direct the WFCM 2015-NXS4 Trustee to terminate the WFCM 2015-NXS4 Special Servicer (solely with respect to the Keurig Green Mountain Whole Loan) upon a servicer termination event under the WFCM 2015-NXS4 Pooling and Servicing Agreement with respect to the WFCM 2015-NXS4 Special Servicer that affects the holder of the Keurig Green Mountain Mortgage Loan.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

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TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

Wells Fargo Bank, National Association, Natixis Real Estate Capital LLC and Silverpeak Real Estate Finance LLC are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Wells Fargo Bank, National Association, Natixis Real Estate Capital LLC and Silverpeak Real Estate Finance LLC on or about February 26, 2016 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 45 Fremont Street, 9th Floor, San Francisco, California 94105, and its telephone number is (415) 396-7697. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

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Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2015, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $6.11 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,334 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $24.7 billion, which were included in 64 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

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If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit

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and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

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Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

•	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

•	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

•	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

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•	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

•	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

•	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

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Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originations. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. No Wells Fargo Bank Mortgage Loan to be included in the trust fund has been co-originated as described in this paragraph.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during

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the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

•	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

•	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3 to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

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Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2012 to September 30, 2015 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages(1)

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0.00	0	0.00	0	0.00	0.00	1	13,737,368.00	0.65	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0.00	0	0.00	0	0.00	0.00	1	13,737,368.00	0.65	0	0.00	0.00	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C24	X	Wachovia Bank, National Association	84	1,625,096,687.00	81.18	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1354736		Artesia Mortgage Capital Corporation(11)	26	214,877,938.00	10.73	1	35,588,502.00	2.54	0.00	0	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		JPMorgan Chase Bank, National Association	13	102,674,000.00	5.13	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura	9	59,275,000.00	2.96	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
		Credit & Capital, Inc.

Issuing Entity
Subtotal			119	2,001,932,625.00	100.00	1	35,588,502.00	2.54	0.00	0	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	1	87,928,158.00	2.98	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.74
CIK #: 1406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	1	87,928,158.00	2.98	0.00	0	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.74

Commercial Mortgages Asset Class Total			492	9,199,243,911.61		2	123,516,660.00		0.00	0		0	0.00		1	13,737,368.00		0	0.00		1	87,085,982.00

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(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate. The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i) In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the most recent calendar quarter for which a Form ABS-15G was filed as indicated immediately below the footnotes. (For columns m-x)

(7)	Includes assets which are subject to a demand and within the cure period, but where no decision has yet been made to accept or contest the demand. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

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(10)	U.S. Bank National Association (“U.S. Bank”), as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 v. Dexia Real Estate Capital Markets, Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York (“U.S. Bank vs. Dexia”). On September 29, 2011, Dexia Real Estate Capital Markets (“Dexia”) received a letter from CWCapital Asset Management LLC as special servicer for the issuing trust demanding that Dexia cure alleged defects in the documentation of Loan #58 Marketplace Retail and Office Center. By letter dated December 29, 2011, Dexia rejected the issuing trust’s demand. U.S. Bank, as trustee for the issuing trust, filed a complaint against Dexia (on or about December 27, 2012) arguing that Dexia had breached the terms of the mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 Marketplace Retail and Office Center and also requests an award of damages alleged to total approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, Judge Scheindlin entered its judgment directing Dexia to repurchase the loan for $19,627,961.66. Dexia has appealed the judgment and the Opinion and Order because Dexia believes they should be reversed. The appeal has been fully briefed, completed, and oral argument on the appeal took place on December 3, 2015. The parties are currently waiting for the appellate court to issue a ruling.

(11)	U.S. Bank, as successor-in-interest to Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C24, made demand on Dexia by letter dated April 3, 2013 (the “Demand Letter”) for repurchase of loan #12 made to Metroplaza Hotel, LLC. In the Demand Letter, U.S. Bank claimed that Dexia breached the representations and warranties made in the mortgage loan purchase agreement for Dexia’s failure to record a UCC financing statement against Inn at Woodbridge Inc. (“Woodbridge”), the tenant under a master lease and holder of a leasehold interest in a portion of the mortgaged property that secures loan #12. U.S. Bank claims that such failure to record a UCC financing statement against Woodbridge resulted in U.S. Bank not having a perfected security interest and enforceable lien in the personalty owned by Woodbridge and pledged as collateral for loan #12. Dexia responded to the Demand Letter on July 2, 2013 and rejected the repurchase demand. Dexia believes the demand was untimely, having been made beyond New York’s six-year statute of limitations for such claims. Dexia has received no further communication from U.S. Bank.

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The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from October 1, 2015 through December 31, 2015 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on February 12, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on February 12, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, except that Wells Fargo Bank intends to purchase $85,000,000 Certificate Balance of the Class A-5 certificates for investment on the Closing Date. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any certificates, whether acquired on or after the Closing Date, at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor and a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriters. NREC is a wholly owned subsidiary of Natixis North America LLC, which is itself a wholly owned subsidiary of Natixis S.A., a fully licensed bank under French law (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis is the corporate, investment and financial services arm of Groupe BPCE, the second largest banking group in France. Natixis has three core businesses: wholesale banking (which includes advisory, capital markets, finance and global transaction banking), investment solutions (which includes asset management, insurance, private banking and private equity) and specialized financial services (which includes factoring, sureties and financial guarantees, leasing, consumer finance, film industry financing, employee savings schemes, payments and securities services). Natixis, which is based in France, does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

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NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of January 26, 2016, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $34.1 billion and the total amount of these loans that were securitized is in excess of $17.5 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to a MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute another mortgage loan or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan

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documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of NREC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

•	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

•	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries set forth under “Annex A-3—Summaries of the Fifteen Largest Mortgage Loans—One Court Square”, “—4400 Jenifer Street”, “901 7th Street NW”, “—Lightstone Retail Portfolio II” and “—Lightstone Retail Portfolio I” in this prospectus, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

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Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as

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recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and in Annex A-1, Annex A-2 and Annex A-3 to this prospectus, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

•	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

•	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance

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premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

•	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

•	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

•	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if

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environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1 to this prospectus.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

•	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

•	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

•	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

•	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

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Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

•	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

•	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

•	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

•	to require the related borrower to obtain law and ordinance insurance.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on February 11, 2016. NREC’s Central Index Key number is 0001542256. With respect to the period from and including January 1, 2013 to and including December 31, 2015, NREC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the date hereof, neither NREC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, NREC and its affiliates may acquire certain classes of certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

Silverpeak Real Estate Finance LLC

General

Silverpeak Real Estate Finance LLC (“Silverpeak”) is a sponsor of, and a seller of certain mortgage loans (the “Silverpeak Mortgage Loans”) into, the securitization described in this prospectus. Silverpeak is a limited liability company organized under the laws of the State of Delaware. The primary offices of Silverpeak are located at 40 West 57th Street, 29th Floor, New York, New York 10019.

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Silverpeak’s Securitization Program

The participation by Silverpeak in this securitization will be the twelfth securitization in which it has been involved. Silverpeak began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets.

Silverpeak originates and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. Since 2014, Silverpeak has securitized approximately 113 commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $1,592,225,500.

In connection with this commercial mortgage securitization transaction, Silverpeak will transfer the Silverpeak Mortgage Loans to the depositor, who will then transfer the Silverpeak Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Silverpeak Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Silverpeak will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, Silverpeak will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Silverpeak Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Silverpeak will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Silverpeak does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that Silverpeak originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Silverpeak sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Silverpeak’s Underwriting Standards and Processes

Each of the Silverpeak Mortgage Loans was originated or acquired by Silverpeak. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Silverpeak.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the

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underwriting of certain commercial, multifamily or manufactured housing community mortgage loan originated or acquired by Silverpeak may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Silverpeak Mortgage Loans, see “—Silverpeak’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Silverpeak also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from Silverpeak. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Silverpeak’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Silverpeak and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that

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Silverpeak or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

•	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

•	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

•	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

•	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

•	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the

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following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

•	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Silverpeak typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

•	Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

•	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

•	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

•	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

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•	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, Silverpeak will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Silverpeak may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Silverpeak may require the borrower to remediate such violation and, subject to the discussion under “—Silverpeak’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Silverpeak’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, Silverpeak may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Silverpeak may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Silverpeak may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Silverpeak are as follows:

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•	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

•	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

•	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

•	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate

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repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

•	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Silverpeak Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, the Silverpeak Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Review of Mortgage Loans for Which Silverpeak is the Sponsor

Overview. Silverpeak has conducted a review of the Silverpeak Mortgage Loans in connection with the securitization described in this prospectus. The review of the Silverpeak Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Silverpeak Review Team”). The review procedures described below were employed with respect to all of the Silverpeak Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Silverpeak Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Silverpeak Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Silverpeak Team during the underwriting process. After origination of each Silverpeak Mortgage Loan, the Silverpeak Review Team updated the information in the database and the related asset summary report with respect to such Silverpeak Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Silverpeak Review Team.

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A data tape (the “Silverpeak Data Tape”) containing detailed information regarding each Silverpeak Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Silverpeak Data Tape was used to provide the numerical information regarding the Silverpeak Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Silverpeak, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Silverpeak, relating to information in this prospectus regarding the Silverpeak Mortgage Loans. These procedures included:

•	comparing the information in the Silverpeak Data Tape against various source documents provided by Silverpeak that are described under “—Review of Silverpeak Mortgage Loans—Database” above;

•	comparing numerical information regarding the Silverpeak Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Silverpeak Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Silverpeak Mortgage Loans disclosed in this prospectus.

Legal Review. Silverpeak engaged various law firms to conduct certain legal reviews of the Silverpeak Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Silverpeak Mortgage Loan, Silverpeak’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Silverpeak Mortgage Loan reviewed Silverpeak’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Silverpeak Mortgage Loans. Such assistance included, among other things, (i) a review of Silverpeak’s asset summary report, and its origination counsel’s due diligence questionnaire, for each Silverpeak Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Silverpeak Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Silverpeak Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Silverpeak was aware at the origination of any Silverpeak Mortgage Loan, the Silverpeak Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Silverpeak conducted a search with respect to each borrower under the related Silverpeak Mortgage Loan to determine whether it filed for bankruptcy. If the Silverpeak Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Silverpeak Mortgage Loan, the Silverpeak Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Silverpeak Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Silverpeak Mortgage Loans to determine whether any Silverpeak Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Silverpeak’s Underwriting Standards and Processes” above. See “—Silverpeak’s Underwriting Standards and Processes—Exceptions” above.

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Findings and Conclusions. Based on the foregoing review procedures, the Silverpeak Review Team determined that the disclosure regarding the Silverpeak Mortgage Loans in this prospectus is accurate in all material respects. The Silverpeak Review Team also determined that the Silverpeak Mortgage Loans were originated in accordance with Silverpeak’s origination procedures and underwriting criteria, except as described under “—Silverpeak’s Underwriting Standard and Processes—Exceptions” above. Silverpeak attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Silverpeak most recently filed a Form ABS-15G on February 2, 2016. Silverpeak’s Central Index Key is 0001624053. With respect to the period from and including September 29, 2014 (the date of the first securitization into which Silverpeak sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including December 31, 2015, Silverpeak does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Silverpeak nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Silverpeak or its affiliates may acquire certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Silverpeak Real Estate Finance LLC” has been provided by Silverpeak Real Estate Finance LLC.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the swap counterparty, the certificate administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any

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Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2016-NXS5 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer”, “Pooling and Servicing Agreement” and “Description of the Mortgage Loan Purchase Agreements”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

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The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2015, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $125 billion, of which approximately 147 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $95 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

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For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.7 trillion in assets and approximately 265,000 employees as of September 30, 2015, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer, the swap counterparty and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2015, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in

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Minneapolis, Minnesota. As of September 30, 2015, Wells Fargo Bank was acting as custodian of more than 173,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees by RMBS investors in these and other transactions. On January 19, 2016, an order was entered in which the United States District Court for the Southern District of New York declined to exercise jurisdiction over 261 RMBS trusts and required all plaintiffs to file amended complaints.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, except that Wells Fargo Bank intends to purchase $85,000,000 Certificate Balance of the Class A-5 certificates for investment on the Closing Date. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any certificates, whether acquired on or after the Closing Date, at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

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For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer under the PSA. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the swap counterparty, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is the master servicer of the One Court Square Whole Loan, the certificate administrator, the tax administrator, the custodian and the certificate registrar under the WFCM 2015-NXS3 Pooling and Servicing Agreement, which governs the servicing and administration of the One Court Square Whole Loan, and the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar under the WFCM 2015-NXS4 Pooling and Servicing Agreement, which governs the servicing and administration of the Keurig Green Mountain Whole Loan. Wells Fargo Bank is also the master servicer of the 10 South LaSalle Street Whole Loan, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under the WFCM 2016-C32 Pooling and Servicing Agreement, which governs the servicing and administration of the 10 South LaSalle Street Whole Loan. Wells Fargo Bank is the purchaser under a repurchase agreement with Silverpeak or with a wholly-owned subsidiary or other affiliate of Silverpeak, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Silverpeak and/or its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Silverpeak, a sponsor, an originator and a mortgage loan seller, or certain affiliates of Silverpeak, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Silverpeak or such affiliates of Silverpeak (subject, in some cases, to the repurchase facility described above in this paragraph) from time to time, including, prior to their inclusion in the trust fund, some or all of the Silverpeak Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Silverpeak Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior

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to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred to this securitization transaction by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Well Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015
By Approximate Number:	33,354	33,590	32,701
By Approximate Aggregate Unpaid Principal Balance (in billions):	$434.4	$474.4	$501.5

Within this portfolio, as of December 31, 2015, are approximately 24,010 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $410.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of December 31, 2015, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s

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portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB*
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calender Year 2015	$401,673,056,650	$1,600,995,208	0.40%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), Standard & Poor’s Ratings Services (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

The long-term deposits of Wells Fargo Bank are rated “AA-” by S&P, “Aa1” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term deposits of Wells Fargo Bank are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in mortgage loan documents;

•	legal representation;

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•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code (“UCC”) searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as the master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, except that Wells Fargo Bank intends to purchase $85,000,000 Certificate Balance of the Class A-5 certificates for investment on the Closing Date. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any certificates, whether acquired on or after the Closing Date, at any time.

For a description of any material affiliations, relationships and related transactions between the master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—

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General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The information set forth above under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo Bank.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) (in such capacity, the “Special Servicer”) and in this capacity will be responsible for the servicing and administration of such Mortgage Loans (other than any Excluded Special Servicer Loan) and any associated REO Properties, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and other transactions relating to such Mortgage Loans (other than any Excluded Special Servicer Loan) that are non-Specially Serviced Loans, pursuant to the PSA. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of December 31, 2015, RCM was the sponsor of, and certain of its affiliates were investors in, six private equity funds (collectively, the “Funds”) with an aggregate of approximately $3.0 billion of equity under management and RCM also advised one separately managed account with $400 million of committed capital. Four of such funds are focused on distressed and value-add real estate related investments, one of such funds is focused on investments in commercial mortgage-backed securities and the other fund and the separately managed account are focused on mezzanine debt. To date, RCM has acquired and/or is managing over $7.2 billion of non- and sub-performing real estate assets, representing approximately

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10,800 loans. Included in this number are approximately $3 billion in structured transactions with the Federal Deposit Insurance Corporation (“FDIC”). RCM was also a sub-advisor and investor in an approximately $4.6 billion Public-Private Investment Fund with the U.S. Department of the Treasury which was liquidated in October of 2012.

In addition, RCM has underwritten and purchased, primarily for the Funds, approximately $4.0 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 56 different securitizations totaling approximately $64 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has over 435 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes seven satellite offices located in Las Vegas, Nevada, Phoenix, Arizona, Aliso Viejo, California, Denver, Colorado, Portland, Oregon, Chicago, Illinois and Tampa, Florida. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of December 31, 2015, Rialto and its affiliates were actively special servicing over 1,900 portfolio loans with a principal balance of approximately $700 million and were responsible for approximately 1,300 portfolio REO assets with a principal balance of approximately $1.4 billion.

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Rialto is also currently performing special servicing for 60 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering over 4,400 assets with an original principal balance at securitization of approximately $65.6 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015
Number of CMBS Pools Named Special Servicer	16	27	45	59
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the Special Servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a

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result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer. Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, Rialto believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, which are material to Certificateholders. Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto is an affiliate of the entity that (i) is expected to purchase the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class V Certificates on the Closing Date and (ii) is expected to be appointed as the initial Directing Certificateholder. Except as described above, neither Rialto nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of such certificates at any time.

In addition, Rialto is the special servicer under the WFCM 2015-NXS4 Pooling and Servicing Agreement, which governs the servicing and administration of the Keurig Green Mountain Whole Loan, and is a special servicer under the WFCM 2016-C32 Pooling and Servicing Agreement, which governs the servicing and administration of the 10 South LaSalle Street Whole Loan. Rialto also is an affiliate of the entity that is the initial controlling class certificateholder and the initial directing certificateholder under the WFCM 2015-NXS4 Pooling and Servicing Agreement and is an affiliate of the entity that is the initial controlling class certificateholder and the initial directing certificateholder under the WFCM 2016-C32 Pooling and Servicing Agreement.

The information set forth above under this heading “Transaction Parties—The Special Servicer” has been provided by Rialto.

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The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans). Park Bridge Lender Services has an address at 41 Watchung Plaza, Suite 250, Montclair, New Jersey 07042 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2015, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $73.8 billion issued in 68 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “Pooling and Servicing Agreement—The Asset Representations Reviewer” and “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus.

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The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

DESCRIPTION OF THE CERTIFICATES

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2016-NXS5 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-6FL, Class A-6FX and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-F, Class X-G and Class X-H certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R, and Class V certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates (other than the Class A-6FL and Class A-6FX Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B, Class X-F, Class X-G and Class X-H certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates (other than Class A-6FL and Class A-6FX certificates), Class X-A, Class X-B, Class B, Class C and Class D certificates are also referred to in this prospectus as the “Offered Certificates”.

On the Closing Date, the Class A-6FX regular interest will also be issued by the trust as an uncertificated regular interest in the Upper-Tier REMIC. The Class A-6FX regular interest is not offered by this prospectus. The depositor will transfer the Class A-6FX regular interest to the trust in exchange for the Class A-6FL and Class A-6FX certificates, which are not offered by this prospectus and any information presented in this prospectus with respect thereto is provided solely to enhance a prospective purchaser’s understanding of the Offered Certificates.

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Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$33,080,000
A-2	$121,907,000
A-3	$35,827,000
A-4	$65,000,000
A-5	$85,000,000
A-6	$164,769,000
A-SB	$57,007,000
A-S	$50,320,000
X-A	$662,910,000
X-B	$52,508,000
B	$52,508,000
C	$39,381,000
D	$26,254,000
Non-Offered Certificates
A-6FL	$50,000,000
A-6FX	$0
X-F	$22,185,000
X-G	$9,539,000
X-H	$41,568,836
E	$20,784,000
F	$22,185,000
G	$9,539,000
H	$41,568,836
V	NAP
R	NAP

The “Certificate Balance” of any class of Principal Balance Certificates and the Class A-6FX regular interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the Class A-6FX regular interest, as applicable, will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates and the Class A-6FX regular interest on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates and the Class A-6FX regular interest, as applicable, in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates and the Class A-6FX regular interest, as applicable, may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX

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regular interest outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $662,910,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $52,508,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $22,185,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $9,539,000. The Notional Amount of the Class X-H certificates will equal the Certificate Balance of the Class H certificates outstanding from time to time. The initial Notional Amount of the Class X-H certificates will be approximately $41,568,836.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive Excess Interest received on any ARD Loan.

“Excess Interest” with respect to the ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in March 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

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The “Percentage Interest” evidenced by any certificate (other than a Class R or Class V certificate) will equal its initial denomination as of the closing date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Class A-6FX Regular Interest Distribution Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)          the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

•      all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

•      all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

•      all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

•      with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

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•      all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);

•      all Yield Maintenance Charges and Prepayment Premiums;

•      all amounts deposited in the Collection Account in error; and

•      any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)          if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)          all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)          with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)          with respect to each Actual/360 Loan and the Distribution Date occurring in March 2016, the portion of the Interest Deposit Amount allocable to such Mortgage Loan.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates and the Class A-6FX regular interest have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

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First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class X-A, Class X-B, Class X-F, Class X-G and Class X-H certificates and the Class A-6FX regular interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest, in reduction of the Certificate Balances of those classes, in the following priority:

(i)     prior to the Cross-Over Date

(a)          to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)          to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero,

(c)          to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)          to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)          to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)          to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)          to the Class A-6 certificates and the Class A-6FX regular interest, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balances of the Class A-6 certificates and the Class A-6FX regular interest are reduced to zero,

(h)          to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e), (f) and (g) above have been made)

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for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)     on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest, pro rata, (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class or regular interest), up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to each such class or regular interest, plus interest on that amount at the Pass-Through Rate for such class or regular interest compounded monthly from the date the related Realized Loss was allocated to such class or regular interest;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

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Eleventh, after the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates), Class B certificates and the Class A-6FX regular interest have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates), Class B and Class C certificates and the Class A-6FX regular interest have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates), Class B, Class C and Class D certificates and the Class A-6FX regular interest have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates), Class B, Class C, Class D and Class E certificates and the Class A-6FX regular interest have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion

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of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates), Class B, Class C, Class D, Class E and Class F certificates and the Class A-6FX regular interest have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates (other than the Class A-6FL and Class A-6FX certificates), Class B, Class C, Class D, Class E, Class F and Class G certificates and the Class A-6FX regular interest have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R and Class V certificates) and the Class A-6FX regular interest for any Distribution Date will equal the rates set forth below:

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The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 1.5590%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.7110%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.5380%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.3700%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 3.3720%.

The Pass-Through Rate on the Class A-6 certificates, Class A-6FX certificates and the Class A-6FX regular interest will be a per annum rate equal to 3.6350%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 3.3820%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.9880%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period, less 0.0330%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 2.8740%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to 2.8740%.

The Pass-Through Rate on the Class H certificates will be a per annum rate equal to 2.8740%.

The Pass-Through Rate on the Class A-6FL certificates will be a per annum rate equal to LIBOR plus 1.5500%; provided, however, that under certain circumstances, the Pass-Through Rate on the Class A-6FL certificates may convert to the Pass-Through Rate applicable to the Class A-6FX regular interest. The initial LIBOR rate will be determined two LIBOR business days prior to the Closing Date, and subsequent LIBOR rates for the Class A-6FL certificates will be determined two LIBOR business days before the start of the related interest accrual period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2,

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Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-H certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class H certificates for the related Distribution Date.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to the ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates and the Class A-6FX regular interest, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and

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(2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided, further, that, with respect to each Actual/360 Mortgage Loan, the Net Mortgage Rate for the one-month period ending on the Due Date in March 2016 will be determined inclusive of the portion of the Interest Deposit Amount allocable to such Mortgage Loan. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates and the Class A-6FX regular interest will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or regular interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or regular interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates and the Class A-6FX regular interest is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or regular interest on the Certificate Balance or Notional Amount, as applicable, for such class or regular interest immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period (other than in respect of the Class A-6FL certificates) will be made on 30/360 Basis. Calculations of interest for each Interest Accrual Period in respect of the Class A-6FL certificates will be made on an Actual/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates and the Class A-6FX regular interest is the sum of (a) the portion of the Interest Distribution Amount for such class or regular interest remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class or regular interest for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date (other than in respect of the Class A-6FL certificates) will be the calendar month prior to the month in which that Distribution Date occurs. The “Interest Accrual Period” for each Distribution Date in respect of the Class A-6FL certificates will be the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or in the case

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of the first Distribution Date, the Closing Date) to, but excluding the related Distribution Date.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)	the Principal Shortfall for that Distribution Date,

(b)	the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)          Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)          Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect

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of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

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Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)          the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)         all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)        the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)        any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)          the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)         the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

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If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid

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or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related

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Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

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Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium in the following manner: (1) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates and the Class A-6FX regular interest, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class or regular interest, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class or regular interest for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest as described above, and (3) to the Class X-B certificates, any remaining such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

•	under no circumstances will the Base Interest Fraction be greater than one;

•	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

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•	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

•	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

•	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H, Class R or Class V certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below.

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The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	September 2020
Class A-2	January 2021
Class A-3	February 2023
Class A-4	December 2025
Class A-5	January 2026
Class A-6	January 2026
Class A-SB	November 2025
Class A-S	January 2026
Class X-A	NAP
Class X-B	NAP
Class B	January 2026
Class C	February 2026
Class D	February 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in January 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest

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Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)          the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than each Non-Serviced Mortgage Loan) (other than a Specially Serviced Loan or a Mortgage Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)         the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans), as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (such amounts, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular

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Certificates and the Class A-6FX regular interest, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H certificates. The Class D certificates will likewise be protected by the subordination of the Class E, Class F, Class G and Class H certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates until their Certificate Balance has been reduced to zero, seventh, to the Class A-6 certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-FX certificates), pro rata (based upon their respective Certificate Balances), until their respective Certificate Balances have been reduced to zero, and eighth, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates) that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate

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Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates)at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX Certificates), the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates) will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates) by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-SB certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates and the Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

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sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates and the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

With respect to each Distribution Date, the certificate administrator will be required to allocate any Realized Losses allocated to the Class A-6FX regular interest on such Distribution Date to the Class A-6FL and Class A-6FX certificates, pro rata, based upon their respective percentage interests immediately prior to such Distribution Date.

Realized Losses will not be allocated to the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates, the Class A-6FX or Class A-6FL certificates or the Class A-6FX regular interest will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest (and, correspondingly, the Class A-6FL and Class A-6FX certificates) in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based on the information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

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In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)	a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)	a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;

(6)	a CREFC® operating statement analysis report;

(7)	a CREFC® comparative financial status report;

(8)	a CREFC® net operating income adjustment worksheet;

(9)	a CREFC® real estate owned status report;

(10)	a CREFC® servicer watch list;

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(11)	a CREFC® loan level reserve and letter of credit report;

(12)	a CREFC® property file;

(13)	a CREFC® financial file;

(14)	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

•	a CREFC® property file;

•	a CREFC® financial file;

•	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

•	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

•	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending June 2016, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

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•	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, with respect to a Borrower Party that is the special servicer, such Borrower Party will be prohibited from viewing or otherwise retrieving any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary

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herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (unless (i) acceleration was automatic under such mezzanine loan, (ii) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an affiliate of such mezzanine lender, and (iii) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any Borrower Party Affiliate. For the avoidance of doubt, with respect to a Mortgage Loan secured by a residential cooperative property, a person will not be considered a “Borrower Party” solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related mortgage borrower or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s).

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a mezzanine lender that has accelerated the related mezzanine loan (unless (i) acceleration was automatic under such mezzanine loan, (ii) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an affiliate of such mezzanine lender, and (iii) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or mezzanine lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or mezzanine lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties,

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other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase

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its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect to such Mortgage Loan); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be, at the expense of such Certificateholder, provided that in connection with any such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website.

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Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

•	the following “deal documents”:

•	this prospectus;

•	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

•	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

•	the following “SEC EDGAR filings”:

•	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

•	the following documents, which will be made available under a tab or heading designated “periodic reports”:

•	the Distribution Date Statements;

•	the CREFC® bond level files;

•	the CREFC® collateral summary files;

•	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

•	the annual reports as provided by the operating advisor;

•	the following documents, which will be made available under a tab or heading designated “additional documents”:

•	the summary of any Final Asset Status Report as provided by the special servicer; and

•	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

•	any appraisals delivered in connection with any Asset Status Report;

•	the following documents, which will be made available under a tab or heading designated “special notices”:

•	notice of any release based on an environmental release under the PSA;

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•	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

•	notice of final payment on the certificates;

•	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

•	any notice of resignation or termination of the master servicer or the special servicer;

•	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

•	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

•	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

•	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

•	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

•	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

•	any notice of the termination of the issuing entity;

•	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

•	any notice of the occurrence of an Operating Advisor Termination Event;

•	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

•	any Proposed Course of Action Notice;

•	any assessment of compliance delivered to the certificate administrator;

•	any Attestation Reports delivered to the certificate administrator; and

•	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

•	the “Investor Q&A Forum”; and

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•	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

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The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person (which, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, may include the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer under the related Non-Serviced PSA). The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with

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providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or Internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the Internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)  2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

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(2)  in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Any holder of Class A-6FL or Class A-6FX certificates who is not a “U.S. Person” for federal income tax purposes will be required to irrevocably appoint a “U.S. Person” to vote on any matters requiring the vote of such holder.

Neither the Class V certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report,

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statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with

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value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in

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accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate

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registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2016-NXS5

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and

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(ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)          the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)        an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

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(iv)          the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)          an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)          the original assignment of all unrecorded documents relating to the Mortgage Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)         originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)        the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)         any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)          an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)         the original or a copy of any intercreditor agreement relating to existing debt of the borrower;

(xii)        the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan ;

(xiii)       the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan;

(xiv)       the original or a copy of any property management agreement relating to a Mortgage Loan;

(xv)        the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan;

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(xvi)       the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan;

(xvii)      the original or a copy of any related mezzanine intercreditor agreement;

(xviii)     the original or a copy of all related environmental insurance policies; and

(xix)      a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)         A copy of each of the following documents:

(i)          the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)        any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)        all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)         the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same

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pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)        any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)       any intercreditor agreement relating to permitted debt of the mortgagor and any related mezzanine intercreditor agreement;

(viii)      any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan;

(ix)       any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan;

(x)        any property management agreement relating to a Mortgage Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan;

(xii)      any lock-box or cash management agreement relating to a Mortgage Loan;

(xiii)     a copy of all related environmental reports; and

(xiv)     a copy of all related environmental insurance policies;

(b)         a copy of any engineering reports or property condition reports;

(c)         other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)         for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)         a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)          a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)         a copy of the appraisal for the related Mortgaged Property(ies);

(h)         for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

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(i)          a copy of the applicable mortgage loan seller’s asset summary;

(j)          a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)         a copy of all zoning reports;

(l)          a copy of financial statements of the related mortgagor;

(m)        a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)         a copy of all UCC searches;

(o)         a copy of all litigation searches;

(p)         a copy of all bankruptcy searches;

(q)         a copy of origination settlement statement;

(r)          insurance summary report;

(s)         a copy of organizational documents of the related mortgagor and any guarantor;

(t)          a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)         a copy of all related environmental reports that were received by the mortgage loan seller;

(v)          a copy of any closure letter (environmental); and

(w)         a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the

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Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)          such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)          in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)          cure such Material Defect in all material respects, at its own expense,

(B)          repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)          substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

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No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect and (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that

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represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)     have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)     have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)     have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)     accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)     have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)      have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

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(g)     comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)     have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)      have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)      constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)     not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)      have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)    not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)     have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)     prohibit Defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust or Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be

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lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

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POOLING AND SERVICING AGREEMENT

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related REO Properties will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) and any related REO Properties.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website within 60 days following the Closing Date, and the

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depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)     any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)     the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)     the obligation, if any, of the master servicer to make advances;

(D)     the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

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(E)     the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)     any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)     any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)     any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) to one or more third-party sub-servicers, provided that the master servicer and special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if

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for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1) all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2) in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

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The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan or any amounts due to be paid by the swap counterparty for distribution to the Class A-6FL certificates.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a

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specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or

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change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period

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before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

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Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R and Class V certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and the Class A-6FX regular interest (and, therefore, the Class A-6FL and Class A-6FX certificates), as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal

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Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account. Furthermore, on the Closing Date, the depositor will remit to the certificate administrator for deposit in the Interest Reserve Account an amount equal to the Interest Deposit Amount. On the Master Servicer Remittance Date occurring in March 2016, the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Interest Deposit Amount and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class V certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator is also required to establish and maintain an account (the “Class A-6FX Regular Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class A-6FX regular interest. On each Distribution Date, the certificate administrator will be required to remit all amounts otherwise distributable to the Class A-6FL certificates in respect of the Class A-6FX regular interest into the Class A-6FL sub-account of the Class A-6FX Regular Interest Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates and the Class A-6FX regular interest (including to reimburse for Realized Losses previously allocated to such certificates), and, to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R Certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Class A-6FX Regular Interest Distribution Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

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Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)  to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

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(ix)   to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)   to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)  to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)  to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transaction, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA; and

(xx)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

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Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan.	Out of recoveries of interest with respect to the related Mortgage Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections with respect to the other Mortgage Loans on deposit in the Collection Account.	Monthly

Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is a Specially Serviced Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan, and then from general collections with respect to the other Mortgage Loans on deposit in the Collection Account.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan for so long as it remains a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan and then from general collections with respect to the other Mortgage Loans on deposit in the Collection Account.	Time to time

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan and then from general collections with respect to the other Mortgage Loans on deposit in the Collection Account.	Time to time

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan).	Related payments made by borrowers with respect to the related Mortgage Loans.	Time to time

Certificate Administrator/Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator/Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	The sum of: (i) $12,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan, and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan, and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses / Trustee, Certificate
Administrator,
Depositor, Master
Servicer, Special
Servicer, Operating
Advisor or Asset
Representations
Reviewer and any
director, officer,
employee or agent of
any of the foregoing
parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account, subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or REO Loan, equal to a per annum rate ranging from 0.0050% to 0.0250%.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

•	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans; provided that with respect to such transactions, the consent of and/or processing by the special servicer is not required for the related transaction and, in the event that the special servicer’s consent is required (including,

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without limitation, a modification, waiver, extension or amendment processed by the special servicer), then the master servicer will be entitled to 50% of such fees;

•	100% of all assumption application fees and other similar items received on any such Mortgage Loans for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

•	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

•	50% of all assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans for which the special servicer’s consent or approval is required (including, without limitation, an assumption, waiver, consent or other action processed by the special servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid;

•	100% of charges by the master servicer collected for checks returned for insufficient funds;

•	100% of charges for beneficiary statements or demands actually paid by the related borrowers under the Mortgage Loans that are not Specially Serviced Loans;

•	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on the Mortgage Loans; and

•	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the sum of (A) the excess, if any, of (i) any and all

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Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) in the same manner as interest is calculated on such Mortgage Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), notwithstanding any termination or resignation of Wells Fargo Bank as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to 0.0025% per annum with respect to such Non-Serviced Mortgage Loan, which is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

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Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan equal to $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

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If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     (A) the repurchase of, or substitution for, any Mortgage Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)     the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is

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continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(v)    if a Mortgage Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)     100% of assumption application fees and other similar items received with respect to the Mortgage Loans for which the special servicer is processing the underlying assumption related transaction,

(iii)    100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)     50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and for which the special servicer’s processing, consent or approval is required, and 100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the

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special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loans.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within one business day following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $210 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a

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rate equal to 0.00690% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and excluding each Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00210% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee shall be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

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Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00029% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee (the “Asset Representations Reviewer Asset Review Fee”) equal to the sum of (i) $12,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the

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Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan), an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)          120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan;

(2)          the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or a change in any other material economic term of the Mortgage Loan (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan by the special servicer;

(3)          30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)          30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)          60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)          90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan in which case 120 days after such uncured delinquency; and

(7)          immediately after a Mortgage Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing

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Certificateholder (except with respect to an Excluded Loan) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal or conducts a valuation described below equal to the excess of

(a)          the Stated Principal Balance of that Mortgage Loan over

(b)          the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan not reimbursed from the proceeds of such Mortgage Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

For a summary of the provisions in each Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date

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occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan . With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount.

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Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective stated principal balances.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then outstanding (i.e., first, to Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest). See “—Advances”.

For purposes of determining the Controlling Class, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest (and, correspondingly, the Class A-6FL and Class A-6FX certificates) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X Certificates and the Class A-6FL and Class A-6FX certificates) and the Class A-6FX regular interest). With respect to any Appraisal Reduction Amount calculated for purposes of determining the Controlling Class, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

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Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the

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requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan reasonably requires from time to

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time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan or REO Loan, as

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applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) sold to the depositor by a mortgage loan seller other than Wells Fargo Bank  that is not a Specially Serviced Loan but with respect to which the matter involves a Special Servicer Decision or a Major Decision, and the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan and provided that the matter does not involve a Special Servicer Decision or a Major Decision with respect to a Mortgage Loan sold to the depositor by a mortgage loan seller other than Wells Fargo Bank; provided that, except as otherwise set forth in this paragraph, neither the

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special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the consent of the special servicer (which consent will be deemed given (unless earlier objected to by the special servicer) within 15 business days of the special servicer’s receipt from the master servicer of its written recommendation and analysis with regard to such Major Decision and all information reasonably requested by the special servicer and reasonably available to the master servicer, in order to make an informed decision with respect to such Major Decision).

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Decision or a Major Decision (without regard to the proviso in the definition of “Special Servicer Decision” or “Major Decision”, as applicable) with respect to a Mortgage Loan sold to the depositor by a mortgage loan seller other than Wells Fargo Bank (other than a Non-Serviced Pari Passu Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (z) with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as

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applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1) extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2) provide for the deferral of interest unless interest accrues on the Mortgage Loan, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan), the special servicer will be required to notify the master servicer, the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

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The modification, waiver or amendment of a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan, provided that the matter does not involve a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan sold by a mortgage loan seller other than Wells Fargo Bank) or the special servicer (in any other case) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) with respect to such waiver of rights, if such waiver is by the master servicer, the master servicer has obtained the consent of the special servicer (provided that such consent will be deemed given within 15 business days (or 5 business days after the time period provided for in any related Intercreditor Agreement) of the special servicer’s receipt from the master servicer of its written recommendation and analysis with respect to such waiver and all information reasonably requested by the special servicer and reasonably available to the master servicer, in order to make an informed decision with respect to such waiver) and prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, the special servicer has consulted with the Directing Certificateholder), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency.

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) with a “due-on-encumbrance” clause, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan, provided that the matter does not involve a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan sold by a mortgage loan seller other than Wells Fargo Bank) or the special servicer (in any other case) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that the master servicer, prior to itself taking such an action, has obtained the consent of the special servicer (provided that such consent will be deemed given within 15 business days of the special servicer’s receipt from the master servicer of its written recommendation and analysis with respect to such waiver and all information

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reasonably requested by the special servicer and reasonably available to the master servicer in order to make an informed decision with respect to such waiver), (i) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, the special servicer has consulted with the Directing Certificateholder), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

“Special Servicer Decision” means any of the following with respect to a Mortgage Loan sold to the depositor by a mortgage loan seller other than Wells Fargo Bank:

•	approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment or other similar agreements for leases (other than, in each case, ground leases) in excess of the lesser of (i) 30,000 square feet of the improvements at the related Mortgaged Property and (ii) 30% of the net rentable area of the improvements at the related Mortgaged Property;

•	approving annual budgets for the related Mortgaged Property with material (more than 15%) increases in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

•	any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans, but excluding, as to Mortgage Loans that are not Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request with respect to a Mortgage Loan that is not a Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the mortgage loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer, will not constitute a Special Servicer Decision; provided, however, that in the case of any

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Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Special Servicer Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided the Mortgage Loan is not a Specially Serviced Loan);

•	requests to incur additional debt in accordance with the terms of the applicable mortgage loan documents;

•	requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan, (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related mortgage loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related mortgage loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related mortgage loan documents that do not include any other approval or exercise)) and such release is made as required by the related mortgage loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

•	approving any transfers of an interest in the borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan), unless such transfer (i) is allowed under the terms of the related mortgage loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related mortgage loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

•	approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

•	approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

•	agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted; and

•	determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

provided, however, that notwithstanding the foregoing, “Special Servicer Decision” will not include any matter listed in the foregoing ten bullet points (1) requested with respect to a Mortgage Loan sold by a mortgage loan seller other than Wells Fargo Bank if the master

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servicer and the special servicer have mutually agreed, as contemplated by the PSA, that the master servicer will process such matter with respect to such Mortgage Loan or (2) requested with respect to a Mortgage Loan sold by Wells Fargo Bank.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Decision or a Major Decision (without regard to the proviso in the definition of “Special Servicer Decision” or “Major Decision”, as applicable) with respect to a Mortgage Loan sold to the depositor by a mortgage loan seller other than Wells Fargo Bank (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2017 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan and then from the Collection Account as an expense of the issuing entity. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or the special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or the special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable

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efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on June 30, 2016 and the calendar year ending on December 31, 2016. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans (including those loans for which the Mortgaged Properties have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which any of the following events has occurred:

(1)      the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, on or before the date on which the subject payment was due, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable, (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing does not occur during that time or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan, a special servicing transfer event will occur immediately);

(2)      the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)      the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the

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master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such commitment to the special servicer or the master servicer, as applicable) which provides that such refinancing will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—P&I Advances” in this prospectus prior to such a refinancing or (b) the refinancing is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)      there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the applicable master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or otherwise materially and adversely affect the interests of Certificateholders, which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan (or, if no cure period is specified, 60 days);

(5)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

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(6)      the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)      the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)      the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)      the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or otherwise materially and adversely affect the interests of Certificateholders and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is

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transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

•	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event);

•	the master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll and income or operating statement available for the related Mortgaged Property;

•	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

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•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

•	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the

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operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)          such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders, as a collective

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whole as if such Certificateholders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)          there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders, as a collective whole as if such Certificateholders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but

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do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On or prior to each Determination Date, the special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced

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Mortgage Loan) as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the special servicer with a written and fully executed commitment for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan that has

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been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable

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expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans and any non-Specially Serviced Loan sold by a mortgage loan seller other than Wells Fargo Bank with respect to matters involving a Major Decision processed by such special servicer (other than, in each case, any Excluded Loan) or (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan, as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and (3) the special servicer with respect to all Mortgage Loans other than any Excluded Loan, for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)          absent that selection, or

(2)          until a Directing Certificateholder is so selected, or

(3)          upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no

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Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as such class is confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H certificates.

The “Control Eligible Certificates” will be any of the Class G or Class H certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class G certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

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Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below, (a) with respect to a Mortgage Loan (to the extent the master servicer is responsible for processing any such action as described in the final paragraph of this section), the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) within 15 business days of the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer and reasonably available to the master servicer in order to make an informed decision with respect to such Major Decision, and (b) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan), prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions (to the extent the special servicer is responsible for processing any such action as described in the final paragraph of this section) and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions (to the extent the master servicer is responsible for processing any such action as described in the final paragraph of this section), as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xi) below) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, in order to grant or withhold such consent (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)          any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)         any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any extension of the maturity date of such Mortgage Loan;

(iii)        following a default or an event of default with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan), any exercise of remedies, including the acceleration of the Mortgage Loan  or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)        any sale of a Defaulted Loan or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)         any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

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(vi)         any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)        any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower;

(viii)       any property management company changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) with a principal balance greater than $2,500,000), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which the lender is required to consent or approve such changes under the Mortgage Loan documents);

(ix)        releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and for which there is no lender discretion, and other than those that are permitted to be undertaken by the master servicer without the consent of the special servicer under the PSA;

(x)         any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xi)        any determination of an Acceptable Insurance Default;

(xii)       any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease is of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(xiii)      any modification, amendment or consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or a Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness; and

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(xiv)      any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

provided, however, that notwithstanding the foregoing, solely with respect to determining whether the master servicer or the special servicer will process any of the matters listed in items (i) through (xiv) above with respect to a Mortgage Loan sold to the depositor by a mortgage loan seller other than Wells Fargo Bank, “Major Decision” will not include any matter listed in items (i) through (xiv) above with respect to a Mortgage Loan sold to the depositor by a mortgage loan seller other than Wells Fargo Bank if the master servicer and the special servicer have mutually agreed that the master servicer will process such matter with respect to such Mortgage Loan.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a "Major Decision" with respect to (i) any Specially Serviced Loan and (ii) any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) that was sold to the depositor by a mortgage loan seller other than Wells Fargo Bank (unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request) and (b) the master servicer will process all requests for any matter that constitutes a "Major Decision" with respect to (i) any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) that was sold to the depositor by Wells Fargo Bank and (ii) any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) that was sold to the depositor by a mortgage loan seller other than Wells Fargo Bank if the master servicer and the special servicer have mutually agreed to have the master servicer process such request. Upon receiving a request for any matter that constitutes a Major Decision (without regard to the proviso in the definition of “Major Decision”), except with respect to any such request relating to a non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) that was sold to the depositor by Wells Fargo Bank, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

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Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan), if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan). With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders)

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or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class G certificates have a Certificate Balance (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Appraisal Reduction Amounts; or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class G certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class G certificates and the Class G certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class G certificates, the successor Class G certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will

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again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class G certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class G certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class G certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class G certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders, as a collective whole, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of a Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan, so long as no

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Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and —Servicing of the Non-Serviced Mortgage Loans”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)          may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)          may act solely in the interests of the holders of the Controlling Class;

(c)          does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)          may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)          will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

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The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan or any related REO Properties. The operating advisor under the WFCM 2016-C32 Pooling and Servicing Agreement will have certain obligations and consultation rights with respect to such Non-Serviced Whole Loan thereunder, which are substantially similar to those of the operating advisor under the PSA for this transaction. In addition, the trust advisor under the WFCM 2015-NXS3 Pooling and Servicing Agreement and WFCM 2015-NXS4 Pooling and Servicing Agreement, respectively, have certain obligations and consultation rights with respect to the One Court Square Whole Loan and the Keurig Green Mountain Whole Loan, respectively, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)          promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)          promptly reviewing each Final Asset Status Report; and

(c)          reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or

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net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)          the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)          the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)          the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)          the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of

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action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)          after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)         if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)        if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar

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year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if during the prior calendar year no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

As used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any annual compliance statement, Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer pursuant to the provisions of the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA

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or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)          that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)         that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)        that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)        that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)         that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

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The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)          any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure,

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requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)          any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)          any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)          the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)          the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of

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the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the Class V certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and

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other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when

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either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 80 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and December 31, 2015 was 34.3%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 6.4%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 17.7% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 4.4%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

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Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) will be required to promptly, but in no event later than within 10 business days, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, copies of all Asset Status Reports and Final Asset Status Reports related to each Delinquent Loan, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)          an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)         an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

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(iii)        the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)        all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)         an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)        any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset reprentations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such information is in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become

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a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such information and documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information, documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing information and documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and

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conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any information or documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the information received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such information from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset

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representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

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Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)          any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)         any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)        any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)         the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)        the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

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Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations

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reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

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A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer is a Borrower Party with respect to any Mortgage Loan (any such Mortgage Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder or the Controlling Class Certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Loan.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its

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appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch and (viii) either (x) has a then current ranking by Morningstar equal to or higher than “MOR CS3” as a special servicer or (B)(i) is acting as special servicer in a CMBS that was rated by a NRSRO within the twelve (12) month period prior to the date of determination and (ii) Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates citing servicing concerns with the special servicer as the sole or material factor in such rating action.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer, the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

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With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)          (i) any failure by the master servicer to make a required deposit to the Collection Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)          any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)          any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or the special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)          any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate

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administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)          certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)          either Fitch or Moody’s has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or (ii) placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by Fitch or Moody’s within 60 days) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)          either (A) the master servicer or the special servicer, as the case may be, has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, and such ranking is not reinstated within 60 days of actual knowledge of such failure by the master servicer or the special servicer, as the case may be (if such master servicer or special servicer, as the case may be, has or had a Morningstar ranking on or after the Closing Date) or (B) if the master servicer or the special servicer, as the case may be, has not been ranked by Morningstar on or after the Closing Date, Morningstar has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or (ii) within the prior 12 months, placed one or more classes of certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), has publicly cited servicing concerns with the master servicer or the special servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such rating action).

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to a majority of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a

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majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

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Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies; and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as

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applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders under the PSA. If

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any such expenses, costs or liabilities relate to a Mortgage Loan, then any subsequent recovery on that Mortgage Loan will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer, the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the

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trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The special servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the

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Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the special servicer, and the special servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been

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substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, as well as notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

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Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the special servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing

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Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the

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Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the One Court Square Mortgage Loan

The One Court Square Mortgage Loan and any related REO Property will be serviced under the WFCM 2015-NXS3 Pooling and Servicing Agreement.

The servicing arrangements under the WFCM 2015-NXS3 Pooling and Servicing Agreement are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, in the case of the WFCM 2015-NXS3 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between the WFCM 2015-NXS3 Pooling and Servicing Agreement and the PSA:

•	The WFCM 2015-NXS3 Master Servicer will earn a primary servicing fee with respect to the One Court Square Mortgage Loan that is to be calculated at 0.0025% per annum.

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•	The One Court Square Special Servicer will earn a special servicing fee accruing at a rate equal to the greater of 0.15% per annum or such rate as would result in a special servicing fee of $3,500 for the related month.

•	The One Court Square Special Servicer will be entitled to a workout fee accruing at a rate equal to 0.50%.

•	The One Court Square Special Servicer will be entitled to a liquidation fee accruing at a rate equal to (a) 0.50% or (b) if such rate set forth in clause (a) would result in an aggregate liquidation fee less than $25,000, then the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000.

•	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the One Court Square Mortgage Loan, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that such Advance would not be recoverable from collections on such Mortgage Loan.

•	The One Court Square Special Servicer will be required to take actions with respect to the One Court Square Mortgage Loan if such Mortgage Loan becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	The servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

•	The WFCM 2015-NXS3 Master Servicer is not required to make compensating interest payments in respect of the One Court Square Mortgage Loan.

•	The WFCM 2015-NXS3 Master Servicer and the One Court Square Special Servicer (a) have rights related to resignation generally similar, but not necessarily identical, to those of the master servicer and the special servicer and (b) are subject to servicer termination events generally similar to those in the PSA, as well as the rights related thereto.

•	The specific types of actions constituting material actions under the WFCM 2015-NXS3 Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The liability of the parties to the WFCM 2015-NXS3 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the One Court Square Whole Loan will be maintained under the WFCM 2015-NXS3 Pooling and Servicing Agreement in a manner generally similar, but not necessarily identical, to collections on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA, except that the rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	Collections on the One Court Square Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2015-NXS3 Master Servicer, to be deposited and maintained in a separate account (or sub-account of the WFCM 2015-NXS3 collection account) for the benefit of the issuing entity as holder of the One Court Square Mortgage Loan until transferred (after payment of

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certain amounts under the WFCM 2015-NXS3 Pooling and Servicing Agreement) on a monthly basis prior to the related Master Servicer Remittance Date to the Collection Account by the WFCM 2015-NXS3 Master Servicer for distribution in accordance with the PSA

•	The WFCM 2015-NXS3 Pooling and Servicing Agreement does not provide for an asset representations reviewer and does not provide for any asset representations review similar to that described under “—The Asset Representations Reviewer”.

•	The WFCM 2015-NXS3 Pooling and Servicing Agreement does not provide for resolution mechanisms similar to those described under “—Dispute Resolution Provisions”.

•	While the One Court Square Whole Loan will be serviced pursuant to the WFCM 2015-NXS3 Pooling and Servicing Agreement, the holder of the One Court Square Controlling Pari Passu Companion Loan will be entitled to exercise the rights and powers granted to the majority subordinate certificateholder and the subordinate class representative described herein to the extent provided in the related intercreditor agreement, except that, solely with respect to the One Court Square Whole Loan, a subordinate control period will be deemed to be in effect at all times.

•	The WFCM 2015-NXS3 Pooling and Servicing Agreement differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, eligibility requirements for service providers and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The One Court Square Special Servicer may be removed at any time, with or without cause, by the applicable holders of the WFCM 2015-NXS3 Certificates if a control termination event with respect to the applicable other controlling class representative has occurred and is continuing under the WFCM 2015-NXS3 Pooling and Servicing Agreement. For so long as such a control termination event does not exist, the One Court Square Special Servicer may be replaced without cause at the direction of the applicable controlling note holder subject to certain conditions described under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans—The One Court Square Whole Loan—Special Servicer Appointment Rights” in this prospectus. The One Court Square Special Servicer may also resign under the WFCM 2015-NXS3 Pooling and Servicing Agreement in certain circumstances.

The WFCM 2015-NXS3 Master Servicer, the One Court Square Special Servicer, the WFCM 2015-NXS3 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The One Court Square Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2015-NXS3 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the 10 South LaSalle Street Mortgage Loan

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The 10 South LaSalle Street Mortgage Loan, together with the 10 South LaSalle Street Companion Loan, and any related REO Property, are serviced under the WFCM 2016-C32 Pooling and Servicing Agreement.

The servicing arrangements under the WFCM 2016-C32 Pooling and Servicing Agreement are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The WFCM 2016-C32 Pooling and Servicing Agreement contains terms and conditions that are customary for securitization transactions involving assets similar to the 10 South LaSalle Street Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund for the 10 South LaSalle Street Companion Loan, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the securitization of the 10 South LaSalle Street Companion Loan. Such terms include, without limitation:

•	The WFCM 2016-C32 General Master Servicer earns a primary servicing fee with respect to the 10 South LaSalle Street Whole Loan that is to be calculated at 0.0025% per annum.

•	Upon the 10 South LaSalle Street Whole Loan becoming a specially serviced loan under the WFCM 2016-C32 Pooling and Servicing Agreement, the WFCM 2016-C32 General Special Servicer will earn a special servicing fee payable monthly with respect to the 10 South LaSalle Street Mortgage Loan accruing at a rate equal to the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, until such time as the 10 South LaSalle Street Whole Loan is no longer specially serviced.

•	The WFCM 2016-C32 General Special Servicer will be entitled to a workout fee in respect of any workout of the 10 South LaSalle Street Whole Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	The WFCM 2016-C32 General Special Servicer is will be entitled to a liquidation fee in respect of any liquidation or other resolution of the 10 South LaSalle Street Whole Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA

•	The WFCM 2016-C32 General Master Servicer or WFCM 2016-C32 Trustee, as applicable, is required to make advances of principal and interest with respect to the 10 South LaSalle Street Companion Loan (but not with respect to the 10 South LaSalle Street Mortgage Loan), unless the WFCM 2016-C32 General Master Servicer or WFCM 2016-C32 Trustee, as applicable, or the WFCM 2016-C32 General Special Servicer, has determined that such advance and interest thereon would not be recoverable from collections on the 10 South LaSalle Street Companion Loan.

•	The WFCM 2016-C32 General Master Servicer or WFCM 2016-C32 Trustee, as applicable, is obligated to make, and the WFCM 2016-C32 General Special Servicer may at its option make, property protection advances with respect to the 10 South LaSalle Street Whole Loan, unless a determination is made by the WFCM 2016-C32 General Master Servicer or WFCM 2016-C32 Trustee, as applicable, or the WFCM 2016-C32 General Special Servicer, that any such advance and interest thereon would not be recoverable from collections on the 10 South LaSalle Street Whole Loan. If it is determined that a property protection advance made with respect to the 10 South LaSalle Street Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance will be entitled to be reimbursed for such advance and interest thereon, first, from collections on, and proceeds of, the 10 South LaSalle Street Whole

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Loan, and then from general collections on all the Mortgage Loans and from general collections of the WFCM 2016-C32 issuing entity, on a pro rata basis (based on outstanding principal balance).

•	Amounts payable with respect to the 10 South LaSalle Street Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2016-C32 Pooling and Servicing Agreement may be allocated between the WFCM 2016-C32 General Master Servicer and the WFCM 2016-C32 General Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The WFCM 2016-C32 General Special Servicer will be required to take actions with respect to the 10 South LaSalle Street Whole Loan if it becomes a defaulted loan, which actions are similar to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the 10 South LaSalle Street Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

•	The requirement of the WFCM 2016-C32 General Master Servicer to make compensating interest payments in respect of the 10 South LaSalle Street Whole Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

•	The WFCM 2016-C32 General Master Servicer and the WFCM 2016-C32 General Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar to those in the PSA.

•	Penalty charges with respect to the 10 South LaSalle Street Whole Loan will be allocated in accordance with the related Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 10 South LaSalle Street Whole Loan” in this prospectus.

•	The servicing transfer events of the WFCM 2016-C32 Pooling and Servicing Agreement that would cause the 10 South LaSalle Street Whole Loan to become specially serviced are similar to those of the PSA.

•	The specific types of actions constituting major decisions under the WFCM 2016-C32 Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the PSA, and, therefore, the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The WFCM 2016-C32 General Special Servicer will have the power and authority under the WFCM 2016-C32 Pooling and Servicing Agreement , to direct, manage, prosecute and/or defend any action, suit or proceeding brought by a borrower, guarantor, other obligor, or any affiliates thereof, in connection with the 10 South LaSalle Street Whole Loan or under the related mortgage loan documents, against the trust, and represent the interests of the trust in any litigation relating to the rights and obligations of a borrower, guarantor or other obligor under the related mortgage loan documents, or

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with respect to the related mortgaged property or other collateral securing the 10 South LaSalle Street Whole Loan, or of the trust or the enforcement of the obligations of a borrower, guarantor or other obligor under the related mortgage loan documents.

•	The liability of the parties to the WFCM 2016-C32 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the 10 South LaSalle Street Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2016-C32 General Master Servicer in its capacity as companion loan paying agent, to be deposited and maintained in a separate account (or sub-account of the WFCM 2016-C32 collection account) for the benefit of the issuing entity as holder of the 10 South LaSalle Street Mortgage Loan until transferred (after payment of certain amounts under the WFCM 2016-C32 Pooling and Servicing Agreement) on a monthly basis prior to the related Master Servicer Remittance Date to the Collection Account by the WFCM 2016-C32 General Master Servicer for distribution in accordance with the PSA.

•	The WFCM 2016-C32 Pooling and Servicing Agreement may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-C32 General Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The 10 South LaSalle Street Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2016-C32 depositor, the WFCM 2016-C32 General Master Servicer, the WFCM 2016-C32 General Special Servicer, the WFCM 2016-C32 Certificate Administrator, the WFCM 2016-C32 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement and the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 10 South LaSalle Street Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-C32 Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Keurig Green Mountain Mortgage Loan

The Keurig Green Mountain Mortgage Loan together with the Keurig Green Mountain Companion Loan, and any related REO Property will be serviced under the WFCM 2015-NXS4 Pooling and Servicing Agreement.

The servicing arrangements under the WFCM 2015-NXS4 Pooling and Servicing Agreement are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. The WFCM 2015-NXS4 Pooling and Servicing Agreement contains terms and conditions that are customary for securitization transactions involving assets similar to the Keurig Green Mountain Mortgage Loan and that are otherwise (i)

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required by the Code relating to the tax elections of the trust fund for the Keurig Green Mountain Companion Loan, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the securitization of the Keurig Green Mountain Companion Loan. Such terms include, without limitation:

•	The WFCM 2015-NXS4 Master Servicer will earn a primary servicing fee with respect to the Keurig Green Mountain Mortgage Loan that is to be calculated at 0.0025% per annum.

•	Upon the Keurig Green Mountain Whole Loan becoming a specially serviced loan under the WFCM 2015-NXS4 Pooling and Servicing Agreement, the WFCM 2015-NXS4 Special Servicer will earn a special servicing fee payable monthly with respect to the Keurig Green Mountain Whole Loan accruing at a rate equal to the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, until such time as the Keurig Green Mountain Whole Loan is no longer specially serviced.

•	The WFCM 2015-NXS4 Special Servicer will be entitled to a workout fee in respect of any workout of the Keurig Green Mountain Whole Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	The WFCM 2015-NXS4 Special Servicer will be entitled to a liquidation fee in respect of any liquidation or other resolution of the Keurig Green Mountain Whole Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	The WFCM 2015-NXS4 Master Servicer or WFCM 2015-NXS4 Trustee, as applicable, is required to make advances of principal and interest with respect to the Keurig Green Mountain Companion Loan (but not with respect to the Keurig Green Mountain Mortgage Loan), unless the WFCM 2015-NXS4 Master Servicer or WFCM 2015-NXS4 Trustee, as applicable, or the WFCM 2015-NXS4 Special Servicer, has determined that such advance and interest thereon would not be recoverable from collections on the Keurig Green Mountain Companion Loan.

•	The WFCM 2015-NXS4 Master Servicer or WFCM 2015-NXS4 Trustee, as applicable, is obligated to make, and the WFCM 2015-NXS4 Special Servicer may at its option make, property protection advances with respect to the Keurig Green Mountain Whole Loan, unless a determination is made by the WFCM 2015-NXS4 Master Servicer or WFCM 2015-NXS4 Trustee, as applicable, or the WFCM 2015-NXS4 Special Servicer, that any such advance and interest thereon would not be recoverable from collections on the Keurig Green Mountain Whole Loan. If it is determined that a property protection advance made with respect to the Keurig Green Mountain Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance is entitled to be reimbursed for such advance and interest thereon, first, from collections on, and proceeds of, the Keurig Green Mountain Whole Loan, and then from general collections on all the Mortgage Loans and from general collections of the WFCM 2015-NXS4 issuing entity, on a pro rata basis (based on outstanding principal balance).

•	Amounts payable with respect to the Keurig Green Mountain Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2015-NXS4 Pooling and Servicing Agreement may be allocated between the WFCM 2015-NXS4 Master Servicer and the WFCM 2015-NXS4 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

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•	The WFCM 2015-NXS4 Special Servicer will be required to take actions with respect to the Keurig Green Mountain Whole Loan if such Whole Loan becomes a defaulted loan, which actions are similar to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the Keurig Green Mountain Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

•	The WFCM 2015-NXS4 Master Servicer is not required to make compensating interest payments in respect of the Keurig Green Mountain Mortgage Loan.

•	The WFCM 2015-NXS4 Master Servicer and the WFCM 2015-NXS4 Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar to those in the PSA.

•	Penalty charges with respect to the Keurig Green Mountain Whole Loan will be allocated in accordance with the related Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Keurig Green Mountain Whole Loan” of this prospectus.

•	The servicing transfer events of the WFCM 2015-NXS4 Pooling and Servicing Agreement that would cause the Keurig Green Mountain Whole Loan to become specially serviced are similar to those of the PSA.

•	The specific types of actions constituting major decisions under the WFCM 2015-NXS4 Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The WFCM 2015-NXS4 Master Servicer or the WFCM 2015-NXS4 Special Servicer, as applicable, has the power and authority under the WFCM 2015-NXS4 Pooling and Servicing Agreement , to direct, manage, prosecute and/or defend any action, suit or proceeding brought by a borrower, guarantor, other obligor, or any affiliates thereof, in connection with the Keurig Green Mountain Whole Loan or under the related mortgage loan documents, against the trust, and represent the interests of the trust in any litigation relating to the rights and obligations of a borrower, guarantor or other obligor under the related mortgage loan documents, or with respect to the related mortgaged property or other collateral securing the Keurig Green Mountain Whole Loan, or of the trust or the enforcement of the obligations of a borrower, guarantor or other obligor under the related mortgage loan documents.

•	The liability of the parties to the WFCM 2015-NXS4 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the Keurig Green Mountain Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2015-NXS4 Master Servicer, to be deposited and maintained in a separate account (or sub-account of the WFCM 2015-NXS4 collection account) for the benefit of the issuing entity as holder of the Keurig Green Mountain Mortgage Loan until transferred (after payment of certain amounts under the WFCM 2015-NXS4 Pooling and Servicing Agreement) on a

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monthly basis prior to the related Master Servicer Remittance Date to the Collection Account by the WFCM 2015-NXS4 Master Servicer for distribution in accordance with the PSA.

•	The WFCM 2015-NXS4 Pooling and Servicing Agreement does not provide for an asset representations reviewer and does not provide for any asset representations review similar to that described under “—The Asset Representations Reviewer”.

•	The WFCM 2015-NXS4 Pooling and Servicing Agreement does not provide for dispute resolution mechanisms similar to those described under “—Dispute Resolution Provisions”.

•	The WFCM 2015-NXS4 Pooling and Servicing Agreement does not require delivery of a Diligence File as described under “—Assignment of the Mortgage Loans”.

•	The WFCM 2015-NXS4 Pooling and Servicing Agreement may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2015-NXS4 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Keurig Green Mountain Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2015-NXS4 depositor, the WFCM 2015-NXS4 Master Servicer, the WFCM 2015-NXS4 Special Servicer, the WFCM 2015-NXS4 Certificate Administrator, the WFCM 2015-NXS4 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement and the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Keurig Green Mountain Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2015-NXS4 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s

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website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) it has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, or (iii) either (a) it has the master servicer or special servicer, as applicable, rating of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, the applicable replacement master servicer or special servicer is currently acting as the master servicer or special servicer, as applicable, on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other CMBS transactions rated by any NRSRO and a responsible officer of the trustee does not have actual knowledge that Morningstar has, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of certificates of such CMBS transaction publicly citing servicing concerns of the applicable replacement servicer as the sole or material factor in such rating action, if Morningstar is the non-responding Rating Agency. Promptly following the master servicer’s or the special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

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As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Morningstar Credit Ratings, LLC (“Morningstar”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate

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administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

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“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates and the Class A-6FX regular interest is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class V and Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and

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cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class, (3) the reasonable out of pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class V and Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)          to correct any defect or ambiguity in the PSA;

(b)          to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)          to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master

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Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)          to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)          to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)          to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)          to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)          to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan

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other than an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation has been received from each Rating Agency;

(i)          to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j)          to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement without the consent of the holder of the related Companion Loan.

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Moreover, no amendment may be made to the PSA that would adversely affect the swap counterparty under the swap contract without the consent of the swap counterparty. For the avoidance of doubt, any exchange by a holder of a Class A-6FL certificate of any portion of its aggregate outstanding certificate balance for an equal aggregate outstanding certificate balance of Class A-6FX certificates will not be deemed to be an amendment.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose short-term unsecured debt rating of at least “F1” by Fitch and “P-1” by Moody’s (or, in the case of either such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar) and a long-term unsecured debt rating of at least “A-” by Fitch and “A2” by Moody’s (if it has a short-term unsecured debt rating of at least “P-1” by Moody’s), provided that the trustee may maintain a long-term unsecured debt rating of “Baa2” by Moody’s and a short-term unsecured debt rating of “P-2” by Moody’s if the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s (or such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar) (provided that this proviso will not impose on the master servicer any obligation to maintain such rating), and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as

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applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any

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particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

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In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

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See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions refiecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition,

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in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in

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acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a

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deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and

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the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

State-Specific Aspects

Illinois

Mortgage loans in Illinois are generally secured by mortgages on the related real estate. Foreclosure of a mortgage in Illinois is accomplished by judicial foreclosure. There is no power of sale in Illinois. After an action for foreclosure is commenced and the lender secures a judgment, the judgment of foreclosure will provide that the property be sold at a sale in accordance with Article 15 of the Illinois Mortgage Foreclosure Law (Article 15 of the Illinois Code of Civil Procedure) on such terms and conditions as specified by the court on the judgment of foreclosure if the full amount of the judgment is not paid prior to the scheduled sale. A sale may be conducted by any judge, sheriff or private third-party. The notice of sale shall set forth, among other things, the time and location of such sale. Generally, the foreclosure sale must occur after the expiration of the applicable reinstatement and redemption periods or waiver thereof. During this period, a notice of sale must be published once a week for 3 consecutive weeks in the county in which the property is located, the first such notice to be published not more than 45 days prior to the sale and the last such notice to be published not less than 7 days prior to the sale. Illinois does recognize a right of redemption, but such right may be waived by a borrower in the mortgage. Illinois does not have a “one action rule” or “anti-deficiency legislation.” Subsequent to a foreclosure sale, the court conducts a hearing to confirm the sale and enters an order confirming the sale. In the order confirming the sale pursuant to the judgment of foreclosure, the court shall enter a personal judgment for deficiency against any party (i) if otherwise authorized and (ii) to the extent requested in the complaint and proven upon presentation of a report of sale and to the extent personally served. In certain circumstances, the lender may have a receiver appointed.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver

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appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property

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or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

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Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease

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and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in

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addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

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In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership

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agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

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Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

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Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

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Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans

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covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a

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lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

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CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller, is also the master servicer, the swap counterparty, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is the master servicer of the One Court Square Whole Loan, the certificate administrator, the tax administrator, the custodian and the certificate registrar under the WFCM 2015-NXS3 Pooling and Servicing Agreement, which governs the servicing and administration of the One Court Square Whole Loan, and the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar under the WFCM 2015-NXS4 Pooling and Servicing Agreement, which governs the servicing and administration of the Keurig Green Mountain Whole Loan. Wells Fargo Bank is also the master servicer of the 10 South LaSalle Street Whole Loan, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under the WFCM 2016-C32 Pooling and Servicing Agreement, which governs the servicing and administration of the 10 South LaSalle Street Whole Loan.

In addition, Wells Fargo Bank is the purchaser under a repurchase agreement with Silverpeak or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Silverpeak and/or its affiliates.

In the case of the repurchase facility provided to Silverpeak, Wells Fargo Bank has agreed to purchase mortgage loans from Silverpeak on a revolving basis. The dollar amount of the Silverpeak Mortgage Loans expected to be subject to that repurchase facility is projected to equal, as of the Cut-off Date, approximately $148,377,461. Proceeds received by Silverpeak in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Silverpeak Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Silverpeak to the depositor.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that Silverpeak Real Estate Finance LLC will transfer to the depositor.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Silverpeak, each a sponsor, an originator and a mortgage loan seller, and/or certain affiliates of Silverpeak, Wells Fargo Bank acts (from time to time) as primary servicer with respect to certain mortgage loans owned by Silverpeak or such affiliates of Silverpeak

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(subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the trust fund, some or all of the Silverpeak Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans to be transferred to this securitization transaction by Wells Fargo Bank.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

NREC, a sponsor, originator and mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the underwriters.

NREC, a sponsor, originator and mortgage loan seller, is also the current holder of the One Court Square pari passu companion loans. NREC is not required to retain any such interest and may, subject to the terms of the related intercreditor agreement, transfer any such interest at any time. In addition, as the holder of the One Court Square controlling pari passu companion loan, NREC—the directing holder with respect to the One Court Square whole loan—has control and consultation rights with respect to such whole loan which are substantially similar, but not necessarily identical, to the control and consultation rights granted to the subordinate class representative and the majority subordinate certificateholder under the WFCM 2015-NXS3 Pooling and Servicing Agreement.

Rialto Capital Advisors, LLC, the special servicer, is an affiliate of the entity that (a) is expected to purchase the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class V Certificates on the Closing Date and (b) is expected to be appointed as the initial directing certificateholder. In addition, Rialto Capital Advisors, LLC is the special servicer under the WFCM 2015-NXS4 Pooling and Servicing Agreement, which governs the servicing and administration of the Keurig Green Mountain Whole Loan, and is a special servicer under the WFCM 2016-C32 Pooling and Servicing Agreement, which governs the servicing and administration of the 10 South LaSalle Street Whole Loan. Rialto Capital Advisors, LLC also is an affiliate of the entity that is the initial controlling certificateholder under the WFCM 2015-NXS4 Pooling and Servicing Agreement and is an affiliate of the entity that is the initial controlling class certificateholder and the initial directing certificateholder under the WFCM 2016-C32 Pooling and Servicing Agreement.

Wilmington Trust, National Association, the trustee, is also the trustee under the WFCM 2015-NXS3 Pooling and Servicing Agreement, which governs the servicing of the One Court Square Whole Loan, the WFCM 2015-NXS4 Pooling and Servicing Agreement, which governs the servicing of the Keurig Green Mountain Whole Loan, and the WFCM 2016-C32 Pooling and Servicing Agreement, which will govern the servicing of the 10 South LaSalle Street Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

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PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by

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the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 certificates and the Class A-6FX regular interest remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 certificates and/or the Class A-6FX regular interest were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

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The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. In addition, although Realized Losses will not be directly allocated to the Class A-6FL and Class A-6FX certificates, losses allocated to the Class A-6FX regular interest will result in a corresponding pro rata reduction of the Certificate Balance of the Class A-6FL and Class A-6FX certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$662,910,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest
Class X-B	$52,508,000	Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require

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balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates (other than the Class A-6FL certificates), the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

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Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$662,910,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB and Class A-S certificates and the Class A-6FX regular interest
Class X-B	$52,508,000	Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. A reduction in the Certificate Balance of the Class A-6FX regular interest will result in a corresponding pro rata reduction of the Certificate Balances of the Class A-6FL and Class A-6FX certificates.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which

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defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

•	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

•	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

•	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

•	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

•	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1 to this prospectus;

•	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

•	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

•	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

•	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

•	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

•	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal

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prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

•	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

•	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

•	no Yield Maintenance Charges or Prepayment Premiums are collected;

•	one month LIBOR on the Class A-6FL certificates will remain constant at 0.427%;

•	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

•	no Mortgage Loan is required to be repurchased;

•	distributions on the Offered Certificates are made on the 15th day of each month, commencing in March 2016; and

•	the Offered Certificates are settled with investors on February 26, 2016.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	83%	83%	83%	83%	83%
February 2018	65%	65%	65%	65%	65%
February 2019	41%	41%	41%	41%	41%
February 2020	14%	14%	14%	14%	14%
February 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.51	2.51	2.51	2.51	2.51

443

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.63	4.62	4.61	4.59	4.40

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.97	6.92	6.85	6.77	6.49

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.77	9.71	9.66	9.61	9.50

444

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.81	9.80	9.78	9.73	9.57

Percent of the Initial Certificate Balance
of the Class A-6 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.88	9.86	9.84	9.64

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	99%	99%	99%	99%	99%
February 2022	79%	79%	79%	79%	79%
February 2023	58%	58%	58%	58%	58%
February 2024	37%	37%	37%	37%	37%
February 2025	15%	15%	15%	15%	15%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.37	7.37	7.37	7.37	7.37

445

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.89	9.89	9.89	9.64

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.89	9.89	9.89	9.69

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.89	9.89	9.89	9.89	9.72

446

Percent of the Initial Certificate Balance
of the Class D Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.97	9.95	9.92	9.89	9.72

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

447

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
95-00	3.669%	3.674%	3.674%	3.674%	3.674%
96-00	3.230%	3.234%	3.234%	3.234%	3.234%
97-00	2.798%	2.801%	2.801%	2.801%	2.801%
98-00	2.372%	2.374%	2.374%	2.374%	2.374%
99-00	1.952%	1.953%	1.953%	1.953%	1.953%
100-00	1.539%	1.539%	1.539%	1.539%	1.539%
101-00	1.132%	1.131%	1.131%	1.131%	1.131%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.172%	3.173%	3.174%	3.176%	3.194%
99-00	2.935%	2.936%	2.936%	2.937%	2.946%
100-00	2.702%	2.702%	2.702%	2.702%	2.701%
101-00	2.471%	2.470%	2.470%	2.469%	2.458%
102-00	2.243%	2.242%	2.240%	2.238%	2.219%
103-00	2.017%	2.016%	2.014%	2.010%	1.982%
104-00	1.794%	1.792%	1.789%	1.785%	1.747%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.874%	3.876%	3.879%	3.882%	3.894%
99-00	3.707%	3.708%	3.709%	3.710%	3.716%
100-00	3.542%	3.541%	3.541%	3.541%	3.540%
101-00	3.378%	3.377%	3.375%	3.373%	3.366%
102-00	3.217%	3.214%	3.212%	3.208%	3.194%
103-00	3.057%	3.054%	3.050%	3.044%	3.024%
104-00	2.899%	2.895%	2.889%	2.882%	2.856%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.624%	3.625%	3.626%	3.628%	3.630%
99-00	3.500%	3.501%	3.501%	3.502%	3.503%
100-00	3.378%	3.378%	3.378%	3.378%	3.377%
101-00	3.257%	3.256%	3.255%	3.255%	3.253%
102-00	3.137%	3.136%	3.135%	3.133%	3.131%
103-00	3.019%	3.017%	3.015%	3.013%	3.010%
104-00	2.902%	2.899%	2.897%	2.895%	2.890%

448

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class A-5 certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.625%	3.626%	3.626%	3.627%	3.630%
99-00	3.502%	3.502%	3.502%	3.503%	3.504%
100-00	3.380%	3.380%	3.380%	3.380%	3.379%
101-00	3.259%	3.259%	3.259%	3.258%	3.256%
102-00	3.140%	3.140%	3.139%	3.138%	3.134%
103-00	3.022%	3.022%	3.021%	3.019%	3.014%
104-00	2.905%	2.905%	2.904%	2.902%	2.895%

Pre-Tax Yield to Maturity for the Class A-6 Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class A-6 certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.893%	3.893%	3.893%	3.894%	3.898%
99-00	3.768%	3.768%	3.768%	3.769%	3.771%
100-00	3.645%	3.645%	3.645%	3.645%	3.645%
101-00	3.524%	3.524%	3.524%	3.523%	3.521%
102-00	3.404%	3.404%	3.403%	3.403%	3.398%
103-00	3.285%	3.285%	3.284%	3.284%	3.277%
104-00	3.168%	3.167%	3.167%	3.166%	3.157%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class A-SB certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.701%	3.701%	3.701%	3.701%	3.701%
99-00	3.542%	3.542%	3.542%	3.542%	3.542%
100-00	3.385%	3.385%	3.385%	3.385%	3.385%
101-00	3.230%	3.230%	3.230%	3.230%	3.230%
102-00	3.077%	3.077%	3.077%	3.077%	3.077%
103-00	2.926%	2.926%	2.926%	2.926%	2.926%
104-00	2.776%	2.776%	2.776%	2.776%	2.776%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class A-S certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	4.254%	4.254%	4.254%	4.254%	4.259%
99-00	4.127%	4.127%	4.127%	4.127%	4.129%
100-00	4.002%	4.002%	4.002%	4.002%	4.002%
101-00	3.878%	3.878%	3.878%	3.878%	3.875%
102-00	3.756%	3.756%	3.756%	3.756%	3.750%
103-00	3.635%	3.635%	3.635%	3.635%	3.627%
104-00	3.516%	3.516%	3.516%	3.516%	3.505%

449

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class B certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	5.257%	5.257%	5.258%	5.258%	5.265%
99-00	5.124%	5.124%	5.125%	5.125%	5.130%
100-00	4.993%	4.993%	4.993%	4.994%	4.997%
101-00	4.863%	4.864%	4.864%	4.864%	4.865%
102-00	4.735%	4.735%	4.736%	4.736%	4.735%
103-00	4.609%	4.609%	4.609%	4.610%	4.607%
104-00	4.484%	4.484%	4.484%	4.484%	4.480%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Certificate Balance of Class C certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
86-00	7.031%	7.031%	7.031%	7.032%	7.062%
87-00	6.875%	6.875%	6.875%	6.876%	6.904%
88-00	6.721%	6.721%	6.721%	6.722%	6.748%
89-00	6.569%	6.569%	6.570%	6.570%	6.594%
90-00	6.419%	6.420%	6.420%	6.420%	6.443%
91-00	6.272%	6.272%	6.272%	6.273%	6.293%
92-00	6.126%	6.126%	6.126%	6.127%	6.145%

Pre-Tax Yield to Maturity for the Class D Certificates

	Prepayment Assumption (CPP)
Assumed Purchase Price (% of Initial Certificate Balance of Class D certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
73-00	9.274%	9.279%	9.287%	9.295%	9.355%
74-00	9.083%	9.088%	9.096%	9.104%	9.161%
75-00	8.896%	8.900%	8.908%	8.915%	8.970%
76-00	8.712%	8.716%	8.723%	8.730%	8.783%
77-00	8.531%	8.535%	8.541%	8.548%	8.598%
78-00	8.353%	8.357%	8.363%	8.369%	8.417%
79-00	8.178%	8.181%	8.187%	8.193%	8.238%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Notional Amount of Class X-A certificates) (in 32nds, excluding accrued interest)	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
9-20	6.618%	6.582%	6.537%	6.468%	6.049%
9-24	6.279%	6.242%	6.197%	6.128%	5.707%
9-28	5.946%	5.910%	5.864%	5.795%	5.371%
10-00	5.620%	5.583%	5.537%	5.468%	5.042%
10-04	5.300%	5.264%	5.217%	5.147%	4.719%
10-08	4.987%	4.950%	4.903%	4.833%	4.402%
10-12	4.680%	4.642%	4.595%	4.525%	4.092%

450

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (%	Prepayment Assumption (CPP)
of Initial Notional Amount of Class X-B certificates (in 32nds, excluding accrued interest))	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
0-04	24.700%	24.700%	24.700%	24.700%	24.519%
0-05	17.613%	17.613%	17.613%	17.613%	17.380%
0-06	12.547%	12.547%	12.547%	12.547%	12.271%
0-07	8.669%	8.669%	8.669%	8.669%	8.355%
0-08	5.558%	5.558%	5.558%	5.558%	5.213%
0-09	2.979%	2.979%	2.979%	2.979%	2.607%
0-10	0.788%	0.788%	0.788%	0.788%	0.392%

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) one or more classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class X-A, Class X-B, Class X-F, Class X-G, Class X-H, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates and the Class A-6FX regular interest (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and any other governing documents, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any

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amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (i) the Excess Interest and the Excess Interest Distribution Account and (ii) the Class A-6FX regular interest, the Class A-6FX Regular Interest Distribution Account and the swap contract will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code. Accordingly, (a) the Class V certificates will represent undivided beneficial interests in any Excess Interest and the related amounts in the Excess Interest Distribution Account, (b) the Class A-6FL certificates will evidence undivided beneficial interests in the swap contract and their percentage interest in the Class A-6FX regular interest and the proceeds thereof in the related sub account of the Class A-6FX Regular Interest Distribution Account, and (c) the Class A-6FX certificates will represent undivided beneficial interests in their percentage interest in the Class A-6FX regular interest and the related sub account of the Class A-6FX Regular Interest Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of

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origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other

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regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, ten (10) of the Mortgaged Properties securing nine (9) Mortgage Loans representing 8.8% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

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Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

For federal income tax purposes, the prepayment assumption used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates, shall be 0% CPR; provided that it is assumed that each ARD Loan is paid in full on its Anticipated Repayment Date.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated

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interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class C and Class D certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each

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day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue

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discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be

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purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may

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not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the classes of interest-only Regular Interests, such as the Class X certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross

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income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

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Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

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The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates.

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Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, and gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified

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foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX

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TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

METHOD OF DISTRIBUTION (UNDERWRITER)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-4
Wells Fargo Securities, LLC	$33,080,000	$121,907,000	$35,827,000	$65,000,000
Citigroup Global Markets Inc.	$0	$0	$0	$0
Natixis Securities Americas LLC	$0	$0	$0	$0
Total	$33,080,000	$121,907,000	$35,827,000	$65,000,000

Underwriter	Class A-5	Class A-6	Class A-SB	Class A-S
Wells Fargo Securities, LLC	$85,000,000	$164,769,000	$57,007,000	$50,320,000
Citigroup Global Markets Inc.	$0	$0	$0	$0
Natixis Securities Americas LLC	$0	$0	$0	$0
Total	$85,000,000	$164,769,000	$57,007,000	$50,320,000

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Underwriter	Class X-A	Class X-B	Class B	Class C
Wells Fargo Securities, LLC	$662,910,000	$52,508,000	$52,508,000	$39,381,000
Citigroup Global Markets Inc.	$0	$0	$0	$0
Natixis Securities Americas LLC	$0	$0	$0	$0
Total	$662,910,000	$52,508,000	$52,508,000	$39,381,000

Underwriter	Class D
Wells Fargo Securities, LLC	$26,254,000
Citigroup Global Markets Inc.	$0
Natixis Securities Americas LLC	$0
Total	$26,254,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 109.80% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2016, before deducting expenses payable by the depositor (estimated at $5,127,468, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks

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Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor and mortgage loan seller and is also the master servicer, the swap counterparty, the certificate administrator, the custodian and the certificate registrar under this securitization. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of NREC, which is a sponsor, originator and mortgage loan seller and is also the holder of the One Court Square Companion Loans, including the One Court Square controlling pari passu companion loan.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and the joint bookrunner for this offering, and affiliates of Natixis Securities Americas LLC, which is one of the underwriters and is a co-lead manager for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(2)	the payment by the depositor to NREC, an affiliate of Natixis Securities Americas LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by NREC; and

(3)	the payment by Silverpeak or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with Silverpeak or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Silverpeak or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Silverpeak in connection with the sale of those Mortgage Loans to the depositor by Silverpeak.

As a result of the circumstances described above in this paragraph and the prior paragraph, Wells Fargo Securities, LLC and Natixis Securities Americas LLC each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that

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such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, or by telephone at (704) 374-6161.

WHERE YOU CAN FIND MORE INFORMATION

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

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The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

FINANCIAL INFORMATION

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the

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particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,091 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

471

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, the swap counterparty, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

472

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered

473

Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related

474

securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

RATINGS

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to

475

which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in January 2059. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such

476

result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on final feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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INDEX OF DEFINED TERMS

1

10 South LaSalle Street Companion Loan	203
10 South LaSalle Street Mortgage Loan	203
10 South LaSalle Street Whole Loan	203
17g-5 Information Provider	292
1986 Act	454
1996 Act	430

3

30/360 Basis	327

4

401(c) Regulations	474

A

Acceptable Insurance Default	340
Acting General Counsel’s Letter	133
Actual/360 Basis	180
Actual/360 Loans	316
ADA	433
Additional Exclusions	340
Administrative Cost Rate	268
ADR	137
Advances	312
Affirmative Asset Review Vote	377
Annual Debt Service	137
Anticipated Repayment Date	180
Appraisal Institute	217
Appraisal Reduction Amount	334
Appraisal Reduction Event	334
Appraised Value	137
Appraised-Out Class	338
ARD Loan	180
Assessment of Compliance	409
Asset Representations Reviewer Asset Review Fee	333
Asset Representations Reviewer Fee	333
Asset Representations Reviewer Fee Rate	333
Asset Representations Reviewer Termination Event	382
Asset Representations Reviewer Upfront Fee	333
Asset Review	378
Asset Review Notice	377
Asset Review Quorum	377
Asset Review Report	380
Asset Review Report Summary	380
Asset Review Standard	379
Asset Review Trigger	375
Asset Review Vote Election	377
Asset Status Report	350
Assumed Final Distribution Date	276
Assumed Scheduled Payment	270
Attestation Report	409
Available Funds	260

B

Balloon Balance	138
Balloon or ARD LTV Ratio	141
Balloon or ARD Payment	142
Bankruptcy Code	423
Base Interest Fraction	275
Beds	148
Borrower Party	285
Borrower Party Affiliate	285
Breach Notice	303

C

C(WUMP)O	19
Cash Flow Analysis	138
CERCLA	430
Certificate Administrator/Trustee Fee	331
Certificate Administrator/Trustee Fee Rate	332
Certificate Balance	258
Certificate Owners	295
Certificateholder	286
Certificateholder Quorum	385
Certificateholder Repurchase Request	394
Certifying Certificateholder	297
Class A Certificates	257
Class A-6FX Regular Interest Distribution Account	317
Class A-SB Planned Principal Balance	270
Class X Certificates	257
Clearstream	293
Clearstream Participants	295
Closing Date	137, 214
CMBS	55
Code	451
Collection Account	316
Collection Period	261
Communication Request	297
Companion Holder	198
companion loan	44

478

Companion Loan	135
Companion Loans	135
Compensating Interest Payment	278
Complaint	247
Constant Prepayment Rate	441
Consultation Termination Event	364
Control Eligible Certificates	359
Control Termination Event	364
Controlling Class	359
Controlling Class Certificateholder	359
Corrected Loan	350
CPP	441
CPR	441
CPY	441
CRE Loans	222
CREFC® Intellectual Property Royalty License Fee	333
CREFC® Intellectual Property Royalty License Fee Rate	334
CREFC® Reports	282
Cross-Over Date	265
CRR	117
Cure/Contest Period	379
Custodian	246
Cut-off Date	135
Cut-off Date Balance	139
Cut-off Date Loan-to-Value Ratio	140
Cut-off Date LTV Ratio	140

D

D or @%(#)	143
D or GRTR of @% or YM(#)	143
D or YM(#)	143
D(#)	143
Debt Service Coverage Ratio	140
Defaulted Loan	356
Defeasance Deposit	184
Defeasance Loans	183
Defeasance Lock-Out Period	183
Defeasance Option	183
Definitive Certificate	293
Delinquent Loan	376
Demand Entities	225
Demand Letter	226
Depositaries	294
Determination Date	259
Dexia	226
Diligence File	300
Directing Certificateholder	358
Disclosable Special Servicer Fees	331
Discount Rate	276
Dispute Resolution Consultation	396
Dispute Resolution Cut-off Date	395
Distribution Accounts	316
Distribution Date	259
Dodd-Frank Act	118
DOL	471
DSCR	140
DTC	293
DTC Participants	294
DTC Rules	295
Due Date	179, 261
Due Diligence Requirement	117

E

EDGAR	469
EEA	117
Effective Gross Income	138
Eligible Asset Representations Reviewer	380
Eligible Operating Advisor	371
Enforcing Party	394
Enforcing Servicer	394
ESA	161
Euroclear	293
Euroclear Operator	296
Euroclear Participants	296
Excess Interest	259
Excess Interest Distribution Account	317
Excess Modification Fee Amount	328
Excess Modification Fees	326
Excess Prepayment Interest Shortfall	278
Exchange Act	213, 225
Excluded Controlling Class Holder	284
Excluded Controlling Class Loan	285
Excluded Information	285
Excluded Loan	286
Excluded Plan	473
excluded special servicer	24, 109
Excluded Special Servicer	385
excluded special servicer loan	24
Excluded Special Servicer Loan	385
Exemption	471
Exemption Rating Agency	472

F

FATCA	464
FDIA	132
FDIC	133, 253
FETL	21
FIEL	21
Final Asset Status Report	368
Final Dispute Resolution Election Notice	396
Financial Promotion Order	18
FINRA	469
FIRREA	134

479

Fitch	250, 408
FPO Persons	18
FSCMA	21
FSMA	18
Funds	252

G

Gain-on-Sale Reserve Account	317
Garn Act	432
GLA	141
Government Securities	181
Grantor Trust	259, 452
GRTR of @% or YM(#)	144

H

HUD	154

I

Indirect Participants	294
Initial Pool Balance	135
Initial Rate	180
Initial Requesting Certificateholder	394
In-Place Cash Management	141
Insurance and Condemnation Proceeds	316
Intercreditor Agreement	198
Interest Accrual Amount	268
Interest Accrual Period	268
Interest Deposit Amount	135
Interest Distribution Amount	268
Interest Reserve Account	316
Interest Shortfall	268
Interested Person	357
Investor Certification	286

K

Keurig Green Mountain Companion Loan	208
Keurig Green Mountain Mortgage Loan	208
Keurig Green Mountain Whole Loan	208

L

L(#)	143
Lennar	252
Liquidation Fee	329
Liquidation Proceeds	316
Loan Per Unit	141
Lock-out Period	181
Loss of Value Payment	304
Lower-Tier Regular Interests	451
Lower-Tier REMIC	259, 451
LTV Ratio	139
LTV Ratio at Maturity or Anticipated Repayment Date	141
LTV Ratio at Maturity or ARD	141
M

MAI	305
Major Decision	360
MAS	20
Master Servicer Remittance Date	311
Material Defect	303
Maturity Date Balloon or ARD Payment	142
MLPA	298
Modification Fees	327
Moody’s	250, 408
Morningstar	250, 408
Mortgage	136
Mortgage File	298
Mortgage Loans	135
Mortgage Note	136
Mortgage Pool	135
Mortgage Rate	268
Mortgaged Property	136

N

Natixis	227
Net Mortgage Rate	267
Net Operating Income	142
NFA	469
NI 33-105	22
NOI Date	142
Nonrecoverable Advance	313
Non-Serviced Certificate Administrator	198
non-serviced companion loan	45
Non-Serviced Companion Loan	198
non-serviced companion loans	45
Non-Serviced Directing Certificateholder	198
Non-Serviced Master Servicer	198
non-serviced mortgage loan	45
Non-Serviced Mortgage Loan	198
non-serviced mortgage loans	45
Non-Serviced PSA	198
Non-Serviced Special Servicer	199
Non-Serviced Trustee	199
non-serviced whole loan	45
Non-Serviced Whole Loan	199
Non-U.S. Person	464
Notional Amount	258
NRA	142
NREC	227
NREC Data Tape	229
NREC Deal Team	228
NREC Mortgage Loans	228
NRSRO	284
NRSRO Certification	287

480

O

O(#)	143
OCC	214
Occupancy As Of Date	143
Occupancy Rate	142
Offered Certificates	257
OID Regulations	455
OLA	133
One Court Square Controlling Note Holder	201
One Court Square Controlling Note Holder	199
One Court Square Intercreditor Agreement	200
One Court Square Mortgage Loan	199
One Court Square Mortgaged Property	200
One Court Square Non-Controlling Note Holders	201
One Court Square Non-Controlling Pari Passu Companion Loan	200
One Court Square Noteholders	200
One Court Square Pari Passu Companion Loan	200
One Court Square Special Servicer	200
One Court Square Whole Loan	200
Operating Advisor Consulting Fee	332
Operating Advisor Expenses	332
Operating Advisor Fee	332
Operating Advisor Fee Rate	332
Operating Advisor Standard	369
Operating Advisor Termination Event	372
Originator	225

P

P&I Advance	311
Pads	148
Par Purchase Price	356
pari passu companion loan	44
Pari Passu Companion Loan	135
Pari Passu Companion Loans	135
Pari Passu Mortgage Loan	199
Park Bridge Financial	256
Park Bridge Lender Services	256
Participants	293
Parties in Interest	470
Pass-Through Rate	265
Patriot Act	434
PCIS Persons	18
Percentage Interest	260
Periodic Payments	260
Permitted Investments	260, 318
Permitted Special Servicer/Affiliate Fees	331
PIPs	164
PL	218
Plans	470
PML	218
PRC	19
Preliminary Dispute Resolution Election Notice	395
Prepayment Assumption	456
Prepayment Interest Excess	277
Prepayment Interest Shortfall	277
Prepayment Premium	276
Prepayment Provisions	143
Prime Rate	315
Principal Balance certificates	257
Principal Distribution Amount	269
Principal Shortfall	270
Privileged Information	371
Privileged Information Exception	372
Privileged Person	284
Professional Investors	19
Prohibited Prepayment	278
Promotion of Collective Investment Schemes Exemptions Order	18
Proposed Course of Action Notice	395
Prospectus	19
Prospectus Directive	17
PSA	257
PSA Party Repurchase Request	394
PTCE	473
Purchase Price	304

Q

Qualification Criteria	222
Qualified Investor	17
Qualified Investors	17
Qualified Replacement Special Servicer	385
Qualified Substitute Mortgage Loan	305

R

RAC No-Response Scenario	407
Rated Final Distribution Date	277
Rating Agencies	408
Rating Agency Confirmation	408
RCM	252
REA	64
Realized Loss	280
REC	161
Record Date	259
Registration Statement	469
Regular Certificates	257
Regular Interestholder	455
Regular Interests	451
Regulation AB	410

481

Reimbursement Rate	315
Related Proceeds	314
Release Date	184
Relevant Member State	16
Relevant Persons	18
Relief Act	433
Remaining Term to Maturity or ARD	144
REMIC	451
REMIC Regulations	451
REO Account	317
REO Loan	272
REO Property	350
Repurchase Request	394
Requesting Certificateholder	396
Requesting Holders	338
Requesting Investor	297
Requesting Party	406
Requirements	434
Residual Certificates	257
Resolution Failure	394
Resolved	394
Restricted Group	472
Restricted Party	372
Retention Requirement	117
Review Materials	377
Revised Rate	180
RevPAR	144
Rialto	252
RMBS	247
Rooms	148
Routine Disbursements	345
Rule 15Ga-1	225
Rule 15Ga-1 Reporting Period	222
Rule 17g-5	287

S

S&P	250
Scheduled Principal Distribution Amount	269
SEC	213
Securities Act	409
Securitization Accounts	257, 317
SEL	218
Senior Certificates	257
Servicer Termination Event	387
Servicing Advances	312
Servicing Fee	325
Servicing Fee Rate	325
Servicing Standard	310
SF	144
SFA	20
SFO	19
Silverpeak	234
Silverpeak Data Tape	242
Silverpeak Mortgage Loans	234
Silverpeak Review Team	241
Similar Law	470
Similar Requirements	117
SIPC	469
SMMEA	474
Special Servicer	252
Special Servicer Decision	345
Special Servicing Fee	328
Special Servicing Fee Rate	328
Specially Serviced Loans	348
Sq. Ft.	144
Square Feet	144
Startup Day	452
Stated Principal Balance	271
Structured Product	19
Structuring Assumptions	442
Subject Loan	333
Subordinate Certificates	257
Sub-Servicing Agreement	310

T

T-12	144
Term to Maturity	144
Terms and Conditions	296
Tests	378
Title V	432
Total Expenses	138
TRIPRA	84
Trust	244
Trust REMICs	259, 451
TTM	144

U

U.S. Bank	226
U.S. Person	464
U/W DSCR	140
U/W Expenses	144
U/W NCF	144
U/W NCF Debt Yield	147
U/W NCF DSCR	140, 147
U/W NOI	147
U/W NOI Debt Yield	148
U/W NOI DSCR	147
U/W Revenues	148
UCC	251, 417
Underwriter Entities	106
Underwriting Agreement	466
Underwritten Debt Service Coverage Ratio	140
Underwritten Expenses	144
Underwritten NCF	144
Underwritten NCF Debt Yield	147
482

Underwritten Net Cash Flow	144
Underwritten Net Cash Flow Debt Service Coverage Ratio	147
Underwritten Net Operating Income	147
Underwritten Net Operating Income Debt Service Coverage Ratio	147
Underwritten NOI	147
Underwritten NOI Debt Yield	148
Underwritten Revenues	148
Units	148
Unscheduled Principal Distribution Amount	270
Unsolicited Information	378
Upper-Tier REMIC	259, 451

V

Volcker Rule	118
Voting Rights	292

W

WAC Rate	267
Wachovia Bank	214
Weighted Average Mortgage Rate	148
Wells Fargo Bank	214
Wells Fargo Bank Data Tape	221
Wells Fargo Bank Deal Team	220
WFCM 2015-NXS3 Master Servicer	200
WFCM 2015-NXS3 Pooling and Servicing Agreement	199, 200
WFCM 2015-NXS3 Trustee	200
WFCM 2015-NXS4 Certificate Administrator	208
WFCM 2015-NXS4 Directing Certificateholder	210
WFCM 2015-NXS4 Master Servicer	208
WFCM 2015-NXS4 Pooling and Servicing Agreement	199
WFCM 2015-NXS4 Special Servicer	208
WFCM 2015-NXS4 Trust Advisor	209
WFCM 2015-NXS4 Trustee	209
WFCM 2016-C32 Asset Representations Reviewer	204
WFCM 2016-C32 Certificate Administrator	204
WFCM 2016-C32 Directing Certificateholder	205
WFCM 2016-C32 General Master Servicer	204
WFCM 2016-C32 General Special Servicer	204
WFCM 2016-C32 Operating Advisor	204
WFCM 2016-C32 Pooling and Servicing Agreement	199
WFCM 2016-C32 Trustee	204
whole loan	44
Whole Loan	136
Withheld Amounts	317
Woodbridge	226
Workout Fee	328
Workout Fee Rate	328
Workout-Delayed Reimbursement Amount	315
WTNA	245

Y

Yield Maintenance Charge	276
YM(#)	143

483

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)(3)(6)	Unit of Measure	Cut-off Date Balance Per Unit/SF(4)	Original Balance ($)(4)	Cut-off Date Balance ($)(4)
1	One Court Square	Natixis		1 Court Square	Long Island City	NY	11101	Office	CBD	1989	2014	1,401,609	Sq. Ft.	225	75,000,000	75,000,000
2	10 South LaSalle Street	WFB		10 South LaSalle Street	Chicago	IL	60603	Office	CBD	1987	2013	781,426	Sq. Ft.	134	75,000,000	75,000,000
3	Chicago Industrial Portfolio II	WFB		Various	Various	Various	Various	Various	Various	Various	Various	1,122,573	Sq. Ft.	43	48,800,000	48,800,000
3.01	3883 Butterfield Road	WFB		3883 Butterfield Road	Aurora	IL	60502	Industrial	Flex	2003		63,740	Sq. Ft.		13,665,598	13,665,598
3.02	703 Foster Avenue	WFB		703 Foster Avenue	Bensenville	IL	60106	Industrial	Warehouse	1972		174,824	Sq. Ft.		4,444,232	4,444,232
3.03	1601 North Main Street	WFB		1601 North Main Street	Wheaton	IL	60187	Retail	Single Tenant	2003		14,560	Sq. Ft.		3,761,785	3,761,785
3.04	2101-2111 West 21st Street	WFB		2101-2111 West 21st Street	Broadview	IL	60155	Industrial	Flex	1972		120,960	Sq. Ft.		3,046,047	3,046,047
3.05	6200 Regency West Drive	WFB		6200 Regency West Drive	Racine	WI	53406	Industrial	Warehouse	1992	2013	115,823	Sq. Ft.		2,663,208	2,663,208
3.06	900-926 South Westwood Avenue	WFB		900-926 South Westwood Avenue	Addison	IL	60101	Industrial	Flex	1970		53,062	Sq. Ft.		1,797,667	1,797,667
3.07	1001-1091 Davis Road	WFB		1001-1091 Davis Road	Elgin	IL	60123	Industrial	Flex	1977		67,128	Sq. Ft.		1,731,087	1,731,087
3.08	2101-2171 West Cermak Road	WFB		2101-2171 West Cermak Road	Broadview	IL	60155	Industrial	Flex	1979		55,476	Sq. Ft.		1,664,506	1,664,506
3.09	902-924 Industrial Drive	WFB		902-924 Industrial Drive	Aurora	IL	60506	Industrial	Warehouse	1974		43,000	Sq. Ft.		1,531,346	1,531,346
3.10	2001 Parkes Drive	WFB		2001 Parkes Drive	Broadview	IL	60155	Industrial	Flex	1968		53,284	Sq. Ft.		1,464,766	1,464,766
3.11	707-717 South Vermont Street	WFB		707-717 South Vermont Street	Palatine	IL	60067	Industrial	Flex	1967		44,120	Sq. Ft.		1,424,818	1,424,818
3.12	641-655 South Vermont Street	WFB		641-655 South Vermont Street	Palatine	IL	60067	Industrial	Flex	1968		44,000	Sq. Ft.		1,424,818	1,424,818
3.13	1958 Brandon Court	WFB		1958 Brandon Court	Glendale Heights	IL	60139	Industrial	Warehouse	1970		35,833	Sq. Ft.		1,265,025	1,265,025
3.14	850-880 Greenleaf Avenue	WFB		850-880 Greenleaf Avenue	Elk Grove Village	IL	60007	Industrial	Flex	1980		34,500	Sq. Ft.		1,215,090	1,215,090
3.15	619-631 South Vermont Street	WFB		619-631 South Vermont Street	Palatine	IL	60067	Industrial	Flex	1969		36,784	Sq. Ft.		1,158,496	1,158,496
3.16	601-617 South Vermont Street	WFB		601-617 South Vermont Street	Palatine	IL	60067	Industrial	Flex	1969		36,667	Sq. Ft.		1,111,890	1,111,890
3.17	764-768 Thomas Drive	WFB		764-768 Thomas Drive	Bensenville	IL	60106	Industrial	Flex	1983		19,200	Sq. Ft.		932,124	932,124
3.18	250 South Shaddle Avenue	WFB		250 South Shaddle Avenue	Mundelein	IL	60060	Industrial	Flex	1976		17,234	Sq. Ft.		915,479	915,479
3.19	1501-1525 North Main Street	WFB		1501-1525 North Main Street	Wheaton	IL	60187	Retail	Unanchored	1956		14,458	Sq. Ft.		885,517	885,517
3.20	930 North Shore Drive	WFB		930 North Shore Drive	Lake Bluff	IL	60044	Industrial	Flex	1970	2006	12,000	Sq. Ft.		832,253	832,253
3.21	120-138 West Lake Street	WFB		120-138 West Lake Street	Northlake	IL	60164	Industrial	Flex	1961		27,000	Sq. Ft.		765,673	765,673
3.22	888 Tower Road	WFB		888 Tower Road	Mundelein	IL	60060	Industrial	Flex	1968		22,400	Sq. Ft.		649,158	649,158
3.23	7660 West Industrial Drive	WFB		7660 West Industrial Drive	Forest Park	IL	60130	Industrial	Flex	1989		16,520	Sq. Ft.		449,417	449,417
4	Walgreens - CVS Portfolio	WFB		Various	Various	Various	Various	Retail	Single Tenant	Various	Various	172,835	Sq. Ft.	265	45,750,000	45,750,000
4.01	Walgreens - Feasterville	WFB		2 East Street Road	Feasterville	PA	19053	Retail	Single Tenant	2005		14,820	Sq. Ft.		5,325,365	5,325,365
4.02	Walgreens - Mechanicsville	WFB		625 North Black Horse Pike	Blackwood	NJ	08012	Retail	Single Tenant	2005		14,820	Sq. Ft.		4,813,889	4,813,889
4.03	Walgreens - Baltimore	WFB		6301 York Road	Baltimore	MD	21212	Retail	Single Tenant	2005		13,677	Sq. Ft.		4,813,889	4,813,889
4.04	Walgreens - Brick	WFB		2546 Hooper Avenue	Brick Township	NJ	08723	Retail	Single Tenant	2005		14,550	Sq. Ft.		4,723,629	4,723,629
4.05	Walgreens - West Hartford	WFB		940 South Quaker Lane	West Hartford	CT	06110	Retail	Single Tenant	1949	2006	12,805	Sq. Ft.		3,983,493	3,983,493
4.06	Walgreens - Decatur	WFB		625 West Pershing Road	Decatur	IL	62523	Retail	Single Tenant	2006		14,820	Sq. Ft.		3,790,938	3,790,938
4.07	Walgreens - Edgewater	WFB		3106 Solomons Island Road	Edgewater	MD	21212	Retail	Single Tenant	2005		14,820	Sq. Ft.		3,730,764	3,730,764
4.08	Walgreens - Elk City	WFB		115 West 3rd Street	Elk City	OK	73644	Retail	Single Tenant	2005		14,550	Sq. Ft.		3,309,549	3,309,549
4.09	CVS - Baton Rouge	WFB		5360 Highland Road	Baton Rouge	LA	70808	Retail	Single Tenant	2004		13,813	Sq. Ft.		3,104,959	3,104,959
4.10	Walgreens - Taylorville	WFB		315 North Webster Street	Taylorville	IL	62568	Retail	Single Tenant	2006		14,550	Sq. Ft.		3,038,768	3,038,768
4.11	Walgreens - Glen Burnie	WFB		6700 Ritchie Highway	Glen Burnie	MD	21061	Retail	Single Tenant	2005		14,490	Sq. Ft.		2,587,465	2,587,465
4.12	Walgreens - Joliet	WFB		4822 Caton Farm Road	Joliet	IL	60586	Retail	Single Tenant	2000		15,120	Sq. Ft.		2,527,292	2,527,292
5	Torrance Crossroads	WFB		24427 & 24451 Crenshaw Boulevard	Torrance	CA	90505	Retail	Anchored	1992		128,121	Sq. Ft.	351	45,000,000	45,000,000
6	Keurig Green Mountain	WFB		53 South Avenue	Burlington	MA	01803	Office	Suburban	2014		280,560	Sq. Ft.	278	27,895,480	27,895,480
7	Boise Hotel Portfolio	SPREF		Various	Boise	ID	83705	Hospitality	Various	Various	Various	303	Rooms	88,713	26,880,000	26,880,000
7.01	Holiday Inn Boise Airport	SPREF		2970 West Elder Street	Boise	ID	83705	Hospitality	Full Service	2007	2011	119	Rooms		10,780,000	10,780,000
7.02	Hampton Inn Boise Airport	SPREF		3270 South Shoshone Street	Boise	ID	83705-4722	Hospitality	Limited Service	1995	2009	63	Rooms		6,580,000	6,580,000
7.03	Fairfield Inn by Marriott Boise Airport	SPREF		3300 South Shoshone Street	Boise	ID	83705-4759	Hospitality	Limited Service	1995	2015	61	Rooms		5,390,000	5,390,000
7.04	La Quinta Inn & Suites Boise Airport	SPREF		2613 South Vista Avenue	Boise	ID	83705	Hospitality	Limited Service	1995	2014	60	Rooms		4,130,000	4,130,000
8	4400 Jenifer Street	Natixis		4400 Jenifer Street Northwest	Washington	DC	20015	Office	CBD	1972	1999	83,777	Sq. Ft.	320	26,800,000	26,800,000
9	901 7th Street NW	Natixis		901 7th Street Northwest	Washington	DC	20001	Mixed Use	Office/Retail	1850	2000	39,686	Sq. Ft.	655	26,000,000	26,000,000
10	Homewood Suites by Hilton - Melville	SPREF		1585 Round Swamp Road	Plainview	NY	11803	Hospitality	Limited Service	2004	2015	147	Rooms	163,265	24,000,000	24,000,000
11	The Shoppes at Zion	WFB		250 Red Cliffs	St George	UT	84790	Retail	Unanchored	1993		118,956	Sq. Ft.	198	23,625,000	23,598,643
12	Chase Corporate Center	WFB		One & Two Chase Corporate Drive	Birmingham	AL	35244	Office	Suburban	1985	1987	211,257	Sq. Ft.	110	23,200,000	23,200,000
13	Preferred Freezer - Westfield, MA	WFB		45 Campanelli Drive	Westfield	MA	01085	Industrial	Cold Storage Facility	2006		147,594	Sq. Ft.	142	21,000,000	21,000,000
14	Lightstone Retail Portfolio II	Natixis		Various	Various	PA	Various	Retail	Anchored	Various	Various	249,962	Sq. Ft.	75	18,662,470	18,643,055
14.01	25th Street Plaza	Natixis		2429 Nazareth Road	Easton	PA	18045	Retail	Anchored	1965	1987	131,045	Sq. Ft.		10,813,271	10,802,022
14.02	Mountainville Shopping Plaza	Natixis		1604 South 4th Street	Allentown	PA	18103	Retail	Anchored	1959	2010	118,917	Sq. Ft.		7,849,199	7,841,033
15	Lightstone Retail Portfolio I	Natixis		Various	Various	Various	Various	Retail	Anchored	Various	Various	467,071	Sq. Ft.	37	17,275,030	17,257,059
15.01	Martintown Shopping Center	Natixis		1115-1139 Knox Road	North Augusta	SC	29841	Retail	Anchored	1973	2012	144,479	Sq. Ft.		7,871,697	7,863,508
15.02	New Smyrna Shopping Center	Natixis		1405-1551 South Dixie Freeway	New Smyrna Beach	FL	32168	Retail	Anchored	1962	2006	101,197	Sq. Ft.		5,053,394	5,048,137
15.03	Northside Mall - Home Depot	Natixis		3489 Ross Clark Circle	Dothan	AL	36303	Retail	Anchored	1968	2005	104,860	Sq. Ft.		2,673,345	2,670,564
15.04	Kings Fairground	Natixis		Piney Forest & U.S. Highway 58	Danville	VA	24540	Retail	Anchored	1972		116,535	Sq. Ft.		1,676,594	1,674,850
16	1006 Madison Avenue	Natixis		1006 Madison Avenue	New York	NY	10075	Retail	Anchored	1910	2016	3,917	Sq. Ft.	4,340	17,000,000	17,000,000
17	Hannaford Shopping Center	SPREF		598 Columbia Turnpike	East Greenbush	NY	12061	Retail	Anchored	1961	1995	109,237	Sq. Ft.	147	16,100,000	16,100,000
18	The Lake Apartments	SPREF		5650 Timber Creek Place Drive	Houston	TX	77084	Multifamily	Garden	1982		286	Units	54,196	15,500,000	15,500,000
19	The Lowell Emerson Apartments	SPREF		1102 & 1110 8th Avenue	Seattle	WA	98101	Multifamily	High Rise	1928		196	Units	76,531	15,000,000	15,000,000
20	Retail Portfolio South Carolina-Tennessee	WFB		Various	Various	Various	Various	Retail	Shadow Anchored	Various		54,354	Sq. Ft.	276	14,982,000	14,982,000
20.01	Six Mile Commons	WFB		10092 Charlotte Highway	Fort Mill	SC	29707	Retail	Shadow Anchored	2012		16,008	Sq. Ft.		5,213,000	5,213,000
20.02	Plaza on Pelham	WFB		3935 Pelham Road	Greenville	SC	29615	Retail	Shadow Anchored	2008		18,796	Sq. Ft.		5,100,000	5,100,000
20.03	Hixson Plaza	WFB		5550 Highway 153	Hixson	TN	37343	Retail	Shadow Anchored	2010		12,800	Sq. Ft.		2,644,000	2,644,000
20.04	Myrtle Beach	WFB		102 Loyola Drive	Myrtle Beach	SC	29588	Retail	Shadow Anchored	2012		6,750	Sq. Ft.		2,025,000	2,025,000
21	Breckenridge Court Apartments	SPREF		16150 Keith Harrow	Houston	TX	77084	Multifamily	Garden	1982		272	Units	51,838	14,100,000	14,100,000
22	Crossroads and Bernard Court Shopping Center	Natixis		Various	Jonesboro	AR	72401	Retail	Anchored	Various		151,995	Sq. Ft.	82	12,500,000	12,487,306
22.01	Bernard Court Shopping Center	Natixis		1843-1853 East Highland Drive	Jonesboro	AR	72401	Retail	Anchored	1994		107,150	Sq. Ft.		7,630,000	7,622,252
22.02	Crossroads Shopping Center	Natixis		2300-2302 East Highland Drive	Jonesboro	AR	72401	Retail	Anchored	2000		44,845	Sq. Ft.		4,870,000	4,865,054
23	Triple Net Acquisitions Portfolio - Pool 2	SPREF		Various	Various	Various	Various	Industrial	Various	Various	Various	249,854	Sq. Ft.	48	12,100,000	12,042,636
23.01	5455 State Route 307 West	SPREF		5455 State Route 307 West	Geneva	OH	44041	Industrial	Manufacturing	1979	2008	212,382	Sq. Ft.		9,520,000	9,474,867
23.02	5003 Chive Drive	SPREF		5003 Chive Drive	San Antonio	TX	78223	Industrial	Warehouse	2014		10,400	Sq. Ft.		1,390,000	1,383,410
23.03	5450 Bishop Road	SPREF		5450 Bishop Road	Geneva	OH	44041	Industrial	Manufacturing	1965	2008	27,072	Sq. Ft.		1,190,000	1,184,358
24	Security Public Storage - Bermuda Dunes	WFB		39505 Berkey Drive	Palm Desert	CA	92211	Self Storage	Self Storage	1980		156,349	Sq. Ft.	64	9,950,000	9,938,743
25	Shilo Inn Ocean Shores & Nampa	Natixis		Various	Various	Various	Various	Hospitality	Full Service	Various	Various	197	Rooms	49,988	9,886,941	9,847,578
25.01	Shilo Inn Ocean Shores	Natixis		707 Ocean Shores Boulevard Northwest	Ocean Shores	WA	98569	Hospitality	Full Service	1995	2007	113	Rooms		6,747,169	6,720,307
25.02	Shilo Inn Nampa Suites	Natixis		1401 Shilo Drive	Nampa	ID	83687	Hospitality	Full Service	1990		84	Rooms		3,139,772	3,127,272
26	The Tower	WFB		402 East Yakima Avenue; 417 East Chestnut Avenue	Yakima	WA	98901	Office	CBD	1951	2014	129,415	Sq. Ft.	74	9,600,000	9,569,932
27	Hampton Inn & Suites Salinas	WFB		523 Work Street	Salinas	CA	93901	Hospitality	Limited Service	2012		105	Rooms	90,268	9,500,000	9,478,164
28	A-1 Mini Storage	WFB		2868-2872 Dutton Meadow	Santa Rosa	CA	95407	Self Storage	Self Storage	1985		152,657	Sq. Ft.	62	9,400,000	9,400,000
29	Alief Square Apartments	SPREF		7500 Cook Road	Houston	TX	77072	Multifamily	Garden	1972		240	Units	39,167	9,400,000	9,400,000
30	Wright Line HQ	WFB		160 Gold Star Boulevard	Worcester	MA	01606	Industrial	Warehouse	1956	2000	241,000	Sq. Ft.	38	9,250,000	9,229,973
31	Hy-Vee Milan	WFB		201 West 10th Avenue	Milan	IL	61264	Retail	Single Tenant	2005		74,938	Sq. Ft.	101	7,600,000	7,591,848
32	Satellite Place	Natixis		Various	Duluth	GA	30096	Office	Suburban	1999	2015	113,035	Sq. Ft.	66	7,420,000	7,412,664
32.01	2425 Commerce Ave	Natixis		2425 Commerce Avenue	Duluth	GA	30096	Office	Suburban	1999	2015	56,973	Sq. Ft.		4,012,857	4,008,890
32.02	2450 Commerce Ave	Natixis		2450 Commerce Avenue	Duluth	GA	30096	Office	Suburban	1999	2015	56,062	Sq. Ft.		3,407,143	3,403,774
33	West Carmel Shoppes & Kokomo Town Center Outlots	Natixis		Various	Various	IN	Various	Retail	Shadow Anchored	Various		54,970	Sq. Ft.	133	7,300,000	7,300,000
33.01	West Carmel Shoppes	Natixis		4335 West 106th Street	Carmel	IN	46032	Retail	Shadow Anchored	1999		29,250	Sq. Ft.		4,376,022	4,376,022
33.02	Kokomo Town Center Outlots	Natixis		U.S. Highway 931 & East Hoffer Street	Kokomo	IN	46902	Retail	Shadow Anchored	1998		25,720	Sq. Ft.		2,923,978	2,923,978
34	Hampton Inn Milwaukee	Natixis		1200 West College Avenue	Milwaukee	WI	53221	Hospitality	Limited Service	1995	2015	102	Rooms	70,222	7,177,500	7,162,675
35	Hampton Inn & Suites – West Bend	SPREF		1975 South 18th Avenue	Wes t Bend	WI	53095	Hospitality	Limited Service	2008		83	Rooms	84,252	7,000,000	6,992,881
36	Holiday Inn Express & Suites Allen	WFB		205 Central Expressway	Allen	TX	75013	Hospitality	Limited Service	2006		87	Rooms	78,736	6,850,000	6,850,000
37	Royal Wildewood Manor Apartments	WFB		201 Dixie Drive	Clute	TX	77531	Multifamily	Garden	1981	2005	260	Units	26,220	6,825,000	6,817,314
38	Mountainview Professional Plaza	Natixis		2851 North Tenaya Way	Las Vegas	NV	89128	Office	Medical	1997		43,897	Sq. Ft.	152	6,675,000	6,675,000
39	HIE Rochelle	Natixis		1240 Dement Road	Rochelle	IL	61068	Hospitality	Limited Service	2005	2009	80	Rooms	81,952	6,570,000	6,556,151
40	Comfort Suites Charlotte	Natixis		7735 University City Boulevard	Charlotte	NC	28213	Hospitality	Limited Service	1998		120	Rooms	52,457	6,304,000	6,294,791
41	Self Storage 1 Lincoln Park	WFB		2001 North Elston Avenue	Chicago	IL	60614	Self Storage	Self Storage	1920	1996	87,944	Sq. Ft.	71	6,200,000	6,200,000
42	Comfort Inn York	Natixis		2250 North George Street	York	PA	17406	Hospitality	Limited Service	2000		129	Rooms	47,188	6,100,000	6,087,190
43	The Jackson Mixed-Use Portfolio	Natixis		Various	Jackson	MS	Various	Various	Various	Various	Various	138,408	Sq. Ft.	43	5,950,000	5,938,205
43.01	Greenbriar Apartments	Natixis		225 West McDowell Road	Jackson	MS	39204	Multifamily	Garden	1970		76,024	Sq. Ft.		3,000,000	2,994,053
43.02	Southside Terrace Apartments	Natixis		2750 North Siwell Road	Jackson	MS	39212	Multifamily	Garden	1982		55,384	Sq. Ft.		1,950,000	1,946,134
43.03	City Gear	Natixis		2909 Terry Road	Jackson	MS	39212	Retail	Shadow Anchored	1999	2014	7,000	Sq. Ft.		1,000,000	998,018
44	Clarion Inn & Suites Greenville	Natixis		50 Orchard Park Drive	Greenville	SC	29615	Hospitality	Limited Service	1983	2009	126	Rooms	47,032	5,926,000	5,926,000
45	Staybridge Suites – Columbus	SPREF		2890 Airport Drive	Columbus	OH	43219	Hospitality	Limited Service	2001	2014	87	Rooms	67,297	5,865,000	5,854,825
46	Quarters on Red Bluff	SPREF		2300 Red Bluff	Pasadena	TX	77508	Multifamily	Garden	1971		170	Units	29,412	5,000,000	5,000,000
47	Best Western - Winston Salem	Natixis		3330 Silas Creek Parkway	Winston-Salem	NC	27103	Hospitality	Limited Service	1986	2014	130	Rooms	38,407	5,000,000	4,992,883
48	Shilo Inn Warrenton	Natixis		1609 East Harbor Drive	Warrenton	OR	97146	Hospitality	Limited Service	1990	2000	63	Rooms	73,516	4,650,000	4,631,487
49	Spring Brook Lofts	SPREF		3402 Blalock Road	Houston	TX	77080	Multifamily	Garden	1972	2014	104	Units	43,269	4,500,000	4,500,000
50	Springhill Self Storage	WFB		150 Spring Hill Drive	Grass Valley	CA	95945	Self Storage	Self Storage	1998		69,820	Sq. Ft.	63	4,400,000	4,400,000
51	Shilo Inn The Dalles	Natixis		3223 Bret Clodfelter Way	The Dalles	OR	97058	Hospitality	Full Service	1975		112	Rooms	39,248	4,413,325	4,395,754
52	El Paso and Yosemite Self Storage	WFB		Various	Various	CA	Various	Self Storage	Self Storage	1999		97,100	Sq. Ft.	42	4,100,000	4,100,000
52.01	El Paso Self Storage	WFB		2935 Union Road	Paso Robles	CA	93446	Self Storage	Self Storage	1999		50,175	Sq. Ft.		2,500,000	2,500,000
52.02	Yosemite Self Storage	WFB		117 Creekwood Drive	Modesto	CA	95357	Self Storage	Self Storage	1999		46,925	Sq. Ft.		1,600,000	1,600,000
53	American Mini Storage - Hiram, GA	WFB		5745 Wendy Bagwell Parkway	Hiram	GA	30141	Mixed Use	Self Storage/Office	2004		86,250	Sq. Ft.	45	3,850,000	3,845,733
54	Security Public Storage - Sacramento I	WFB		3901 Fruitridge Road	Sacramento	CA	95820	Self Storage	Self Storage	1979		88,233	Sq. Ft.	44	3,850,000	3,845,644
55	2 Empire Drive	Natixis		2 Empire Drive	Rensselaer	NY	12144	Office	Medical	2001		39,950	Sq. Ft.	95	3,800,000	3,796,368
56	Sleep Inn Hickory	Natixis		1179 13th Avenue Drive Southeast	Hickory	NC	28602	Hospitality	Limited Service	1989	2013	97	Rooms	37,004	3,600,000	3,589,341
57	Fort Knox Self Storage	Natixis		3111 Southwest 14th Court	Pompano Beach	FL	33069	Self Storage	Self Storage	1977	1989	59,278	Sq. Ft.	59	3,500,000	3,496,936
58	Security Public Storage - Moreno Valley	WFB		24861 Sunnymead Boulevard	Moreno Valley	CA	92553	Self Storage	Self Storage	1988		67,452	Sq. Ft.	50	3,360,000	3,356,199
59	Security Public Storage - Shaw	WFB		2633 West Shaw Avenue	Fresno	CA	93711	Self Storage	Self Storage	1978		72,536	Sq. Ft.	41	2,975,000	2,971,634
60	Portland Crossing	WFB		2030 US Highway 181	Portland	TX	78374	Retail	Shadow Anchored	2005		12,024	Sq. Ft.	227	2,730,000	2,727,044
61	Security Public Storage - Blackstone	WFB		4420 North Blackstone Avenue	Fresno	CA	93726	Self Storage	Self Storage	1974		53,149	Sq. Ft.	45	2,375,000	2,372,313
62	Chapel Hill	Natixis		1832, 1827, 1831, 1835, 1839, 1843, 1847, 1851, 1834, 207 Westminster Drive and 108 Chapel Drive	Tallahassee	FL	32304	Multifamily	Student Housing	2003		38	Beds	42,029	1,600,000	1,597,112
63	Paoli Mixed Use	Natixis		2-18 East Lancaster Avenue, 1-3 South Valley Road	Paoli	PA	19301	Mixed Use	Multifamily/Retail/Office	1910	2013	15,679	Sq. Ft.	98	1,532,000	1,530,693
64	Value Self Storage	Natixis		23227 Freedom Avenue	Port Charlotte	FL	33980	Self Storage	Self Storage	1984	1997	37,498	Sq. Ft.	38	1,425,000	1,420,580

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	% of Aggregate Initial Pool Balance	Balloon Balance ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Ongoing Fee Rate	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type
1	One Court Square	8.6%	75,000,000	N	9/1/2015	10/5/2015	9/5/2020		9/5/2020		3.893000%	0.000000%	0.006900%	0.005000%	0.000500%	0.000290%	3.880310%	Actual/360	247,367.71	Interest-only, Balloon
2	10 South LaSalle Street	8.6%	75,000,000	N	12/31/2015	2/11/2016	1/11/2026		1/11/2026		4.430000%	0.000000%	0.006900%	0.005000%	0.000500%	0.000290%	4.417310%	Actual/360	281,489.59	Interest-only, Balloon
3	Chicago Industrial Portfolio II	5.6%	42,443,938	N	12/23/2015	2/11/2016	1/11/2018	2/11/2018	1/11/2026		5.210000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.195210%	Actual/360	268,267.65	Interest-only, Amortizing Balloon
3.01	3883 Butterfield Road	1.6%
3.02	703 Foster Avenue	0.5%
3.03	1601 North Main Street	0.4%
3.04	2101-2111 West 21st Street	0.3%
3.05	6200 Regency West Drive	0.3%
3.06	900-926 South Westwood Avenue	0.2%
3.07	1001-1091 Davis Road	0.2%
3.08	2101-2171 West Cermak Road	0.2%
3.09	902-924 Industrial Drive	0.2%
3.10	2001 Parkes Drive	0.2%
3.11	707-717 South Vermont Street	0.2%
3.12	641-655 South Vermont Street	0.2%
3.13	1958 Brandon Court	0.1%
3.14	850-880 Greenleaf Avenue	0.1%
3.15	619-631 South Vermont Street	0.1%
3.16	601-617 South Vermont Street	0.1%
3.17	764-768 Thomas Drive	0.1%
3.18	250 South Shaddle Avenue	0.1%
3.19	1501-1525 North Main Street	0.1%
3.20	930 North Shore Drive	0.1%
3.21	120-138 West Lake Street	0.1%
3.22	888 Tower Road	0.1%
3.23	7660 West Industrial Drive	0.1%
4	Walgreens - CVS Portfolio	5.2%	34,391,014	N	1/28/2016	3/11/2016		3/11/2016	2/11/2026		5.150000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.135210%	Actual/360	271,463.40	Amortizing Balloon
4.01	Walgreens - Feasterville	0.6%
4.02	Walgreens - Mechanicsville	0.6%
4.03	Walgreens - Baltimore	0.6%
4.04	Walgreens - Brick	0.5%
4.05	Walgreens - West Hartford	0.5%
4.06	Walgreens - Decatur	0.4%
4.07	Walgreens - Edgewater	0.4%
4.08	Walgreens - Elk City	0.4%
4.09	CVS - Baton Rouge	0.4%
4.10	Walgreens - Taylorville	0.3%
4.11	Walgreens - Glen Burnie	0.3%
4.12	Walgreens - Joliet	0.3%
5	Torrance Crossroads	5.1%	45,000,000	N	1/11/2016	2/11/2016	1/11/2026		1/11/2026		4.750000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.735210%	Actual/360	181,093.75	Interest-only, Balloon
6	Keurig Green Mountain	3.2%	27,895,480	Y	10/7/2015	12/1/2015	11/1/2020		11/1/2020	11/1/2030	4.300000%	0.000000%	0.006900%	0.005000%	0.000500%	0.000290%	4.287310%	Actual/360	101,624.78	Interest-only, ARD
7	Boise Hotel Portfolio	3.1%	20,566,177	N	1/22/2016	3/6/2016		3/6/2016	2/6/2026		5.650000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.635210%	Actual/360	167,483.24	Amortizing Balloon
7.01	Holiday Inn Boise Airport	1.2%
7.02	Hampton Inn Boise Airport	0.8%
7.03	Fairfield Inn by Marriott Boise Airport	0.6%
7.04	La Quinta Inn & Suites Boise Airport	0.5%
8	4400 Jenifer Street	3.1%	24,680,173	N	1/22/2016	3/5/2016	2/5/2021	3/5/2021	2/5/2026		4.910000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.895210%	Actual/360	142,397.70	Interest-only, Amortizing Balloon
9	901 7th Street NW	3.0%	23,977,682	N	12/3/2015	1/5/2016	12/5/2020	1/5/2021	12/5/2025		5.000000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.985210%	Actual/360	139,573.62	Interest-only, Amortizing Balloon
10	Homewood Suites by Hilton - Melville	2.7%	19,861,487	N	12/30/2015	2/6/2016	1/6/2018	2/6/2018	1/6/2026		5.244000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.229210%	Actual/360	141,070.19	Interest-only, Amortizing Balloon
11	The Shoppes at Zion	2.7%	19,290,547	N	1/11/2016	2/11/2016		2/11/2016	1/11/2026		4.791000%	0.002100%	0.006900%	0.025000%	0.000500%	0.000290%	4.756210%	Actual/360	123,823.70	Amortizing Balloon
12	Chase Corporate Center	2.7%	22,534,566	N	1/14/2016	3/11/2016	2/11/2021	3/11/2021	2/11/2023		5.030000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.015210%	Actual/360	124,968.33	Interest-only, Amortizing Balloon
13	Preferred Freezer - Westfield, MA	2.4%	19,328,273	N	12/1/2015	1/11/2016	12/11/2020	1/11/2021	12/11/2025		4.870000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.855210%	Actual/360	111,070.00	Interest-only, Amortizing Balloon
14	Lightstone Retail Portfolio II	2.1%	15,389,032	N	1/4/2016	2/5/2016		2/5/2016	1/5/2026		5.090000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.075210%	Actual/360	101,213.19	Amortizing Balloon
14.01	25th Street Plaza	1.2%
14.02	Mountainville Shopping Plaza	0.9%
15	Lightstone Retail Portfolio I	2.0%	14,244,950	N	1/4/2016	2/5/2016		2/5/2016	1/5/2026		5.090000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.075210%	Actual/360	93,688.62	Amortizing Balloon
15.01	Martintown Shopping Center	0.9%
15.02	New Smyrna Shopping Center	0.6%
15.03	Northside Mall - Home Depot	0.3%
15.04	Kings Fairground	0.2%
16	1006 Madison Avenue	1.9%	17,000,000	N	12/23/2015	2/5/2016	1/5/2026		1/5/2026		5.438000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.423210%	Actual/360	78,322.31	Interest-only, Balloon
17	Hannaford Shopping Center	1.8%	15,041,891	N	12/29/2015	2/6/2016	7/6/2021	8/6/2021	1/6/2026		5.250000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.235210%	Actual/360	88,904.80	Interest-only, Amortizing Balloon
18	The Lake Apartments	1.8%	13,366,134	N	1/20/2016	3/6/2016	2/6/2018	3/6/2018	2/6/2026		4.872000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.857210%	Actual/360	81,999.05	Interest-only, Amortizing Balloon
19	The Lowell Emerson Apartments	1.7%	13,292,590	N	1/21/2016	3/6/2016		3/6/2016	2/6/2023		5.050000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.035210%	Actual/360	80,982.23	Amortizing Balloon
20	Retail Portfolio South Carolina-Tennessee	1.7%	13,234,038	N	11/20/2015	1/11/2016	12/11/2018	1/11/2019	12/11/2025		4.900000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.885210%	Actual/360	79,513.48	Interest-only, Amortizing Balloon
20.01	Six Mile Commons	0.6%
20.02	Plaza on Pelham	0.6%
20.03	Hixson Plaza	0.3%
20.04	Myrtle Beach	0.2%
21	Breckenridge Court Apartments	1.6%	12,158,870	N	1/20/2016	3/6/2016	2/6/2018	3/6/2018	2/6/2026		4.872000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.857210%	Actual/360	74,592.69	Interest-only, Amortizing Balloon
22	Crossroads and Bernard Court Shopping Center	1.4%	10,341,058	N	12/11/2015	2/5/2016		2/5/2016	1/5/2026		5.191000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.176210%	Actual/360	68,569.38	Amortizing Balloon
22.01	Bernard Court Shopping Center	0.9%
22.02	Crossroads Shopping Center	0.6%
23	Triple Net Acquisitions Portfolio - Pool 2	1.4%	9,063,996	N	10/13/2015	12/6/2015		12/6/2015	11/6/2025		5.050000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.035210%	Actual/360	71,088.33	Amortizing Balloon
23.01	5455 State Route 307 West	1.1%
23.02	5003 Chive Drive	0.2%
23.03	5450 Bishop Road	0.1%
24	Security Public Storage - Bermuda Dunes	1.1%	8,107,904	N	12/31/2015	2/1/2016		2/1/2016	1/1/2026		4.730000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.715210%	Actual/360	51,784.03	Amortizing Balloon
25	Shilo Inn Ocean Shores & Nampa	1.1%	7,669,697	N	11/2/2015	12/5/2015		12/5/2015	11/5/2025		6.050000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	6.035210%	Actual/360	64,004.23	Amortizing Balloon
25.01	Shilo Inn Ocean Shores	0.8%
25.02	Shilo Inn Nampa Suites	0.4%
26	The Tower	1.1%	7,157,733	N	12/4/2015	1/11/2016		1/11/2016	12/11/2025		4.920000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.905210%	Actual/360	55,674.10	Amortizing Balloon
27	Hampton Inn & Suites Salinas	1.1%	7,726,124	N	12/4/2015	1/11/2016		1/11/2016	12/11/2025		4.670000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.655210%	Actual/360	49,099.44	Amortizing Balloon
28	A-1 Mini Storage	1.1%	8,651,444	N	12/30/2015	2/11/2016	1/11/2021	2/11/2021	1/11/2026		4.870000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.855210%	Actual/360	49,717.05	Interest-only, Amortizing Balloon
29	Alief Square Apartments	1.1%	8,105,913	N	1/20/2016	3/6/2016	2/6/2018	3/6/2018	2/6/2026		4.872000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.857210%	Actual/360	49,728.46	Interest-only, Amortizing Balloon
30	Wright Line HQ	1.1%	7,588,379	N	12/8/2015	1/11/2016		1/11/2016	12/11/2025		4.930000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.915210%	Actual/360	49,261.03	Amortizing Balloon
31	Hy-Vee Milan	0.9%	6,240,445	Y	1/4/2016	2/11/2016		2/11/2016	1/11/2026	1/11/2036	4.960000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.945210%	Actual/360	40,612.85	Amortizing Balloon, ARD
32	Satellite Place	0.8%	6,160,197	N	12/28/2015	2/5/2016		2/5/2016	1/5/2026		5.302000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.287210%	Actual/360	41,212.82	Amortizing Balloon
32.01	2425 Commerce Ave	0.5%
32.02	2450 Commerce Ave	0.4%
33	West Carmel Shoppes & Kokomo Town Center Outlots	0.8%	6,465,018	N	12/4/2015	1/5/2016	12/5/2018	1/5/2019	12/5/2025		5.018000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.003210%	Actual/360	39,268.32	Interest-only, Amortizing Balloon
33.01	West Carmel Shoppes	0.5%
33.02	Kokomo Town Center Outlots	0.3%
34	Hampton Inn Milwaukee	0.8%	5,926,692	N	11/9/2015	1/5/2016		1/5/2016	12/5/2025		5.130000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.115210%	Actual/360	39,102.64	Amortizing Balloon
35	Hampton Inn & Suites – West Bend	0.8%	5,789,879	N	12/8/2015	2/6/2016		2/6/2016	1/6/2026		5.185000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.170210%	Actual/360	38,372.92	Amortizing Balloon
36	Holiday Inn Express & Suites Allen	0.8%	6,338,022	N	12/28/2015	2/11/2016	7/11/2017	8/11/2017	1/11/2021		4.930000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.915210%	Actual/360	39,765.55	Interest-only, Amortizing Balloon
37	Royal Wildewood Manor Apartments	0.8%	5,565,186	N	1/11/2016	2/11/2016		2/11/2016	1/11/2026		4.750000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.735210%	Actual/360	35,602.43	Amortizing Balloon
38	Mountainview Professional Plaza	0.8%	5,911,763	N	11/12/2015	1/5/2016	12/5/2018	1/5/2019	12/5/2025		5.020000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.005210%	Actual/360	35,914.48	Interest-only, Amortizing Balloon
39	HIE Rochelle	0.7%	5,409,958	N	11/9/2015	1/5/2016		1/5/2016	12/5/2025		5.044000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.029210%	Actual/360	35,446.07	Amortizing Balloon
40	Comfort Suites Charlotte	0.7%	4,763,138	N	12/15/2015	2/5/2016		2/5/2016	1/5/2026		5.290000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.275210%	Actual/360	37,925.49	Amortizing Balloon
41	Self Storage 1 Lincoln Park	0.7%	5,324,363	N	1/4/2016	2/11/2016	1/11/2018	2/11/2018	1/11/2026		4.710000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.695210%	Actual/360	32,192.82	Interest-only, Amortizing Balloon
42	Comfort Inn York	0.7%	5,025,560	N	11/19/2015	1/5/2016		1/5/2016	12/5/2025		5.060000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.045210%	Actual/360	32,970.17	Amortizing Balloon
43	The Jackson Mixed-Use Portfolio	0.7%	4,940,055	N	12/4/2015	1/5/2016		1/5/2016	12/5/2025		5.301000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.286210%	Actual/360	33,044.32	Amortizing Balloon
43.01	Greenbriar Apartments	0.3%
43.02	Southside Terrace Apartments	0.2%
43.03	City Gear	0.1%
44	Clarion Inn & Suites Greenville	0.7%	4,477,066	N	1/11/2016	3/5/2016		3/5/2016	2/5/2026		5.290000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.275210%	Actual/360	35,651.40	Amortizing Balloon
45	Staybridge Suites – Columbus	0.7%	5,475,205	N	11/17/2015	1/6/2016		1/6/2016	12/6/2020		5.835000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.820210%	Actual/360	34,543.90	Amortizing Balloon
46	Quarters on Red Bluff	0.6%	4,105,504	N	1/20/2016	3/6/2016		3/6/2016	2/6/2026		4.962000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.947210%	Actual/360	26,725.08	Amortizing Balloon
47	Best Western - Winston Salem	0.6%	3,796,673	N	12/15/2015	2/5/2016		2/5/2016	1/5/2026		5.430000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.415210%	Actual/360	30,495.71	Amortizing Balloon
48	Shilo Inn Warrenton	0.5%	3,607,192	N	11/2/2015	12/5/2015		12/5/2015	11/5/2025		6.050000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	6.035210%	Actual/360	30,102.30	Amortizing Balloon
49	Spring Brook Lofts	0.5%	3,957,090	N	12/11/2015	2/6/2016	1/6/2019	2/6/2019	1/6/2026		4.700000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.685210%	Actual/360	23,338.70	Interest-only, Amortizing Balloon
50	Springhill Self Storage	0.5%	4,400,000	N	1/4/2016	2/11/2016	1/11/2026		1/11/2026		4.590000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.575210%	Actual/360	17,110.50	Interest-only, Balloon
51	Shilo Inn The Dalles	0.5%	3,423,593	N	11/2/2015	12/5/2015		12/5/2015	11/5/2025		6.050000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	6.035210%	Actual/360	28,570.16	Amortizing Balloon
52	El Paso and Yosemite Self Storage	0.5%	4,100,000	N	12/30/2015	2/11/2016	1/11/2026		1/11/2026		4.720000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.705210%	Actual/360	16,395.44	Interest-only, Balloon
52.01	El Paso Self Storage	0.3%
52.02	Yosemite Self Storage	0.2%
53	American Mini Storage - Hiram, GA	0.4%	3,146,686	N	12/30/2015	2/11/2016		2/11/2016	1/11/2026		4.820000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.805210%	Actual/360	20,246.18	Amortizing Balloon
54	Security Public Storage - Sacramento I	0.4%	3,137,229	N	12/31/2015	2/1/2016		2/1/2016	1/1/2026		4.730000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.715210%	Actual/360	20,037.04	Amortizing Balloon
55	2 Empire Drive	0.4%	3,168,540	N	12/30/2015	2/5/2016		2/5/2016	1/5/2026		5.440000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.425210%	Actual/360	21,433.15	Amortizing Balloon
56	Sleep Inn Hickory	0.4%	2,714,515	N	12/2/2015	1/5/2016		1/5/2016	12/5/2025		5.230000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.215210%	Actual/360	21,530.46	Amortizing Balloon
57	Fort Knox Self Storage	0.4%	3,265,247	N	1/4/2016	2/5/2016		2/5/2016	1/5/2021		5.790000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.775210%	Actual/360	20,514.07	Amortizing Balloon
58	Security Public Storage - Moreno Valley	0.4%	2,737,945	N	12/31/2015	2/1/2016		2/1/2016	1/1/2026		4.730000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.715210%	Actual/360	17,486.87	Amortizing Balloon
59	Security Public Storage - Shaw	0.3%	2,424,223	N	12/31/2015	2/1/2016		2/1/2016	1/1/2026		4.730000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.715210%	Actual/360	15,483.16	Amortizing Balloon
60	Portland Crossing	0.3%	2,238,688	N	1/8/2016	2/11/2016		2/11/2016	1/11/2026		4.920000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.905210%	Actual/360	14,522.04	Amortizing Balloon
61	Security Public Storage - Blackstone	0.3%	1,935,304	N	12/31/2015	2/1/2016		2/1/2016	1/1/2026		4.730000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	4.715210%	Actual/360	12,360.51	Amortizing Balloon
62	Chapel Hill	0.2%	1,344,165	N	11/20/2015	1/5/2016		1/5/2016	12/5/2025		5.680000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.665210%	Actual/360	9,266.14	Amortizing Balloon
63	Paoli Mixed Use	0.2%	1,295,078	N	12/22/2015	2/5/2016		2/5/2016	1/5/2026		5.890000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.875210%	Actual/360	9,077.05	Amortizing Balloon
64	Value Self Storage	0.2%	1,184,500	N	11/3/2015	12/5/2015		12/5/2015	11/5/2025		5.340000%	0.002100%	0.006900%	0.005000%	0.000500%	0.000290%	5.325210%	Actual/360	7,948.53	Amortizing Balloon

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)	Grace Period Late (Days)	Appraised Value ($)(5)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units
1	One Court Square	Actual/360	60	55	60	55	0	0	5	GRTR 1% or YM(29),GRTR 1% or YM or D(27),O(4)	0	3 days, 2 times during loan term	640,000,000	7/30/2015
2	10 South LaSalle Street	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	0	10	166,500,000	12/2/2015
3	Chicago Industrial Portfolio II	Actual/360	120	119	24	23	360	360	1	L(13),GRTR 1% or YM(103),O(4)	0	5	73,295,000	Various
3.01	3883 Butterfield Road												20,525,000	11/17/2015
3.02	703 Foster Avenue												6,675,000	11/18/2015
3.03	1601 North Main Street												5,650,000	11/11/2015
3.04	2101-2111 West 21st Street												4,575,000	11/18/2015
3.05	6200 Regency West Drive												4,000,000	11/17/2015
3.06	900-926 South Westwood Avenue												2,700,000	11/18/2015
3.07	1001-1091 Davis Road												2,600,000	11/18/2015
3.08	2101-2171 West Cermak Road												2,500,000	11/18/2015
3.09	902-924 Industrial Drive												2,300,000	11/17/2015
3.10	2001 Parkes Drive												2,200,000	11/18/2015
3.11	707-717 South Vermont Street												2,140,000	11/18/2015
3.12	641-655 South Vermont Street												2,140,000	11/18/2015
3.13	1958 Brandon Court												1,900,000	11/16/2015
3.14	850-880 Greenleaf Avenue												1,825,000	11/18/2015
3.15	619-631 South Vermont Street												1,740,000	11/18/2015
3.16	601-617 South Vermont Street												1,670,000	11/18/2015
3.17	764-768 Thomas Drive												1,400,000	11/18/2015
3.18	250 South Shaddle Avenue												1,375,000	11/13/2015
3.19	1501-1525 North Main Street												1,330,000	11/11/2015
3.20	930 North Shore Drive												1,250,000	11/13/2015
3.21	120-138 West Lake Street												1,150,000	11/18/2015
3.22	888 Tower Road												975,000	11/13/2015
3.23	7660 West Industrial Drive												675,000	11/18/2015
4	Walgreens - CVS Portfolio		120	120	0	0	300	300	0	L(24),D(92),O(4)	0	5	76,030,000	Various
4.01	Walgreens - Feasterville												8,850,000	9/10/2015
4.02	Walgreens - Mechanicsville												8,000,000	9/10/2015
4.03	Walgreens - Baltimore												8,000,000	9/6/2015
4.04	Walgreens - Brick												7,850,000	9/10/2015
4.05	Walgreens - West Hartford												6,620,000	9/15/2015
4.06	Walgreens - Decatur												6,300,000	9/15/2015
4.07	Walgreens - Edgewater												6,200,000	9/13/2015
4.08	Walgreens - Elk City												5,500,000	9/13/2015
4.09	CVS - Baton Rouge												5,160,000	9/10/2015
4.10	Walgreens - Taylorville												5,050,000	9/15/2015
4.11	Walgreens - Glen Burnie												4,300,000	9/6/2015
4.12	Walgreens - Joliet												4,200,000	9/15/2015
5	Torrance Crossroads	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	0	5	74,500,000	11/18/2015
6	Keurig Green Mountain	Actual/360	60	57	60	57	0	0	3	L(27),GRTR 1% or YM(29),O(4)	5	5	121,000,000	7/28/2015
7	Boise Hotel Portfolio		120	120	0	0	300	300	0	L(24),D(93),O(3)	0	0	38,400,000	Various
7.01	Holiday Inn Boise Airport												15,400,000	11/23/2015
7.02	Hampton Inn Boise Airport												9,400,000	11/23/2015
7.03	Fairfield Inn by Marriott Boise Airport												7,700,000	11/23/2015
7.04	La Quinta Inn & Suites Boise Airport												5,900,000	11/24/2015
8	4400 Jenifer Street	Actual/360	120	120	60	60	360	360	0	L(24),GRTR 1% or YM or D(92),O(4)	0	0	37,100,000	8/22/2015
9	901 7th Street NW	Actual/360	120	118	60	58	360	360	2	L(26),D(90),O(4)	0	0	34,800,000	11/10/2015
10	Homewood Suites by Hilton - Melville	Actual/360	120	119	24	23	312	312	1	L(25),D(91),O(4)	0	0	34,600,000	11/17/2015
11	The Shoppes at Zion		120	119	0	0	360	359	1	L(25),D(91),O(4)	0	5	30,610,000	11/13/2015
12	Chase Corporate Center	Actual/360	84	84	60	60	360	360	0	L(24),D(50),O(10)	0	5	36,000,000	11/24/2015
13	Preferred Freezer - Westfield, MA	Actual/360	120	118	60	58	360	360	2	L(26),D(90),O(4)	0	5	28,300,000	11/5/2015
14	Lightstone Retail Portfolio II		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(91),O(4)	0	0	27,900,000	12/1/2015
14.01	25th Street Plaza												16,300,000	12/1/2015
14.02	Mountainville Shopping Plaza												11,600,000	12/1/2015
15	Lightstone Retail Portfolio I		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(91),O(4)	0	0	28,050,000	12/1/2015
15.01	Martintown Shopping Center												10,600,000	12/1/2015
15.02	New Smyrna Shopping Center												9,000,000	12/1/2015
15.03	Northside Mall - Home Depot												5,200,000	12/1/2015
15.04	Kings Fairground												3,250,000	12/1/2015
16	1006 Madison Avenue	Actual/360	120	119	120	119	0	0	1	L(25),D(92),O(3)	0	0	24,000,000	10/1/2015
17	Hannaford Shopping Center	Actual/360	120	119	66	65	360	360	1	L(25),D(94),O(1)	0	0	22,000,000	11/11/2015
18	The Lake Apartments	Actual/360	120	120	24	24	360	360	0	L(24),D(92),O(4)	0	0	21,370,000	12/8/2015
19	The Lowell Emerson Apartments		84	84	0	0	360	360	0	L(24),D(59),O(1)	0	0	33,000,000	12/8/2015
20	Retail Portfolio South Carolina-Tennessee	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)	0	5	19,975,000	Various
20.01	Six Mile Commons												6,950,000	10/13/2015
20.02	Plaza on Pelham												6,800,000	10/8/2015
20.03	Hixson Plaza												3,525,000	10/17/2015
20.04	Myrtle Beach												2,700,000	10/13/2015
21	Breckenridge Court Apartments	Actual/360	120	120	24	24	360	360	0	L(24),D(92),O(4)	0	0	19,800,000	12/18/2015
22	Crossroads and Bernard Court Shopping Center		120	119	0	0	360	359	1	L(25),D(92),O(3)	0	0	17,300,000	11/2/2015
22.01	Bernard Court Shopping Center												10,559,920	11/2/2015
22.02	Crossroads Shopping Center												6,740,080	11/2/2015
23	Triple Net Acquisitions Portfolio - Pool 2		120	117	0	0	300	297	3	L(27),D(90),O(3)	0	0	17,900,000	Various
23.01	5455 State Route 307 West												13,100,000	9/3/2015
23.02	5003 Chive Drive												3,100,000	9/1/2015
23.03	5450 Bishop Road												1,700,000	9/3/2015
24	Security Public Storage - Bermuda Dunes		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(88),O(7)	5	5	15,000,000	11/7/2015
25	Shilo Inn Ocean Shores & Nampa		120	117	0	0	300	297	3	L(27),D(90),O(3)	0	0	14,800,000	8/13/2015
25.01	Shilo Inn Ocean Shores												10,100,000	8/13/2015
25.02	Shilo Inn Nampa Suites												4,700,000	8/13/2015
26	The Tower		120	118	0	0	300	298	2	L(26),D(90),O(4)	0	5	15,400,000	9/2/2015
27	Hampton Inn & Suites Salinas		120	118	0	0	360	358	2	L(26),D(90),O(4)	0	5	20,000,000	10/26/2015
28	A-1 Mini Storage	Actual/360	120	119	60	59	360	360	1	L(25),D(91),O(4)	0	5	14,550,000	11/21/2015
29	Alief Square Apartments	Actual/360	120	120	24	24	360	360	0	L(24),D(92),O(4)	0	0	12,500,000	12/18/2015
30	Wright Line HQ		120	118	0	0	360	358	2	L(26),D(90),O(4)	0	5	14,700,000	9/30/2015
31	Hy-Vee Milan		120	119	0	0	360	359	1	L(25),D(91),O(4)	0	5	10,550,000	9/4/2015
32	Satellite Place		120	119	0	0	360	359	1	L(25),D(92),O(3)	0	0	9,800,000	11/1/2015
32.01	2425 Commerce Ave												5,300,000	11/1/2015
32.02	2450 Commerce Ave												4,500,000	11/1/2015
33	West Carmel Shoppes & Kokomo Town Center Outlots	Actual/360	120	118	36	34	360	360	2	L(26),GRTR 1% or YM or D(90),O(4)	0	0	11,010,000	10/1/2015
33.01	West Carmel Shoppes												6,600,000	10/1/2015
33.02	Kokomo Town Center Outlots												4,410,000	10/1/2015
34	Hampton Inn Milwaukee		120	118	0	0	360	358	2	L(26),D(91),O(3)	0	0	10,700,000	10/1/2016
35	Hampton Inn & Suites – West Bend		120	119	0	0	360	359	1	L(25),D(92),O(3)	0	0	10,000,000	10/22/2015
36	Holiday Inn Express & Suites Allen	Actual/360	60	59	18	17	300	300	1	L(25),D(31),O(4)	0	5	10,400,000	11/19/2016
37	Royal Wildewood Manor Apartments		120	119	0	0	360	359	1	L(25),D(91),O(4)	0	5	11,150,000	11/17/2015
38	Mountainview Professional Plaza	Actual/360	120	118	36	34	360	360	2	L(26),D(91),O(3)	0	0	8,960,000	8/25/2015
39	HIE Rochelle		120	118	0	0	360	358	2	L(26),D(89),O(5)	0	0	9,400,000	9/9/2015
40	Comfort Suites Charlotte		120	119	0	0	300	299	1	L(25),D(92),O(3)	0	0	10,500,000	10/21/2015
41	Self Storage 1 Lincoln Park	Actual/360	120	119	24	23	360	360	1	L(25),D(91),O(4)	0	5	10,990,000	11/6/2015
42	Comfort Inn York		120	118	0	0	360	358	2	L(26),D(91),O(3)	0	0	10,500,000	8/12/2015
43	The Jackson Mixed-Use Portfolio		120	118	0	0	360	358	2	L(26),D(91),O(3)	0	0	10,000,000	9/11/2015
43.01	Greenbriar Apartments												5,200,000	9/11/2015
43.02	Southside Terrace Apartments												3,400,000	9/11/2015
43.03	City Gear												1,400,000	9/11/2015
44	Clarion Inn & Suites Greenville		120	120	0	0	300	300	0	L(24),D(93),O(3)	0	0	9,200,000	10/21/2015
45	Staybridge Suites – Columbus		60	58	0	0	360	358	2	L(26),D(31),O(3)	0	0	8,500,000	10/8/2015
46	Quarters on Red Bluff		120	120	0	0	360	360	0	L(24),D(92),O(4)	0	0	7,900,000	12/18/2015
47	Best Western - Winston Salem		120	119	0	0	300	299	1	L(25),D(92),O(3)	0	0	8,400,000	10/20/2015
48	Shilo Inn Warrenton		120	117	0	0	300	297	3	L(27),D(90),O(3)	0	0	6,200,000	8/14/2015
49	Spring Brook Lofts	Actual/360	120	119	36	35	360	360	1	L(25),D(92),O(3)	0	0	6,510,000	10/20/2015
50	Springhill Self Storage	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	0	5	9,600,000	10/27/2015
51	Shilo Inn The Dalles		120	117	0	0	300	297	3	L(27),D(90),O(3)	0	0	6,400,000	8/31/2016
52	El Paso and Yosemite Self Storage	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	0	5	9,750,000	Various
52.01	El Paso Self Storage												5,780,000	12/1/2015
52.02	Yosemite Self Storage												3,970,000	12/2/2015
53	American Mini Storage - Hiram, GA		120	119	0	0	360	359	1	L(25),D(91),O(4)	0	5	7,350,000	11/23/2015
54	Security Public Storage - Sacramento I		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(88),O(7)	5	5	7,840,000	11/11/2015
55	2 Empire Drive		120	119	0	0	360	359	1	L(25),D(92),O(3)	0	0	5,800,000	12/1/2015
56	Sleep Inn Hickory		120	118	0	0	300	298	2	L(26),D(91),O(3)	0	0	5,810,000	8/28/2015
57	Fort Knox Self Storage		60	59	0	0	360	359	1	L(25),D(32),O(3)	0	0	5,100,000	11/4/2015
58	Security Public Storage - Moreno Valley		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(88),O(7)	5	5	6,900,000	11/7/2015
59	Security Public Storage - Shaw		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(88),O(7)	5	5	4,700,000	11/11/2015
60	Portland Crossing		120	119	0	0	360	359	1	L(25),D(91),O(4)	0	5	3,700,000	12/1/2015
61	Security Public Storage - Blackstone		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(88),O(7)	5	5	5,050,000	11/11/2015
62	Chapel Hill		120	118	0	0	360	358	2	L(26),D(91),O(3)	0	0	2,170,000	10/14/2015
63	Paoli Mixed Use		120	119	0	0	360	359	1	L(25),D(92),O(3)	0	0	2,175,000	11/13/2015
64	Value Self Storage		120	117	0	0	360	357	3	L(27),D(90),O(3)	0	0	2,300,000	9/30/2015

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/Investor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(4)(5)	U/W NCF DSCR (x)(4)(5)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(4)(5)	Cut-off Date U/W NOI Debt Yield(4)(5)	Cut-off Date U/W NCF Debt Yield(4)(5)	U/W Revenues ($)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(2)(3)(6)	Occupancy as-of Date	U/W Hotel ADR
1	One Court Square					2.64	2.51	49.2%	49.2%	10.4%	9.9%	54,976,719	22,110,231	32,866,488	210,241	1,401,609	31,254,638	100.0%	2/1/2016
2	10 South LaSalle Street					2.71	2.27	63.1%	63.1%	12.2%	10.2%	25,604,042	12,785,427	12,818,615	195,357	1,893,938	10,729,321	88.9%	11/20/2015
3	Chicago Industrial Portfolio II					1.40	1.26	66.6%	57.9%	9.2%	8.3%	7,654,606	3,153,503	4,501,103	249,651	195,153	4,056,299	91.0%	Various
3.01	3883 Butterfield Road											1,602,701	262,631	1,340,070	0	0	1,340,070	100.0%	2/1/2016
3.02	703 Foster Avenue											736,705	303,216	433,489	43,706	29,054	360,729	100.0%	2/1/2016
3.03	1601 North Main Street											384,260	82,951	301,308	0	0	301,308	100.0%	2/1/2016
3.04	2101-2111 West 21st Street											627,599	270,714	356,885	9,677	39,930	307,278	100.0%	12/1/2015
3.05	6200 Regency West Drive											655,559	269,229	386,330	44,013	-50,225	392,543	100.0%	2/1/2016
3.06	900-926 South Westwood Avenue											331,959	121,802	210,157	22,286	9,731	178,140	85.7%	12/1/2015
3.07	1001-1091 Davis Road											363,066	179,088	183,978	5,370	10,477	168,131	90.5%	1/1/2016
3.08	2101-2171 West Cermak Road											329,815	153,014	176,801	6,102	20,422	150,277	100.0%	12/1/2015
3.09	902-924 Industrial Drive											217,091	154,356	62,735	9,460	6,401	46,874	74.4%	1/1/2016
3.10	2001 Parkes Drive											242,247	98,528	143,720	14,920	20,419	108,381	100.0%	2/1/2016
3.11	707-717 South Vermont Street											285,702	160,919	124,783	0	16,707	108,076	100.0%	1/1/2016
3.12	641-655 South Vermont Street											289,975	195,190	94,785	0	16,140	78,645	90.9%	1/1/2016
3.13	1958 Brandon Court											0	86,658	-86,658	1,075	0	-87,733	0.0%	1/1/2016
3.14	850-880 Greenleaf Avenue											221,817	87,087	134,730	11,040	11,347	112,343	100.0%	1/1/2016
3.15	619-631 South Vermont Street											247,083	125,601	121,482	0	14,190	107,292	100.0%	1/1/2016
3.16	601-617 South Vermont Street											120,744	124,608	-3,864	48,767	6,834	-59,465	45.5%	1/1/2016
3.17	764-768 Thomas Drive											147,350	62,454	84,896	5,952	6,692	72,253	100.0%	2/1/2016
3.18	250 South Shaddle Avenue											177,932	63,294	114,638	4,998	10,914	98,726	100.0%	2/1/2016
3.19	1501-1525 North Main Street											162,995	71,738	91,258	1,301	8,150	81,806	100.0%	1/1/2016
3.20	930 North Shore Drive											126,724	30,165	96,559	3,240	6,021	87,298	100.0%	2/1/2016
3.21	120-138 West Lake Street											220,823	125,368	95,455	2,700	5,944	86,811	100.0%	1/1/2016
3.22	888 Tower Road											162,457	78,644	83,813	13,888	6,003	63,922	100.0%	1/1/2016
3.23	7660 West Industrial Drive											0	46,248	-46,248	1,156	0	-47,404	0.0%	1/1/2016
4	Walgreens - CVS Portfolio					1.27	1.26	60.2%	45.2%	9.1%	9.0%	5,898,884	1,747,884	4,151,000	17,284	26,590	4,107,126	100.0%	2/1/2016
4.01	Walgreens - Feasterville											570,539	79,184	491,354	1,482	0	489,872	100.0%	2/1/2016
4.02	Walgreens - Mechanicsville											574,208	128,144	446,064	1,482	0	444,582	100.0%	2/1/2016
4.03	Walgreens - Baltimore											556,410	154,618	401,791	1,368	0	400,424	100.0%	2/1/2016
4.04	Walgreens - Brick											542,399	109,174	433,225	1,455	0	431,770	100.0%	2/1/2016
4.05	Walgreens - West Hartford											596,513	184,962	411,551	1,281	0	410,270	100.0%	2/1/2016
4.06	Walgreens - Decatur											409,325	68,984	340,340	1,482	0	338,858	100.0%	2/1/2016
4.07	Walgreens - Edgewater											586,440	276,577	309,862	1,482	0	308,380	100.0%	2/1/2016
4.08	Walgreens - Elk City											385,137	81,049	304,088	1,455	0	302,633	100.0%	2/1/2016
4.09	CVS - Baton Rouge											423,605	161,540	262,064	1,381	13,338	247,345	100.0%	2/1/2016
4.10	Walgreens - Taylorville											330,996	59,233	271,763	1,455	0	270,308	100.0%	2/1/2016
4.11	Walgreens - Glen Burnie											542,490	331,268	211,222	1,449	0	209,773	100.0%	2/1/2016
4.12	Walgreens - Joliet											380,824	113,150	267,674	1,512	13,252	252,910	100.0%	2/1/2016
5	Torrance Crossroads					1.82	1.80	60.4%	60.4%	8.8%	8.7%	5,004,398	1,054,499	3,949,899	25,624	14,373	3,909,902	100.0%	1/5/2016
6	Keurig Green Mountain					2.22	2.05	64.4%	64.4%	9.7%	9.0%	10,112,224	2,559,069	7,553,155	70,140	491,503	6,991,512	100.0%	2/1/2016
7	Boise Hotel Portfolio					1.73	1.55	70.0%	53.6%	12.9%	11.6%	9,267,014	5,790,971	3,476,042	370,681	0	3,105,362	81.7%	11/30/2015	99
7.01	Holiday Inn Boise Airport											3,881,318	2,383,667	1,497,650	155,253	0	1,342,398	80.4%	11/30/2015	100
7.02	Hampton Inn Boise Airport											2,099,121	1,245,805	853,316	83,965	0	769,351	87.1%	11/30/2015	109
7.03	Fairfield Inn by Marriott Boise Airport											1,786,587	1,117,456	669,131	71,464	0	597,668	78.2%	11/30/2015	101
7.04	La Quinta Inn & Suites Boise Airport											1,499,988	1,044,042	455,945	60,000	0	395,946	82.3%	11/30/2015	84
8	4400 Jenifer Street					1.37	1.27	72.2%	66.5%	8.7%	8.1%	3,687,571	1,350,966	2,336,605	16,755	144,419	2,175,430	100.0%	1/8/2016
9	901 7th Street NW					1.20	1.16	74.7%	68.9%	7.7%	7.5%	2,836,714	824,290	2,012,424	8,423	59,529	1,944,472	100.0%	11/30/2015
10	Homewood Suites by Hilton - Melville					1.65	1.47	69.4%	57.4%	11.7%	10.3%	7,881,590	5,084,729	2,796,861	315,264	0	2,481,597	73.6%	10/31/2015	173
11	The Shoppes at Zion					1.40	1.27	69.7%	55.6%	8.8%	8.0%	2,613,272	728,209	1,885,063	23,791	154,946	1,706,326	87.2%	1/6/2016
12	Chase Corporate Center					1.72	1.53	64.4%	62.6%	11.1%	9.9%	4,110,215	1,527,343	2,582,873	42,251	246,613	2,294,008	91.8%	10/30/2015
13	Preferred Freezer - Westfield, MA					1.44	1.34	74.2%	68.3%	9.2%	8.5%	2,594,268	668,413	1,925,855	66,417	73,456	1,785,981	100.0%	2/1/2016
14	Lightstone Retail Portfolio II					1.56	1.36	66.8%	55.2%	10.2%	8.8%	3,004,713	1,105,180	1,899,534	64,263	187,473	1,647,798	81.8%	1/31/2016
14.01	25th Street Plaza											1,761,539	682,292	1,079,247	26,209	98,284	954,755	73.3%	1/31/2016
14.02	Mountainville Shopping Plaza											1,243,174	422,888	820,286	38,054	89,189	693,043	91.2%	1/31/2016
15	Lightstone Retail Portfolio I					1.63	1.23	61.5%	50.8%	10.6%	8.0%	2,781,685	953,095	1,828,590	90,934	352,897	1,384,759	88.7%	Various
15.01	Martintown Shopping Center											1,191,128	387,539	803,588	37,565	108,359	657,665	100.0%	1/31/2016
15.02	New Smyrna Shopping Center											739,550	230,701	508,849	16,166	75,778	416,905	90.9%	1/31/2016
15.03	Northside Mall - Home Depot											437,304	162,580	274,724	16,778	78,645	179,302	100.0%	2/1/2016
15.04	Kings Fairground											413,703	172,275	241,428	20,426	90,115	130,888	62.8%	1/31/2016
16	1006 Madison Avenue					1.21	1.21	70.8%	70.8%	6.7%	6.7%	1,301,023	160,776	1,140,247	783	0	1,139,464	100.0%	2/1/2016
17	Hannaford Shopping Center					1.24	1.19	73.2%	68.4%	8.2%	7.9%	1,927,059	605,594	1,321,465	25,125	27,309	1,269,031	95.7%	12/8/2015
18	The Lake Apartments					1.52	1.43	72.5%	62.5%	9.7%	9.1%	2,695,684	1,197,785	1,497,899	89,232	0	1,408,667	95.8%	12/31/2015
19	The Lowell Emerson Apartments					1.50	1.40	45.5%	40.3%	9.7%	9.1%	2,468,506	1,010,232	1,458,275	95,648	0	1,362,627	92.9%	12/31/2015
20	Retail Portfolio South Carolina-Tennessee					1.36	1.26	75.0%	66.3%	8.7%	8.0%	1,769,674	469,092	1,300,582	10,839	90,667	1,199,075	100.0%	1/1/2016
20.01	Six Mile Commons											604,839	165,966	438,873	3,202	39,145	396,527	100.0%	1/1/2016
20.02	Plaza on Pelham											598,263	164,946	433,317	3,759	18,288	411,270	100.0%	1/1/2016
20.03	Hixson Plaza											342,123	76,818	265,305	2,528	18,786	243,992	100.0%	1/1/2016
20.04	Myrtle Beach											224,450	61,363	163,087	1,350	14,449	147,287	100.0%	1/1/2016
21	Breckenridge Court Apartments					1.59	1.51	71.2%	61.4%	10.1%	9.6%	2,542,162	1,120,314	1,421,848	74,256	0	1,347,592	96.0%	12/31/2015
22	Crossroads and Bernard Court Shopping Center					1.37	1.22	72.2%	59.8%	9.0%	8.1%	1,445,916	320,871	1,125,045	41,537	75,998	1,007,510	80.2%	12/15/2015
22.01	Bernard Court Shopping Center											879,080	192,947	686,133	29,282	53,575	603,276	76.9%	12/15/2015
22.02	Crossroads Shopping Center											566,836	127,925	438,911	12,255	22,423	404,233	88.0%	12/15/2015
23	Triple Net Acquisitions Portfolio - Pool 2					1.71	1.55	67.3%	50.6%	12.1%	11.0%	1,505,098	45,153	1,459,945	49,971	87,449	1,322,525	100.0%	2/1/2016
23.01	5455 State Route 307 West											1,105,821	33,175	1,072,646	42,476	74,334	955,836	100.0%	2/1/2016
23.02	5003 Chive Drive											253,650	7,610	246,040	2,080	3,640	240,320	100.0%	2/1/2016
23.03	5450 Bishop Road											145,627	4,369	141,258	5,414	9,475	126,369	100.0%	2/1/2016
24	Security Public Storage - Bermuda Dunes					1.61	1.58	66.3%	54.1%	10.1%	9.8%	1,508,164	506,281	1,001,883	23,118	0	978,765	84.5%	12/21/2015
25	Shilo Inn Ocean Shores & Nampa					1.63	1.33	66.5%	51.8%	12.7%	10.4%	5,758,964	4,503,944	1,255,020	230,359	0	1,024,662	55.3%	9/30/2015	108
25.01	Shilo Inn Ocean Shores											3,889,251	3,359,458	529,793	155,570	0	374,223	45.6%	9/30/2015	134
25.02	Shilo Inn Nampa Suites											1,869,713	1,144,485	725,228	74,789	0	650,439	68.3%	9/30/2015	89
26	The Tower					1.54	1.27	62.1%	46.5%	10.7%	8.8%	1,872,439	844,675	1,027,764	25,865	155,297	846,602	76.6%	12/1/2015
27	Hampton Inn & Suites Salinas					2.54	2.28	47.4%	38.6%	15.8%	14.2%	3,867,751	2,369,181	1,498,570	154,710	0	1,343,860	68.3%	10/31/2015	145
28	A-1 Mini Storage					1.54	1.50	64.6%	59.5%	9.8%	9.5%	1,378,034	460,822	917,212	22,899	0	894,313	75.4%	11/22/2015
29	Alief Square Apartments					1.61	1.46	75.2%	64.8%	10.2%	9.3%	1,984,114	1,021,628	962,486	90,720	0	871,766	96.3%	12/31/2015
30	Wright Line HQ					1.57	1.32	62.8%	51.6%	10.1%	8.5%	1,739,247	811,262	927,984	24,100	122,060	781,824	100.0%	2/1/2016
31	Hy-Vee Milan					1.32	1.25	72.0%	59.2%	8.5%	8.0%	650,742	6,507	644,235	7,494	26,057	610,684	100.0%	2/1/2016
32	Satellite Place					1.49	1.26	70.1%	57.4%	9.9%	8.4%	968,987	287,142	681,845	16,955	84,776	580,114	79.5%	10/1/2015
32.01	2425 Commerce Ave											563,623	153,029	410,593	8,546	42,730	359,318	83.9%	10/1/2015
32.02	2450 Commerce Ave											405,364	134,112	271,252	8,409	42,047	220,796	75.0%	10/1/2015
33	West Carmel Shoppes & Kokomo Town Center Outlots					1.68	1.53	66.3%	58.7%	10.9%	9.9%	1,035,482	241,720	793,762	17,308	54,684	721,770	100.0%	Various
33.01	West Carmel Shoppes											638,382	183,288	455,094	13,962	29,250	411,882	100.0%	10/14/2015
33.02	Kokomo Town Center Outlots											397,099	58,432	338,668	3,346	25,434	309,888	100.0%	9/15/2015
34	Hampton Inn Milwaukee					2.08	1.81	66.9%	55.4%	13.7%	11.8%	3,263,386	2,285,390	977,996	130,535	0	847,461	77.6%	8/31/2015	112
35	Hampton Inn & Suites – West Bend					1.89	1.69	69.9%	57.9%	12.4%	11.1%	2,287,017	1,418,334	868,683	91,481	0	777,202	67.1%	10/31/2015	111
36	Holiday Inn Express & Suites Allen					1.94	1.73	65.9%	60.9%	13.5%	12.1%	2,416,487	1,492,446	924,041	96,659	0	827,382	69.5%	11/30/2015	107
37	Royal Wildewood Manor Apartments					2.11	1.92	61.1%	49.9%	13.2%	12.0%	1,887,579	988,006	899,573	80,860	0	818,713	98.8%	10/26/2015
38	Mountainview Professional Plaza					1.61	1.49	74.5%	66.0%	10.4%	9.6%	940,933	245,352	695,581	8,340	43,897	643,344	81.2%	10/31/2015
39	HIE Rochelle					2.47	2.24	69.7%	57.6%	16.0%	14.5%	2,448,697	1,399,851	1,048,846	97,948	0	950,898	90.3%	9/30/2015	98
40	Comfort Suites Charlotte					1.79	1.59	60.0%	45.4%	12.9%	11.5%	2,260,428	1,447,428	813,000	90,417	0	722,583	57.1%	10/31/2015	87
41	Self Storage 1 Lincoln Park					1.48	1.44	56.4%	48.4%	9.2%	9.0%	1,117,284	546,288	570,996	13,192	0	557,804	71.6%	11/30/2015
42	Comfort Inn York					2.56	2.30	58.0%	47.9%	16.6%	15.0%	2,547,510	1,534,937	1,012,573	101,900	0	910,672	55.6%	9/30/2015	96
43	The Jackson Mixed-Use Portfolio					1.44	1.26	59.4%	49.4%	9.6%	8.4%	964,080	391,896	572,184	69,122	2,500	500,562	100.0%	11/30/2015
43.01	Greenbriar Apartments											510,589	221,089	289,500	40,240	0	249,260	100.0%	11/30/2015
43.02	Southside Terrace Apartments											355,828	153,045	202,782	27,832	0	174,950	100.0%	11/30/2015
43.03	City Gear											97,663	17,762	79,901	1,050	2,500	76,351	100.0%	11/30/2015
44	Clarion Inn & Suites Greenville					1.99	1.79	64.4%	48.7%	14.4%	12.9%	2,206,809	1,353,834	852,976	88,272	0	764,704	77.8%	10/31/2015	61
45	Staybridge Suites – Columbus					1.97	1.72	68.9%	64.4%	14.0%	12.2%	2,595,886	1,779,105	816,781	103,835	0	712,946	77.3%	8/31/2015	104
46	Quarters on Red Bluff					1.75	1.56	63.3%	52.0%	11.2%	10.0%	1,529,250	969,175	560,076	59,670	0	500,406	91.8%	12/31/2015
47	Best Western - Winston Salem					2.04	1.83	59.4%	45.2%	15.0%	13.4%	1,967,873	1,219,573	748,300	78,715	0	669,585	53.7%	10/31/2015	77
48	Shilo Inn Warrenton					1.65	1.49	74.7%	58.2%	12.9%	11.6%	1,528,661	931,015	597,646	61,146	0	536,500	57.0%	6/30/2015	112
49	Spring Brook Lofts					1.56	1.47	69.1%	60.8%	9.7%	9.1%	880,510	443,683	436,827	26,000	0	410,827	96.1%	12/9/2015
50	Springhill Self Storage					3.00	2.95	45.8%	45.8%	14.0%	13.8%	889,971	273,362	616,609	10,473	0	606,136	98.4%	11/13/2015
51	Shilo Inn The Dalles					1.83	1.62	68.7%	53.5%	14.3%	12.7%	1,777,062	1,149,302	627,760	71,082	0	556,678	45.4%	6/30/2015	92
52	El Paso and Yosemite Self Storage					2.91	2.84	42.1%	42.1%	14.0%	13.6%	1,079,746	506,603	573,144	14,565	0	558,579	90.6%	12/1/2015
52.01	El Paso Self Storage											609,145	258,381	350,764	7,526	0	343,238	91.9%	12/1/2015
52.02	Yosemite Self Storage											470,601	248,221	222,380	7,039	0	215,341	89.2%	12/1/2015
53	American Mini Storage - Hiram, GA					1.77	1.72	52.3%	42.8%	11.2%	10.8%	698,656	268,688	429,968	12,938	0	417,030	97.0%	12/1/2015
54	Security Public Storage - Sacramento I					2.06	1.99	49.1%	40.0%	12.9%	12.5%	846,306	351,081	495,224	16,010	0	479,214	93.1%	12/21/2015
55	2 Empire Drive					1.63	1.43	65.5%	54.6%	11.0%	9.7%	735,177	315,789	419,388	11,186	39,950	368,252	85.7%	11/19/2015
56	Sleep Inn Hickory					2.25	1.99	61.8%	46.7%	16.2%	14.3%	1,176,772	595,360	581,412	67,918	0	513,494	56.9%	10/31/2015	58
57	Fort Knox Self Storage					1.25	1.22	68.6%	64.0%	8.8%	8.6%	619,183	310,877	308,306	8,745	0	299,561	89.6%	12/15/2015
58	Security Public Storage - Moreno Valley					2.16	2.11	48.6%	39.7%	13.5%	13.2%	731,747	277,953	453,794	10,118	0	443,676	98.9%	12/21/2015
59	Security Public Storage - Shaw					1.77	1.71	63.2%	51.6%	11.1%	10.7%	590,881	262,419	328,462	10,850	0	317,612	94.5%	12/21/2015
60	Portland Crossing					1.59	1.47	73.7%	60.5%	10.1%	9.4%	374,971	98,396	276,575	3,487	17,612	255,476	100.0%	12/23/2015
61	Security Public Storage - Blackstone					2.35	2.29	47.0%	38.3%	14.7%	14.3%	555,814	207,977	347,837	7,972	0	339,865	96.3%	12/21/2015
62	Chapel Hill					1.41	1.36	73.6%	61.9%	9.8%	9.5%	242,376	85,188	157,189	5,700	0	151,489	97.4%	11/11/2015
63	Paoli Mixed Use					1.42	1.31	70.4%	59.5%	10.1%	9.3%	230,580	76,225	154,355	4,266	7,679	142,410	92.3%	12/2/2015
64	Value Self Storage					1.60	1.57	61.8%	51.5%	10.7%	10.5%	354,242	201,851	152,391	3,029	0	149,362	88.3%	1/19/2016

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR(3)	Second Most Recent Period	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR
1	One Court Square		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
2	10 South LaSalle Street		TTM 9/30/2015	23,223,489	11,366,068	11,857,421	0	11,857,421			Actual 2014	22,003,933	10,667,609	11,336,324	0	11,336,324
3	Chicago Industrial Portfolio II		TTM 10/31/2015	7,129,869	2,740,687	4,389,182	0	4,389,182			NAV	NAV	NAV	NAV	NAV	NAV
3.01	3883 Butterfield Road		TTM 10/31/2015	1,084,774	27,457	1,057,317	0	1,057,317			Actual 2014	863,651	16,374	847,277	0	847,277
3.02	703 Foster Avenue		TTM 10/31/2015	769,012	257,462	511,550	0	511,550			Actual 2014	761,662	251,415	510,247	0	510,247
3.03	1601 North Main Street		TTM 10/31/2015	325,000	25,864	299,136	0	299,136			Actual 2014	325,000	37,919	287,081	0	287,081
3.04	2101-2111 West 21st Street		TTM 10/31/2015	637,227	227,186	410,041	0	410,041			Actual 2014	326,262	257,200	69,062	0	69,062
3.05	6200 Regency West Drive		TTM 10/31/2015	416,958	264,063	152,895	0	152,895			Actual 2014	532,745	356,767	175,978	0	175,978
3.06	900-926 South Westwood Avenue		TTM 10/31/2015	394,625	115,587	279,038	0	279,038			Actual 2014	354,539	139,514	215,025	0	215,025
3.07	1001-1091 Davis Road		TTM 10/31/2015	294,179	244,028	50,151	0	50,151			Actual 2014	263,882	190,425	73,458	0	73,458
3.08	2101-2171 West Cermak Road		TTM 10/31/2015	345,397	134,867	210,530	0	210,530			Actual 2014	341,979	158,778	183,201	0	183,201
3.09	902-924 Industrial Drive		TTM 10/31/2015	237,106	142,155	94,951	0	94,951			Actual 2014	187,642	83,747	103,895	0	103,895
3.10	2001 Parkes Drive		TTM 10/31/2015	248,258	81,629	166,629	0	166,629			Actual 2014	235,231	68,378	166,853	0	166,853
3.11	707-717 South Vermont Street		TTM 10/31/2015	264,386	162,832	101,554	0	101,554			Actual 2014	238,784	184,179	54,605	0	54,605
3.12	641-655 South Vermont Street		TTM 10/31/2015	233,320	198,038	35,282	0	35,282			Actual 2014	287,319	141,764	145,555	0	145,555
3.13	1958 Brandon Court		TTM 10/31/2015	249,619	19,457	230,162	0	230,162			NAV	NAV	NAV	NAV	NAV	NAV
3.14	850-880 Greenleaf Avenue		TTM 10/31/2015	227,075	93,497	133,578	0	133,578			Actual 2014	185,861	109,078	76,783	0	76,783
3.15	619-631 South Vermont Street		TTM 10/31/2015	260,389	147,547	112,842	0	112,842			Actual 2014	225,456	158,725	66,731	0	66,731
3.16	601-617 South Vermont Street		TTM 10/31/2015	140,233	107,411	32,822	0	32,822			Actual 2014	217,220	131,804	85,415	0	85,415
3.17	764-768 Thomas Drive		TTM 10/31/2015	154,371	56,780	97,591	0	97,591			Actual 2014	149,493	56,351	93,141	0	93,141
3.18	250 South Shaddle Avenue		TTM 10/31/2015	179,190	63,172	116,019	0	116,019			Actual 2014	175,986	62,861	113,125	0	113,125
3.19	1501-1525 North Main Street		TTM 10/31/2015	141,321	83,219	58,101	0	58,101			Actual 2014	121,712	82,189	39,523	0	39,523
3.20	930 North Shore Drive		TTM 10/31/2015	132,236	39,921	92,315	0	92,315			Actual 2014	128,506	37,444	91,062	0	91,062
3.21	120-138 West Lake Street		TTM 10/31/2015	241,854	124,815	117,038	0	117,038			Actual 2014	226,087	107,630	118,458	0	118,458
3.22	888 Tower Road		TTM 10/31/2015	153,340	86,466	66,874	0	66,874			Actual 2014	111,559	68,394	43,165	0	43,165
3.23	7660 West Industrial Drive		TTM 10/31/2015	0	37,233	-37,233	0	-37,233			Actual 2014	87,521	46,703	40,818	0	40,818
4	Walgreens - CVS Portfolio		Annualized 9 9/30/2015	4,531,452	252,000	4,279,452	0	4,279,452			Actual 2014	4,526,518	244,625	4,281,893	0	4,281,893
4.01	Walgreens - Feasterville		Annualized 9 9/30/2015	509,000	0	509,000	0	509,000			Actual 2014	509,000	0	509,000	0	509,000
4.02	Walgreens - Mechanicsville		Annualized 9 9/30/2015	374,800	0	374,800	0	374,800			Actual 2014	374,000	0	374,000	0	374,000
4.03	Walgreens - Baltimore		Annualized 9 9/30/2015	419,000	0	419,000	0	419,000			Actual 2014	419,000	0	419,000	0	419,000
4.04	Walgreens - Brick		Annualized 9 9/30/2015	450,000	0	450,000	0	450,000			Actual 2014	450,000	0	450,000	0	450,000
4.05	Walgreens - West Hartford		Annualized 9 9/30/2015	430,000	0	430,000	0	430,000			Actual 2014	430,000	0	430,000	0	430,000
4.06	Walgreens - Decatur		Annualized 9 9/30/2015	353,000	0	353,000	0	353,000			Actual 2014	353,000	0	353,000	0	353,000
4.07	Walgreens - Edgewater		Annualized 9 9/30/2015	512,000	184,000	328,000	0	328,000			Actual 2014	512,000	184,000	328,000	0	328,000
4.08	Walgreens - Elk City		Annualized 9 9/30/2015	316,000	0	316,000	0	316,000			Actual 2014	316,000	0	316,000	0	316,000
4.09	CVS - Baton Rouge		Annualized 9 9/30/2015	362,652	68,000	294,652	0	294,652			Actual 2014	358,518	60,625	297,893	0	297,893
4.10	Walgreens - Taylorville		Annualized 9 9/30/2015	282,000	0	282,000	0	282,000			Actual 2014	282,000	0	282,000	0	282,000
4.11	Walgreens - Glen Burnie		Annualized 9 9/30/2015	228,000	0	228,000	0	228,000			Actual 2014	228,000	0	228,000	0	228,000
4.12	Walgreens - Joliet		Annualized 9 9/30/2015	295,000	0	295,000	0	295,000			Actual 2014	295,000	0	295,000	0	295,000
5	Torrance Crossroads		Actual 2015	5,318,762	1,076,537	4,242,225	0	4,242,225			Actual 2014	5,088,567	1,058,213	4,030,354	0	4,030,354
6	Keurig Green Mountain		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
7	Boise Hotel Portfolio	80	TTM 11/30/2015	9,427,011	5,773,920	3,653,091	377,080	3,276,011	99	81	Actual 2014	8,237,823	5,445,598	2,792,224	329,513	2,462,712	91	70
7.01	Holiday Inn Boise Airport	81	TTM 11/30/2015	3,881,354	2,310,098	1,571,256	155,254	1,416,002	100	81	Actual 2014	3,668,566	2,266,992	1,401,574	146,743	1,254,832	94	75
7.02	Hampton Inn Boise Airport	90	TTM 11/30/2015	2,215,979	1,291,085	924,894	88,639	836,255	109	95	Actual 2014	1,948,032	1,209,450	738,583	77,921	660,661	100	84
7.03	Fairfield Inn by Marriott Boise Airport	79	TTM 11/30/2015	1,786,587	1,112,758	673,829	71,463	602,366	101	79	Actual 2014	1,497,476	1,030,283	467,193	59,899	407,294	86	65
7.04	La Quinta Inn & Suites Boise Airport	67	TTM 11/30/2015	1,543,091	1,059,979	483,112	61,724	421,388	84	69	Actual 2014	1,123,748	938,875	184,873	44,950	139,923	76	50
8	4400 Jenifer Street		TTM 10/31/2015	3,356,636	1,272,420	2,084,216	0	2,084,216			Actual 2014	3,103,497	1,226,144	1,877,353	0	1,877,353
9	901 7th Street NW		TTM 6/30/2015	2,566,796	834,904	1,731,892	0	1,731,892			Actual 2014	2,849,266	858,849	1,990,417	0	1,990,417
10	Homewood Suites by Hilton - Melville	145	TTM 10/31/2015	6,941,868	4,665,864	2,276,004	289,557	1,986,448	173	127	Actual 2014	7,883,102	5,207,419	2,675,683	319,391	2,356,292	174	145
11	The Shoppes at Zion		TTM 9/30/2015	2,879,715	723,351	2,156,364	0	2,156,364			Actual 2014	2,826,910	777,288	2,049,623	0	2,049,623
12	Chase Corporate Center		TTM 9/30/2015	3,281,252	1,448,459	1,832,793	0	1,832,793			Actual 2014	3,804,660	1,449,614	2,355,046	0	2,355,046
13	Preferred Freezer - Westfield, MA		Actual 2014	1,995,840	0	1,995,840	0	1,995,840			Actual 2013	1,995,840	0	1,995,840	0	1,995,840
14	Lightstone Retail Portfolio II		TTM 9/30/2015	3,042,557	1,115,341	1,927,216	0	1,927,216			Actual 2014	3,142,107	1,172,499	1,969,608	0	1,969,608
14.01	25th Street Plaza		TTM 9/30/2015	1,724,914	686,320	1,038,595	0	1,038,595			Actual 2014	1,843,279	709,970	1,133,309	0	1,133,309
14.02	Mountainville Shopping Plaza		TTM 9/30/2015	1,317,642	429,021	888,621	0	888,621			Actual 2014	1,298,828	462,529	836,299	0	836,299
15	Lightstone Retail Portfolio I		TTM 9/30/2015	2,912,291	958,839	1,953,451	0	1,953,451			Actual 2014	2,890,463	929,989	1,960,474	0	1,960,474
15.01	Martintown Shopping Center		TTM 9/30/2015	1,199,279	392,316	806,963	0	806,963			Actual 2014	1,213,750	382,072	831,678	0	831,678
15.02	New Smyrna Shopping Center		TTM 9/30/2015	790,308	238,871	551,437	0	551,437			Actual 2014	803,442	225,038	578,404	0	578,404
15.03	Northside Mall - Home Depot		TTM 9/30/2015	507,033	151,773	355,260	0	355,260			Actual 2014	459,760	151,610	308,150	0	308,150
15.04	Kings Fairground		TTM 9/30/2015	415,671	175,879	239,792	0	239,792			Actual 2014	413,511	171,269	242,242	0	242,242
16	1006 Madison Avenue
17	Hannaford Shopping Center		Annualized 11 11/30/2015	1,911,491	569,956	1,341,535	43,000	1,298,535			Actual 2014	1,852,550	603,032	1,249,518	0	1,249,518
18	The Lake Apartments		TTM 12/31/2015	2,639,340	1,182,356	1,456,984	0	1,456,984			Actual 2014	2,415,490	1,173,297	1,242,193	0	1,242,193
19	The Lowell Emerson Apartments		TTM 11/30/2015	2,450,061	1,037,736	1,412,325	0	1,412,325			Actual 2014	2,154,395	1,000,691	1,153,704	0	1,153,704
20	Retail Portfolio South Carolina-Tennessee		Annualized 9 9/30/2015	1,753,018	411,961	1,341,057	0	1,341,057			Actual 2014	1,856,421	390,022	1,466,400	0	1,466,400
20.01	Six Mile Commons		Annualized 9 9/30/2015	617,527	145,444	472,083	0	472,083			Actual 2014	681,040	133,612	547,428	0	547,428
20.02	Plaza on Pelham		Annualized 9 9/30/2015	620,976	140,108	480,868	0	480,868			Actual 2014	620,443	140,667	479,776	0	479,776
20.03	Hixson Plaza		Annualized 9 9/30/2015	292,367	68,496	223,871	0	223,871			Actual 2014	322,087	72,049	250,039	0	250,039
20.04	Myrtle Beach		Annualized 9 9/30/2015	222,148	57,913	164,235	0	164,235			Actual 2014	232,851	43,695	189,157	0	189,157
21	Breckenridge Court Apartments		TTM 12/31/2015	2,468,238	1,089,586	1,378,652	0	1,378,652			Actual 2014	2,227,970	1,104,059	1,123,911	0	1,123,911
22	Crossroads and Bernard Court Shopping Center		TTM 9/30/2015	1,600,451	353,326	1,247,125	0	1,247,125			Actual 2014	1,670,385	307,661	1,362,724	0	1,362,724
22.01	Bernard Court Shopping Center		TTM 9/30/2015	1,057,775	200,133	857,642	0	857,642			Actual 2014	1,049,117	192,995	856,122	0	856,122
22.02	Crossroads Shopping Center		TTM 9/30/2015	542,676	153,193	389,483	0	389,483			Actual 2014	621,268	114,666	506,602	0	506,602
23	Triple Net Acquisitions Portfolio - Pool 2		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
23.01	5455 State Route 307 West		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
23.02	5003 Chive Drive		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
23.03	5450 Bishop Road		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
24	Security Public Storage - Bermuda Dunes		TTM 11/30/2015	1,507,574	594,763	912,811	0	912,811			Actual 2014	1,431,720	573,923	857,797	0	857,797
25	Shilo Inn Ocean Shores & Nampa	60	TTM 9/30/2015	5,758,964	4,373,976	1,384,988	0	1,384,988	109	60	Actual 2014	4,892,310	3,961,924	930,386	0	930,386	105	50
25.01	Shilo Inn Ocean Shores	61	TTM 9/30/2015	3,889,251	3,267,384	621,867	0	621,867	134	61	Actual 2014	3,605,584	3,092,976	512,608	0	512,608	127	58
25.02	Shilo Inn Nampa Suites	59	TTM 9/30/2015	1,869,713	1,106,592	763,121	0	763,121	87	59	Actual 2014	1,286,726	868,948	417,778	0	417,778	79	40
26	The Tower		TTM 9/30/2015	1,872,289	844,847	1,027,443	0	1,027,443			Actual 2014	1,834,410	838,268	996,143	0	996,143
27	Hampton Inn & Suites Salinas	99	TTM 10/31/2015	3,867,751	2,217,702	1,650,049	0	1,650,049	145	99	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28	A-1 Mini Storage		TTM 11/30/2015	1,379,153	468,756	910,397	0	910,397			Actual 2014	1,361,145	470,464	890,681	0	890,681
29	Alief Square Apartments		TTM 12/31/2015	1,963,176	1,067,873	895,303	48,000	847,303			Actual 2014	1,785,545	1,022,214	763,331	0	763,331
30	Wright Line HQ		YTD 9/30/2015	747,171	0	747,171	0	747,171			Actual 2014	976,692	0	976,692	0	976,692
31	Hy-Vee Milan		Actual 2014	684,992	13,699	671,293	0	671,293			Actual 2013	684,992	13,699	671,293	0	671,293
32	Satellite Place		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
32.01	2425 Commerce Ave		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
32.02	2450 Commerce Ave		NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
33	West Carmel Shoppes & Kokomo Town Center Outlots		TTM 8/31/2015	1,021,425	247,361	774,063	0	774,063			Actual 2014	1,024,908	234,708	790,200	0	790,200
33.01	West Carmel Shoppes		TTM 8/31/2015	617,586	182,447	435,139	0	435,139			Actual 2014	623,521	177,050	446,471	0	446,471
33.02	Kokomo Town Center Outlots		TTM 8/31/2015	403,838	64,914	338,924	0	338,924			Actual 2014	401,387	57,658	343,729	0	343,729
34	Hampton Inn Milwaukee	87	TTM 8/31/2015	3,263,386	2,309,924	953,462	0	953,462	112	87	Actual 2014	3,044,317	2,286,436	757,881	0	757,881	111	81
35	Hampton Inn & Suites – West Bend	74	TTM 10/31/2015	2,287,017	1,436,693	850,324	91,481	758,843	111	74	Actual 2014	2,193,343	1,474,989	718,354	87,734	630,620	104	71
36	Holiday Inn Express & Suites Allen	74	TTM 11/30/2015	2,416,487	1,486,314	930,173	0	930,173	107	74	Actual 2014	2,413,875	1,481,062	932,813	0	932,813	103	74
37	Royal Wildewood Manor Apartments		TTM 10/31/2015	1,928,802	966,531	962,271	0	962,271			Actual 2014	1,811,378	933,436	877,942	0	877,942
38	Mountainview Professional Plaza		TTM 9/30/2015	881,559	232,281	649,278	0	649,278			Actual 2014	901,130	244,371	656,759	0	656,759
39	HIE Rochelle	83	TTM 9/30/2015	2,466,582	1,181,850	1,284,732	0	1,284,732	92	84	Actual 2014	2,192,540	1,121,990	1,070,550	0	1,070,550	94	74
40	Comfort Suites Charlotte	50	TTM 10/31/2015	2,260,428	1,376,438	883,990	0	883,990	87	50	Actual 2014	1,975,238	1,246,548	728,690	0	728,690	80	44
41	Self Storage 1 Lincoln Park		TTM 11/30/2015	1,084,581	521,321	563,260	0	563,260			Actual 2014	1,112,528	540,906	571,622	0	571,622
42	Comfort Inn York	53	TTM 9/30/2015	2,547,510	1,508,608	1,038,903	0	1,038,903	96	53	Actual 2014	2,240,874	1,395,742	845,133	0	845,133	94	47
43	The Jackson Mixed-Use Portfolio		TTM 7/31/2015	944,573	349,586	594,987	0	594,987			Actual 2014	875,889	329,116	546,773	0	546,773
43.01	Greenbriar Apartments		TTM 7/31/2015	515,240	191,232	324,008	0	324,008			Actual 2014	469,725	175,562	294,163	0	294,163
43.02	Southside Terrace Apartments		TTM 7/31/2015	352,165	144,363	207,802	0	207,802			Actual 2014	329,840	143,382	186,458	0	186,458
43.03	City Gear		TTM 7/31/2015	77,168	13,991	63,177	0	63,177			Actual 2014	76,324	10,172	66,152	0	66,152
44	Clarion Inn & Suites Greenville	47	TTM 10/31/2015	2,206,809	1,258,584	948,226	0	948,226	61	47	Actual 2014	1,974,970	1,207,507	767,463	0	767,463	56	42
45	Staybridge Suites – Columbus	81	TTM 8/31/2015	2,595,886	1,658,711	937,175	103,835	833,340	104	81	Actual 2014	2,375,029	1,624,956	750,073	95,001	655,072	105	74
46	Quarters on Red Bluff		TTM 12/31/2015	1,511,691	936,206	575,485	0	575,485			Actual 2014	1,434,554	912,889	521,665	0	521,665
47	Best Western - Winston Salem	41	TTM 10/31/2015	1,967,873	1,159,573	808,300	0	808,300	77	41	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
48	Shilo Inn Warrenton	64	TTM 6/30/2015	1,528,661	935,075	593,586	0	593,586	112	64	Actual 2014	1,501,095	866,136	634,959	0	634,959	109	63
49	Spring Brook Lofts		TTM 11/30/2015	846,959	444,552	402,407	0	402,407			Actual 2013	630,978	438,811	192,167	0	192,167
50	Springhill Self Storage		TTM 10/31/2015	910,900	263,499	647,402	0	647,402			Actual 2014	811,100	237,239	573,860	0	573,860
51	Shilo Inn The Dalles	42	TTM 6/30/2015	1,777,062	1,152,446	624,616	0	624,616	92	42	Actual 2014	1,849,429	1,130,093	719,336	0	719,336	93	44
52	El Paso and Yosemite Self Storage		TTM 9/30/2015	1,100,001	504,395	595,606	0	595,606			Actual 2014	1,028,204	505,134	523,070	0	523,070
52.01	El Paso Self Storage		TTM 9/30/2015	629,400	259,857	369,543	0	369,543			Actual 2014	595,242	256,917	338,325	0	338,325
52.02	Yosemite Self Storage		TTM 9/30/2015	470,601	244,538	226,063	0	226,063			Actual 2014	432,962	248,217	184,745	0	184,745
53	American Mini Storage - Hiram, GA		TTM 10/31/2015	698,656	241,634	457,022	0	457,022			Actual 2014	660,034	254,737	405,296	0	405,296
54	Security Public Storage - Sacramento I		TTM 11/30/2015	847,706	346,985	500,721	0	500,721			Actual 2014	715,337	291,760	423,577	0	423,577
55	2 Empire Drive		TTM 11/30/2015	708,228	319,805	388,423	0	388,423			Actual 2014	700,369	309,419	390,950	0	390,950
56	Sleep Inn Hickory	33	TTM 10/31/2015	1,176,727	560,516	616,211	0	616,211	58	33	Actual 2014	970,689	454,277	516,412	0	516,412	47	27
57	Fort Knox Self Storage		TTM 11/30/2015	604,914	318,771	286,144	0	286,144			Actual 2014	485,097	322,885	162,212	0	162,212
58	Security Public Storage - Moreno Valley		TTM 11/30/2015	745,735	240,971	504,764	0	504,764			Actual 2014	658,172	260,359	397,813	0	397,813
59	Security Public Storage - Shaw		TTM 11/30/2015	590,881	252,525	338,356	0	338,356			Actual 2014	558,135	270,580	287,555	0	287,555
60	Portland Crossing		Annualized 11 11/30/2015	350,341	85,548	264,792	0	264,792			Actual 2014	368,124	75,267	292,857	0	292,857
61	Security Public Storage - Blackstone		TTM 11/30/2015	558,768	209,428	349,340	0	349,340			Actual 2014	527,378	217,308	310,070	0	310,070
62	Chapel Hill		TTM 9/30/2015	255,759	81,410	174,350	0	174,350			NAV	NAV	NAV	NAV	NAV	NAV
63	Paoli Mixed Use		TTM 10/31/2015	213,128	79,317	133,812	0	133,812			Actual 2014	180,673	78,496	102,178	0	102,178
64	Value Self Storage		TTM 8/31/2015	354,242	204,004	150,238	0	150,238			Actual 2014	320,864	201,669	119,195	0	119,195

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(6)(7)(8)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(6)(7)	2nd Largest Tenant Sq. Ft.
1	One Court Square	NAV	NAV	NAV	NAV	NAV	NAV			N	Citibank, N.A.	1,401,609	100.0%	5/11/2020
2	10 South LaSalle Street	Actual 2013	20,848,371	10,128,344	10,720,027	0	10,720,027			N	Chicago Title Insurance Co	102,608	13.1%	10/31/2019	Northern Trust Company	100,357
3	Chicago Industrial Portfolio II	NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various	Various	Various	Various	Various
3.01	3883 Butterfield Road	NAV	NAV	NAV	NAV	NAV	NAV			N	Fedex Freight, Inc.	63,740	100.0%	12/31/2028
3.02	703 Foster Avenue	Actual 2013	731,811	211,855	519,956	0	519,956			N	Grane Distribution Services, LLC	174,824	100.0%	10/31/2016
3.03	1601 North Main Street	Actual 2013	325,000	33,244	291,756	0	291,756			N	Walgreen Co.	14,560	100.0%	10/31/2078
3.04	2101-2111 West 21st Street	Actual 2013	719,805	223,350	496,455	0	496,455			N	Max Ex, Inc.	46,973	38.8%	3/31/2017	Arrow Pneumatics, Inc.	43,175
3.05	6200 Regency West Drive	Actual 2013	25,322	291,218	-265,896	0	-265,896			N	Goodwill	115,823	100.0%	12/31/2025
3.06	900-926 South Westwood Avenue	Actual 2013	297,595	125,985	171,610	0	171,610			N	Kitchen & Bath Direct, Inc.	11,400	21.5%	8/31/2017	J.L. Sutter Enterprises, Inc.	11,400
3.07	1001-1091 Davis Road	Actual 2013	257,786	205,964	51,822	0	51,822			N	Samara Vendrell Products, LLC	13,197	19.7%	3/31/2020	Abrading Methods, Inc.	10,870
3.08	2101-2171 West Cermak Road	Actual 2013	342,598	149,732	192,866	0	192,866			N	Builders Surplus, Llc	39,626	71.4%	9/30/2025	National Seating & Mobility, Inc.	15,850
3.09	902-924 Industrial Drive	Actual 2013	203,125	78,485	124,640	0	124,640			N	Qspac Industries, Inc.	18,000	41.9%	7/31/2018	Damen Lake Property, LLC Aka Standard Equipment Co.	7,000
3.10	2001 Parkes Drive	Actual 2013	232,835	72,315	160,520	0	160,520			N	Strikeforce Bowling, LLC	53,284	100.0%	3/31/2018
3.11	707-717 South Vermont Street	Actual 2013	230,197	157,602	72,595	0	72,595			N	Encap Holding, Inc.	8,120	18.4%	6/30/2017	Encore Event Technologies	8,000
3.12	641-655 South Vermont Street	Actual 2013	302,876	115,124	187,752	0	187,752			N	The Intec Group, Inc.	8,000	18.2%	4/30/2017	Emergency Service Partners, LLC	8,000
3.13	1958 Brandon Court	NAV	NAV	NAV	NAV	NAV	NAV			N
3.14	850-880 Greenleaf Avenue	Actual 2013	203,196	80,274	122,922	0	122,922			N	Catalina Graphic Films	21,000	60.9%	6/30/2017	American International Mailing, Inc.	6,750
3.15	619-631 South Vermont Street	Actual 2013	228,640	112,580	116,060	0	116,060			N	Sam’s Flooring & Supply Co., Inc.	16,667	45.3%	6/30/2017	Delta Machine Service, Inc.	8,000
3.16	601-617 South Vermont Street	Actual 2013	111,628	114,233	-2,605	0	-2,605			N	Chicago Tribune Company, LLC	10,000	27.3%	4/30/2016	Exotic Motors	6,667
3.17	764-768 Thomas Drive	Actual 2013	141,000	50,201	90,799	0	90,799			N	Auto Union, Inc.	19,200	100.0%	7/31/2022
3.18	250 South Shaddle Avenue	Actual 2013	161,296	53,135	108,161	0	108,161			N	Packaging Corporation Of America	17,234	100.0%	6/30/2017
3.19	1501-1525 North Main Street	Actual 2013	149,506	73,834	75,672	0	75,672			N	Dupage Foot And Ankle, LLC	6,350	43.9%	6/30/2024	Heaven & Hell Bootcamp Wheaton	2,904
3.20	930 North Shore Drive	Actual 2013	34,827	9,637	25,190	0	25,190			N	Estates Windows, Ltd.	12,000	100.0%	2/28/2017
3.21	120-138 West Lake Street	Actual 2013	223,937	103,467	120,470	0	120,470			N	Chicago Restorations, Ltd.	4,500	16.7%	2/29/2016	City Electric Supply Company	4,500
3.22	888 Tower Road	Actual 2013	102,602	68,874	33,728	0	33,728			N	Hoffman Custom Designs, Inc.	4,800	21.4%	8/31/2018	S2 Masonry, Inc.	3,200
3.23	7660 West Industrial Drive	Actual 2013	0	49,500	-49,500	0	-49,500			N
4	Walgreens - CVS Portfolio	NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various	Various	Various
4.01	Walgreens - Feasterville	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,820	100.0%	12/31/2080
4.02	Walgreens - Mechanicsville	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,820	100.0%	3/31/2081
4.03	Walgreens - Baltimore	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	13,677	100.0%	12/31/2080
4.04	Walgreens - Brick	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,550	100.0%	2/28/2081
4.05	Walgreens - West Hartford	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	12,805	100.0%	2/28/2081
4.06	Walgreens - Decatur	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,820	100.0%	3/31/2081
4.07	Walgreens - Edgewater	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,820	100.0%	5/31/2081
4.08	Walgreens - Elk City	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,550	100.0%	12/31/2080
4.09	CVS - Baton Rouge	NAV	NAV	NAV	NAV	NAV	NAV			N	CVS	13,813	100.0%	9/8/2024
4.10	Walgreens - Taylorville	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,550	100.0%	2/28/2081
4.11	Walgreens - Glen Burnie	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,490	100.0%	7/31/2080
4.12	Walgreens - Joliet	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	15,120	100.0%	12/31/2059
5	Torrance Crossroads	Actual 2013	4,958,945	1,015,062	3,943,884	0	3,943,884			N	Home Depot	121,156	94.6%	1/31/2028	Lox of Bagels	1,355
6	Keurig Green Mountain	NAV	NAV	NAV	NAV	NAV	NAV			N	Keurig Green Mountain, Inc.	280,560	100.0%	11/14/2029
7	Boise Hotel Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
7.01	Holiday Inn Boise Airport	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
7.02	Hampton Inn Boise Airport	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
7.03	Fairfield Inn by Marriott Boise Airport	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
7.04	La Quinta Inn & Suites Boise Airport	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
8	4400 Jenifer Street	Actual 2013	2,639,020	1,121,696	1,517,324	0	1,517,324			N	DC Radio Assets, LLC	22,896	27.3%	6/30/2023	Sunstream Vacations, LLC, T/A Sundance Vacations	7,407
9	901 7th Street NW	Actual 2013	2,780,848	788,753	1,992,095	0	1,992,095			N	Washington DC Convention & Tourism	17,362	43.7%	8/31/2027	Toronto Dominion Bank (TD Bank)	10,300
10	Homewood Suites by Hilton - Melville	Actual 2013	8,023,625	5,095,056	2,928,569	320,357	2,608,212	163	147	N
11	The Shoppes at Zion	Actual 2013	2,816,306	824,273	1,992,033	0	1,992,033			N	Dress Barn/Dress Barn Woman	8,937	7.5%	12/31/2021	Tuesday Morning	7,632
12	Chase Corporate Center	Actual 2013	3,683,235	1,377,881	2,305,354	0	2,305,354			N	HealthSpring	71,923	34.0%	9/30/2021	Regus	23,271
13	Preferred Freezer - Westfield, MA	Actual 2012	1,995,840	0	1,995,840	0	1,995,840			N	Preferred Freezer Services	147,594	100.0%	11/30/2031
14	Lightstone Retail Portfolio II	Actual 2013	3,354,149	1,039,143	2,315,006	0	2,315,006			N	Various	Various	Various	Various	Various	Various
14.01	25th Street Plaza	Actual 2013	2,126,119	632,236	1,493,883	0	1,493,883			N	Petco Animal Supplies	15,400	11.8%	3/31/2019	Dollar Tree	12,780
14.02	Mountainville Shopping Plaza	Actual 2013	1,228,030	406,907	821,123	0	821,123			N	PRRC Price Rite	33,800	28.4%	7/31/2021	Maxx Fitness Clubzz	16,396
15	Lightstone Retail Portfolio I	Actual 2013	2,866,839	895,720	1,971,119	0	1,971,119			N	Various	Various	Various	Various	Various	Various
15.01	Martintown Shopping Center	Actual 2013	1,112,099	371,233	740,866	0	740,866			N	Belk, Inc	64,121	44.4%	1/31/2028	Office Depot, Inc.	22,207
15.02	New Smyrna Shopping Center	Actual 2013	912,236	220,361	691,874	0	691,874			N	Carmike Cinemas	35,280	34.9%	11/30/2024	Dollar General	11,280
15.03	Northside Mall - Home Depot	Actual 2013	420,583	135,923	284,660	0	284,660			N	Home Depot	104,860	100.0%	1/31/2024
15.04	Kings Fairground	Actual 2013	421,922	168,203	253,719	0	253,719			N	Tractor Supply Co	30,975	26.6%	11/30/2023	Ollie’s Bargain Outlet, Inc.	30,000
16	1006 Madison Avenue									N	Roland Mouret	3,917	100.0%	10/31/2025
17	Hannaford Shopping Center	Actual 2013	1,820,773	570,261	1,250,512	0	1,250,512			N	Hannaford Brothers	50,000	45.8%	7/31/2033	Autozone	8,400
18	The Lake Apartments	Actual 2013	2,280,404	1,132,654	1,147,750	0	1,147,750			N
19	The Lowell Emerson Apartments	Actual 2013	1,985,466	950,633	1,034,833	0	1,034,833			N
20	Retail Portfolio South Carolina-Tennessee	NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various	Various	Various	Various	Various
20.01	Six Mile Commons	Actual 2013	568,524	137,102	431,422	0	431,422			N	Shanes Rib Shack	2,559	16.0%	6/28/2022	Krispy Kreme	2,500
20.02	Plaza on Pelham	NAV	NAV	NAV	NAV	NAV	NAV			N	Le Peep	3,305	17.6%	11/1/2023	Five Guys	2,701
20.03	Hixson Plaza	Actual 2013	337,588	72,951	264,637	0	264,637			N	SunTan City	3,600	28.1%	3/1/2020	Aspen Dental	3,200
20.04	Myrtle Beach	Actual 2013	121,221	28,763	92,457	0	92,457			N	Verizon Wireless	3,350	49.6%	11/30/2022	Starbucks	1,775
21	Breckenridge Court Apartments	Actual 2013	2,092,521	1,019,834	1,072,687	0	1,072,687			N
22	Crossroads and Bernard Court Shopping Center	NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various	Various	Various	Various	Various
22.01	Bernard Court Shopping Center	NAV	NAV	NAV	NAV	NAV	NAV			N	Hobby Lobby Stores Inc.	60,934	56.9%	2/28/2024	Shoe Carnival Inc	12,028
22.02	Crossroads Shopping Center	NAV	NAV	NAV	NAV	NAV	NAV			N	Office Max, Inc.	24,081	53.7%	1/31/2019	Pier 1 Imports Store	9,366
23	Triple Net Acquisitions Portfolio - Pool 2	NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various	Various	Various
23.01	5455 State Route 307 West	NAV	NAV	NAV	NAV	NAV	NAV			N	Hunter Defense	212,382	100.0%	2/15/2025
23.02	5003 Chive Drive	NAV	NAV	NAV	NAV	NAV	NAV			N	Newalta Environmental	10,400	100.0%	4/30/2024
23.03	5450 Bishop Road	NAV	NAV	NAV	NAV	NAV	NAV			N	Hunter Defense	27,072	100.0%	2/15/2025
24	Security Public Storage - Bermuda Dunes	Actual 2013	1,398,708	557,860	840,848	0	840,848			N
25	Shilo Inn Ocean Shores & Nampa	Actual 2013	4,225,382	3,529,255	696,127	0	696,127	102	42	N
25.01	Shilo Inn Ocean Shores	Actual 2013	3,234,600	2,798,245	436,355	0	436,355	121	51	N
25.02	Shilo Inn Nampa Suites	Actual 2013	990,782	731,010	259,772	0	259,772	75	30	N
26	The Tower	Actual 2013	1,918,921	819,103	1,099,818	0	1,099,818			N	Moss Adams	15,997	12.4%	12/31/2022	US Attomey GS 108-07218	13,303
27	Hampton Inn & Suites Salinas	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
28	A-1 Mini Storage	Actual 2013	1,200,565	403,234	797,331	0	797,331			N
29	Alief Square Apartments	Actual 2013	1,486,449	1,014,669	471,780	0	471,780			N
30	Wright Line HQ	Actual 2013	957,540	0	957,540	0	957,540			N	Wright Line Inc.	241,000	100.0%	2/28/2021
31	Hy-Vee Milan	Actual 2012	684,992	13,699	671,293	0	671,293			N	Hy-Vee	74,938	100.0%	1/31/2026
32	Satellite Place	NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various	Various	Various	Various	Various
32.01	2425 Commerce Ave	NAV	NAV	NAV	NAV	NAV	NAV			N	Valmet, Inc	27,714	48.6%	10/31/2021	Vensure Employer Services, Inc.	20,078
32.02	2450 Commerce Ave	NAV	NAV	NAV	NAV	NAV	NAV			N	Moreland Altobelli Associates, Inc.	32,027	57.1%	10/31/2022	Videojet Technologies, Inc.	10,022
33	West Carmel Shoppes & Kokomo Town Center Outlots	Actual 2013	958,939	234,118	724,822	0	724,822			N	Various	Various	Various	Various	Various	Various
33.01	West Carmel Shoppes	Actual 2013	573,342	182,206	391,136	0	391,136			N	Nebo Ridge Investment-Bicycle	4,000	13.7%	4/30/2020	Stacked Picke - SPMICH	4,000
33.02	Kokomo Town Center Outlots	Actual 2013	385,598	51,912	333,686	0	333,686			N	Chuck E. Cheese	9,924	38.6%	12/31/2017	Discount Tire	8,010
34	Hampton Inn Milwaukee	Actual 2013	3,001,581	2,236,031	765,550	0	765,550	107	80	N
35	Hampton Inn & Suites – West Bend	Actual 2013	2,009,201	1,342,588	666,613	80,368	586,245	100	65	N
36	Holiday Inn Express & Suites Allen	Actual 2013	2,038,515	1,399,609	638,906	0	638,906	99	62	N
37	Royal Wildewood Manor Apartments	Actual 2013	1,725,748	943,803	781,946	0	781,946			N
38	Mountainview Professional Plaza	Actual 2013	885,259	251,775	633,484	0	633,484			N	Yamane Med Spa, Ltd.	9,836	22.4%	10/31/2020	HealthCare Partners of Nevada	7,604
39	HIE Rochelle	Actual 2013	1,897,390	1,004,426	892,964	0	892,964	97	64	N
40	Comfort Suites Charlotte	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
41	Self Storage 1 Lincoln Park	Actual 2013	1,194,526	551,465	643,061	0	643,061			N
42	Comfort Inn York	Actual 2013	2,218,891	1,269,331	949,559	0	949,559	88	46	N
43	The Jackson Mixed-Use Portfolio	Actual 2013	589,673	279,683	309,990	0	309,990			N	Various	Various	Various	Various	Various	Various
43.01	Greenbriar Apartments	Actual 2013	435,418	206,852	228,566	0	228,566			N
43.02	Southside Terrace Apartments	Actual 2013	109,000	61,861	47,139	0	47,139			N
43.03	City Gear	Actual 2013	45,255	10,970	34,285	0	34,285			N	City Gear	4,000	57.1%	11/8/2024	Coin Laundry	3,000
44	Clarion Inn & Suites Greenville	Actual 2013	1,771,627	1,168,872	602,755	0	602,755	55	38	N
45	Staybridge Suites – Columbus	Actual 2013	2,112,537	1,476,658	635,879	84,501	551,378	106	66	N
46	Quarters on Red Bluff	Actual 2013	1,358,872	952,633	406,239	0	406,239			N
47	Best Western - Winston Salem	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
48	Shilo Inn Warrenton	Actual 2013	1,322,164	843,553	478,611	0	478,611	105	55	N
49	Spring Brook Lofts	NAV	NAV	NAV	NAV	NAV	NAV			N
50	Springhill Self Storage	Actual 2013	776,526	241,620	534,906	0	534,906			N
51	Shilo Inn The Dalles	Actual 2013	1,556,965	1,045,107	511,858	0	511,858	91	37	N
52	El Paso and Yosemite Self Storage	Actual 2013	1,037,206	484,659	552,547	0	552,547			N
52.01	El Paso Self Storage	Actual 2013	573,573	238,812	334,761	0	334,761			N
52.02	Yosemite Self Storage	Actual 2013	463,633	245,847	217,786	0	217,786			N
53	American Mini Storage - Hiram, GA	Actual 2013	585,896	260,889	325,007	0	325,007			N	Parker, Darnell W.	750	0.9%	MTM	Umphlet, Peggy	600
54	Security Public Storage - Sacramento I	Actual 2013	630,348	298,084	332,264	0	332,264			N
55	2 Empire Drive	Actual 2013	685,684	285,085	400,599	0	400,599			N	Seton Health Sys. Inc.	26,813	67.1%	2/28/2019	OrthoNY	4,596
56	Sleep Inn Hickory	Actual 2013	853,299	413,537	439,762	0	439,762	47	27	N
57	Fort Knox Self Storage	Actual 2013	414,654	315,205	99,449	0	99,449			N
58	Security Public Storage - Moreno Valley	Actual 2013	614,253	265,076	349,177	0	349,177			N
59	Security Public Storage - Shaw	Actual 2013	543,395	254,057	289,338	0	289,338			N
60	Portland Crossing	Actual 2013	369,419	69,104	300,314	0	300,314			N	Electric Tan	1,740	14.5%	10/31/2020	Marble Slab Creamery	1,597
61	Security Public Storage - Blackstone	Actual 2013	506,147	216,741	289,406	0	289,406			N
62	Chapel Hill	NAV	NAV	NAV	NAV	NAV	NAV			N
63	Paoli Mixed Use	Actual 2013	171,527	74,247	97,280	0	97,280			N	Edgewater	1,692	10.8%	7/31/2017	Financial Protection	1,475
64	Value Self Storage	Actual 2013	286,308	204,928	81,380	0	81,380			N

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(6)(7)(9)(10)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(6)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(7)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date
1	One Court Square
2	10 South LaSalle Street	12.8%	12/31/2020	Clausen Miller	63,576	8.1%	12/31/2025	Amwins Brokerage Of Illinois	36,320	4.6%	6/30/2021	Blatt Hasenmiller Leibsker	22,874	2.9%	10/31/2025
3	Chicago Industrial Portfolio II	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
3.01	3883 Butterfield Road
3.02	703 Foster Avenue
3.03	1601 North Main Street
3.04	2101-2111 West 21st Street	35.7%	6/30/2018	Golden Eagle Distributors, LLC	30,812	25.5%	11/30/2019
3.05	6200 Regency West Drive
3.06	900-926 South Westwood Avenue	21.5%	5/31/2019	Total Engineered Products, Inc.	3,800	7.2%	8/31/2016	Genov Machine, Inc.	3,800	7.2%	12/31/2016	Brand X-Ray Co.	3,800	7.2%	3/31/2017
3.07	1001-1091 Davis Road	16.2%	6/30/2016	Jeff Quarnstrom, Personally	6,540	9.7%	6/30/2019	Microplace, Inc.	6,420	9.6%	9/30/2019	The Leather Factory, L.P.	6,100	9.1%	9/30/2020
3.08	2101-2171 West Cermak Road	28.6%	3/31/2018
3.09	902-924 Industrial Drive	16.3%	11/30/2017	PPG Architectural Finishes, Inc.	4,000	9.3%	6/30/2020	Industrial Fasteners & Supply Self Locking, Inc.	3,000	7.0%	6/30/2019
3.10	2001 Parkes Drive
3.11	707-717 South Vermont Street	18.1%	2/28/2018	Dream Big Athletics, LLC	8,000	18.1%	12/31/2019	Foreign Car Parts, Inc.	8,000	18.1%	7/31/2020	Flo, LLC	8,000	18.1%	12/31/2020
3.12	641-655 South Vermont Street	18.2%	12/31/2017	Jack O Trades, Inc.	8,000	18.2%	4/30/2020	Speedriven, Inc.	8,000	18.2%	6/30/2020	Palatine Unique Indoor Comfort, Inc.	4,000	9.1%	1/31/2016
3.13	1958 Brandon Court
3.14	850-880 Greenleaf Avenue	19.6%	6/30/2016	Advanced Precision Manufacturing, Inc.	6,750	19.6%	7/31/2016
3.15	619-631 South Vermont Street	21.7%	9/30/2020	Rescue Eight Paramedic Service, Inc.	6,667	18.1%	4/30/2018	Top Prime Enterprise, Inc.	5,450	14.8%	2/29/2016
3.16	601-617 South Vermont Street	18.2%	4/30/2016
3.17	764-768 Thomas Drive
3.18	250 South Shaddle Avenue
3.19	1501-1525 North Main Street	20.1%	1/31/2020	Impressions Wheaton, LLC	2,450	16.9%	8/31/2020	Main Hawthorne Cleaners Corporation	1,634	11.3%	8/31/2017	Lamode Hair Salon	600	4.1%	6/30/2016
3.20	930 North Shore Drive
3.21	120-138 West Lake Street	16.7%	7/31/2016	American Chemical & Equipment	4,500	16.7%	8/31/2016	Montalbano, Inc.	4,500	16.7%	12/31/2016	Knight Enterprises, Inc.	4,500	16.7%	5/31/2017
3.22	888 Tower Road	14.3%	12/31/2016	Glass Works, Inc.	3,200	14.3%	6/30/2017	M&A Prestige Line Of Mundelein	3,200	14.3%	6/30/2017	Montoya’S Shop, Inc.	1,600	7.1%	2/29/2016
3.23	7660 West Industrial Drive
4	Walgreens - CVS Portfolio
4.01	Walgreens - Feasterville
4.02	Walgreens - Mechanicsville
4.03	Walgreens - Baltimore
4.04	Walgreens - Brick
4.05	Walgreens - West Hartford
4.06	Walgreens - Decatur
4.07	Walgreens - Edgewater
4.08	Walgreens - Elk City
4.09	CVS - Baton Rouge
4.10	Walgreens - Taylorville
4.11	Walgreens - Glen Burnie
4.12	Walgreens - Joliet
5	Torrance Crossroads	1.1%	11/30/2016	Flame Broiler	1,300	1.0%	5/31/2024	Beauty Lab	1,253	1.0%	12/31/2016	Starbucks	1,105	0.9%	9/30/2017
6	Keurig Green Mountain
7	Boise Hotel Portfolio
7.01	Holiday Inn Boise Airport
7.02	Hampton Inn Boise Airport
7.03	Fairfield Inn by Marriott Boise Airport
7.04	La Quinta Inn & Suites Boise Airport
8	4400 Jenifer Street	8.8%	3/31/2019	Evers & Company Real Estate, Inc.	6,362	7.6%	10/31/2018	Counselor’s Title, LLC	5,903	7.0%	4/30/2020	Long & Foster Real Estate, Inc.	5,481	6.5%	9/30/2018
9	901 7th Street NW	26.0%	4/30/2027	Navigators Global, LLC	5,787	14.6%	12/31/2020	Heather Podesta + Partners, LLC	5,787	14.6%	11/30/2016	Dangerously Delicious DC, LLC	450	1.1%	10/31/2022
10	Homewood Suites by Hilton - Melville
11	The Shoppes at Zion	6.4%	1/31/2019	Eddie Bauer Outlet	6,721	5.6%	5/31/2021	Rue 21	6,509	5.5%	1/31/2027	Outback Steakhouse	6,220	5.2%	5/31/2019
12	Chase Corporate Center	11.0%	12/31/2019	United States Pipe & Foundry	17,324	8.2%	5/31/2024	Fidelity Bank	7,479	3.5%	10/31/2019	Crown Castle USA, Inc.	6,521	3.1%	5/31/2022
13	Preferred Freezer - Westfield, MA
14	Lightstone Retail Portfolio II	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
14.01	25th Street Plaza	9.8%	2/28/2026	Retro-Fitness of Easton	11,980	9.1%	6/30/2018	Western Auto	9,000	6.9%	9/30/2018	UniqueSource Products & Services	6,000	4.6%	2/28/2018
14.02	Mountainville Shopping Plaza	13.8%	2/28/2025	Eckerd	15,808	13.3%	4/30/2019	Family Dollar Store	9,135	7.7%	6/30/2020	PA Liquor Control Store	5,515	4.6%	12/31/2019
15	Lightstone Retail Portfolio I	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
15.01	Martintown Shopping Center	15.4%	7/31/2022	Dollar General	11,242	7.8%	5/31/2018	North Augusta Wine & Beverage	8,450	5.8%	10/31/2021	Kenneth Shuler School of Cosmetology	8,100	5.6%	11/30/2023
15.02	New Smyrna Shopping Center	11.1%	8/31/2020	Hooper’s Hometown Store, Inc.	8,000	7.9%	6/30/2017	Coronado Antique LLC	7,040	7.0%	4/30/2023	The Sherwin-Williams Company	6,900	6.8%	12/31/2020
15.03	Northside Mall - Home Depot
15.04	Kings Fairground	25.7%	9/30/2023	Dollar General	12,160	10.4%	3/31/2021
16	1006 Madison Avenue
17	Hannaford Shopping Center	7.7%	9/1/2024	CVS	7,320	6.7%	7/31/2020	Citizen’s Bank	5,000	4.6%	4/30/2017	Sherwin Williams	5,000	4.6%	11/30/2016
18	The Lake Apartments
19	The Lowell Emerson Apartments
20	Retail Portfolio South Carolina-Tennessee	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
20.01	Six Mile Commons	15.6%	6/27/2022	Verizon Wireless	2,100	13.1%	11/27/2016	Game Stop	1,833	11.5%	5/30/2017	Friendly Dental	1,680	10.5%	11/27/2016
20.02	Plaza on Pelham	14.4%	11/1/2020	Polished on Pelham	1,800	9.6%	4/1/2018	Firehouse Subs	1,776	9.4%	12/1/2017	Black Belt Attitude School	1,702	9.1%	7/1/2019
20.03	Hixson Plaza	25.0%	1/28/2021	Casual Pint	3,200	25.0%	12/31/2025	Batteries Plus	1,600	12.5%	12/31/2020	Avail Vapor	1,200	9.4%	3/31/2020
20.04	Myrtle Beach	26.3%	2/28/2023	Jersey Mikes	1,625	24.1%	3/31/2018
21	Breckenridge Court Apartments
22	Crossroads and Bernard Court Shopping Center	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
22.01	Bernard Court Shopping Center	11.2%	1/31/2024	Sola Salon Studios	4,288	4.0%	7/31/2029	Hollywood Feed LLC	3,200	3.0%	11/30/2017	Steak Escape / Baskin Robbins	2,000	1.9%	9/30/2020
22.02	Crossroads Shopping Center	20.9%	2/28/2021	Mattress King	6,000	13.4%	5/31/2022
23	Triple Net Acquisitions Portfolio - Pool 2
23.01	5455 State Route 307 West
23.02	5003 Chive Drive
23.03	5450 Bishop Road
24	Security Public Storage - Bermuda Dunes
25	Shilo Inn Ocean Shores & Nampa
25.01	Shilo Inn Ocean Shores
25.02	Shilo Inn Nampa Suites
26	The Tower	10.3%	10/8/2019	Federal Bankruptcy Court	11,517	8.9%	3/31/2017	JEM Associates	7,146	5.5%	12/31/2020	D.E.A. GS-l0B-06866	7,127	5.5%	3/31/2017
27	Hampton Inn & Suites Salinas
28	A-1 Mini Storage
29	Alief Square Apartments
30	Wright Line HQ
31	Hy-Vee Milan
32	Satellite Place	Various	Various
32.01	2425 Commerce Ave	35.2%	5/31/2023
32.02	2450 Commerce Ave	17.9%	12/31/2018
33	West Carmel Shoppes & Kokomo Town Center Outlots	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
33.01	West Carmel Shoppes	13.7%	3/31/2023	The Runners Forum	3,100	10.6%	4/30/2025	Foot Reflexology	2,500	8.5%	2/28/2024	Roselli’s Pizza	2,400	8.2%	8/31/2025
33.02	Kokomo Town Center Outlots	31.1%	10/31/2019	Panera Bread	4,900	19.1%	5/31/2017	Enterprise Rent A Car	1,656	6.4%	8/31/2017	Rally’s	1,000	3.9%	12/31/2017
34	Hampton Inn Milwaukee
35	Hampton Inn & Suites – West Bend
36	Holiday Inn Express & Suites Allen
37	Royal Wildewood Manor Apartments
38	Mountainview Professional Plaza	17.3%	1/31/2017	Nevada Radiation Therapy Mgmt	6,784	15.5%	1/31/2022	Southern Nevada Sleep Clinic	5,175	11.8%	8/31/2020	Zak MD & Newton MD/Red Rock	4,201	9.6%	9/30/2018
39	HIE Rochelle
40	Comfort Suites Charlotte
41	Self Storage 1 Lincoln Park
42	Comfort Inn York
43	The Jackson Mixed-Use Portfolio	Various	Various
43.01	Greenbriar Apartments
43.02	Southside Terrace Apartments
43.03	City Gear	42.9%	8/4/2023
44	Clarion Inn & Suites Greenville
45	Staybridge Suites – Columbus
46	Quarters on Red Bluff
47	Best Western - Winston Salem
48	Shilo Inn Warrenton
49	Spring Brook Lofts
50	Springhill Self Storage
51	Shilo Inn The Dalles
52	El Paso and Yosemite Self Storage
52.01	El Paso Self Storage
52.02	Yosemite Self Storage
53	American Mini Storage - Hiram, GA	0.7%	MTM	Swan, Jeanell	600	0.7%	MTM	Vandegraft, Ryan S.	600	0.7%	MTM	Tukes, Kevin T.	600	0.7%	MTM
54	Security Public Storage - Sacramento I
55	2 Empire Drive	11.5%	1/31/2022	Audiologic Solutions, Inc.	2,820	7.1%	1/31/2021
56	Sleep Inn Hickory
57	Fort Knox Self Storage
58	Security Public Storage - Moreno Valley
59	Security Public Storage - Shaw
60	Portland Crossing	13.3%	10/31/2020	Gamestop	1,500	12.5%	11/30/2016	Fred Loya Insurance	1,500	12.5%	7/14/2017	Nail Spa	1,500	12.5%	10/31/2020
61	Security Public Storage - Blackstone
62	Chapel Hill
63	Paoli Mixed Use	9.4%	5/31/2018	Fredericks	1,300	8.3%	7/30/2016	Old Glory Mortgage	1,093	7.0%	12/31/2017	Melania Salon	868	5.5%	6/30/2016
64	Value Self Storage

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC
1	One Court Square	8/12/2015	8/12/2015				N	Y	Refinance	0	0	Springing			0	Springing
2	10 South LaSalle Street	12/3/2015	12/3/2015				N	Y	Refinance	0	2,803,392	467,233	Cash		0	Springing
3	Chicago Industrial Portfolio II	Various	Various				N	Y	Refinance	648,901	740,067	140,276; Springing	Cash		0	Springing
3.01	3883 Butterfield Road	11/18/2015	11/17/2015				N	Y
3.02	703 Foster Avenue	11/20/2015	11/17/2015				N	Y
3.03	1601 North Main Street	11/20/2015	11/20/2015				N	Y
3.04	2101-2111 West 21st Street	11/20/2015	11/20/2015				N	Y
3.05	6200 Regency West Drive	11/20/2015	11/17/2015				N	Y
3.06	900-926 South Westwood Avenue	11/12/2015	11/18/2015				N	Y
3.07	1001-1091 Davis Road	11/18/2015	11/19/2015				N	Y
3.08	2101-2171 West Cermak Road	11/20/2015	11/20/2015				N	Y
3.09	902-924 Industrial Drive	11/20/2015	11/17/2015				N	Y
3.10	2001 Parkes Drive	11/20/2015	11/19/2015				N	Y
3.11	707-717 South Vermont Street	11/20/2015	11/17/2015				N	Y
3.12	641-655 South Vermont Street	11/20/2015	11/17/2015				N	Y
3.13	1958 Brandon Court	11/20/2015	6/4/2015				N	Y
3.14	850-880 Greenleaf Avenue	11/20/2015	11/17/2015				N	Y
3.15	619-631 South Vermont Street	11/20/2015	11/17/2015				N	Y
3.16	601-617 South Vermont Street	11/20/2015	11/17/2015				N	Y
3.17	764-768 Thomas Drive	11/18/2015	11/17/2015				N	Y
3.18	250 South Shaddle Avenue	11/20/2015	11/17/2015				N	Y
3.19	1501-1525 North Main Street	11/20/2015	11/20/2015				N	Y
3.20	930 North Shore Drive	11/20/2015	11/19/2015				N	Y
3.21	120-138 West Lake Street	11/20/2015	11/17/2015				N	Y
3.22	888 Tower Road	11/20/2015	11/18/2015				N	Y
3.23	7660 West Industrial Drive	11/20/2015	11/17/2015				N	Y
4	Walgreens - CVS Portfolio	9/18/2015	Various				N	Various	Refinance	0	0	Springing			0	Springing
4.01	Walgreens - Feasterville	9/18/2015	9/18/2015				N	N
4.02	Walgreens - Mechanicsville	9/18/2015	9/22/2015				N	N
4.03	Walgreens - Baltimore	9/18/2015	9/18/2015				N	N
4.04	Walgreens - Brick	9/18/2015	9/18/2015				N	N
4.05	Walgreens - West Hartford	9/18/2015	9/24/2015				N	N
4.06	Walgreens - Decatur	9/18/2015	9/18/2015				N	N
4.07	Walgreens - Edgewater	9/18/2015	9/18/2015				N	N
4.08	Walgreens - Elk City	9/18/2015	9/18/2015				N	N
4.09	CVS - Baton Rouge	9/18/2015	9/18/2015				N	Y
4.10	Walgreens - Taylorville	9/18/2015	9/18/2015				N	N
4.11	Walgreens - Glen Burnie	9/18/2015	9/18/2015				N	N
4.12	Walgreens - Joliet	9/18/2015	9/18/2015				N	N
5	Torrance Crossroads	11/23/2015	1/5/2016		11/23/2015	19.0%	N	Y	Refinance	0	168,907	43,830; Springing	Cash		0	Springing
6	Keurig Green Mountain	6/19/2015	6/19/2015				N	Y	Acquisition	0	0	Springing			0	Springing
7	Boise Hotel Portfolio	11/25/2015	11/30/2015				N	Y	Refinance	0	92,165	30,722	Cash		57,357	5,214	Cash
7.01	Holiday Inn Boise Airport	11/25/2015	11/30/2015				N	Y
7.02	Hampton Inn Boise Airport	11/25/2015	11/30/2015				N	Y
7.03	Fairfield Inn by Marriott Boise Airport	11/25/2015	11/30/2015				N	Y
7.04	La Quinta Inn & Suites Boise Airport	11/25/2015	11/30/2015				N	Y
8	4400 Jenifer Street	12/14/2015	12/14/2015				N	Y	Refinance	10,000	207,816	41,563	Cash		8,306	Springing	Cash
9	901 7th Street NW	11/16/2015	11/16/2015				N	Y	Refinance	5,625	123,527	41,176	Cash		5,000	Springing	Cash
10	Homewood Suites by Hilton - Melville	11/17/2015	11/17/2015				N	Y	Refinance	0	0	Springing			0	Springing
11	The Shoppes at Zion	11/5/2015	11/5/2015				N	Y	Refinance	93,750	37,899	12,633	Cash		0	Springing
12	Chase Corporate Center	12/2/2015	12/2/2015				N	Y	Acquisition	0	84,518	28,172	Cash		9,005	4,501	Cash
13	Preferred Freezer - Westfield, MA	11/11/2015	11/17/2015				N	Y	Refinance	0	0	Springing			0	Springing
14	Lightstone Retail Portfolio II	Various	Various				N	Y	Refinance	16,250	89,344	44,672	Cash		32,609	Springing	Cash
14.01	25th Street Plaza	12/2/2015	11/30/2015				N	Y
14.02	Mountainville Shopping Plaza	12/3/2015	12/3/2015				N	Y
15	Lightstone Retail Portfolio I	Various	Various				N	Y	Refinance	49,594	0	19,760; Springing	Cash		64,801	Springing	Cash
15.01	Martintown Shopping Center	11/24/2015	11/23/2015				N	Y
15.02	New Smyrna Shopping Center	11/20/2015	11/24/2015				N	Y
15.03	Northside Mall - Home Depot	11/24/2015	11/19/2015				N	Y
15.04	Kings Fairground	11/24/2015	11/20/2015				N	Y
16	1006 Madison Avenue	10/12/2015	9/15/2015				N	Y	Refinance	0	121,819	Springing	Cash		2,075	Springing	Cash
17	Hannaford Shopping Center	11/12/2015	11/12/2015				N	Y	Acquisition	13,281	0	32,967	Cash		6,717	3,358	Cash
18	The Lake Apartments	12/28/2015	12/28/2015				N	Y	Refinance	46,438	44,864	22,432	Cash		20,774	10,387	Cash
19	The Lowell Emerson Apartments	12/18/2015	12/17/2015		12/17/2015	19.0%	N	Y	Refinance	50,750	99,913	19,983	Cash		13,350	2,967	Cash
20	Retail Portfolio South Carolina-Tennessee	10/13/2015	10/13/2015				N	Y	Acquisition	0	2,658	23,010	Cash		583	290	Cash
20.01	Six Mile Commons	10/13/2015	10/13/2015				N	Y
20.02	Plaza on Pelham	10/13/2015	10/13/2015				N	Y
20.03	Hixson Plaza	10/13/2015	10/13/2015				N	Y
20.04	Myrtle Beach	10/13/2015	10/13/2015				N	Y
21	Breckenridge Court Apartments	12/28/2015	12/28/2015				N	Y	Refinance	80,688	45,161	22,581	Cash		15,441	7,720	Cash
22	Crossroads and Bernard Court Shopping Center	11/5/2015	11/5/2015		11/5/2015	Various	N	Y	Refinance	27,813	47,924	7,987	Cash		40,475	2,891	Cash
22.01	Bernard Court Shopping Center	11/5/2015	11/5/2015		11/5/2015	8.5%	N	Y
22.02	Crossroads Shopping Center	11/5/2015	11/5/2015		11/5/2015	9.5%	N	Y
23	Triple Net Acquisitions Portfolio - Pool 2	Various	Various				N	Y	Acquisition	0	78,710	0	Cash		8,511	0	Cash
23.01	5455 State Route 307 West	7/8/2015	7/9/2015				N	Y
23.02	5003 Chive Drive	9/11/2015	9/11/2015				N	Y
23.03	5450 Bishop Road	7/8/2015	7/9/2015				N	Y
24	Security Public Storage - Bermuda Dunes	11/20/2015	11/20/2015		11/20/2015	11.0%	N	Y	Refinance	0	0	Springing			0	Springing
25	Shilo Inn Ocean Shores & Nampa	Various	8/21/2015		8/21/2015	Various	N	Y	Refinance	26,785	0	38,532	Cash		24,557	Springing	Cash
25.01	Shilo Inn Ocean Shores	8/19/2015	8/21/2015		8/21/2015	8.0%	N	Y
25.02	Shilo Inn Nampa Suites	8/21/2015	8/21/2015		8/21/2015	2.0%	N	Y
26	The Tower	9/4/2015	9/10/2015				N	Y	Refinance	0	29,058	9,686	Cash		13,104	3,276	Cash
27	Hampton Inn & Suites Salinas	10/28/2015	10/28/2015		10/28/2015	9.0%	N	Y	Refinance	0	38,826	12,942	Cash		45,800	5,725	Cash
28	A-1 Mini Storage	11/25/2015	11/25/2015		11/25/2015	13.0%	N	Y	Refinance	0	41,696	10,424	Cash		1,205	1,205	Cash
29	Alief Square Apartments	12/28/2015	12/28/2015				N	Y	Refinance	648,063	22,465	11,233	Cash		14,154	7,077	Cash
30	Wright Line HQ	9/29/2015	9/30/2015				N	Y	Refinance	0	0	Springing			0	Springing
31	Hy-Vee Milan	9/2/2015	9/2/2015				N	Y	Refinance	0	0	Springing			0	Springing
32	Satellite Place	10/21/2015	10/21/2015				N	Y	Acquisition	29,063	17,839	5,946	Cash		1,911	1,911	Cash
32.01	2425 Commerce Ave	10/21/2015	10/21/2015				N	Y
32.02	2450 Commerce Ave	10/21/2015	10/21/2015				N	Y
33	West Carmel Shoppes & Kokomo Town Center Outlots	Various	Various				N	Y	Refinance	14,391	14,889	Springing	Cash		8,899	286	Cash
33.01	West Carmel Shoppes	10/9/2015	10/9/2015				N	Y
33.02	Kokomo Town Center Outlots	10/13/2015	10/14/2015				N	Y
34	Hampton Inn Milwaukee	9/28/2015	9/25/2015				N	Y	Acquisition	8,688	209,633	19,058	Cash		5,163	2,582	Cash
35	Hampton Inn & Suites – West Bend	10/27/2015	10/27/2015				N	Y	Refinance	7,500	39,337	5,620	Cash		3,558	1,193	Cash
36	Holiday Inn Express & Suites Allen	11/24/2015	11/24/2015				N	Y	Acquisition	10,938	10,628	10,628	Cash		5,312	2,656	Cash
37	Royal Wildewood Manor Apartments	11/25/2015	11/25/2015				N	Y	Refinance	0	14,706	14,706	Cash		20,672	10,336	Cash
38	Mountainview Professional Plaza	9/2/2015	9/3/2015		8/28/2015	3.0%	N	Y	Acquisition	128,258	19,345	4,836	Cash		12,685	995	Cash
39	HIE Rochelle	10/9/2015	10/8/2015				N	Y	Refinance	6,250	23,119	5,780	Cash		11,470	1,274	Cash
40	Comfort Suites Charlotte	10/21/2015	10/22/2015				N	Y	Refinance	0	15,629	3,907	Cash		13,242	1,204	Cash
41	Self Storage 1 Lincoln Park	11/18/2015	11/18/2015				N	Y	Refinance	0	94,563	13,509	Cash		0	Springing
42	Comfort Inn York	8/25/2015	8/25/2015				N	Y	Refinance	0	8,043	8,043	Cash		6,093	2,031	Cash
43	The Jackson Mixed-Use Portfolio	Various	Various				N	Y	Refinance	372,723	0	5,015	Cash		7,965	7,965	Cash
43.01	Greenbriar Apartments	10/12/2015	10/8/2015				N	Y
43.02	Southside Terrace Apartments	10/12/2015	10/9/2015				N	Y
43.03	City Gear	10/6/2015	10/2/2015				N	Y
44	Clarion Inn & Suites Greenville	10/23/2015	10/26/2015				N	Y	Refinance	4,688	5,627	5,627	Cash		9,135	1,827	Cash
45	Staybridge Suites – Columbus	10/15/2015	10/13/2015				N	Y	Acquisition	8,438	70,902	10,129	Cash		7,053	3,527	Cash
46	Quarters on Red Bluff	12/28/2015	12/28/2015				N	Y	Refinance	204,063	27,357	13,678	Cash		9,334	4,667	Cash
47	Best Western - Winston Salem	10/20/2015	10/20/2015				N	Y	Refinance	22,188	10,905	2,726	Cash		7,292	899	Cash
48	Shilo Inn Warrenton	8/21/2015	8/21/2015		8/21/2015	7.0%	N	Y	Refinance	27,500	0	4,647	Cash		6,427	Springing	Cash
49	Spring Brook Lofts	10/23/2015	10/23/2015				N	Y	Refinance	0	4,400	4,400	Cash		28,393	3,549	Cash
50	Springhill Self Storage	11/9/2015	11/9/2015		11/9/2015	4.0%	N	Y	Refinance	0	0	Springing			0	Springing
51	Shilo Inn The Dalles	8/21/2015	8/21/2015				N	Y	Refinance	15,312	0	13,490	Cash		7,504	Springing	Cash
52	El Paso and Yosemite Self Storage	12/2/2015			Various	Various	N	Y	Refinance	0	0	Springing			0	Springing
52.01	El Paso Self Storage	12/2/2015			12/1/2015	7.0%	N	Y
52.02	Yosemite Self Storage	12/2/2015			12/2/2015	5.0%	N	Y
53	American Mini Storage - Hiram, GA	11/23/2015					N	Y	Refinance	0	8,760	2,920	Cash		2,542	1,271	Cash
54	Security Public Storage - Sacramento I	11/19/2015			11/19/2015	7.0%	N	Y	Refinance	0	0	Springing			0	Springing
55	2 Empire Drive	12/16/2015	12/7/2015				N	Y	Refinance	50,000	0	14,991	Cash		8,905	890	Cash
56	Sleep Inn Hickory	10/1/2015	9/29/2015				N	Y	Refinance	27,938	17,389	1,449	Cash		16,768	1,677	Cash
57	Fort Knox Self Storage	11/3/2015	11/5/2015				N	Y	Refinance	0	9,264	4,632	Cash		7,164	3,003	Cash
58	Security Public Storage - Moreno Valley	11/20/2015			11/20/2015	12.0%	N	Y	Refinance	22,125	0	Springing			0	Springing
59	Security Public Storage - Shaw	11/20/2015			11/20/2015	5.0%	N	Y	Refinance	0	0	Springing			0	Springing
60	Portland Crossing	12/1/2015					N	Y	Refinance	0	3,789	3,789	Cash		13,488	1,734	Cash
61	Security Public Storage - Blackstone	11/20/2015			11/20/2015	4.0%	N	Y	Refinance	0	0	Springing			0	Springing
62	Chapel Hill	10/21/2015	10/22/2015				N	Y	Refinance	0	4,940	2,470	Cash		3,772	1,886	Cash
63	Paoli Mixed Use	11/18/2015	11/18/2015				N	Y	Refinance	1,875	7,392	1,232	Cash		2,114	1,057	Cash
64	Value Self Storage	10/9/2015	10/9/2015				N	Y	Acquisition	0	18,729	2,341	Cash		3,186	3,186	Cash

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(11)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)(12)	TI/LC Reserve Cap ($)(13)
1	One Court Square		0	Springing	0			0	0	0
2	10 South LaSalle Street		0	16,280	0	Cash		0	130,238	1,000,000
3	Chicago Industrial Portfolio II		0	20,804	0	Cash		750,000	32,742	1,600,000
3.01	3883 Butterfield Road
3.02	703 Foster Avenue
3.03	1601 North Main Street
3.04	2101-2111 West 21st Street
3.05	6200 Regency West Drive
3.06	900-926 South Westwood Avenue
3.07	1001-1091 Davis Road
3.08	2101-2171 West Cermak Road
3.09	902-924 Industrial Drive
3.10	2001 Parkes Drive
3.11	707-717 South Vermont Street
3.12	641-655 South Vermont Street
3.13	1958 Brandon Court
3.14	850-880 Greenleaf Avenue
3.15	619-631 South Vermont Street
3.16	601-617 South Vermont Street
3.17	764-768 Thomas Drive
3.18	250 South Shaddle Avenue
3.19	1501-1525 North Main Street
3.20	930 North Shore Drive
3.21	120-138 West Lake Street
3.22	888 Tower Road
3.23	7660 West Industrial Drive
4	Walgreens - CVS Portfolio		0	0	0			0	14,403	518,508
4.01	Walgreens - Feasterville
4.02	Walgreens - Mechanicsville
4.03	Walgreens - Baltimore
4.04	Walgreens - Brick
4.05	Walgreens - West Hartford
4.06	Walgreens - Decatur
4.07	Walgreens - Edgewater
4.08	Walgreens - Elk City
4.09	CVS - Baton Rouge
4.10	Walgreens - Taylorville
4.11	Walgreens - Glen Burnie
4.12	Walgreens - Joliet
5	Torrance Crossroads		0	1,388	0	Cash		0	0	0
6	Keurig Green Mountain		0	0	0			0	0	0
7	Boise Hotel Portfolio		0	Springing	0			0	0	0
7.01	Holiday Inn Boise Airport
7.02	Hampton Inn Boise Airport
7.03	Fairfield Inn by Marriott Boise Airport
7.04	La Quinta Inn & Suites Boise Airport
8	4400 Jenifer Street		0	1,396	0	Cash		0	12,035; Springing	433,256
9	901 7th Street NW		0	702	0	Cash		0	4,961; Springing	178,587
10	Homewood Suites by Hilton - Melville		0	Springing	0			0	0	0
11	The Shoppes at Zion		0	1,975	0	Cash		0	13,000; Springing	450,000
12	Chase Corporate Center		0	3,521; Springing	250,000	Cash		0	8,803	0
13	Preferred Freezer - Westfield, MA		0	Springing	0			0	0	0
14	Lightstone Retail Portfolio II		0	5,355; Springing	199,971	Cash		0	15,623; Springing	562,419
14.01	25th Street Plaza
14.02	Mountainville Shopping Plaza
15	Lightstone Retail Portfolio I		0	7,578; Springing	376,423	Cash		0	29,408; Springing	1,058,690
15.01	Martintown Shopping Center
15.02	New Smyrna Shopping Center
15.03	Northside Mall - Home Depot
15.04	Kings Fairground
16	1006 Madison Avenue		0	65	0	Cash		600,000	0	0
17	Hannaford Shopping Center		220,000	1,730	0	Cash		0	2,276	0
18	The Lake Apartments		295,438	7,436	0	Cash		0	0	0
19	The Lowell Emerson Apartments		0	7,971	0	Cash		0	0	0
20	Retail Portfolio South Carolina-Tennessee		65,000	678; Springing	50,000	Cash		200,000	3,333; Springing	200,000
20.01	Six Mile Commons
20.02	Plaza on Pelham
20.03	Hixson Plaza
20.04	Myrtle Beach
21	Breckenridge Court Apartments		280,976	6,188	0	Cash		0	0	0
22	Crossroads and Bernard Court Shopping Center		80,000	4,017	0	Cash		352,188	6,333	190,000
22.01	Bernard Court Shopping Center
22.02	Crossroads Shopping Center
23	Triple Net Acquisitions Portfolio - Pool 2		0	4,164	149,912	Cash		0	7,287	437,245
23.01	5455 State Route 307 West
23.02	5003 Chive Drive
23.03	5450 Bishop Road
24	Security Public Storage - Bermuda Dunes		0	Springing	0			0	0	0
25	Shilo Inn Ocean Shores & Nampa		274,560	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
25.01	Shilo Inn Ocean Shores
25.02	Shilo Inn Nampa Suites
26	The Tower		0	2,155	0	Cash		0	18,750	500,000
27	Hampton Inn & Suites Salinas		0	12,609	0	Cash		0	0	0
28	A-1 Mini Storage		0	1,908	45,800	Cash		0	0	0
29	Alief Square Apartments		247,920	7,560	0	Cash		0	0	0
30	Wright Line HQ		0	2,009	0	Cash		0	8,334; Springing	450,000
31	Hy-Vee Milan		0	625	0	Cash		0	2,917; Springing	105,000
32	Satellite Place		0	1,413	0	Cash		0	7,065	0
32.01	2425 Commerce Ave
32.02	2450 Commerce Ave
33	West Carmel Shoppes & Kokomo Town Center Outlots		0	1,442	0	Cash		150,000	Springing	0
33.01	West Carmel Shoppes
33.02	Kokomo Town Center Outlots
34	Hampton Inn Milwaukee		0	4.0% of prior month’s gross revenues	0	Cash		0	0	0
35	Hampton Inn & Suites – West Bend		0	7,609	0	Cash		0	0	0
36	Holiday Inn Express & Suites Allen		0	Beginning in January 2017, 1/12th of 4% of Underwritten Revenue for prior fiscal year	0	Cash		0	0	0
37	Royal Wildewood Manor Apartments		135,000	6,739	260,000	Cash		0	0	0
38	Mountainview Professional Plaza		0	695	0	Cash		220,000	Springing	220,000
39	HIE Rochelle		0	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
40	Comfort Suites Charlotte		0	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
41	Self Storage 1 Lincoln Park		0	1,100	26,400	Cash		0	0	0
42	Comfort Inn York		0	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
43	The Jackson Mixed-Use Portfolio		0	5,760	0	Cash		0	583	0
43.01	Greenbriar Apartments
43.02	Southside Terrace Apartments
43.03	City Gear
44	Clarion Inn & Suites Greenville		0	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
45	Staybridge Suites – Columbus		0	8,841	0	Cash		0	0	0
46	Quarters on Red Bluff		175,610	4,973	0	Cash		0	0	0
47	Best Western - Winston Salem		0	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
48	Shilo Inn Warrenton		111,320	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
49	Spring Brook Lofts		0	2,167	52,000	Cash		0	0	0
50	Springhill Self Storage		0	Springing	0			0	0	0
51	Shilo Inn The Dalles		544,768	1/12 of 4.0% of prior year’s gross revenues	0	Cash		0	0	0
52	El Paso and Yosemite Self Storage		0	Springing	0			0	0	0
52.01	El Paso Self Storage
52.02	Yosemite Self Storage
53	American Mini Storage - Hiram, GA		0	1,078	38,800	Cash		0	0	0
54	Security Public Storage - Sacramento I		0	Springing	0			0	0	0
55	2 Empire Drive		0	932	0	Cash		0	3,329	0
56	Sleep Inn Hickory		0	The greater of (i) 1/12 of 4.0% of prior year’s gross revenues or (ii) any deposit for capital reserves that is required under the Franchise Agreement for the month in which such Payment Date occurs	0	Cash		0	0	0
57	Fort Knox Self Storage		0	729	0	Cash		0	0	0
58	Security Public Storage - Moreno Valley		0	Springing	0			0	0	0
59	Security Public Storage - Shaw		0	Springing	0			0	0	0
60	Portland Crossing		0	291	0	Cash		0	1,467	85,000
61	Security Public Storage - Blackstone		0	Springing	0			0	0	0
62	Chapel Hill		0	306	0	Cash		0	0	0
63	Paoli Mixed Use		0	356	0	Cash		0	640	0
64	Value Self Storage		0	467	0	Cash		0	0	0

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(6)	Other Escrow I (Monthly) ($)	Other Escrow I Cap ($)
1	One Court Square			0	0				0	0	0
2	10 South LaSalle Street	Cash		0	0			Rent Concession Reserve	630,218	0	0
3	Chicago Industrial Portfolio II	Cash		0	0			Rent Concession Reserve	473,703	0	0
3.01	3883 Butterfield Road
3.02	703 Foster Avenue
3.03	1601 North Main Street
3.04	2101-2111 West 21st Street
3.05	6200 Regency West Drive
3.06	900-926 South Westwood Avenue
3.07	1001-1091 Davis Road
3.08	2101-2171 West Cermak Road
3.09	902-924 Industrial Drive
3.10	2001 Parkes Drive
3.11	707-717 South Vermont Street
3.12	641-655 South Vermont Street
3.13	1958 Brandon Court
3.14	850-880 Greenleaf Avenue
3.15	619-631 South Vermont Street
3.16	601-617 South Vermont Street
3.17	764-768 Thomas Drive
3.18	250 South Shaddle Avenue
3.19	1501-1525 North Main Street
3.20	930 North Shore Drive
3.21	120-138 West Lake Street
3.22	888 Tower Road
3.23	7660 West Industrial Drive
4	Walgreens - CVS Portfolio	Cash		0	0				0	0	0
4.01	Walgreens - Feasterville
4.02	Walgreens - Mechanicsville
4.03	Walgreens - Baltimore
4.04	Walgreens - Brick
4.05	Walgreens - West Hartford
4.06	Walgreens - Decatur
4.07	Walgreens - Edgewater
4.08	Walgreens - Elk City
4.09	CVS - Baton Rouge
4.10	Walgreens - Taylorville
4.11	Walgreens - Glen Burnie
4.12	Walgreens - Joliet
5	Torrance Crossroads			0	0				0	0	0
6	Keurig Green Mountain			0	0				0	0	0
7	Boise Hotel Portfolio			0	0			PIP Reserves	933,405	0	0
7.01	Holiday Inn Boise Airport
7.02	Hampton Inn Boise Airport
7.03	Fairfield Inn by Marriott Boise Airport
7.04	La Quinta Inn & Suites Boise Airport
8	4400 Jenifer Street	Cash		0	0			DC Radio Renewal Reserve	500,000	0	0
9	901 7th Street NW	Cash		0	0			Initial TI Reserve	819,182	0	0
10	Homewood Suites by Hilton - Melville			0	0			Seasonality Reserve	0	Springing	0
11	The Shoppes at Zion	Cash		0	0			Rue 21 Rent Concession/TILC Reserve	263,431	0	0
12	Chase Corporate Center	Cash		0	0			Major Tenant TILC Reserve	71,923	8,803	0
13	Preferred Freezer - Westfield, MA			0	0				0	0	0
14	Lightstone Retail Portfolio II	Cash		0	0			Upfront TI Reserve	1,500	0	0
14.01	25th Street Plaza
14.02	Mountainville Shopping Plaza
15	Lightstone Retail Portfolio I	Cash		0	0			Ground Rent Reserve	45,232	Springing	0
15.01	Martintown Shopping Center
15.02	New Smyrna Shopping Center
15.03	Northside Mall - Home Depot
15.04	Kings Fairground
16	1006 Madison Avenue	Cash		233,652	0	Cash		Rent Abatement Reserve	900,000	0	0
17	Hannaford Shopping Center	Cash		0	0				0	0	0
18	The Lake Apartments			0	0				0	0	0
19	The Lowell Emerson Apartments			0	0				0	0	0
20	Retail Portfolio South Carolina-Tennessee	Cash		0	0			Casual Pint Rent Reserve	47,552	0	0
20.01	Six Mile Commons
20.02	Plaza on Pelham
20.03	Hixson Plaza
20.04	Myrtle Beach
21	Breckenridge Court Apartments			0	0				0	0	0
22	Crossroads and Bernard Court Shopping Center	Cash		0	0			Former Ashley Space Reserve	500,000	0	0
22.01	Bernard Court Shopping Center
22.02	Crossroads Shopping Center
23	Triple Net Acquisitions Portfolio - Pool 2	Cash		0	0				0	0	0
23.01	5455 State Route 307 West
23.02	5003 Chive Drive
23.03	5450 Bishop Road
24	Security Public Storage - Bermuda Dunes			0	0				0	0	0
25	Shilo Inn Ocean Shores & Nampa			0	0			Seasonality Reserve	15,000	Springing	0
25.01	Shilo Inn Ocean Shores
25.02	Shilo Inn Nampa Suites
26	The Tower	Cash		0	0			Rent Concession Reserve	24,959	0	0
27	Hampton Inn & Suites Salinas			0	0			PIP Reserve	0	Springing	0
28	A-1 Mini Storage			0	0				0	0	0
29	Alief Square Apartments			0	0				0	0	0
30	Wright Line HQ	Cash		0	0				0	0	0
31	Hy-Vee Milan	Cash		0	0				0	0	0
32	Satellite Place	Cash		0	0			Free Rent Reserve	73,039	0	0
32.01	2425 Commerce Ave
32.02	2450 Commerce Ave
33	West Carmel Shoppes & Kokomo Town Center Outlots	Cash		0	0				0	0	0
33.01	West Carmel Shoppes
33.02	Kokomo Town Center Outlots
34	Hampton Inn Milwaukee			0	0			Seasonal Reserve	57,938	Monthly: 10,346.16 on each payment date occurring during the period between April and October, inclusive	0
35	Hampton Inn & Suites – West Bend			0	0			Seasonality Reserve	15,000	Springing	0
36	Holiday Inn Express & Suites Allen			0	0			PIP Reserve	1,100,000	Springing	0
37	Royal Wildewood Manor Apartments			0	0				0	0	0
38	Mountainview Professional Plaza	Cash		0	0			Neveda Radiation Rollover Reserves and Yemane Med Spa Rollover Reserves	300,000	0	0
39	HIE Rochelle			0	0			PIP Reserve	700,000	0	0
40	Comfort Suites Charlotte			0	0				0	0	0
41	Self Storage 1 Lincoln Park			0	0				0	0	0
42	Comfort Inn York			0	0			Property Improvement Plan Reserve	494,500	0	0
43	The Jackson Mixed-Use Portfolio	Cash		0	0				0	0	0
43.01	Greenbriar Apartments
43.02	Southside Terrace Apartments
43.03	City Gear
44	Clarion Inn & Suites Greenville			0	0				0	0	0
45	Staybridge Suites – Columbus			0	0			PIP Reserves	191,400	0	0
46	Quarters on Red Bluff			0	0				0	0	0
47	Best Western - Winston Salem			0	0				0	0	0
48	Shilo Inn Warrenton			0	0			Seasonality Reserve	150,000	Springing	0
49	Spring Brook Lofts			0	0				0	0	0
50	Springhill Self Storage			0	0				0	0	0
51	Shilo Inn The Dalles			0	0			Seasonality Reserve	175,000	Springing	0
52	El Paso and Yosemite Self Storage			0	0				0	0	0
52.01	El Paso Self Storage
52.02	Yosemite Self Storage
53	American Mini Storage - Hiram, GA			0	0				0	0	0
54	Security Public Storage - Sacramento I			0	0				0	0	0
55	2 Empire Drive	Cash		0	0				0	0	0
56	Sleep Inn Hickory			0	0				0	0	0
57	Fort Knox Self Storage			0	0				0	0	0
58	Security Public Storage - Moreno Valley			0	0				0	0	0
59	Security Public Storage - Shaw			0	0				0	0	0
60	Portland Crossing	Cash		0	0				0	0	0
61	Security Public Storage - Blackstone			0	0				0	0	0
62	Chapel Hill			0	0				0	0	0
63	Paoli Mixed Use	Cash		0	0				0	0	0
64	Value Self Storage			0	0				0	0	0

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(6)	Other Escrow II (Monthly) ($)(14)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(5)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment
1	One Court Square				0	0	0				Fee
2	10 South LaSalle Street	Cash		Tenant Specific TILC Reserve	2,248,889	0	0	Cash			Fee
3	Chicago Industrial Portfolio II	Cash			0	0	0				Fee
3.01	3883 Butterfield Road										Fee
3.02	703 Foster Avenue										Fee
3.03	1601 North Main Street										Fee
3.04	2101-2111 West 21st Street										Fee
3.05	6200 Regency West Drive										Fee
3.06	900-926 South Westwood Avenue										Fee
3.07	1001-1091 Davis Road										Fee
3.08	2101-2171 West Cermak Road										Fee
3.09	902-924 Industrial Drive										Fee
3.10	2001 Parkes Drive										Fee
3.11	707-717 South Vermont Street										Fee
3.12	641-655 South Vermont Street										Fee
3.13	1958 Brandon Court										Fee
3.14	850-880 Greenleaf Avenue										Fee
3.15	619-631 South Vermont Street										Fee
3.16	601-617 South Vermont Street										Fee
3.17	764-768 Thomas Drive										Fee
3.18	250 South Shaddle Avenue										Fee
3.19	1501-1525 North Main Street										Fee
3.20	930 North Shore Drive										Fee
3.21	120-138 West Lake Street										Fee
3.22	888 Tower Road										Fee
3.23	7660 West Industrial Drive										Fee
4	Walgreens - CVS Portfolio				0	0	0				Various	Various	Various
4.01	Walgreens - Feasterville										Fee
4.02	Walgreens - Mechanicsville										Fee
4.03	Walgreens - Baltimore										Fee
4.04	Walgreens - Brick										Fee
4.05	Walgreens - West Hartford										Fee
4.06	Walgreens - Decatur										Fee
4.07	Walgreens - Edgewater										Leasehold	7/7/2104	$184,000
4.08	Walgreens - Elk City										Fee
4.09	CVS - Baton Rouge										Fee and Leasehold	9/8/2029	$66,000
4.10	Walgreens - Taylorville										Fee
4.11	Walgreens - Glen Burnie										Leasehold	7/31/2080	$255,000
4.12	Walgreens - Joliet										Fee
5	Torrance Crossroads				0	0	0				Fee
6	Keurig Green Mountain				0	0	0				Fee
7	Boise Hotel Portfolio	Cash			0	0	0				Fee
7.01	Holiday Inn Boise Airport										Fee
7.02	Hampton Inn Boise Airport										Fee
7.03	Fairfield Inn by Marriott Boise Airport										Fee
7.04	La Quinta Inn & Suites Boise Airport										Fee
8	4400 Jenifer Street	Cash			0	0	0				Fee
9	901 7th Street NW	Cash		Tenant Cash Trap Reserve	100,000	20,000	0	Cash			Fee
10	Homewood Suites by Hilton - Melville			PIP Reserve	4,300,000	0	0	Cash			Fee
11	The Shoppes at Zion	Cash		Dress Barm TILC Reserve	43,000	0	0	Cash		2,275,000	Fee
12	Chase Corporate Center	Cash		Tenant Specific TILC / Rent Concession Reserve	Tenant Specific TILC - $161,432 / Rent Concession - $70,737	0	0	Cash			Fee
13	Preferred Freezer - Westfield, MA				0	0	0				Fee
14	Lightstone Retail Portfolio II	Cash		Free Rent Reserve	3,617	0	0	Cash			Fee and Leasehold	11/30/2045
14.01	25th Street Plaza										Fee and Leasehold	11/30/2045
14.02	Mountainville Shopping Plaza										Fee and Leasehold	11/30/2045
15	Lightstone Retail Portfolio I	Cash		Upfront TI Reserve	25,180	0	0	Cash			Various	Various	Various
15.01	Martintown Shopping Center										Leasehold	2/28/2033	$74,910
15.02	New Smyrna Shopping Center										Fee
15.03	Northside Mall - Home Depot										Fee and Leasehold	1/31/2024	$60,000
15.04	Kings Fairground										Leasehold	4/30/2026	$31,000
16	1006 Madison Avenue	Cash			0	0	0				Fee
17	Hannaford Shopping Center				0	0	0				Fee
18	The Lake Apartments				0	0	0				Fee
19	The Lowell Emerson Apartments				0	0	0				Fee
20	Retail Portfolio South Carolina-Tennessee	Cash			0	0	0				Fee
20.01	Six Mile Commons										Fee
20.02	Plaza on Pelham										Fee
20.03	Hixson Plaza										Fee
20.04	Myrtle Beach										Fee
21	Breckenridge Court Apartments				0	0	0				Fee
22	Crossroads and Bernard Court Shopping Center	Cash			0	0	0				Fee
22.01	Bernard Court Shopping Center										Fee
22.02	Crossroads Shopping Center										Fee
23	Triple Net Acquisitions Portfolio - Pool 2				0	0	0				Fee
23.01	5455 State Route 307 West										Fee
23.02	5003 Chive Drive										Fee
23.03	5450 Bishop Road										Fee
24	Security Public Storage - Bermuda Dunes				0	0	0				Fee
25	Shilo Inn Ocean Shores & Nampa	Cash			0	0	0				Fee
25.01	Shilo Inn Ocean Shores										Fee
25.02	Shilo Inn Nampa Suites										Fee
26	The Tower	Cash		Moss Adams TILC Reserve	37,174	0	0	Cash			Fee
27	Hampton Inn & Suites Salinas				0	0	0				Fee
28	A-1 Mini Storage				0	0	0				Fee
29	Alief Square Apartments				0	0	0				Fee
30	Wright Line HQ				0	0	0				Fee
31	Hy-Vee Milan				0	0	0				Fee
32	Satellite Place	Cash		Moreland Estoppel Reserve	5,000	0	0	Cash		539,349	Fee
32.01	2425 Commerce Ave									539,349	Fee
32.02	2450 Commerce Ave									539,349	Fee
33	West Carmel Shoppes & Kokomo Town Center Outlots				0	0	0				Fee
33.01	West Carmel Shoppes										Fee
33.02	Kokomo Town Center Outlots										Fee
34	Hampton Inn Milwaukee	Cash		PIP Reserve	2,399,689	0	0	Cash			Fee
35	Hampton Inn & Suites – West Bend	Cash			0	0	0				Fee
36	Holiday Inn Express & Suites Allen	Cash		Seasonality Reserve	34,231	Springing	34,231	Cash			Fee
37	Royal Wildewood Manor Apartments				0	0	0				Fee
38	Mountainview Professional Plaza	Cash		Sleep Clinic Rollover Reserves	67,125	0	0	Cash			Fee
39	HIE Rochelle	Cash			0	0	0				Fee
40	Comfort Suites Charlotte				0	0	0				Fee
41	Self Storage 1 Lincoln Park				0	0	0				Fee
42	Comfort Inn York	Cash			0	0	0				Leasehold	2/28/2030	$93,170
43	The Jackson Mixed-Use Portfolio				0	0	0				Fee
43.01	Greenbriar Apartments										Fee
43.02	Southside Terrace Apartments										Fee
43.03	City Gear										Fee
44	Clarion Inn & Suites Greenville				0	0	0				Fee
45	Staybridge Suites – Columbus	Cash			0	0	0				Fee
46	Quarters on Red Bluff				0	0	0				Fee
47	Best Western - Winston Salem				0	0	0				Fee
48	Shilo Inn Warrenton	Cash			0	0	0				Fee
49	Spring Brook Lofts				0	0	0				Fee
50	Springhill Self Storage				0	0	0				Fee
51	Shilo Inn The Dalles	Cash			0	0	0				Fee
52	El Paso and Yosemite Self Storage				0	0	0				Fee
52.01	El Paso Self Storage										Fee
52.02	Yosemite Self Storage										Fee
53	American Mini Storage - Hiram, GA				0	0	0				Fee
54	Security Public Storage - Sacramento I				0	0	0				Fee
55	2 Empire Drive				0	0	0				Fee
56	Sleep Inn Hickory				0	0	0				Fee
57	Fort Knox Self Storage				0	0	0				Fee
58	Security Public Storage - Moreno Valley				0	0	0				Fee
59	Security Public Storage - Shaw				0	0	0				Fee
60	Portland Crossing				0	0	0				Fee
61	Security Public Storage - Blackstone				0	0	0				Fee
62	Chapel Hill				0	0	0				Fee
63	Paoli Mixed Use				0	0	0				Fee
64	Value Self Storage				0	0	0				Fee

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(10)(15)	Affiliated Sponsors	Mortgage Loan Number
1	One Court Square		Hard/Springing Cash Management											See Footnote (15)		1
2	10 South LaSalle Street		Hard/Springing Cash Management											Jeffrey Feil		2
3	Chicago Industrial Portfolio II		Hard/Upfront Cash Management										4,500,000	George J. Cibula, Jr.; Matthew Lewandowski		3
3.01	3883 Butterfield Road												1,260,147			3.01
3.02	703 Foster Avenue												409,816			3.02
3.03	1601 North Main Street												346,886			3.03
3.04	2101-2111 West 21st Street												280,885			3.04
3.05	6200 Regency West Drive												245,583			3.05
3.06	900-926 South Westwood Avenue												165,768			3.06
3.07	1001-1091 Davis Road												159,629			3.07
3.08	2101-2171 West Cermak Road												153,489			3.08
3.09	902-924 Industrial Drive												141,210			3.09
3.10	2001 Parkes Drive												135,071			3.10
3.11	707-717 South Vermont Street												131,387			3.11
3.12	641-655 South Vermont Street												131,387			3.12
3.13	1958 Brandon Court												116,652			3.13
3.14	850-880 Greenleaf Avenue												112,047			3.14
3.15	619-631 South Vermont Street												106,829			3.15
3.16	601-617 South Vermont Street												102,531			3.16
3.17	764-768 Thomas Drive												85,954			3.17
3.18	250 South Shaddle Avenue												84,419			3.18
3.19	1501-1525 North Main Street												81,656			3.19
3.20	930 North Shore Drive												76,745			3.20
3.21	120-138 West Lake Street												70,605			3.21
3.22	888 Tower Road												59,861			3.22
3.23	7660 West Industrial Drive												41,442			3.23
4	Walgreens - CVS Portfolio	Various	Hard/Upfront Cash Management											David Wilstein; Leonard Wilstein		4
4.01	Walgreens - Feasterville															4.01
4.02	Walgreens - Mechanicsville															4.02
4.03	Walgreens - Baltimore															4.03
4.04	Walgreens - Brick															4.04
4.05	Walgreens - West Hartford															4.05
4.06	Walgreens - Decatur															4.06
4.07	Walgreens - Edgewater	Fixed increases per the ground lease														4.07
4.08	Walgreens - Elk City															4.08
4.09	CVS - Baton Rouge	Scheduled increases every five years														4.09
4.10	Walgreens - Taylorville															4.10
4.11	Walgreens - Glen Burnie	5 scheduled increases every 10 years and 1 increase for the last 5 years														4.11
4.12	Walgreens - Joliet															4.12
5	Torrance Crossroads		Springing											Dorian Bilak; Sara V. Dumont		5
6	Keurig Green Mountain		Hard/Springing Cash Management											Cole Corporate Income Operating Partnership II, LP		6
7	Boise Hotel Portfolio		Springing											James Burgess; Jeff Burgess		7
7.01	Holiday Inn Boise Airport															7.01
7.02	Hampton Inn Boise Airport															7.02
7.03	Fairfield Inn by Marriott Boise Airport															7.03
7.04	La Quinta Inn & Suites Boise Airport															7.04
8	4400 Jenifer Street		Hard/Springing Cash Management											Charles A. Gravely; Shelton Zuckerman		8
9	901 7th Street NW		Hard/Springing Cash Management											Norman Jemal		9
10	Homewood Suites by Hilton - Melville		Springing											See Footnote (15)		10
11	The Shoppes at Zion		Springing											Yehuda Netanel		11
12	Chase Corporate Center		Springing											Abhishek Mathur; Brian Adams; Andrew Stone		12
13	Preferred Freezer - Westfield, MA		Hard/Upfront Cash Management											Sherwin Jarol		13
14	Lightstone Retail Portfolio II		Hard/Springing Cash Management											Lightstone Parent LLC	Y - Group 2	14
14.01	25th Street Plaza															14.01
14.02	Mountainville Shopping Plaza															14.02
15	Lightstone Retail Portfolio I	Various	Hard/Springing Cash Management											Lightstone Parent LLC	Y - Group 2	15
15.01	Martintown Shopping Center	Rent increasing by CPI on 3/1/2003 and increasing each 10 years thereafter by CPI														15.01
15.02	New Smyrna Shopping Center															15.02
15.03	Northside Mall - Home Depot															15.03
15.04	Kings Fairground															15.04
16	1006 Madison Avenue		Hard/Upfront Cash Management										3,000,000	Joseph J. Sitt		16
17	Hannaford Shopping Center		Soft/Springing Cash Management											Carmine Polito; Benito Petraglia; Anthony Belviso		17
18	The Lake Apartments		Springing											Emery Jakab	Y - Group 1	18
19	The Lowell Emerson Apartments		Springing											Raymond Russo; Linda Russo; Jeanne Sommerville		19
20	Retail Portfolio South Carolina-Tennessee		Springing											Michael D. Reynolds; Eric Hohmann		20
20.01	Six Mile Commons															20.01
20.02	Plaza on Pelham															20.02
20.03	Hixson Plaza															20.03
20.04	Myrtle Beach															20.04
21	Breckenridge Court Apartments		Springing											Emery Jakab	Y - Group 1	21
22	Crossroads and Bernard Court Shopping Center		Hard/Springing Cash Management											Jonathan Gould		22
22.01	Bernard Court Shopping Center															22.01
22.02	Crossroads Shopping Center															22.02
23	Triple Net Acquisitions Portfolio - Pool 2		Hard/Springing Cash Management										3,150,000	Triple Net Acquisitions		23
23.01	5455 State Route 307 West												2,480,000			23.01
23.02	5003 Chive Drive												360,000			23.02
23.03	5450 Bishop Road												310,000			23.03
24	Security Public Storage - Bermuda Dunes		None											See Footnote (15)	Y - Group 3	24
25	Shilo Inn Ocean Shores & Nampa		Hard/Springing Cash Management											Mark S. Hemstreet	Y - Group 4	25
25.01	Shilo Inn Ocean Shores															25.01
25.02	Shilo Inn Nampa Suites															25.02
26	The Tower		Springing											Joseph R. Morrier, Sr.		26
27	Hampton Inn & Suites Salinas		Springing											James E. O’Connell, III		27
28	A-1 Mini Storage		None											See Footnote (15)		28
29	Alief Square Apartments		Springing											Emery Jakab	Y - Group 1	29
30	Wright Line HQ		Hard/Upfront Cash Management											Ruskin	Y - Group 6	30
31	Hy-Vee Milan		Hard/Upfront Cash Management											Ruskin	Y - Group 6	31
32	Satellite Place		Hard/Springing Cash Management											Quynh Palomino; Lloyd W. Kendall, Jr.		32
32.01	2425 Commerce Ave															32.01
32.02	2450 Commerce Ave															32.02
33	West Carmel Shoppes & Kokomo Town Center Outlots		Springing											Jerry M. Wise; Ronald Z. Harris		33
33.01	West Carmel Shoppes															33.01
33.02	Kokomo Town Center Outlots															33.02
34	Hampton Inn Milwaukee		Springing											Shreyas Patel		34
35	Hampton Inn & Suites – West Bend		Springing											Kinseth Hospitality Companies		35
36	Holiday Inn Express & Suites Allen		Springing											Plutus Hospitality Advisors		36
37	Royal Wildewood Manor Apartments		None											Hardial Singh		37
38	Mountainview Professional Plaza		Hard/Upfront Cash Management											Martin A. Ensbury; David L. Dennee		38
39	HIE Rochelle		Hard/Springing Cash Management											Sanjiv Mehrotra; Jigar Chokshi		39
40	Comfort Suites Charlotte		Hard/Springing Cash Management											Balvant Jariwala; Dharmendra Jinwala	Y - Group 5	40
41	Self Storage 1 Lincoln Park		None											Gray Cardiff; Gray E. And Linda Pasche Cardiff Revocable Inter Vivos Trust		41
42	Comfort Inn York		Hard/Springing Cash Management											Pradip Acharya		42
43	The Jackson Mixed-Use Portfolio		Soft/Springing Cash Management											Vikas Jain		43
43.01	Greenbriar Apartments															43.01
43.02	Southside Terrace Apartments															43.02
43.03	City Gear															43.03
44	Clarion Inn & Suites Greenville		Hard/Springing Cash Management											Balvant Jariwala; Hiren Patel; Dharmendra Jinwala	Y - Group 5	44
45	Staybridge Suites – Columbus		Springing											Kenneth Charles Golder		45
46	Quarters on Red Bluff		Springing											Emery Jakab	Y - Group 1	46
47	Best Western - Winston Salem		Hard/Springing Cash Management											Balvant Jariwala; Kunal Dave	Y - Group 5	47
48	Shilo Inn Warrenton		Hard/Springing Cash Management											Mark S. Hemstreet	Y - Group 4	48
49	Spring Brook Lofts		Springing											Kylie Schischka		49
50	Springhill Self Storage		None											Ronald S. Dundas; Robert Puccinelli		50
51	Shilo Inn The Dalles		Hard/Springing Cash Management											Mark S. Hemstreet	Y - Group 4	51
52	El Paso and Yosemite Self Storage		None											Frank L. Crist, III		52
52.01	El Paso Self Storage															52.01
52.02	Yosemite Self Storage															52.02
53	American Mini Storage - Hiram, GA		None											Troy Downing		53
54	Security Public Storage - Sacramento I		None											See Footnote (15)	Y - Group 3	54
55	2 Empire Drive		Hard/Springing Cash Management											Faige Shemtov		55
56	Sleep Inn Hickory		Hard/Springing Cash Management											Kunal H. Dave; Maneshkumar Patel		56
57	Fort Knox Self Storage		Springing											James E. Goldstein; Anders U. Schroeder		57
58	Security Public Storage - Moreno Valley		None											See Footnote (15)	Y - Group 3	58
59	Security Public Storage - Shaw		None											See Footnote (15)	Y - Group 3	59
60	Portland Crossing		Springing											Jose Chapa; Rodolfo Chapa; Rodolfo D. Chapa		60
61	Security Public Storage - Blackstone		None											See Footnote (15)	Y - Group 3	61
62	Chapel Hill		Soft/Springing Cash Management											Ketan B. Vora; Robert M. Brier	Y - Group 7	62
63	Paoli Mixed Use		Hard/Springing Cash Management											Ketan B. Vora; Robert M. Brier	Y - Group 7	63
64	Value Self Storage		Soft/Springing Cash Management											Michael Kennell; Darcy Kennell		64

A-1-12

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Prospectus for additional information on the 15 largest mortgage loans.

(1)	“WFB” denotes Wells Fargo Bank, National Association, “Natixis” denotes Natixis Real Estate Capital LLC and “SPREF” denotes Silverpeak Real Estate Finance LLC.

(2)	For mortgage loan #9 (901 7th Street NW), the No. of Units and Occupancy Rate includes 28,936 square feet of office space and 10,750 square feet of retail space.

For mortgage loan #15 (Lightstone Retail Portfolio I), the Occupancy Rate at the New Smyrna Shopping Center mortgaged property was calculated on the assumption that 7,178 square feet of rentable area that is occupied under a short term lease through May 31, 2016, is vacant.

For mortgage loan #43 (The Jackson Mixed-Use Portfolio), the Greenbriar Apartments mortgaged property includes 80 multifamily units (76,024 square feet), the Southside Terrace Apartments mortgaged property includes 56 multifamily units (55,384 square feet) and the City Gear mortgaged property includes 7,000 square feet of retail space.

For mortgage loan #53 (American Mini Storage – Hiram, GA), the No. of Units and Occupancy Rate includes 71,300 square feet of self storage space and 14,950 square feet of office space.

For mortgage loan #63 (Paoli Mixed Use), the No. of Units and Occupancy Rate includes 10 multifamily units (8,000 square feet), 5,387 square feet of retail space and 2,292 square feet of office space.

(3)	For mortgage loan #10 (Homewood Suites by Hilton - Melville), Occupancy Rate and Most Recent Hotel RevPAR were calculated based on a stabilized room count of 147, which includes 23 rooms that were out of service due to flood damage from a burst pipe that occurred in February 2015. Occupancy Rate and Most Recent Hotel RevPAR adjusted for the rooms that were taken out of service are 83.6% and $144.52, respectively. As of December 2015, all 147 rooms at the mortgaged property are back online.

(4)	For mortgage loan #1 (One Court Square), the mortgage loan is evidenced by Note A-2, one of five pari passu notes, which have a combined Cut-Off Date Principal Balance of $315,000,000. Note A-1, Note A-3, Note A-4 and Note A-5 will not be included in the trust. All LTV, DSCR, Debt Yield and Cut-Off Date Balance Per Unit /SF presented are based on Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5 in the aggregate (the “One Court Square Whole Loan”). Note A-2 represents a non-controlling interest in the One Court Square Whole Loan.

For mortgage loan #2 (10 South LaSalle Street), the mortgage loan represents Note A-2, one of two pari passu notes, which have a combined Cut-Off Date Principal Balance of $105,000,000. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-Off Date Balance Per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the “10 South LaSalle Street Whole Loan”). Note A-2 represents the non-controlling interest in the 10 South LaSalle Street Whole Loan.

For mortgage loan #6 (Keurig Green Mountain), the mortgage loan represents Note A-2, one of two pari passu notes, which have a combined Cut-Off Date Principal Balance of $77,895,480. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-Off Date Balance Per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the “Keurig Green Mountain Whole Loan”). Note A-2 represents the non-controlling interest in the Keurig Green Mountain Whole Loan.

(5)	For mortgage loan #11 (The Shoppes at Zion), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan amount net of the Holdback. The Holdback can be disbursed in whole or in part provided that the following conditions are satisfied: (i) a minimum net cash flow debt yield of 8.0%, based on the full loan amount plus the Holdback; (ii) no event of default has occurred or is continuing; and (iii) there have been no adverse changes to the rent roll or financial condition of any of the tenants since the loan closing date. If the Holdback has not been released by January 11, 2018, the lender may apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower. Assuming none of the Holdback balance is applied to the full loan amount, Cut-Off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, Cut-Off Date U/W NOI Debt Yield and Cut-Off Date U/W NCF Debt Yield are 77.1%, 63.0%, 1.27x, 1.15x, 8.0% and 7.2%, respectively.

A-1-13

For mortgage loan #32 (Satellite Place), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan amount net of the Holdback. Provided no default has occurred and is continuing, at any time prior to December 28, 2017, the borrower is entitled to a one-time disbursement of the Holdback provided that at such time, no default has occured and is continuing, and the net cash flow debt yield, as calculated by the lender, is at least equal to 8.45%. If the Holdback has not been released by December 28, 2017, the lender may apply the unreleased proceeds to pay down the loan, accompanied by the applicable yield maintenance premium to be paid by the borrower. Based on the full loan amount of $7,420,000, the Cut-Off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, Cut-Off Date U/W NOI Debt Yield and Cut-Off Date U/W NCF Debt Yield are 75.6%, 62.9%, 1.38x, 1.17x, 9.2% and 7.8%, respectively.

For mortgage loan #34 (Hampton Inn Milwaukee), the Appraised Value assumes the performance improvement plan, scheduled for completion by October 1, 2016, has been completed. A $2,399,689 rerserve was taken at closing for the performance improvement plan. The appraised value assuming the performance improvement plan has not been completed is $8,300,000. The Cut-Off Date LTV Ratio, LTV Ratio at Maturity or ARD based on the $8,300,000 appraised value are 86.3% and 71.4%, respectively.

For mortgage loan #36 (Holiday Inn Express & Suites Allen), the Appraised Value assumes that the performance improvement plan, expected to be completed in November 2016 has been completed. A $1,100,000 reserve was taken at closing for the performance improvement plan. The Appraised Value assuming the performance improvement plan has not been completed is $8,700,000. The Cut-Off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the $8,700,000 appraised value are 78.7% and 72.9%, respectively.

For mortgage loan #51 (Shilo Inn The Dalles), the Appraised Value assumes the capital improvement, scheduled for completion by August 31, 2016, has been completed. A $544,768 reserve was taken at closing for the capital improvements. The appraised value assuming the capital improvement has not been completed is $5,700,000. The Cut-Off Date LTV Ratio, LTV Ratio at Maturity or ARD based on the $5,700,000 appraised value are 77.1% and 60.1%, respectively.

(6)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises, that were included in the underwriting.

For mortgage loan #2 (10 South LaSalle Street), the third largest tenant (63,576 square feet), representing 8.1% of net rentable square feet, has rent abatements in February 2016, January 2017 and February 2017. A $181,606 reserve was taken at closing, representing outstanding rent abatements.

For mortgage loan #3 (Chicago Industrial Portfolio II), the only tenant at the 3883 Butterfield Road mortgaged property (63,740 square feet), representing 5.7% of net rentable square feet of the mortgage loan, has a partial rent abatement through May 2016. The only tenant at the 6200 Regency West Drive mortgaged property (115,823 square feet), representing 10.3% of net rentable square feet of the mortgage loan, has abated rent through May 2016. A $473,703 reserve was taken at closing, which includes the outstanding rent abatements for the tenants at the 3883 Butterfield Road and 6200 Regency West Drive mortgaged properties.

For mortgage loan #11 (The Shoppes at Zion), the fourth largest tenant (6,509 square feet), representing 5.5% of net rentable square feet, is in the process of building out 2,000 square feet of its expansion space. The fourth largest tenant will take possession no later than February 2016, with rent payments on the expansion space commencing upon the earlier of opening for business and 120 days after possession. A $263,431 reserve was taken at closing, representing gap rent, tenant improvements and leasing commissions.

For mortgage loan #12 (Chase Corporate Center), the largest tenant (71,923 square feet), representing 34.0% of net rentable square feet, has free rent in February 2016. A reserve was taken at closing representing the outstanding rent abatement.

For mortgage loan #16 (1006 Madison Avenue), the sole tenant (3,917 square feet), representing 100% of net rentable square feet, has a rent abatement through October 30, 2016. A reserve in the amount of $900,000 was established on the date of origination of the mortgage loan, which covers the outstanding rent abatement.

For mortgage loan #32 (Satellite Place), the second largest tenant at the 2425 Commerce Ave mortgaged property (20,078 square feet), representing 17.8% of net rentable square feet of the mortgage loan, has free rent through April 30, 2016. A reserve in the amount of $73,039 was established on the date of origination of the mortgage loan, which covers the outstanding rent abatement.

A-1-14

(7)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #2 (10 South LaSalle Street), the largest tenant (102,608 square feet), representing 13.1% of net rentable square feet, may terminate its lease as of October 31, 2017, upon providing at least 12 months’ written notice and payment of a termination fee equal to 2 months of base rent plus all unamortized tenant improvements and leasing commissions. The second largest tenant (100,357 square feet), representing 12.8% of net rentable square feet, may terminate its lease on the 8th floor at any time upon providing at least 12 months’ written notice and payment of two years base rent for the 8th floor. The second largest tenant may also terminate its lease on the 7th floor as of December 31, 2017, upon providing at least 12 months’ written notice and payment of two years base rent for the 7th floor. The fifth largest tenant (22,874 square feet), representing 2.9% of net rentable square feet, may terminate its lease as of October 31, 2022 upon providing written notice by October 31, 2021 and payment of a termination fee equal to five months base rent plus $975,619.

For mortgage loan #3 (Chicago Industrial Portfolio II), the only tenant at the 1601 North Main Street mortgaged property (14,560 square feet), representing 1.3% of net rentable square feet of the mortgage loan, may terminate its lease as of October 31, 2028, and every five years thereafter, upon providing 6 months’ written notice. The second largest tenant at the 900-926 South Westwood Avenue mortgaged property (11,400 square feet), representing 1.0% of net rentable square feet of the mortgage loan, may terminate its lease at any time after June 1, 2016 upon providing 180 days’ written notice The largest tenant at the 2101-2171 West Cermak Road mortgaged property (39,626 square feet), representing 3.5% of net rentable square feet of the mortgage loan, may terminate its lease on September 30, 2020 upon providing written notice by March 31, 2020. The third largest tenant at the 902-924 Industrial Drive mortgaged property (4,000 square feet), representing 0.4% of net rentable square feet of the mortgage loan, may terminate its lease upon providing 3 months’ written notice and payment of a termination fee equal to the greater of: (i) 25.0% of the remaining base rent from the termination date through the end of the current term; and (ii) 6 times one month of base rent at the time of termination. The largest tenant at the 641-655 Vermont Street mortgaged property (8,000 square feet), representing 0.7% of net rentable square feet of the mortgage loan, may terminate its lease at any time upon providing 30 day’s written notice and payment of a termination fee of $4,633. The second largest tenant at the 707-717 South Vermont Street mortgaged property (8,000 square feet), representing 0.7% of net rentable square feet of the mortgage loan, may terminate its lease after August 31, 2017 upon providing 90 days’ written notice and payment of a termination fee of all unamortized leasing commissions, approximately $290 per month from the termination date through the lease maturity date. The third largest tenant at the 707-717 South Vermont Street mortgaged property (8,000 square feet), representing 0.7% of net rentable square feet of the mortgage loan, may terminate its lease as of April 1, 2016 upon providing written notice in March 2016.

For mortgage loan #4 (Walgreens-CVS Portfolio), the following tenants at the mortgaged properties (159,022 square feet), representing 92.0% of net rentable fee of the mortgage loan, may terminate its lease as follows: the Walgreens – Feasterville sole tenant may terminate its lease on December 31, 2030, and every five years thereafter, upon providing 12 months’ prior written notice; the Walgreens – Baltimore sole tenant may terminate its lease on December 31, 2030, and every five years thereafter, upon providing 6 months’ prior written notice; the Walgreens – Mechanicsville sole tenant may terminate its lease on March 31, 2031, and every five years thereafter, upon providing 12 months’ prior written notice; the Walgreens – Brick sole tenant may terminate its lease on February 28, 2031, and every five years thereafter, upon providing 12 months’ prior written notice; the Walgreens – West Hartford sole tenant may terminate its lease on February 28, 2031, and every five years thereafter, upon providing 12 months’ prior written notice; the Walgreens – Decatur sole tenant may terminate its lease on March 31, 2031, and every five years thereafter, upon providing 12 months’ prior written notice; the Walgreens – Edgewater sole tenant may terminate its lease on May 31, 2031, and every five years thereafter, upon providing 6 months’ prior written notice; the Walgreens – Elk City sole tenant may terminate its lease on December 31, 2030, and every five years thereafter, upon providing 12 months’ prior written notice; the Walgreens – Taylorville sole tenant may terminate its lease on February 28, 2031, and every five years thereafter, upon providing 12 months’ prior written notice; the Walgreens – Glen Burnie sole tenant may terminate its lease on July 31, 2030, and every five years thereafter, upon providing 6 months’ prior written notice; the Walgreens – Joliet sole tenant may terminate its lease on December 31, 2019, and every five years thereafter, upon providing 12 months’ prior written notice.

For mortgage loan #20 (Retail Portfolio South Carolina-Tennessee), the second largest tenant at the Myrtle Beach mortgaged property (1,775 square feet), representing 3.3% of net rentable square feet, may terminate its lease on or after the February 28, 2018 month of the lease term upon 120 days’ written notice and payment of a termination fee equal to 12 months base rent and unamortized tenant improvements and leasing commissions.

A-1-15

For mortgage loan #26 (The Tower), the fifth largest tenant (7,127 square feet), representing 5.5% of net rentable square feet, may terminate its lease at any time upon providing 120 days’ written notice.

For mortgage loan #32 (Satellite Place), the largest tenant at 2425 Commerce Ave property (27,714 square feet), representing 24.5% of net rentable square feet of the mortgage loan, has two, one-time rights to terminate its lease. The first option will terminate the lease on October 31, 2017, with at least 6 months’ written notice and the payment of a termination fee equal to the sum of: (i) the rent and common area maintenance charges payable for the 24-month lease period after October 31, 2017; and (ii) 3 months of the initial 10 months of free rent granted to the tenant. The second option will terminate the lease on October 31, 2019, with 9 months’ written notice and the payment of a termination fee equal to the sum of: (i) all unamortized occupancy costs; (ii) 3 months of the initial 10 months of free rent; and (iii) 2 months of the then-current rent in effect at the time of the effective date of the termination.

For mortgage loan #43 (The Jackson Mixed-Use Portfolio), the largest tenant at the City Gear mortgaged property (4,000 square feet), representing 2.9% of net rentable square feet of the mortgage loan, may terminate the lease upon 60 days’ written notice to landlord, if the tenant’s gross sales are not greater than or equal to $800,000 from November 2020 through October 2021.

(8)	For mortgage loan #1 (One Court Square), the sole tenant (1,401,609 square feet), representing 100.0% of net rentable square feet, subleases a portion of the retail space to outside tenants and the 44th floor to National Benefit Life Insurance Company.

(9)	For mortgage loan #2 (10 South LaSalle Street), the third largest tenant (63,576 square feet), representing 8.1% of net rentable square feet, has multiple leases that expire as follows: 21,158 square feet expiring December 31, 2018 and 42,418 square feet expiring December 31, 2025. The third largest tenant also subleases 21,158 square feet for $486,634 ($23.00 per square feet, expiring December 31, 2018).

(10)	For mortgage loan #26 (The Tower), the fourth largest tenant (7,146 square feet), representing 5.5% of net rentable square feet, is affiliated with the borrower.

(11)	For mortgage loan #10 (Homewood Suites by Hilton – Melville), the Monthly Replacement Reserve will be adjusted to an amount equal to 1/12th of the greater of: (A) (x) during the first year of the loan term; 2.0% of total gross revenues; (y) during the second year of the loan term; 3.0% of total gross revenues and; (z) 4.0% of total gross revenues thereafter; and (B) the amount required pursuant to the franchise agreement, provided, however, until such time as the franchise agreement is extended to 2030 or later, an amount equal to 1/12th of the greater of: (a) 4.0% of total gross revenues; and (b) the amount required under the franchise agreement.

For mortgage loan #27 (Hampton Inn & Suites Salinas), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of: (i) the then-existing Monthly Replacement Reserve; and (ii) 1/12th of 4.0% of underwritten revenue for the prior fiscal year.

For mortgage loan #36 (Holiday Inn Express & Suites Allen), the Monthly Replacement Reserve will be adjusted to an amount equal to 1/12th of 4.0% of underwritten revenue for the prior fiscal year.

(12)	For mortgage loan #2 (10 South LaSalle Street), upon the earlier of the largest tenant (102,608 square feet), representing 13.1%, terminating its lease or 12 months prior to the expiration of the largest tenant’s current lease, the Monthly TI/LC Reserve deposit will adjust to 1/12th of the difference between the current TI/LC reserve balance and $3,000,000.

(13)	For mortgage loan #26 (The Tower), as long as no event of default exists and the net cash flow debt service coverage ratio is at least 1.40x, as tested on a quarterly basis, the TI/LC Reserve Cap will commence in January 2020.

(14)	For mortgage loan #9 (901 7th Street NW), the Other Escrow II (Monthly) deposit is only required on payment dates in January through May 2016.

(15)	With respect to mortgage loan #1 (One Court Square), the sponsors are Savanna Real Estate Fund III, L.P.; Savanna Real Estate (PIV) Fund III, L.P.; Savanna Real Estate Fund IIA, L.P.; Savanna Real Estate (AIV) Fund IIA, L.P.; Savanna Real Estate (PIV) Fund IIA, L.P.; OCS Master LP.

A-1-16

With respect to mortgage loan #10 (Homewood Suites by Hilton - Melville), the sponsors are Lawrence A. Levine; Charles R. Feinbloom; Paul F. Amoruso; Burt M. Levine; Michael Hahn; Do-Ro-Mi Hotel Associates LLC; Lawrence A. Levine 2013 Family Trust.

With respect to mortgage loans #24 (Security Public Storage - Bermuda Dunes), #54 (Security Public Storage - Sacramento I), #58 (Security Public Storage - Moreno Valley), #59 (Security Public Storage - Shaw) and #61 (Security Public Storage - Blackstone) the sponsors are Benjamin D. Eisler and Shirley E. Eisler, individually and as Co-Trustees of the Eisler Revocable Trust; Allen Orwitz and Lea Orwitz, individually and as Co-Trustees of the Allen Orwitz and Lea Orwitz Revocable Trusts; BACO Realty Corporation.

With respect to mortgage loan #28 (A-1 Mini Storage), the sponsors are James L. Ledwith individually and as Trustee of the James L. Ledwith and Cathleen C. Gellepis Revocable Trust; Cathleen C. Gellepis as Trustee of the James L. Ledwith and Cathleen C. Gellepis Revocable Trust.

A-1-17

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Wells Fargo Bank, National Association	26	$427,920,664	48.9%	4.802%	112	346	1.68	x	10.4%	9.5%	63.5%	57.2%
Natixis Real Estate Capital LLC	26	291,838,830	33.3	4.888	102	347	1.69		10.5	9.5	63.4	56.4
Silverpeak Real Estate Finance LLC	12	155,370,342	17.8	5.183	114	337	1.48		11.0	10.0	68.0	57.2
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-1

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Office	10	$255,349,444	29.2%	4.437%	90	352	2.04	x	10.7%	9.6%	60.7%	58.6%
CBD	4	186,369,932	21.3	4.308	93	344	2.17		10.9	9.7	58.8	57.1
Suburban	4	58,508,144	6.7	4.716	76	360	1.74		10.3	9.3	65.1	62.8
Medical	2	10,471,368	1.2	5.172	118	360	1.47		10.6	9.6	71.2	61.9
Retail	35	234,082,275	26.7	5.031	119	344	1.37		9.0	8.4	65.9	57.3
Anchored	11	126,487,420	14.5	5.046	119	359	1.44		8.9	8.2	65.7	60.7
Single Tenant	14	57,103,633	6.5	5.129	120	312	1.26		9.0	8.8	62.2	47.9
Shadow Anchored	8	26,007,062	3.0	4.951	118	360	1.36		9.5	8.7	71.8	62.9
Unanchored	2	24,484,160	2.8	4.806	119	359	1.27		8.8	8.0	69.6	55.7
Hospitality	20	139,539,721	15.9	5.386	113	319	1.71		13.5	12.0	66.0	53.3
Limited Service	16	114,516,388	13.1	5.278	112	324	1.76		13.6	12.2	65.5	53.3
Full Service	4	25,023,333	2.9	5.878	118	298	1.48		13.1	11.3	68.4	52.9
Industrial	26	86,425,307	9.9	5.075	118	351	1.33		9.7	8.7	68.1	58.7
Flex	17	34,248,887	3.9	5.210	119	360	1.26		9.2	8.3	66.6	57.9
Cold Storage Facility	1	21,000,000	2.4	4.870	118	360	1.34		9.2	8.5	74.2	68.3
Warehouse	6	20,517,194	2.3	5.073	118	355	1.31		9.8	8.6	64.9	54.6
Manufacturing	2	10,659,226	1.2	5.050	117	297	1.55		12.1	11.0	67.3	50.6
Multifamily	10	76,854,613	8.8	4.936	113	360	1.48		10.2	9.5	64.7	55.5
Garden	8	60,257,501	6.9	4.888	120	360	1.51		10.4	9.6	69.2	59.1
High Rise	1	15,000,000	1.7	5.050	84	360	1.40		9.7	9.1	45.5	40.3
Student Housing	1	1,597,112	0.2	5.680	118	358	1.36		9.8	9.5	73.6	61.9
Self Storage	12	51,502,049	5.9	4.829	115	359	1.85		11.2	10.9	57.6	50.5
Self Storage	12	51,502,049	5.9	4.829	115	359	1.85		11.2	10.9	57.6	50.5
Mixed Use	3	31,376,427	3.6	5.021	118	360	1.24		8.2	8.0	71.7	65.2
Office/Retail	1	26,000,000	3.0	5.000	118	360	1.16		7.7	7.5	74.7	68.9
Self Storage/Office	1	3,845,733	0.4	4.820	119	359	1.72		11.2	10.8	52.3	42.8
Multifamily/Retail/Office	1	1,530,693	0.2	5.890	119	359	1.31		10.1	9.3	70.4	59.5
Total/Weighted Average:	116	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Illinois	29	$150,841,788	17.2%	4.778%	119	352	1.81	x	10.9%	9.6%	64.5%	59.4%
New York	5	135,896,368	15.5	4.529	84	334	1.98		9.9	9.3	58.8	55.8
California	11	94,862,697	10.8	4.740	119	359	1.92		10.8	10.4	57.5	53.6
Southern	4	60,794,941	6.9	4.744	119	359	1.82		9.5	9.3	60.0	57.5
Northern	7	34,067,755	3.9	4.733	119	359	2.10		13.0	12.3	53.2	46.7
Texas	9	66,277,768	7.6	4.866	113	352	1.55		10.8	10.0	69.8	59.9
Massachusetts	3	58,125,453	6.6	4.606	89	359	1.68		9.6	8.7	67.7	63.8
District of Columbia	2	52,800,000	6.0	4.954	119	360	1.22		8.2	7.8	73.4	67.7
Pennsylvania	5	31,586,304	3.6	5.133	119	349	1.52		11.2	10.1	64.2	52.3
Washington	3	31,290,239	3.6	5.225	101	328	1.35		10.7	9.3	55.1	44.7
Idaho	5	30,007,272	3.4	5.692	120	300	1.53		12.9	11.5	69.6	53.4
South Carolina	5	26,127,508	3.0	5.046	119	346	1.37		10.6	9.1	68.5	57.6
Alabama	2	25,870,564	3.0	5.036	88	360	1.50		11.0	9.7	64.1	61.4
Utah	1	23,598,643	2.7	4.791	119	359	1.27		8.8	8.0	69.7	55.6
Wisconsin	3	16,818,764	1.9	5.166	119	359	1.67		12.4	11.0	68.1	56.8
Ohio	3	16,514,051	1.9	5.328	96	319	1.61		12.8	11.4	67.9	55.5
North Carolina	3	14,877,016	1.7	5.323	119	299	1.77		14.4	12.8	60.2	45.6
Arkansas	2	12,487,306	1.4	5.191	119	359	1.22		9.0	8.1	72.2	59.8
Florida	4	11,562,765	1.3	5.414	100	359	1.29		10.0	8.7	65.4	56.4
Georgia	3	11,258,397	1.3	5.137	119	359	1.42		10.3	9.2	64.0	52.4
Maryland	3	11,132,118	1.3	5.150	120	300	1.26		9.1	9.0	60.2	45.2
New Jersey	2	9,537,518	1.1	5.150	120	300	1.26		9.1	9.0	60.2	45.2
Oregon	2	9,027,241	1.0	6.050	117	297	1.55		13.6	12.1	71.8	55.9
Indiana	2	7,300,000	0.8	5.018	118	360	1.53		10.9	9.9	66.3	58.7
Nevada	1	6,675,000	0.8	5.020	118	360	1.49		10.4	9.6	74.5	66.0
Mississippi	3	5,938,205	0.7	5.301	118	358	1.26		9.6	8.4	59.4	49.4
Connecticut	1	3,983,493	0.5	5.150	120	300	1.26		9.1	9.0	60.2	45.2
Oklahoma	1	3,309,549	0.4	5.150	120	300	1.26		9.1	9.0	60.2	45.2
Louisiana	1	3,104,959	0.4	5.150	120	300	1.26		9.1	9.0	60.2	45.2
Tennessee	1	2,644,000	0.3	4.900	118	360	1.26		8.7	8.0	75.0	66.3
Virginia	1	1,674,850	0.2	5.090	119	359	1.23		10.6	8.0	61.5	50.8
Total/Weighted Average:	116	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-3

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Cut-off Date Balances

				Weighted Average
Range of Cut-off Date Balances ($)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1,420,580 - 2,000,000	3	$4,548,385	0.5%	5.644%	118	358	1.41	x	10.2%	9.7%	68.8%	57.8%
2,000,001 - 3,000,000	3	8,070,991	0.9	4.794	119	359	1.80		11.8	11.3	62.0	50.7
3,000,001 - 4,000,000	6	21,930,222	2.5	5.120	109	349	1.74		12.3	11.5	57.6	47.9
4,000,001 - 5,000,000	7	32,020,125	3.7	5.223	119	323	1.94		13.0	12.0	60.8	51.2
5,000,001 - 6,000,000	3	17,719,030	2.0	5.474	99	339	1.59		12.7	11.2	64.2	54.1
6,000,001 - 7,000,000	8	52,473,326	6.0	4.999	111	344	1.80		13.0	11.8	64.6	54.5
7,000,001 - 8,000,000	4	29,467,187	3.4	5.102	119	359	1.46		10.7	9.5	68.9	57.7
8,000,001 - 10,000,000	7	66,864,390	7.6	5.010	118	341	1.53		11.3	10.1	63.6	52.4
10,000,001 - 15,000,000	5	68,611,942	7.8	5.006	111	349	1.39		9.9	9.1	65.9	55.7
15,000,001 - 20,000,000	5	84,500,114	9.7	5.151	119	359	1.28		9.1	8.1	68.8	61.3
20,000,001 - 30,000,000	8	199,374,123	22.8	4.972	106	344	1.46		10.0	9.1	69.8	62.1
30,000,001 - 50,000,000	3	139,550,000	15.9	5.042	119	331	1.43		9.0	8.7	62.5	54.5
50,000,001 - 75,000,000	2	150,000,000	17.1	4.162	87	0	2.39		11.3	10.1	56.2	56.2
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-4

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten NCF DSCRs (x)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1.16 - 1.20	2	$42,100,000	4.8%	5.096%	118	360	1.17	x	7.9%	7.7%	74.1%	68.7%
1.21 - 1.30	13	240,684,593	27.5	5.105	118	345	1.25		9.0	8.2	67.0	56.7
1.31 - 1.40	7	76,848,412	8.8	5.154	111	351	1.35		10.1	9.0	64.4	55.2
1.41 - 1.50	10	86,829,899	9.9	5.055	119	343	1.46		10.6	9.7	69.8	59.6
1.51 - 1.60	9	106,176,750	12.1	5.156	111	334	1.54		11.5	10.5	67.0	56.1
1.61 - 1.70	2	11,388,635	1.3	5.519	118	335	1.66		13.1	11.7	69.4	56.2
1.71 - 1.80	6	70,448,193	8.1	4.906	108	329	1.78		10.4	9.9	61.7	58.5
1.81 - 1.90	2	12,155,559	1.4	5.253	118	334	1.82		14.2	12.5	63.8	51.2
1.91 - 2.00	3	14,252,299	1.6	4.865	119	344	1.96		13.9	12.7	58.0	46.4
2.01 - 2.25	3	37,807,829	4.3	4.467	73	358	2.09		11.1	10.3	63.9	61.0
2.26 - 2.50	4	92,937,667	10.6	4.503	119	358	2.27		12.9	11.0	60.8	59.0
2.51 - 2.75	1	75,000,000	8.6	3.893	55	0	2.51		10.4	9.9	49.2	49.2
2.76 - 2.95	2	8,500,000	1.0	4.653	119	0	2.90		14.0	13.7	44.0	44.0
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-5

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
6.7 - 8.0	2	$43,000,000	4.9%	5.173%	118	360	1.18	x	7.3%	7.2%	73.2%	69.7%
8.1 - 9.0	8	150,056,733	17.1	4.925	118	360	1.41		8.7	8.2	68.6	62.2
9.1 - 10.0	12	208,993,461	23.9	4.973	108	345	1.42		9.4	8.8	64.2	55.7
10.1 - 11.0	14	186,588,447	21.3	4.553	93	354	1.85		10.4	9.4	59.8	53.2
11.1 - 12.0	5	59,017,368	6.7	5.082	105	340	1.53		11.4	10.2	65.5	57.7
12.1 - 13.0	8	145,535,018	16.6	4.949	119	308	1.92		12.4	10.7	65.1	57.8
13.1 - 14.0	7	38,541,013	4.4	4.994	99	345	2.07		13.7	12.5	59.4	52.9
14.1 - 15.0	4	17,686,951	2.0	5.443	119	307	1.83		14.6	13.2	61.7	47.5
15.1 - 16.0	2	16,034,314	1.8	4.823	118	358	2.26		15.9	14.3	56.5	46.4
16.1 - 16.6	2	9,676,531	1.1	5.123	118	336	2.19		16.5	14.7	59.4	47.5
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-6

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
6.7 - 8.0	7	$122,529,550	14.0%	5.051%	119	360	1.22	x	8.4%	7.7%	71.0%	63.1%
8.1 - 9.0	14	288,223,552	32.9	4.961	112	344	1.44		9.3	8.6	65.2	57.5
9.1 - 10.0	16	204,664,960	23.4	4.571	89	360	1.86		10.3	9.7	59.9	55.0
10.1 - 11.0	7	129,128,162	14.8	4.791	119	313	1.95		12.1	10.3	64.6	59.0
11.1 - 12.0	6	58,779,148	6.7	5.420	119	321	1.64		13.0	11.6	67.9	53.4
12.1 - 13.0	5	26,872,224	3.1	5.361	90	321	1.76		13.9	12.5	64.3	54.8
13.1 - 14.0	4	16,849,082	1.9	4.898	119	323	2.42		14.2	13.5	49.5	43.5
14.1 - 15.0	5	28,083,158	3.2	4.918	118	350	2.24		16.0	14.5	56.7	46.1
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-7

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
42.1 - 45.0	1	$4,100,000	0.5%	4.720%	119	0	2.84	x	14.0%	13.6%	42.1%	42.1%
45.1 - 50.0	7	113,452,320	13.0	4.209	72	359	2.33		11.2	10.6	48.4	46.2
50.1 - 55.0	1	3,845,733	0.4	4.820	119	359	1.72		11.2	10.8	52.3	42.8
55.1 - 60.0	5	29,513,069	3.4	5.147	119	336	1.68		12.6	11.4	58.6	47.3
60.1 - 65.0	15	288,027,313	32.9	4.768	110	332	1.76		10.6	9.5	62.3	57.0
65.1 - 70.0	18	230,656,247	26.4	5.231	115	339	1.46		11.1	10.0	68.0	56.3
70.1 - 75.0	16	196,135,154	22.4	5.064	119	358	1.29		8.8	8.3	72.9	65.4
75.1 - 75.2	1	9,400,000	1.1	4.872	120	360	1.46		10.2	9.3	75.2	64.8
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-8

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
Range of Balloon or ARD LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
38.3 - 40.0	4	$19,052,320	2.2%	4.700%	119	359	2.19	x	14.7%	13.7%	47.9%	39.0%
40.1 - 45.0	3	22,945,733	2.6	4.952	96	360	1.71		10.7	10.2	46.0	41.0
45.1 - 50.0	12	180,565,656	20.6	4.593	93	314	1.95		10.9	10.2	55.3	47.6
50.1 - 55.0	11	102,780,325	11.7	5.315	119	328	1.46		11.7	10.2	66.1	52.3
55.1 - 60.0	14	186,107,404	21.3	5.133	119	352	1.40		10.3	9.2	68.5	57.5
60.1 - 65.0	13	235,121,398	26.9	4.697	104	355	1.87		10.7	9.6	65.1	62.5
65.1 - 70.0	6	111,557,000	12.7	4.978	119	360	1.26		8.6	8.1	73.8	67.6
70.1 - 70.8	1	17,000,000	1.9	5.438	119	0	1.21		6.7	6.7	70.8	70.8
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-9

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Mortgage Rates

				Weighted Average
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
3.893 - 4.250	1	$75,000,000	8.6%	3.893%	55	0	2.51	x	10.4%	9.9%	49.2%	49.2%
4.251 - 4.500	2	102,895,480	11.8	4.395	102	0	2.21		11.5	9.9	63.5	63.5
4.501 - 4.750	12	102,980,010	11.8	4.726	119	359	1.91		10.9	10.5	57.6	52.8
4.751 - 5.000	16	205,595,174	23.5	4.897	117	355	1.35		9.4	8.6	70.7	61.7
5.001 - 5.250	17	277,643,294	31.7	5.139	114	342	1.41		10.5	9.5	64.9	54.7
5.251 - 5.500	8	52,781,491	6.0	5.366	119	330	1.42		10.3	9.4	65.7	56.9
5.501 - 5.750	2	28,477,112	3.3	5.652	120	303	1.54		12.7	11.5	70.2	54.1
5.751 - 6.000	3	10,882,455	1.2	5.828	67	358	1.50		11.8	10.6	69.0	63.6
6.001 - 6.050	3	18,874,820	2.2	6.050	117	297	1.44		13.1	11.2	69.0	53.8
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-10

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average

Original Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
60	5	$119,097,241	13.6%	4.199%	56	334	2.28	x	10.5%	9.9%	55.3%	54.6%
84	2	38,200,000	4.4	5.038	84	360	1.48		10.6	9.6	57.0	53.8
120	57	717,832,595	82.0	5.006	119	343	1.55		10.5	9.5	66.1	57.5
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-11

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average

Range of Remaining Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
55 - 59	5	$119,097,241	13.6%	4.199%	56	334	2.28	x	10.5%	9.9%	55.3%	54.6%
84	2	38,200,000	4.4	5.038	84	360	1.48		10.6	9.6	57.0	53.8
117 - 120	57	717,832,595	82.0	5.006	119	343	1.55		10.5	9.5	66.1	57.5
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-12

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgage Loans by Original Amortization Term

				Weighted Average

Original Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	7	$248,395,480	28.4%	4.388%	93	0	2.18	x	10.4%	9.6%	58.4%	58.4%
300	12	140,770,404	16.1	5.355	116	299	1.46		11.7	10.7	64.4	49.5
312	1	24,000,000	2.7	5.244	119	312	1.47		11.7	10.3	69.4	57.4
360	44	461,963,952	52.8	5.015	115	359	1.43		10.1	9.2	67.1	58.3
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-13

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average

Range of Remaining Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	7	$248,395,480	28.4%	4.388%	93	0	2.18	x	10.4%	9.6%	58.4%	58.4%
297 - 300	12	140,770,404	16.1	5.355	116	299	1.46		11.7	10.7	64.4	49.5
312 - 360	45	485,963,952	55.5	5.026	115	357	1.43		10.2	9.3	67.2	58.3
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

A-2-14

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgage Loans by Amortization Type

				Weighted Average

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Amortizing Balloon	39	$338,335,508	38.7%	5.173%	116	335	1.51	x	11.4%	10.2%	63.5%	50.9%
Interest-only, Amortizing Balloon	17	280,807,000	32.1	5.016	115	354	1.36		9.6	8.9	70.1	62.8
Interest-only, Balloon	6	220,500,000	25.2	4.399	97	0	2.20		10.5	9.7	57.7	57.7
Interest-only, ARD	1	27,895,480	3.2	4.300	57	0	2.05		9.7	9.0	64.4	64.4
Amortizing Balloon, ARD	1	7,591,848	0.9	4.960	119	359	1.25		8.5	8.0	72.0	59.2
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-15

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average

Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Refinance	53	$745,533,976	85.2%	4.890%	112	343	1.66	x	10.5%	9.6%	63.6%	56.0%
Acquisition	11	129,595,860	14.8	4.942	93	348	1.59		10.5	9.6	68.2	62.4
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-16

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgage Loans by Lockbox Type

				Weighted Average

Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Hard/Springing Cash Management	21	$356,186,437	40.7%	4.693%	100	341	1.88	x	11.0%	9.8%	62.8%	57.4%
Springing	21	280,593,101	32.1	5.021	111	344	1.55		10.7	9.8	65.8	57.4
Hard/Upfront Cash Management	7	156,046,821	17.8	5.135	119	340	1.28		9.0	8.4	66.6	57.0
None	11	57,247,580	6.5	4.748	119	359	1.89		11.6	11.2	56.9	49.0
Soft/Springing Cash Management	4	25,055,897	2.9	5.295	119	359	1.24		8.8	8.3	69.3	62.5
Total/Weighted Average:	64	$875,129,836	100.0%	4.898%	109	344	1.65	x	10.5%	9.6%	64.3%	56.9%

A-2-17

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
Type of Escrow	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent of Initial Pool Balance (%)
Tax Escrow	43	$571,711,551	65.3%	47	$597,335,366	68.3%	19	$376,808,892	43.1%
Insurance Escrow	45	$435,079,359	49.7%	36	$298,461,789	34.1%	27	$564,625,411	64.5%
Replacement Reserve	11	$113,261,440	12.9%	51	$623,619,823	71.3%	15	$251,946,647	28.8%
TI/LC Reserve(1)	6	$107,244,306	17.5%	21	$408,457,427	66.7%	10	$158,077,578	25.8%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-18

Wells Fargo Commercial Mortgage Trust 2016-NXS5

Annex A-2: Loan Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

Prepayment Restriction	February 2016	February 2017	February 2018	February 2019	February 2020	February 2021	February 2022	February 2023	February 2024	February 2025	February 2026
Locked Out	91.43%	85.76%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	71.93	71.85	71.77	81.33	81.36	80.39	80.43	80.47	0.00
Yield Maintenance	8.57	14.24	28.07	28.15	28.23	18.67	18.64	19.61	19.57	19.53	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$875.13	$869.67	$863.70	$855.63	$846.72	$719.34	$708.14	$660.41	$648.53	$636.10	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.38%	98.69%	97.77%	96.75%	82.20%	80.92%	75.46%	74.11%	72.69%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.
(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

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ANNEX A-3

SUMMARIES OF FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

ONE COURT SQUARE

A-3-2

ONE COURT SQUARE

One Court Square
1 Court Square
Long Island City, NY 11101
MANHATTAN
QUEENS
BROOKLYN
Upper East Side
East River
Roosevelt Island
Queensbridge
Queensbridge Park
Queensboro Bridge
Queens Plaza North
Queens Plaza South
Long Island City
Hunters Point
Greenpoint
Newtown Creek
Murray Hill
Kips Bay
Gantry Plaza State Park
Hunters Point South Park
Franklin D. Roosevelt Four Freedoms Park
Queens-Midtown Tunnel
Long Island Expressway
Long Island Railroad
East River Ferry
FDR Drive
Sloan-Kettering Cancer Center
New York Weill Cornell Medical Center
Cornell School of Medicine
Hospital for Special Surgery
Rockefeller University Hospital
Goldwater Memorial Hospital
NY Public Library - Roosevelt Is.
Ravenswood Generating Station
Firefighters Field
Japan Society
United Nations Headquarters
NYU Medical Center
NYU School of Medicine
Bellevue Hospital
JetBlue Corporate Headquarters
Fisher Landau Center for Art 3 blocks
U.S. Citizenship & Immigration Services
CUNY School of Law
Queens Library at Court Square
The International High School at LaGuardia Comm. College
LaGuardia Performing Arts Center
To Wall Street/ Pier 11
NEW YORK CITY
BRONX
NEW JERSEY
JERSEY CITY
Atlantic Ocean
LaGuardia Airport
John F. Kennedy Intl. Airport
Jamaica Bay
Upper New York Bay

A-3-3

No. 1 – One Court Square

Loan Information				Property Information
Mortgage Loan Seller:	Natixis Real Estate Capital LLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$75,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance(1):	$75,000,000			Location:	Long Island City, NY
% of Initial Pool Balance:	8.6%			Size:	1,401,609 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF(1):	$224.74
Borrower Name:	Waterbridge Court Square Holdings LLC			Year Built/Renovated:	1989/2014
Sponsors(2):	Various			Title Vesting:	Fee
Mortgage Rate:	3.893%			Property Manager:	Tenant-managed
Note Date:	September 1, 2015			4th Most Recent Occupancy (As of):	100.0% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	100.0% (12/31/2013)
Maturity Date:	September 5, 2020			2nd Most Recent Occupancy (As of):	100.0% (12/31/2014)
IO Period:	60 months			Most Recent Occupancy (As of):	100.0% (12/31/2015)
Loan Term (Original):	60 months			Current Occupancy (As of):	100.0% (2/1/2016)
Seasoning:	5 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	GRTR 1% or YM(29),GRTR 1% or YM or D(27),O(4)			3rd Most Recent NOI(5):	NAV
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI(5):	NAV
Additional Debt(1):	Yes			Most Recent NOI(5):	NAV
Additional Debt Type(1)(3):	Pari Passu, Future Mezzanine

				U/W Revenues(6):	$54,976,719
				U/W Expenses(6):	$22,110,231
				U/W NOI(6):	$32,866,488
				U/W NCF(6):	$31,254,638
				U/W NOI DSCR(1)(6):	2.64x
Escrows and Reserves(4):				U/W NCF DSCR(1)(6):	2.51x
				U/W NOI Debt Yield(1)(6):	10.4%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1)(6):	9.9%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$640,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 30, 2015
Replacement Reserves	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	49.2%
TI/LC Reserve	$0	$0	NAP	LTV Ratio at Maturity or ARD(1):	49.2%

(1)	The One Court Square Whole Loan (as defined below), totaling $315,000,000, is comprised of five pari passu notes (Notes A-1, A-2, A-3, A-4 and A-5). The non-controlling Note A-2 had a revised original principal balance of $75,000,000, has an outstanding principal balance of $75,000,000 as of the Cut-Off Date and will be contributed to the WFCM 2016-NXS5 Trust. The controlling Note A-1 had an original principal balance of $50,000,000 and will be held by Natixis Real Estate Capital LLC. The non-controlling Note A-5 had a revised principal balance of $40,000,000, is currently held by Natixis Real Estate Capital LLC (although Natixis Real Estate Capital LLC reserves the right to reapportion the balance or sub-divide such notes) and is expected to be contributed to a future trust or trusts. The non-controlling Notes A-3 and A-4 had revised and original principal balances of $70,000,000 and $80,000,000, respectively; and were contributed to the WFCM 2015-NXS4 Trust and WFCM 2015-NXS3 Trust, respectively. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the One Court Square Whole Loan.

(2)	See “The Sponsors” section.

(3)	See “Subordinate and Mezzanine Indebtedness” section.

(4)	See “Escrows” section.

(5)	Historical financials are not available. Citibank, N.A.’s lease is a triple net lease, wherein Citibank, N.A. is responsible for direct payment of taxes, insurance, utilities, and other operating expenses.

(6)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan is part of a whole loan (the “One Court Square Whole Loan”) that is evidenced by five pari passu promissory notes (Notes A-1, A-2, A-3, A-4 and A-5) secured by a first mortgage encumbering a class A office complex located in Long Island City, New York (the “One Court Square Property”). The One Court Square Whole Loan was originated on September 1, 2015 by Natixis Real Estate Capital LLC. The One Court Square Whole Loan had an original principal balance of $315,000,000, has an outstanding principal balance as of the Cut-off Date of $315,000,000 and accrues interest at an interest rate of 3.893% per annum. The One Court Square Whole Loan had an initial term of 60 months, has a remaining term of 55 months as of the Cut-off Date and requires interest-only payments through the term of the One Court Square Whole Loan. The One Court Square Whole Loan matures on September 5, 2020.

The non-controlling Note A-2, which will be contributed to the WFCM 2016-NXS5 Trust, had a revised principal balance of $75,000,000 and has an outstanding principal balance as of the Cut-off Date of $75,000,000. The controlling Note A-1 had an

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ONE COURT SQUARE

original principal balance of $50,000,000 and is held by Natixis Real Estate Capital LLC. The non-controlling Note A-5 had a revised principal balance of $40,000,000, is currently held by Natixis Real Estate Capital LLC and is expected to be contributed to a future trust or trusts. The non-controlling Notes A-3 and Note A-4 had revised and original principal balances of $70,000,00 and $80,000,000, respectively and were contributed to the WFCM 2015-NXS4 Trust and WFCM 2015-NXS3 Trust, respectively. Each of the mortgage loans evidenced by Notes A-1, A-3, A-4 and A-5 are referred to herein as the “One Court Square Companion Loans”. The lender provides no assurances that any non-securitized pari-passu note will not be split further. See “Description of the Mortgage Pool— Additional Indebtedness—Whole Loans—The One Court Square Whole Loan” in the Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$50,000,000	Natixis	Yes
A-2	$75,000,000	WFCM 2016-NXS5	No
A-3	$70,000,000	WFCM 2015-NXS4	No
A-4	$80,000,000	WFCM 2015-NXS3	No
A-5	$40,000,000	Natixis	No
Total	$315,000,000

Following the lockout period, the borrower has the right to defease the One Court Square Whole Loan in whole or in part. The borrower has the right to prepay the One Court Square Whole Loan in whole or in part on any date before June 5, 2020, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the One Court Square Whole Loan is prepayable without penalty on or after June 5, 2020.

Sources and Uses

Sources			Uses
Original whole loan amount	$315,000,000	94.0%	Loan payoff(1)	$290,000,000	86.6%
Sponsor’s new cash contribution	19,932,157	6.0	B-note payoff	25,000,000	7.5
			Closing costs	19,932,157	6.0
Total Sources	$334,932,157	100.0%	Total Uses	$334,932,157	100.0%

(1)	The One Court Square Property was previously securitized in the CD 2005-CD1 transaction.

The Property. The One Court Square Property is a class A, LEED Silver certified office complex located in Long Island City, New York in the borough of Queens. The One Court Square Property is comprised of a 50-story tower and two low-rise buildings connected via a glass rotunda and bridge with landscaped plaza. The One Court Square Property is the tallest building in the state of New York outside of Manhattan, with unobstructed views of the New York City skyline. The One Court Square Property contains in the aggregate approximately 1,538,747 square feet of gross rentable area, as per re-measurement based on current market practices, situated on approximately 1.9 acres. The One Court Square Property is currently 100.0% leased to Citibank, N.A. (‘‘Citibank’’ or “Citi”) pursuant to a triple-net lease. As per the current lease, the total gross leasable area is 1,401,609 square feet. The One Court Square Property was built-to-suit for Citibank and has been fully-leased by Citibank since construction in 1989. Between 2012 and 2014, Citibank fully renovated and modernized 15 floors of the One Court Square Property, while upgrading the pantries and bathrooms on an additional 10 floors. Citibank spent approximately $100.0 million ($71.19 per square foot) on these renovations. The One Court Square Property has a multi-level lobby of white marble, tinted glass, and black terrazzo flooring. The One Court Square Property contains many amenities including a fitness center and dining services, an ATM, a florist, a newsstand, a beauty salon, a shoe repair shop, a gourmet coffee stand, and a branch of the Queens Public Library. Citibank is rated A+/A1/A by Fitch/Moody’s/S&P and is the consumer and corporate banking arm of Citigroup, Inc. (‘‘Citigroup’’) (NYSE: C). Citigroup, headquartered in New York City, is one of the largest financial services holding company in the world, providing a range of financial services to consumer and corporate customers around the globe. In the fourth quarter of 2015, Citigroup reported net income of $3.3 billion on revenues of $18.5 billion, compared to net income of $344.0 million on revenues of $17.9 billion for the fourth quarter of 2014. Citibank has retail operations in more than 100 countries and over 1,400 offices, more than half of which are located in the United States. Citibank offers banking services to consumers and small businesses, offering deposits and loans, and utilizing Citigroup’s range of financial services, by offering insurance and investment products. There are approximately 5,000 Citibank employees working at the One Court Square Property in various divisions that include consumer banking, retail banking, credit cards and compliance. The credit card unit of Citibank is one of the largest users of space in the One Court Square Property. As of February 1, 2016, the One Court Square Property is 100.0% leased to Citibank.

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ONE COURT SQUARE

The following table presents certain information relating to the tenancy at the One Court Square Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Citibank(1)	A+/A1/A	1,401,609	100.0%	$25.51	$35,760,000	100.0%	5/11/2020(2)
Total Major Tenant		1,401,609	100.0%	$25.51	$35,760,000	100.0%

Occupied Collateral Total		1,401,609	100.0%	$25.51	$35,760,000	100.0%

Vacant Space		0	0.0%

Collateral Total		1,401,609	100.0%

(1)	Citibank subleases a portion of the retail space to outside tenants and the 44th floor to National Benefit Life Insurance Company.

(2)	Citibank has five, five-year extension options at 95.0% of fair market value, with 15 months prior notice, for either (i) the entire premises; (ii) a portion of the premises containing not less than three continuous office floors on or above the sixth floor plus all/or any portion of the retail space and/or storage space located in the lobby and/or sub-concourse, the mechanical areas, rooftop areas, and the 3rd floor and/or 4th floor and/or 50th floor, whether or not the same is contiguous to any other portion of the extension premises or (iii) all or any portion of the premises comprising retail space and/or storage space located in the lobby and/or concourse areas of the building.

The following table presents certain information relating to the lease rollover schedule at the One Court Square Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2015	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	1	1,401,609	100.0%	1,401,609	100.0%	$35,760,000	100.0%	$25.51
2021	0	0	0.0%	1,401,609	100.0%	$0	0.0%	$0.00
2022	0	0	0.0%	1,401,609	100.0%	$0	0.0%	$0.00
2023	0	0	0.0%	1,401,609	100.0%	$0	0.0%	$0.00
2024	0	0	0.0%	1,401,609	100.0%	$0	0.0%	$0.00
2025	0	0	0.0%	1,401,609	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	1,401,609	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	1,401,609	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	1,401,609	100.0%			$35,760,000	100.0%	$25.51

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the One Court Square Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	2/1/2016(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the Citi lease.

(2)	Information obtained from the underwritten rent roll.

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ONE COURT SQUARE

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the One Court Square Property:

Cash Flow Analysis(1)

	In Place	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$35,760,000	$35,760,000	65.0%	$25.51
Grossed Up Vacant Space	0	0	0.0	0.00
Total Reimbursables	0	22,110,231	40.2	15.77
Other Income	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	(2,893,512)(2)	(5.3)	(2.06)
Effective Gross Income	$35,760,000	$54,976,719	100.0%	$39.22

Total Operating Expenses	$0	$22,110,231	40.2%	$15.77

Net Operating Income	$35,760,000	$32,866,488	59.8%	$23.45
TI/LC	0	1,401,609	2.5	1.00
Capital Expenditures	0	210,241	0.4	0.15
Net Cash Flow	$35,760,000	$31,254,638	56.9%	$22.30

NOI DSCR(3)	2.87x	2.64x
NCF DSCR(3)	2.87x	2.51x
NOI DY(3)	11.4%	10.4%
NCF DY(3)	11.4%	9.9%

(1)	Historical financials were not available. Citibank’s lease is a triple net lease, in which Citibank is responsible for direct payment of taxes, insurance, utilities, and other operating expenses.

(2)	The underwritten economic vacancy is 5.0%. The One Court Square Property is 100.0% physically occupied as of February 1, 2016.

(3)	Based on the One Court Square Whole Loan.

Appraisal. As of the appraisal valuation date of July 30, 2015, the One Court Square Property had an “as-is” appraised value of $640,000,000, a “go dark” value of $580,000,000 and a land value of $308,100,000.

Environmental Matters. According to a Phase I environmental site assessment dated August 12, 2015, there was no evidence of any recognized environmental condition at the One Court Square Property.

Market Overview and Competition. The One Court Square Property is located in Long Island City, Queens, New York, and is built directly above the Court Square subway station, providing access to Midtown Manhattan, as well as other destinations in Manhattan, Brooklyn and Queens via the (E), (M), (G) and (7) trains. The One Court Square Property is one subway stop (approximately three minutes) from Citibank’s East 53rd Street Midtown Manhattan campus (which includes 399 Park Avenue, Citigroup Center (601 Lexington Avenue), and 875 Lexington Avenue). In 2011, the Court Square subway station was renovated for approximately $47.6 million, $33.7 million of which was contributed by Citigroup. Citigroup also built a new entrance to the Court Square complex at Jackson Avenue and 23rd Street. Access to the (F) train and the elevated (N), (Q) and (R) trains are also within a few blocks of the One Court Square Property. All subway trains along with the East River Ferry and the nearby Queensborough Bridge and Long Island Railroad’s Hunters Point Avenue Station provide access to the entire New York metropolitan area from the One Court Square Property. Access to Grand Central Station, Penn Station, and the Port Authority Bus Terminal is available from the One Court Square Property without transferring trains via the subway lines listed above.

The One Court Square Property is located in the Long Island City neighborhood, which is home to nearly 6,300 businesses employing over 90,000 people. Major office tenants include Citibank, Publicis, MetLife, Fresh Direct, Uber, New York City Department of Health, JetBlue, Steve Madden and Silvercup Studios. In 2001, 37 blocks around Queens Plaza and Court Square were rezoned for large-scale development and the city designated the area a central business district. According to a Long Island City economic group, the neighborhood has added 2.0 million square feet of new class A office space since 2003, 20 hotels since 2008 and 8,600 apartment units since 2006; and an additional 22,500 apartment units are in the planning/construction phase. Long Island City’s population grew over 25.0% between 2000 and 2010, and the 22,500 residential units that are either planned or under construction will add approximately 40,000 new residents bringing the total population to approximately 160,000 by 2018. Long Island City is home to LaGuardia Community College (40,000 students/staff), which was joined by the City University of New York School of Law (600 students/staff), at Two Court Square in August of 2012. Cornell University and Technion Institute of Technology is expected to open a technology-focused campus on Roosevelt Island by 2017. Long Island City is also home to several museums dedicated to contemporary art, such as Metropolitan Museum of Art PS1 (an affiliate of the Museum of Modern Art), Socrates Sculpture Park, the Sculpture Center and the Noguchi Museum.

Per the appraisal, the One Court Square Property is located in the Northwest Queens office submarket, which contained 13.3 million square feet of office space and reported a direct vacancy of 4.5% as of the second quarter of 2015. The appraiser’s concluded gross market rent for the One Court Square Property is $47.00 per square foot, which is in line with the competitive set average but 25.0% higher than the current Citibank gross rent ($37.61 per square foot), based on the One Court Square Property re-measurement.

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ONE COURT SQUARE

The following table presents certain information relating to comparable office leases for the One Court Square Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
2 Court Square Long Island City, NY	2007/NAV	17	600,000	100%	--	CUNY Law School	NAV	210,000	NAV	NNN
2 Gotham Center Long Island City, NY	2008/NAV	21	3,500,000	100%	1.0 miles	New York City Health Department	NAV	662,000	NAV	NNN
One Pierrepont Plaza Brooklyn, NY	1988/NAV	19	655,598	88%	5.8 miles	Regus	November 2014 / 12 Yrs	39,408	$36.00	NNN
4 Metrotech Center Brooklyn, NY	1993/NAV	25	1,300,000	100%	5.7 miles	JP Morgan Chase	NAV	NAV	NAV	NNN
15 Metrotech Center Brooklyn, NY	2003/NAV	19	670,000	100%	5.6 miles	NY Methodist	November 2014 / 5 Yrs	35,550	$33.00	NNN
Dumbo Heights Brooklyn, NY	2015/NAV	9-12	959,130	60% Pre-leased	5.9 miles	Etsy	November 2013 / 10 Yrs	172,135	$53.74	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower is Waterbridge Court Square Holdings LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One Court Square Whole Loan. Waterbridge Court Square Holdings LLC is 100.0% owned by Court Square SREF Property Investors JV, LLC, a joint venture controlled and owned by the sponsors. Savanna Real Estate Fund III, L.P., Savanna Real Estate (PIV) Fund III, L.P., Savanna Real Estate Fund IIA, L.P., Savanna Real Estate (AIV) Fund IIA, L.P. and Savanna Real Estate (PIV) Fund IIA, L.P. are the guarantors of certain nonrecourse carveouts under the One Court Square Whole Loan. OCS Master LP (“Junius”) is a limited guarantor of certain nonrecourse carveouts under the One Court Square Whole Loan.

The Sponsors. The sponsors are: Savanna Real Estate Fund III, L.P., Savanna Real Estate (PIV) Fund III, L.P., Savanna Real Estate Fund IIA, L.P., Savanna Real Estate (AIV) Fund IIA, L.P. and Savanna Real Estate (PIV) Fund IIA, L.P. (collectively “Savanna”) and Junius. Savanna is a New York City-based real estate investment and development firm founded in 1992 by Christopher Schlank and Nicholas Bienstock, with a senior management team averaging 17 years of experience in the commercial real estate industry. Since inception, Savanna has invested $2.8 billion of total capital across 13.0 million square feet of real estate in the northeast United States. Savanna has completed 31 investments since the inception of Fund I, all of which have been in the greater New York and Tri-State area, where Savanna continues to focus its investment activity. Savanna has executed a wide variety of transactions, including office, retail, residential, and industrial investments. Junius is a specialized real estate investment unit of the J.P. Morgan Private Bank, a division of J.P. Morgan Asset Management. Junius operates as an investment boutique with a singular focus on executing high yield real estate equity and debt investments. J.P. Morgan Asset Management is owned by J.P. Morgan Chase & Co., one of the largest banking institutions in the world.

Pursuant to the joint venture agreement among the sponsors, Junius has certain notice and cure rights (which rights were recognized by the lender) with respect to any event of default related to a scheduled monthly payment on the One Court Square Whole Loan, which cure rights are limited to no more than six times during the term of the One Court Square Whole Loan.

Escrows. So long as the One Court Square Property is leased in its entirety to Citi under the Citi lease, the loan documents do not require monthly escrows for replacement reserves, provided (i) Citi is not in default beyond any applicable notice and cure period under the Citi lease and (ii) Citi is obligated to make and pay for capital improvements and repairs pursuant to the terms of the Citi lease. So long as the One Court Square Property is leased in its entirety to Citi under the Citi lease, the loan documents do not require monthly escrows for real estate taxes and insurance premiums as long as (i) Citi is not in default beyond any applicable notice and cure period under the Citi lease; (ii) Citi is obligated to pay the real estate taxes and insurance premiums (or is permitted to self-insure) pursuant to the terms of the Citi lease; (iii) with respect to insurance premiums, Citi has not made an Insurance Election (as defined below) under the Citi lease and (iv) the borrower provides the lender with evidence acceptable to the lender of timely payment of such taxes and insurance premiums (if applicable), with respect to insurance premiums, only if Citi is no longer self-insuring. At any time during the last two years of the term of the Citi lease, either prior to the occurrence of a casualty or after the occurrence of a casualty to which resulting damage has been restored (other than de minimis items of work), Citi or its corporate successor may elect (“Insurance Election”) to require the landlord to maintain the insurance coverages set forth in the Citi lease by delivering written notice to the landlord.

Lockbox and Cash Management. The One Court Square Whole Loan is structured with a lender-controlled hard lockbox, which is already in place, and springing cash management. The One Court Square Whole Loan requires all rents to be transmitted directly into a lockbox account. Prior to the occurrence of a Cash Management Period or Senior Debt Service Cash Management Period (each as defined below), all funds in the lockbox account are required to be swept to the borrower’s operating account. During a Cash Management Period or Senior Debt Service Cash Management Period, all funds in the lockbox account are required to be swept to a lender-controlled cash management account. Upon the occurrence of a Citi Cash Management Trigger Event (as defined below), an amount not to exceed, in the aggregate, $40.00 per rentable square foot multiplied by the square footage of the One Court Square Property that has not been (i) renewed or leased by Citi, or (ii) leased to an acceptable replacement tenant pursuant to the terms of the loan agreement with all costs for tenant improvements, leasing commissions, free rent or other concessions due and payable on or before one year after the maturity date having been paid, expired (in the case of free rent) or remaining on account in reserve and the applicable tenant being in occupancy and having commenced rent payment (the “Citi Reserve Cap”), are required to be

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ONE COURT SQUARE

deposited into the reserve for the Citi lease (the “Citi Reserve”), provided that deposits will no longer be required to be made to the Citi Reserve at any time following the date on which the Citi Reserve has reached the Citi Reserve Cap.

A “Cash Management Period” will commence upon any of the following: (i) the occurrence and continuance of an event of default; (ii) the occurrence of a Citi Cash Management Trigger Event; or (iii) the creation of a senior debt service structure, if for purposes of this clause (iii) only, Citi no longer qualifies as a Citi Credit Tenant in Good Standing (as defined below). A Cash Management Period will end upon any of the following: with respect to each of clauses (i) through (iii) above, the Citi lease is renewed for the entire building or the Citi lease is terminated or is not renewed for the entire building and the One Court Square Property is rented to tenant(s) who have taken occupancy and have commenced paying rent under one or more lease agreements entered into in accordance with the terms of the loan agreement, and all tenant improvements, leasing commissions, free rent or other concessions due and payable on or before one year after the maturity date have been paid, expired (in the case of free rent) or remain on account in a reserve, subject to the requirements of the loan documents and the Citi Reserve; with respect to clause (i) above, upon the cure of such event of default; with respect to clause (ii) above, (a) the Citi Reserve Cap has been deposited in the Citi Reserve, (b) the One Court Square Property achieves a net cash flow debt yield of 8.0% based on new leases or the renewal of the Citi lease, or (c) the borrower posts a letter of credit in accordance with the loan documents; and with respect to clause (iii), Citi then qualifies as a Citi Credit Tenant in Good Standing.

A “Citi Cash Management Trigger Event” will commence upon the date which (a) Citi becomes subject to a bankruptcy proceeding; (b) Citi goes “dark” in 80% or more of the rentable square feet area or vacates the One Court Square Property and in either case does not maintain a senior long-term debt rating by a Nationally-Recognized Statistical Rating Agency (“NRSRO”) of at least BBB-; (c) Citi is in default beyond any applicable notice and cure periods of any monetary or material non-monetary obligation under the Citi lease; (d) Citi terminates the Citi lease or (e) as of December 11, 2018, the date that is eighteen months prior to the expiration of the Citi lease, either (A) Citi has not renewed its lease or given notice electing to exercise its renewal option or entered into a new lease with the borrower on terms acceptable to the lender or (B) the One Court Square Property has not been leased to another tenant(s) in accordance with the terms of the loan agreement, with all tenant improvements, leasing commissions, free rent or other concessions due and payable on or before one year after the maturity date having been paid, expired (in the case of free rent) or remaining on account in reserve and such tenant(s) being in occupancy and paying rent.

A “Citi Credit Tenant in Good Standing” means with respect to Citi at any time: (i) Citi is the sole the tenant with respect to the entire One Court Square Property; (ii) Citi is not in default beyond any applicable notice and cure periods of any monetary or material non-monetary obligation under the Citi lease; (iii) Citi’s senior long-term debt rating by a NRSRO is not less than BBB-, and (iv) no Cash Management Period is in effect for a reason other than clause (iii) of such definition.

A “Senior Debt Service Cash Management Period” will commence upon the lender giving notice to the borrower and the clearing bank following the creation of a Mezzanine Loan (as defined below) or a senior/subordinate loan structure and provided Citi qualifies as a Citi Credit Tenant in Good Standing.

Property Management. The One Court Square Property is managed by Citibank.

Assumption. The borrower has the right to transfer the One Court Square Property provided that certain conditions are satisfied including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and any successor guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration such transferee’s experience, financial strength and general business standing; and (iii) if required by the lender, a rating agency confirmation from Fitch, Moody’s and Morningstar stating that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings to the Series 2016-NXS5 Certificates and similar confirmations from each rating agency rating securities backed by any of the One Court Square Companion Loans.

Right of First Refusal. The sole tenant at the Mortgaged Property, Citibank, N.A., has a right of first offer to purchase the Mortgaged Property, if during the initial term of the lease, the borrower desires to sell all or any portion of the Mortgaged Property, provided that certain conditions under the lease are satisfied, which tenant may accept within 30 days by providing a written acceptance and 5% soft deposit.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The borrower may enter into a mezzanine loan (a “Mezzanine Loan”) with an institutional investor reasonably acceptable to the lender, and on terms and pursuant to a structure reasonably acceptable to the lender in all respects. At the closing of the Mezzanine Loan (i) the aggregate loan-to-value ratio (including the One Court Square Whole Loan and the Mezzanine Loan) will not exceed 75.0%, and (ii) the aggregate underwritten debt service coverage ratio is at least 1.10x. All Mezzanine Loan documents will be subject to the lender’s consent. The Mezzanine Loan will be subject to an intercreditor agreement reasonably acceptable to the lender in all respects.

Ground Lease. None.

Terrorism Insurance. The loan documents provide that the required “all risk” insurance policy must include coverage for terrorism in an amount equal to the full replacement cost of the One Court Square Property. According to the Citi lease, the tenant is required to obtain terrorism insurance in such amounts and types of coverage that are commercially available; provided that such amounts and types of coverage are consistent with those that are then generally required of, or carried by, owners of comparable buildings that are real estate investment trusts and taking into account the tenancy of such buildings (including the One Court Square Property); provided, that, if the tenant is self-insuring with respect to the base elements, the tenant will only be required to obtain terrorism insurance to the extent available at commercially reasonable rates. The loan documents also require business interruption

A-3-9

ONE COURT SQUARE

insurance covering no less than the 24-month period following the occurrence of a casualty event; provided, however, if the Citi lease is in effect and Citi is either self-insuring or providing the insurance for the entire One Court Square Property then the terms and provisions of the Citi lease will govern and satisfy the insurance requirements under the loan documents. Citi has elected to self-insure.

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10 SOUTH LASALLE STREET

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10 SOUTH LASALLE STREET

10 SOUTH LASALLE STREET

Floor	Tenants (left to right)
37	O'Rourke Hogan Fowler & Dwy 7,356 SF 4/2026; Dolan Law/Jeffry J Kroll 5,782 SF 12/2019
36	Figliulo & Silverman P.C. 13,685 SF 12/2018
35	Gaines & Puljic Ltd 10,330 SF 5/2018; Pomerantz LLP 4,198 SF 3/2024; Cook County Dba Turnstone D 1,888 SF 11/2020; Gaines & Puljic Ltd - Stg. 335 SF 5/2018; TV House Inc. 2,194 SF 8/2020
34	Sazerac Company Inc. 5,566 SF 12/2020; The Judge Group Inc 5,871 SF 4/2019; Intl Insurance Agency SVC LLC 7,168 SF 8/2021; International Insurance Agency 373 SF MTM
33	2910 Services Ltd. 7,280 SF 5/2016; The Cincinnati Insurance Co 3,849 SF 5/2021; Mary Carmen R. Madrid-Crost 2,059 SF 12/2017; Metropolitan Life Insurance 9,377 SF 8/2020; Field & Goldberg LLC 275 SF MTM; Gaines & Puljic Ltd 90 SF MTM
32	Chicago Title 23,358 SF 10/2019
31	Chicago Title 23,358 SF 10/2019
30	Chicago Title 23,358 SF 10/2019
29	Vacant 10,976 SF; Field & Goldberg LLC 4,744 SF 7/2021; Chicago Title 3,313 SF 10/2019; Tomasik, Kotin & Kasserman 3,787 SF 6/2018
28	Stetler & Duffy Ltd 8,477 SF 10/2020; Affiliated Engineers Inc 3,901 SF 6/2025; Chicago Title 10,980 SF 10/2019; 2910 Services Ltd 35 SF 5/2016
27	Affiliated Engineers Inc 7,335 SF 6/2025; Chicago Title 16,133 SF 10/2019
26	Wiss Janey Elstner Assoc. Inc 18,888 SF 9/2021; Smith Hemmesch Burke & Br.. 5,113 SF 7/2017
25	Nora & Partners LLP 11,998 SF 6/2021; Connect Search LLC 6,186 SF 4/2017; Vacant 4,225 SF
24	Metropolitan Life Insurance 8,264 SF 10/2020; Channing Capital Management 6,902 SF 2/2022; Channing Capital Management 106 SF MTM; Vacant 3,359 SF; Cary J Wintroub & Assoc LLC 3,562 SF 5/2022
23	Iris Mobile Corporation 4,903 SF 11/2018; Facebook Inc 11,011 SF 11/2018; Echelon Consulting LLC 3,910 SF 6/2023; Vacant 2,944 SF; Affiliated Engineers - Stg. 157 SF 6/2025
22	Blatt Hasenmiller Leibsker 22,874 SF 10/2025
21	Chromatin Inc 6,856 SF 4/2017; Vacant 8,930 SF; Friedman & Bonebrake P.C. 2,432 SF 2/2020; Great American Group Advisory 4,380 SF 12/2017
20	AmWINS Brokerage of Illionis 22,979 SF 6/2021
19	Oak Ridge Investments 18,341 SF 3/2017; Oxpo Logistics LLC 2,431 SF 12/2016; Bridges Court Reporting LLC 2,093 SF 6/2020
18	Clausen Miller (Sublease) 21,158 SF 12/2018
17	Clausen Miller 21,209 SF 12/2025
16	Clausen Miller 21,209 SF 12/2025
15	Vacant 13,745 SF; Integra Realty Resources 6,585 SF 12/2018
14	AmWINS Brokerage of Illionis 13,341 SF 6/2021; 1420 La Salle Inc 5,711 SF 12/2018; Chicago Title 2,108 SF 10/2019
13	Lindsey Rappaport & Postel 4,031 SF 10/2017; Lindsey Rappaport & Postel 127 SF MTM; Paradigm Technology Inc 3,410 SF 4/2018; Motion Recruitment Partners 5,683 SF 7/2023; Vacant 5,574 SF; Adecco USA Inc 3,324 SF 3/2016
12	Purcell & Wardope Chartered 8,005 SF 12/2021; Vacant 3,514 SF; Management Office 4,117 SF; Law Offices of Leslie L. Ve 1,878 SF 7/2025; Donald Leibsker and Edward 1,355 SF 11/2020; Cullen Haskins Nicholson 6,557 SF 11/2019
11	Cullen Haskins Nicholson 140 SF 11/2019; Chiro One Wellness 2,690 SF 2/2020; Mcbreen & Kopko-Dayal LLP 2,867 SF 8/2020; Men's Health LaSalle LLC 2,333 SF 6/2018; Joseph J Blake and Associates 3,505 SF 2/2022; Mayster and Chaimson Ltd. 3,525 SF 9/2021; Vacant 2,971 SF; Fitness Center 4,060 SF
10	Computer Aid Inc 16,071 SF 2/2023; Cabrera Capital Markets LLC 10,949 SF 8/2020
9	Vacant 277 SF; Brady Connolly & Masuda, P. 16,649 SF 11/2023
8	Northern Trust 20,722 SF 12/2020
7	Northern Trust 20,040 SF 12/2020
6	Northern Trust 20,040 SF 12/2020
5	Northern Trust 19,549 SF 12/2020
4	Northern Trust 20,006 SF 12/2020
3	Vacant 21,488 SF
2	Teleport Communications 3,339 SF 12/2019; Vacant 7,509 SF; Torrey & Gray, LP 1,993 SF 12/2018
1	Schurman Fine Papers Inc. 1,182 SF 2/2020; MB Financial Bank c/o US Eq 2,654 SF 3/2020; Peet's Operating Company 666 SF 7/2017; Tobmar Intl d/b/a Gateway 667 SF 10/2021; Fire Fin Poke 895 SF 1/2026; Chipotle Mexican Grill Inc. 2,703 SF 8/2020; Benjyehuda Lasalle LLC 1,343 SF 9/2022; Building Storage 875 SF

Vacant | Building | MTM | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022 – 2023 | 2024+

A-3-14

10 SOUTH LASALLE STREET

10 South LaSalle Street
10 South LaSalle Street
Chicago, IL 60603
CHICAGO
Chicago Loop
Near North Side
Gold Coast
Streeterville
New East Side
West Loop
Printers Row
South Loop
MILLENNIUM PARK
GRANT PARK
Lake Michigan
Chicago River
South Branch Chicago River
Lake Shore Drive
Northwestern University Chicago Campus
Northwestern Memorial Hospital
E. Superior St.
E. Huron St.
E. Erie St.
E. Ontario St.
E. Ohio St.
E. Grand Ave.
E. Illinois St.
E. Hubbard St.
E. Kinzie St.
E. North Water St.
E. Wacker Dr.
W. Wacker Dr.
W. Lake St.
E. Lake St.
W. Randolph St.
E. Randolph St.
W. Washington St.
W. Madison St.
W. Monroe St.
E. Monroe St.
W. Adams St.
W. Jackson
Blvd.
E. Jackson Blvd.
W. Van Buren St.
E. Congress Pkwy.
W. Harrison St.
E. Balbo Ave.
W. Polk St.
E. 8th St.
E. 9th St.
E. 11th St.
N. State St.
N. Wabash Ave.
N. Rush St.
N. Michigan Ave.
MAGNIFICENT MILE
N. Columbus Dr.
N. Canal St.
N. Wacker Dr.
S. Wacker Dr.
S. Canal St.
S. Franklin St.
S. Wells St.
S. La Salle St.
S. Clark St.
S. Dearborn St.
S. State St.
S. Wabash Ave.
S. Michigan Ave.
S. Columbus Dr.
The Shops at North Bridge
River East Center
Tribune Tower
NBC Tower
Wrigley Building
Trump Intl. Hotel & Tower
Marina City
333 Wacker Drive
James R. Thompson Ctr./ Atrium Mall
Ford Ctr. for Performing Arts
Chicago Theatre
Daley Plaza
City Hall
Chase Tower
Prudential Plaza
AON Center
Chicago Cultural Center
Harris Music & Dance Theater
Jay Pritzker Pavilion
Cloud Gate
Art Institute of Chicago
Chicago Symphony Center
Chicago Yacht Club
Buckingham Fountain
Ogilvie Trasportation Center
Citigroup Center
Chicago Mercantile Exchange
AT&T Corporate Center
Willis (Sears) Tower
Union Station
UNION STATION
Chicago Board of Trade
Chicago Stock Exchange
DePaul Univ. College of Law
Robert Morris Univ.
Auditorium Theatre
Spertus Inst. of Jewish Studies
Dearborn Park
RANDOLPH STREET METRA
VAN BUREN STREET METRA
LA SALLE ST. METRA
METRA COMMUTER RAIL
METRA
CTA BLUE, GREEN PINK LINES
CTA BLUE LINE
CTA RED LINE
CTA LOOP
CTA GREEN, ORANGE LINES
Clark/Lake
State/Lake
Lake/State
Randolph/Wabash
Washington/State
Washington/Wells
Madison/Wabash
Monroe/State
Adams/Wabash
Quincy/Wells
Jackson/State
LaSalle/Van Buren
Library
LaSalle
Harrison
Grand
290
Eisenhower Expwy
41
Des Plaines
Niles
Skokie
Evanston
Elk Grove Village
Park Ridge
Lincolnwood
Chicago O'Hare International Airport
Schiller Park
Norridge
Franklin Park
Bensenville
Addison
Northlake
Elmwood Park
Melrose Park
Oak Park
Elmhurst
Maywood
Hillside
Berwyn
Cicero
Brookfield
Riverside
Hinsdale
La Grange
Downers Grove
Darien
Burr Ridge
Bedford Park
Chicago Midway Intl. Airport
Burbank
Oak Lawn
Evergreen Park
Lemont
Orland Park
Alsip
Blue Island
Crestwood
Riverdale
Roseland
Hyde Park
South Chicago
INDIANA
Lake Michigan

A-3-15

No. 2 – 10 South LaSalle Street

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$75,000,000			Specific Property Type:	CBD
Cut-off Date Principal Balance(1):	$75,000,000			Location:	Chicago, IL
% of Initial Pool Balance:	8.6%			Size:	781,426 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Unit/SF(1):	$134.37
Borrower Name:	10 South LaSalle Owner LLC			Year Built/Renovated:	1987/2013
Sponsor:	Jeffrey Feil			Title Vesting:	Fee
Mortgage Rate:	4.430%			Property Manager:	Self-managed
Note Date:	December 31, 2015			4th Most Recent Occupancy (As of)(3):	75.8% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(3):	82.6% (12/31/2012)
Maturity Date:	January 11, 2026			2nd Most Recent Occupancy (As of):	85.9% (12/31/2013)
IO Period:	120 months			Most Recent Occupancy (As of):	88.5% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of):	88.9% (11/20/2015)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(4):	$7,211,200 (12/31/2012)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of)(4):	$10,720,027 (12/31/2013)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$11,336,324 (12/31/2014)
Additional Debt(1):	Yes			Most Recent NOI (As of)(4):	$11,857,421 (TTM 9/30/2015)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$25,604,042
				U/W Expenses:	$12,785,427
				U/W NOI(4):	$12,818,615
Escrows and Reserves(2):				U/W NCF:	$10,729,321
				U/W NOI DSCR(1):	2.71x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	2.27x
Taxes	$2,803,392	$467,233	NAP	U/W NOI Debt Yield(1):	12.2%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	10.2%
Replacement Reserves	$0	$16,280	NAP	As-Is Appraised Value:	$166,500,000
TI/LC	$0	$130,238	$1,000,000	As-Is Appraisal Valuation Date:	December 2, 2015
Tenant Specific TI/LC Reserve	$2,248,889	$0	NAP	Cut-off Date LTV Ratio(1):	63.1%
Rent Concession Reserve	$630,218	$0	NAP	LTV Ratio at Maturity or ARD(1):	63.1%

(1)	The 10 South LaSalle Street Whole Loan (as defined below), totaling $105,000,000, is comprised of two pari passu notes (Notes A-1 and A-2). Note A-2 had an original balance of $75,000,000, has an outstanding principal balance as of the Cut-off Date of $75,000,000 and will be contributed to the WFCM 2016-NXS5 Trust. Note A-1 had an original balance of $30,000,000 and was contributed to the WFCM 2016-C32 Trust. All presented statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the 10 South LaSalle Street Whole Loan.

(2)	See “Escrows” section.

(3)	See “Historical Occupancy” section.

(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “10 South LaSalle Street Mortgage Loan”) is part of a whole loan (the “10 South LaSalle Street Whole Loan”) evidenced by two pari passu promissory notes (Note A-1 and Note A-2) secured by a first mortgage encumbering a 37-story office buildings located in the central business district of Chicago, Illinois (the “10 South LaSalle Street Property”). The 10 South LaSalle Street Whole Loan was originated on December 31, 2015 by Wells Fargo Bank, National Association. The 10 South LaSalle Street Whole Loan had an original balance of $105,000,000, has an outstanding principal balance as of the Cut-off Date of $105,000,000 and accrues interest at an interest rate of 4.430% per annum. The 10 South LaSalle Street Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the term of the 10 South LaSalle Street Whole Loan. The 10 South LaSalle Street Whole Loan matures on January 11, 2026. See “Description of the Mortgage Pool – Whole Loans – The 10 South LaSalle Street Whole Loan” in the Prospectus.

The Note A-2, which will be contributed to the WFCM 2016-NXS5 Trust and represents the non-controlling interest, had an original principal balance of $75,000,000 and has an outstanding principal balance as of the Cut-off Date of $75,000,000. The controlling Note A-1 (the “10 South LaSalle Street Companion Loan”) had an original principal balance of $30,000,000 and was contributed to the WFCM 2016-C32 Trust.

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10 SOUTH LASALLE STREET

Following the lockout period, the borrower has the right to defease the 10 South LaSalle Street Whole Loan in whole, but not in part, on any date before October 11, 2025. In addition, the 10 South LaSalle Street Whole Loan is prepayable without penalty on or after October 11, 2025.

Sources and Uses

Sources			Uses
Original whole loan amount	$105,000,000	68.5%	Loan payoff(1)	$144,858,926	94.5%
Sponsor’s new equity contribution	48,257,703	31.5	Reserves	5,682,499	3.7
			Closing costs	2,716,278	1.8
Total Sources	$153,257,703	100.0%	Total Uses	$153,257,703	100.0%

(1)	Includes the sponsor’s buyout of additional ownership interest.

The Property. The 10 South LaSalle Street Property is a 37-story, class B+ office tower totaling approximately 781,426 square feet located in the central business district of Chicago, Illinois. Built in 1987 and renovated between 2004 and 2013, the 10 South LaSalle Street Property’s amenities include a state-of-the-art fitness center with locker rooms, a sundry shop, a lobby ATM, a full-service MB Financial branch and various quick service restaurants. Renovated in 2011, the lobby is finished in polished granite floors and flame finished granite walls, as well as anodized aluminum and glass storefronts. Over the past five years, the sponsor has invested approximately $17.8 million in capital improvements at the 10 South LaSalle Street Property. The 10 South LaSalle Street Property features a diverse tenant roster with the two largest tenants, Chicago Title Insurance Co (“Chicago Title”) and Northern Trust Company (“Northern Trust”), which are both investment grade rated (see Major Tenants table below), representing only 26.0% of the combined net rentable area and no other tenant representing more than 8.1% of the net rentable area. Many small law and real estate firms prefer to be located near Chicago Title, a member of the Fidelity National Financial family of companies and one of the largest title insurers in the industry. The 10 South LaSalle Street Property is physically connected to Northern Trust’s historic headquarters via two pedestrian bridges, which create a campus-like setting for Northern Trust allowing access to parking options, restaurants, hotels and public transportation. As of November 20, 2015, the 10 South LaSalle Street Property was 88.9% leased to 91 tenants.

The following table presents certain information relating to the tenancies at the 10 South LaSalle Street Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Chicago Title	A-/A3/A	102,608	13.1%	$31.13(3)	$3,194,367(3)	19.0%	10/31/2019(4)(5)
Northern Trust	AA-/A2/A+	100,357	12.8%	$22.25(6)	$2,232,943(6)	13.3%	12/31/2020(7)(8)
Clausen Miller	NR/NR/NR	63,576	8.1%	$26.00(9)(10)	$1,652,976(9)(10)	9.9%	Various(10)
AmWINS Brokerage of Illinois	NR/NR/NR	36,320	4.6%	$19.89	$722,253	4.3%	6/30/2021
Oak Ridge Investments	NR/NR/NR	18,341	2.3%	$33.75(11)	$619,009(11)	3.7%	3/31/2017
Total Major Tenants		321,202	41.1%	$26.22	$8,421,548	50.2%

Non-Major Tenants(12)		373,402	47.8%	$22.38	$8,356,176	49.8%

Occupied Collateral Total		694,604	88.9%	$24.15	$16,777,724	100.0%

Vacant Space		86,822	11.1%

Collateral Total		781,426	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps totaling $409,303. Contractual rent steps through February 1, 2017 were underwritten with the exception of one tenant for which the rent step totaling $2,497 occurring in February 2018 was underwritten.

(3)	Chicago Title operates on a modified gross lease while the other tenants at the 10 South LaSalle Street Property primarily operate on triple-net leases.

(4)	Chicago Title may terminate its lease on October 31, 2017 upon providing 12 months’ notice and payment of a termination fee of $532,219.

(5)	Chicago Title has two, 5-year renewal options.

(6)	Northern Trust’s Annual U/W Base Rent PSF and Annual U/W Base Rent represent the tenant’s average rent through the remainder of the lease term. Northern Trust has a current annual base rent of $2,132,586 ($21.25 per square foot).

(7)	Northern Trust may contract its seventh floor space (20,040 square feet; 2.6% of net rentable area) on December 31, 2017 upon providing 12 months and payment of a fee of $901,800.

(8)	Northern Trust has two, 5-year renewal options.

(9)	Clausen Miller has abated rent from September 1, 2015 through February 29, 2016 and January 1, 2017 through February 28, 2017 with respect to 21,158 square feet (2.7% of net rentable area) of its space; the associated abated rent was reserved upfront.

(10)	Clausen Miller leases two spaces with one space totaling 42,418 square feet (5.4% of the net rentable area) on a lease expiring December 31, 2025 and another space totaling 21,158 square feet (2.7% of the net rentable area) on a lease expiring December 31, 2018. The 21,158 square foot space is subleased to Ruberry, Stalmack & Garvey, LLC at a current rental rate of $23.00 per square foot. The entire Clausen Miller space was underwritten to the January 2017 contractual rent step of $26.00 per square foot.

(11)	Oak Ridge Investments operates on a modified gross lease while the other tenants at the 10 South LaSalle Street Property primarily operate on triple-net leases.

(12)	Non-Major Tenants includes 16,312 square feet (2.1% of the net rentable area) of gym, management and leased storage space which has no attributed rent. Annual U/W Base Rent PSF excluding the gym, management and storage space is $23.40.

A-3-17

10 SOUTH LASALLE STREET

The following table presents certain information relating to the lease rollover schedule at the 10 South LaSalle Street Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative% of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM(3)	26	16,312	2.1%	16,312	2.1%	$0	0.0%	$0.00
2016	3	13,035	1.7%	29,347	3.8%	$359,754	2.1%	$27.60
2017	8	47,632	6.1%	76,979	9.9%	$1,244,616	7.4%	$26.13
2018(5)	10	84,496	10.8%	161,475	20.7%	$2,192,184	13.1%	$25.94
2019	5	124,157	15.9%	285,632	36.6%	$3,702,010	22.1%	$29.82
2020	17	165,328	21.2%	450,960	57.7%	$3,946,255	23.5%	$23.87
2021	10	95,164	12.2%	546,124	69.9%	$2,157,126	12.9%	$22.67
2022	4	15,312	2.0%	561,436	71.8%	$320,934	1.9%	$20.96
2023	4	42,313	5.4%	603,749	77.3%	$761,989	4.5%	$18.01
2024	1	4,198	0.5%	607,947	77.8%	$89,208	0.5%	$21.25
2025	4	78,406	10.0%	686,353	87.8%	$1,770,796	10.6%	$22.58
2026	2	8,251	1.1%	694,604	88.9%	$232,852	1.4%	$28.22
Thereafter	0	0	0.0%	694,604	88.9%	$0	0.0%	$0.00
Vacant	0	86,822	11.1%	781,426	100.0%	$0	0.0%	$0.00
Total/Weighted Average	91	781,426	100.0%			$16,777,724	100.0%	$24.15

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Includes 16,312 square feet of gym, management and leased storage space which has no attributed rent.

(4)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(5)	Includes a portion of Clausen Miller’s space totaling 21,158 square feet (2.7% of the net rentable area) which is on a lease expiring December 31, 2018.

The following table presents historical occupancy percentages at the 10 South LaSalle Street Property:

Historical Occupancy

12/31/2011(1)(2)	12/31/2012(1)(2)	12/31/2013(1)	12/31/2014(1)	11/20/2015(3)
75.8%	82.6%	85.9%	88.5%	88.9%

(1)	Information obtained from the borrower.

(2)	Occupancy increased from 2011 to 2012 due to seven tenants totaling 60,955 square feet (7.8% of the net rentable area) taking occupancy in 2012.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 10 South LaSalle Street Property:

Cash Flow Analysis

	2012(1)	2013(1)	2014	TTM 9/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$11,207,285	$14,086,825	$14,951,160	$15,524,948(2)	$16,777,724(2)	65.5%	$21.47
Grossed Up Vacant Space	0	0	0	0	1,597,045	6.2	2.04
Total Reimbursables	5,518,241	6,537,162	6,845,961	7,441,021	8,623,889	33.7	11.04
Other Income	168,929	224,384	206,812	257,520	202,430	0.8	0.26
Less Vacancy & Credit Loss	0	0	0	0	(1,597,045)(3)	(6.2)	(2.04)
Effective Gross Income	$16,894,455	$20,848,371	$22,003,933	$23,223,489	$25,604,042	100.0	$32.77

Total Operating Expenses	$9,683,255	$10,128,344	$10,667,609	$11,366,068	$12,785,427	49.9%	$16.36

Net Operating Income	$7,211,200	$10,720,027	$11,336,324	$11,857,421	$12,818,615	50.1%	$16.40
TI/LC	0	0	0	0	1,893,938	7.4	2.42
Capital Expenditures	0	0	0	0	195,357	0.8	0.25
Net Cash Flow	$7,211,200	$10,720,027	$11,336,324	$11,857,421	$10,729,321	41.9%	$13.73

NOI DSCR(4)	1.52x	2.27x	2.40x	2.51x	2.71x
NCF DSCR(4)	1.52x	2.27x	2.40x	2.51x	2.27x
NOI DY(4)	6.9%	10.2%	10.8%	11.3%	12.2%
NCF DY(4)	6.9%	10.2%	10.8%	11.3%	10.2%

(1)	The increase in Net Operating Income from 2012 to 2013 is primarily due to Chicago Title taking occupancy and commencing rent payments in November 2012. The tenant’s first full year of rent is reflected in 2013.

(2)	The increase in U/W Base Rent from TTM 9/30/2015 is primarily attributable to six new leases commencing since August 2015 contributing approximately $676,123 to the U/W Base Rent, contractual rent steps totaling $409,303 and Northern Trust’s average rent with an increase of $150,535 being underwritten. Contractual rent steps through February 1, 2017 were underwritten with the exception of one tenant for which the rent step totaling $2,497 occurring in February 2018 was underwritten.

(3)	The underwritten economic vacancy is 8.7%. The 10 South LaSalle Street Property was 88.9% physically occupied as of November 20, 2015.

(4)	The debt service coverage ratios and debt yields are based on the 10 South LaSalle Street Whole Loan.

A-3-18

10 SOUTH LASALLE STREET

Appraisal. As of the appraisal valuation date of December 2, 2015, the 10 South LaSalle Street Property had an “as-is” appraised value of $166,500,000.

Environmental Matters. According to the Phase I environmental site assessment dated December 3, 2015, there was no evidence of any recognized environmental conditions at the 10 South LaSalle Street Property.

Market Overview and Competition. The 10 South LaSalle Street Property is located at the southwest corner of LaSalle Street and Madison Street in the Chicago, Illinois central business district (“CBD”). Downtown Chicago benefits by being the center of the metropolitan area’s transportation network. A total of five interstate highways lead directly to downtown Chicago, as do eight suburban railroad commuter lines, plus numerous public routes and six transit train lines. The 10 South LaSalle Street Property is located adjacent to the Chicago Transit Authority’s elevated “L” transportation and within half of a mile of both Ogilvie Transportation Center, which has approximately 110,000 daily rail commuters, and Union Station, which saw approximately 3.3 million rail commuters in 2015.

The 10 South LaSalle Street Property is located within the Central Loop submarket, which is known as the epicenter of the central business district featuring an urban mixed-use community supporting office, government, entertainment, shopping, residential and hotel accommodations. According to the appraisal, the area has undergone a resurgence over the past decade with the addition of residential and high-end retail, leading to renewed office tenant interest in the area which is illustrated by one the lowest office vacancy rates downtown. Immediately south of the 10 South LaSalle Street Property is the Financial District which is located primarily along LaSalle Street and is home to a large concentration of financial institutions including the Chicago offices for JP Morgan Chase, Harris Bank, Bank of America and the Federal Reserve. Further, at the southern end of the Financial District, approximately 5 blocks south of the 10 South LaSalle Street Property, are the Chicago Board of Trade, the Chicago Board Options Exchange and Chicago Stock Exchange. The 10 South LaSalle Street Property is also proximate to the Daley Center, City Hall, the Thompson Center (State of Illinois Building) and the State of Illinois Courthouse, which is imperative for many of the legal tenants at the 10 South LaSalle Street Property. The estimated 2015 population within a half-, one- and three-mile radius of the 10 South LaSalle Street Property was 10,119, 64,195 and 323,109, respectively, and the estimated 2015 average household income within the same radii was $116,485, $127,408 and $109,289, respectively.

According to a third party market research report, as of the third quarter of 2015, the Central Loop office submarket contained 104 buildings totaling approximately 47.9 million square feet of office space, a vacancy rate of 10.5% and average asking rent of $31.04 per square foot, full service gross. As of the third quarter of 2015, the Central Loop submarket contained 48 buildings totaling approximately 22.1 million square feet of class B space. The Central Loop office submarket class B vacancy was approximately 10.3% and the rental rate for class B space within the submarket was approximately $30.06 per square foot, full service gross.

The following table presents certain information relating to comparable office leases for the 10 South LaSalle Street Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
190 S LaSalle St Chicago, IL	1985/NAP	40	798,439	88%	0.1 miles	Deutsche Leasing	October 2016/ 7.0 Yrs	7,135	$25.00	NNN
125 S Wacker Dr Chicago, IL	1974/2005	31	518,276	77%	0.4 miles	Addison Group	March 2016 / 9.3 Yrs	4,427	$19.00	NNN
200 W Madison St Chicago, IL	1983/2006	45	928,040	94%	0.1 miles	Knowledgepoint 360 Group, Inc.	December 2015/ 11.0 Yrs	4,822	$21.50	NNN
1 S Wacker Dr Chicago, IL	1982/2000	40	1,195,170	86%	0.3 miles	US Fire Insurance Company	October 2015 / 10.0 Yrs	10,403	$24.00	NNN
225 W Washington St Chicago, IL	1987/NAP	28	484,916	88%	0.3 miles	WKFC Underwriting Managers	September 2015/ 5.5 Yrs	2,233	$19.00	NNN
440 S LaSalle St Chicago, IL	1984/NAP	40	1,000,000	74%	0.5 miles	Spot Trading, LLC	May 2015 / 5.0 Yrs	25,946	$20.00	NNN
200 W Adams St Chicago, IL	1985/NAP	30	683,129	92%	0.3 miles	Burns & McDonnell Engineering Co., Inc.	May 2015 / 5.5 Yrs	24,276	$16.50	NNN
540 W Madison St Chicago, IL	2003/NAP	31	1,107,819	93%	0.5 miles	Variance Health	April 2015 / 12.0 Yrs	125,005	$26.00	NNN

(1)      Information obtained from the appraisal and a third party market report.

The Borrower. The borrower is 10 South LaSalle Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 10 South LaSalle Street Whole Loan. Jeffrey Feil is the guarantor of certain nonrecourse carveouts under the 10 South LaSalle Street Whole Loan.

A-3-19

10 SOUTH LASALLE STREET

The Sponsor. The 10 South LaSalle Street Loan Sponsor is Jeffrey Feil. Mr. Feil is the CEO of The Feil Organization, a real estate investment, development and management firm based in New York City. Founded over 60 years ago, The Feil Organization owns, develops and manages over 26.0 million square feet of retail, commercial and industrial properties, over 5,000 residential rental units, as well as hundreds of net leased properties and thousands of acres of undeveloped land across the United States. Mr. Feil is involved in ongoing litigation with various family members and shareholders. See “Description of the Mortgage Pool – Litigation and Other Considerations” in the Prospectus.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $2,803,392 for real estate taxes, $2,248,889 for outstanding tenant improvements and leasing commissions (“TI/LCs”) associated with 13 tenants, and $630,218 for rent concessions related to 15 tenants. The loan documents provide for ongoing monthly escrows of $467,233 for real estate taxes, $16,280 for replacement reserves. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred or is continuing; (ii) the 10 South LaSalle Street Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

The loan documents also provide for ongoing monthly escrows of $130,238 for TI/LCs (capped at $1.0 million); however, upon the occurrence of the earlier of (i) the date that is 12 months prior to the expiration of the Chicago Title lease (including extension periods) or (ii) Chicago Title terminating its lease, the leasing reserve cap will be $3,000,000 and the monthly deposits will increase to an amount equal to one twelfth of the difference of the then-current balance of the TI/LC reserve and $3,000,000. Commencing upon (a) the lender receiving satisfactory evidence that the entire Chicago Title space is leased to an acceptable replacement tenant and such tenant is in occupancy, paying full unabated rent and all landlord obligations have been completed or paid in full; or (b) Chicago Title exercises its lease extension option with respect to the entire Chicago Title space, the leasing reserve will be required to maintain a balance of $750,000 and will be capped at $1,000,000.

Lockbox and Cash Management. The 10 South LaSalle Street Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs all tenants to pay their rents directly to such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account. Prior to the occurrence of Cash Trap Event Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Trap Event Period, all excess cash flow is required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the net cash flow debt yield being less than 7.5%. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the net cash flow debt yield being at least 7.5% for two consecutive calendar quarters.

Property Management. The 10 South LaSalle Street Property is managed by an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the 10 South LaSalle Street Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates, and similar confirmations with respect to the ratings of any securities backed by the 10 South LaSalle Street Companion Loan.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 10 South LaSalle Street Property (provided that the borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect), as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-20

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A-3-21

CHICAGO INDUSTRIAL PORTFOLIO II

A-3-22

CHICAGO INDUSTRIAL PORTFOLIO II

Chicago Industrial Portfolio II
1 3883 Butterfield Road Aurora, IL
2 703 Foster Avenue Bensenville, IL
3 1601 North Main Street Wheaton, IL
4 2101-2111 West 21st Street Broadview, IL
5 6200 Regency West Drive Racine, WI
6 900-926 South Westwood Avenue Addison, IL
7 1001-1091 Davis Road Elgin, IL
8 2101-2171 West Cermak Road Broadview, IL
9 902-924 Industrial Drive Aurora, IL
10 2001 Parkes Drive Broadview, IL
11 641-655 South Vermont Street Palatine, IL
12 707-717 South Vermont Street Palatine, IL
13 1958 Brandon Court Glendale Heights, IL
14 850-880 Greenleaf Avenue Elk Grove Village, IL
15 619-631 South Vermont Street Palatine, IL
16 601-617 South Vermont Street Palatine, IL
17 764-768 Thomas Drive Bensenville, IL
18 250 South Shaddle Avenue Mundelein, IL
19 1501-1525 North Main Street Wheaton, IL
20 930 North Shore Drive Lake Bluff, IL
21 120-138 West Lake Street Northlake, IL
22 888 Tower Road Mundelein, IL
23 7660 West Industrial Drive Forest Park, IL
John H. Batten Airport
Racine
Racine County
Mount Pleasant
Kenosha Regional Airport
Kenosha
Kenosha County
Pleasant Prairie
Wisconsin
Illinois
Zion
Waukegan Regional Airport
Waukegan
Lake Michigan
North Chicago
Lake Bluff
Lake Forest
Highland Park
Fox Lake
McHenry County
McHenry
Woodstock
Lake County
Mundelein
Crystal Lake
Long Grove
Buffalo Grove
Northwest Tollway
Palatine
Arlington Heights
Northbrook
Hoffman Estates
Evanston
Elgin
Schaumburg
Elk Grove Village
Des Plaines
Skokie
Park Ridge
Cook County
Bensenville
Chicago O'Hare Intl. Airport
DuPage County Airport
Kane County
St. Charles
West Chicago
Glendale Heights
Addison
Northlake
Oak Park
Broadview
Lombard
Chicago
Wheaton
Cicero
DuPage County
Oak Brook
Forest Park
Tri-State Tollway
Lake Shore Drive
R. Reagan Tollway
Midway Airport
Downers Grove
Aurora
Naperville
Will County
Oak Lawn

A-3-23

No. 3 – Chicago Industrial Portfolio II

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Portfolio
				Property Type:	Various – See Table
Original Principal Balance:	$48,800,000			Specific Property Type:	Various – See Table
Cut-off Date Principal Balance:	$48,800,000			Location:	Various – See Table
% of Initial Pool Balance:	5.6%			Size:	1,122,573 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$43.47
Borrower Names(1):	Various			Year Built/Renovated:	Various – See Table
Sponsors:	George J. Cibula, Jr.; Matthew Lewandowski			Title Vesting:	Fee
Mortgage Rate:	5.210%			Property Manager:	Self-managed
Note Date:	December 23, 2015			4th Most Recent Occupancy (As of)(4):	92.7% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(4):	84.5% (12/31/2012)
Maturity Date:	January 11, 2026			2nd Most Recent Occupancy (As of)(4):	83.5% (12/31/2013)
IO Period:	24 months			Most Recent Occupancy (As of)(4):	89.5% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of)(4):	91.0% (Various)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	L(13),GRTR 1% or YM(103),O(4)			3rd Most Recent NOI(5):	NAV
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of)(5):	$3,600,459 (12/31/2014)
Additional Debt(2):	Yes			Most Recent NOI (As of)(5):	$4,389,182 (TTM 10/31/2015)
Additional Debt Type(2):	Mezzanine
				U/W Revenues:	$7,654,606
				U/W Expenses:	$3,153,503
Escrows and Reserves(3):				U/W NOI:	$4,501,103
				U/W NCF:	$4,056,299
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	1.40x
Taxes	$740,067	$140,276	NAP	U/W NCF DSCR(1):	1.26x
Insurance	$0	Springing	NAP	U/W NOI Debt Yield(1):	9.2%
Replacement Reserves	$0	$20,804	NAP	U/W NCF Debt Yield(1):	8.3%
TI/LC Reserve	$750,000	$32,742	$1,600,000	As-Is Appraised Value:	$73,295,000
Deferred Maintenance	$648,901	$0	NAP	As-Is Appraisal Valuation Date:	Various
Environmental Reserve	$100,000	$0	NAP	Cut-off Date LTV Ratio(1):	66.6%
Rent Concession Reserve	$473,703	$0	NAP	LTV Ratio at Maturity or ARD(1):	57.9%

(1)	See “The Borrowers” section.
(2)	See “Subordinate and Mezzanine Indebtedness” section. The equity interest in the borrower has been pledged to secure mezzanine indebtedness with an original principal balance of $4,500,000. All statistical information related to the balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the Chicago Industrial Portfolio II Mortgage Loan. As of the Cut-off Date, the combined U/W NCF DSCR, U/W NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD were 1.09x, 7.6%, 72.7% and 64.0%, respectively.
(3)	See “Escrows” section.
(4)	See “Historical Occupancy” section.

(5)	See “Cash Flow Analysis” section. Historical cash flows prior to 2014 are not available due to the sponsors’ acquisition of four of the Chicago Industrial Portfolio II Properties from 2013 to 2015. In aggregate, these four properties (3883 Butterfield Road, 1958 Brandon Court, 930 North Shore Drive and 7660 West Industrial Drive) account for 21.4% of the underwritten base rent and 33.2% of the Portfolio Cut-off Date Principal Balance.

The Mortgage Loan. The mortgage loan (the “Chicago Industrial Portfolio II Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering 21 industrial properties and two retail properties located throughout the Chicago metropolitan statistical area (the “Chicago Industrial Portfolio II Properties”). The Chicago Industrial Portfolio II Mortgage Loan was originated on December 23, 2015 by Wells Fargo Bank, National Association. The Chicago Industrial Portfolio II Mortgage Loan had an original principal balance of $48,800,000, has an outstanding principal balance as of the Cut-off Date of $48,800,000 and accrues interest at an interest rate of 5.210% per annum. The Chicago Industrial Portfolio II Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date, requires interest-only payments for the first 24 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Chicago Industrial Portfolio II Mortgage Loan matures on January 11, 2026.

Following the lockout period, the borrowers have the right to prepay the Chicago Industrial Portfolio II Mortgage Loan in whole, or in part (see “Partial Release” section), on any date before October 11, 2025, provided that the borrower pay the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the Chicago Industrial Portfolio II Mortgage Loan is prepayable without penalty on or after October 11, 2025.

A-3-24

CHICAGO INDUSTRIAL PORTFOLIO II

Sources and Uses

Sources			Uses
Original loan amount	$48,800,000	91.6%	Loan payoff	$41,768,187	78.4%
Mezzanine loan	4,500,000	8.4	Reserves	2,712,671	5.1
			Closing costs	1,927,969	3.6
			Return of equity	6,891,173	12.9
Total Sources	$53,300,000	100.0%	Total Uses	$53,300,000	100.0%

The Properties. The Chicago Industrial Portfolio II Properties comprise 21 industrial properties and two retail properties totaling 1,122,573 square feet and are located throughout the Chicago, Illinois metropolitan statistical area. Built between 1956 and 2003, the Chicago Industrial Portfolio II Properties range in size from 12,000 square feet to 174,824 square feet. The two retail properties consist of a free-standing Walgreens (1601 North Main Street) and an unanchored retail center (1501-1525 North Main Street). The 21 industrial properties feature clear heights ranging from 14 feet to 24 feet, with a weighted average of 19 feet, and have office space ranging from 1.7% to 78.1% of the net rentable area, with a weighted average of 12.3%. Eight of the Chicago Industrial Portfolio II Properties (41.9% of net rentable area) are 100.0% occupied by single tenants; while the 15 remaining Chicago Industrial Portfolio II Properties (58.1% of net rentable area) are multi-tenanted and feature two to thirteen tenant spaces. No tenant occupies more than 15.6% of the net rentable area or represents more than 19.5% of annual underwritten base rent. The 3883 Butterfield Road property, which accounts for 28.0% of the Portfolio Cut-off Date Principal Balance, is 100.0% occupied by FedEx Freight, Inc. (rated Baa1/BBB by Moody’s/S&P) with a lease expiring in December 2028. The borrower does not have the right to release the 3883 Butterfield property (see “Partial Release” section). As of dates ranging from December 1, 2015 to February 1, 2016, the Chicago Industrial Portfolio II Properties were 91.0% occupied by 76 tenants.

A-3-25

CHICAGO INDUSTRIAL PORTFOLIO II

The following table presents certain information relating to the Chicago Industrial Portfolio II Properties:

Property Name – Location	Specific Property Type	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated LTV
3883 Butterfield Road – Aurora, IL	Industrial	$13,665,598	28.0%	100.0%	2003/NAP	63,740	$20,525,000	66.6%
703 Foster Avenue – Bensenville, IL	Industrial	$4,444,232	9.1%	100.0%	1972/NAP	174,824	$6,675,000	66.6%
1601 North Main Street – Wheaton, IL	Retail	$3,761,785	7.7%	100.0%	2003/NAP	14,560	$5,650,000	66.6%
2101-2111 West 21st Street – Broadview, IL	Industrial	$3,046,047	6.2%	100.0%	1972/NAP	120,960	$4,575,000	66.6%
6200 Regency West Drive – Racine, WI	Industrial	$2,663,208	5.5%	100.0%	1992/2013	115,823	$4,000,000	66.6%
900-926 South Westwood Avenue – Addison, IL	Industrial	$1,797,667	3.7%	85.7%	1970/NAP	53,062	$2,700,000	66.6%
1001-1091 Davis Road – Elgin, IL	Industrial	$1,731,087	3.5%	90.5%	1977/NAP	67,128	$2,600,000	66.6%
2101-2171 West Cermak Road – Broadview, IL	Industrial	$1,664,506	3.4%	100.0%	1979/NAP	55,476	$2,500,000	66.6%
902-924 Industrial Drive – Aurora, IL	Industrial	$1,531,346	3.1%	74.4%	1974/NAP	43,000	$2,300,000	66.6%
2001 Parkes Drive – Broadview, IL	Industrial	$1,464,766	3.0%	100.0%	1968/NAP	53,284	$2,200,000	66.6%
641-655 South Vermont Street – Palatine, IL	Industrial	$1,424,818	2.9%	90.9%	1968/NAP	44,000	$2,140,000	66.6%
707-717 South Vermont Street – Palatine, IL	Industrial	$1,424,818	2.9%	100.0%	1967/NAP	44,120	$2,140,000	66.6%
1958 Brandon Court – Glendale Heights, IL	Industrial	$1,265,025	2.6%	0.0%	1970/NAP	35,833	$1,900,000	66.6%
850-880 Greenleaf Avenue – Elk Grove Village, IL	Industrial	$1,215,090	2.5%	100.0%	1980/NAP	34,500	$1,825,000	66.6%
619-631 South Vermont Street – Palatine, IL	Industrial	$1,158,496	2.4%	100.0%	1969/NAP	36,784	$1,740,000	66.6%
601-617 South Vermont Street – Palatine, IL	Industrial	$1,111,890	2.3%	45.5%	1969/NAP	36,667	$1,670,000	66.6%
764-768 Thomas Drive – Bensenville, IL	Industrial	$932,124	1.9%	100.0%	1983/NAP	19,200	$1,400,000	66.6%
250 South Shaddle Avenue – Mundelein, IL	Industrial	$915,479	1.9%	100.0%	1976/NAP	17,234	$1,375,000	66.6%
1501-1525 North Main Street – Wheaton, IL	Retail	$885,517	1.8%	100.0%	1956/NAP	14,458	$1,330,000	66.6%
930 North Shore Drive – Lake Bluff, IL	Industrial	$832,253	1.7%	100.0%	1970/2006	12,000	$1,250,000	66.6%
120-138 West Lake Street – Northlake, IL	Industrial	$765,673	1.6%	100.0%	1961/NAP	27,000	$1,150,000	66.6%
888 Tower Road – Mundelein, IL	Industrial	$649,158	1.3%	100.0%	1968/NAP	22,400	$975,000	66.6%
7660 West Industrial Drive – Forest Park, IL	Industrial	$449,417	0.9%	0.0%	1989/NAP	16,520	$675,000	66.6%
Total/Weighted Average		$48,800,000	100.0%	91.0%		1,122,573	$73,295,000	66.6%

A-3-26

CHICAGO INDUSTRIAL PORTFOLIO II

The following table presents certain information relating to the tenancies at the Chicago Industrial Portfolio II Properties:

Major Tenants

Tenant Name	Property Name – Location	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
FedEx Freight, Inc.(3)	3883 Butterfield Road – Aurora, IL	NR/Baa1/BBB	63,740	5.7%	$21.27	$1,355,604	19.5%	12/31/2028
Grane Distribution Services, LLC	703 Foster Avenue – Bensenville, IL	NR/NR/NR	174,824	15.6%	$4.12	$720,000	10.3%	10/31/2016
Goodwill(4)	6200 Regency West Drive – Racine, WI	NR/NR/NR	115,823	10.3%	$3.66	$423,912	6.1%	12/31/2025(5)
Walgreen Co.	1601 North Main Street – Wheaton, IL	NR/Baa2/BBB	14,560	1.3%	$22.32	$325,000	4.7%	10/31/2078(6)
Max Ex, Inc.	2101-2111 West 21st Street – Broadview, IL	NR/NR/NR	46,973	4.2%	$5.50	$258,348	3.7%	3/31/2017
Builders Surplus, LLC	2101-2171 West Cermak Road – Broadview, IL	NR/NR/NR	39,626	3.5%	$6.25	$247,662	3.6%	9/30/2025(7)
Strikeforce Bowling, LLC	2001 Parkes Drive – Broadview, IL	NR/NR/NR	53,284	4.7%	$4.36	$232,376	3.3%	3/31/2018
Arrow Pneumatics, Inc.	2101-2111 West 21st Street – Broadview, IL	NR/NR/NR	43,175	3.8%	$3.95	$170,541	2.5%	6/30/2018(8)
Auto Union, Inc.	764-768 Thomas Drive – Bensenville, IL	NR/NR/NR	19,200	1.7%	$7.96	$152,760	2.2%	7/31/2022
Golden Eagle Distributors, LLC	2101-2111 West 21st Street – Broadview, IL	NR/NR/NR	30,812	2.7%	$4.57	$140,948	2.0%	11/30/2019
Total Major Tenants			602,017	53.6%	$6.69	$4,027,151	57.9%

Non-Major Tenants			419,212	37.3%	$6.99	$2,930,327	42.1%

Occupied Collateral Total			1,021,229	91.0%	$6.81	$6,957,479	100.0%

Vacant Space			101,344	9.0%

Collateral Total			1,122,573	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through November 2016 totaling $17,494.

(3)	FedEx Freight, Inc. was granted abated rent of $11.07 per square foot through May 2016 as part of its June 2015 lease extension. The difference between the tenant’s abated rent and Annual U/W Base Rent (which the tenant will commence paying in June 2016) was reserved for at loan closing.

(4)	Goodwill was granted abated rent of $1.00 per month through May 2016 as part of its new lease. The difference between the tenant’s abated rent and Annual U/W Base Rent (which the tenant will commence paying in June 2016) was reserved for at loan closing.

(5)	Goodwill has a one-time right to terminate its lease on January 31, 2019 with six months’ notice and payment of a termination fee of $364,374.
(6)	Walgreen Co. has the right to terminate its lease on October 31, 2028 and every five years thereafter with six months’ notice.
(7)	Builders Surplus, LLC has a one-time right to terminate its lease on September 30, 2020 with six months’ notice.
(8)	In the event Arrow Pneumatics, Inc. (“Arrow”) or the majority of Arrow’s assets are sold and the buyer chooses not to assume Arrow’s lease, Arrow has the right to terminate its lease with six months’ notice and payment of a termination fee of $114,198.

A-3-27

CHICAGO INDUSTRIAL PORTFOLIO II

The following table presents certain information relating to the lease rollover schedule at the Chicago Industrial Portfolio II Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	2	8,120	0.7%	8,120	0.7%	$55,110	0.8%	$6.79
2016	23	274,271	24.4%	282,391	25.2%	$1,386,119	19.9%	$5.05
2017	19	173,578	15.5%	455,969	40.6%	$1,204,332	17.3%	$6.94
2018	9	157,438	14.0%	613,407	54.6%	$806,500	11.6%	$5.12
2019	8	69,972	6.2%	683,379	60.9%	$411,043	5.9%	$5.87
2020	13	78,551	7.0%	761,930	67.9%	$530,000	7.6%	$6.75
2021	0	0	0.0%	761,930	67.9%	$0	0.0%	$0.00
2022	1	19,200	1.7%	781,130	69.6%	$152,760	2.2%	$7.96
2023	0	0	0.0%	781,130	69.6%	$0	0.0%	$0.00
2024	1	6,350	0.6%	787,480	70.1%	$59,436	0.9%	$9.36
2025	2	155,449	13.8%	942,929	84.0%	$671,575	9.7%	$4.32
2026	0	0	0.0%	942,929	84.0%	$0	0.0%	$0.00
Thereafter	2	78,300	7.0%	1,021,229	91.0%	$1,680,604	24.2%	$21.46
Vacant	0	101,344	9.0%	1,122,573	100.0%	$0	0.0%	$0.00
Total/Weighted Average	80(4)	1,122,573	100.0%			$6,957,479	100.0%	$6.81

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Table.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	The Chicago Industrial Portfolio II Properties are occupied by 76 tenants subject to 80 leases.

The following table presents historical occupancy percentages at the Chicago Industrial Portfolio II Properties:

Historical Occupancy(1)

12/31/2011(2)	12/31/2012(2)	12/31/2013(2)	12/31/2014(2)	Various(3)
92.7%	84.5%	83.5%	89.5%	91.0%

(1)	The historical occupancies represent the weighted average monthly occupancies for the trailing twelve month periods ending on the dates shown and include the Chicago Industrial Portfolio II Properties that were owned by the sponsor in each applicable month. The sponsor acquired six of the Chicago Industrial Portfolio II Properties totaling 19.1% of total net rentable area in 2011 or later (1001-1091 Davis Road in August 2011 (6.0% of total net rentable area); 3883 Butterfield Road in May 2014 (5.7% of total net rentable area); 1958 Brandon Court in July 2015 (3.2% of total net rentable area); 764-768 Thomas Drive in October 2011 (1.7% of total net rentable area); 7660 West Industrial Drive in January 2013 (1.5% of total net rentable area); 930 North Shore Drive in September 2013 (1.1% of total net rentable area)).

(2)	Information obtained from the borrower.
(3)	Information obtained from the underwritten rent roll. Occupancy shown is as of dates ranging from December 1, 2015 to February 1, 2016.

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CHICAGO INDUSTRIAL PORTFOLIO II

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Chicago Industrial Portfolio II Properties:

Cash Flow Analysis(1)

	2014(2)	TTM 10/31/2015(2)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$6,308,803	$7,033,964	$6,957,479(3)	90.9%	$6.20
Grossed Up Vacant Space	0	0	636,247	8.3	0.57
Total Reimbursables	310,351	465,900	927,870	12.1	0.83
Other Income	63,850	23,864	0	0.0	0.00
Less Vacancy & Free Rent	(334,907)	(393,859)	(866,989)(4)	(11.3)	(0.77)
Effective Gross Income	$6,348,098	$7,129,869	$7,654,606	100.0%	$6.82

Total Operating Expenses	$2,747,639	$2,740,687	$3,153,503	41.2%	$2.81

Net Operating Income	$3,600,459	$4,389,182	$4,501,103	58.8%	$4.01
TI/LC	0	0	195,153	2.5	0.17
Capital Expenditures	0	0	249,651	3.3	0.22
Net Cash Flow	$3,600,459	$4,389,182	$4,056,299	53.0%	$3.61

NOI DSCR	1.12x	1.36x	1.40x
NCF DSCR	1.12x	1.36x	1.26x
NOI DY	7.4%	9.0%	9.2%
NCF DY	7.4%	9.0%	8.3%

(1)	Historical cash flows prior to 2014 are not available due to the sponsors’ acquisition of four of the Chicago Industrial Portfolio II Properties from 2013 to 2015. In aggregate, these four properties (3883 Butterfield Road, 1958 Brandon Court, 930 North Shore Drive and 7660 West Industrial Drive) account for 21.4% of the underwritten base rent and 33.2% of the Portfolio Cut-off Date Principal Balance.

(2)	The increase in Net Operating Income from 2014 to TTM 10/31/2015 was due to new leasing activity and contractual rent increases, in addition to the sponsors’ acquisition of the 3883 Butterfield Road property in May 2014 and the 1958 Brandon Court property in July 2015.

(3)	U/W Base Rent includes contractual rent steps through November 2016 totaling $17,494.

(4)	The underwritten economic vacancy is 11.4%. The Chicago Industrial Portfolio II Properties were 91.0% physically occupied as of dates ranging from December 1, 2015 to February 1, 2016.

Appraisal. As of the appraisal valuation dates ranging from November 11, 2015 to November 18, 2015, the Chicago Industrial Portfolio II Properties had an “as-is” appraised value of $73,295,000.

Environmental Matters. According to Phase I environmental site assessments dated from June 4, 2015 to November 20, 2015, there was evidence of a recognized environmental condition (“REC”) at one of the Chicago Industrial Portfolio II Properties, which was related to one underground storage tank at the 3883 Butterfield Road property. There was also evidence of controlled recognized environmental conditions (“CRECs”) related to (i) an on-site dry cleaning operation located at the 1501-1525 North Main Street property, and (ii) an underground storage tank located at the 619-631 South Vermont Street property. In addition, the Phase I environmental site assessments identified potentially sensitive historical activities related to (a) the storage of chemical and petroleum products at 601-617 South Vermont Street, 619-631 South Vermont Street, 641-655 South Vermont Street, and 707-717 South Vermont Street (the “South Vermont Street properties”); (b) hazardous halogen solvent material at the 2101-2111 West 21st Avenue property; and (c) a triple trap oil/water separator unit at the 900-926 South Westwood Avenue property.

Although Phase II environmental site assessments were not recommended, the lender obtained an $8.0 million environmental insurance policy with a $2.0 million sublimit per claim from Steadfast Insurance Company, a member company of Zurich North American, with a 10 year term, 3 year policy tail and a $100,000 deductible, for which the lender reserved upfront. See “Description of the Mortgage Pool — Environmental Considerations” in the Prospectus.

Market Overview and Competition. The Chicago Industrial Portfolio II Properties are located within the Chicago Industrial market, which has experienced a steady decline in vacancy from 10.0% in 2009 to 4.6% as of the third quarter of 2015. Additionally, the Chicago Industrial market has experienced positive absorption over the same time period. The Chicago Industrial market is divided into 19 submarkets, and the Chicago Industrial Portfolio II Properties are located within 9 of these submarkets. According to the appraisals, the submarket vacancy rates ranged from 1.6% to 10.5%, with a weighted average of 4.3%. Further, the appraiser concluded to market rents ranging from $3.15 per square foot to $22.50 per square foot, with a weighted average of $6.84 per square foot, which is in-line with the Annual U/W Base Rent PSF of $6.81.

The Borrowers. The borrower structure is comprised of one independent director and 23 single purpose entities, each a Delaware limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Chicago Industrial Portfolio II Mortgage Loan. George J. Cibula, Jr. and Matthew Lewandowski are the guarantors of certain nonrecourse carveouts under the Chicago Industrial Portfolio II Mortgage Loan.

The Sponsors. The sponsors are George J. Cibula, Jr. and Matthew Lewandowski. Mr. Cibula has been involved in the industrial real estate market for over 40 years as a broker, investor, and developer. Mr. Cibula is a managing partner in over 60 industrial properties in Illinois, Indiana, and Wisconsin, comprising approximately 4.5 million square feet with over 200 tenants. In 1975 Mr. Cibula founded Darwin Realty & Development Corporation (“Darwin Realty”), a privately-held real estate brokerage, asset

A-3-29

CHICAGO INDUSTRIAL PORTFOLIO II

management, investment and development firm based in suburban Chicago, Illinois. Darwin Realty has a focus on industrial properties in the Midwest, with a specific focus on Chicago. Mr. Lewandowski is a Vice President of Darwin Realty. During his career, Mr. Lewandowski has participated in over $500 million of real estate transactions.

Escrows. The loan documents provide for upfront reserves in the amount of $740,067 for real estate taxes; $750,000 for general tenant improvements and leasing commissions (“TI/LC”); $648,901 for deferred maintenance; $100,000 for the environmental insurance deductible; and $473,703 for rent concessions ($285,925 for FedEx Frieght, Inc. and $186,479 for Goodwill). Additionally, the loan documents provide for ongoing monthly escrows in the amount of $140,276 for real estate taxes, $20,804 for replacement reserves, and $32,742 for TI/LC (subject to a cap of $1,600,000).

The loan documents do not require monthly escrows for real estate taxes for the 3883 Butterfield Road and 1601 North Main Street properties provided (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with timely proof of payment of the real estate taxes. The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the Chicago Industrial Portfolio II Properties are insured under an acceptable blanket insurance policy and (iii) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums.

Lockbox and Cash Management. The Chicago Industrial Portfolio II Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager direct all tenants to pay rent payments directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds on deposit in the lockbox account are disbursed to the borrower. During a Cash Trap Event Period, all excess funds are swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence of an event of default; (ii) the amortizing debt service coverage ratio for the trailing 12-month period being less than 1.10x at the end of any calendar month; or (iii) the occurrence of an Anchor Tenant Trigger Event (as defined below). A Cash Trap Event Period will expire, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the amortizing debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters; and with regard to clause (iii), upon the occurrence of an Anchor Tenant Cure Event (as defined below).

An “Anchor Tenant Trigger Event” will commence upon the earlier of FedEx Freight, Inc. or Grane Distribution Services, LLC (i) filing for or becoming subject to a bankruptcy or similar insolvency proceeding; (ii) going dark, vacating or otherwise failing to be open for business; or (iii) terminating or canceling its lease, or giving written notice to the borrower of its intent to do so.

An “Anchor Tenant Cure Event” will commence with respect to clause (i) above, upon the bankruptcy or insolvency proceeding being terminated and the applicable tenant’s lease being affirmed; and with respect to clauses (ii) and (iii) above, upon a satisfactory replacement tenant acceptable to the lender occupying at least 50% of the applicable anchor space, resuming normal business operations and being open during customary hours, paying full, unabated rent and delivery to lender an estoppel certificate reasonably acceptable to lender.

Property Management. The Chicago Industrial Portfolio II Properties are managed by an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the Chicago Industrial Portfolio II Properties, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iv) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates.

Right of First Refusal. Walgreen Co. has a right of first refusal (“ROFR”) to purchase the 1601 North Main Street property if a bona fide offer is received that the borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

Option to Purchase. Strikeforce Bowling, LLC (“Strikeforce”) has the option to purchase the 2001 Parkes Drive property through September 30, 2017 at a purchase price of $2.2 million. Strikeforce’s option to purchase must be submitted in writing to the borrower, along with an earnest money deposit of $220,000.

Partial Release. Following the lockout period (except for the 2001 Parkes Drive and 6200 Regency West Drive properties, which can be released at any time), the borrower is permitted to partially release any of the Chicago Industrial Portfolio II Properties (excluding the 3883 Butterfield Road property), subject to certain conditions including (i) no event of default has occurred and is continuing; (ii) the principal balance is reduced by the greater of (a)(1) 110% of the released property’s allocated loan amount for 7660 West Industrial Drive, 703 Foster Avenue, 902-924 Industrial Drive, 900-926 South Westwood Avenue, 1958 Brandon Court, 2001 Parkes Drive, and 707-717 South Vermont Street; (2) 120% of the released property’s allocated loan amount for 764-768 Thomas Drive and 1601 North Main Street; (3) 115% of the released property’s allocated loan amount for the remaining Chicago Industrial Portfolio II Properties; and (b) 100% of the net proceeds of the sale of the released property (but no more than 125% of the released property’s allocated loan amount); (iii) the net cash flow debt yield of the remaining Chicago Industrial Portfolio II Properties following the release being no less than the greater of (x) 8.0% and (y) the net cash flow debt yield of the Chicago Industrial Portfolio II Properties immediately prior to the release; (iv) the amortizing debt service coverage ratio of the remaining

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CHICAGO INDUSTRIAL PORTFOLIO II

Chicago Industrial Portfolio II Properties following the release being no less than the greater of (I) 1.25x and (II) the amortizing debt service coverage ratio of the Chicago Industrial Portfolio II Properties immediately prior to the release; (v) the loan-to-value ratio of the remaining Chicago Industrial Portfolio II Properties following the release being no more than the lesser of (X) 70.0% and (Y) the loan-to-value ratio of the Chicago Industrial Portfolio II Properties immediately prior to the release; (vi) rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates; and (vii) the lender receives a legal opinion that the release satisfies REMIC requirements.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. MSC–Welbic HoldCo, LLC, a Delaware limited liability company (the “Chicago Industrial Portfolio II Mezzanine Lender”) has originated a $4,500,000 mezzanine loan (the “Chicago Industrial Portfolio II Mezzanine Loan”) to Welbic Mezz Manager LLC, a Delaware limited liability company (the “Chicago Industrial Portfolio II Mezzanine Borrower”). MSC-Welbic HoldCo, LLC is owned by Morrison Street Debt Opportunities Fund, L.P., which is managed by Morrison Street Capital, LLC. The Chicago Industrial Portfolio II Mezzanine Loan is subject to an intercreditor agreement between lender and the Chicago Industrial Portfolio II Mezzanine Lender. The Chicago Industrial Portfolio II Mezzanine Loan had an initial term of 120 months and has a remaining term as of the Cut-off Date of 119 months. The Chicago Industrial Portfolio II Mezzanine Loan accrues interest at an interest rate of 11.000% per annum and requires interest-only payments through the term of the Chicago Industrial Portfolio II Mezzanine Loan.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Chicago Industrial Portfolio II Properties. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month period of indemnity.

A-3-31

WALGREENS-CVS PORTFOLIO

A-3-32

WALGREENS-CVS PORTFOLIO

CANADA
MANITOBA
Winnipeg
QUEBEC
NEW BRUNSWICK
Québec
Montreal
Ottawa
ONTARIO
Lake Superior
Lake Huron
Lake Michigan
L. Ontario
Lake Erie
Toronto
Buffalo
Boston
West Hartford
New York
Feasterville
Philadelphia
Brick Township
Blackwood
Baltimore
Glen Burnie
Edgewater
Washington DC
Norfolk
Virginia Beach
Raleigh
Charlotte
Charleston
Atlantic Ocean
Jacksonville
Orlando
Tampa
Miami
BAHAMAS
CUBA
Gulf of Mexico
Minneapolis
St. Paul
Milwaukee
Detroit
Cleveland
Pittsburgh
Chicago
Joliet
Omaha
Des Moines
Columbus
Indianapolis
Decatur
Taylorville
Cincinnati
Louisville
Kansas City
Topeka
St. Louis
Wichita
Nashville
Tulsa
Memphis
Elk City
Oklahoma City
Little Rock
Atlanta
Birmingham
Fort Worth
Dallas
Jackson
Baton Rouge
New Orleans
Austin
Houston
San Antonio
ND
SD
MN
WI
MI
IA
NE
IL
IN
OH
PA
NY
VT
NH
ME
MA
CT
RI
NJ
MD
DE
WV
VA
KS
MO
KY
NC
TN
SC
OK
AR
MS
AL
GA
TX
LA
FL
Walgreens-CVS Portfolio
1 Walgreens - Feasterville Feasterville, PA
2 Walgreens - Mechanicsville Blackwood, NJ
3 Walgreens - Baltimore Baltimore, MD
4 Walgreens - Brick Brick Township, NJ
5 Walgreens - West Hartford West Hartford, CT
6 Walgreens - Decatur Decatur, IL
7 Walgreens - Edgewater Edgewater, MD
8 Walgreens - Elk City Elk City, OK
9 CVS - Baton Rouge Baton Rouge, LA
10 Walgreens - Taylorville Taylorville, IL
11 Walgreens - Glen Burnie Glen Burnie, MD
12 Walgreens - Joliet Joliet, IL
0 100 200
Miles

A-3-33

No. 4 – Walgreens-CVS Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Portfolio
				Property Type:	Retail
Original Principal Balance:	$45,750,000			Specific Property Type:	Single Tenant
Cut-off Date Principal Balance:	$45,750,000			Location:	Various – See Table
% of Initial Pool Balance:	5.2%			Size:	172,835 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$264.70
Borrower Name:	Maple Plaza Drugstores, LLC			Year Built/Renovated:	Various – See Table
Sponsors:	David Wilstein; Leonard Wilstein			Title Vesting(2):	Various
Mortgage Rate:	5.150%			Property Manager:	Tenant-managed
Note Date:	January 28, 2016			4th Most Recent Occupancy (As of):	100.0% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	100.0% (12/31/2013)
Maturity Date:	February 11, 2026			2nd Most Recent Occupancy(As of):	100.0% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of):	100.0% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (2/1/2016)
Seasoning:	0 months
Amortization Term (Original):	300 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(3):	NAV
Call Protection:	L(24),D(92),O(4)			3rd Most Recent NOI(3):	NAV
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of):	$4,281,893 (12/31/2014)
Additional Debt:	None			Most Recent NOI (As of):	$4,279,452 (T9 Annualized 9/31/2015)
Additional Debt Type:	NAP
				U/W Revenues:	$5,898,884
				U/W Expenses:	$1,747,884
				U/W NOI:	$4,151,000
				U/W NCF:	$4,107,126
				U/W NOI DSCR:	1.27x
Escrows and Reserves(1):				U/W NCF DSCR:	1.26x
				U/W NOI Debt Yield:	9.1%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	9.0%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$76,030,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date(4):	Various
Replacement Reserves	$0	$0	NAP	Cut-off Date LTV Ratio:	60.2%
TI/LC Reserve	$0	$14,403	$518,508	LTV Ratio at Maturity or ARD:	45.2%

(1)	See “Escrows” section.
(2)

Two of the Walgreens-CVS Portfolio Properties (as defined below) are secured by the leasehold interest; one of the Walgreens-CVS Portfolio Properties is secured by a fee interest and the leasehold interest; and the remaining nine Walgreens-CVS Portfolio Properties are secured by the fee interest. See “Ground Lease” section.

(3)	See “Cash Flow Analysis” section.
(4)	See “Appraisal” section.

The Mortgage Loan. The mortgage loan (the “Walgreens-CVS Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering 12 single tenant retail properties located in seven states (the “Walgreens-CVS Portfolio Properties”). The Walgreens-CVS Portfolio Mortgage Loan was originated on January 28, 2016 by Wells Fargo Bank, National Association. The Walgreens-CVS Portfolio Mortgage Loan had an original principal balance of $45,750,000, has an outstanding principal balance as of the Cut-off Date of $45,750,000 and accrues interest at an interest rate of 5.150% per annum. The Walgreens-CVS Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of principal and interest based on a 25-year amortization schedule. The Walgreens-CVS Portfolio Mortgage Loan matures on February 11, 2026.

Following the lockout period, the borrower has the right to defease the Walgreens-CVS Portfolio Mortgage Loan in whole, or in part (see ”Partial Release” section), on any day before November 11, 2025. In addition, the Walgreens-CVS Portfolio Mortgage Loan is prepayable without penalty on or after November 11, 2025.

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WALGREENS-CVS PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$45,750,000	100.0%	Loan payoff(1)	$43,626,018	95.4%
			Closing costs	124,578	0.3
			Return of equity	1,999,404	4.4
Total Sources	$45,750,000	100.0%	Total Uses	$45,750,000	100.0%

(1)	The Walgreens-CVS Portfolio Properties were previously securitized in various transactions in 2006. See “Previously Securitization History” table in the Characteristics of the Mortgage Pool.

The Properties. The Walgreens-CVS Portfolio Properties comprise 11 single tenant Walgreens properties and one single tenant CVS retail property totaling 172,835 rentable square feet located in seven states: Maryland (3), Illinois (3), New Jersey (2), Connecticut (1), Louisiana (1), Oklahoma (1) and Pennsylvania (1). Built between 1949 and 2006 with one property renovated in 2006, two of the Walgreens-CVS Portfolio Properties are secured by the leasehold interest; one is secured by a fee interest and the leasehold interest; and the remaining nine are secured by the fee interest (see “Ground Lease” section). The Walgreens-CVS Portfolio Properties range in size from 12,805 square feet to 15,120 square feet and were 100.0% occupied as of February 1, 2016.

Walgreens is one of the largest drugstore chains in the U.S., with more than 8,000 stores located in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. With stores located within five miles of approximately 75.0% of Americans, Walgreens interacts with approximately 8.0 million customers each day. In December 2014, Walgreens completed its strategic combination with Alliance Boots to establish Walgreens Boots Alliance, Inc. (“WBA”)(NASDAQ: WBA and rated Baa2/BBB by Moody’s/S&P) and is now part of the Retail Pharmacy USA division of WBA. WBA reported net earnings of $1.1 billion for the first quarter of the 2016 fiscal year, a 30.6% increase over the same quarter one year prior. Additionally, net sales in the first quarter of 2016 were approximately $29.0 billion, a 48.5% increase over the same quarter one year prior, largely due to the inclusion of Alliance Boots consolidated results.

The following table presents certain information relating to the Walgreens-CVS Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated LTV
Walgreens – Feasterville, PA	$5,325,365	11.6%	100.0%	2005/NAP	14,820	$8,850,000	60.2%
Walgreens – Baltimore, MD	$4,813,889	10.5%	100.0%	2005/NAP	13,677	$8,000,000	60.2%
Walgreens – Mechanicsville, NJ	$4,813,889	10.5%	100.0%	2005/NAP	14,820	$8,000,000	60.2%
Walgreens – Brick, NJ	$4,723,629	10.3%	100.0%	2005/NAP	14,550	$7,850,000	60.2%
Walgreens – West Hartford, CT	$3,983,493	8.7%	100.0%	1949/2006	12,805	$6,620,000	60.2%
Walgreens – Decatur, IL	$3,790,938	8.3%	100.0%	2006/NAP	14,820	$6,300,000	60.2%
Walgreens – Edgewater, MD	$3,730,764	8.2%	100.0%	2005/NAP	14,820	$6,200,000	60.2%
Walgreens – Elk City, OK	$3,309,549	7.2%	100.0%	2005/NAP	14,550	$5,500,000	60.2%
CVS – Baton Rouge, LA	$3,104,959	6.8%	100.0%	2004/NAP	13,813	$5,160,000	60.2%
Walgreens – Taylorville, IL	$3,038,768	6.6%	100.0%	2006/NAP	14,550	$5,050,000	60.2%
Walgreens – Glen Burnie, MD	$2,587,465	5.7%	100.0%	2005/NAP	14,490	$4,300,000	60.2%
Walgreens – Joliet, IL	$2,527,292	5.5%	100.0%	2000/NAP	15,120	$4,200,000	60.2%
Total/Weighted Average	$45,750,000	100.0%	100.0%		172,835	$76,030,000	60.2%

The following table presents certain information relating to the tenancies at the Walgreens-CVS Portfolio Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF	Occupancy Cost	Lease Expiration Date

Major Tenants
Walgreens	NR/Baa2/BBB	159,022(3)	92.0%(3)	$28.38(3)	$4,512,823(3)	92.6%(3)	Various(4)	Various(4)	Various(3)
CVS	NR/Baa1/BBB+	13,813	8.0%	$26.25	$362,651	7.4%	NAV	NAV	9/8/2024(5)
Occupied Collateral Total		172,835	100.0%	$28.21	$4,875,474	100.0%

Vacant Space		0	0.0%

Collateral Total		172,835	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 2016 totaling $89,823.
(3)	See “Lease Detail” table for property level information.
(4)	See “Historical Sales (PSF) and Occupancy Costs” table for property level sales and occupancy costs.
(5)	CVS has four, five-year lease renewal options.

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WALGREENS-CVS PORTFOLIO

The following table presents certain information relating to the leases at the Walgreens-CVS Portfolio Properties:

Lease Detail

Property Name – Location	Tenant NRSF	% of Portfolio NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Portfolio U/W Base Rent	Lease Expiration Date	Termination Option Date(1)
Walgreens – Edgewater, MD	14,820	8.6%	$34.55	$512,000	10.5%	5/31/2081	5/31/2031
Walgreens – Feasterville, PA	14,820	8.6%	$34.35	$509,000	10.4%	12/31/2080	12/31/2030
Walgreens – Glen Burnie, MD	14,490	8.4%	$33.33	$483,000	9.9%	7/31/2080	7/31/2030
Walgreens – Mechanicsville, NJ	14,820	8.6%	$31.30	$463,823	9.5%	3/31/2081	3/31/2031
Walgreens – Brick, NJ	14,550	8.4%	$30.93	$450,000	9.2%	2/28/2081	2/28/2031
Walgreens – West Hartford, CT	12,805	7.4%	$33.58	$430,000	8.8%	2/28/2081	2/28/2031
Walgreens – Baltimore, MD	13,677	7.9%	$30.64	$419,000	8.6%	12/31/2080	12/31/2030
CVS – Baton Rouge, LA	13,813	8.0%	$26.25	$362,651	7.4%	9/8/2024(2)	NAP
Walgreens – Decatur, IL	14,820	8.6%	$23.82	$353,000	7.2%	3/31/2081	3/31/2031
Walgreens – Elk City, OK	14,550	8.4%	$21.72	$316,000	6.5%	12/31/2080	12/31/2030
Walgreens – Joliet, IL	15,120	8.7%	$19.51	$295,000	6.1%	12/31/2059	12/31/2019
Walgreens – Taylorville, IL	14,550	8.4%	$19.38	$282,000	5.8%	2/28/2081	2/28/2031
Total/Weighted Average	172,835	100.0%	$28.21	$4,875,474	100.0%

(1)	The Walgreens leases are structured with 60- to 75-year terms with termination options following the initial 20 to 25 years of the lease and every five years thereafter with required notice periods ranging from 6 to 12 months. The termination options presented represent the first termination option for each respective property.
(2)	The CVS lease has four, five-year renewal options.

Historical Sales (PSF) and Occupancy Costs(1)

Property Name – Location	2012(2)	2013(2)	2014(2)	2015(2)	Occupancy Cost(3)
Walgreens – Edgewater, MD	$202	$204	$213	$206	16.8%
Walgreens – Feasterville, PA	$155	$157	$146	NAV	23.5%
Walgreens – Glen Burnie, MD	$253	$240	$247	$218	15.3%
Walgreens – Mechanicsville, NJ	$165	$167	$174	$163	19.2%
Walgreens – Brick, NJ	$286	$289	$255	$224	13.8%
Walgreens – West Hartford, CT	$184	$173	$174	$166	20.3%
Walgreens – Baltimore, MD	$230	$230	$219	NAV	14.0%
CVS – Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV
Walgreens – Decatur, IL	$154	$147	$143	$128	18.6%
Walgreens – Elk City, OK	$294	$315	$299	NAV	7.3%
Walgreens – Joliet, IL	$297	$311	$297	NAV	6.6%
Walgreens – Taylorville, IL	$162	$155	$147	$131	14.8%
Total/Weighted Average	$217(4)	$218(4)	$211(4)	$200(4)(5)	15.4%(4)

(1)	Sales exclude tobacco products, alcoholic and non-alcoholic beverages and reimbursed prescription items.
(2)	Sales are based on the trailing 12-month period ending on various dates ranging from January through December for each respective year.
(3)	Based on sales for the most recent period available for each property.

(4)	Per the Walgreens 2015 10-K filing, sales of reimbursed prescription items represent approximately 64.0% of total chain-wide sales. Based on this information, the estimated Weighted Average Sales PSF for 2012, 2013, 2014 and 2015 for the Walgreens-CVS Portfolio Properties including reimbursed prescription items would be approximately $602, $604, $585, and $556, respectively, resulting in a Weighted Average Occupancy Cost of approximately 5.6%.
(5)	Weighted Average 2015 Sales PSF assumes 2014 sales figures for tenants which have not yet reported 2015 sales information.

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WALGREENS-CVS PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the Walgreens-CVS Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	1	13,813	8.0%	13,813	8.0%	$362,651	7.4%	$26.25
2025	0	0	0.0%	13,813	8.0%	$0	0.0%	$0.00
2026	0	0	0.0%	13,813	8.0%	$0	0.0%	$0.00
Thereafter	11	159,022	92.0%	172,835	100.0%	$4,512,823	92.6%	$28.38
Vacant	0	0	0.0%	172,835	100.0%	$0	0.0%	$0.00
Total/Weighted Average	12	172,835	100.0%			$4,875,474	100.0%	$28.21

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents historical occupancy percentages at the Walgreens-CVS Portfolio Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	2/1/2016(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the leases.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Walgreens-CVS Portfolio Properties:

Cash Flow Analysis(1)

	2014	T9 Annualized 9/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$4,526,518	$4,531,452	$4,875,474(3)	82.7%	$28.21
Grossed Up Vacant Space	0	0	0	0.0	0.00
Total Reimbursables(2)	0	0	1,191,899	20.2	6.90
Other Income	0	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	(168,489)(4)	(2.9)	(0.97)
Effective Gross Income	$4,526,518	$4,531,452	$5,898,884	100.0%	$34.13

Total Operating Expenses(2)	$244,625	$252,000	$1,747,884	29.6%	$10.11

Net Operating Income	$4,281,893	$4,279,452	$4,151,000	70.4%	$24.02
TI/LC	0	0	26,590	0.5	0.15
Capital Expenditures	0	0	17,284	0.3	0.10
Net Cash Flow	$4,281,893	$4,279,452	$4,107,126	69.6%	$23.76

NOI DSCR	1.31x	1.31x	1.27x
NCF DSCR	1.31x	1.31x	1.26x
NOI DY	9.4%	9.4%	9.1%
NCF DY	9.4%	9.4%	9.0%

(1)	Operating history prior to 2014 is not available. All of the Walgreens-CVS Portfolio Properties are single-tenanted properties subject to triple net leases.
(2)	Historical Total Operating Expenses shown represent only the ground lease payments at the Walgreens – Edgewater, CVS – Baton Rouge and Walgreens – Glen Burnie properties, as all tenants are responsible for all operating expenses, real estate taxes and insurance premiums and pay such expenses directly.
(3)	U/W Base Rent include contractual rent steps through March 2016 totaling $89,823.
(4)	The underwritten economic vacancy is 3.5%. The Walgreens-CVS Portfolio Properties were 100.0% physically occupied as of February 1, 2016.

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WALGREENS-CVS PORTFOLIO

Appraisals. As of the appraisal valuation dates ranging from September 6, 2015 to September 15, 2015, the Walgreens-CVS Portfolio Properties had an aggregate “as-is” appraised value of $76,030,000. The apparaiser also concluded to a “Go-Dark” value of $43,580,000 for the Walgreens-CVS Portfolio Properties.

Environmental Matters. According to the Phase I environmental site assessments dated from September 18, 2015 to September 24, 2015, there were recognized environmental conditions (“RECs”) related to (i) a former gas station located at the CVS – Baton Rouge property; (ii) several former gas stations and auto repair facilities located at the Walgreens – Elk City property; (iii) a former gas station located at the Walgreens – Mechanicsville property; and (iv) the absence of tank closure documentation or regulatory closure for a former 3,000-gallon fuel-oil underground storage tank located at the Walgreens – West Hartford property.

In lieu of performing recommended Phase II investigations for the aforementioned RECs, a $4.0 million environmental insurance policy was obtained with a 10-year term and a three-year tail. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the Prospectus.

The Borrower. The borrower is Maple Plaza Drugstores, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Walgreens-CVS Portfolio Mortgage Loan. David Wilstein and Century Trust UDT are the guarantors of certain nonrecourse carveouts under the Walgreens-CVS Portfolio Mortgage Loan.

The Sponsors. The sponsors are David Wilstein and Leonard Wilstein. David Wilstein is the founder and president of Realtech Construction Co. (“Realtech”), one of Los Angeles’ oldest and largest commercial real estate development firms. Since Realtech’s founding in 1976, Mr. Wilstein has overseen more than 100 projects, including the 12-story Roar building in Beverly Hills and the 25-story Wells Fargo Center in Brentwood, California.

Escrows. The loan documents provide for ongoing monthly reserves in the amount of $14,403 for tenant improvements and leasing commissions (capped at $518,508). Ongoing monthly reserves for real estate taxes are not required as long as (i) no event of default has occurred and is continuing; (ii) each of the tenants of the Walgreens-CVS Portfolio Properties is obligated to and either are reimbursing the borrower for real estate taxes or are paying real estate taxes directly to the applicable taxing authority; (iii) if requested by the lender, the borrower provides acceptable evidence that real estate taxes have been paid; (iv) all leases are in full force and effect and neither the borrower or tenants are in default of any of their obligations; and (v) the debt service coverage based on a trailing three-month period is equal to or greater than 1.25x.

Ongoing monthly reserves for insurance premiums are not required as long as (i) no event of default has occurred and is continuing; (ii) the Walgreens-CVS Portfolio Properties are covered via an acceptable blanket insurance policy; (iii) each of the tenants of the Walgreens-CVS Portfolio Properties is obligated to and are either reimbursing the borrower for insurance premiums or are paying insurance premiums directly to the applicable insurance authority; (iv) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums; and (v) all leases are in full force and effect and neither the borrower or tenants are in default of any of its obligations. Notwithstanding the foregoing, ongoing monthly reserves for insurance premiums are not required for such Walgreens-CVS Portfolio Properties that elect to self-insure and maintain the self-insurance requirements as further outlined in the loan documents.

Lockbox and Cash Management. The Walgreens-CVS Portfolio Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct the tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds on deposit in the lockbox account are disbursed to the borrower. During a Cash Trap Event Period, all excess funds are required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio being less than 1.20x at the end of any calendar quarter; or (iii) Walgreens or its parent company has its long-term credit rating withdrawn, qualified or downgraded below BBB- by S&P (or an equivalent rating from Fitch or Moody’s). A Cash Trap Event Period will expire, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters; and with regard to clause (iii), upon Walgreens or its parent company’s long-term rating no longer being withdrawn, qualified or rated below BBB- by S&P (or an equivalent rating from Fitch or Moody’s).

Property Management. The Walgreens-CVS Portfolio Properties are managed by the tenants.

Assumption. The borrower has the two-time right to transfer the Walgreens-CVS Portfolio Properties, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates.

Right of First Offer. Walgreens has a right of first offer (“ROFO”) to purchase any of the Walgreens-CVS Portfolio Properties occupied by Walgreens. The ROFO is not extinguished by a foreclosure of the Walgreens-CVS Portfolio Properties; however the ROFO does not apply to a foreclosure or deed-in-lieu thereof.

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WALGREENS-CVS PORTFOLIO

Partial Release. Following the lockout period, and in connection with a bona-fide arm’s length sale, the borrower is permitted to partially release up to three of the Walgreens-CVS Portfolio Properties, subject to certain conditions including (i) the defeasance of a portion of the principal balance of the Walgreens-CVS Portfolio Mortgage Loan in an amount equal to the greater of (a) 125% of the released property’s allocated loan amount and (b) 100% of the net proceeds of the sale of the released property; (ii) the loan-to-value ratio with respect to the remaining properties will be no greater than the lesser of 65.0% or the loan-to-value-ratio of the Walgreens-CVS Portfolio Properties immediately prior to the release; (iii) the debt service coverage ratio with respect to the remaining properties will be no less than the debt service coverage ratio immediately prior to the release; (iv) the net cash flow debt yield with respect to the remaining properties will be no less than the greater of 8.5% and the net cash flow debt yield immediately prior to the release; (v) the lender receives rating agency confirmation from Fitch, Moody’s and Morningstar that the release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates; and (vi) the lender receives a legal opinion that the release satisfies REMIC requirements.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Additional Indebtedness. Not permitted.

Ground Lease. Three of the Walgreens-CVS Portfolio Properties are subject to ground leases: the Walgreens – Edgewater property is subject to a ground lease with Harvey W. Lee and the Lee Family Irrevocable Trust as ground lessor that expires on July 7, 2104; the CVS – Baton Rouge property is subject to a ground lease with The Succession of Jane Duplantier Kelley and the Duplantier Family Partnership as ground lessor that expires on September 8, 2029 with seven, five-year extension options; and the Walgreens – Glen Burnie property is subject to a ground lease with VEI Glen Burnie LLC as ground lessor that expires on July 31, 2080. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Ground Leases” in the Prospectus.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Walgreens-CVS Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. However, the borrower’s obligation to provide terrorism and business interruption insurance is suspended if the tenants elect to provide third party insurance or self-insure in accordance with its lease. Each of the Walgreens tenants is currently providing third-party insurance for its respective Walgreens-CVS Portfolio Properties that complies with the loan document requirements. The CVS tenant has provided notice of its elective to self-insure at the CVS – Baton Rouge property.

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A-3-40

TORRANCE CROSSROADS

THE HOME DEPOT
24431

BOX OF BAGELS

RUBY JEWELRY
NAILS
Flame Broiler

TORRANCE CROSSROADS

A-3-41

TORRANCE CROSSROADS

A-3-42

TORRANCE CROSSROADS

Torrance Crossroads
24427 & 24451 Crenshaw Boulevard
Torrance, CA 90505
Los Angeles International Airport
Inglewood
Los Angeles Southwest College
Imperial Hwy
Downtown Los Angeles 11 miles
El Segundo
Hawthorne
Hawthorne Municipal Airport
Robert F. Kennedy Medical Ctr.
Northrop Grumman
Dockweiler State Beach
METRO GREEN LINE
Harbor Freeway
120th St
El Segundo Blvd
135th St
Del Aire
Compton
Chevron Oil Refinery
Rosecrans Ave
Gardena
Manhattan Village
Marine Ave
Lawndale
Alondra Park
Manhattan Beach Blvd
Memorial Hospital of Gardena
Manhattan Beach County Park
Downtown Manhattan Beach
Manhattan Beach
Manhattan Beach Pier, Roundhouse Aquarium
Alondra Park Golf Course
El Camino College
Gardena Civic Center
Redondo Beach Blvd
166th St
Alondra Blvd
Artesia Blvd
Grant Ave
South Bay Galleria
182nd St
Hermosa Beach
Hermosa Beach Pier
Clark Stadium
Columbia Regional Park
190th St
Victoria St
Cal. State University - Dominguez Hills
Victoria Golf Course
South Bay Medical Center
Del Amo Blvd
Redondo Beach Pier
Redondo Beach
The Pier Shopping Center
LOS ANGELES COUNTY
Southbay Pavilion
Torrance Blvd
Torrance
Carson St
Pacific Ocean
Del Amo Fashion Center
Madrona Marsh Nature Preserve
Harbor UCLA Medical Center
223rd St
Redondo Beach State Park
Carson
Torrance Memorial Medical Center
235th St
Torrance Airport
Sepulveda Blvd
LOS ANGELES
Lomita Blvd
Lomita
Palos Verdes Estates
Palos Verdes Golf Course
Kaiser Permanente South Bay Medical Center
Pacific Coast Hwy
South Coast Botanic Garden
Harbor Park Muni. GC
Harbor Park
Wilmington
Los Angeles Harbor College
Anaheim St
Rolling Hills Country Club
Rolling Hills Estates
Palos Verdes Dr North
Harry Bridges Blvd
Rolling Hills
Western Ave
Downtown Long Beach 4 miles
VINCENT THOMAS BRIDGE
Rancho Palos Verdes
San Pedro
1st St
PORT OF LOS ANGELES
Terminal Island
Gaffey St
San Diego Fwy
Harbor Fwy
Santa Clarita
SANTA SUSANA MTS.
SAN GABRIEL MTS.
Simi Valley
Thousand Oaks
Burbank
Glendale
Pasadena
SAN MONICA MTS.
LOS ANGELES
Santa Monica
Inglewood
El Segundo
Torrance
Carson
Compton
Fullerton
ANAHEIM
LONG BEACH
Huntington Beach
Pacific Ocean

A-3-43

No. 5 – Torrance Crossroads

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:	$45,000,000			Specific Property Type:	Anchored
Cut-off Date Principal Balance:	$45,000,000			Location:	Torrance, CA
% of Initial Pool Balance:	5.1%			Size:	128,121 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$351.23
Borrower Name:	Torrance Shopping Towne, LLC			Year Built/Renovated:	1992/NAP
Sponsor:	Dorian Bilak; Sara V. Dumont			Title Vesting:	Fee
Mortgage Rate:	4.750%			Property Manager:	Self-managed
Note Date:	January 11, 2016			4th Most Recent Occupancy (As of):	100.0% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	100.0% (12/31/2012)
Maturity Date:	January 11, 2026			2nd Most Recent Occupancy (As of):	100.0% (12/31/2013)
IO Period:	120 months			Most Recent Occupancy (As of):	100.0% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (1/5/2016)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$3,531,255 (12/31/2012)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of)(2):	$3,943,884 (12/31/2013)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$4,030,354 (12/31/2014)
Additional Debt:	None			Most Recent NOI (As of):	$4,242,225 (12/31/2015)
Additional Debt Type:	NAP
				U/W Revenues:	$5,004,398
				U/W Expenses:	$1,054,499
				U/W NOI:	$3,949,899
				U/W NCF:	$3,909,902
				U/W NOI DSCR:	1.82x
Escrows and Reserves(1):				U/W NCF DSCR:	1.80x
				U/W NOI Debt Yield:	8.8%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	8.7%
Taxes	$168,907	$43,830	NAP	As-Is Appraised Value:	$74,500,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	November 18, 2015
Replacement Reserves	$0	$1,388	NAP	Cut-off Date LTV Ratio:	60.4%
TI/LC	$0	$0	NAP	LTV Ratio at Maturity or ARD:	60.4%

(1)	See “Escrows” section.

(2)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Torrance Crossroads Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering an anchored retail center located in Torrance, California (the “Torrance Crossroads Property”). The Torrance Crossroads Mortgage Loan was originated on January 11, 2016 by Wells Fargo Bank, National Association. The Torrance Crossroads Mortgage Loan had an original principal balance of $45,000,000, has an outstanding principal balance as of the Cut-off Date of $45,000,000 and accrues interest at an interest rate of 4.750% per annum. The Torrance Crossroads Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments throughout the loan term. The Torrance Crossroads Mortgage Loan matures on January 11, 2026.

Following the lockout period, the borrower has the right to defease the Torrance Crossroads Mortgage Loan in whole, but not in part, on any date before October 11, 2025. In addition, the Torrance Crossroads Mortgage Loan is prepayable without penalty on or after October 11, 2025.

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TORRANCE CROSSROADS

Sources and Uses

Sources			Uses
Original loan amount	$45,000,000	100.0%	Loan payoff(1)	$37,042,251	82.3%
			Reserves	168,907	0.4
			Closing costs	607,532	1.4
			Return of equity	7,181,310	16.0
Total Sources	$45,000,000	100.0%	Total Uses	$45,000,000	100.0%

(1)	The Torrance Crossroads Property was previously securitized in the WBCMT 2006-C24 transaction.

The Property. The Torrance Crossroads Property is an anchored retail property containing 128,121 square feet and located in Torrance, California, approximately 23.3 miles southwest of the Los Angeles central business district. Built in 1992 and situated on a 15.2-acre site, the Torrance Crossroads Property is anchored by Home Depot USA, Inc. (“Home Depot”)(94.6% of the net rentable area, 92.3% of underwritten base rent), which has been in occupancy since 1992. The remaining portion of the Torrance Crossroads Property is occupied by six inline tenants, none of which account for more than 1.1% of the net rentable area. The Torrance Crossroads Property is part of a larger retail center, which includes a Vons grocery store, Office Depot and additional inline space, which are not part of the collateral for the Torrance Crossroads Mortgage Loan. The Torrance Crossroads Property contains 985 surface parking spaces, accounting for a parking ratio of 7.7 spaces per 1,000 square feet of rentable area. As of January 5, 2016, the Torrance Crossroads Property was 100.0% occupied by seven tenants, and the Torrance Crossroads Property has been 100.0% occupied since 2005.

The following table presents certain information relating to the tenancies at the Torrance Crossroads Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost(2)	Lease Expiration Date

Major Tenants
Home Depot	A/A2/A	121,156	94.6%	$29.24(1)	$3,543,078(1)	92.3%	$636	6.1%	1/31/2028(3)
Total Major Tenants		121,156	94.6%	$29.24	$3,543,078	92.3%

Other Tenants		6,965	5.4%	$42.71	$297,472	7.7%

Occupied Collateral Total		128,121	100.0%	$29.98	$3,840,549	100.0%

Vacant Space		0	0.0%

Collateral Total		128,121	100.0%

(1)	The Annual U/W Base Rent PSF and Annual U/W Base Rent for Home Depot represent the tenant’s average rent over the loan term. Home Depot’s current in-place rent is $28.82 per square foot.
(2)	Sales and occupancy cost are for the trailing 12-month period ending October 31, 2015. Home Depot’s occupancy cost shown includes underwritten base rent, reimbursements and percentage rent equal to 1.0% of gross sales above $44.0 million.
(3)	Home Depot has four, five-year lease renewal options.

Historical Sales (PSF) and Occupancy Cost

Tenant	2010	2011	2012	2013	2014	TTM 10/31/2015	Current Occupancy Cost(1)
Home Depot	$510	$524	$562	$607	$612	$636	6.1%
(1)	Occupancy cost is based on the trailing 12-month period ending October 31, 2015 and includes underwritten base rent, reimbursements and percentage rent equal to 1.0% of gross sales above $44.0 million.

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TORRANCE CROSSROADS

The following table presents certain information relating to the lease rollover schedule at the Torrance Crossroads Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	1	977	0.8%	977	0.8%	$42,885	1.1%	$43.89
2016	2	2,608	2.0%	3,585	2.8%	$108,124	2.8%	$41.46
2017	1	1,105	0.9%	4,690	3.7%	$49,725	1.3%	$45.00
2018	0	0	0.0%	4,690	3.7%	$0	0.0%	$0.00
2019	1	975	0.8%	5,665	4.4%	$44,516	1.2%	$45.66
2020	0	0	0.0%	5,665	4.4%	$0	0.0%	$0.00
2021	0	0	0.0%	5,665	4.4%	$0	0.0%	$0.00
2022	0	0	0.0%	5,665	4.4%	$0	0.0%	$0.00
2023	0	0	0.0%	5,665	4.4%	$0	0.0%	$0.00
2024	1	1,300	1.0%	6,965	5.4%	$52,221	1.4%	$40.17
2025	0	0	0.0%	6,965	5.4%	$0	0.0%	$0.00
2026	0	0	0.0%	6,965	5.4%	$0	0.0%	$0.00
Thereafter	1	121,156	94.6%	128,121	100.0%	$3,543,078	92.3%	$29.24
Vacant	0	0	0.0%	128,121	100.0%	$0	0.0%	$0.00
Total/Weighted Average	7	128,121	100.0%			$3,840,549	100.0%	$29.98

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Torrance Crossroads Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	1/5/2016(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Torrance Crossroads Property:

Cash Flow Analysis

	2012	2013(1)	2014	2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,318,290	$3,716,116	$3,763,226	$3,963,334	$3,840,549	76.7%	$29.98
Grossed Up Vacant Space	0	0	0	0	0	0.0	0.00
Percentage Rent	185,773	230,170	283,925	289,225	267,773	5.4	2.09
Total Reimbursables	993,396	1,007,510	1,016,697	1,064,105	925,823	18.5	7.23
Other Income	1,178	5,149	24,720	2,098	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	0	(29,747)(2)	(0.6)	(0.23)
Effective Gross Income	$4,498,638	$4,958,945	$5,088,567	$5,318,762	$5,004,398	100.0%	$39.06

Total Operating Expenses	$967,383	$1,015,062	$1,058,213	$1,076,537	$1,054,499	21.1%	$8.23

Net Operating Income	$3,531,255	$3,943,884	$4,030,354	$4,242,225	$3,949,899	78.9%	$30.83
TI/LC	0	0	0	0	14,373	0.3	0.11
Capital Expenditures	0	0	0	0	25,624	0.5	0.20
Net Cash Flow	$3,531,255	$3,943,884	$4,030,354	$4,242,225	$3,909,902	78.1%	$30.52

NOI DSCR(3)	1.62x	1.81x	1.85x	1.95x	1.82x
NCF DSCR(3)	1.62x	1.81x	1.85x	1.95x	1.80x
NOI DY(3)	7.8%	8.8%	9.0%	9.4%	8.8%
NCF DY(3)	7.8%	8.8%	9.0%	9.4%	8.7%

(1)	The Net Operating Income increased from 2012 to 2013 due to a lease extension for Home Depot that commenced on February 1, 2013.

(2)	The underwritten economic vacancy is 0.8%. As of January 5, 2016, the Torrance Crossroads Property was 100.0% physically occupied by seven tenants.

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TORRANCE CROSSROADS

Appraisal. As of the appraisal valuation date of November 18, 2015, the Torrance Crossroads Property had an “as-is” appraised value of $74,500,000.

Environmental Matters. The Phase I environmental assessment dated January 5, 2016 identified a recognized environmental condition (“REC”) at the Torrance Crossroads Property due to the historic use of the adjacent property to the north/northwest as a gasoline and oil storage site and residual soil contamination. Unocal-Phillips has been identified as the responsible party, and the environmental assessment noted that risks to the Torrance Crossroads Property are further decreased by the engineering controls in place in the form of the buildings and asphalt paved parking areas and the non-residential use of the property. Further, the majority of the area in the path of potential contamination at the Torrance Crossroads Property appears to be surface parking, not collateral-owned buildings. The environmental assessment determined that no further action is necessary on the part of the Torrance Crossroads Property, other than monitoring the case status and cooperating with the responsible party as they continue remediation and monitoring.

The Phase I environmental assessment identified a second REC at the Torrance Crossroads Property due to groundwater contamination related to the adjacent property to the south, which houses a facility that manufactured fasteners for the aerospace industry. Lisi Aerospace/Hi-Shear Corporation has been identified as the responsible party and is undergoing remediation at the site. The environmental assessment noted that none of the collateral-owned buildings at the Torrance Crossroads Property appear to be within the affected area and that the Home Depot Building, which is closest to the affected area, is open-aired in the southern portion (used as the garden center) and is equipped with commercial grade HVAC systems, large bay doors and high ceilings, which should decrease potential vapor build-up inside the structure. Risks to the Torrance Crossroads Property are further decreased by the engineering controls in place in the form of the buildings and asphalt paved parking areas and the non-residential use of the property. The environmental assessment determined that no further action is necessary on the part of the Torrance Crossroads Property, other than monitoring the case status and cooperating with the responsible party as they continue remediation and monitoring.

Market Overview and Competition. The Torrance Crossroads Property is located in the city of Torrance, in the south-central portion of the South Bay area of Greater Los Angeles, approximately 21.4 miles southwest of the Los Angeles central business district and 13.1 miles southeast of Los Angeles International Airport. The city of Torrance is bordered by the cities of Lawndale and Gardena to the north; an unincorporated area of Los Angeles County to the east; the cities of Lomita, Rolling Hills Estates and Palos Verdes Estates to the south; and the city of Redondo Beach to the west. The Torrance Crossroads Property is located approximately four miles south of Interstate 405, which provides access to West Los Angeles, Beverly Hills and Century City to the northwest; and less than four miles west of Interstate 110, which provides access to San Pedro to the south and Pasadena to the northeast. The city of Torrance has significant retail development and is home to the Simon-owned Del Amo Fashion Center super-regional mall (approximately two miles northwest of the Torrance Crossroads Property), which contains approximately 3.0 million square feet of rentable area with seven anchor stores and over 300 inline retailers. According to the appraisal, the estimated 2015 population within a three- and five-mile radius of the Torrance Crossroads Property was 193,019 and 475,196, respectively, and median household income within the same radii was $68,375 and $69,646, respectively.

According to a third party market research report, the Torrance Crossroads Property is located within the Torrance submarket of the Los Angeles retail market. As of the fourth quarter of 2015, the submarket reported total inventory of 1,112 properties totaling approximately 17.5 million square feet with a 2.8% vacancy rate. The appraiser concluded to market rents for the Torrance Crossroads Property of $29.00 per square foot for the anchor space and $45.00 per square foot for inline space, both on a triple net basis.

The following table presents certain information relating to comparable retail anchor space leases for the Torrance Crossroads Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Midtown Crossing / Los Angeles, CA	2009/NAP	315,683	98%	19.6 miles	Lowes	February 2012 / 20 Yrs	145,000	$28.92	NNN
Plaza at Encinitas Ranch / Encinitas, CA	2002/NAV	105,896	100%	91.9 miles	Wal-Mart	July 2012 / 16 Yrs	95,000	$20.04	NNN
Edinger Plaza / Huntington Beach, CA	1963/2012	149,039	100%	29.0 miles	Dick’s Sporting Goods	August 2012 / 10 Yrs	48,000	$23.50	NNN
6255 East 2nd Street / Long Beach, CA	1961/NAV	49,299	100%	22.6 miles	Gelson’s Market	April 2014 / 15 Yrs	40,019	$27.00	NNN

(1)	Information obtained from the appraisal and a third party market report.

The Borrower. The borrower is Torrance Shopping Towne, LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Torrance Crossroads Mortgage Loan. Dorian Bilak and Sara V. Dumont are the guarantors of certain nonrecourse carveouts under the Torrance Crossroads Mortgage Loan.

The Sponsor. The loan sponsors are Dorian Bilak and Sara V. Dumont, who is the President and CEO of The Bilak Companies. Mr. Bilak has approximately 30 years of real estate experience in asset management, property acquisitions, construction, mortgage brokerage and loan management and has overseen the management, maintenance and leasing of over three million square feet of

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TORRANCE CROSSROADS

retail properties. As of January 2016, The Bilak Companies, along with its related management company, Dolmar, Inc., managed a portfolio of 20 retail properties in Arizona, California, Nevada, Oregon, Texas and Washington totaling approximately 2.1 million square feet, inclusive of the Torrance Crossroads Property.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $168,907 for real estate taxes. The loan documents provide for ongoing monthly escrows of $43,830 for real estate taxes and $1,388 for replacement reserves. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the Torrance Crossroads Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

Ongoing real estate tax escrows related to the Home Depot space are not required as long as (i) no event of default has occurred and is continuing; (ii) the Home Depot space is a separately assessed tax parcel and Home Depot is obligated to pay a portion of the related taxes directly to the taxing authority pursuant to the terms of its lease; (iii) the borrower provides the lender with timely proof of Home Depot’s payment of such taxes prior to delinquency.

Lockbox and Cash Management. Upon the occurrence of a Cash Trap Event Period (as defined below), the borrower will be required to establish a lender-controlled lockbox account and direct all tenants to deposit all rents directly into such lockbox account. Additionally, all revenues and other monies received by the borrower or property manager relating to the Torrance Crossroads Property will be deposited into the lockbox account. During a Cash Trap Event Period, all excess funds in the lockbox account are swept to a lender-controlled subaccount.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the occurrence of a Home Depot Event Period (as defined below); or (iii) the debt yield being less than 7.0% at the end of any calendar quarter. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon a Home Depot Event Period Cure (as defined below); or with respect to clause (iii), upon the debt yield being equal to or greater than 7.0% for two consecutive calendar quarters.

A “Home Depot Event Period” will occur upon the earlier of (a) a monetary default under the Home Depot lease; (b) Home Depot failing to occupy its entire space or failing to be open for business during customary hours; (c) Home Depot filing for bankruptcy or becoming insolvent; or (d) Home Depot terminating its lease, or Home Depot’s lease failing or ceasing to be in full force and effect.

A “Home Depot Event Period Cure” will occur upon (1) the Home Depot space being re-leased to one or more replacement tenants satisfactory to lender with such replacement tenants being in occupancy, open for business and paying full, unabated rent with all applicable tenant improvement costs and leasing commissions having been paid with a satisfactory estoppel certificate from each such replacement tenant affirming the foregoing; or (2), with respect to clause (a) above, upon the cure of such default with no other monetary default under the lease for two consecutive calendar quarters; with respect to clause (b) above, upon Home Depot resuming its normal business operations in its entire space and being open for business during customary hours for two consecutive calendar quarters; with respect to clause (c) above, upon the termination of such bankruptcy or insolvency proceedings, along with affirmation of the Home Depot lease; and with respect to clause (d) above, solely in the event that the Home Depot Event Period commences as a result of Home Depot’s lease failing or ceasing to be in full force and effect, upon any applicable default having been cured and the Home Depot lease being in full force and effect for two consecutive calendar quarters.

Property Management. The Torrance Crossroads Property is managed by an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the Torrance Crossroads Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Torrance Crossroads Property (provided that the borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if Terrorism Risk Insurance Program Reauthorization Act is no longer in effect), as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 19.0%.

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A-3-49

KEURIG GREEN MOUNTAIN

A-3-50

KEURIG GREEN MOUNTAIN

Keurig Green Mountain
53 South Avenue
Burlington, MA 01803
Wilmington
Billerica
Burlington
Bedford
Woburn
Lexington
Winchester
Concord
Medford
Arlington
Belmont
Somerville
Waltham
CAMBRIDGE
Boston 9 miles
MIDDLESEX COUNTY
Country Club of Billerica
Nutting Lake
Tel NEXX, Inc.
Middlesex Community College
Progress Software
Joule Unlimited Technologies
iRobot Corp.
MITRE Center
Bedford VA Medical Center
Patriot Golf Course
Spring Brook Park
Network Drive at Northwest Park
Citrix
Northwest Park
Burlington Mall
New England Executive Park
Oracle
IBM
Burlington Crossroads
Wayside Commons
Northeastern University - Burlington Campus
Simonds Park
Mill Pond Reservoir
Middlesex Superior Court
Forest Park
Woburn Mall
Mishawum Lake
MISHAWUM
Choate Medical Center
Horn Pond
Woburn Country Club
New England Rehabilitation Hospital
WINCHESTER CENTER
WEDGEMERE
Winchester County Club
Upper Mystic Lake
Lower Mystic Lake
WEST MEDFORD
MBTA LOWELL LINE
MBTA
Turkey Hill Park
Spy Pond
Lurie Center for Autism-Mass General
BMC Software
Integration Partners
CSA Medical
Agilent Technologies
MIT Lincoln Laboratory
Hanscom Field
Hanscom Air Force Base
MINUTEMAN NATIONAL HISTORIC PARK
Willards Woods
Pine Meadows Country Club
Lexington Golf Club
Lincoln Park
The Great Meadow
Shire
Concert Pharmaceuticals
Synageva Biopharma
Constant Contact
Autodesk
Belmont Country Club
Cambridge Reservoir
Concord River
Allen Rd
Cook St
Bicknell Rd
Westwood St
Fox Hill Rd
Cambridge St
Lexington Rd
Middlesex Tpke
Bedford St
Terrace Hall Ave
Lexington St
Winn St
Center St
School St
Wyman St
Salem St
Montvale Ave
Green St
Bedford Rd
Russell St
East St
Adams St
Lowell St
Hartwell Ave
Massachusetts Ave
Woburn St
Winchester Dr
Ridge St
High St
Mystic St
Main St
Washington St
Highland Ave
Bacon St
Grove St
Waltham St
Marrett Rd
Cambridge Tpke
Spring St
Smith St
Summer St
Concord Ave
Gray St
River St
Winter St
Trapelo Rd
3
3A
4
62
95
128
2
2A
38
16
NEW HAMPSHIRE
MAINE
MASSACHUSETTS
CONN.
RHODE ISLAND
Atlantic Ocean
Massachusetts Bay
Cape Cod Bay
CAPE COD NATIONAL SEASHORE
Claremont
Concord
Rochester
Portsmouth
Keene
Manchester
Merrimack
Hampton
Newburyport
Nashua
Haverhill
Lawrence
Lowell
Gloucester
Fitchburg
Leominster
Burlington
Peabody
Salem
Lynn
Cambridge
BOSTON
Worcester
Framingham
Newton
Quincy
Brockton
Plymouth
Provincetown
Woonsocket
Taunton
Providence
Pawtucket
Cranston
Warwick
Fall River
New Bedford
Barnstable
Harwich
Chatham

A-3-51

No. 6 – Keurig Green Mountain

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$27,895,480			Specific Property Type:	Suburban
Cut-off Date Principal Balance(1):	$27,895,480			Location:	Burlington, MA
% of Initial Pool Balance:	3.2%			Size:	280,560 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF(1):	$277.64
Borrower Name:	ARCP OFC Burlington MA (Phase 2), LLC			Year Built/Renovated:	2014/NAP
Sponsor:	Cole Corporate Income Operating Partnership II, LP			Title Vesting:	Fee
Mortgage Rate:	4.300%			Property Manager:	Self-managed
Note Date:	October 7, 2015			4th Most Recent Occupancy(3):	NAP
Anticipated Repayment Date:	November 1, 2020			3rd Most Recent Occupancy(3):	NAP
Maturity Date:	November 1, 2030			2nd Most Recent Occupancy(3):	NAP
IO Period:	60 months			Most Recent Occupancy (As of):	100.0% (12/31/2014)
Loan Term (Original):	60 months			Current Occupancy (As of):	100.0% (2/1/2016)
Seasoning:	3 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, ARD
Interest Accrual Method:	Actual/360			4th Most Recent NOI(3):	NAP
Call Protection:	L(27),GRTR 1% or YM(29),O(4)			3rd Most Recent NOI(3):	NAP
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI(3):	NAP
Additional Debt(1):	Yes			Most Recent NOI(3):	NAP
Additional Debt Type(1):	Pari Passu

				U/W Revenues:	$10,112,224
				U/W Expenses:	$2,559,069
				U/W NOI:	$7,553,155
				U/W NCF:	$6,991,512
				U/W NOI DSCR(1):	2.22x
Escrows and Reserves(2):				U/W NCF DSCR(1):	2.05x
				U/W NOI Debt Yield(1):	9.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	9.0%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$121,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	July 28, 2015
Replacement Reserves	$0	$0	NAP	Cut-off Date LTV Ratio(1):	64.4%
TI/LC Reserve	$0	$0	NAP	LTV Ratio at Maturity or ARD(1):	64.4%

(1)	The Keurig Green Mountain Whole Loan (as defined below), with an original principal balance totaling $77,895,480, is comprised of two pari passu notes (Notes A-1 and A-2). The non-controlling Note A-2 had an original principal balance of $27,895,480, has an outstanding balance as of Cut-off Date of $27,895,480 and will be contributed to the WFCM 2016-NXS5 Trust. The controlling Note A-1 had an original principal balance of $50,000,000 and was contributed to the WFCM 2015-NXS4 Trust. All statistical information related to the balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Keurig Green Mountain Whole Loan.

(2)	See “Escrows” section.

(3)	The Keurig Green Mountain Property was constructed in 2014, therefore historical operating information is not available.

The Mortgage Loan. The mortgage loan is part of a whole loan (the “Keurig Green Mountain Whole Loan”) that is evidenced by two pari passu promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering the fee interest in an office building located in Burlington, Massachusetts (the “Keurig Green Mountain Property”). The Keurig Green Mountain Whole Loan was originated on October 7, 2015 by Wells Fargo Bank, National Association. The Keurig Green Mountain Whole Loan had an original principal balance of $77,895,480, has an outstanding principal balance as of the Cut-off Date of $77,895,480 and accrues interest at an interest rate of 4.300% per annum. The Keurig Green Mountain Whole Loan had an initial term of 60 months, has a remaining term of 57 months as of the Cut-off Date and requires interest-only payments through the Anticipated Repayment Date (“ARD”). The ARD is November 1, 2020 and the final maturity date is November 1, 2030. In the event the Keurig Green Mountain Whole Loan is not paid off in full on or before the ARD, the borrower will be required to make payments of principal and interest based on an interest rate equal to the initial mortgage rate plus 3.000% per annum. The ARD automatically triggers a Cash Trap Event Period (see “Lockbox and Cash Management” section) whereby all excess cash flow will be used to pay down the principal balance of the Keurig Green Mountain Whole Loan. See “Description of the Mortgage Pool—ARD Loan” and “—Whole Loans—The Keurig Green Mountain Whole Loan” in the Prospectus.

Note A-2, which will be contributed to the WFCM 2016-NXS5 Trust, had an original principal balance of $27,895,480, has an outstanding balance as of the Cut-off Date of $27,895,480 and represents the non-controlling interest in the Keurig Green Mountain

A-3-52

KEURIG GREEN MOUNTAIN

Whole Loan. Note A-1 (the “Keurig Green Mountain Companion Loan”), which was contributed to the WFCM 2015-NXS4 Trust, had an original principal balance of $50,000,000 and represents the controlling interest in the Keurig Green Mountain Whole Loan.

Following the lockout period, the borrower has the right to prepay the Keurig Green Mountain Whole Loan in whole, but not in part, on any date before August 1, 2020, provided that the borrower pay the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the Keurig Green Mountain Whole Loan is prepayable without penalty on or after August 1, 2020.

Sources and Uses

Sources			Uses
Original Whole Loan amount	$77,895,480	64.5%	Purchase price	$119,839,200	99.3%
Sponsor’s new cash contribution	42,807,675	35.5	Closing costs	863,955	0.7

Total Sources	$120,703,155	100.0%	Total Uses	$120,703,155	100.0%

The Property. The Keurig Green Mountain Property is a six-story, class A office building totaling 280,560 square feet and located in Burlington, Massachusetts, approximately 12.5 miles northwest of the Boston central business district. Built in 2014, the Keurig Green Mountain Property is situated on a 3.8-acre parcel. The Keurig Green Mountain Property is comprised of six stories of office space above four levels of above-ground garage parking. The Keurig Green Mountain Property was constructed on a build-to-suit basis for Keurig Green Mountain, Inc. (“Keurig”) and is attached via skybridge to an adjacent 150,673 square foot research and development facility (which the sponsor also owns but is not part of the collateral for the Keurig Green Mountain Whole Loan), which is also 100.0% leased to Keurig. Amenities at the Keurig Green Mountain Property include a fitness center, cafeteria, coffee bar on each floor, executive suites, a rooftop patio and four levels of above-ground garage parking. The Keurig Green Mountain Property contains 512 parking spaces (451 garage spaces and 61 surface spaces), which results in a parking ratio of 1.8 spaces per 1,000 square feet of rentable area, and has access to an additional 363 surface spaces on an adjacent parcel via a permanent easement agreement, equating to 875 total parking spaces and a parking ratio of 3.1 spaces per 1,000 square feet of rentable area.

According to news reports, the Keurig Green Mountain Property serves as a critical location for Keurig and is reportedly the largest build-to-suit lease in New England. The Keurig Green Mountain Property and the connected research and development building create a campus-like setting, allowing Keurig to consolidate resources in a single location, providing for enhanced collaboration while expanding innovation efforts and new product development capabilities. Keurig is a personal beverage system company widely known for its “pod” system of individual home coffee brewers. As of February 2015, Keurig had more than 6,000 employees, 80 brands and 575 beverage varieties. Keurig is a market-leader within the home beverage industry. In February 2014, the Coca-Cola Company purchased a 10.0% stake in Keurig, and increased their interest to 16.0% in May 2014. As of February 1, 2016, the Keurig Green Mountain Property was 100.0% leased.

In December 2015, it was announced that Keurig agreed to be acquired by an investor group led by private equity firm JAB Holding Co. (“JAB”) for approximately $13.9 billion. JAB, which has a controlling stake in Jacobs Douwe Egberts (one of the largest coffee companies in the world) and also owns Peet’s Coffee & Tea and Caribou Coffee, agreed to pay $92.00 per share to buy Keurig, an approximately 78.0% premium over the company’s closing price as of December 4, 2015. JAB indicated that it would operate Keurig as an independent, private subsidiary.

The following table presents certain information relating to the tenancy at the Keurig Green Mountain Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Keurig	NR/NR/NR	280,560	100.0%	$29.90	$8,388,744	100.0%	11/14/2029(1)
Occupied Collateral Total		280,560	100.0%	$29.90	$8,388,744	100.0%

Vacant Space		0	0.0%

Collateral Total		280,560	100.0%

(1)	Keurig has four, five-year lease renewal options.

A-3-53

KEURIG GREEN MOUNTAIN

The following table presents certain information relating to the lease rollover schedule at the Keurig Green Mountain Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	280,560	100.0%	280,560	100.0%	$8,388,744	100.0%	$29.90
Vacant	0	0	0.0%	280,560	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	280,560	100.0%			$8,388,744	100.0%	$29.90
(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Keurig Green Mountain Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(2)	2/1/2016(3)
NAP	NAP	NAP	100.0%	100.0%

(1)	The Keurig Green Mountain Property was constructed in 2014, therefore historical operating information is not available.

(2)	Information obtained from the Keurig lease.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Keurig Green Mountain Property:

Cash Flow Analysis(1)

	In-Place	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$8,388,744	$8,388,744	83.0%	$29.90
Grossed Up Vacant Space	0	0	0.0	0.00
Total Reimbursables	0	2,142,917	21.2	7.64
Other Income	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	(419,437)(2)	(4.1)	(1.50)
Effective Gross Income	$8,388,744	$10,112,224	100.0%	$36.04

Total Operating Expenses	$0	$2,559,069(3)	25.3%	$9.12

Net Operating Income	$8,388,744	$7,553,155	74.7%	$26.92
TI/LC	0	491,503	4.9	1.75
Capital Expenditures	0	70,140	0.7	0.25
Net Cash Flow	$8,388,744	$6,991,512	69.1%	$24.92

NOI DSCR(4)	2.46x	2.22x
NCF DSCR(4)	2.46x	2.05x
NOI DY(4)	10.8%	9.7%
NCF DY(4)	10.8%	9.0%
(1)	The Keurig Green Mountain Property was constructed in 2014, therefore historical operating information is not available.

(2)	The underwritten economic vacancy is 5.0%. The Keurig Green Mountain Property is 100.0% leased as of February 1, 2016.

(3)	Keurig benefits from a Tax Increment Financing (“TIF”), which results in a reduced property tax expense relating to Keurig. The TIF will expire in 2029. Current taxes were underwritten, of which Keurig is responsible for the payment.

(4)	DSCRs and debt yields are based on the Keurig Green Mountain Whole Loan.

A-3-54

KEURIG GREEN MOUNTAIN

Appraisal. As of the appraisal valuation date of July 28, 2015, the Keurig Green Mountain Property had an “as-is” appraised value of $121,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated June 19, 2015, the historical activities prior to construction of the Keurig Green Mountain Property represent a controlled recognized environmental condition. Tyco Electronics, now known as TE Connectivity (rated “A-“ by both S&P and Fitch), the responsible party, will continue periodic limited groundwater monitoring and remediation activities as a result of the discovery of volatile organic compounds in the 1980’s. Substantial remediation activities also occurred prior to the redevelopment of the site.

Market Overview and Competition. The Keurig Green Mountain Property is located in Burlington, Massachusetts, approximately 12.5 miles northwest of the Boston central business district. The Keurig Green Mountain Property benefits from its location along the Route 128 (Interstate 95 – located 0.5 miles south) loop, which affords accessibility to other regional highways and the Boston central business district. The Route 128 corridor is considered a technology hub due to the numerous higher educational institutions in the Boston area. In 2014, Massachusetts-based companies received over $3.5 billion in venture capital investment, behind only California in terms of total investment. In addition, during 2014, 23 Boston-area companies completed IPOs for a total of $2.5 billion. Over 40.0% of college graduates stay in the Boston area after graduation, leading to a young, highly educated workforce.

The Keurig Green Mountain Property also benefits from surrounding retail uses and executive housing. Located directly east of the Keurig Green Mountain Property is the Simon-owned Burlington Mall, an approximate one-million square foot super regional mall anchored by Macy’s, Sears, Lord & Taylor and Nordstrom. Moreover, the nearby Third Avenue mixed-use redevelopment, anchored by Wegman’s and luxury retailers, such as Mitchell Gold and Carter’s Diamond and Fine Jewelers, will create a high-end shopping and restaurant destination similar to Boston’s Back Bay but in a suburban setting. These developments have been fueled by Burlington’s demographics: according to the appraisal, the estimated 2015 population within a three- and five-mile radius of the Keurig Green Mountain Property is 55,062 and 161,692, respectively, and the average household income within the same three- and five-mile radii was $136,940 and $133,170, respectively. According to the appraisal, the median home value within a one-mile radius of the Keurig Green Mountain Property is $682,584.

According to a third-party market research report, the Keurig Green Mountain Property is located within the Route 128 North submarket of the Boston office market. As of the third quarter of 2015, the submarket reported an inventory of 86 office properties totaling approximately 13.0 million square feet with a 9.7% vacancy rate. The Burlington office micro-market exhibited an 8.7% vacancy rate based on a total inventory of 8.1 million square feet during the same time period. The rental rates in Burlington increased 19.0% from 2013 to 2014. The appraiser concluded to a market rent for the Keurig Green Mountain Property of $30.00 per square foot, triple-net.

The following table presents certain information relating to comparable office leases for the Keurig Green Mountain Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	NNN/ MG/ FSG
400 Wheeler Road / Burlington, MA	2017/NAP	280,000	100%	0.7 mile	Millipore	July 2017 / 15 Yrs	280,000	$30.60	NNN
400 First Avenue / Needham, MA	2015/NAP	280,892	100%	14.6 miles	TripAdvisor	June 2015 / 15.7 Yrs	280,892	$33.00	NNN
275 Wyman Street / Waltham, MA	2015/NAP	302,000	100%	6.4 miles	Vista Print	August 2015 / 11 Yrs	302,000	$38.50	NNN
500 Totten Pond Road / Waltham, MA	2016/NAP	245,000	92%	7.1 miles	Wolverine Worldwide	July 2016 / 7 Yrs	155,000	$33.99	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower is ARCP OFC Burlington MA (Phase 2), LLC, a Delaware limited liability company and single purpose entity with two independent directors. Cole Corporate Income Operating Partnership II, LP is the guarantor of certain nonrecourse carveouts under the Keurig Green Mountain Whole Loan.

The Sponsor. The sponsor is Cole Corporate Income Operating Partnership II, LP, a subsidiary of Cole Office & Industrial REIT, Inc. (“CCIT II”). Formed in February 2013, CCIT II primarily acquires office and industrial properties leased on a long-term basis to creditworthy tenants. As of August 31, 2015 CCIT II owned 25 properties comprising approximately 7.7 million square feet of commercial space in 15 states, acquired for a total cost of approximately $783.8 million. CCIT II is an investment program of Cole Capital, the investment manager with over 35 years of commercial real estate experience, with real estate acquisitions exceeding $20.0 billion since inception. American Realty Capital, who purchased Cole Capital in February 2014, revealed prior accounting irregularities and restated earnings for several periods. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. The loan documents do not require monthly escrows for real estate taxes provided the following conditions are met: (i) no event of default has occurred and is continuing and (ii) the borrower has provided the lender with timely proof of full payment. The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the Keurig Green Mountain Property is insured under an acceptable blanket insurance policy and (iii) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums.

A-3-55

KEURIG GREEN MOUNTAIN

Lockbox and Cash Management. The Keurig Green Mountain Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct the tenant to pay its rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Trap Event Period, all funds are required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence of an event of default; (ii) the debt service coverage ratio being less than 1.85x at the end of any fiscal quarter; (iii) the occurrence of an Anchor Tenant Trigger Event (as defined below); and (iv) the ARD, if the Keurig Green Mountain Whole Loan has not been repaid in full. A Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.90x for six consecutive calendar months; and with regard to clause (iii), upon the occurrence of an Anchor Tenant Cure Event (as defined below). A Cash Trap Event period triggered by clause (iv) will not expire until the full repayment of the Keurig Green Mountain Whole Loan.

An “Anchor Tenant Trigger Event” will occur upon the earlier of (1) any voluntary or involuntary bankruptcy filing filed by or against Keurig (including any successors, assigns, or any replacement tenant); (2) Keurig going dark; (3) the occurrence of a default under the Keurig lease that exists beyond any applicable notice and cure period and results in the termination of the Keurig lease; and (4) Keurig’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as tested quarterly, falling below $177.0 million.

An “Anchor Tenant Cure Event” means, with regard to clause (1), upon Keurig emerging from bankruptcy and the lease being affirmed, assumed or assigned pursuant to a bankruptcy court or, if rejected, at least 90.0% of the Keurig Green Mountain Property has been re-tenanted to an acceptable replacement tenant or tenants who are in occupancy and paying full, unabated rent; with regard to clause (2), Keurig (including any successors, assigns, or any replacement tenant) being in occupancy of at least 90.0% of the Keurig Green Mountain Property and paying full unabated rent; with regard to clause (3), the date on which at least 90.0% of the Keurig Green Mountain Property has been re-tenanted to an acceptable replacement tenant or tenants who are in occupancy and paying full, unabated rent; and with regard to clause (4), the earlier of (a) Keurig’s quarterly EBITDA being greater than $177.0 million or (b) the balance of the excess cash flow subaccount equaling or exceeding $10.6 million (which equals one year of rent and reimbursements for Keurig), provided that Keurig’s EBITDA is greater than $118.0 million for such calendar quarter (stated differently: if Keurig’s EBITDA, as tested quarterly, falls below $118.0 million, the excess cash flow sweep will continue uncapped until such EBITDA exceeds $118.0 million). For calculation of the EBITDA triggers, Keurig’s initial EBITDA as stated in the loan documents is $235,998,000 as of June 27, 2015. Last, Keurig is required to provide a letter of credit to the borrower totaling approximately $3.1 million (the “Keurig LOC”) if Keurig’s EBITDA falls below $50.0 million prior to September 22, 2022 for two consecutive calendar quarters. The lease authorizes the borrower to draw on the Keurig LOC, and the loan documents require the borrower to draw upon the Keurig LOC. The Keurig LOC proceeds are considered rents that must be deposited into lender-controlled accounts (see “Lockbox and Cash Management” section).

Property Management. The Keurig Green Mountain Property is managed by an affiliate of the borrower.

Assumption. The borrower has a two-time right to transfer the Keurig Green Mountain Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the transferee satisfies certain specified criteria including value of real estate owned or under management and experience, or the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates and similar confirmations from each rating agency rating any securities backed by the Keurig Green Mountain Companion Loan.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Keurig Green Mountain Property (provided that the borrower is not required to pay terrorism insurance premiums in excess of two times the premium for all risk and business interruption coverage if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect), as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-56

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A-3-57

BOISE HOTEL PORTFOLIO

Holiday Inn Boise Airport

FAIRFIELD INN
Marriott

Hampton Inn Boise Airport

Fairfield Inn by Mariott Boise Airport

LA QUINTA

La Quinta Inn & Suites Boise Airport

A-3-58

BOISE HOTEL PORTFOLIO

Boise Hotel Portfolio
1 Holiday Inn Boise Airport Boise, ID
2 Hampton Inn Boise Airport Boise, ID
3 Fairfield Inn by Marriott Boise Airport Boise, ID
4 La Quinta Inn & Suites Boise Airport Boise, ID
BOISE
Garden City
Downtown
Boise Junction
South Boise Village
Vistas
ADA COUNTY
Boise Airport
State Capitol
Boise State University
Winstead Park
Westgate Shopping Center
Saint Alphonsus Regional Medical Center
Boise Town Square
Kathryn Albertson Park
Ann Morrison Park
Zoo Boise
Boise Centre
CenturyLink Arena Boise
Boise Little Theater
VA Medical Center
St. Luke's Health System
Taco Bell Arena
Albertsons Stadium
Vista Village Shopping Center
Cassia Park
Bowden Park
Borah Park
Hillcrest Plaza
Overland Park Shopping Center
The Boise Spectrum
Mantou Park
Hillcrest Country Club
Eagles Park
Shoshone Park
Owyhee Park
W. Northview St
W. Fairview Ave
W. Main St
W. Chinden Blvd
W. State St
N. 27th St
N. 16th St
N. 13th St
N. 8th St
W. Fort St
Emerald St
Franklin Rd
Crescent Rim Dr
S. Americana Blvd
W. River St
Capitol Blvd
W. Front St
W. Myrtle St
University Dr
Rose Hill St
W. Beacon St
W. Boise Ave
W. Overland Rd
W. Victory Rd
W. Gowen Rd
N. Cole Rd
S. Cole Rd
N. Curtis Rd
S. Curtis Rd
S. Orchard St
S. Roosevelt St
S. Latah St
S. Owyhee St
S. Vista Ave
S. Federal Way
S. Broadway Ave
Boise River
184
84
26
BRITISH COLUMBIA
ALBERTA
CANADA
U.S.
Spokane
Coeur d'Alene
Sandpoint
Kalispell
Shelby
Great Falls
WA
Pullman
Lewiston
Walla Walla
Missoula
MONTANA
Helena
Butte
Bozeman
OREGON
IDAHO
BOISE
Weiser
Ontario
Caldwell
Nampa
Mountain View
Idaho Falls
Rexburg
Jackson
WY
Blackfoot
Pocatello
Twin Falls
Logan
NEVADA
UTAH

A-3-59

No. 7 – Boise Hotel Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Silverpeak Real Estate Finance LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Hospitality
Original Principal Balance:	$26,880,000			Specific Property Type(2):	Various
Cut-off Date Principal Balance:	$26,880,000			Location:	Boise, ID
% of Initial Pool Balance:	3.1%			Size:	303 Rooms
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Room:	$88,713
Borrower Names:	BHH HI, LLC; BHH HA, LLC; BHH M, LLC; BHH Q, LLC			Year Built/Renovated:	Various – See Table
Sponsors:	James Burgess; Jeff Burgess			Title Vesting:	Fee
Mortgage Rate:	5.650%			Property Manager:	Self-Managed
Note Date:	January 22, 2016			4th Most Recent Occupancy(3):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(3):	NAV
Maturity Date:	February 6, 2026			2nd Most Recent Occupancy(3):	NAV
IO Period:	None			Most Recent Occupancy (As of)(3):	77.1% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	81.7% (TTM 11/30/2015)
Seasoning:	0 months
Amortization Term (Original):	300 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(3):	NAV
Call Protection:	L(24),D(93),O(3)			3rd Most Recent NOI(3):	NAV
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$2,792,224 (12/31/2014)
Additional Debt:	No			Most Recent NOI (As of):	$3,653,091 (TTM 11/30/2015)
Additional Debt Type:	NAP
				U/W Revenues:	$9,267,014
				U/W Expenses:	$5,790,971
				U/W NOI:	$3,476,042
				U/W NCF:	$3,105,362
				U/W NOI DSCR:	1.73x
Escrows and Reserves(1):				U/W NCF DSCR:	1.55x
				U/W NOI Debt Yield:	12.9%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	11.6%
Taxes	$92,165	$30,722	NAP	As-Is Appraised Value(4):	$38,400,000
Insurance	$57,357	$5,214	NAP	As-Is Appraisal Valuation Date(4):	Various – See Table
FF&E Reserves	$0	Springing	NAP	Cut-off Date LTV Ratio(4):	70.0%
PIP Reserve	$933,405	NAP	NAP	LTV Ratio at Maturity or ARD(4):	53.6%

(1)	See “Escrows” section.

(2)	The Boise Hotel Portfolio Properties are comprised of three limited-service hotels (Hampton Inn Boise Airport, Fairfield Inn by Marriott Boise Airport and La Quinta Inn & Suites Boise Airport) and one full-service hotel (Holiday Inn Boise Airport).

(3)	See “Cash Flow Analysis” section.

(4)	The appraiser also concluded to an “as-stabilized” appraised value of $42,200,000 as of January 1, 2018 (Fairfield Inn by Marriott Boise Airport) and January 1, 2019 (Hampton Inn Boise Airport; Holiday Inn Boise Airport; La Quinta Inn & Suites Boise Airport), which would indicate a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 63.7% and 48.7%, respectively

The Mortgage Loan. The mortgage loan (the “Boise Hotel Portfolio Mortgage Loan”) is evidenced by a promissory note that is secured by a first mortgage encumbering the fee interest in three limited-service hotels and one full-service hotel located in Boise, Idaho (the “Boise Hotel Portfolio Properties”). The Boise Hotel Portfolio Mortgage Loan was originated on January 22, 2016 by Silverpeak Real Estate Finance LLC. The Boise Hotel Portfolio Mortgage Loan had an original principal balance of $26,880,000, has an outstanding principal balance as of the Cut-off Date of $26,880,000 and accrues interest at a rate of 5.650% per annum. The Boise Hotel Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of principal and interest based on a 25-year amortization schedule. The Boise Hotel Portfolio Mortgage Loan matures on February 6, 2026.

Following the lockout period, the borrowers have the right to defease the Boise Hotel Portfolio Mortgage Loan in whole, or in part, on any payment date before December 6, 2025. In addition, the Boise Hotel Portfolio Mortgage Loan is prepayable without penalty on or after December 6, 2025.

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BOISE HOTEL PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$26,880,000	100.0%	Loan payoff	$14,102,267	52.5%
			Reserves	1,082,926	4.0
			Closing costs	600,694	2.2
			Return of equity	11,094,113	41.3
Total Sources	$26,880,000	100.0%	Total Uses	$26,880,000	100.0%

The Properties. The Boise Hotel Portfolio Properties are comprised of three limited-service hotels (Hampton Inn Boise Airport, Fairfield Inn by Marriott Boise Airport and La Quinta Inn & Suites Boise Airport) and one full-service hotel (Holiday Inn Boise Airport) located in Boise, Idaho and totaling 303 rooms. The Boise Hotel Portfolio Properties are located less than one mile north of the Boise Airport, approximately three miles south of Boise State University and approximately 3.5 miles south of downtown Boise. Built between 1995 and 2007 and renovated from 2009 to 2015, the Boise Hotel Portfolio Properties were acquired by the sponsors in 2013.

The Holiday Inn Boise Airport, Hampton Inn Boise Airport and Fairfield Inn by Marriott Boise Airport properties are situated at the northwest corner of the intersection of Interstate 84 and South Vista Avenue, a four lane thoroughfare that provides access from the Boise Airport to downtown Boise. The La Quinta Inn & Suites Boise Airport property is located along South Vista Avenue, approximately 0.7 miles northwest of the other three properties.

The following table presents certain information relating to the Boise Hotel Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Rooms	Cut-off Date Balance Per Room	Year Built/ Renovated	Appraised Value	Allocated Cut-Off Date LTV
Holiday Inn Boise Airport	$10,780,000	40.1%	119	$90,588	2007/2011	$15,400,000	70.0%
Hampton Inn Boise Airport	$6,580,000	24.5%	63	$104,444	1995/2009	$9,400,000	70.0%
Fairfield Inn by Marriott Boise Airport	$5,390,000	20.1%	61	$88,361	1995/2015	$7,700,000	70.0%
La Quinta Inn & Suites Boise Airport	$4,130,000	15.4%	60	$68,833	1995/2014	$5,900,000	70.0%
Total/Weighted Average	$26,880,000	100.0%	303	$88,713		$38,400,000	70.0%

Holiday Inn Boise Airport

The Holiday Inn Boise Airport property is a four story, 119-room full-service hotel situated on a 2.5 acre site. The Holiday Inn Boise Airport property opened for business in 2007 as a Cambria Suites, and was converted to a Holiday Inn in 2011.

Property amenities at the Holiday Inn Boise Airport property include an indoor swimming pool and whirlpool, fitness room, lobby workstation, market pantry, guest laundry room, and three meeting spaces totaling 2,207 square feet. The Holiday Inn Boise Airport property’s restaurant, Etc., is located adjacent to the lobby and offers a breakfast buffet, dinner, and evening drinks. The Holiday Inn Boise Airport property’s guestroom configuration includes 71 king rooms, 3 queen rooms, 31 queen/queen rooms, 2 one-bedroom suites, 2 two-bedroom suites, 7 ADA-compliant rooms, and 3 double rooms. Guestrooms feature a 37-inch flat-panel television, work desk with chair, sleeper sofa, armchair, small refrigerator, microwave, and coffeemaker. The Holiday Inn Boise Airport property features 120 surface parking spaces, reflecting a parking ratio of 1.0 space per room.

The franchise agreement with IHG expires in May 2023.

Hampton Inn Boise Airport

The Hampton Inn Boise Airport property is a 63-room limited-service hotel situated on a 1.1 acre site. The three-story property was developed as a Hampton Inn in 1995 and was extensively renovated in 2009. In order to remain compliant with the current Hilton Property Improvement Plan (“PIP”), exterior renovations, including the replacement of the roof, are required to be completed by the end of 2016, and guestroom renovations are required to be completed by the end of 2017. Guestroom renovations will include new soft goods, case goods, wallcovering, and carpeting. A $933,405 ($14,816 per key) reserve was required at origination in connection with the PIP.

Property amenities at the Hampton Inn Boise Airport property include an indoor swimming pool and whirlpool, a fitness room, business center, market pantry, vending areas, and a breakfast dining area. The property’s guestroom configuration includes 21 king rooms, 20 queen/queen rooms and 22 king study suites. Guestrooms feature a 37-inch flat-panel television, work desk with chair, armchair, dresser, small refrigerator, microwave, and coffeemaker. The Hampton Inn Boise Airport property features 64 surface parking spaces, reflecting a parking ratio of 1.0 space per room.

The franchise agreement with Hilton expires in November 2028.

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BOISE HOTEL PORTFOLIO

Fairfield Inn by Marriott Boise Airport

The Fairfield Inn by Marriott Boise Airport property is a three-story, 61-room limited-service hotel that was built in 1995 and is situated on a 1.0 acre site. Since acquiring the property in 2013, the sponsors have invested approximately $2.0 million ($32,787 per key) in renovations, which were completed in 2015. Upgrades included new soft goods and case goods, guest bathroom refurbishments, lobby expansion, and new exterior paint. In addition, the parking lot was repaired; landscaping was updated; the roof was replaced; the fitness center was relocated and expanded; and a market pantry and guest laundry room were added.

Property amenities at the Fairfield Inn by Marriott Boise Airport property include complimentary breakfast, free high-speed internet, business center, indoor swimming pool, same-day laundry service, fitness center and 2,200 square feet of meeting space. The property’s guestroom configuration includes 14 king rooms, 2 queen rooms, 25 queen/queen rooms and 20 king with sofa bed suites. Guestrooms feature a flat-panel television, work desk with chair, armchair, dresser, microwave, small refrigerator, and coffeemaker. The Fairfield Inn by Marriott Boise Airport property features 45 parking spaces, reflecting a parking ratio of 0.7 spaces per room.

The franchise agreement with Marriott expires in November 2023.

La Quinta Inn & Suites Boise Airport

The La Quinta Inn & Suites Boise Airport property is a 60-room limited service hotel situated on a 1.4 acre site. The property was originally developed as a Holiday Inn Express in 1995 and was converted to a La Quinta Inn & Suites in 2014 by the sponsors for approximately $1.5 million ($25,000/key). Renovations began in October 2013 and were completed in April 2014. The property received comprehensive updates including new case goods, new soft goods, and lobby reconfigurations. Three guestrooms were removed during the renovations, and a fitness center, a guest laundry room, and a market place were added.

Property amenities at the La Quinta Inn & Suites Boise Airport include an indoor swimming pool and whirlpool, fitness room, lobby workstation, market pantry, guest laundry area, and a breakfast dining area that seats 38 guests. The property’s guestroom configuration includes 14 king rooms, 2 queen rooms, 36 queen/queen rooms and 8 king suites. Guestrooms feature a flat-panel television, work desk with chair, armchair, microwave, small refrigerator, and coffeemaker. In-room amenities include wireless, high-speed Internet access, telephone with voicemail and data port, and a multi-media station with alarm clock. The LaQuinta Inn & Suites Boise Airport property features 67 parking spaces, reflecting a parking ratio of 1.1 spaces per room.

The franchise agreement with La Quinta expires in June 2033.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Boise Hotel Portfolio Properties:

Cash Flow Analysis(1)

	2014	TTM 11/30/2015	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	77.1%	81.7%	80.3%
ADR	$91.27	$99.30	$99.26
RevPAR	$70.37	$81.15	$79.72

Room Revenue	$7,782,975	$8,974,369	$8,816,565	95.1%	$29,098
F&B Revenue	331,791	317,156	317,156	3.4	1,047
Other Revenue	123,057	135,486	133,293	1.4	440
Total Revenue	$8,237,823	$9,427,011	$9,267,014	100.0%	$30,584

Total Department Expenses	2,273,582	2,457,390	2,418,880	26.1	7,983
Gross Operating Profit	$5,964,240	$6,969,621	$6,848,133	73.9%	$22,601

Total Undistributed Expenses	2,781,654	2,934,165	2,940,861	31.7	9,706
Profit Before Fixed Charges	$3,182,587	$4,035,456	$3,907,272	42.2%	$12,895

Total Fixed Charges	390,362	382,365	431,230	4.7	1,423

Net Operating Income	$2,792,224(2)	$3,653,091(2)	$3,476,042	37.5%	$11,472
FF&E	329,513	377,080	370,681	4.0	1,223
Net Cash Flow	$2,462,712	$3,276,011	$3,105,362	33.5%	$10,249

NOI DSCR	1.39x	1.82x	1.73x
NCF DSCR	1.23x	1.63x	1.55x
NOI DY	10.4%	13.6%	12.9%
NCF DY	9.2%	12.2%	11.6%

(1)	Borrower certified historical occupancy and operating history prior to 2014 are not available due to the sponsors’ acquisition of the Boise Hotel Portfolio Properties throughout 2013.

(2)	Net Operating Income increased from 2014 to TTM 11/30/2015 due to the completion of renovations at the Fairfield Inn by Marriott Boise Airport property in February 2015 and a brand conversion of the La Quinta Inn & Suites Boise Airport property from a Holiday Inn Express, which was completed in April 2014.

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BOISE HOTEL PORTFOLIO

Appraisal. As of the appraisal valuation dates of November 23, 2015 and November 24, 2015, the Boise Hotel Portfolio Properties had an “as-is” appraised value of $38,400,000 and an “as-stabilized” value of $42,200,000 as of January 1, 2018 and January 1, 2019.

Environmental Matters. According to the Phase I environmental site assessments dated November 30, 2015, there was no evidence of any recognized environmental conditions at the Boise Hotel Portfolio Properties.

Market Overview and Competition. The Boise Hotel Portfolio Properties are located less than one mile from Boise Airport, an international airport that serves both civilian and military purposes. Since 2014, Boise Airport has seen an increase in passenger traffic every month through December 2015 and had a 2015 year-end passenger traffic count of 2.9 million, which is the highest passenger traffic count since 2010. Boise Airport is home to Gowen Field, a military air base occupied by the Idaho Air National Guard as well as the 124th Fighter Wing, the Idaho Army National Guard, the reserve units of the Army, Navy, and Marines, and the National Interagency Fire Center.

The Boise Hotel Portfolio Properties are located approximately three miles south of Boise State University, which has the largest enrollment of higher education institutions in Idaho with approximately 22,000 students; overall approximately one million people visit the campus annually. Boise is home to over a dozen corporate headquarters. The Boise Hotel Portfolio Properties are located approximately five miles north of Micron Technologies, Inc. (“Micron”) (NASDAQ: MU), the largest publicly traded employer in Boise employing more than 30,000 people globally and approximately 6,000 people in Boise. Boise is home to Micron’s global headquarters, research and development, water fabrication, and test and module assembly facilities. Micron recently announced plans for a $200.0 million expansion of their research and development facility in Boise, which is expected to be completed by 2017.

According to the appraiser, there are three hotels currently under construction that are expected to open in 2016/2017 within the Boise market: the 104 room Inn @ 500, a boutique hotel in downtown Boise; the 186 room Residence Inn by Marriott Boise Downtown, an extended stay hotel; and the 104 room Holiday Inn Express Boise Airport. According to the appraiser, the Inn @ 500 and the Residence Inn by Marriott Boise are not expected to compete directly with the Boise Hotel Portfolio Properties. An affiliate of the sponsor is developing the Holiday Inn Express at an estimated cost of $119,275 per room, excluding developer’s profit.

The following tables present certain information relating to the competitive set for the Boise Hotel Portfolio Properties.

Subject and Market Historical Occupancy, ADR and RevPAR(1)

Holiday Inn Boise Airport

	Competitive Set			Holiday Inn Boise Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	77.6%	$99.91	$77.48	79.4%	$99.78	$79.20	102.3%	99.9%	102.2%
10/31/2014 TTM	68.9%	$95.11	$65.54	80.9%	$92.44	$74.78	117.4%	97.2%	114.1%
10/31/2013 TTM	70.1%	$90.15	$63.19	73.8%	$92.06	$67.90	105.2%	102.1%	107.5%

(1)	Information obtained from a third party hospitality research report dated November 16, 2015. The competitive set includes: Best Western Vista Inn @ The Airport, Springhill Suites Boise ParkCenter, Hampton Inn Suites Boise Spectrum, Hilton Garden Inn Boise Spectrum, and Comfort Suites Airport Boise.

Subject and Market Historical Occupancy, ADR and RevPAR(1)

Hampton Inn Boise Airport

	Competitive Set			Hampton Inn Boise Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	76.3%	$105.05	$80.16	87.3%	$108.48	$94.70	114.4%	103.3%	118.1%
10/31/2014 TTM	65.5%	$100.08	$65.54	82.0%	$100.89	$82.76	125.3%	100.8%	126.3%
10/31/2013 TTM	68.5%	$96.91	$66.36	81.1%	$97.26	$78.90	118.5%	100.4%	118.9%

(1)	Information obtained from a third party hospitality research report dated November 17, 2015. The competitive set includes: Best Western Airport Inn, Best Western Vista Inn @ The Airport, Holiday Inn Express Boise University Area, Courtyard Boise Downtown, Hampton Inn Suites Boise Spectrum, Hilton Garden Inn Boise Spectrum, and Comfort Suites Airport Boise.

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BOISE HOTEL PORTFOLIO

Subject and Market Historical Occupancy, ADR and RevPAR(1)(2)

Fairfield Inn by Marriott Boise Airport

	Competitive Set			Fairfield Inn by Marriott Boise Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	75.6%	$101.85	$76.95	76.0%	$100.66	$76.49	100.6%	98.8%	99.4%
10/31/2014 TTM	67.1%	$94.83	$63.62	79.0%	$84.42	$66.70	117.8%	89.0%	104.8%
10/31/2013 TTM	67.3%	$90.24	$60.70	78.2%	$78.69	$61.52	116.2%	87.2%	101.4%

(1)	Information obtained from a third party hospitality research report dated November 17, 2015. The competitive set includes: Best Western Vista Inn @ The Airport, Hampton Inn Suites Boise Spectrum, Comfort Suites Airport Boise, Holiday Inn Express Boise West Meridian, TownePlace Suites Boise Downtown, and Fairfield Inn & Suites Boise Nampa.

(2)	The Fairfield Inn by Marriott Boise Airport was renovated in 2015 by the sponsors.

Subject and Market Historical Occupancy, ADR and RevPAR(1)(2)

La Quinta Inn & Suites Boise Airport

	Competitive Set			La Quinta Inn & Suites Boise Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	77.0%	$87.83	$67.64	82.3%	$83.72	$68.89	106.9%	95.3%	101.8%
10/31/2014 TTM	67.2%	$81.52	$54.81	60.3%	$77.99	$47.03	89.7%	95.7%	85.8%
10/31/2013 TTM	67.8%	$78.29	$53.10	77.2%	$89.07	$68.76	113.8%	113.8%	129.5%

(1)	Information obtained from a third party hospitality research report dated November 17, 2015. The competitive set includes: Best Western Vista Inn @ The Airport, Quality Inn Airport Boise, Best Western Northwest Lodge, Comfort Suites Airport Boise, and TownePlace Suites Boise Downtown.

(2)	The La Quinta Inn & Suites Boise Airport property was originally developed as a Holiday Inn Express in 1995 and was converted to a La Quinta Inn & Suites in 2014.

The Borrowers. The borrowers are BHH HI, LLC, BHH HA, LLC, BHH M, LLC, and BHH Q, LLC, each a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Boise Hotel Portfolio Mortgage Loan. James Burgess and Jeff Burgess are the guarantors on a joint and several basis of certain nonrecourse carveouts under the Boise Hotel Portfolio Mortgage Loan.

The Sponsors. The sponsors, James Burgess and Jeff Burgess own and operate Burgess Investment Group, a private investment group that provides both equity and debt investment in a wide variety of industries from lodging to commercial development.

James Burgess has been the president of Safari Hospitality Inc (“Safari”) since its inception in 2005. During that time Mr. Burgess has overseen the acquisition or construction of over $200.0 million in hotel assets comprising over 20 properties in four states as well as the day to day management of Safari’s hotel portfolio.

Escrows. The loan documents provide for upfront reserves of $92,165 for real estate taxes, $57,357 for insurance premiums and $933,405 for a PIP reserve for the Hampton Inn Boise Airport property. The loan documents require monthly deposits of $30,722 for real estate taxes; $5,214 for insurance premiums; and, commencing with the payment date in March 2017, one-twelfth of 4.0% of the annual revenues generated by the Boise Hotel Portfolio Properties for the prior calendar year for FF&E reserves. The loan documents also require deposits into a PIP reserve in an amount equal to 110.0% of the estimated cost to satisfy any repairs or remediation required by any franchisor or licensor pursuant to a PIP required to be instituted for any property in conjunction with the existing franchise agreement or any replacement franchise or license agreement. The lender may transfer a portion of the balance in the FF&E reserve into the PIP reserve to satisfy any required deposits such that the remaining balance in the FF&E reserve account is equal to or greater than six times the monthly deposit required to be made therein.

Lockbox and Cash Management. Upon the occurrence of a Cash Management Period (as defined below), the Boise Hotel Portfolio Mortgage Loan requires that the borrowers establish a lender-controlled lockbox account. All revenues are required to be deposited into such lockbox account by the borrowers or the property manager and all credit card payments are to be transmitted directly to the lockbox account. During a Cash Management Period, all funds in the lockbox account will be swept into a lender-controlled cash management account.

A “Cash Management Period” will commence upon the occurrence of any of the following: (i) an event of default under the loan documents; (ii) the borrowers’ failure to maintain, after the end of a calendar quarter, an amortizing debt service coverage ratio of at least 1.15x; (iii) the borrowers’ failure to provide evidence of the satisfaction of the New License Conditions (as defined below) upon the date that is 12 months prior to the expiration of any individual franchise agreement in relation to the applicable property; or (iv) the borrowers’ failure to timely deposit the required amounts into the PIP reserve for a PIP that is required by a franchisor for any of the Boise Hotel Properties. A Cash Management Period will end with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the borrowers maintaining an amortizing debt service coverage ratio of at least 1.15x for two consecutive calendar quarters; with respect to clause (iii), upon the date which the borrowers have satisfied the New License

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BOISE HOTEL PORTFOLIO

Conditions; or with respect to clause (iv), the funds on deposit in the PIP reserve are greater than or equal to the amount required to be deposited therein.

“New License Conditions” means the delivery of the following items, each of which is satisfactory to the lender: (i) either a replacement franchise agreement with a franchisor acceptable to the lender, or the extension of the existing franchise agreement for a term that does not expire until a date that is at least two years beyond the maturity date of the Boise Hotel Portfolio Mortgage Loan and that contains market terms consistent with other license agreements being issued by a franchisor for other similarly situated properties, (ii) an acceptable tri-party agreement or comfort letter issued by the franchisor for the benefit of the lender that relates to the extension of the existing franchise agreement (if required by the lender) or the replacement franchise agreement, and (iii) the satisfaction and payment in full of all repairs and renovations required in connection with any PIP required by the applicable franchisor.

Property Management. The Boise Hotel Portfolio Properties are managed by an affiliate of the borrowers.

Assumption. The borrowers have the one-time right to transfer the Boise Hotel Portfolio Properties, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender resonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience and financial strength; and (iii) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates. The lender’s consent may be withheld in the lender’s sole and absolute discretion prior to the date which is six months following the issuance of securities involving the Boise Hotel Portfolio Mortgage Loan or any portion thereof. Thereafter, absent a continuing event of default, the lender’s consent may not be unreasonably withheld.

Partial Release. Following the lockout period, the borrowers may obtain the release of any individual property that is part of the Boise Hotel Portfolio Properties upon a bona-fide third-party sale of such individual property, provided that certain requirements set forth in the loan agreement are satisfied, including that the Boise Hotel Portfolio Mortgage Loan is partially defeased in an amount equal to the greater of (i) 125.0% of the allocated loan amount for the property being sold, or (ii) 100.0% of the net sales proceeds from the property being sold. As a condition to any such release, (a) the debt service coverage ratio for the remaining properties will be no less than the greater of (x) the debt service coverage ratio for the properties immediately preceding such release and (y) 1.55x, and (b) the loan to value ratio for the remaining properties will not be greater than the lesser of (I) 70.0% and (II) the loan-to-value ratio immediately prior to such release.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None

Ground Lease. None.

Terrorism Insurance. The loan documents provide that the required “all risk” insurance policy must include coverage for terrorism in an amount equal to the full replacement cost of the Boise Hotel Portfolio Properties, to the extent such coverage is available. The loan documents also require, to the extent such coverage is available, business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity. To the extent the “all risk” insurance policy does not include the terrorism insurance, the borrowers must obtain stand-alone coverage in the amounts described above.

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4400 JENIFER STREET

CUMULUS
WMAL
107.3
STOP

CUMULUS
WASHINGTON
DC

PARK

LONG & FOSTER
REALTORS
COUNSELORS
TITLE, LLC

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4400 JENIFER STREET

4400 Jenifer Street
4400 Jenifer Street Northwest
Washington, DC 20015
Capital Beltway
National Naval Medical Center
National Institutes of Health
Walter Reed Annex
SILVER SPRING
Downtown Silver Spring
City Place Mall
Greentree Rd
Jones Bridge Rd
Bradley Blvd
Old Georgetown Rd
Wisconsin Ave
Columbia Country Club
East-West Hwy
MONTGOMERY COUNTY
Wilson Ln
Downtown Bethesda
Chevy Chase
Connecticut Ave
Kalmia Rd NW
The Shoppes of Bethesda
Bethesda Row
BETHESDA
RED LINE METRO
Rock Creek Park
16th St NW
Walter Reed Army Medical Center
Kenwood Country Club
Little Fall Branch Park
Chevy Chase Country Club
Western Ave NW
Goldsboro Rd
Rock Creek Park Golf Course
Nebraska Ave NW
Oregon Ave NW
Iowa Ave NW
Brookmont
Military Rd NW
Massachusetts Ave
Friendship Heights
Kennedy St NW
MARYLAND
Potomac River
G. Wash. Pkwy
Clara Barton Pkwy
Sangamore Rd
River Rd NW
46th St NW
Fort Reno Park
Connecticut Ave NW
Illinois Ave NW
Georgia Ave NW
Tenleytown
Forest Hills
14th St NW
13th St NW
Dalecarlia Reservoir Grounds
49th St NW
Massachusetts Ave NW
Van Ness St NW
Univ. of the District of Columbia
VAN NESS-UDC
WASHINGTON D.C.
McLean
American University
Pine Branch Park
GEORGIA AVE PETWORTH
MacArthur Blvd NW
Macomb St NW
CLEVELAND PARK
National Zoological Park
FAIRFAX COUNTY
VIRGINIA
Foxhall Crescent
New Mexico Ave NW
Woodley Park
COLUMBIA HEIGHTS
WOODLEY PARK-ZOO ADAMS MORGAN
Howard University
Naval Observatory
Mt. Vernon College at GWU
Glover Archbold Park
Montrose Park
U STREET
SHAW-HOWARD UNIV.
Reservoir Rd NW
R St NW
Georgetown University
P St NW
Georgetown
DU PONT CIRCLE
M St NW
CONV. CENTER
Walter E. Washington Conv. Center
G. Washington University Hospital
FARRAGUT NORTH
K St NW
H St NW
Chinatown
George Washington University
Roosevelt Island
White House
E St NW
Downtown
ROSSLYN
ARLINGTON
Foggy Bottom
Constitution Ave NW
FEDERAL TRIANGLE
COURT HOUSE
Lincoln Memorial
Vietnam Veterans Memorial
Washington Monument
NATIONAL MALL
Rockville
Wheaton
Calverton
Laurel
North Bethesda
Potomac
Beltsville
Silver Spring
College Park
Greenbelt
Chevy Chase
Takoma Park
Bethesda
Seabrook
Hyattsville
New Carrollton
Langley
McLean
Landover
Tysons Corner
Falls Church
Seat Pleasant
Largo
Merrifield
ARLINGTON
Suitland
Forestville
Reagan National Airport
Annandale
ALEXANDRIA
Hillcrest Heights
Upper Marlboro
Rose Hill
Camp Springs
Andrews Air Force Base
Springfield
National Harbor
Burke
Groveton
MARYLAND
Franconia
Mount Vernon
Clinton

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No. 8 – 4400 Jenifer Street

Loan Information				Property Information
Mortgage Loan Seller:		Natixis Real Estate Capital LLC		Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:		$26,800,000		Specific Property Type:	CBD
Cut-off Date Principal Balance:		$26,800,000		Location:	Washington, DC
% of Initial Pool Balance:		3.1%		Size:	83,777 SF
Loan Purpose:		Refinance		Cut-off Date Principal Balance Per SF:	$319.90
Borrower Name:		Jenifer Street Limited Partnership		Year Built/Renovated:	1972/1999
Sponsors:		Charles A. Gravely; Shelton Zuckerman		Title Vesting:	Fee
Mortgage Rate:		4.910%		Property Manager:	Self-managed
Note Date:		January 22, 2016		4th Most Recent Occupancy (As of)(2):	84.2% (12/31/2012)
Anticipated Repayment Date:		NAP		3rd Most Recent Occupancy (As of)(2):	94.7% (12/31/2013)
Maturity Date:		February 5, 2026		2nd Most Recent Occupancy (As of):	100.0% (12/31/2014)
IO Period:		60 months		Most Recent Occupancy (As of):	100.0% (12/31/2015)
Loan Term (Original):		120 months		Current Occupancy (As of):	100.0% (1/8/2016)
Seasoning:		0 months
Amortization Term (Original):		360 months		Underwriting and Financial Information:
Loan Amortization Type:		Interest-only, Amortizing Balloon
Interest Accrual Method:		Actual/360		4th Most Recent NOI (As of)(3):	$2,024,964 (12/31/2012)
Call Protection:		L(24),GRTR 1% or YM or D(92),O(4)		3rd Most Recent NOI (As of)(3):	$1,517,324 (12/31/2013)
Lockbox Type:		Hard/Springing Cash Management		2nd Most Recent NOI (As of)(3):	$1,877,353 (12/31/2014)
Additional Debt:		NAP		Most Recent NOI (As of):	$2,084,216 (TTM 10/31/2015)
Additional Debt Type:		NAP
				U/W Revenues(3):	$3,687,571
				U/W Expenses(3):	$1,350,966
				U/W NOI(3):	$2,336,605
Escrows and Reserves(1):				U/W NCF(3):	$2,175,430
				U/W NOI DSCR:	1.37x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.27x
Taxes	$207,816	$41,563	NAP	U/W NOI Debt Yield:	8.7%
Insurance	$8,306	Springing	NAP	U/W NCF Debt Yield:	8.1%
Replacement Reserves	$0	$1,396	NAP	As-Is Appraised Value:	$37,100,000
TI/LC Reserve	$0	$12,035	$433,256	As-Is Appraisal Valuation Date:	August 22, 2015
DC Radio Renewal Reserve	$500,000	$0	NAP	Cut-off Date LTV Ratio:	72.2%
Deferred Maintenance	$10,000	$0	NAP	LTV Ratio at Maturity or ARD:	66.5%

(1)	See “Escrows” section.

(2)	See “Historical Occupancy” section.
(3)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “4400 Jenifer Street Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a three-story 83,777 square foot office building located in Washington, District of Columbia (the “4400 Jenifer Street Property”). The 4400 Jenifer Street Mortgage Loan was originated on January 22, 2016 by Natixis Real Estate Capital LLC. The 4400 Jenifer Street Mortgage Loan had an original principal balance of $26,800,000, has an outstanding principal balance as of the Cut-off Date of $26,800,000 and accrues interest at an interest rate of 4.910% per annum. The 4400 Jenifer Street Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments through the first 60 months following origination, and thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The 4400 Jenifer Street Mortgage Loan matures on February 5, 2026.

Following the lockout period, the borrower has the right to defease the 4400 Jenifer Street Mortgage Loan in whole or in part before November 5, 2025 and the borrower may prepay the 4400 Jenifer Street Mortgage Loan in whole, on any date before November 5, 2025, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the 4400 Jenifer Street Mortgage Loan is prepayable without penalty on or after November 5, 2025.

A-3-68

4400 JENIFER STREET

Sources and Uses

Sources			Uses
Original loan amount	$26,800,000	100.0%	Loan payoff(1)	$21,106,743	78.8%
			Reserves	726,122	2.7
			Closing costs	438,863	1.6
			Return of equity	4,528,273	16.9
Total Sources	$26,800,000	100.0%	Total Uses	$26,800,000	100.0%

(1)	The 4400 Jenifer Street Property was previously securitized in the WBCMT 2006-C26 transaction.

The Property. The 4400 Jenifer Street Property is a three-story, 83,777 square foot mid-rise office building located on a 0.5-acre site at 4400 Jenifer Street NW in Washington, District of Columbia (“DC”). Built in 1972, the 4400 Jenifer Street Property was extensively renovated in 1999, and the sponsors have invested approximately $352,952 ($4.21 per square foot) in capital expenditures since 2012. The 4400 Jenifer Street Property is a rectangular building with a central core, which provides for functional floor plates, and the property benefits from convenient access to the Metrorail’s Red Line and secure underground tenant parking spaces. The ground level of the 4400 Jenifer Street Property features an all-glass storefront facade with pedestrian access from Jenifer Street NW. The 4400 Jenifer Street Property features 112 below-grade parking spaces, reflecting a parking ratio of 1.3 spaces per 1,000 square feet of rentable area. As of January 8, 2016, the 4400 Jenifer Street Property was 100.0% occupied by 18 tenants, and the property has averaged 95.8% occupancy since 1998.

The largest tenant at the 4400 Jenifer Street Property is DC Radio Assets, LLC (“DC Radio”), which has been in occupancy since 2003 and occupies 23,396 square feet (27.9% of the net rentable area). DC Radio, which is a subsidiary of Cumulus Media, Inc., owns the WMAL radio station, branded as 105.9 FM & AM 630 WMAL and 107.3 WRQX, which services Washington, DC and the greater DC area. Additional tenants at the 4400 Jenifer Street Property include Long & Foster Real Estate, Inc. (11.7% of the net rentable area), Sunstream Vacations, LLC (8.8% of net rentable area), and Evers & Company Real Estate, Inc. (7.6% of the net rentable area).

The following table presents certain information relating to the tenancies at the 4400 Jenifer Street Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
DC Radio	NR/B3/B-	23,396	27.9%	$36.36	$850,649	24.5%	6/30/2023(3)
Long & Foster Real Estate, Inc.	NR/NR/NR	9,786	11.7%	$50.36	$492,790	14.2%	9/30/2018(4)
Sunstream Vacations, LLC	NR/NR/NR	7,407	8.8%	$41.76	$309,349	8.9%	3/31/2019(5)
Evers & Company Real Estate, Inc.	NR/NR/NR	6,362	7.6%	$50.43	$320,827	9.2%	10/31/2018(6)
Counselor’s Title, LLC	NR/NR/NR	5,903	7.0%	$47.56	$280,762	8.1%	4/30/2020(7)
Total Major Tenants		52,854	63.1%	$42.65	$2,254,377	65.0%

Non-Major Tenants		30,673	36.6%	$39.64	$1,215,762	35.0%
Storage Space		250	0.3%	$0.00	$0	0.0%

Occupied Collateral Total		83,777	100.0%	$41.42	$3,470,139	100.0%

Vacant Space		0	0.0%

Collateral Total		83,777	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	The Annual U/W Base Rent and Annual U/W Base Rent PSF include contractual rent steps through December 31, 2016, totaling $91,794.

(3)	DC Radio has one five-year lease renewal option.

(4)	Long & Foster Real Estate, Inc. has one five year lease renewal option.

(5)	Sunstream Vacations, LLC has one five year lease renewal option.

(6)	Evers & Company Real Estate, Inc. has one five year lease renewal option.

(7)	Counselor’s Title, LLC has one five year lease renewal option.

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4400 JENIFER STREET

The following table presents certain information relating to the lease rollover schedule at the 4400 Jenifer Street Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	4	5,721	6.8%	5,721	6.8%	$232,786	6.7%	$40.69
2017	1	2,800	3.3%	8,521	10.2%	$120,156	3.5%	$42.91
2018	4	19,569	23.4%	28,090	33.5%	$954,637	27.5%	$48.78
2019	3	12,209	14.6%	40,299	48.1%	$488,825	14.1%	$40.04
2020	3	10,085	12.0%	50,384	60.1%	$451,663	13.0%	$44.79
2021	1	2,322	2.8%	52,706	62.9%	$89,479	2.6%	$38.54
2022	2	3,949	4.7%	56,655	67.6%	$134,602	3.9%	$34.08
2023	3	25,503	30.4%	82,158	98.1%	$942,075	27.1%	$36.94
2024	1	1,369	1.6%	83,527	99.7%	$55,916	1.6%	$40.84
2025	0	0	0.0%	83,527	99.7%	$0	0.0%	$0.00
2026	0	0	0.0%	83,527	99.7%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	83,527	99.7%	$0	0.0%	$0.00
Storage Space(2)	0	250	0.3%	83,777	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	83,777	100.0%	$0	0.0%	$0.00
Total/Weighted Average	22	83,777	100.0%			$3,470,139	100.0%	$41.42
(1)	Information obtained from the underwritten rent roll.

(2)	The building storage space is not subject to a lease.

The following table presents historical occupancy percentages at the 4400 Jenifer Street Property:

Historical Occupancy

12/31/2012(1)(2)	12/31/2013(1)(2)	12/31/2014(1)	12/31/2015(1)	1/8/2016(3)
84.2%	94.7%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.

(2)	Occupancy increased from 2012 to 2013 primarily due to new leases being executed for 14,069 sqaure feet representing 16.8% of the net rentable area.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 4400 Jenifer Street Property:

Cash Flow Analysis

	2012	2013	2014	TTM 10/31/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,082,685	$3,190,386	$3,247,215	$3,315,392	$3,470,139(1)	94.1%	$41.42
Grossed Up Vacant Space	0	0	0	0	0	0.0	0.00
Total Reimbursables	550,100	287,590	239,158	296,319	394,811	10.7	4.71
Other Income	20,062	18,313	16,183	16,616	16,703	0.5	0.20
Rent Abatement	(122,901)	(501,962)	(347,771)	0	0	0.0	0.00
Less Vacancy & Credit Loss	(417,132)	(355,307)	(51,285)	(271,691)	(194,083)(2)	(5.3)	(2.32)
Effective Gross Income	$3,112,815	$2,639,020	$3,103,497	$3,356,636	$3,687,571	100.0%	$44.02

Total Operating Expenses	$1,087,851	$1,121,696	$1,226,144	$1,272,420	$1,350,966	36.6%	$16.13

Net Operating Income	$2,024,964(3)	$1,517,324(3)	$1,877,353(3)	$2,084,216	$2,336,605	63.3%	$27.89
TI/LC	0	0	0	0	144,418	3.9	1.72
Capital Expenditures	0	0	0	0	16,755	0.5	0.20
Net Cash Flow	$2,024,964	$1,517,324	$1,877,353	$2,084,216	$2,175,430	59.0%	$25.97

NOI DSCR	1.19x	0.89x	1.10x	1.22x	1.37x
NCF DSCR	1.19x	0.89x	1.10x	1.22x	1.27x
NOI DY	7.6%	5.7%	7.0%	7.8%	8.7%
NCF DY	7.6%	5.7%	7.0%	7.8%	8.1%

(1)	U/W Base Rent includes contractual rent increases through December 31, 2016, totaling $91,794.

(2)	The underwritten economic vacancy is 5.0%. The 4400 Jenifer Street Property was 100.0% occupied as of January 8, 2016.

(3)	NOI decreased in 2013 from 2012 primarily due to rent abatements offered at the 4400 Jenifer Street Property related to new leases that increased occupancy from 84.2% in 2012 to 94.7% in 2013. NOI increased in 2014 mainly due to rent abatement periods expiring and the increase in occupancy from 94.7% in 2013 to 100.0% in 2014.

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4400 JENIFER STREET

Appraisal. As of the appraisal valuation date of August 22, 2015, the 4400 Jenifer Street Property had an “as-is” appraised value of $37,100,000.

Environmental Matters. According to the Phase I environmental assessment dated December 14, 2015, there was no evidence of any recognized environmental conditions at the 4400 Jenifer Street Property.

Market Overview and Competition. The 4400 Jenifer Street Property is located in Washington, DC, approximately five miles northwest of the central business district. The building is located on the southwest corner of the intersection of Jenifer Street and 44th Street NW, within the Friendship Heights neighborhood. The 4400 Jenifer Street Property is situated one block south from the Friendship Heights Metrorail Station and immediately adjacent to Chevy Chase, Maryland, the 9th wealthiest town in the United States, per a nationally recognized news publication. Friendship Heights Station is on the Red Line of the DC Metro, and provides direct access to Bethesda (2 minutes), Dupont Circle (11 minutes), Union Station (20 minutes) and Metro Center (15 minutes), which in turn provides transfer access to Reagan National Airport, Tyson’s Corner and Arlington. The 4400 Jenifer Street Property also provides access to three major airports: Reagan National Airport (approximately 9.0 miles southeast), Dulles International Airport (approximately 24.0 miles west) and BWI Airport (approximately 35.0 miles northeast). According to the appraisal, the 2015 population within a three mile radius of the 4400 Jenifer Street Property was 28,037, with a 2015 median household income of $151,780 for the same radius. The 4400 Jenifer Street Property is located directly across the street from both the Shops at Wisconsin Place and the Mazza Gallerie retail developments, which include national retail tenants such as Whole Foods Market, Bloomingdales, T.J Maxx, and Saks Fifth Avenue. Other high end retailers, such as Brooks Brothers, Louis Vuitton, Ralph Lauren and Gucci, are located less than 0.4 miles from the 4400 Jenifer Street Property.

According to a third party market research report, the 4400 Jenifer Street Property is located in the Uptown office submarket of the Washington, DC market. As of the third quarter of 2015, the submarket contained inventory totaling 5,972,000 square feet with a 9.0% vacancy and average direct asking rent of $38.52 per square foot on a gross basis. The appraiser concluded to a vacancy and collection loss of 6.0% for the 4400 Jenifer Street Property.

The following table presents certain information relating to comparable office leases for the 4400 Jenifer Street Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
WTTG Building Washington, DC	1963/1988	8	104,000	88%	4.8 miles	NAV	NAV / 5 Yrs	NAV	$31.90	NAV
Van Ness Center Washington, DC	1967/NAP	6	223,362	93%	4.7 miles	Confidential	NAV / 5 Yrs	4,729	$35.00	NAV
4201 Connecticut Ave. NW Washington, DC	1966/2009	6	70,971	91%	1.9 miles	Confidential	NAV / 8.3 Yrs	5,111	$35.52	NAV
5225 Wisconsin Ave. NW Washington, DC	1963/NAP	6	93,601	98%	5.1 miles	Global Engineering	NAV / 5 Yrs	3,008	$38.73	NAV
4435-4437 Wisconsin Ave. NW Washington, DC	1956/NAP	5	35,600	99%	5.4 miles	Confidential	NAV / 3 Yrs	1,300	$32.50	NAV

(1)	Information obtained from the appraisal.

The Borrower. The borrower is Jenifer Street Limited Partnership, which is a District of Columbia limited partnership and a single purpose entity, whose general partner is Jenifer Corporation, a District of Columbia corporation, a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 4400 Jenifer Street Mortgage Loan. Charles A. Gravely and Shelton Zuckerman are the guarantors of certain nonrecourse carveouts under the 4400 Jenifer Street Mortgage Loan.

The Sponsor. The Sponsors are Charles A. Gravely and Shelton Zuckerman, who are the principals of Zuckerman-Gravely, which is a full-service real estate company with expertise in property management, development, leasing, finance and construction. Both Mr. Zuckerman and Mr. Gravely have over 35 years of experience in real estate, with an extensive portfolio of both commercial and residential real estate projects including shopping centers, major office buildings, apartment buildings and home building operations. As of March 31, 2015, Mr. Zuckerman reported net worth and liquidity of $164.1 million and $52.1 million respectively, while Mr. Gravely reported net worth and liquidity of $87.1 million and $30.4 million, respectively.

Escrows. The loan documents provide for upfront reserves in the amount of $207,816 for real estate taxes, $8,306 for insurance premiums, $500,000 for the DC Radio renewal reserve to be used for tenant improvements and leasing commissions incurred in connection with a renewal of the DC Radio lease and $10,000 for deferred maintenance. The loan documents require monthly deposits of an amount equal to one-twelfth of the estimated annual real estate taxes (currently equates to $41,563); $1,396 for replacement reserves and $12,035 for general tenant improvements and leasing commissions (“TI/LC”). The TI/LC reserve is subject to a cap of $433,256 and a minimum balance of $226,944. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred; (ii) the 4400 Jenifer Street Property is insured via an acceptable blanket insurance policy and (iiii) the borrower maintains an amount equal to $8,306 in the insurance reserve.

A-3-71

4400 JENIFER STREET

Lockbox and Cash Management. The 4400 Jenifer Street Mortgage Loan is structured with a lender-controlled hard lockbox, which is already in place, and springing cash management. The 4400 Jenifer Street Mortgage Loan requires all rents to be deposited directly by tenants of the 4400 Jenifer Street Property into the lockbox account. Prior to the occurrence of a Cash Management Period (as defined below), all funds in the lockbox account are required to be swept to the borrower’s operating account. During a Cash Management Period, all funds in the lockbox account will be swept to a lender-controlled cash management account.

A “Cash Management Period” will commence upon the occurrence of any of the following: (i) an event of default; (ii) the amortizing debt service coverage ratio falling below 1.05x at the end of any calendar quarter; or (iii) a Primary Tenant Sweep Period (as defined below). A Cash Management Period will end, if for three consecutive months (a) no event of default has occurred; (b) no event that would trigger another Cash Management Period has occurred; (c) the amortizing debt service coverage ratio is at least 1.10x; and with respect to clause (iii) above, the occurrence of a Primary Tenant Sweep Period Cure (as defined below).

A “Primary Tenant Sweep Period” will commence upon: (i) any termination of the Primary Tenant (as defined below) lease; (ii) the Primary Tenant becomes the subject of a bankruptcy action; (iii) the Primary Tenant “goes dark” in a majority of the Primary Tenant premises; (iv) the occurrence of any monetary or material non-monetary default (beyond any applicable notice and/or cure period) under the Primary Tenant lease; (v) the date that is the earlier of twelve months prior to (A) any lease extension date set forth in the Primary Tenant lease or (B) the maturity date of such lease and, in the case of (A) or (B), such primary lease has not been extended with a term that expires no earlier than five years after the maturity date of the 4400 Jenifer Street Mortgage Loan.

A “Primary Tenant” means initially DC Radio as tenant under the DC Radio lease, and thereafter any acceptable replacement Tenant.

A Primary Tenant Sweep Period Cure will occur with respect to clause (i) or clause (v) above, the date a Primary Tenant Replacement Event (as defined below) has occurred; with respect to clause (ii), the date either (A) the bankruptcy action is dismissed or the Primary Tenant lease is affirmed, or (B) a Primary Tenant Replacement Event has occurred; with respect to clause (iii), upon either (A) the Primary Tenant or another tenant re-opens for business for a continuous period of not less than three months, or (B) a Primary Tenant Replacement Event has occurred; or with respect to clause (iv), upon either (A) the monetary or material non-monetary default is cured and no other monetary or material non-monetary default (beyond any applicable notice and/or cure period) exists under the Primary Tenant Lease, or (B) a Primary Tenant Replacement Event has occurred.

A Primary Tenant Replacement Event means the termination of the Primary Tenant lease and the borrower entering into one or more new leases for at least 90.0% of the Primary Tenant premises with acceptable replacement tenants and upon such terms and conditions as are reasonably acceptable to the lender in all respects or upon borrower achieving an amortizing debt service coverage ratio of at least 1.27x.

Property Management. The 4400 Jenifer Street Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the 4400 Jenifer Street Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has approved the proposed transferee and guarantor; and (iii) if required by the lender, a rating agency comfort letter from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents provide that the required “all risk” insurance policy must include coverage for terrorism in an amount equal to the full replacement cost of the 4400 Jenifer Street Property. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

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A-3-73

901 7TH STREET NW

A-3-74

901 7TH STREET NW

901 7th Street NW
901 7th Street, Northwest
Washington, DC 20001
WASHINGTON D.C.
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Forestville
Upper Marlboro
Annandale
ALEXANDRIA
Hillcrest Heights
Camp Springs
Rose Hill
National Harbor
Springfield
Groveton
Burke
Franconia
Mount Vernon
Clinton
MARYLAND

A-3-75

No. 9 – 901 7th Street NW

Loan Information				Property Information
Mortgage Loan Seller:	Natixis Real Estate Capital LLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Mixed Use
Original Principal Balance:	$26,000,000			Specific Property Type:	Office/Retail
Cut-off Date Principal Balance:	$26,000,000			Location:	Washington, DC
% of Initial Pool Balance:	3.0%			Size:	39,686 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$655.14
Borrower Name:	Jemal’s Hermann L.L.C.			Year Built/Renovated:	1850/2000
Sponsor:	Norman Jemal			Title Vesting:	Fee
Mortgage Rate:	5.000%			Property Manager:	Self-managed
Note Date:	December 3, 2015			4th Most Recent Occupancy (As of):	100.0% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	100.0% (12/31/2012)
Maturity Date:	December 5, 2025			2nd Most Recent Occupancy (As of):	100.0% (12/31/2013)
IO Period:	60 months			Most Recent Occupancy (As of):	100.0% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (11/30/2015)
Seasoning:	2 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,856,730 (12/31/2012)
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI (As of):	$1,992,095 (12/31/2013)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(3):	$1,990,417 (12/31/2014)
Additional Debt(1):	Yes			Most Recent NOI (As of)(3):	$1,731,892 (TTM 6/30/2015)
Additional Debt Type(1):	Future Mezzanine

				U/W Revenues:	$2,836,714
				U/W Expenses:	$824,290
Escrows and Reserves(2):				U/W NOI:	$2,012,424
				U/W NCF:	$1,944,472
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR:	1.20x
Taxes	$123,527	$41,176	NAP	U/W NCF DSCR:	1.16x
Insurance	$5,000	Springing	NAP	U/W NOI Debt Yield:	7.7%
Replacement Reserves	$0	$702	NAP	U/W NCF Debt Yield:	7.5%
TI/LC Reserve	$0	$4,961	$178,587	As-Is Appraised Value:	$34,800,000
Tenant Cash Trap Reserve	$100,000	$20,000	NAP	As-Is Appraisal Valuation Date:	November 10, 2015
Initial TI Reserve	$819,182	$0	NAP	Cut-off Date LTV Ratio:	74.7%
Deferred Maintenance	$5,625	$0	NAP	LTV Ratio at Maturity or ARD:	68.9%

(1)	See “Subordinate and Mezzanine Indebtedness” section.
(2)	See “Escrows” section.
(3)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “901 7th Street NW Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a 39,686 square foot mixed-use building located on 0.2 acres in Washington, District of Columbia (the “901 7th Street NW Property”). The 901 7th Street NW Mortgage Loan was originated on December 3, 2015 by Natixis Real Estate Capital LLC. The 901 7th Street NW Mortgage Loan had an original principal balance of $26,000,000, has an outstanding principal balance as of the Cut-off Date of $26,000,000 and accrues interest at an interest rate of 5.000% per annum. The 901 7th Street NW Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments through the first 60 months following origination, and thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The 901 7th Street NW Mortgage Loan matures on December 5, 2025.

Following the lockout period, the borrower has the right to defease the 901 7th Street NW Mortgage Loan in whole or in part on any date before September 5, 2025. In addition, the 901 7th Street NW Mortgage Loan is prepayable without penalty on or after September 5, 2025.

A-3-76

901 7TH STREET NW

Sources and Uses

Sources			Uses
Original loan amount	$26,000,000	100.0%	Loan payoff(1)	$17,250,000	66.3%
			Reserves	1,053,334	4.1
			Closing costs	1,425,807	5.5
			Return of equity	6,270,859	24.1
Total Sources	$26,000,000	100.0%	Total Uses	$26,000,000	100.0%

(1)	The 901 7th Street NW Property was previously securitized in the WBCMT 2007-C31 transaction.

The Property. The 901 7th Street NW Property is a 39,686 square foot mixed-use building located on a 0.2-acre parcel in Washington, District of Columbia (“DC”). The 901 7th Street NW Property is comprised of two conjoined structures: a six-story office building that was built in 1850 and renovated in 2000; and an adjacent/conjoined, six-story office building that was constructed in 2003. Interior build-outs at the 901 7th Street NW Property include hardwood floors and high ceilings. The 901 7th Street NW Property has been 100.0% occupied since 2007. As of November 30, 2015, the 901 7th Street NW Property was 100.0% occupied by the following five tenants: Toronto Dominion Bank (“TD Bank”), Washington DC Convention & Tourism (“DC Tourism”), Navigators Global, LLC, Heather Podesta + Partners, LLC (“Heather Podesta”), and Dangerously Delicious DC, LLC.

The following table presents certain information relating to the tenancies at the 901 7th Street NW Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants - Office
DC Tourism	NR/NR/NR	17,362	43.7%	$56.24	$976,395	39.6%	8/31/2027(3)
Heather Podesta	NR/NR/NR	5,787	14.6%	$60.88	$352,335	14.3%	11/30/2016(4)
Navigators Global, LLC	NR/NR/NR	5,787	14.6%	$57.49	$332,680	13.5%	12/31/2020(5)
Total Major Tenants - Office		28,936	72.9%	$57.42	$1,661,410	67.4%

Occupied Total - Office		28,936	72.9%	$57.42	$1,661,410	67.4%

Major Tenants - Retail
TD Bank	NR/Aa1/AA-	10,300	26.0%	$71.50(6)	$736,476(6)	29.9%	4/30/2027(7)
Dangerously Delicious DC, LLC	NR/NR/NR	450	1.1%	$150.07	$67,531	2.7%	10/31/2022
Total Major Tenants - Retail		10,750	27.1%	$74.79	$804,006	32.6%

Occupied Total - Retail		10,750	27.1%	$74.79	$804,006	32.6%

Occupied Collateral Total		39,686	100.0%	$62.12	$2,465,416	100.0%

Vacant Space - Office		0	0.0%

Vacant Space - Retail		0	0.0%

Collateral Total		39,686	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	The Annual U/W Base Rent and Annual U/W Base Rent PSF include contractual rent steps through December 31, 2016, totaling $48,077.
(3)	DC Tourism has one, five-year lease extension option.
(4)	Heather Podesta has one, five-year lease extension option.
(5)	Navigators Global, LLC has one, five-year lease extension option.
(6)	TD Bank’s Annual U/W Base Rent represents its average base rent over the 901 7th Street NW Mortgage Loan term. TD Bank’s current rent is $654,500 ($63.54 per square foot)
(7)	TD Bank has three, five-year lease extension options.

A-3-77

901 7TH STREET NW

The following table presents certain information relating to the lease rollover schedule at the 901 7th Street NW Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	1	5,787	14.6%	5,787	14.6%	$352,335	14.3%	$60.88
2017	0	0	0.0%	5,787	14.6%	$0	0.0%	$0.00
2018	0	0	0.0%	5,787	14.6%	$0	0.0%	$0.00
2019	0	0	0.0%	5,787	14.6%	$0	0.0%	$0.00
2020	1	5,787	14.6%	11,574	29.2%	$332,680	13.5%	$57.49
2021	0	0	0.0%	11,574	29.2%	$0	0.0%	$0.00
2022	1	450	1.1%	12,024	30.3%	$67,531	2.7%	$150.07
2023	0	0	0.0%	12,024	30.3%	$0	0.0%	$0.00
2024	0	0	0.0%	12,024	30.3%	$0	0.0%	$0.00
2025	0	0	0.0%	12,024	30.3%	$0	0.0%	$0.00
2026	0	0	0.0%	12,024	30.3%	$0	0.0%	$0.00
Thereafter	2	27,662	69.7%	39,686	100.0%	$1,712,871	69.5%	$61.92
Vacant	0	0	0.0%	39,686	100.0%	$0	0.0%	$0.00
Total/Weighted Average	5	39,686	100.0%			$2,465,416	100.0%	$62.12

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the 901 7th Street NW Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	11/30/2015(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 901 7th Street NW Property:

Cash Flow Analysis

	2012	2013	2014	TTM 6/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,112,848	$2,215,057	$2,282,556	$2,309,292	$2,465,416(1)	86.9%	$62.12
Grossed Up Vacant Space	0	0	0	0	0	0.0	0.00
Total Reimbursables	590,266	554,152	575,698	587,117	477,060	16.8	12.02
Other Income	4,604	11,639	14,092	14,770	3,300	0.1	0.08
Rent Abatement	0	0	(12,000)(2)	(333,303)(2)	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	(11,080)	(11,080)	(109,062)(3)	(3.8)	(2.75)
Effective Gross Income	$2,707,718	$2,780,848	$2,849,266	$2,566,796	$2,836,714	100.0%	$71.48

Total Operating Expenses	$850,988	$788,753	$858,849	$834,904	$824,290	29.1%	$20.77

Net Operating Income	$1,856,730	$1,992,095	$1,990,417	$1,731,892(4)	$2,012,424(4)	70.9%	$50.71
TI/LC	0	0	0	0	59,529	2.1	1.50
Capital Expenditures	0	0	0	0	8,423	0.3	0.21
Net Cash Flow	$1,856,730	$1,992,095	$1,990,417	$1,731,892	$1,944,472	68.5%	$49.00

NOI DSCR	1.11x	1.19x	1.19x	1.03x	1.20x
NCF DSCR	1.11x	1.19x	1.19x	1.03x	1.16x
NOI DY	7.1%	7.7%	7.7%	6.7%	7.7%
NCF DY	7.1%	7.7%	7.7%	6.7%	7.5%

(1)	The U/W Base Rent includes contractual rent steps through December 31, 2016, totaling $48,077 and TD Bank’s average base rent increase over the 901 7th Street NW Mortgage Loan term, totaling $81,976.
(2)	Dangerously Delicious DC, LLC received rent abatement from May 1, 2014 to April 30, 2015. DC Tourism received six months free of rent from March 2015 to August 2015 as part of its lease renewal.
(3)	The underwritten economic vacancy is 3.7%. As of November 30, 2015, the 901 7th Street NW Property was 100.0% physically occupied.
(4)	The increase in NOI from TTM June 30, 2015 to U/W is prmarly due to rent abatment expiring periods.

A-3-78

901 7TH STREET NW

Appraisal. As of the appraisal valuation date of November 10, 2015, the 901 7th Street NW Property had an “as-is” appraised value of $34,800,000.

Environmental Matters. According to the Phase I environmental assessment dated November 16, 2015, there was no evidence of any recognized environmental conditions at the 901 7th Street NW Property.

Market Overview and Competition. The 901 7th Street NW Property is located in Washington, DC on the border of the neighborhoods of Mount Vernon Square and Chinatown. The primary access to the neighborhood is provided via Interstate 395, New York Avenue, K Street, and Massachusetts Avenue. Interstate 395 and Interstate 66 provide access to Virginia and Maryland via the Capital Beltway (Interstate 495), and are each located within two miles of the 901 7th Street NW Property. The 901 7th Street NW Property is situated at the corner of the intersection of 7th Street NW and I Street NW, and is located one block north of the Gallery Place/Chinatown Metro Station (Red, Green, Yellow lines). The 901 7th Street NW Property is also located within walking distance to the Metro Center Metro Station (Red, Blue, Orange, Silver lines), McPherson Square (Blue, Orange, Silver lines), and the Mount Vernon Square/7th Street Convention Center Metrorail Station (Green, Yellow Lines). The 901 7th Street NW Property is also located within walking distance of the White House, the Verizon Center (a major sports and entertainment arena) and the Walter E. Washington Convention Center.

According to a third party market research report, the 901 7th Street NW Property is situated within the East End office/retail submarket of the Washington, DC market. According to a third party market research report, as of the fourth quarter of 2015, the office submarket contained a total office inventory of 48,859,497 square feet, overall vacancy rate of 11.3% and average asking rent of $54.63 per square feet on a gross basis. According to a third party market research report, as of the fourth quarter of 2015, the retail submarket contained a total retail inventory of 1,939,354 square feet, overall vacancy rate of 4.6% and average asking rent of $56.52 per square foot, on a gross basis.

The following table presents certain information relating to comparable office leases for the 901 7th Street NW Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Confidential Washington, DC	1977/2011	12	420,822	NAV	NAV	Confidential	Jan 2016 / 3.6 Yrs	12,367	$52.65	Full Service Gross
Franklin Plaza I Washington, DC	1985/NAP	12	218,000	89%	0.4 miles	Hill International	Dec 2015 / 11 Yrs	6,508	$48.00	Full Service Gross
National Press Building Washington, DC	1928/1985	14	477,688	87%	0.7 miles	Canadian Broadcasting	July 2015 / 10 Yrs	3,598	$45.00	Full Service Gross
Washington Center Washington, DC	1989/NAP	12	345,397	71%	0.4 miles	Astellas Pharma	Jan 2014 / 7.5 Yrs	8,084	$54.00	Full Service Gross
Arch Square Washington, DC	1900/2013	6	55,723	100%	0.1 miles	Alliance of Automobile	June 2013 / 15.6 Yrs	24,987	$55.00	Full Service Gross

(1)	Information obtained from the appraisal and a third party market research report.

The Borrower. The borrower is Jemal’s Hermann L.L.C., which is a District of Columbia limited liability company and a single purpose entity, with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 901 7th Street NW Mortgage Loan. Norman Jemal is the guarantor of certain nonrecourse carveouts under the 901 7th Street NW Mortgage Loan.

The Sponsor. The sponsor is Norman Jemal. Mr. Jemal and his father Douglas Jemal are the principals of Douglas Development Corp. (“DDC”). DDC is a large real estate developer in the Washington, DC area founded in 1990 with a current portfolio of nearly 9.0 million leasable square feet and over 8.0 million square feet of developable real estate in the pipeline. DDC is comprised of over 100 full time employees. As of July 31, 2015, Mr. Jemal reported net worth and liquidity of approximately $421.0 million and approximately $4.9 million respectively. Mr. Jemal has been involved in litigation. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $123,527 for real estate taxes, $5,000 for insurance premiums, $100,000 for the tenant cash trap reserve, $819,182 for initial tenant improvement related to the DC Tourism lease extension and $5,625 for deferred maintenance. The loan documents require monthly deposits of an amount equal to one-twelfth of the estimated annual real estate taxes (currently equates to $41,176), $702 for replacement reserves and $4,961 for tenant improvements and leasing commissions (“TI/LC”). The TI/LC reserve is subject to a cap of $178,587 and a minimum balance of $89,294. The loan documents require monthly deposits of $20,000 into the tenant cash trap reserve until May 2016 to be used for anticipated TI/LCs for the Heather Podesta tenant space. Any funds remaining in the reserve following the renewal of the Heather Podesta lease or the commencement of an acceptable Heather Podesta replacement tenant lease will be returned to the borrower. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred or is continuing; (ii) the 901 7th Street NW Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of insurance policies and timely proof of payment of insurance premiums.

A-3-79

901 7TH STREET NW

In addition, upon the occurrence and during the continuance of a Tenant Cash Trap Period (as defined below), all excess cash will be deposited in the tenant cash trap reserve subaccount.

A “Tenant Cash Trap Period” will commence (A) with respect to tenant Heather Podesta, on May 31, 2016, unless on or prior to such date a Heather Podesta Renewal (as defined below) has occurred; or (B) if any Major Tenant (defined as TD Bank or DC Tourism) (i) goes dark, (ii) is the subject of a bankruptcy action or (iii) is in monetary default under its lease beyond any applicable notice and/or cure period for a period of more than 15 days (a “Major Tenant Default Trigger”).

A “Heather Podesta Renewal” means, collectively, (a) tenant Heather Podesta irrevocably exercises its extension option under its lease for a five year renewal term expiring on November 30, 2021 and (b) the borrower delivers evidence of the lease extension reasonably satisfactory to the lender.

A Tenant Cash Trap Period will end with respect to clause (A), upon the satisfaction of the following: (x) the borrower has (I) entered into one or more leases with tenants reasonably satisfactory to the lender demising all or a portion of the Heather Podesta space, each for a term of not less than five years, (II) delivered to the lender with respect to each replacement tenant, an acceptable tenant estoppel and a reasonably acceptable subordination, non-disturbance and attornment agreement and (III) paid all brokerage commissions in connection with each such replacement lease; and (y) the aggregate annual net effective rent payable under all of the replacement leases is not less than that payable under the Heather Podesta lease as of May 31, 2016.

A Tenant Cash Trap Period will end, with respect to a Major Tenant, with respect to clause (B), at such time as any of the following conditions has been satisfied: (w) the date on which a Major Tenant Replacement Event (as defined below) occurs with respect to such Major Tenant; (x) with respect to clause (B)(i) such Major Tenant re-opens for business for a continuous period of not less than three months; (y) with respect to clause (B)(ii) the bankruptcy action is dismissed or such Major Tenant’s lease is affirmed; and (z) with respect to clause (B)(iii) (A) with respect to the first such Major Tenant Default Trigger, such Major Tenant has cured such default under its lease, and (B) with respect to any subsequent Major Tenant Default Trigger, when (1) such Major Tenant has cured such default under its lease and (2) $40.00 per square foot of such Major Tenant’s space has accumulated in the tenant cash trap reserve subaccount.

A “Major Tenant Replacement Event” with respect to a Major Tenant will occur upon the satisfaction of the following: (x) the borrower has (A) entered into one or more leases with tenants reasonably satisfactory to the lender demising all or a portion of such Major Tenant’s space, each for a term of at least the greater of (1) the number of months remaining in the term of the lease being replaced and (2) five years, (B) delivered to the lender with respect to each replacement tenant an acceptable tenant estoppel and a reasonably acceptable subordination, non-disturbance and attornment agreement and (C) paid all brokerage commissions in connection with each such replacement lease; and (y) the aggregate annual net effective rent payable under all such replacement leases is not less than that payable under the applicable Major Tenant lease as of the date of the applicable Tenant Cash Trap Period occurred.

Lockbox and Cash Management. The 901 7th Street NW Mortgage Loan is structured with a lender-controlled hard lockbox, which is already in place, and springing cash management. The 901 7th Street NW Mortgage Loan requires all rents to be deposited directly by tenants of the 901 7th Street NW Property into the lockbox account. Prior to the occurrence of a Cash Management Period (as defined below), all funds in the lockbox account are required to be swept to the borrower’s operating account. During a Cash Management Period, all funds in the lockbox account are required to be swept to a lender-controlled cash management account.

A “Cash Management Period” will commence upon the occurrence of any of the following: (i) a default or an event of default; (ii) the amortizing debt service coverage ratio falling below 1.10x at the end of any calendar quarter; (iii) the commencement of a Tenant Cash Trap Period, or (iv) the incurrence of mezzanine debt as described in “Subordinate and Mezzanine Indebtedness” below. A Cash Management Period will end with respect to clause (i) or (ii) above, if for three consecutive months (a) no default or event of default has occurred or is continuing; (b) no event that would trigger another Cash Management Period has occurred and (c) the amortizing debt service coverage ratio is at least 1.15x; and with respect to clause (iii), upon the termination of such Tenant Cash Trap Period.

Property Management. The 901 7th Street NW Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the 901 7th Street NW Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if required by the lender, receipt of a rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The borrower is permitted to incur future mezzanine debt, provided the following conditions are met: (i) a maximum combined loan-to-value ratio of 80.0%; (ii) a minimum combined amortizing underwritten debt service coverage ratio of 1.10x; (iii) the receipt of a rating agency confirmation from Fitch, Moody’s and Morningstar that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates; (iv) the execution of an intercreditor agreement acceptable to the lender; and (v) no event of default exists with respect to the 901 7th Street NW Mortgage Loan.

Ground Lease. None.

A-3-80

901 7TH STREET NW

Terrorism Insurance. The loan documents provide that the required “all risk” insurance policy must include coverage for terrorism in an amount equal to the full replacement cost of the 901 7th Street NW Property. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-81

HOMEWOOD SUITES BY HILTON - MELVILLE

A-3-82

HOMEWOOD SUITES BY HILTON - MELVILLE

Homewood Suites by Hilton - Melville
1585 Round Swamp Road
Plainview, NY 11803
Oyster Bay Harbor
Cove Neck
Cold Spring Harbor
Lloyd Harbor
Halesite
Huntington Hospital
Huntington Country Club
Huntington
Oyster Bay
Cove Rd
Park Ave
Cold Spring Harbor Laboratory
Woodbury Rd
Oyster Bay Cove
East Norwich
Laurel Hollow
Cold Spring Harbor
Huntington Station
Berry Hill Rd
Cold Spring Rd
Stillwell Woods Park
Oheka Castle
Jericho Tpke
Muttontown Eastwoods Rd
LIRR PORT JEFFERSON LINE
Syosset
Cold Springs Country Club
South Huntington
The Woodcrest Club
Woodbury
West Hills
Walt Whitman Shops
Muttontown
Syosset
Oyster Bay GC
Woodbury Village
North Shore-University Hosp. Syosset
West Hills County Park
Northern State Pkwy
Melville Mall
Old Country Rd
Wolf Hill Rd
Vanderbilt Pkwy
Dix Hills
Riverhead 37 miles
Jericho
Long Island Expwy
Manetto Hills Park
The Five Towns College
N.Y. City 28 miles
Plainview Shopping Center
Plainview
Long Island Expwy
Deer Park Ave
Carlls Straight Path
Commack Rd
Pine Ridge Conservation Area
Melville
Strathmore Park
North Shore Univ. Hospital at Plainview
Round Swamp Rd
Old Country Rd
Suffolk County
Nassau County
Colonial Springs Rd
Wheatley Heights
Nicolls Rd
Deer Park
Tanger Outlet Deer Park
Hicksville
Bethpage
Old Bethpage
Bethpage State Park
Farmingdale State College
New Hwy
Wellwood Ave
Long Island Ave
Wyandanch
Jerusalem Ave
Pinelawn
LIRR Ronkonkoma Line
Colonial Springs GC
North Babylon
Sunset Plaza
Bethpage State Park Golf Course
East Farmingdale
Farmingdale
Edison Ave
Straight Path
Little East Neck Rd
Southern State Pkwy
West Islip
Levittown
Hempstead Tpke
St. Joseph Hospital
Bethpage State Pkwy
Republic Airport
Belmont Lake State Park
Main St
West Babylon
Sunrise Hwy
Wantagh State Pkwy
Oyster Bay Expwy
Wantagh Ave
Southern State Pkwy
North Lindenhurst
North Massapequa
North Amityville
Wellwood Ave
North Wantagh
Great Neck Rd
LIRR Montauk Line
Babylon
North Bellmore
Seaford
Massapequa Park
Massapequa Park
Sunrise Mall
LIRR Babylon Line
Lindenhurst
Great South Bay Shopping Ctr.
Wantagh
Amityville
Copiague
Lindenhurst
Bergen Point Golf Club
Seaford
Massapequa
Wantagh
Sunrise Hwy
Bellmore
Amityville
East Massapequa
Merrick Rd
Indian Island County Park
Bellmore
Seaford
Massapequa
Copiague
Tanner Park
Great South Bay
Connecticut
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Norwalk
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White Plains
Long Island Sound
New Rochelle
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Brentwood
N.Y. City
Queens
Hempstead
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Atlantic Ocean

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No. 10 - Homewood Suites by Hilton - Melville

Loan Information				Property Information
Mortgage Loan Seller:	Silverpeak Real Estate Finance LLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance:	$24,000,000			Specific Property Type:	Limited Service
Cut-off Date Principal Balance:	$24,000,000			Location:	Plainview, NY
% of Initial Pool Balance:	2.7%			Size:	147 Rooms
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Room:	$163,265
Borrower Name:	Melville Hospitality, LLC			Year Built/Renovated:	2004/2015
Sponsors(1):	Various			Title Vesting:	Fee
Mortgage Rate:	5.244%			Property Manager:	Crossroads Hospitality Management Company, LLC
Note Date:	December 30, 2015			4th Most Recent Occupancy (As of):	83.0% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	86.2% (12/31/2012)
Maturity Date:	January 06, 2026			2nd Most Recent Occupancy (As of):	89.9% (12/31/2013)
IO Period:	24 months			Most Recent Occupancy (As of):	83.4% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	73.6% (10/31/2015)
Seasoning:	1 month
Amortization Term (Original):	312 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(25),D(91),O(4)			4th Most Recent NOI (As of):	$2,726,672 (12/31/2012)
Lockbox Type:	Springing			3rd Most Recent NOI (As of):	$2,928,569 (12/31/2013)
Additional Debt:	NAP			2nd Most Recent NOI (As of):	$2,675,683 (12/31/2014)
Additional Debt Type:	NAP			Most Recent NOI (As of):	$2,276,004 (TTM 10/31/2015)

				U/W Revenues:	$7,881,590
				U/W Expenses:	$5,084,729
				U/W NOI:	$2,796,861
				U/W NCF:	$2,481,597
Escrows and Reserves(2):				U/W NOI DSCR:	1.65x
				U/W NCF DSCR:	1.47x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	11.7%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield:	10.3%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$34,600,000
FF&E Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Dates:	November 17, 2015
PIP Reserve	$4,300,000	$0	NAP	Cut-off Date LTV Ratio(4):	69.4%
Seasonality Reserve	$0	Springing	NAP	LTV Ratio at Maturity or ARD(4):	57.4%

(1)	See “The Sponsors” section.
(2)	See “Escrows” section.
(3)	Current Occupancy is based on a stabilized room count of 147, which includes 23 guestrooms that were out of service due to flood damage from a burst pipe that occurred in February 2015. The 23 guestrooms are back online at the Homewood Suites by Hilton – Melville Property as of December 2015. The Current Occupancy adjusted to exclude the rooms that were taken out of service is 83.6%.
(4)	The appraiser also concluded to a “when-complete” appraised value of $40,100,000 with a valuation date of December 1, 2017 (which assumes completion of the PIP described within “The Property” section), which would indicate a “when-complete” Cut-off Date LTV Ratio of 59.9% and a LTV Ratio at Maturity of 49.5%

The Mortgage Loan. The mortgage loan (the “Homewood Suites by Hilton - Melville Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 147 room limited service, extended stay hotel located in Plainview, New York (the “Homewood Suites by Hilton - Melville Property”). The Homewood Suites by Hilton - Melville Mortgage Loan was originated on December 30, 2015 by Silverpeak Real Estate Finance LLC. The Homewood Suites by Hilton - Melville Mortgage Loan had an original principal balance of $24,000,000, has an outstanding principal balance as of the Cut-off Date of $24,000,000 and accrues interest at an interest rate of 5.244% per annum. The Homewood Suites by Hilton - Melville Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the first 24 payments following origination and, thereafter, requires payments of principal and interest based on a 26-year amortization schedule. The Homewood Suites by Hilton - Melville Mortgage Loan matures on January 6, 2026.

Following the lockout period, the borrower has the right to defease the Homewood Suites by Hilton - Melville Mortgage Loan in whole, but not in part, on any date before October 6, 2025. In addition, the Homewood Suites by Hilton - Melville Mortgage Loan is prepayable without penalty on or after October 6, 2025.

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HOMEWOOD SUITES BY HILTON - MELVILLE

Sources and Uses

Sources			Uses
Original loan amount	$24,000,000	100.0%	Loan payoff(1)	$18,412,415	76.7%
			Reserves	4,300,000	17.9
			Closing costs	968,946	4.0
			Return of equity	318,639	1.3
Total Sources	$24,000,000	100.0%	Total Uses	$24,000,000	100.0%
(1)	The Homewood Suites by Hilton – Melville Property was previously securitized in the WBCMT 2006-C23 transaction.

The Property. The Homewood Suites by Hilton - Melville Property is a four-story, 147 room, limited service, extended stay, hotel located in Plainview, New York, approximately 35.0 miles east of Manhattan. Developed by the sponsors in 2004, the Homewood Suites by Hilton - Melville Property is situated on a 5.8 acre site and contains 246 surface parking spaces resulting in a parking ratio of 1.7 spaces per room.

The Homewood Suites by Hilton - Melville Property comprises 77 studio suites, 48 one-bedroom suites, and 22 two-bedroom suites. Amenities at the Homewood Suites by Hilton - Melville Property include complimentary wireless internet, indoor pool and whirlpool, fitness room, business center, complimentary breakfast, market pantry, guest laundry room, two outdoor patios, sport court, vending areas and two meeting rooms. Guestrooms feature kitchens with a microwave, full-sized refrigerator, coffeemaker, stove, dishwasher, and cooking and dining utensils. The franchise agreement with Hilton expires in April 2023. The sponsors are currently pursuing an early extension of the franchise agreement in conjunction with the Property Improvement Plan (“PIP”), which is expected to extend the franchise agreement to 2031.

The Homewood Suites by Hilton - Melville Property is currently undergoing a $5.6 million brand management PIP. Approximately $1.3 million of the PIP work has been completed, including complete renovations for 23 guestrooms that were taken offline for most of 2015 due to flood damage sustained from a burst pipe, as well as interior corridor and hallway upgrades. A $4.3 million PIP reserve was required at origination for the remaining PIP work, which is expected to be completed by December 2017.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Homewood Suites by Hilton - Melville Property:

Cash Flow Analysis

	2012(1)	2013(1)	2014(1)	TTM 10/31/2015(2)	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	86.2%	89.9%	83.4%	73.6%	83.6%
ADR	$161.33	$163.27	$173.51	$172.91	$172.91
RevPAR	$139.06	$146.81	$144.65	$127.26	$144.52

Room Revenue	$7,481,579	7,876,910	$7,761,124	$6,829,704	$7,754,241	98.4%	$52,750
F&B Revenue	0	0	0	0	0	0.0	0
Other Revenue	134,813	146,715	121,978	112,164	127,350	1.6	866
Total Revenue	$7,616,392	$8,023,625	$7,883,102	$6,941,868	$7,881,590	100.0%	$53,616

Total Department Expenses	1,704,153	1,802,961	1,858,229	1,649,769	1,873,127	23.8	12,742
Gross Operating Profit	$5,912,239	$6,220,664	$6,024,873	$5,292,099	$6,008,463	76.2%	$40,874

Total Undistributed Expenses	2,772,184	2,875,703	2,933,474	2,589,592	2,786,438	35.4	18,955
Profit Before Fixed Charges	$3,140,055	$3,344,961	$3,091,399	$2,702,507	$3,222,025	40.9%	$21,919

Total Fixed Charges	413,383	416,392	415,716	426,503	425,164	5.4	2,892

Net Operating Income(1)	$2,726,672	$2,928,569	$2,675,683	$2,276,004	$2,796,861	35.5%	$19,026
FF&E	304,658	320,357	319,391	289,557	315,264	4.0	2,145
Net Cash Flow	$2,422,014	$2,608,212	$2,356,292	$1,986,447	$2,481,598	31.5%	$16,882

NOI DSCR	1.61x	1.73x	1.58x	1.34x	1.65x
NCF DSCR	1.43x	1.54x	1.39x	1.17x	1.47x
NOI DY	11.4%	12.2%	11.1%	9.5%	11.7%
NCF DY	10.1%	10.9%	9.8%	8.3%	10.3%

(1)	The Homewood Suites by Hilton - Melville Property benefitted from increased demand related to Hurricane Sandy in late 2012 and the first half of 2013. Net Operating Income decreased from 2013 to 2014 as the hurricane-related demand diminished.
(2)	Net Operating Income decreased from 2014 to TTM 10/31/2015 as 23 of the 147 guestrooms were removed from inventory in 2015 due to flood damage sustained from a burst pipe. All 23 guestrooms are back online following comprehensive renovations. During the time the rooms were offline, the sponsors replaced the income with business interruption insurance. The TTM 10/31/2015 Occpuancy and RevPar, adjusted to exclude the 23 guestrooms that were out of service, are 83.6% and $144.52, respectively. The historical room revenue does not include business interruption proceeds.

The Appraisal. As of the appraisal valuation date of November 17, 2015, the Homewood Suites by Hilton - Melville Property had an “as-is” appraised value of $34,600,000 and a “when-complete” appraised value as of December 1, 2017 of $40,100,000, following the completion of the PIP.

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HOMEWOOD SUITES BY HILTON - MELVILLE

Environmental Matters. According to a Phase I environmental assessment dated November 17, 2015, there was no evidence of any recognized environmental conditions at the Homewood Suites by Hilton - Melville Property.

Market Overview and Competition. The Homewood Suites by Hilton - Melville Property is located in Plainview, New York, just off of the Round Swamp Exit (Exit 48) of the Long Island Expressway (Interstate 495), allowing for freeway visibility. Melville is part of the greater town of Huntington, the westernmost community in Long Island’s Suffolk County, bordering Nassau County directly to the west. Regional access through the central Long Island region is provided by Interstate 495, a major east-west connector spanning 71 miles from the western portal of the Queens-Midtown Tunnel in Manhattan to Riverhead, New York.

According to the appraisal, Long Island’s economy has shifted from manufacturing-based to research and service-oriented over the last few decades, and the region has become New York State’s leader in the bioscience and healthcare sectors. The Homewood Suites by Hilton – Melville Property is approximately 5.0 miles southeast of the RXR Executive Park, a 554,162 square foot office park, which includes tenants such as Morgan Stanley and MassMutual Insurance. Other businesses and corporate headquarters located within 5.0 miles of the Homewood Suites by Hilton - Melville include Adecco, Cannon USA, Estee Lauder, Nikon and Northrop Grumman. Leisure demand generators for the Homewood Suites by Hilton – Melville include Adventure Land Theme Park, Jillian’s Entertainment Center, Jones Beach, Bethpage State Park, Atlantis Marine World, and Fire Island National Seashore.

According to the appraisal, the 2014 market mix of the Homewood Suites by Hilton - Melville Property was 50% extended stay, 30% commercial, 10% leisure and 10% group. The 2015 estimated population within a five-mile radius of the Homewood Suites by Hilton – Melville Property is estimated to be 242,704, with average household incomes of $130,776.

The following table presents certain information relating to the Homewood Suites by Hilton - Melville Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)(2)

	Competitive Set			Homewood Suites by Hilton - Melville			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/31/2015 TTM	74.3%	$166.07	$123.31	75.1%	$172.48	$129.51	101.1%	103.9%	105.0%
12/31/2014 TTM	72.2%	$165.96	$119.85	83.4%	$173.51	$144.65	115.4%	104.5%	120.7%
12/31/2013 TTM	77.5%	$159.22	$123.35	89.9%	$163.27	$146.81	116.1%	102.5%	119.0%

(1)	Information obtained from a third party hospitality report as of December 31, 2015. The competitive set includes the following hotels: Marriott Melville Long Island, Four Points Plainview Long Island, Hilton Long Island Huntington, Residence Inn Plainview Long Island, Inn at Fox Hollow, and TownePlace Suites by Marriott Republic Airport .
(2)	Due to flood damage from a burst pipe that occurred in February 2015, 23 of the 147 guestrooms were taken out of service. The 23 guestrooms are back online at the Homewood Suites by Hilton – Melville Property as of December 2015.

The Borrower. The borrower is Melville Hospitality, LLC, a New York limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Homewood Suites by Hilton - Melville Mortgage Loan. Lawrence A. Levine, Charles R. Feinbloom, Paul F. Amoruso, Burt M. Levine, Michael Hahn, Do-Ro-Mi Hotel Associates LLC and the Lawrence A. Levine 2013 Family Trust are the guarantors of certain nonrecourse carveouts under the Homewood Suites by Hilton - Melville Mortgage Loan.

The Sponsors. The sponsors are Lawrence A. Levine; Charles R. Feinbloom; Paul F. Amoruso; Burt M. Levine; Michael Hahn; Do-Ro-Mi Hotel Associates LLC; Lawrence A. Levine 2013 Family Trust.

Lawrence Levine, Charles Feinbloom and Burt Levin are executive managers and partners of Melville Industrial Associates, Westpark Associates, and Inlaw Realty LLC. Melville Industrial Associates owns and/or manages five commercial properties in Melville, Long Island. Inlaw Realty LLC owns and operates over one million square feet of class A office space within the Melville, Long Island and White Plains, Westchester County areas.

Paul Amoruso has been active in the commercial real estate brokerage and investment industry for over 20 years. He is a managing director at Oxford & Simpson Realty Services, Inc. a full-service commercial real estate company based in Long Island that provides corporate real estate services for regional, national and international clients. Mr. Amoruso is also the president of Melville Hospitality and currently owns and is active in the development of several hotels, shopping centers and office complexes on Long Island.

The sponsors were involved in two prior deeds-in-lieu of foreclosure in 2010 and 2011 with respect to two mortgage loans for which they were sponsors.  See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. The loan documents provide for an upfront escrow in the amount of $4,300,000 for a PIP Reserve, which will be released to perform work (the “PIP Work”) required by the “Take Flight Program” implemented by the franchisor. In the event that the PIP Work is not complete by the 24 month anniversary of the origination of the Homewood Suites by Hilton – Melville Mortgage Loan (which date may be extended for an additional 12 months in the lender’s reasonable discretion in the event that there are delays in completion resulting from circumstances outside of the borrower’s control), the lender is permitted to use funds on deposit in the PIP Reserve to pay down the Homewood Suites by Hilton – Melville Mortgage Loan and the borrower is required to pay to the lender the applicable yield maintenance premium.

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HOMEWOOD SUITES BY HILTON - MELVILLE

The loan documents also provide for a seasonality reserve, in an amount reasonably determined by the lender, to fund projected shortfalls during certain months of the year. Such reserve will not be required provided (i) no Cash Trap Event Period (as defined below) is continuing; (ii) the property management agreement is in full force and effect; and (iii) the property manager is reserving funds for the projected seasonal shortfalls.

The loan documents do not require monthly escrows for taxes provided (i) the property manager is reserving for the timely payment of all taxes, (ii) the property manager is paying taxes directly to the appropriate public office on or before their due date, (iii) the property management agreement is in full force and effect and neither the property manager nor the borrower is in default of any of its respective obligations beyond applicable notice and cure periods, if any, and (iv) the lender has received evidence of the timely payment of all taxes. The loan documents do not require monthly escrows for insurance premiums, provided (i) the borrower and the property manager maintain the insurance policies in accordance with the terms of the property management agreement and the loan agreement; (ii) the property manager is reserving for the payment of insurance premiums and paying directly to the respective insurer or agent all insurance premiums on a timely basis; (iii) the property management agreement is in full force and effect and neither the property manager nor the borrower is in default of any of its respective obligations thereunder beyond applicable notice and cure periods; and (iv) evidence of the existence of all required insurance coverages and insurance policies required under the loan agreement and the payment of all insurance premiums therefor has been timely provided to the lender.

The loan documents provide that the borrower’s obligation to make monthly deposits for FF&E is suspended so long as (i) the property management agreement has not been terminated and is otherwise in full force and effect; (ii) the property manager is making deposits into the “Reserve Fund” (as defined in the property management agreement) in an amount equal to one-twelfth of the greater of (A) (x) during the second year of the loan term, 2% of total gross revenues, (y) during the third year of the loan term, 3% of total gross revenues and (z) 4% of total gross revenues thereafter, and (B) the amount required pursuant to the franchise agreement, provided, however, until such time as the franchise agreement is extended to 2030 or later, an amount equal to one-twelfth of the greater of (a) 4% of total gross revenues and (b) the amount required under the franchise agreement; and (iii) no event of default exists and the lender timely receives monthly reports of the balance in such Reserve Fund.

Lockbox and Cash Management. Upon the occurrence of a Cash Trap Event Period (as defined below), or if Crossroads Hospitality Management Company, LLC has been terminated as property manager at the Homewood Suites by Hilton – Melville Property, the borrower will be required to establish a lender-controlled lockbox account. If Crossroads Hospitality Management Company, LLC is no longer the property manager, then the borrower must send out direction letters to credit card companies directing them to send monies to the lockbox account. If a Cash Trap Event Period has commenced and Crossroads Hospitality Management Company, LLC is still the property manager, it continues to collect receipts and send any money otherwise due to the borrower under the property management agreement to the lockbox account. The loan documents also require that all revenues received by the borrower when Crossroads Hospitality Management Company, LLC is no longer the property manager or during the continuance of a Cash Trap Event Period be deposited into the lockbox account within one business day of receipt. During a Cash Trap Event Period, all excess cash flow is swept on a daily basis to a lender-controlled cash collateral account. During a Franchise Agreement Sweep Period (as defined below) all excess cash flow (or such portion of excess cash flow as allocated by the lender) is swept to a Franchise Agreement Renewal Reserve to be used in connection with PIP Work associated with the renewal or replacement of the franchise agreement.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the bankruptcy or insolvency of any property manager affiliated with the borrower or the guarantor; (iii) the amortizing debt service coverage ratio being less than 1.20x at the end of any calendar quarter; (iv) the failure to complete the PIP Work on or before the 18th month following the origination date of the Homewood Suites by Hilton - Melville Mortgage Loan (as such date may be extended by the lender in the event the borrower is diligently pursuing the completion of the PIP Work); or (v) the commencement of a Franchise Agreement Sweep Period (as defined below). A Cash Trap Event Period will end with regard to clause (i) above, upon the cure of such event of default; with regard to clause (ii), upon the affiliated property manager emerging from bankruptcy or insolvency, assuming the obligations under any applicable management agreement and remaining out of bankruptcy and in compliance with such management agreement for two consecutive calendar quarters; with regard to clause (iii), upon the amortizing debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters; with regard to clause (iv) upon the completion of the PIP Work; and with regard to clause (v), upon the termination of such Franchise Agreement Sweep Period.

A “Franchise Agreement Sweep Period” will commence upon the date that is 18 months prior to the expiration of the franchise agreement. A Franchise Agreement Sweep Period will end upon the borrower’s satisfaction of the following conditions: (A) the borrower either (i) enters into a renewal of the existing franchise agreement such that the term of the franchise agreement is extended to 2030 or later or (ii) enters into a replacement franchise agreement with a franchisor acceptable to the lender for an initial term expiring no earlier than 2030, (B) the delivery of a copy of the renewal or replacement franchise agreement, as applicable, together with any PIP required in connection therewith to the lender, (C) the lender has determined that sufficient funds have been accumulated in the Franchise Agreement Renewal Reserve to pay for all anticipated expenses in connection with any PIP required by the renewal or replacement franchise agreement, as applicable, and (D) delivery of evidence reasonably satisfactory to the lender that the borrower has completed any such PIP required in connection with such renewal or replacement franchise agreement to the satisfaction of the franchisor and paid all expenses in connection therewith.

Property Management. The Homewood Suites by Hilton - Melville Property is managed by Crossroads Hospitality Management Company, LLC.

Assumption. The borrower has the ongoing right to transfer the Homewood Suites by Hilton - Melville Property provided that certain conditions are satisfied, including, without limitation, (i) the borrower has provided the lender with not less than sixty days

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HOMEWOOD SUITES BY HILTON - MELVILLE

prior written notice; (ii) no default or event of default has occurred and is continuing; (iii) the lender determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience and financial strength, (iv) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-NXS5 Certificates, and (v) the lender receives evidence satisfactory to the lender that the franchisor has consented to the transfer and the proposed transferee.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Homewood Suites by Hilton - Melville Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

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No. 11 – The Shoppes at Zion

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:	$23,625,000			Specific Property Type:	Unanchored
Cut-off Date Principal Balance:	$23,598,643			Location:	St. George, UT
% of Initial Pool Balance:	2.7%			Size:	118,956 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$198.39
Borrower Name:	ZFS Holding 2005, LLC			Year Built/Renovated:	1993/NAP
Sponsor:	Yehuda Netanel			Title Vesting:	Fee
Mortgage Rate:	4.791%			Property Manager:	Self-managed
Note Date:	January 11, 2016			4th Most Recent Occupancy (As of):	93.4% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	93.7% (12/31/2012)
Maturity Date:	January 11, 2026			2nd Most Recent Occupancy (As of):	94.7% (12/31/2013)
IO Period:	None			Most Recent Occupancy (As of):	92.6% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of):	87.2% (1/6/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,916,386 (12/31/2012)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of):	$1,992,033 (12/31/2013)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$2,049,623 (12/31/2014)
Additional Debt:	None			Most Recent NOI (As of):	$2,156,364 (TTM 9/30/2015)
Additional Debt Type:	NAP

				U/W Revenues:	$2,613,272
Escrows and Reserves:				U/W Expenses:	$728,209
				U/W NOI(6):	$1,885,063
Type:	Initial	Monthly	Cap (If Any)	U/W NCF:	$1,706,326
Taxes	$37,899	$12,633	NAP	U/W NOI DSCR(5):	1.40x
Insurance(1)	$0	Springing	NAP	U/W NCF DSCR(5):	1.27x
Replacement Reserve	$0	$1,975	NAP	U/W NOI Debt Yield(5):	8.8%
TI/LC Reserve(2)	$0	$13,000	$450,000	U/W NCF Debt Yield(5):	8.0%
Deferred Maintenance	$93,750	$0	NAP	As-Is Appraised Value:	$30,610,000
Rue 21 Rent Concession/TI/LC(3)	$263,431	$0	NAP	As-Is Appraisal Valuation Date:	November 13, 2015
Dress Barn TI/LC(4)	$43,000	$0	NAP	Cut-off Date LTV Ratio(5):	69.7%
Holdback(5)	$2,275,000	NAP	NAP	LTV Ratio at Maturity or ARD(5):	55.6%

(1)	Ongoing reserves for insurance premiums are not required as long as (i) no event of default has occurred and is continuing; (ii) The Shoppes at Zion Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

(2)	The TI/LC reserve is capped at $450,000 as long as (i) no event of default has occurred and is continuing and (ii) the debt service coverage ratio is at least 1.20x.

(3)	Represents gap rent and outstanding tenant improvement and leasing commissions (“TI/LC”) for Rue 21, which is expected to take occupancy and commence rent payments in its expansion space by June 2016.

(4)	Represents costs associated with tenant improvements provided to Dress Barn as part of its recent lease renewal in July 2015.

(5)	The Shoppes at Zion mortgage loan is structured with a $2,275,000 holdback that will be released to the borrower upon The Shoppes at Zion Property achieving a net cash flow debt yield of at least 8.0% based on the full mortgage loan amount; if the 8.0% net cash flow debt yield is not achieved within two years of the Note Date, the lender may use the holdback to pay down the mortgage loan. All statistical information related to the loan-to-value ratios, debt service coverag ratios and debt yields are based on the Cut-off Date Principal Balance net of the holdback. The U/W NOI DSCR, U/W NCF DSCR, NOI Debt Yield, NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the full mortgage loan amount are 1.27x, 1.15x, 8.0%, 7.2%, 77.1% and 63.0%, respectively.

(6)	See “Cash Flow Analysis” section.

The Shoppes at Zion mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 118,956 square foot unanchored retail center (the “The Shoppes at Zion Property”) located in St. George, Utah. Built in 1993, The Shoppes at Zion Property consists of a one-story building located on an 8.6-acre site. The Shoppes at Zion Property includes 484 surface parking spaces resulting in a parking ratio of 4.1 spaces per 1,000 square feet of rentable area. As of January 6, 2016, The Shoppes at Zion Property was 87.2% occupied by 30 tenants, and has averaged 91.6% occupancy since 2006.

The Shoppes at Zion Property is located approximately 0.9 miles west of the GGP-owned Red Cliffs Mall, which is anchored by Dillard’s, JC Penney, Sears and Barnes & Noble and reported 99.7% occupancy in 2015 with inline sales of $425 per square foot. The Shoppes at Zion Property is situated just east of Interstate 15 (Veterans Memorial Highway), within a retail corridor that also contains a Target, Lowe’s Home Improvement, Michael’s, Ross Dress for Less and TJ Maxx. The 2015 population within a three- and

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THE SHOPPES AT ZION

five-mile radius of The Shoppes at Zion Property was 45,970 and 92,348, respectively, while the estimated average household income within the same radii was $40,076 and $44,180, respectively. According to a third party market research report, as of 2015 there was 6.8 million square feet of retail inventory located within a five-mile radius of The Shoppes at Zion Property, which reported a 4.1% vacancy rate and has averaged 3.1% vacancy since 2007.

Sources and Uses

Sources			Uses
Original loan amount	$23,625,000	100.0%	Loan payoff(1)	$18,163,162	76.9%
			Closing costs	162,688	0.7
			Reserves	2,713,080	11.5
			Return of equity	2,586,070	10.9
Total Sources	$23,625,000	100.0%	Total Uses	$23,625,000	100.0%

(1)	The Shoppes at Zion Property was previously securitized in the WBCMT 2006-C23 transaction.

The following table presents certain information relating to the tenancy at The Shoppes at Zion Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost(2)	Lease Expiration Date
Major Tenants
The Dress Barn	NR/Ba2/BB	8,937	7.5%	$20.00	$178,740	8.6%	$154	16.9%	12/31/2021
Tuesday Morning	NR/Ba3NR	7,632	6.4%	$19.50	$148,824	7.2%	$112	21.3%	1/31/2019
Eddie Bauer Outlet	NR/NR/NR	6,721	5.6%	$20.00	$134,420	6.5%	$221	11.5%	5/31/2021
Rue 21	NR/NR/NR	6,509(3)	5.5%	$19.50(3)	$126,926(3)	6.1%(3)	$233(4)	10.8%(4)	1/31/2027(5)
Outback Steakhouse	NR/NR/NR	6,220	5.2%	$19.97	$124,182	6.0%	$535	4.5%	5/31/2019(6)
Total Major Tenants		36,019	30.3%	$19.80	$713,092	34.4%

Non-Major Tenants(7)		67,716	56.9%	$20.11	$1,361,684	65.6%

Occupied Collateral Total		103,735	87.2%	$20.00	$2,074,775	100.0%

Vacant Space		15,221	12.8%

Collateral Total		118,956	100.0%

(1)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.

(2)	Sales and occupancy costs are for the trailing 12-month period ending July 31, 2015.

(3)	Rue 21 is currently building out 2,000 sqaure feet of expansion space and is expected to take occupany and commence rent payments in June 2016. All gap rent and tenant improvement and leasing commissions related to the expansion space were reserved for upfront.

(4)	Sales PSF and Occupancy Cost for Rue 21 excludes the 2,000 square-foot expansion space.

(5)	Rue 21 has one, 5-year lease renewal option.

(6)	Outback Steakhouse has one, 5-year lease renewal option.

(7)	Non-Major Tenants includes the management office (1,000 square feet representing 0.8% of the net rentable area) which has no attributed rent. Annual U/W Base Rent PSF excluding the management space is $20.41.

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THE SHOPPES AT ZION

The following table presents certain information relating to the lease rollover schedule at The Shoppes at Zion Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	1	1,000	0.8%	1,000	0.8%	$0	0.0%	$0.00
2016	1	5,334	4.5%	6,334	5.3%	$32,822	1.6%	$6.15
2017	6	15,442	13.0%	21,776	18.3%	$315,258	15.2%	$20.42
2018	2	4,454	3.7%	26,230	22.1%	$84,883	4.1%	$19.06
2019	6	27,867	23.4%	54,097	45.5%	$581,178	28.0%	$20.86
2020	8	19,878	16.7%	73,975	62.2%	$448,627	21.6%	$22.57
2021	3	19,164	16.1%	93,139	78.3%	$386,786	18.6%	$20.18
2022	1	3,879	3.3%	97,018	81.6%	$93,096	4.5%	$24.00
2023	0	0	0.0%	97,018	81.6%	$0	0.0%	$0.00
2024	1	208	0.2%	97,226	81.7%	$5,200	0.3%	$25.00
2025	0	0	0.0%	97,226	81.7%	$0	0.0%	$0.00
2026	0	0	0.0%	97,226	81.7%	$0	0.0%	$0.00
Thereafter	1	6,509	5.5%	103,735	87.2%	$126,926	6.1%	$19.50
Vacant	0	15,221	12.8%	118,956	100.0%	$0	0.0%	$0.00
Total/Weighted Average	30	118,956	100.0%			$2,074,775	100.0%	$20.00

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	MTM includes the management office which has no attributed rent.

The following table presents historical occupancy percentages at The Shoppes at Zion Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	1/6/2016(2)
93.4%	93.7%	94.7%	92.6%	87.2%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Shoppes at Zion Property:

Cash Flow Analysis

	2012	2013	2014	TTM 9/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,182,267	$2,210,006	$2,170,144	$2,277,527	$2,074,775(1)	79.4%	$17.44
Grossed Up Vacant Space	0	0	0	0	350,015	13.4	2.94
Percentage Rent	31,314	64,356	140,611	94,236	0	0.0	0.00
Total Reimbursables	540,982	537,935	515,437	502,699	537,536	20.6	4.52
Other Income	14,737	4,009	719	5,253	960	0.0	0.01
Less Vacancy and Credit Loss	0	0	0	0	(350,015)(2)	(13.4)	(2.94)
Effective Gross Income	$2,769,300	$2,816,306	$2,826,910	$2,879,715	$2,613,272	100.0%	$21.97

Total Operating Expenses	$852,914	$824,273	$777,288	$723,351	$728,209	27.9%	$6.12

Net Operating Income	$1,916,386	$1,992,033	$2,049,623	$2,156,364	$1,885,063(1)	72.1%	$15.85
TI/LC	0	0	0	0	154,946	5.9	1.30
Capital Expenditures	0	0	0	0	23,791	0.9	0.20
Net Cash Flow	$1,916,386	$1,992,033	$2,049,623	$2,156,364	$1,706,326	65.3%	$14.34

NOI DSCR(3)	1.43x	1.48x	1.53x	1.61x	1.40x
NCF DSCR(3)	1.43x	1.48x	1.53x	1.61x	1.27x
NOI DY(3)	9.0%	9.3%	9.6%	10.1%	8.8%
NCF DY(3)	9.0%	9.3%	9.6%	10.1%	8.0%

(1)	The decrease in U/W Base Rent and Net Operating Income from TTM 9/30/2015 is primarily due to a mark to market adjustment applied to certain tenant’s base rent totaling $199,353.

(2)	The underwritten economic vacancy is 14.4%. The Shoppes at Zion Property was 87.2% physically occupied as of January 6, 2016.

(3)	The debt service coverages and debt yields presented are based on the Cut-off Date Principal Balance net of the $2,275,000 holdback. The U/W NOI DSCR, U/W NCF DSCR, U/W NOI DY and U/W NCF DY based on the full mortgage loan amount are 1.27x, 1.15x, 8.0%, 7.2%, 77.1% and 63.0%, respectively.

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THE SHOPPES AT ZION

The following table presents certain information relating to some comparable retail leases for The Shoppes at Zion Property:

Comparable Leases(1)

Property Name/ Location	Year Built/ Renovated	Anchor Tenants	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name(2)	Lease Date / Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
875 West Red Cliffs Washington, UT	1997/NAP	NAP	23,204	95%	1.9 miles	NAV	September 2014 / NAV	2,500	$19.20	NNN
Telegraph Retail Washington, UT	2004/NAP	NAP	23,691	100%	2.4 miles	Perks Expresso & Smoothies	September 2014 / 5 Yrs	1,400	$13.80	NNN
Red Rock Commons St. George, UT	2012/NAP	Dick’s Sporting Goods, Old Navy, Ulta, Petsmart	128,025	100%	0.5 miles	Café Rio	August 2013 / 10 Yrs	4,067	$30.00	NNN
Red Rock Commons St. George, UT	2012/NAP	Dick’s Sporting Goods, Old Navy, Ulta, Petsmart	128,025	100%	0.5 miles	Einsteins Bagels	July 2013 / 10 Yrs	2,520	$29.00	NNN
Pineview Plaza St. George, UT	2005/NAP	NAP	94,013	67%	1.4 miles	Game Haven	August 2012 / 5 Yrs	2,208	$14.95	NNN

(1)	Information obtained from the appraisal and third party market research reports.

(2)	Represents in line tenant comparables only.

A-3-93

No. 12 – Chase Corporate Center

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:	$23,200,000			Specific Property Type:	Suburban
Cut-off Date Principal Balance:	$23,200,000			Location:	Birmingham, AL
% of Initial Pool Balance:	2.7%			Size:	211,257 SF
Loan Purpose:	Acquisition			Cut-off Date Principal Balance Per SF:	$109.82
Borrower Name:	Chase Corporate Center, LLC			Year Built/Renovated:	1985/1987
Sponsors:	Abhishek Mathur; Brian Adams; Andrew Stone			Title Vesting:	Fee
Mortgage Rate:	5.030%			Property Manager:	EGS Commercial Real Estate, Inc.
Note Date:	January 14, 2016			4th Most Recent Occupancy (As of):	85.5% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	87.8% (12/31/2012)
Maturity Date:	February 11, 2023			2nd Most Recent Occupancy (As of):	90.5% (12/31/2013)
IO Period:	60 months			Most Recent Occupancy (As of):	93.7% (12/31/2014)
Loan Term (Original):	84 months			Current Occupancy (As of):	91.8% (10/30/2015)
Seasoning:	0 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	L(24),D(50),O(10)			3rd Most Recent NOI (As of):	$2,305,354 (12/31/2013)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$2,355,046 (12/31/2014)
Additional Debt:	None			Most Recent NOI (As of)(5):	$1,832,793 (TTM 9/30/2015)
Additional Debt Type:	NAP
				U/W Revenues:	$4,110,215
				U/W Expenses:	$1,527,343
Escrows and Reserves:				U/W NOI(4):	$2,582,873
				U/W NCF:	$2,294,008
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR:	1.72x
Taxes	$84,518	$28,172	NAP	U/W NCF DSCR:	1.53x
Insurance	$9,005	$4,501	NAP	U/W NOI Debt Yield:	11.1%
Replacement Reserves(1)	$0	$3,521	$250,000	U/W NCF Debt Yield:	9.9%
TI/LC Reserve	$0	$8,803	NAP	As-Is Appraised Value:	$36,000,000
Major Tenant TI/LC Reserve(2)	$71,923	$8,803	NAP	As-Is Appraisal Valuation Date:	November 24, 2015
Tenant Specific TI/LC Reserve(3)	$161,432	$0	NAP	Cut-off Date LTV Ratio:	64.4%
Rent Concession Reserve(4)	$70,737	$0	NAP	LTV Ratio at Maturity or ARD:	62.6%

(1)	Upon the occurrence of an event of default or the lender determines the borrower is not adequately maintaining the Chase Corporate Center Property, ongoing monthly replacement reserves will not be subject to the cap.

(2)	The Major Tenant TI/LC Reserve represents potential tenant improvements and leasing commissions (“TI/LC”) that may be incurred to re-lease the HealthSpring space.

(3)	The Tenant Specific TI/LC Reserve represents outstanding TI/LC’s payable to Corporate Office Center ($111,555), Sovereign CPA ($14,555), United States Pipe & Foundry ($14,807), Hanover Insurance Company ($11,460) and Hazen & Sawyer ($9,055).

(4)	The Rent Concession Reserve represents future rent credits and abatements under existing leases at the Chase Corporate Center Property. So long as no event of default has occurred and is continuing, the lender will disburse all rent concession reserve funds to the borrower on February 11, 2016.

(5)	See “Cash Flow Analysis” section.

The Mortgage Loan. The Chase Corporate Center mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering the borrower’s fee interest in a five-story, class A office building totaling 211,257 square feet and located in Birmingham, Alabama (the “Chase Corporate Center Property”), approximately 14.4 miles south of the Birmingham central business district and 1.1 mile south of the Riverchase Galleria. Constructed in 1985 and renovated in 1987, the Chase Corporate Center Property is situated on a 14.4-acre site and features 674 parking spaces, resulting in a parking ratio of 3.2 spaces per 1,000 square feet of rentable area. The 2015 estimated population within a one-, three- and five-mile radius of the Chase Corporate Center Property was 12,310, 57,202 and 115,046, respectively, while the 2015 estimated median household income within the same radii was $46,720, $57,599 and $64,077, respectively. As of October 30, 2015 the Chase Corporate Center Property was 91.8% occupied by 30 tenants. According to a third party market research report, the Chase Corporate Center Property is located in the Hoover submarket of Birmingham, which, as of the fourth quarter of 2015, contained a total inventory of 146 buildings totaling approximately 2.6 million square feet. As of the fourth quarter of 2015 the Hoover class A office submarket reported a vacancy rate of 2.3% and an average asking rental rate of $21.51 per square foot, full service gross.

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CHASE CORPORATE CENTER

Sources and Uses

Sources			Uses
Original loan amount	$23,200,000	64.0%	Purchase price	$35,132,201	96.9%
Sponsor’s new cash contribution	13,073,137	36.0	Reserves	397,615	1.1
			Closing costs	743,321	2.0
Total Sources	$36,273,137	100.0%	Total Uses	$36,273,137	100.0%

The following table presents certain information relating to the tenancies at the Chase Corporate Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
HealthSpring	A-/Baa1/A	71,923	34.0%	$21.50	$1,546,345	38.1%	9/30/2021(3)
Regus	NR/NR/NR	23,271	11.0%	$21.25	$494,509	12.2%	12/31/2019(4)
United States Pipe & Foundry	NR/NR/NR	17,324	8.2%	$19.94	$345,427	8.5%	5/31/2024(5)
Fidelity Bank	NR/NR/NR	7,479	3.5%	$20.49	$153,245	3.8%	10/31/2019
Crown Castle USA, Inc.	BBB-/Ba1/BBB-	6,521	3.1%	$21.50	$140,202	3.5%	5/31/2022
Total Major Tenants		126,518	59.9%	$21.18	2,679,727	66.1%

Non-major Tenants		67,453	31.9%	$20.42	$1,377,112	33.9%

Occupied Collateral Total		193,971	91.8%	$20.91	$4,056,838	100.0%

Vacant Space		17,286	8.2%

Collateral Total		211,257	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through June 2016 totaling $26,331.

(3)	HealthSpring has two, 5-year lease renewal options.

(4)	Regus has two, 5-year lease renewal options.

(5)	U.S. Pipe & Foundry has one, 5-year lease renewal option.

The following table presents certain information relating to the lease rollover schedule at the Chase Corporate Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	3	6,948	3.3%	6,948	3.3%	$144,381	3.6%	$20.78
2017	7	19,328	9.1%	26,276	12.4%	$374,072	9.2%	$19.35
2018	9	22,592	10.7%	48,868	23.1%	$469,296	11.6%	$20.77
2019	4	33,965	16.1%	82,833	39.2%	$712,685	17.6%	$20.98
2020	1	5,914	2.8%	88,747	42.0%	$124,268	3.1%	$21.01
2021	4	78,468	37.1%	167,215	79.2%	$1,685,607	41.5%	$21.48
2022	2	9,432	4.5%	176,647	83.6%	$201,102	5.0%	$21.32
2023	0	0	0.0%	176,647	83.6%	$0	0.0%	$0.00
2024	2	17,324	8.2%	193,971	91.8%	$345,427	8.5%	$19.94
2025	0	0	0.0%	193,971	91.8%	$0	0.0%	$0.00
2026	0	0	0.0%	193,971	91.8%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	193,971	91.8%	$0	0.0%	$0.00
Vacant	0	17,286	8.2%	211,257	100.0%	$0	0.0%	$0.00
Total/Weighted Average	32(3)	211,257	100.0%			$4,056,838	100.0%	$20.91

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Table.

(3)	The Chase Corporate Center Property is occupied by 30 tenants subject to 32 leases.

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CHASE CORPORATE CENTER

The following table presents historical occupancy percentages at the Chase Corporate Center Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	10/30/2015(2)
85.5%	87.8%	90.5%	93.7%	91.8%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Chase Corporate Center Property:

Cash Flow Analysis(1)

	2013	2014(2)	TTM 9/30/2015(2)(3)	U/W(3)	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,649,844	$3,750,167	$3,264,563	$4,056,838	98.7%	$19.20
Grossed Up Vacant Space	0	0	0	371,649	9.0	1.76
Total Reimbursables	(3,879)	22,201	21,412	21,372	0.5	0.10
Other Income	37,270	32,292	32,005	32,005	0.8	0.15
Less Vacancy & Credit Loss	0	0	(36,728)	(371,649)(4)	(9.0)	(1.76)
Effective Gross Income	$3,683,235	$3,804,660	$3,281,252	$4,110,215	100.0%	$19.46

Total Operating Expenses	$1,377,881	$1,449,614	$1,448,459	$1,527,343	37.2%	$7.23

Net Operating Income	$2,305,354	$2,355,046	$1,832,793	$2,582,873	62.8%	$12.23
TI/LC	0	0	0	246,613	6.0	1.17
Capital Expenditures	0	0	0	42,251	1.0	0.20
Net Cash Flow	$2,305,354	$2,355,046	$1,832,793	$2,294,008	55.8%	$10.86

NOI DSCR	1.54x	1.57x	1.22x	1.72x
NCF DSCR	1.54x	1.57x	1.22x	1.53x
NOI DY	9.9%	10.2%	7.9%	11.1%
NCF DY	9.9%	10.2%	7.9%	9.9%

(1)	Operating history prior to 2013 is not available.

(2)	The decrease in Net Operating Income from 2014 to TTM 9/30/2015 was due to HealthSpring receiving five months of free rent from January 2015 through May 2015.

(3)	The increase in Net Operating Income from TTM 9/30/2015 to U/W was due to the expiration of HealthSpring’s free rent period, new leasing activity and contractual rent increases at the Chase Corporate Center Property totaling $26,331.

(4)	The underwritten economic vacancy is 8.4%. The Chase Corporate Center Property is 91.8% occupied as of October 30, 2015.

The following table presents certain information relating to comparable office leases for the Chase Corporate Center Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date / Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
1800 International Park Birmingham, AL	1999/NAP	5	147,715	99.8%	5.1 miles	AC Financial	September 2015 / 5 Yrs	2,466	$23.00	Full Service
2550 Acton Ridge Birmingham, AL	2000/NAP	2	58,474	100.0%	4.7 miles	Tom McLeod Software	June 2015 / 7 Yrs	47,622	$22.00	Full Service
Meadow Brook 100 Birmingham, AL	1986/2002	6	143,113	55.2%	10.3 miles	ALDOT	January 2015 / 5 Yrs	12,960	$23.00	Full Service
Concourse 100 Hoover, AL	1989/NAP	3	125,597	81.8%	2.3 miles	Paragon Systems	November 2014 / 3.75 Yrs	1,100	$17.50	Full Service
Riverchase Galleria Office Tower Hoover, AL	1986/NAP	17	375,000	98.9%	1.1 miles	Nationwide Insurance	June 2014 / 5 Yrs	3,200	$21.50	Full Service

(1)	Information obtained from the appraisal.

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A-3-97

No. 13 – Preferred Freezer - Westfield, MA

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Industrial
Original Principal Balance:	$21,000,000			Specific Property Type:	Cold Storage Facility
Cut-off Date Principal Balance:	$21,000,000			Location:	Westfield, MA
% of Initial Pool Balance:	2.4%			Size:	147,594 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Unit/SF:	$142.28
Borrower Names:	Industrial Holding, LLC; Regional Holding, LLC; Westfield Venture, LLC			Year Built/Renovated:	2006/NAP
Sponsor:	Sherwin Jarol			Title Vesting:	Fee
Mortgage Rate:	4.870%			Property Manager:	Self-managed
Note Date:	December 1, 2015			4th Most Recent Occupancy (As of):	100.0% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	100.0% (12/31/2012)
Maturity Date:	December 11, 2025			2nd Most Recent Occupancy (As of):	100.0% (12/31/2013)
IO Period:	60 months			Most Recent Occupancy (As of):	100.0% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (2/1/2016)
Seasoning:	2 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,995,840 (12/31/2011)
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI (As of):	$1,995,840 (12/31/2012)
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of):	$1,995,840 (12/31/2013)
Additional Debt:	None			Most Recent NOI (As of):	$1,995,840 (12/31/2014)
Additional Debt Type:	NAP
				U/W Revenues:	$2,594,268
				U/W Expenses:	$668,413
				U/W NOI:	$1,925,855
				U/W NCF:	$1,785,981
				U/W NOI DSCR:	1.44x
Escrows and Reserves:				U/W NCF DSCR:	1.34x
				U/W NOI Debt Yield:	9.2%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	8.5%
Taxes(1)	$0	Springing	NAP	As-Is Appraised Value:	$28,300,000
Insurance(2)	$0	Springing	NAP	As-Is Appraisal Valuation Date:	November 5, 2015
Replacement Reserves(3)	$0	Springing	NAP	Cut-off Date LTV Ratio:	74.2%
TI/LC Reserve	$0	$0	NAP	LTV Ratio at Maturity or ARD:	68.3%

(1)	Ongoing monthly reserves for real estate taxes are not required as long as no event of default has occurred and is continuing and the borrower provides the lender with proof of payment by Preferred Freezer Services prior to delinquency.
(2)	Ongoing reserves for insurance are not required as long as (i) no event of default has occurred and is continuing; (ii) the Preferred Freezer – Westfield, MA Property is insured by an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.
(3)	Ongoing monthly replacement reserves in the amount of $5,535 are not required as long as no event of default has occurred and is continuing and the lender determines that the Preferred Freezer – Westfield, MA Property is properly maintained.

The Preferred Freezer – Westfield, MA mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering the borrower’s fee interest in a cold storage facility comprising 147,594 square feet located in Westfield, Massachusetts (the “Preferred Freezer – Westfield, MA Property”), approximately 34.9 miles north of Hartford, Connecticut. Built in 2006, the Preferred Freezer – Westfield, MA Property is a two-story cold storage facility that is 100.0% occupied by Preferred Freezer Services (“Preferred Freezer”). With over 140,000 square feet of cold storage warehouse space and approximately 5,904 square feet of office space, the Preferred Freezer – Westfield, MA Property features loading dock space with 33-foot clear height, freezer area with 58-foot clear height and 20 dock-high loading doors. Situated 2.2 miles north of Interstate 90, the major east-west thoroughfare in the region, the Preferred Freezer – Westfield, MA Property has been 100.0% occupied by Preferred Freezer since 2006. In addition, adjacent to the Preferred Freezer – Westfield, MA Property is an approximately 650,000-square foot warehouse that serves as a regional distribution center for Home Depot.

According to a third-party market research report, the Preferred Freezer - Westfield, MA Property is located within the Hampden County industrial submarket of the Hartford industrial market. As of year-end 2015, the submarket reported an inventory of 847 industrial properties totaling approximately 41.4 million square feet with a 7.1% vacancy. The appraiser concluded to a market rent

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PREFERRED FREEZER – WESTFIELD, MA

for the Preferred Freezer – Westfield, MA Property of $14.00 per square foot, triple net. As of February 1, 2016, the Preferred Freezer – Westfield, MA Property was 100.0% occupied.

Sources and Uses

Sources			Uses
Original loan amount	$21,000,000	100.0%	Loan payoff(1)	$20,152,063	96.0%
			Closing costs	438,771	2.1
			Return of equity	409,166	1.9
Total Sources	$21,000,000	100.0%	Total Uses	$21,000,000	100.0%

(1)	The Preferred Freezer – Westfield, MA Property was previously securitized in the CWCI 2006-C1 transaction.

The following table presents certain information relating to the tenant at the Preferred Freezer – Westfield, MA Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Preferred Freezer Services	NR/NR/NR	147,594	100.0%	$13.52	$1,995,840	100.0%	11/30/2031(1)
Occupied Collateral Total		147,594	100.0%	$13.52	$1,995,840	100.0%

Vacant Space		0	0.0%

Collateral Total		147,594	100.0%

(1)	Preferred Freezer has four, five-year lease renewal options.

The following table presents certain information relating to the lease rollover schedule at the Preferred Freezer – Westfield, MA Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	147,594	100.0%	147,594	100.0%	$1,995,840	100.0%	$13.52
Vacant	0	0	0.0%	147,594	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	147,594	100.0%			$1,995,840	100.0%	$13.52

(1)	Information obtained from the underwritten rent roll.

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PREFERRED FREEZER – WESTFIELD, MA

The following table presents historical occupancy percentages at the Preferred Freezer – Westfield, MA Property:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	2/1/2016(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the Preferred Freezer lease.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Preferred Freezer – Westfield, MA Property:

Cash Flow Analysis

	2011	2012	2013	2014	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,995,840	$1,995,840	$1,995,840	$1,995,840	$1,995,840	76.9%	$13.52
Grossed Up Vacant Space	0	0	0	0	0	0.0	0.00
Total Reimbursables	0	0	0	0	698,220	26.9	4.73
Other Income	0	0	0	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	0	(99,792)(1)	(3.8)	(0.68)
Effective Gross Income	$1,995,840	$1,995,840	$1,995,840	$1,995,840	$2,594,268	100.0%	$17.58

Total Operating Expenses	$0	$0	$0	$0	$668,413	25.8%	$4.53

Net Operating Income	$1,995,840	$1,995,840	$1,995,840	$1,995,840	$1,925,855	74.2%	$13.05
TI/LC	0	0	0	0	73,456	2.8	0.50
Capital Expenditures	0	0	0	0	66,417	2.6	0.45
Net Cash Flow	$1,995,840	$1,995,840	$1,995,840	$1,995,840	$1,785,981	68.8%	$12.10

NOI DSCR	1.50x	1.50x	1.50x	1.50x	1.44x
NCF DSCR	1.50x	1.50x	1.50x	1.50x	1.34x
NOI DY	9.5%	9.5%	9.5%	9.5%	9.2%
NCF DY	9.5%	9.5%	9.5%	9.5%	8.5%

(1)	The underwritten economic vacancy is 5.0%. The Preferred Freezer – Westfield, MA Property was 100.0% physically occupied as of February 1, 2016.

The following table presents certain information relating to some comparable cold storage facility leases for the Preferred Freezer – Westfield, MA Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Property Sub-Type	Total SF	Occupancy	Distance to Subject	Clear Height (ft)	Dock Doors	Rent PSF	Lease Type
Preferred Freezer Avanel, NJ	2015/NAP	Cold Storage Facility	182,826	100%	176 miles	60	16	$16.84	Net

Freezer Warehouse Bow, NH	2005/NAP	Cold Storage Facility	11,500	100%	130 miles	24	1	$11.15	Net

Albert’s Organics Logan Township, NJ	2013/NAP	Cold Storage Facility	70,000	100%	264 miles	25	15	$10.50	Net

Preferred Freezer Elizabeth, NJ	2011/NAP	Cold Storage Facility	150,826	100%	171 miles	42	39	$20.75	Net

(1)	Information obtained from the appraisal.

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A-3-101

No. 14 Lightstone Retail Portfolio II

Loan Information				Property Information
Mortgage Loan Seller:	Natixis Real Estate Capital LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Retail
Original Principal Balance:	$18,662,470			Specific Property Type:	Anchored
Cut-off Date Principal Balance:	$18,643,055			Location:	Various, PA – See Table
% of Initial Pool Balance:	2.1%			Size:	249,962 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$74.58
Borrower Names:	Mountainville Shopping Center LLC; 25th Street Plaza LLC			Year Built/Renovated:	Various – See Table
Sponsor(1):	Lightstone Parent LLC			Title Vesting:	Fee & Leasehold
Mortgage Rate:	5.090%			Property Manager:	Self-managed
Note Date:	January 4, 2016			4th Most Recent Occupancy (As of):	88.9% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	93.9% (12/31/2012)
Maturity Date:	January 5, 2026			2nd Most Recent Occupancy (As of):	94.6% (12/31/2013)
IO Period:	None			Most Recent Occupancy (As of) (8):	87.7% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of)(8):	81.8% (1/31/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$2,169,096 (12/31/2012)
Call Protection:	L(25),GRTR 1% or YM or D(91),O(4)			3rd Most Recent NOI (As of):	$2,315,006 (12/31/2013)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(9):	$1,969,608 (12/31/2014)
Additional Debt:	None			Most Recent NOI (As of):	$1,927,216 (TTM 9/30/2015)
Additional Debt Type:	NAP

				U/W Revenues:	$3,004,713
Escrows and Reserves:				U/W Expenses:	$1,105,180
				U/W NOI:	$1,899,534
Type:	Initial	Monthly	Cap (If Any)	U/W NCF:	$1,647,798
Taxes	$89,344	$44,672	NAP	U/W NOI DSCR	1.56x
Insurance(2)	$32,609	Springing	NAP	U/W NCF DSCR:	1.36x
Replacement Reserve(3)	$0	$5,355	$199,971	U/W NOI Debt Yield:	10.2%
TI/LC Reserve(4)	$0	$15,623	$562,419	U/W NCF Debt Yield:	8.8%
Free Rent Reserve(5)	$3,617	$0	NAP	As-Is Appraised Value:	$27,900,000
Upfront TI Reserve(6)	$1,500	$0	NAP	As-Is Appraisal Valuation Date:	December 1, 2015
Deferred Maintenance	$16,250	$0	NAP	Cut-off Date LTV Ratio:	66.8%
Environmental Reserve(7)	$372,000	$0	NAP	LTV Ratio at Maturity or ARD:	55.2%

(1)	The sponsor was involved with prior loan defaults including foreclosures. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings’” in the Prospectus.

(2)	Ongoing monthly reserves for insurance are not required as long as: (i) there is no event of default; (ii) the Lightstone Retail Portfolio II Properties (as defined below) are insured by an acceptable blanket insurance policy and (iii) the borrower provides the lender with evidence of renewal of insurance policies and timely proof of payment of insurance premiums.

(3)	The replacement reserve is subject to a cap of $199,971 and a floor of $99,986.

(4)	The TI/LC reserve is subject to a cap of $562,419 and a floor of $312,455.

(5)	The Free Rent reserve represents two months with rent abatement (September 2019 and October 2019) associated with the Jason L. Belon lease (representing 1.1% of the portfolio net rentable area).

(6)	The Upfront TI reserve represents outsanding tenant improvement cost associated with the Iris Lemus lease (representing 0.5% of the portfolio net rentable area).

(7)	According to the Phase I environmental site assessment dated December 3, 2015, there was evidence of a recognized environmental conditions (“RECs”) at the Mountainview Shopping Plaza property relating to a former dry cleaner tenant. The Enviromental reserve is equal to the reasonable worst case cost estimate associated with the investigation and potential remediation of soil, soil vapor and groundwater impacts associated with the historic onsite dry cleaner. See “Description of the Mortgage Pool - Environmental Considerations”.

(8)	See “Historical Occupancy” section.

(9)	See “Cash Flow Analysis” section.

The Lightstone Retail Portfolio II mortgage loan is evidenced by a single promissory note secured by a first mortgage encumbering the fee and leasehold interests in two anchored retail properties totaling 249,962 square feet located in Easton and Allentown, Pennsylvania (the “Lightstone Retail Portfolio II Properties”). The Lightstone Retail Portfolio II Properties include the 25th Street Plaza property (located in Easton, Pennsylvania, approximately 55.0 miles north of Philadelphia and 70.0 miles west of New York City) and the Mountainview Shopping Plaza property (located in Allentown, Pennsylvania).

The 25th Street Plaza property was built in 1965 and renovated in 1987 and is comprised of six, one-story retail buildings that were 73.3% occupied by 22 tenants, as of January 31, 2016. The 25th Street Plaza property is anchored by Petco Animal Supplies (11.8% of the property net rentable area), Dollar Tree (9.8% of the property net rentable area) and Retro Fitness of Easton (9.1% of the

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LIGHTSTONE RETAIL PORTFOLIO II

property net rentable area). According to the appraisal, the 2015 population within a three-mile radius of the 25th Street Plaza property was 72,762, and the median household income within the same radius was $57,245.

The Mountainview Shopping Plaza property was completed in phases between 1959 and 1979 and renovated in 2010 and is comprised of two buildings that were 91.2% occupied by 18 tenants as of January 31, 2016. The Mountainview Shopping Plaza property is anchored by PRRC Price Rite (28.4% of the property net rentable area). According to the appraisal, the 2015 population within a three-mile radius of the Mountainville Shopping Plaza was 124,315 and the median household income within the same radius was $51,944.

According to a third party market research report, the Lightstone Retail Portfolio II Properties are located within the Lehigh / Northampton retail submarket. As of the third quarter of 2015, the submarket contained total inventory of approximately 35.1 million square feet with a 4.2% vacancy rate and average asking rents of $13.57 per square foot, on a gross basis.

Sources and Uses

Sources			Uses
Original loan amount	$18,662,470	100.0%	Loan payoff(1)	$16,911,492	90.6%
			Reserves	515,320	2.8
			Closing costs	171,798	0.9
			Return of equity	1,063,860	5.7
Total Sources	$18,662,470	100.0%	Total Uses	$18,662,470	100.0%

(1)	The Lightstone Retail Portfolio II Properties were previously securitized in the MLCFC 2006-1 transaction as part of a larger portfolio totalling 11 properties. At origination, proceeds from the Lightstone Retail Portfolio II mortgage loan together with the Lightstone Retail Portfolio I mortgage loan in the amount of $17,275,030, the Shillington Plaza mortgage loan (not included in the WFCM 2016-NXS5 Trust) in the amount of $5,110,000 and approximately $12.1 million equity from the borrower, were used to pay off the existing loan with an outstanding principal balance of $50,062,918. The loan payoff was estimated based on the outstanding allocated loan amount for the Lightstone Retail Portfolio II Properties in the MLCFC 2006-1 transaction.

The following table presents certain information relating to the Lightstone Retail Portfolio II Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value
25th Street Plaza – Easton, PA	$10,802,022	57.9%	73.3%	1965/1987	131,045	$16,300,000(2)
Mountainville Shopping Plaza – Allentown, PA	$7,841,033	42.1%	91.2%	1959/2010	118,917	$11,600,000
Total/Weighted Average	$18,643,055	100.0%	81.8%		249,962	$27,900,000

(1)	Information obtained from the underwritten rent roll and the borrower rent rolls dated as of January 31, 2016.

(2)	The “as-stabilized” appraised value is $18,100,000 as of June 1, 2017 based upon the 25th Street Plaza property achieving a stabilized occupancy level of 91.0%.

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LIGHTSTONE RETAIL PORTFOLIO II

The following table presents certain information relating to the tenancies at the Lightstone Retail Portfolio II Properties:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date
Anchor Tenants
PRRC Price Rite(4)	NR/NR/NR	33,800	13.5%	$6.66	$225,108	10.2%	NAV	NAV	7/31/2021(6)
Petco Animal Supplies(5)	NR/B3/B	15,400	6.2%	$9.00	$138,600	6.3%	NAV	NAV	3/31/2019(7)
Dollar Tree(5)	NR/Ba2/BB	12,780	5.1%	$11.25	$143,775	6.5%	NAV	NAV	2/28/2026(8)
Retro-Fitness of Easton(5)	NR/NR/NR	11,980	4.8%	$7.70	$ 92,246	4.2%	NAV	NAV	6/30/2018(9)
Total Anchor Tenant		73,960	29.6%	$8.11	$599,729	27.1%

Major Tenant
Maxx Fitness Clubzz(4)	NR/NR/NR	16,396	6.6%	$7.03	$115,256	5.2%	NAV	NAV	2/28/2025(10)
Eckerd(4)	B/B2/B	15,808	6.3%	$3.80	$60,000	2.7%	$205	3.6%	4/30/2019
Family Dollar Store(4)	NR/Ba2/BB	9,135	3.7%	$7.99	$73,000	3.3%	NAV	NAV	6/30/2020(11)
Western Auto(5)	NR/Baa2/BBB-	9,000	3.6%	$10.25	$92,250	4.2%	NAV	NAV	9/30/2018(12)
Unique Source(5)	NR/NR/NR	6,000	2.4%	$9.54	$57,241	2.6%	NAV	NAV	2/28/2018(13)
PA Liquor Control Store(4)	NR/NR/NR	5,515	2.2%	$11.00	$60,666	2.7%	NAV	NAV	12/31/2019
Total Major Tenant		61,854	24.7%	$7.41	$458,413	20.7%

Non-Major Tenants(14)		68,731	27.5%	$16.77	$1,152,458	52.1%

Occupied Collateral Total		204,545	81.8%	$10.81	$2,210,600	100.0%

Vacant Space		45,417	18.2%

Collateral Total		249,962	100.0%

(1)	Information obtained from the underwritten rent roll and the borrower rent rolls dated as of January 31, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Sales PSF and Occupancy Cost are as of the trailing 12-month period ending April 30, 2015. Most tenants are not required to report sales.

(4)	Located at the Mountainville Shopping Plaza

(5)	Located at the 25th Street Plaza property

(6)	PRRC Price Rite has two, 10-year lease renewal options, followed by one, 5-year lease renewal option.

(7)	Petco Animal Supplies has two, 5-year lease renewal options.

(8)	Dollar Tree is located has two, 5-year lease renewal options. See “Description of the Mortgage Pool – Tenant Issues – Other”.

(9)	Retro-Fitness of Easton has two, 5-year lease renewal options.

(10)	Maxx Fitness Clubzz two, 5-year lease renewal options.

(11)	Family Dollar Store has one, 10-year lease renewal option.

(12)	Western Auto has one, 5-year lease renewal option.

(13)	Unique Source has two, 5-year lease renewal options.

(14)	Two tenants, Pennsylvania Cellular Telephone Corp. and Michael R. Moyer and Joseph P. Mooney, Co-Partners, have no square footage but contribute $32,873 to the Annual U/W Base Rent; Annual U/W Base Rent PSF for Non-Major Tenants excluding the rent related these two tenants is $16.29.

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LIGHTSTONE RETAIL PORTFOLIO II

The following table presents certain information relating to the lease rollover schedule at the Lightstone Retail Portfolio II Properties:

Lease Expiration Schedule(1)

Year Ending December 31	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual UW Base Rent PSF(2)
MTM	1	3,000	1.2%	3,000	1.2%	$18,000	0.8%	$6.00
2016	3	3,308(3)	1.3%	6,308	2.5%	$73,565(3)	3.3%	$22.24(3)
2017	3	4,520	1.8%	10,828	4.3%	$125,518	5.7%	$27.77
2018	9	40,741(4)	16.3%	51,569	20.6%	$488,859(4)	22.1%	$12.00(4)
2019	8	48,531	19.4%	100,100	40.0%	$473,916	21.4%	$9.77
2020	10	30,599	12.2%	130,699	52.3%	$380,998	17.2%	$12.45
2021	2	35,300	14.1%	165,999	66.4%	$249,108	11.3%	$7.06
2022	0	0	0.0%	165,999	66.4%	$0	0.0%	$0.00
2023	1	5,000	2.0%	170,999	68.4%	$69,500	3.1%	$13.90
2024	0	0	0.0%	170,999	68.4%	$0	0.0%	$0.00
2025	1	16,396	6.6%	187,395	75.0%	$115,256	5.2%	$7.03
2026	2	17,150	6.9%	204,545	81.8%	$215,880	9.8%	$12.59
Thereafter	0	0	0.0%	204,545	81.8%	$0	0.0%	$0.00
Vacant	0	45,417	18.2%	249,962	100.0%	$0	0.0%	$0.00
Total/Weighted Average	40	249,962	100.0%			$2,210,600	100.0%	$10.81
(1)	Information obtained from the underwritten rent roll and the borrower rent rolls dated as of January 31, 2016.

(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(3)	Pennsylvania Cellular Telephone Corp. has no square footage but is included in the annual U/W Base Rent. The Annual U/W Base Rent PSF excluding the rent related to Pennsylvania Cellular Telephone Corp. is $14.79.

(4)	Michael R. Moyer and Joseph P. Mooney, Co-Partners has no square footage but is included in the annual U/W Base Rent. The Annual U/W Base Rent PSF excluding the rent related to Michael R. Moyer and Joseph P. Mooney, Co-Partners is $11.80.

The following table presents historical occupancy percentages at the Lightstone Retail Portfolio II Properties:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)(2)	1/31/2016(2)(3)
88.9%	93.9%	94.6%	87.7%	81.8%

(1)	Information obtained from the borrower.

(2)	Occupancy dropped in 2014 due to the departure of CVS from the 25th Street Plaza property at the end of 2013. The sponsor re-tenanted the space with Dollar Tree, which signed their lease in May 2015.

(3)	Information obtained from the underwritten rent roll. The decrease in occupancy between 2014 and January 31, 2016, is due to National Discount Auto Stores, which vacated its space at the Mountainville Shopping Plaza property in 2015.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Lightstone Retail Portfolio II Properties:

Cash Flow Analysis

	2012	2013	2014	TTM 9/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,394,789	$2,430,663(1)	$2,234,074(1)	$2,143,875	$2,210,600	73.6%	$8.84
Grossed Up Vacant Space	0	0	0	0	583,124	19.4	2.33
Percentage Rent	0	27,217	14,717	13,050	33,844	1.1	0.14
Total Reimbursables	793,050	892,214	917,476	897,710	962,095	32.0	3.85
Other Income	5,960	9,138	11,000	8,771	8,771	0.3	0.04
Less Vacancy & Credit Loss	(7,728)	(5,083)	(35,160)	(20,849)	(793,721)(2)	(26.4)	(3.18)
Effective Gross Income	$3,186,071	$3,354,149	$3,142,107	$3,042,557	$3,004,713	100.0%	$12.02

Total Operating Expenses	$1,016,975	$1,039,143	$1,172,499	$1,115,341	$1,105,180	36.8%	$4.42

Net Operating Income	$2,169,096	$2,315,006	$1,969,608	$1,927,216	$1,899,534	63.2%	$7.60
TI/LC	0	0	0	0	187,473	6.2	0.75
Capital Expenditures	0	0	0	0	64,263	2.1	0.26
Net Cash Flow	$2,169,096	$2,315,006	$1,969,608	$1,927,216	$1,647,798	54.8%	$6.59

NOI DSCR	1.79x	1.91x	1.62x	1.59x	1.56x
NCF DSCR	1.79x	1.91x	1.62x	1.59x	1.36x
NOI DY	11.6%	12.4%	10.6%	10.3%	10.2%
NCF DY	11.6%	12.4%	10.6%	10.3%	8.8%
(1)	The decline in Base Rent in 2014 from 2013 is due to the decrease in occupancy from 94.6% in 2013 to 87.7% in 2014. See “Historical Occupancy” above.

(2)	The underwritten economic vacancy is 20.9%. The Lightstone Retail Portfolio II Properties were 81.8% physically occupied as of January 31, 2016.

A-3-105

No. 15 Lightstone Retail Portfolio I

Loan Information				Property Information
Mortgage Loan Seller:	Natixis Real Estate Capital LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Retail
Original Principal Balance:	$17,275,030			Specific Property Type:	Anchored
Cut-off Date Principal Balance:	$17,257,059			Location:	Various – See Table
% of Initial Pool Balance:	2.0%			Size:	467,071 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$36.95
Borrower Names(1):	Various			Year Built/Renovated:	Various – See Table
Sponsor(2):	Lightstone Parent LLC			Title Vesting(8):	Various
Mortgage Rate:	5.090%			Property Manager:	Self-managed
Note Date:	January 4, 2016			4th Most Recent Occupancy (As of):	86.2% (12/31/2011)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	84.8% (12/31/2012)
Maturity Date:	January 5, 2026			2nd Most Recent Occupancy (As of):	88.0% (12/31/2013)
IO Period:	None			Most Recent Occupancy (As of):	90.3% (12/31/2014)
Loan Term (Original):	120 months			Current Occupancy (As of)(9):	88.7% (Various)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,800,195 (12/31/2012)
Call Protection:	L(25),GRTR 1% or YM or D(91),O(4)			3rd Most Recent NOI (As of):	$1,971,119 (12/31/2013)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$1,960,474 (12/31/2014)
Additional Debt:	None			Most Recent NOI (As of):	$1,953,451 (TTM 9/30/2015)
Additional Debt Type:	NAP

				U/W Revenues:	$2,781,685
				U/W Expenses:	$953,095
Escrows and Reserves:				U/W NOI:	$1,828,590
				U/W NCF:	$1,384,759
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR	1.63x
Taxes	$0	$19,760	NAP	U/W NCF DSCR:	1.23x
Insurance(3)	$64,801	Springing	NAP	U/W NOI Debt Yield:	10.6%
Replacement Reserve(4)	$0	$7,578	$376,423	U/W NCF Debt Yield:	8.0%
TI/LC Reserve(5)	$0	$29,408	$1,058,690	As-Is Appraised Value:	$28,050,000
Upfront TI Reserve(6)	$25,180	$0	NAP	As-Is Appraisal Valuation Date:	December 1, 2015
Ground Rent Reserve(7)	$45,232	Springing	NAP	Cut-off Date LTV Ratio:	61.5%
Deferred Maintenance	$49,594	$0	NAP	LTV Ratio at Maturity or ARD:	50.8%

(1)	The borrowers are New Smyrna ACD, LLC; Northside ACD, LLC; Martintown ACD, LLC and Kings Fairground ACD, LLC.

(2)	The sponsor was involved with prior loan defaults including foreclosures. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings’” in the Prospectus.

(3)	Ongoing monthly reserves for insurance are not required as long as: (i) there is no event of default; (ii) the Lightstone Retail Portfolio I Properties (as defined below) are insured by an acceptable blanket insurance policy and (iii) the borrower provides the lender with evidence of renewal of insurance policies and timely proof of payment of insurance premiums.

(4)	The replacement reserve is subject to a cap of $376,423 and a floor of $188,212.

(5)	The TI/LC reserve is subject to a cap of $1,058,690 and a floor of $588,161.

(6)	The Upfront TI reserve represents oustanding tenant improvenment costs associated with the Anthony Falzon ($2,180) and Kenneth Shuler ($23,000) leases.

(7)	Ongoing monthly reserves for the ground rents are not required so long as: (i) there is no event of default; (ii) the borrower pays all ground rent directly to the appropriate ground lessor; and (iii) the borrower provides the lender with evidence of payment of the ground rents.

(8)	The Lightstone Retail Portfolio I mortgage loan is evidenced by a single promissory note secured by a first mortgage encumbering (a) the leasehold interests in each of the Martintown Shopping Center property and the Kings Fairground property, (b) the fee and leasehold interests in the Northside Mall - Home Depot property, and (c) the fee interest in the New Smyrna Shopping Center property.

(9)	See “Historical Occupancy” section.

The Lightstone Retail Portfolio I mortgage loan is evidenced by a single promissory note secured by a first mortgage encumbering the leasehold interests in two anchored retail properties, the fee and leasold interest in one anchored retail property and the fee interest in one anchored retail property, totaling 467,071 square feet, located in South Carolina, Virginia, Alabama and Florida, respectively, (collectively, the “Lightstone Retail Portfolio I Properties”).

Built in 1973 and renovated in 2012, the Martintown Shopping Center property is located in North Augusta, South Carolina, approximately 72.4 miles southwest of Columbia, South Carolina, and is comprised of a one-story, multi-tenant, retail shopping center with three outparcels that were 100.0% occupied by 15 tenants, as of January 31, 2016. The Martintown Shopping Center property is anchored by Belk, Inc. (44.4% of the property net rentable area), Office Depot, Inc. (15.4% of the property net rentable area), and Dollar General (7.8% of the property net rentable area).

A-3-106

LIGHTSTONE RETAIL PORTFOLIO I

Built in 1962 and renovated in 2006, the New Smyrna Shopping Center property is located in New Smyrna Beach, Florida, approximately 56.8 miles northeast of Orlando, Florida, and is comprised of two one-story buildings that were 90.9% occupied by 14 tenants as of January 31, 2016, and 98.0% occupied including a 7,178 square foot short term lease through May 31, 2016 that was considered vacant for underwriting purposes. The New Smyrna Shopping Center property is anchored by Carmike Cinemas (34.9% of the property net rentable area), and Dollar General (11.1% of the property net rentable area).

The Northside Mall - Home Depot property, located in Dothan, Alabama, approximately 104.0 miles southwest of Montgomery, Alabama, was built in 1968 and remodeled in 2005, and is comprised of one one-story building that was 100.0% occupied by Home Depot, as of February 1, 2016.

Built in 1972, the Kings Fairground property is located in Danville, Virginia, approximately 45.3 miles northeast of Greensboro, North Carolina, and is comprised of two buildings that were 62.8% occupied by 3 tenants as of January 31, 2016, and one additional freestanding pad site that is ground leased to Virginia Bank and Trust. The Kings Fairground property is anchored by Tractor Supply Co (26.6% of the property net rentable area), Ollie’s Bargain Outlet, Inc. (25.7% of the property net rentable area), and Dollar General (10.4% of the property net rentable area).

Sources and Uses

Sources			Uses
Original loan amount	$17,275,030	100.0%	Loan payoff(1)	$13,489,218	78.1%
			Reserves	184,806	1.1
			Closing costs	1,198,280	6.9
			Return of equity	2,402,725	13.9
Total Sources	$17,275,030	100.0%	Total Uses	$17,275,030	100.0%

(1)	The Lightstone Retail Portfolio I Properties were previously securitized in the MLCFC 2006-1 transaction as part of a larger portfolio totalling 11 properties. At origination, proceeds from the Lightstone Retail Portfolio I mortgage loan together with the Lightstone Retail Portfolio II mortgage loan in the amount of $18,662,470, the Shillington Plaza mortgage loan (not included in the WFCM 2016-NXS5 Trust) in the amount of $5,110,000 and approximately $12.1 million equity from the borrower, were used to pay off the existing loan with an outstanding principal balance of $50,062,918. The loan payoff was estimated based on the outstanding allocated loan amount for the Lightstone Retail Portfolio I Properties in the MLCFC 2006-1 transaction.

The following table presents certain information relating to the Lightstone Retail Portfolio I Properties:

Property Name – Location	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value
Martintown Shopping Center – North Augusta, SC	$7,863,508	45.6%	100.0%	1973/2012	144,479	$10,600,000
New Smyrna Shopping Center – New Smyrna Beach, FL	$5,048,137	29.3%	90.9%(2)	1962/2006	101,197	$9,000,000
Northside Mall - Home Depot – Dothan, AL	$2,670,564	15.5%	100.0%	1968/2005	104,860	$5,200,000
Kings Fairground – Danville, VA	$1,674,850	9.7%	62.8%	1972/NAP	116,535(3)	$3,250,000
Total/Weighted Average	$17,257,059	100.0%	88.7%		467,071	$28,050,000

(1)	Information obtained from the underwritten rent roll and the borrower rent rolls dated as of January 31, 2016.

(2)	The New Smyrna Shopping Center property was 90.9% occupied as of January 31, 2016, and 98.0% occupied including a 7,178 square foot short term lease through May 31, 2016, that was considered vacant for underwriting purposes.

(3)	Virginia Bank and Trust is on a ground lease and owns its own improvements totaling 3,618 square feet; the Virginia Bank and Trust square footage has been excluded from the total square footage for the Kings Fairground property.

A-3-107

LIGHTSTONE RETAIL PORTFOLIO I

The following table presents certain information relating to the tenancies at the Lightstone Retail Portfolio I Properties:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF	Occupancy Cost	Lease Expiration Date
Anchor Tenants
Home Depot(3)	A/A2/A	104,860	22.5%	$3.58	$375,451	16.1%	NAV	NAV	1/31/2024(4)
Belk, Inc.(5)	NR/B2/B+	64,121	13.7%	$4.24	$271,708	11.6%	$205.97(6)	2.8%(6)	1/31/2028(7)
Carmike Cinemas(8)	NR/B1/B+	35,280	7.6%	$3.65	$128,667	5.5%	$30.39(9)	12.0%(9)	11/30/2024(10)
Dollar General(11)	NR/Baa3/BBB	34,682	7.4%	$6.42	$222,693	9.5%	$84.81(12)	7.7%(12)	Various(11)
Tractor Supply Co(13)	NR/NR/NR	30,975	6.6%	$4.84	$149,919	6.4%	$140.85(6)	3.4%(6)	11/30/2023(14)
Ollie’s Bargain Outlet, Inc.(13)	NR/NR/B+	30,000	6.4%	$4.00	$120,000	5.1%	$134.91(15)	4.2%(15)	9/30/2023(16)
Office Depot, Inc.(5)	NR/B2/B	22,207	4.8%	$8.25	$183,208	7.8%	$145.04(17)	6.8%(17)	7/31/2022(18)

Total Anchor Tenant		322,125	69.0%	$4.51	$1,451,646	62.1%

Major Tenant
North Augusta Wine & Beverage(5)	NR/NR/NR	8,450	1.8%	$7.65	$64,643	2.8%	NAV	NAV	10/31/2021(19)
Kenneth Shuler School of Cosmetology(5)	NR/NR/NR	8,100	1.7%	$8.50	$68,850	2.9%	NAV	NAV	11/30/2023(20)
Total Major Tenant		16,550	3.5%	$8.07	$133,493	5.7%

Non-major Tenants(21)		75,763	16.2%	$9.92	$751,322	32.2%

Occupied Collateral Total		414,438	88.7%	$5.64	$2,336,460	100.0%

Vacant Space(22)		52,633	11.3%

Collateral Total		467,071	100.0%

(1)	Information obtained from the underwritten rent roll and the borrower rent rolls dated as of January 31, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Located at the Northside Mall – Home Depot property.

(4)	Home Depot has six, 5-year lease renewal options.

(5)	Located at the Martintown Shopping Center property.

(6)	Sales PSF and Occupancy Cost are as of the trailing 12-month period ending January 2015.

(7)	Belk, Inc. has four, 5-year lease renewal options.

(8)	Located at the New Smyrna Shopping Center property.

(9)	Sales PSF represents five months of sales as they were only available from March through July 2015.

(10)	Carmike Cinemas has four, 5-year lease renewal options.

(11)	Dollar General leases 11,280 square feet at New Smyrna Shopping Center property through August 31, 2020, with two, 5-year lease renewal options. Dollar General leases 12,160 square feet at Kings Fairground property through March 31, 2021, with two, 5-year lease renewal options. Dollar General leases 11,242 square feet at Martintown Shopping Center property through May 31, 2018.

(12)	Sales PSF and Occupancy Cost are as of the trailing 12-month period ending May 2015 for the Dollar General at the Martintown Shopping Center property.

(13)	Located at the Kings Fairground property.

(14)	Tractor Supply Co has two, 5-year lease renewal options.

(15)	Sales PSF and Occupancy Cost are as of the trailing 12-month period ending September 2015.

(16)	Ollie’s Bargain Outlet, Inc. has two, 5-year lease renewal options.

(17)	Sales PSF and Occupancy Cost are as of the trailing 12-month period ending June 2015.

(18)	Office Depot has two, 5-year lease renewal options. See “Description of the Mortgage Pool – Tenant Issues – Other”.

(19)	North Augusta Wine & Beverage has two, 5-year lease renewal options.

(20)	Kenneth Shuler School of Cosmetology has two, 5-year lease renewal options.

(21)	Virginia Bank and Trust is on a ground lease and owns its own improvements totaling 3,618 square feet (square footage has been excluded from the total square footage for the Kings Fairground property) and included in the annual U/W Base.

(22)	U/W Vacant Space includes 7,178 square feet at the New Smyrna Shopping Center property that are currently occupied under a short term lease through May 31, 2016, but were considered vacant for underwriting purposes.

A-3-108

LIGHTSTONE RETAIL PORTFOLIO I

The following table presents certain information relating to the lease rollover schedule at the Lightstone Retail Portfolio I Properties:

Lease Expiration Schedule(1)

Year Ending December 31	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual UW Base Rent PSF(2)
MTM	1	1,400	0.3%	1,400	0.3%	$16,800	0.7%	$12.00
2016	3	9,384	2.0%	10,784	2.3%	$95,989	4.1%	$10.23
2017	4	17,028	3.6%	27,812	6.0%	$124,231	5.3%	$7.30
2018(3)	5(3)	17,042(3)	3.6%	44,854	9.6%	$158,958(3)	6.8%(3)	$9.33(3)
2019	4	14,011	3.0%	58,865	12.6%	$130,840	5.6%	$9.34
2020	5	28,380	6.1%	87,245	18.7%	$288,740	12.4%	$10.17
2021	4	24,610	5.3%	111,855	23.9%	$178,768	7.7%	$7.26
2022	1	22,207	4.8%	134,062	28.7%	$183,208	7.8%	$8.25
2023	4	76,115	16.3%	210,177	45.0%	$383,101	16.4%	$5.03
2024	2	140,140	30.0%	350,317	75.0%	$504,118	21.6%	$3.60
2025	0	0	0.0%	350,317	75.0%	$0	0.0%	$0.00
2026	0	0	0.0%	350,317	75.0%	$0	0.0%	$0.00
Thereafter	1	64,121	13.7%	414,438	88.7%	$271,708	11.6%	$4.24
Vacant(4)	0	52,633	11.3%	467,071	100.0%	$0	0.0%	$0.00
Total/Weighted Average	34	467,071	100.0%			$2,336,460	100.0%	$5.64

(1)	Information obtained from the underwritten rent roll and the borrower rent rolls dated as of January 31, 2016.

(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(3)	One tenant, Virginia Bank and Trust, located at the Kings Fairground property is on a ground lease and owns its own improvements totaling 3,618 square feet; the related rent was included in the Annual U/W Base Rent while the square footage was been excluded from the total square footage. Annual U/W base rent PSF excluding the ground rent would be $7.89.

(4)	Includes 7,178 square feet at the New Smyrna Shopping Center property that are currently occupied under a short term lease through May 31, 2016 but considered vacant for underwriting purposes.

The following table presents historical occupancy percentages at the Lightstone Retail Portfolio I Properties:

Historical Occupancy

12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	Various(2)
86.2%	84.8%	88.0%	90.3%	88.7%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll and the borrower rent rolls dated between January 31, 2016 and February 1, 2016. The New Smyrna Shopping Center property was 90.9% occupied as of January 31, 2016, and 98.0% occupied including a 7,178 square foot short term lease through May 31, 2016, that was considered vacant for underwriting puposes.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Lightstone Retail Portfolio I Properties:

Cash Flow Analysis

	2012	2013	2014	TTM 9/30/2015	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,177,989	$2,313,802	$2,326,793	$2,320,952	$2,336,460	84.0%	$5.00
Grossed Up Vacant Space	0	0	0	0	323,495	11.6	0.69
Percentage Rent	107,303	83,798	15,779	21,986	21,793	0.8	0.05
Total Reimbursables	406,470	469,957	532,343	553,759	551,601	19.8	1.18
Other Income	919	876	16,568	29,365	24,865	0.9	0.05
Less Rent Abatement	(3,459)	(1,594)	(1,021)	(13,771)	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	0	(476,530)(1)	(17.1)	(1.02)
Effective Gross Income	$2,689,221	$2,866,840	$2,890,463	$2,912,291	$2,781,685	100.0%	$5.96

Total Operating Expenses	$889,026	$895,720	$929,989	$958,839	$953,095	34.3%	$2.04
Net Operating Income	$1,800,195	$1,971,120	$1,960,474	$1,953,451	$1,828,590	65.7%	$3.92
TI/LC	0	0	0	0	352,897	12.7	0.76
Capital Expenditures	0	0	0	0	90,934	3.3	0.19
Net Cash Flow	$1,800,195	$1,971,120	$1,960,474	$1,953,451	$1,384,759	49.8%	$2.96

NOI DSCR	1.60x	1.75x	1.74x	1.74x	1.63x
NCF DSCR	1.60x	1.75x	1.74x	1.74x	1.23x
NOI DY	10.4%	11.4%	11.4%	11.3%	10.6%
NCF DY	10.4%	11.4%	11.4%	11.3%	8.0%

(1)	The underwritten economic vacancy is 14.6%. The Lightstone Retail Portfolio I Properties have an underwritten physical occupancy of 88.7% and were 90.3% physically occupied as of dates ranging from January 31, 2016 to February 1, 2016.

A-3-109

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer
Wells Fargo Commercial Mortgage Securities, Inc.	Wells Fargo Bank, N.A.	Rialto Capital Advisors, LLC 730 NW 107th Avenue, Suite 400	Park Bridge Lender Services LLC 560 Lexington Avenue, 17th Floor
375 Park Avenue	1901 Harrison Street	Miami, FL 33172	New York, NY 10022
2nd Floor, J0127-23	Oakland, CA 94612
New York, NY 10152
Contact:	Contact:
Anthony.Sfarra@wellsfargo.com	REAM_InvestorRelations@WellsFargo.com	Contact: Thekla Salzman	Contact: David Rodgers
Phone Number: (212) 214-5613		Phone Number: (305) 229-6465	Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-6		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-6FL		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-6FX		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-6		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-6FL		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-6FX		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-6	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-6FL	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-6FX	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Wells Fargo Commercial Mortgage Trust 2016-NXS5 Commercial Mortgage Pass-Through Certificates Series 2016-NXS5	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	3/17/16
8480 Stagecoach Circle		Record Date:	2/29/16
Frederick, MD 21701-4747		Determination Date:	3/11/16

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of February 1, 2016 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2016-NXS5, Commercial Mortgage Pass-Through Certificates Series 2016-NXS5

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Rialto Capital Advisors, LLC

Directing Certificateholder: [______]

I.           Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.          Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

[1]	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.         Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

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5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.         Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.    Complete Mortgage File. With respect to each Mortgage Loan, to the extent that the failure to deliver the same would constitute a “Material Defect” in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement, (i) a copy of the mortgage file for each Mortgage Loan and (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, seismic assessment reports, leases, rent rolls, Insurance Policies and certificates, legal opinions and tenant estoppels in the possession or under the control of such Mortgage Loan Seller that relate to such Mortgage Loan, will be or have been delivered to the Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or Mortgage Loan Purchase Agreement. For the avoidance of doubt, the Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents.

2.    Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no mortgage note or mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

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3.    Loan Document Status. Each related mortgage note, mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related mortgage notes, mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.    Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.    Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

6.    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related mortgage file or as otherwise provided in the related

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Mortgage Loan documents (a) the material terms of such mortgage, mortgage note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related mortgage in any manner which materially interferes with the security intended to be provided by such mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the mortgage file, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.    Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances, and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to the Permitted Encumbrances and Title Exceptions, except as such enforcement may be limited by Standard Qualifications, subject to the limitations described in paragraph 11 below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the mortgage, the first priority lien of the mortgage, which lien is subject only to (a) the lien of current real property taxes,

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water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially interferes with the current marketability or principal use of the Mortgaged Property, the security intended to be provided by such mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.    Junior Liens. It being understood that B notes secured by the same mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

10.  Assignment of Leases and Rents. There exists as part of the related mortgage file an Assignment of Leases (either as a separate instrument or incorporated into the related mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of

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rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.  Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.  Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared by a third party engineering consultant in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon the due diligence customarily performed by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and except as set forth in such engineering report or property condition report or with respect to which repairs were required to be reserved for or made, (a) all major building systems for the improvements of each related Mortgaged Property are in good working order, and (b) each related Mortgaged Property (i) is free of any material damage, and (ii) is in good repair and condition, and (iii) is free of patent and observable structural defects, except, as to all statements in clauses (a) and (b) above, to the extent: (x) any damage or deficiencies would not reasonably be expected to materially and adversely affect the use or operation of the Mortgaged Property or the security intended to be provided by such mortgage, or repairs with respect to such damage or deficiencies are estimated to not exceed 5% of the original principal balance of the Mortgage Loan; (y) such repairs have been completed; or (z) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.

To the Mortgage Loan Seller’s knowledge, based on the engineering report or property condition assessment and the Sponsor Diligence (as defined in paragraph 42), there are no issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the current marketability or principal use of the Mortgaged Property other than those disclosed in the engineering report or Servicing File and those addressed in sub-clauses (x), (y), and (z) of the preceding sentence.

13.  Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage

D-1-5

charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the current marketability of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16.  Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer. Any and all material requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with the Mortgage Loan Seller’s practices with respect to escrow releases or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

17.  No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs,

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occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund.

18.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months), or a specified dollar amount which, in the reasonable judgment of the Mortgage Loan Seller, will cover no less than 12 months (18 months for Mortgage Loans with a principal balance of $35 million or more) of rental income; (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during the time period, or up to the specified dollar amount, set forth in clause (i) above.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, which correlates to a 10% probability of exceedance in an exposure period of 50 years. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19.  Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the

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Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22.  REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations

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Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.  Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the mortgage note, each holder of the mortgage note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25.  Trustee under Deed of Trust. With respect to each mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the mortgage and applicable law or may be substituted in accordance with the mortgage and applicable law by the related mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid.

26.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27.  Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation

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of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

28.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) Mortgagor’s fraud or intentional misrepresentation; (iii) criminal acts by the Mortgagor or guarantor resulting in the seizure or forfeiture of all or part of the Mortgaged Property; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) Mortgagor’s commission of material physical waste at the Mortgaged Property.

29.  Mortgage Releases. The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage

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Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms, or as otherwise indicated on Annex D-2.

32.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly

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replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt, in any event as set forth on the tables, as applicable, under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on an exhibit to the related Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33.  Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled

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payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the mortgage note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

36.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related mortgage file;

(b) The lessor under such Ground Lease has agreed in a writing included in the related mortgage file (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

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(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f) The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j) Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

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(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.  Servicing. The servicing and collection of each Mortgage Loan complied with all applicable laws and regulations and was in all material respects legal, proper and in accordance with customary commercial mortgage servicing practices.

38.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39.  Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality or single tenant properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan.

40.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject

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of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.  Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions, in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Controlling Owner or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

43.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the

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Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

In the case of each Mortgage Loan set forth on an exhibit to the related Mortgage Loan Purchase Agreement, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on such exhibit (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the Trustee will within 60 days following the Closing Date be a named insured under such policy either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such policy, which the Mortgage Loan Seller or its designee shall provide, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least three years beyond the maturity of the Mortgage Loan (or, in the case of an ARD Loan, the related Anticipated Repayment Date).

44.  Lease Estoppels. With respect to each Mortgage Loan secured by retail, office or industrial properties, the Mortgage Loan Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll (except for tenants for whom the related lease income was excluded from the Mortgage Loan Seller’s underwriting). With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan (or such longer period as the Mortgage Loan Seller may deem reasonable and appropriate based on the Mortgage Loan Seller’s practices in connection with the origination of similar commercial and multifamily loans intended for securitization), and to the Mortgage Loan Seller’s knowledge, based solely on the related estoppel, (x) the related lease is in full force and effect and (y) there exists no material default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

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45.  Appraisal. The mortgage file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48.  Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49.  Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(2) Whole Loan; Ownership of Mortgage Loan	10 South LaSalle Street (Loan No. 2)	105,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $30,000,000 and Note A-2 in the amount of $75,000,000). Wells Fargo is contributing Note A-2 to the WFCM 2016-NXS5 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2016-C32 Trust.
(2) Whole Loan; Ownership of Mortgage Loan	Keurig Greeen Mountain (Loan No. 6)	$77,895,480 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $50,000,000 and Note A-2 in the amount of $27,895,480). Wells Fargo is contributing Note A-2 to the WFCM 2016-NXS5 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2015-NXS4 Trust.
(8) Permitted Liens, Title Insurance	Chicago Industrial Portfolio II (Loan No. 3)	With respect to the Walgreens at the 1601 North Main Street Mortgaged Property, having an allocated loan amount of $3,761,785, the single tenant has a right of first refusal (ROFR) to purchase its respective properties if bona fide offer is received as to related property only that the related borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof. With respect to the Strikeforce Bowling at the 2001 Parkes Drive Mortgaged Property, having an allocated loan amount of $1,464,766, the single tenant has a purchase option exercisable until September 30, 2017 to purchase such property for $2,200,000 (equal to the current as-is appraised value)

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Wells Fargo Bank, National Association
with closing to occur within 180 days of the option’s exercise. The purchase option is not extinguished by foreclosure, but the tenant has agreed that if the option is exercised, title shall not transfer until all related mortgage obligations have been satisfied
(8) Permitted Liens, Title Insurance	Walgreens – CVS Portfolio (Loan No. 4)	For each of 12 constituent properties, tenant (CVS as to the CVS - Baton Rouge Mortgaged Property and Walgreens Co. as to the other 11 portfolio properties) has Right of First Refusal (ROFR) to purchase the related Mortgaged Property if bona fide offer received that borrower otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
(8) Permitted Liens, Title Insurance	Keurig Green Mountain (Loan No. 6)	The Mortgaged Property was previously used by Tyco Electronics, now TE Connectivity (NYSE: TEL; S&P “A-/Stable”), which is responsible for certain site remediation activities, including limited groundwater monitoring and placing in situ chemical oxidation injections into monitoring wells. The Phase I environmental site assessment concludes that the Mortgaged Property is deemed to have controlled recognized environmental conditions (CREC), and poses no risks to human health or environmental welfare so long as site conditions do not change and maintenance of sub-slab pressurization system continues.
(8) Permitted Liens, Title Insurance	Preferred Freezer - Westfield, MA (Loan No. 13)	Single tenant (Preferred Freezer Services) has Right of First Offer (ROFO) to purchase the subject property if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO

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Wells Fargo Bank, National Association
does not apply to foreclosure or deed in lieu thereof.
(8) Permitted Liens, Title Insurance	Holiday Inn Express & Suites Allen (Loan No. 36)	Developer has purchase option and right of first refusal (ROFR) to purchase subject property if the use of the property as a hotel changes or the property goes dark for more than 360 days. The purchase price is based on fair market value, as determined by mutual agreement or stipulated appraisal process. The developer’s ROFR is triggered by any sale that intends to change the use of the property such that it is no longer an “approved use” (hotel). The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof. An estoppel from the developer provides that the lender has 60 days to cure an event giving rise to the purchase option, with an automatic extension for a reasonable amount of time so long as lender is diligently pursuing the cure. The events triggering the purchase option (use change or going dark for more than 360 days) would also be events of default under the loan documents.
(8) Permitted Liens, Title Insurance	Self Storage 1 Lincoln Park (Loan No. 41)	Phase I environmental site assessment identified controlled recognized environmental condition (CREC) associated with the property’s prior use as tannery and manufacturing plant. Following issuance of a no further action letter in 2001, the property was redeveloped as its current self-storage use with property use restrictions for commercial/industrial uses only.
(8) Permitted Liens, Title Insurance	El Paso and Yosemite Self Storage (Loan No. 52)	Cell tower tenant (Crown Castle MU, LLC) has right of first refusal (ROFR) to purchase subject property if bona fide offer is received from an entity that either (i) owns and operates towers and other facilities for

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Wells Fargo Bank, National Association
wireless telecommunications or (ii) is in the business of acquiring leased fee interests in cell tower-improved properties, and said entity desires to acquire an interest in all or a portion of the leased premises. The loan documents require lender consent to a transfer of all or part of the Mortgaged Property.
(15) Actions Concerning Mortgage Loan	10 South LaSalle Street (Loan No. 2)	The loan guarantor (Jeffrey Feil) is named as defendant in a lawsuit initiated by various family members/shareholders alleging mismanagement of certain family businesses and trusts and seeking dissolution and liquidation of the related business assets. Mr. Feil assumed control of the businesses following the death of his parents. Specifically, the plaintiffs’ claims include that Mr. Feil, using his voting control, engaged in a scheme to restrict cash distributions and coerce the family members to sell their interests in the family businesses to Mr. Feil on below-market terms. Additional claims include Mr. Feil’s misappropriation of insurance proceeds following Hurricane Katrina. Certain information concerning the related proceedings is under seal because of existing confidentiality agreements. We cannot assure you that such litigation will not be adversely adjudicated, or that there will not be any material adverse effects on Mr. Feil’s business or on the operation of the Mortgaged Property as a result. Mr. Feil’s stated net worth/ liquidity as of December 31, 2014 was approximately $140.9 million/ $13.7 million. The loan documents include requirements for hard/ springing cash management (with triggers for any event of default and less than 7.5% debt yield) and minimum guarantor net worth/liquidity requirements of $100 million/ $10

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Wells Fargo Bank, National Association
million, among other things.
(15) Actions Concerning Mortgage Loan	Keurig Green Mountain (Loan No. 6)	The sponsor of the loan is Cole Office & Industrial REIT, Inc. A sponsor affiliate, American Realty Capital Properties Inc. (“ARCP”, and currently renamed as VEREIT Inc.) reported an accounting error in its first quarter 2014 financial results that it said was intentionally concealed in the second quarter’s results. The report has led to criminal and civil investigations and the resignations of at least five executives. Also, there are related class actions, derivative actions, and individual actions under the federal securities laws and state common and corporate laws in both federal and state courts in New York and Maryland. A new chief executive officer of ARCP has been appointed. Since a merger in 2014 of various Cole entities (including the sponsor) with ARCP, all Cole non-traded REITs have operated separately from ARCP, maintaining separate audits, procedures and reporting functions. The sponsor’s operating partnership entity, Cole Corporate Income Operating Partnership II, LP, is carve-out guarantor for the mortgage loan. As of March 31, 2015, the guarantor had a stated net worth in excess of $226 million.
(18) Insurance	10 South LaSalle Street (Loan No. 2)	Insurance Deductible. Loan documents permit a liability insurance deductible of up to $100,000.
(18) Insurance	Walgreens – CVS Portfolio (Loan No. 4)	Borrower’s obligation to provide required insurance (including property, rent loss, terrorism and liability coverage) is suspended if tenant (Walgreen Co. or CVS) elects to provide third party insurance or self-insure in accordance with its lease. The terms of the underlying leases vary with respect to net worth and credit rating conditions to

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Wells Fargo Bank, National Association
the tenant’s right to self-insure, but the loan documents condition the suspension of the borrower’s obligation to provide required insurance to, among other things, the tenant’s maintaining a net worth of at least $250 million and its credit rating is no less than S&P “BBB-”. If tenant elects to provide third party insurance in accordance with its lease (which does not expressly require rent loss or, except for the CVS - Baton Rouge Mortgaged Property, terrorism insurance), the borrower’s obligation to provide rent loss or terrorism insurance would be suspended, but the lease has no rent abatement or termination remedies for any reason during the loan term. Further, if the related lease is in full force effect and there is no lease or loan default, the provisions of the lease shall control disbursement of any casualty proceeds. Each of the Walgreens tenants (the single tenant at 11 of the Mortgaged Properties) is currently providing third party insurance that complies with loan document requirements. The CVS tenant (the single tenant at one Mortgaged Property) has provided notice of its self-insurance election.
(18) Insurance	Keurig Green Mountain (Loan No. 6)	The loan documents require that insurance providers have a A.M. Best’s rating of “A-:VIII”, S&P “A-“ or equivalent rating by another rating agency. In-place insurance is provided by carriers having not less than an A.M. Best’s rating of “A:XIV” or, if rated by S&P, S&P “A”.
(18) Insurance	Preferred Freezer - Westfield, MA (Loan No. 13)	(i) Property Insurance Deductible. The loan documents permit a property insurance deductible of up to $100,000. The in-place coverage provides for a $25,000 deductible. (ii) Lender Control of Casualty Proceeds. The loan documents provide that the lender controls

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Wells Fargo Bank, National Association
disbursement of available casualty proceeds of $1,000,000 or more (the “restoration threshold”). While the original principal balance of the loan is $21,000,000 (and the restoration threshold would be less than 5% of such amount at origination), the scheduled balance at maturity is $19,328,273 (and the restoration threshold would be approximately 5.2% of such amount).
(18) Insurance	Wright Line HQ (Loan No. 30)	Borrower’s obligation to provide required insurance (including rent loss and terrorism coverage) is suspended if tenant (Eaton Corporation) elects to provide third party insurance in accordance with its lease. The insurance-related provisions of the lease: (i) do not require rent loss or terrorism coverage, (ii) permit deductibles up to $250,000, (iii) permit the tenant to control use of casualty proceeds for restoration following casualty so long as the tenant is not in default, and (iv) require rent to be paid without abatement during the process of restoration. In-place coverage includes rent loss and terrorism insurance, and provides for a $5,000 deductible.
(18) Insurance	Hy-Vee Milan (Loan No. 31)	Hy-Vee Milan (310931428)($7,600,000): Borrower’s obligation to provide required insurance (including property, rent loss, terrorism and liability coverage) is suspended if tenant (Hy-Vee, Inc.) elects to provide third party insurance or self-insure in accordance with its lease. Tenant is permitted to self-insure if, among other things, it maintains a net worth of at least $100 million. If Hy-Vee elects to provide third party insurance in accordance with its lease, the borrower’s obligation to provide rent loss or terrorism insurance is suspended, but the

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Wells Fargo Bank, National Association
lease has no rent abatement remedies for any reason during the loan term. At the time of loan origination, Hy-Vee had not elected to self-insure.
(26) Local Law Compliance	Walgreens – CVS Portfolio (Loan No. 4)	Various properties have material legal non-conforming improvements where the applicable zoning ordinance provisions do not permit full rebuild under all circumstances, and law and ordinance insurance is not required to be maintained in the event the tenant is elects to self-insure as permitted by its lease (and the borrower’s obligations to provide required insurance are suspended in accordance with the loan documents): (i) for the Walgreens - Mechanicsville Mortgaged Property, current setbacks (approximately 70 feet and 101 feet along adjacent roadways) exceed the 10 foot maximum; and (ii) for the Walgreens - West Hartford Mortgaged Property, existing height exceeds current height limits (36.3 feet existing v. 25 feet permitted), and existing setbacks are less than current setback requirements (48.7 feet existing v. 50 feet required). Each of the affected Walgreens tenants is currently providing third party insurance which includes law and ordinance insurance.
(31) Acts of Terrorism Exclusion	10 South LaSalle Street (Loan No. 2)	Loan documents provide that if TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property and rent loss coverage (excluding terrorism coverage) required by the loan documents.
(31) Acts of Terrorism Exclusion	Walgreens – CVS Portfolio (Loan No. 4)	Borrower’s obligation to provide required insurance (including property, rent loss, terrorism and liability coverage) is suspended if tenant (Walgreen Co. or CVS) elects

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Wells Fargo Bank, National Association
to provide third party insurance or self-insure in accordance with its lease. The terms of the underlying leases vary with respect to net worth and credit rating conditions to the tenant’s right to self-insure, but the loan documents condition the suspension of the borrower’s obligation to provide required insurance to, among other things, the tenant’s maintaining a net worth of at least $250 million and its credit rating is no less than S&P “BBB-”. If tenant elects to provide third party insurance in accordance with its lease (which does not expressly require rent loss or, except for the CVS - Baton Rouge Mortgaged Property, terrorism insurance), the borrower’s obligation to provide rent loss or terrorism insurance would be suspended, but the lease has no rent abatement or termination remedies for any reason during the loan term. Further, if the related lease is in full force effect and there is no lease or loan default, the provisions of the lease shall control disbursement of any casualty proceeds. Each of the Walgreens tenants (the single tenant at 11 of the Mortgaged Properties) is currently providing third party insurance that complies with loan document requirements. The CVS tenant (the single tenant at one Mortgaged Property) has provided notice of its self-insurance election.
(31) Acts of Terrorism Exclusion	Torrance Crossroads (Loan No. 5)	Loan documents provide that if TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property and rent loss coverage (excluding terrorism coverage) required by the loan documents.

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Wells Fargo Bank, National Association
(31) Acts of Terrorism Exclusion	Keurig Green Mountain (Loan No. 6)	If TRIPRA or a successor statute is not in effect, borrower shall not be required to spend on terrorism insurance more than 2 times the cost of the property and rent loss coverage (excluding terrorism coverage) required by the loan documents.
(31) Acts of Terrorism Exclusion	Wright Line HQ (Loan No. 30)	Borrower’s obligation to provide required insurance (including rent loss and terrorism coverage) is suspended if tenant (Eaton Corporation) elects to provide third party insurance in accordance with its lease. If Eaton Corporation elects to provide third party insurance in accordance with its lease, the borrower’s obligation to provide rent loss or terrorism insurance is suspended, but the lease has no rent abatement remedies for any reason during the loan term.
(31) Acts of Terrorism Exclusion	Hy-Vee Milan (Loan No. 31)	Borrower’s obligation to provide required insurance (including property, rent loss, terrorism and liability coverage) is suspended if tenant (Hy-Vee, Inc.) elects to provide third party insurance or self-insure in accordance with its lease. Tenant is permitted to self-insure if, among other things, it maintains a net worth of at least $100 million. If Hy-Vee elects to provide third party insurance in accordance with its lease, the borrower’s obligation to provide rent loss or terrorism insurance is suspended, but the lease has no rent abatement remedies for any reason during the loan term. At the time of loan origination, Hy-Vee had not elected to self-insure.
(33) Single-Purpose Entity	Keurig Green Mountain (Loan No. 6)	Senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $50,000,000 and Note A-2 in the amount of $27,895,480). Wells Fargo is contributing Note A-2 to the

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Wells Fargo Bank, National Association
WFCM 2016-NXS5 Trust. Borrower is an SPE with two independent directors, but a non-consolidation opinion was not required.
(33) Single-Purpose Entity	Hampton Inn & Suites Salinas (Loan No. 27)	Borrower is a recycled SPE, and owned an undeveloped parcel adjacent to the Mortgaged Property at the time of the latter’s development. A Phase I environmental site assessment including the prior owned property was obtained at the time of the construction loan, and no recognized environmental conditions were identified. The loan documents provide for personal liability to the borrower and guarantors for losses related to the prior owned property.
(36) Ground Leases	Walgreens – CVS Portfolio (Loan No. 4)	With respect to the Walgreens - Glen Burnie Mortgaged Property (having an allocated loan amount of $2,587,465), the borrower has a sub-leasehold estate as to the entirety of the related Mortgaged Property. The latest expiration of the sub-leasehold with extensions is September 29, 2079 (the loan matures February 11, 2026). Variations: The prime ground lease does not contain customary CMBS-type lender-protective provisions, and the prime ground lessor was unwilling to provide anything more than a minimal estoppel. Consequently, beyond obtaining consent to the lender’s encumbering the sub-leasehold and the duration of the leasehold term, exceptions exist to all other elements contained in subparagraphs (A)-(L). The loan documents provide for personal liability to the borrower and guarantor if the borrower’s sub-leasehold interest is terminated in an amount equal to (i) if the outstanding debt is greater than 150% of the allocated loan amount of the related property (the Ground Lease Recourse Amount), an amount

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Wells Fargo Bank, National Association
equal to the Ground Lease Recourse Amount, or (ii) if the outstanding debt is equal or less than the Ground Lease Recourse Amount, an amount equal to the outstanding debt.
(42) Organization of Mortgagor	The Tower (Loan No. 26)	Affiliates of sponsor (Joseph Morrier) filed for Chapter 11 bankruptcy in January 2012 in connection with losses hops ranch operations and maturing bank debt. The bankruptcy was dismissed in October 2012 following sale of certain ownership interests and other related inventory and assets.
(43) Environmental Conditions	Chicago Industrial Portfolio II (Loan No. 3)	The Phase I environmental site assessments obtained at loan origination identified (a) a recognized environmental condition at the 3883 Butterfield Road Mortgaged Property (having an allocated loan amount of $13,665,598) related to the existence of one 20,000 gallon underground storage tank. The tank is in compliance with the applicable environmental regulations, no leaks have been reported and the Phase I recommended no further action with respect to same. In addition, the Phase I site assessment identified a controlled recognized environmental conditions at two of the 23 constituent properties, as follows: (i) at the 1501-1525 North Main Street Mortgaged Party (having an allocated loan amount of $885,517), a controlled recognized environmental condition was identified involving a 2005 dry cleaning solvent release from an on-site dry cleaning operation, and a no further action letter was issued by the Illinois Environmental Protection Agency (IEPA) in 2007 upon implementation of engineering controls to maintain the floor slab and institutional controls preventing groundwater wells from being

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Wells Fargo Bank, National Association
installed on the property; and (ii) at the 619-631 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,158,496), a controlled recognized environmental condition was identified as a result of the abandonment in place of a 2000-gallon used oil underground storage tank, and the IEPA permitted the UST to remain in place and approved site-specific remediation objectives in November 1993, issuing a no further action letter in 1994. Further, the Phase I environmental site assessments identified potentially sensitive prior site activities (but no recognized environmental conditions) at five of the 23 constituent properties: (i) at each of the 601-617 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,111,890), at the 619-631 South Vermont Street Mortgaged Property (having an allocated loan amount of $1,158,496), at the 641-655 South Vermont Street Mortgaged Property(having an allocated loan amount of $1,424,818), and at the 707-717 South Vermont Street Mortgaged Property, storage of chemical or petroleum products and usages, (ii) at the 2101-2111 West 21st Avenue (having an allocated loan amount of $3,046,047), ignitable hazardous wastes and hazardous halogen solvent material, and (iii) at the 900-926 South Westwood Avenue Mortgaged Property, a triple trap oil/water separator. Although Phase II environmental site assessments were not recommended, the lender obtained a $8 million lender environmental collateral protection and liability-type environmental insurance policy with $2 million sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America

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Wells Fargo Bank, National Association
with a 10 year term (equal to the loan term) and a 3 year policy tail and having a $100,000 deductible. The policy premium was pre-paid at closing, and the loan documents required an up-front $100,000 reserve for the environmental policy deductible. Zurich North America has an S&P rating of “AA-”.
(43) Environmental Conditions	Walgreens – CVS Portfolio (Loan No. 4)	The Phase I environmental site assessments obtained at loan origination identified recognized environmental conditions at four of the 12 constituent properties, as follows: (i) at the CVS - Baton Rouge – Mortgaged Property, a Phase II ESA was recommended due to prior on-site gas station uses; (ii) at the Walgreens - Elk City Mortgaged Property, a Phase II ESA was recommended due to prior on-site gas station and auto repair uses; (iii) at the Walgreens – Mechanicsville Mortgaged Property, continued investigation and remediation was recommended for closure related to prior removal of an underground storage tank; and (iv) at the Walgreens - West Hartford Mortgaged Property, review of closure documentation was recommended for a heating oil UST, or, if not obtained, a Phase II ESA. In lieu of a Phase II ESA, , the lender obtained a $4 million lender environmental collateral protection and liability-type environmental insurance policy with $2 million sublimit per claim from Great American Insurance Co. with a 10 year term (equal to the loan term) and a 3 year policy tail and having a $25,000 deductible. The policy premium was pre-paid at closing. Great American has an S&P rating of “A+”.
(43) Environmental Conditions	Security Public Storage - Sacramento I (Loan No. 54); Security Public Storage -	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $6,829,642 group

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Wells Fargo Bank, National Association
Moreno Valley (Loan No. 58); Security Public Storage – Shaw (Loan No. 59); Security Public Storage – Blackstone (Loan No. 61)	lender environmental collateral protection and liability-type environmental insurance policy with $4,350,000 sublimit per claim from Zurich American Insurance Company of Illinois, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having a $0 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

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Natixis Real Estate Capital LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(2) Whole Loan; Ownership of Mortgage Loan	One Court Square (Loan No. 1)

The Mortgage Loan is evidenced by a $75,000,000 A-2 Note. The Mortgaged Property is also security for the pari passu A-1, A-3, A-4 and A-5 Notes, which have an aggregate original principal balance of $240,000,000.

(5) Hospitality Provisions	Best Western – Winston Salem (Loan No. 47)

The comfort letter provided at origination of the Mortgage Loan (1) is only signed by the franchisor, (2) is expressly not intended to be a legally binding commitment by Best Western International, Inc., and (3) may be terminated by Best Western, Inc. at any time with no liability to any other party.

(8) Permitted Liens; Title Insurance	One Court Square (Loan No. 1)

The sole tenant at the Mortgaged Property, Citibank, N.A., has a right of first offer to purchase the Mortgaged Property, if during the initial term of the lease, the borrower desires to sell all or any portion of the Mortgaged Property, provided that certain conditions under the lease are satisfied. Citibank, N.A. may accept (or refuse) such right of first offer within 30 days of receipt of a formal offer notice from the borrower and if Citibank, N.A. accepts such offer, it must provide the borrower a written notice of acceptance and 5% soft deposit.

(8) Permitted Liens; Title Insurance	Lightstone Retail Portfolio II (Loan No. 14)	Two of the tenants at the Mortgaged Properties, McDonald’s and Lafayette Bank, have rights of first refusal with respect to an offer of sale of its premises only provided that certain conditions are satisfied. Pursuant to a subordination, non-disturbance and attornment agreement, both of these tenants have agreed that the rights of first refusal will not apply to

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Natixis Real Estate Capital LLC
the lender in the event of a foreclosure, deed in lieu of foreclosure or any other enforcement action by the lender or its designee; however, such rights of first refusal will apply to subsequent purchasers of the Mortgaged Property.

(8) Permitted Liens; Title Insurance	West Carmel Shoppes & Kokomo Town Center Outlots (Loan No. 33)

The largest tenant at the Mortgaged Property known as Kokomo Town Center Outlots, Chuck E. Cheese, which occupies approximately 18.1% of the net rentable area of the portfolio, has a right of first refusal related to the sale of its premises provided that certain conditions are satisfied; however, such right of first refusal does not apply in the event that the borrower intends to sell the entire Kokomo Town Center Outlots. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first refusal has been subordinated to the remedies of the lender.

(18) Insurance	One Court Square (Loan No. 1); 1006 Madison Avenue (Loan No. 16)

The Mortgage Loan documents require business interruption insurance that covers the period of restoration and an extended period that covers continued loss of income until the earlier of (a) the income returns to the same level as prior to the loss or (b) the expiration of 24 months from the date the Mortgaged Property was damaged.

(18) Insurance	Comfort Inn York (Loan No. 42); Chapel Hill (Loan No. 62)

The Mortgage Loan documents require business interruption insurance that covers the period of restoration and an extended period that covers continued loss of income until the earlier of (a) the income returns to the same level as prior to the loss or (b) the expiration of 18 months from the date the Mortgaged Property was damaged.

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Natixis Real Estate Capital LLC
(18) Insurance	Sleep Inn Hickory (Loan No. 56)	The Mortgage Loan documents require business interruption insurance in an amount equal to 100% of the projected rents from the Mortgaged Property during the period of restoration.
(18) Insurance	Comfort Inn York (Loan No. 42)

The company that issued the policies of insurance, Brethern Mutual Insurance Company (the “Existing Insurer”) failed to satisfy the requirements of financial strength and claims paying ability required in accordance with the Mortgage Loan documents; however, the lender has agreed to permit the policies to be issued by the Existing Insurer notwithstanding the requirements of the related loan agreement so long as (i) during such time that the policies are in place with the Existing Insurer, the rating of the Existing Insurer does not fall below A.M. Best ratings of “A- :VIII”, and if any such rating decline occurs, the borrower is required to, within 30 days of knowledge of any such rating decline, cause the Mortgaged Property to be insured pursuant to policies that fully satisfy all requirements set forth in the related loan agreement (including the rating of the insurance provider), and (ii) in connection with any annual renewal of the policies, if the lender provides a written request to the borrower at least 60 days prior to the renewal date requesting the borrower to obtain new policies that fully satisfy all requirements of the loan agreement, including the rating of the insurance provider, the borrower will be required to proceed to obtain such new policies in accordance with the lender’s request. Unless otherwise approved in advance of placement, all policies are required to have a rating of A:X or better in the current Best’s Insurance Reports.

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Natixis Real Estate Capital LLC

(18) Insurance	Sleep Inn Hickory (Loan No. 56)

The company that issued the policies of insurance, Ultica National Insurance Group (the “Existing Insurer”) failed to satisfy the requirements of financial strength and claims paying ability required in accordance with the Mortgage Loan documents; however, the lender has agreed to permit the policies to be issued by the Existing Insurer notwithstanding the requirements of the related loan agreement so long as (i) during such time that the policies are in place with the Existing Insurer, the rating of the Existing Insurer does not fall below A.M. Best ratings of “A- :XI”, and if any such rating decline occurs, the borrower will be required to, within 30 days of knowledge of any such rating decline, cause the Mortgaged Property to be insured pursuant to policies that fully satisfy all requirements set forth in the related loan agreement (including the rating of the insurance provider), and (ii) in connection with any annual renewal of the policies, if the lender provides a written request to the borrower at least 60 days prior to the renewal date requesting the borrower to obtain new policies that fully satisfy all requirements of the loan agreement, including the rating of the insurance provider, the borrower will be required to proceed to obtain such new policies in accordance with lender’s request. Unless otherwise approved in advance of placement, all policies are required to have a rating of A:X or better in the current Best’s Insurance Reports.

(18) Insurance	Chapel Hill (Loan No. 62)	The companies that issued the policies of insurance, doing business as United Specialty Insurance Company (“United”), American Empire Insurance Company

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Natixis Real Estate Capital LLC
(“American”), and Commerce Insurance Company (“Commerce”; Commerce, United, and American are individually and collectively the “Existing Insurer”) failed to satisfy the requirements of financial strength and claims paying ability required in accordance with the Mortgage Loan documents; however, the lender has agreed to permit the policies to be issued by the Existing Insurer notwithstanding the requirements of the related loan agreement so long as (i) during such time that the policies are in place with the Existing Insurer, the rating of United does not fall below A.M. Best ratings of “A:VIII”, the rating of American does not fall below S&P ratings of A+ and A.M. Best ratings of “A+:VIII”, the rating of Commerce does not fall below A.M. Best ratings of “A:XI”, and if any such rating decline occurs, the borrower is required to, within 30 days of knowledge of any such rating decline, cause the Mortgaged Property to be insured pursuant to policies that fully satisfy all requirements set forth in the related loan agreement (including the rating of the insurance provider), and (ii) in connection with any annual renewal of the policies, if the lender provides a written request to the borrower at least 60 days prior to the renewal date requesting the borrower to obtain new policies that fully satisfy all requirements of the loan agreement, including the rating of the insurance provider, the borrower will be required to proceed to obtain such new policies in accordance with the lender’s request. Unless otherwise approved in advance of placement, all policies are required to have a rating of A:X or better in the current Best’s Insurance Reports.

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Natixis Real Estate Capital LLC
(26) Local Law Compliance	Value Self Storage (Loan No. 64)

The Mortgaged Property is legal nonconforming as to use because the current use is not permitted within the mixed use zoning district. If the nonconforming use ceases for a period to exceed 1 year for any reason except when governmental action impedes use, any subsequent use is required to conform to the applicable district regulations.

(28) Recourse Obligations	All Natixis Loans

The Mortgage Loan documents do not include clause (b)(iii) of this representation (“criminal acts by the Mortgagor or guarantor resulting in the seizure or forfeiture of all or part of the Mortgaged Property”).

(33) Single-Purpose Entity	West Carmel Shoppes & Kokomo Town Center Outlots (Loan No. 33)

The Mortgagor previously owned another property prior to owning the Mortgaged Property. The prior owned property has been transferred to another entity and the Mortgagor has no direct or indirect ownership interest in the prior owned property and the Mortgagor has no ongoing obligations or liabilities related to the prior owned property. Any violation of a covenant regarding the prior owned property is full recourse to the Mortgagor pursuant to the related loan documents.

(36) Ground Leases	Lightstone Retail Portfolio II (Loan No. 14)

With respect to (C), the term of the ground lease expires on November 30, 2045, whereas the maturity date of the Mortgage Loan is January 5, 2026. The mortgage also encumbers the ground lessor’s fee interest in the Mortgaged Property.

(43) Environmental Conditions	West Carmel Shoppes & Kokomo Town Center Outlots - Kokomo Town Center Outlots (Loan No. 33.02)	With respect to (A), the Phase I environmental site assessment (“ESA”) for that portion of the Mortgaged Property known as Kokomo Town Center Outlots reported that there is a potential

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that contamination migrating from an adjacent third-party leaking underground storage tank facility might require remediation at the Mortgaged Property. The owner of the third-party property has been identified as the responsible party for any required remediation. However, in the event that the responsible party is unable to fund the required remediation, the ESA prepared a worst case cost estimate of $85,000. Therefore, $127,500 (150% of the estimate) was reserved at origination of the Mortgage Loan for this matter.

(44) Lease Estoppels	West Carmel Shoppes & Kokomo Town Center Outlots (Loan No. 33)

Two tenants at the Mortgaged Property indicated that CAM reconciliation has not occurred for the years 2009-2014. Pursuant to the related loan agreement, the related lender has recourse against the borrower for any losses suffered as a result of CAM reconciliation.

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Silverpeak Real Estate Finance LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(21) No Contingent Interest or Equity Participation	Triple Net Acquisitions Portfolio – Pool 2 (Loan No. 23)	A preferred equity interest has been issued in an upper-tier owner of the Borrower in the amount of $7,760,000. An additional advance of $2,700,000 is permitted if certain conditions are met. The Mortgage Loan documents prohibit any change of control of the Borrower; however, the holder of such preferred equity interest has the right, following an event of default under the preferred equity agreement, to force the sale of the related Mortgaged Property, subject to the terms of the related Mortgage Loan documents regarding property releases and prepayments. The preferred equity interest is cross-defaulted with the related mezzanine loan, such that an event of default under the mezzanine loan is an event of default under the preferred equity agreement. The preferred equity interest will be payable only out of excess cash flow. In addition, the holder of the preferred equity interest has consent rights over certain decisions including any sale (other than in connection with a foreclosure) or refinancing of the Mortgaged Property, the adoption of an annual budget and prepayment of the Mortgage Loan.

(28) Recourse Obligations	Boise Hotel Portfolio (Loan No. 7) Hampton Inn & Suites – West Bend (Loan No. 35) Staybridge Suites – Columbus (Loan No. 45)	Liability for losses and damages related to physical waste is limited such that there will not be any liability to the extent the physical waste results solely from the failure of the Mortgaged Property to generate sufficient cash flow to prevent such physical waste.

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Annex E

Class A-SB Planned Principal Balance Schedule

Distribution Date	Class A-SB Planned Principal Balance ($)
March 2016	$57,007,000.00
April 2016	$57,007,000.00
May 2016	$57,007,000.00
June 2016	$57,007,000.00
July 2016	$57,007,000.00
August 2016	$57,007,000.00
September 2016	$57,007,000.00
October 2016	$57,007,000.00
November 2016	$57,007,000.00
December 2016	$57,007,000.00
January 2017	$57,007,000.00
February 2017	$57,007,000.00
March 2017	$57,007,000.00
April 2017	$57,007,000.00
May 2017	$57,007,000.00
June 2017	$57,007,000.00
July 2017	$57,007,000.00
August 2017	$57,007,000.00
September 2017	$57,007,000.00
October 2017	$57,007,000.00
November 2017	$57,007,000.00
December 2017	$57,007,000.00
January 2018	$57,007,000.00
February 2018	$57,007,000.00
March 2018	$57,007,000.00
April 2018	$57,007,000.00
May 2018	$57,007,000.00
June 2018	$57,007,000.00
July 2018	$57,007,000.00
August 2018	$57,007,000.00
September 2018	$57,007,000.00
October 2018	$57,007,000.00
November 2018	$57,007,000.00
December 2018	$57,007,000.00
January 2019	$57,007,000.00
February 2019	$57,007,000.00
March 2019	$57,007,000.00
April 2019	$57,007,000.00
May 2019	$57,007,000.00
June 2019	$57,007,000.00
July 2019	$57,007,000.00
August 2019	$57,007,000.00
September 2019	$57,007,000.00
October 2019	$57,007,000.00

Distribution Date	Class A-SB Planned Principal Balance ($)
November 2019	$57,007,000.00
December 2019	$57,007,000.00
January 2020	$57,007,000.00
February 2020	$57,007,000.00
March 2020	$57,007,000.00
April 2020	$57,007,000.00
May 2020	$57,007,000.00
June 2020	$57,007,000.00
July 2020	$57,007,000.00
August 2020	$57,007,000.00
September 2020	$57,007,000.00
October 2020	$57,007,000.00
November 2020	$57,007,000.00
December 2020	$57,007,000.00
January 2021	$57,006,291.94
February 2021	$56,207,597.94
March 2021	$55,115,571.77
April 2021	$54,254,986.28
May 2021	$53,312,142.09
June 2021	$52,443,619.93
July 2021	$51,493,061.17
August 2021	$50,600,413.82
September 2021	$49,703,835.47
October 2021	$48,723,136.13
November 2021	$47,818,291.34
December 2021	$46,829,556.88
January 2022	$45,916,373.64
February 2022	$44,999,168.65
March 2022	$43,839,411.26
April 2022	$42,913,061.57
May 2022	$41,903,423.96
June 2022	$40,968,548.45
July 2022	$39,950,623.59
August 2022	$39,007,147.97
September 2022	$38,059,516.78
October 2022	$37,029,193.17
November 2022	$36,072,850.71
December 2022	$35,034,059.59
January 2023	$34,068,929.97
February 2023	$33,099,392.44
March 2023	$31,957,880.18
April 2023	$31,029,739.70
May 2023	$30,025,001.08
June 2023	$29,088,340.01

E-1

Distribution Date	Class A-SB Planned Principal Balance ($)
July 2023	$28,075,319.19
August 2023	$27,130,063.21
September 2023	$26,180,639.66
October 2023	$25,155,213.39
November 2023	$24,197,083.58
December 2023	$23,163,194.63
January 2024	$22,196,282.60
February 2024	$21,225,107.19
March 2024	$20,107,425.68
April 2024	$19,127,041.64
May 2024	$18,071,521.05
June 2024	$17,082,160.63
July 2024	$16,017,914.79
August 2024	$15,019,499.67
September 2024	$14,016,681.78
October 2024	$12,939,354.96
November 2024	$11,927,364.95
December 2024	$10,841,122.60
January 2025	$9,819,880.42
February 2025	$8,794,134.46
March 2025	$7,555,833.41
April 2025	$6,520,105.70
May 2025	$5,410,789.75
June 2025	$4,365,602.74
July 2025	$3,247,092.12
August 2025	$2,192,363.26
September 2025	$1,132,982.44
October 2025	$675.08
November 2025 and thereafter	$0.00

E-2

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$731,053,000
(Approximate)

Wells Fargo
Commercial Mortgage
Securities, Inc.
Depositor

WELLS FARGO
COMMERCIAL
MORTGAGE
TRUST 2016-NXS5
Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2016-NXS5

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED
CERTIFICATES	15
IMPORTANT NOTICE ABOUT INFORMATION
PRESENTED IN THIS PROSPECTUS	15
SUMMARY OF TERMS	23
RISK FACTORS	55
DESCRIPTION OF THE MORTGAGE POOL	135
TRANSACTION PARTIES	214
DESCRIPTION OF THE CERTIFICATES	257
DESCRIPTION OF THE MORTGAGE LOAN
PURCHASE AGREEMENTS	298
POOLING AND SERVICING AGREEMENT	308
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	415	Class A-1	$33,080,000
CERTAIN AFFILIATIONS, RELATIONSHIPS AND		Class A-2	$121,907,000
RELATED TRANSACTIONS INVOLVING		Class A-3	$35,827,000
TRANSACTION PARTIES	435	Class A-4	$65,000,000
PENDING LEGAL PROCEEDINGS INVOLVING		Class A-5	$85,000,000
TRANSACTION PARTIES	437	Class A-6	$164,769,000
USE OF PROCEEDS	437	Class A-SB	$57,007,000
YIELD AND MATURITY CONSIDERATIONS	437	Class A-S	$50,320,000
MATERIAL FEDERAL INCOME TAX		Class X-A	$662,910,000
CONSIDERATIONS	451	Class X-B	$52,508,000
CERTAIN STATE AND LOCAL TAX		Class B	$52,508,000
CONSIDERATIONS	466	Class C	$39,381,000
METHOD OF DISTRIBUTION (UNDERWRITER)	466	Class D	$26,254,000
INCORPORATION OF CERTAIN INFORMATION BY
REFERENCE	469	PROSPECTUS Wells Fargo Securities Lead Manager and Sole Bookrunner Citigroup Co-Manager Natixis Securities Americas LLC Co-Manager February 19, 2016
WHERE YOU CAN FIND MORE INFORMATION	469
FINANCIAL INFORMATION	470
CERTAIN ERISA CONSIDERATIONS	470
LEGAL INVESTMENT	474
LEGAL MATTERS	475
RATINGS	475
INDEX OF DEFINED TERMS	478

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.